FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-207132-11

PROSPECTUS

$866,134,000 (Approximate)

CITIGROUP COMMERCIAL MORTGAGE TRUST 2017-P7
(Central Index Key number 0001700668)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)

Depositor

Citigroup Global Markets Realty Corp.

(Central Index Key number 0001541001)

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

Natixis Real Estate Capital LLC

(Central Index Key number 0001542256)

Principal Commercial Capital

(Central Index Key number 0001634437)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-P7

The Commercial Mortgage Pass-Through Certificates, Series 2017-P7, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series and the VRR Interest) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will be a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial, multifamily and manufactured housing community properties. The mortgage loans will generally be the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 10th day of each month (or if the 10th is not a business day, the next business day), commencing in May 2017. The rated final distribution date for the certificates is April 2050.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$18,129,000		2.008%	Fixed
Class A-2	$94,881,000		3.212%	Fixed
Class A-3	$250,000,000		3.442%	Fixed
Class A-4	$289,834,000		3.712%	Fixed
Class A-AB	$49,088,000		3.509%	Fixed
Class X-A	$773,379,000	(5)	1.139%	Variable IO(6)
Class X-B	$45,124,000	(5)	0.531%	Variable IO(6)
Class X-C	$47,631,000	(5)	0.326%	Fixed IO(6)
Class A-S	$71,447,000		3.915%	Fixed
Class B	$45,124,000		4.137%	WAC Cap(7)
Class C	$47,631,000		4.342%	WAC - 0.326%(8)

(Footnotes to table begin on page 3)

You should carefully consider the risk factors beginning on page 63 of this prospectus.

Neither the Series 2017-P7 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2017-P7 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Drexel Hamilton, LLC and Natixis Securities Americas LLC, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc.is acting as lead manager and sole bookrunner with respect to 100.0% of each class of offered certificates. Drexel Hamilton, LLC and Natixis Securities Americas LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about April 18, 2017. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately 110.415% of the aggregate principal balance of the offered certificates, plus accrued interest from April 1, 2017, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act“), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

Citigroup

Lead Manager and Sole Bookrunner

Drexel Hamilton	Natixis Securities Americas LLC

Co-Managers

March 31, 2017

CITIGROUP COMMERCIAL MORTGAGE TRUST 2017-P7

Commercial Mortgage Pass-Through Certificates, Series 2017-P7

Alaska
1 property
$15,917,027
1.6% of total
Washington
1 property
$24,000,000
2.3% of total
Oregon
1 property
$50,000,000
4.9% of total
California
8 properties
$211,080,276
20.6% of total
Idaho
1 property
$5,172,655
0.5% of total
Missouri
2 properties
$24,489,000
2.4% of total
Minnesota
1 property
$3,490,000
0.3% of total
Illinois
1 property
$14,850,000
1.4% of total
Indiana
3 properties
$49,317,428
4.8% of total
Michigan
3 properties
$11,336,184
1.1% of total
New York
10 properties
$211,964,189
20.7% of total
Vermont
1 property
$2,638,052
0.3% of total
Ohio
5 properties
$142,110,000
13.9% of total
Massachusetts
1 property
$9,989,348
1.0% of total
Connecticut
1 property
$29,500,000
2.9% of total
New Jersey
4 properties
$89,700,000
8.7% of total
North Carolina
1 property
$6,579,552
0.6% of total
Georgia
4 properties
$55,323,808
5.4% of total
Florida
1 property
$11,970,451
1.2% of total
Colorado
1 property
$2,450,000
0.2% of total
Louisiana
1 property
$3,130,000
0.3% of total
Alabama
3 properties
$16,350,000
1.6% of total
Tennessee
2 properties
$28,710,000
2.8% of total
Kentucky
1 property
$5,250,000
0.5% of total
Mortgaged Properties by Property Type
Self Storage 2.1%
Industrial 3.8%
Manufactured Housing 0.5%
Hospitality 6.5%
Multifamily 6.9%
Mixed Use 7.9%
Office 53.6%
Retail 18.6%
% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.2 – 1.0%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2017-P7 certificates, including the non-offered VRR Interest discussed in footnote (12) below.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$18,129,000		30.000%	2.008%	Fixed	2.65	5/17 - 9/21
Class A-2	$94,881,000		30.000%	3.212%	Fixed	4.67	9/21 - 2/22
Class A-3	$250,000,000		30.000%	3.442%	Fixed	9.57	11/25 - 1/27
Class A-4	$289,834,000		30.000%	3.712%	Fixed	9.82	1/27 - 3/27
Class A-AB	$49,088,000		30.000%	3.509%	Fixed	7.22	2/22 - 9/26
Class X-A	$773,379,000	(5)	N/A	1.139%	Variable IO(6)	N/A	N/A
Class X-B	$45,124,000	(5)	N/A	0.531%	Variable IO(6)	N/A	N/A
Class X-C	$47,631,000	(5)	N/A	0.326%	Fixed IO(6)	N/A	N/A
Class A-S	$71,447,000		22.875%	3.915%	Fixed	9.91	3/27 - 3/27
Class B	$45,124,000		18.375%	4.137%	WAC Cap(7)	9.91	3/27 - 3/27
Class C	$47,631,000		13.625%	4.342%	WAC - 0.326%(8)	9.95	3/27 - 4/27
Non-Offered Certificates
Class X-D	$57,659,000	(5)	N/A	1.418%	Variable IO(6)	N/A	N/A
Class D	$57,659,000		7.875%	3.250%	Fixed	9.99	4/27 - 4/27
Class E(9)	$27,576,000		5.125%	4.668%	WAC(10)	9.99	4/27 - 4/27
Class F(9)	$10,028,000		4.125%	4.668%	WAC(10)	9.99	4/27 - 4/27
Class G(9)	$41,363,974		0.000%	4.668%	WAC(10)	9.99	4/27 - 4/27
Class S(11)	N/A		N/A	N/A	N/A	N/A	N/A
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A

Non-Offered Vertical Risk Retention Interest
VRR Interest(12)	$22,556,995		N/A	4.668%	WAC(13)	9.05	5/17 - 4/27

(1)	Approximate, subject to a variance of plus or minus 5%. The certificate balance of the VRR Interest (as defined in footnote (12) below) is not included in the certificate balance or notional amount of any other class of certificates listed in the table above, and the VRR Interest is not offered hereby.

(2)	The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates are represented in the aggregate. The approximate initial credit support percentages shown in the table above do not take into account the VRR Interest. However, losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates (collectively, the “non-vertically retained principal balance certificates”), on the other hand, pro rata in accordance with their respective outstanding certificate balances. See “Credit Risk Retention” and “Description of the Certificates”. The VRR Interest and the non-vertically retained principal balance certificates are collectively referred to in this prospectus as the “principal balance certificates”.

(3)	Approximate per annum rate as of the closing date.

(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”

(5)	The Class X-A, Class X-B, Class X-C and Class X-D certificates (collectively, the “Class X certificates”) will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on the Class X-A, Class X-B, Class X-C and Class X-D certificates at their respective pass-through rates based upon their respective notional amounts. The notional amount of the Class X-A certificates will be equal to the aggregate of the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates from time to time. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates from time to time. The notional amount of the Class X-C certificates will be equal to the certificate balance of the Class C certificates from time to time. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates from time to time.

(6)	The pass-through rate on the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates, as described in this prospectus. The pass-through rate on the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate of the Class B certificates, as described in this prospectus. The pass-through rate on the Class X-C certificates will be a fixed per annum rate equal to 0.326%. The pass-through rate on the Class X-D certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate of the Class D certificates, as described in this prospectus.

(7)	The pass-through rate on the Class B certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for that class specified in the table above and on the cover page and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

(8)	The pass-through rate on the Class C certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, minus 0.326%, as described in this prospectus.

(9)	In satisfaction of a portion of the retaining sponsor’s risk retention obligations with respect to this transaction, all of the Class E, Class F and Class G certificates (collectively, the “HRR Certificates”), in the aggregate initial certificate balance of approximately $78,967,974, and which will collectively constitute an “eligible horizontal residual interest” (as such term is defined in Regulation RR), are expected to be purchased and retained by RREF III-D AIV RR, LLC (or an affiliate) in accordance with the credit risk retention rules applicable to this securitization transaction. The fair value of the HRR Certificates as of the closing date for this transaction represents in the aggregate approximately 2.88250% of the fair value of all “ABS interests” (as defined in Regulation RR) issued by the issuing entity as of the closing date for this transaction. See “Credit Risk Retention”.

(10)	The pass-through rate on each class of the Class E, Class F and Class G certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

(11)	The Class S certificates and the Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates and the VRR Interest as set forth in “Description of the Certificates—Distributions—Excess Interest”.

(12)	Citigroup Global Markets Realty Corp., as the retaining sponsor, is expected to purchase from the depositor, on the closing date for this transaction, an “eligible vertical interest” (as such term is defined in Regulation RR) in the form of a single vertical security with an aggregate initial certificate balance of approximately $22,556,995 (the “VRR Interest”), which is expected to represent approximately 2.2% of the aggregate initial certificate balance of all of the ABS interests issued by the issuing entity. The VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. See “Credit Risk Retention”. The VRR Interest is a class of certificates.

(13)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date.

The Class X-D, Class D, Class E, Class F, Class G, Class S and Class R certificates and the VRR Interest are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates or concerning the VRR Interest is presented solely to enhance your understanding of the offered certificates.

Table of Contents

Certificate Summary	3
Summary of Terms	17
Risk Factors	63
The Offered Certificates May Not Be a Suitable Investment for You	63
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	63
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	63
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	64
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	64
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the VRR Interest	68
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates	69
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	69
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	69
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A, Class X-B and Class X-C Certificates	70
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	70
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	70
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	71
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	74
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	75
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	76
Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	78
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	78
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	79
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us	79
Historical Information Regarding the Mortgage Loans May Be Limited	80
Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited	80
Static Pool Data Would Not Be Indicative of the Performance of This Pool	80
Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	81
A Tenant Concentration May Result in Increased Losses	81
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	81
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	82
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	82
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	82
Early Lease Termination Options May Reduce Cash Flow	83

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	83
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	83
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	83
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	84
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	85
The Types of Properties That Secure the Mortgage Loans Present Special Risks	91
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	108
Changes in Pool Composition Will Change the Nature of Your Investment	111
Tenancies-in-Common May Hinder Recovery	111
Risks Relating to Enforceability of Cross-Collateralization Arrangements	111
Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates	112
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	112
Risks of Anticipated Repayment Date Loans	112
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	113
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	115
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	116
Appraisals May Not Reflect Current or Future Market Value of Each Property	117
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	117
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	118
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	118
Risks Relating to Tax Credits	119
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	119
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	119
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	120
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	121
Risks Related to Zoning Non-Compliance and Use Restrictions	122
Risks Relating to Inspections of Properties	123
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	123
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	123
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	124
Terrorism Insurance May Not Be Available for All Mortgaged Properties	125
Risks Associated with Blanket Insurance Policies or Self-Insurance	126
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	126
The Borrower’s Form of Entity May Cause Special Risks	127
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	129
Future Funding Obligations Entail Risk	130

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	132
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	132
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	132
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	133
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	134
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	135
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	137
Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	139
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	139
Potential Conflicts of Interest of the Operating Advisor	140
Potential Conflicts of Interest of the Asset Representations Reviewer	140
Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder	141
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	143
Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination	144
Other Potential Conflicts of Interest May Affect Your Investment	144
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	144
The Servicing of Each of the Atlanta and Anchorage Hotel Portfolio Loan Combination, the Urban Union -
Amazon Loan Combination and the Broadway Portfolio Loan Combination Will Shift to Other Servicers	145
Rights of the Directing Holder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment	145
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	146
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	147
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	148
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	148
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	149
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	149
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	149
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	151
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	151
State, Local and Other Tax Considerations	152
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates	153
Description of the Mortgage Pool	154
General	154
Certain Calculations and Definitions	156
Statistical Characteristics of the Mortgage Loans	165
Delinquency Information	177
Environmental Considerations	177
Litigation and Other Legal Considerations	180
Redevelopment, Expansion and Renovation	181
Assessment of Property Value and Condition	183

Default History, Bankruptcy Issues and Other Proceedings	183
Tenant Issues	185
Insurance Considerations	200
Zoning and Use Restrictions	201
Non-Recourse Carveout Limitations	202
Real Estate and Other Tax Considerations	203
Certain Terms of the Mortgage Loans	204
Additional Indebtedness	216
The Loan Combinations	220
Additional Mortgage Loan Information	277
Transaction Parties	278
The Sponsors and the Mortgage Loan Sellers	278
Compensation of the Sponsors	291
The Originators	291
The Depositor	303
The Issuing Entity	304
The Trustee	305
The Certificate Administrator	307
Servicers	309
The Operating Advisor and the Asset Representations Reviewer	320
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	321
Credit Risk Retention	324
General	324
Qualifying CRE Loans; Required Credit Risk Retention Percentage	325
The VRR Interest	325
HRR Certificates	328
Hedging, Transfer and Financing Restrictions	329
Representations and Warranties	329
Description of the Certificates	331
General	331
Distributions	333
Allocation of Yield Maintenance Charges and Prepayment Premiums	344
Assumed Final Distribution Date; Rated Final Distribution Date	346
Prepayment Interest Shortfalls	346
Subordination; Allocation of Realized Losses	347
Reports to Certificateholders; Certain Available Information	349
Voting Rights	358
Delivery, Form, Transfer and Denomination	359
Certificateholder Communication	362
The Mortgage Loan Purchase Agreements	363
Sale of Mortgage Loans; Mortgage File Delivery	363
Representations and Warranties	367
Cures, Repurchases and Substitutions	367
Dispute Resolution Provisions	371
Asset Review Obligations	371
The Pooling and Servicing Agreement	372
General	372
Certain Considerations Regarding the Outside Serviced Loan Combinations	375
Assignment of the Mortgage Loans	376
Servicing of the Mortgage Loans	377
Subservicing	382
Advances	383
Accounts	387
Withdrawals from the Collection Account	389
Application of Loss of Value Payments	390
Servicing and Other Compensation and Payment of Expenses	391
Application of Penalty Charges and Modification Fees	406
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	407
Appraisal Reduction Amounts	408
Inspections	413
Evidence as to Compliance	414
Limitation on Liability; Indemnification	415
Servicer Termination Events	418
Rights Upon Servicer Termination Event	419
Waivers of Servicer Termination Events	421
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	421
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	424
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	425
Amendment	427
Realization Upon Mortgage Loans	428
Directing Holder	435
Operating Advisor	443
Asset Status Reports	449
The Asset Representations Reviewer	451
Limitation on Liability of the Risk Retention Consultation Party	458
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	459
Dispute Resolution Provisions	460
Rating Agency Confirmations	463
Termination; Retirement of Certificates	465
Optional Termination; Optional Mortgage Loan Purchase	465
Servicing of the Outside Serviced Mortgage Loans	466
Use of Proceeds	472
Yield, Prepayment and Maturity Considerations	472
Yield	472
Yield on the Class X-A, Class X-B and Class X-C Certificates	475

Weighted Average Life of the Offered Certificates	475
Price/Yield Tables	479
Material Federal Income Tax Consequences	484
General	484
Qualification as a REMIC	484
Status of Offered Certificates	486
Taxation of the Regular Interests	486
Taxes That May Be Imposed on a REMIC	492
Bipartisan Budget Act of 2015	493
Taxation of Certain Foreign Investors	493
FATCA	494
Backup Withholding	494
Information Reporting	494
3.8% Medicare Tax on “Net Investment Income”	495
Reporting Requirements	495
Tax Return Disclosure and Investor List Requirements	495
Certain State, Local and Other Tax Considerations	496
ERISA Considerations	496
General	496
Plan Asset Regulations	498
Prohibited Transaction Exemptions	499
Underwriter Exemption	499
Exempt Plans	502
Insurance Company General Accounts	502
Ineligible Purchasers	503
Further Warnings	503
Consultation with Counsel	503
Tax Exempt Investors	504
Legal Investment	504
Certain Legal Aspects of the Mortgage Loans	505
General	506
Types of Mortgage Instruments	507
Installment Contracts	507
Leases and Rents	508
Personalty	508
Foreclosure	509
Bankruptcy Issues	514
Environmental Considerations	520
Due-On-Sale and Due-On-Encumbrance Provisions	523
Junior Liens; Rights of Holders of Senior Liens	523
Subordinate Financing	524
Default Interest and Limitations on Prepayments	524
Applicability of Usury Laws	524
Americans with Disabilities Act	525
Servicemembers Civil Relief Act	525
Anti-Money Laundering, Economic Sanctions and Bribery	526
Potential Forfeiture of Assets	526
Ratings	527
Plan of Distribution (Underwriter Conflicts of Interest)	529
Incorporation of Certain Information by Reference	530
Where You Can Find More Information	531
Financial Information	531
Legal Matters	531
Index of Certain Defined Terms	532

ANNEX A – Certain CHARACTERISTICS OF THE MORTGAGE LOANS	A-1
ANNEX B – significant loan summaries	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1 – SPONSOR REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2 – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F – CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE	F-1
ANNEX G – SAP Building mortgage loan amortization schedule	G-1

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■    This prospectus begins with two introductory sections describing the certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary“ commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates; and

●	the “Summary of Terms“ commencing on page 17 of this prospectus, which gives a brief introduction to the key features of the certificates and a description of the underlying mortgage loans.

Additionally, “Risk Factors“ commencing on page 63 of this prospectus describes the material risks that apply to the certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms” commencing on page 532 of this prospectus.

■    In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.

●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE RISK RETENTION CONSULTATION PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

UNITED KINGDOM

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A)  IN THE UNITED KINGDOM, IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (THE “FSMA“)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(B)  IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

NOTICE TO UNITED KINGDOM INVESTORS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME“ AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME“ FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER“), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.“) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE MADE UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS“); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER“), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC. “) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS“ AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS“).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW). THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE“) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF certificates. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE OFFERED CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE ISSUING ENTITY, THE DEPOSITOR OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE ISSUING ENTITY, THE DEPOSITOR OR AN UNDERWRITER TO PUBLISH A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AND AMENDMENTS THERETO, INCLUDING THE 2010 PD AMENDING DIRECTIVE), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE, AND THE EXPRESSION “2010 PD AMENDING DIRECTIVE“ MEANS DIRECTIVE 2010/73/EU.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, with effect from and including the date on which the prospectus directive is implemented in that relevant member state, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A)  TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B)  TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS“ AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C)  IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A), (B) AND (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION “AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY CERTIFICATE THAT IS OFFERED IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM and by any means of SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO decide TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC“) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, OR WILL ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS“ WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT“ AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS“ AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS“ AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS“) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA“). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES

WOULD NOT APPLY. THE PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA (“INSTITUTIONAL INVESTOR“)) UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA (“RELEVANT PERSON“)) PURSUANT TO SECTION 275(2) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; (III) TO ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; OR (IV) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

UNLESS ANY OFFER OF SUCH OFFERED CERTIFICATES WAS PREVIOUSLY MADE IN OR ACCOMPANIED BY A PROSPECTUS AND WHICH ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF A CORPORATION LISTED ON FOR QUOTATION ON A SECURITIES EXCHANGE, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE IN RELIANCE ON AN EXEMPTION UNDER SECTION 274 OF THE SFA OR SECTION 275 OF THE SFA MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 276 OF THE SFA, FOR THE INITIAL SIX MONTH PERIOD AFTER SUCH ACQUISITION, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS OR TO ACCREDITED INVESTORS (AS DEFINED IN SECTION 4A OF THE SFA (“ACCREDITED INVESTOR“)) OR RELEVANT PERSONS OR TO SUCH PERSONS PURSUANT TO AN OFFER REFERRED TO UNDER SECTION 275(1A) OF THE SFA. ANY TRANSFER AFTER SUCH INITIAL SIX MONTH PERIOD IN SINGAPORE SHALL BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 257 OF THE SFA, IN RELIANCE ON ANY APPLICABLE EXEMPTION UNDER SUBDIVISION (4) OF DIVISION 1 OF PART XIII OF THE SFA (OTHER THAN SECTION 280 OF THE SFA).

IN ADDITION TO THE ABOVE, WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS:

(A)	A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR

(B)	A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR,

SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR SIX MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT:

(1)	TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON, OR TO ANY PERSON ARISING FROM AN OFFER REFERRED TO IN SECTION 275(1A) OR SECTION 276(4)(i)(B) OF THE SFA;

(2)	WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; OR

(3)	WHERE THE TRANSFER IS BY OPERATION OF LAW.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL“). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA“), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL“), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,

●	political and/or social conditions, and

●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

 Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Citigroup Commercial Mortgage Trust 2017-P7, Commercial Mortgage Pass-Through Certificates, Series 2017-P7.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 390 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor.”

Issuing	Entity Citigroup Commercial Mortgage Trust 2017-P7, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of April 1, 2017, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:

●	Citigroup Global Markets Realty Corp., a New York corporation (13 mortgage loans representing approximately 28.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date);

●	Citi Real Estate Funding Inc., a New York corporation (10 mortgage loans representing approximately 25.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date);

●	Natixis Real Estate Capital LLC, a Delaware limited liability company (16 mortgage loans representing approximately 24.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date); and

●	Macquarie US Trading LLC d/b/a Principal Commercial Capital, a Delaware limited liability company (7 mortgage loans representing approximately 21.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator(1)	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citigroup Global Markets Realty Corp.(2)(3)	Citigroup Global Markets Realty Corp.	12	$261,814,412	25.5%
Citi Real Estate Funding Inc.(4)(5)	Citi Real Estate Funding Inc.	10	260,624,490	25.4
Natixis Real Estate Capital LLC(6)	Natixis Real Estate Capital LLC	16	253,439,718	24.7
Macquarie US Trading LLC d/b/a Principal Commercial Capital(7)	Macquarie US Trading LLC d/b/a Principal Commercial Capital(7)	7	219,439,348	21.4
Deutsche Bank AG, New York Branch(8)	Citigroup Global Markets Realty Corp.	1	30,000,000	2.9
	Total	46	$1,025,317,969	100.0%

(1)	Citigroup Global Markets Realty Corp., Citi Real Estate Funding Inc., Natixis Real Estate Capital LLC, Macquarie US Trading LLC d/b/a Principal Commercial Capital and Deutsche Bank AG, New York Branch originated 25.5%, 25.4%, 24.7%, 21.4% and 2.9%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date.

(2)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as 111 Livingston Street (which will be sold to the depositor by Citigroup Global Markets Realty Corp.), representing approximately 2.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citigroup Global Markets Realty Corp. and Deutsche Bank AG, New York Branch.

(3)	The mortgage loan secured by the portfolio of mortgaged properties identified on Annex A to this prospectus as Atlanta and Anchorage Hotel Portfolio (which will be sold to the depositor by Citigroup Global Markets Realty Corp.), representing approximately 2.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citigroup Global Markets Realty Corp., Barclays Bank PLC and Rialto Mortgage Finance, LLC.

(4)	The mortgage loan secured by the portfolio of mortgaged properties identified on Annex A to this prospectus as Mack-Cali Short Hills Office Portfolio (which will be sold to the depositor by Citi Real Estate Funding Inc.), representing approximately 7.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company.

(5)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Key Center Cleveland (which will be sold to the depositor by Citi Real Estate Funding Inc.), representing approximately 4.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citi Real Estate Funding Inc., Deutsche Bank AG, New York Branch and Bank of America, N.A.

(6)	See “Transaction Parties—The Originators—Natixis Real Estate Capital LLC” for additional information regarding the origination of the related mortgage loans.

(7)	Principal Commercial Capital is the lending platform jointly formed by Macquarie US Trading LLC and Principal Real Estate Investors, LLC to originate and securitize commercial mortgage loans.

(8)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo (which will be sold to the depositor by Citigroup Global Markets Realty Corp.), representing approximately 2.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was originated by Deutsche Bank AG, New York Branch.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” and “—The Originators.”

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced loan combinations and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC-A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

The mortgage loans secured by the mortgaged properties or portfolio of mortgaged properties identified on Annex A to this prospectus as Atlanta and Anchorage Hotel Portfolio, Urban Union - Amazon and Broadway Portfolio, respectively, are each part of a separate loan combination that will initially be serviced pursuant to the pooling and servicing agreement for this securitization transaction. However, in the case of each of those mortgage loans, upon the inclusion of the related (or a specified related) pari passu companion loan in a future securitization transaction, the servicing of the related loan combination will shift to the servicing agreement (which will then become an outside servicing agreement) governing that future securitization transaction. Accordingly, in the case of each of those mortgage loans, the subject mortgage loan, the related companion loan(s) and the related loan combination will be: (i) a serviced mortgage loan, serviced companion loan(s) and a serviced loan combination, respectively, prior to any such shift in servicing; and (ii) an outside serviced mortgage loan, outside serviced companion loan(s) and an outside serviced loan combination, respectively, after the related shift in servicing occurs. Each such mortgage loan, the related companion loan(s) and the related loan combination are sometimes referred to as a “servicing shift mortgage loan”, “servicing shift companion loan(s)” and a “servicing shift loan combination”, respectively.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	Rialto Capital Advisors, LLC, a Delaware limited liability company, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan) and any related serviced companion loans pursuant to the pooling and servicing agreement. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) in certain circumstances, reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and other transactions relating to the serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal special servicing offices of the special servicer are located at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172. See “Transaction Parties—Servicers—The Special Servicer”, and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder / Controlling Class Representative” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The controlling class representative (prior to the occurrence and continuance of a control termination event (as described under “—Directing Holder / Controlling Class Representative” below)) will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such special servicer, an “excluded mortgage loan special servicer”) unless such excluded special servicer mortgage loan is also an excluded mortgage loan (as defined under “—Directing Holder / Controlling Class Representative” below), in which case the largest controlling class certificateholder (by certificate balance) that is not an excluded controlling class holder with respect to that mortgage loan will be entitled to appoint the excluded mortgage loan special servicer. A controlling class certificateholder that is a borrower party with respect to any mortgage loan will be an “excluded controlling class holder” with respect to that mortgage loan. See “—Directing Holder / Controlling Class Representative” below. Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If neither the controlling class representative nor any controlling class certificateholder is entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan, an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

Rialto Capital Advisors, LLC was selected to be the initial special servicer by RREF III-D AIV RR, LLC (or another affiliate of Rialto Capital Advisors, LLC), which is expected to purchase the Class E, Class F and Class G certificates and also to receive the Class S certificates on the closing date, thereby (as a result of its purchase of Class G certificates) becoming an initial controlling class certificateholder. It is expected that RREF III-D AIV RR, LLC (or an affiliate) will be appointed as the initial directing holder with respect to the serviced loans other than (i) any serviced loan combination as to which the related controlling companion loan is not included in this securitization transaction, and (ii) any excluded mortgage loan. See “—Directing Holder / Controlling Class Representative” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The PCC Mortgage Loans

Primary Servicer	Principal Real Estate Investors, LLC, a Delaware limited liability company, will act as primary servicer and perform most servicing duties of the master servicer, other than making advances, with respect to all of the mortgage loans to be sold to the depositor by Macquarie US Trading LLC d/b/a Principal Commercial Capital, representing approximately 21.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. See “Transaction Parties—Servicers—The PCC Mortgage Loans Primary Servicer” in this prospectus.

The master servicer will be responsible to pay the fees of each primary servicer out of the servicing fees payable under the pooling and servicing agreement for this transaction.

Trustee	Deutsche Bank Trust Company Americas, a New York banking corporation, will act as trustee. The corporate trust office of the trustee is located at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Trust Administration—CGCMT 2017-P7. The trustee will also be required to act as custodian. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans; except that, with respect to each servicing shift loan combination, the trustee will not become the mortgagee of record unless the related servicing shift does not occur within 180 days after the closing date or the loan combination becomes specially serviced prior to the related servicing shift. Upon the occurrence of the related servicing shift with respect to any servicing shift loan combination, the trustee of the securitization of the related lead servicing pari passu companion loan will become the mortgagee of record. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) and custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association organized under the laws of the United States, will initially act as certificate administrator. The certificate administrator will also be required to act as certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2017-P7, and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Global Transaction Services – CGCMT 2017-P7. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:

●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;

●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;

●	reviewing for accuracy certain calculations made by the special servicer;

●	issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;

●	recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders (as a collective whole); and

●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to certain major decisions in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).

An “operating advisor consultation trigger event” will occur when the aggregate outstanding certificate balance of the HRR certificates (as notionally reduced by any cumulative appraisal reduction amount then allocable to the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.

See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Asset Representations Reviewer	Park Bridge Lender Services LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

    Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related loan combinations will or are expected to constitute the “outside serviced loan combinations”), and such mortgage loans and loan combinations will be (or, in the case of a servicing shift loan combination, following the inclusion of the applicable companion loan in a future commercial mortgage securitization transaction, will be) serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(2)

229 West 43rd Street Retail Condo	CGMRC	CD 2016-CD2 (12/1/16)	2.9%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Och-Ziff Capital Investments, L.L.C.
Greenwich Office Park	NREC	CSMC 2016-NXSR (12/1/16)	2.9%	Wells Fargo Bank, National Association	Torchlight Loan Services, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Torchlight Investors, LLC
111 Livingston Street	CGMRC	CD 2017-CD3 (2/1/17)	2.8%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Atlanta and Anchorage Hotel Portfolio(3)	CGMRC	(4)	2.7%	(4)	(4)	(4)	(4)	(4)	(5)
Urban Union - Amazon(3)	NREC	(4)	2.3%	(4)	(4)	(4)	(4)	(4)	(6)
QLIC	NREC	WFCM 2016-NXS6 (10/1/16)	2.0%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Trimont Real Estate Advisors, LLC	Ellington Management Group, LLC(7)
Broadway Portfolio(3)	NREC	(4)	2.0%	(4)	(4)	(4)	(4)	(4)	(5)
Novo Nordisk	NREC	CSMC 2016-NXSR (12/1/16)	1.5%	Wells Fargo Bank, National Association	Torchlight Loan Services, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Torchlight Investors, LLC
Rentar Plaza	NREC	CSMC 2016-NXSR (12/1/16)	1.2%	Wells Fargo Bank, National Association	Torchlight Loan Services, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Torchlight Investors, LLC
Parts Consolidation Center	CGMRC	CD 2017-CD3 (2/1/17)	1.0%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	Includes servicing shift mortgage loans which, in each case, will become outside serviced mortgage loans after the related shift in servicing occurs. However, until the securitization of the related (or a specified related) pari passu companion loan, the related loan combination will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.

(2)	The related transaction documents may provide that the initial outside controlling class representative may either be the entity specified or an affiliate thereof. See “—Directing Holder / Controlling Class Representative” below.

(3)	The related mortgage loan is a servicing shift mortgage loan.

(4)	Each of the Atlanta and Anchorage Hotel Portfolio mortgage loan, the Urban Union - Amazon mortgage loan and the Broadway Portfolio mortgage loan (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization transaction, and (ii) upon the inclusion of the related (or a specified related) pari passu companion loan in a future commercial mortgage securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and an outside special servicer pursuant to an outside servicing agreement governing that future commercial mortgage securitization transaction. The parties to the related outside servicing agreement for the securitization of the related (or the applicable related) pari passu companion loan giving rise to a servicing shift have not been definitively identified.

(5)	With respect to each of the Atlanta and Anchorage Hotel Portfolio mortgage loan and the Broadway Portfolio mortgage loan, there will be no initial outside controlling class representative until the securitization of the controlling pari passu companion loan in a future commercial mortgage securitization transaction. See the “Loan Combination Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Loan Combinations—General” for the identity of the related controlling note holder for each related loan combination.

(6)	With respect to the Urban Union - Amazon mortgage loan, the control rights and the right to replace the applicable special servicer are held by the holder of the subordinate companion loan (currently held collectively by Hangang US Real Estate Fund No. 1, Hangang US Real Estate Fund No. 1-1 and Hangang US Real Estate Fund No. 1-2) so long as no AB control appraisal period is in effect. If an AB control appraisal period under the related co-lender agreement is in effect, then note A-1 will be the controlling note. The current holder of note A-1 is Natixis Real Estate Capital LLC. Accordingly, there will be no outside controlling class representative for the Urban Union - Amazon mortgage loan until the securitization of note A-1, and even then, it will not have control rights or the right to replace the applicable special servicer for the Urban Union - Amazon mortgage loan unless and until an AB control appraisal period is in effect.

(7)	With respect to the QLIC mortgage loan, the control rights and the right to replace the applicable special servicer are held by the holder of the subordinate companion loan (currently held by SM Core Credit Finance LLC) so long as no AB control appraisal period is in effect. If an AB control appraisal period under the related co-lender agreement is in effect, then note A-2 will be the controlling note. Note A-2 has been included in the WFCM 2016-NXS6 securitization, and therefore, the controlling class representative (or equivalent party) under the WFCM 2016-NXS6 securitization is the outside controlling class representative with respect to the QLIC mortgage loan. However, unless and until an AB control appraisal period is in effect, such outside controlling class representative will not be entitled to exercise control rights or the right to replace the applicable special servicer for the QLIC mortgage loan.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”

Directing Holder / Controlling Class

Representative	The “directing holder” with respect to any serviced mortgage loan or serviced loan combination will be:

●	except in the case of an excluded mortgage loan or a serviced loan combination as to which the controlling note is held outside the issuing entity, the controlling class representative; and

●	with respect to any serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), the holder of the related controlling note (sometimes referred to as an “outside controlling note holder”).

The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or loan combination or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates, or if no such class meets the preceding requirement, then the Class F certificates will be the controlling class. The controlling class as of the closing date will be the Class G certificates. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be the Class F and Class G certificates.

With respect to the serviced mortgage loans and serviced loan combinations (but, if the controlling class representative is the related directing holder, other than with respect to an excluded mortgage loan and only if a control termination event (or, solely with respect to consultation rights, a consultation termination event) does not exist):

●	the related directing holder will have certain consent and/or consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations; and

●	the related directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans or, if applicable, loan combinations.

If and to the extent that the holder of a mortgage loan included in any serviced outside controlled loan combination has consultation rights, then prior to certain trigger events the controlling class representative may consult with respect to certain major decisions and other matters with respect to such loan combination.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described in the prior paragraph with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder may not lose such rights under the related co-lender agreement.

A “control termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E certificates (without regard to the allocation of appraisal reduction amounts) has been reduced to zero. With respect to excluded mortgage loans, a control termination event will be deemed to exist.

A “consultation termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E certificates (without regard to the allocation of appraisal reduction amounts) has been reduced to zero. With respect to excluded mortgage loans, a consultation termination event will be deemed to exist.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class F certificates are the controlling class certificates, the holder of more than 50% of the controlling class certificates (by outstanding certificate balance) may waive its right to act as or appoint a controlling class representative and to exercise any of the rights of the controlling class representative or cause the exercise of any of the rights of the controlling class representative set forth in the pooling and servicing agreement (in general, as to such certificateholder and not as to any successor certificateholder), by following the specific procedures set forth in the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Directing Holder”.

RREF III-D AIV RR, LLC (or an affiliate) is expected, on the closing date, (i) to purchase the Class E, Class F and Class G certificates and also to receive the Class S certificates, and (ii) to be appointed the initial controlling class representative (and, accordingly, the initial directing holder with respect to all of the mortgage loans and loan combinations serviced under the pooling and servicing agreement for this securitization transaction, other than (x) any serviced loan combination as to which the related controlling companion loan is not included in this securitization transaction, and (y) any excluded mortgage loan).

For so long as it is serviced pursuant to the pooling and servicing agreement for this securitization, each servicing shift loan combination will be a serviced outside controlled loan combination and, after the related shift in servicing occurs, such loan combination will be an outside serviced loan combination.

Each serviced loan combination with a subordinate companion loan will initially be a serviced outside controlled loan combination. However, during such time as the holder of the applicable subordinate companion loan is no longer permitted to exercise control or consultation rights under the related co-lender agreement, except in the case of a servicing shift loan combination, the controlling class representative (as directing holder) will generally have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.

With respect to the outside serviced mortgage loans, the entity identified in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above is the initial controlling class representative (or equivalent entity) (referred to as an “outside controlling class representative”) under the servicing agreement for the indicated transaction or other directing holder for the related outside serviced loan combination, and such entity will have certain consent and consultation rights and special servicer replacement rights with respect to the related outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The controlling class representative, any outside controlling class representative or any other related directing holder may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of certificates, and may remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The controlling class representative, any outside controlling class representative or any other related directing holder may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”.

Risk Retention
Consultation Party	The “risk retention consultation party”, with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be the party selected by Citigroup Global Markets Realty Corp. The risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any outside serviced mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any outside serviced mortgage loan), as further described in this prospectus. Notwithstanding the foregoing, the risk retention consultation party will not have any consultation rights with respect to any excluded RRCP mortgage loan. Citigroup Global Markets Realty Corp. is expected to appoint itself as the initial risk retention consultation party.

With respect to the risk retention consultation party, an “excluded RRCP mortgage loan” is a mortgage loan or loan combination with respect to which the risk retention consultation party or the person(s) entitled to appoint the risk retention consultation party is a borrower party.

Significant Affiliations
and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:

●	serve in multiple capacities with respect to this securitization transaction;

●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, the controlling class representative, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;

●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination; or

●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;

●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction) (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Interim Servicing Arrangements”);

●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction) (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Interim and Other Custodial Arrangements”);

●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or

●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Other Arrangements”).

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combination and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the due date in April 2017 for that mortgage loan (or, in the case of any mortgage loan that has its first due date subsequent to April 2017, the date that would have been its due date in April 2017 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month).

Closing Date	On or about April 18, 2017.

Distribution Date	The 4th business day following the related determination date of each month, beginning in May 2017.

Determination Date	The 10th day of each calendar month or, if the 10th day is not a business day, then the business day following such 10th day, beginning in May 2017.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).

Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in May 2017, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

Assumed Final Distribution Date	Class A-1	September 2021
	Class A-2	February 2022
	Class A-3	January 2027
	Class A-4	March 2027
	Class A-AB	September 2026
	Class X-A	March 2027
	Class X-B	March 2027
	Class X-C	April 2027
	Class A-S	March 2027
	Class B	March 2027
	Class C	April 2027

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of each class of the Class X-A, Class X-B and Class X-C certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in April 2050.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The foregoing illustration does not take into account sales of the VRR Interest or any of the non-vertically retained certificates other than the offered certificates.

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2017-P7:

	●	Class A-1

	●	Class A-2

	●	Class A-3

	●	Class A-4

	●	Class A-AB

	●	Class X-A

	●	Class X-B

●	Class X-C

●	Class A-S

●	Class B

●	Class C

Upon initial issuance, the Series 2017-P7 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: the Class X-D, Class D, Class E, Class F, Class G, Class S and Class R certificates and the VRR Interest. The offered certificates, together with the Class X-D, Class D, Class E, Class F, Class G, Class S and Class R certificates, are collectively referred to in this prospectus as the “non-vertically retained certificates.” The non-vertically retained certificates (other than the Class X, Class S and Class R certificates) are collectively referred to in this prospectus as the “non-vertically retained principal balance certificates.”

B. Certificate Balances
or Notional Amounts	Each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of each class of the Class X-A, Class X-B and Class X-C certificates) set forth in the table under “Certificate Summary” in this prospectus, which certificate balance (or notional amount) may vary up to 5% on the closing date.

The certificate balance of any class of certificates (other than the Class X-A, Class X-B, Class X-C, Class X-D, Class S and Class R certificates) outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates will be fixed at the initial pass-through rate for such class set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to the Class B certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for such class set forth in the table under “Certificate Summary” in this prospectus and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

The pass-through rate of the Class C certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, minus 0.326%, as described in this prospectus.

The pass-through rate of the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates, as described in this prospectus.

The pass-through rate of the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate of the Class B certificates, as described in this prospectus.

The pass-through rate of the Class X-C certificates will be a fixed per annum rate equal to 0.326%.

For purposes of calculating the pass-through rate on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and

●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and
Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.01286% to 0.06036% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the month (or, with respect to any specially serviced loan or REO loan with respect to which the risk retention consultation party consulted with the special servicer during the occurrence and continuance of a consultation termination event, $5,000 for the month in which such consultation occurred).

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans and (after the related shift in servicing occurs) the servicing shift mortgage loans set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below (or, in the case of a servicing shift mortgage loan, set forth in the related outside servicing agreement). In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. With respect to each servicing shift mortgage loan, any related outside special servicing fees, outside workout fees and outside liquidation fees (or limitations thereon), if and to the extent set forth in the table below, are generally based on provisions contained in the related co-lender agreement, given that the applicable outside servicing agreement has not yet been entered into. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(2)	Outside Special Servicer Fee Rate (expressed as a % per annum)	Outside Workout Fee Rate(3)	Outside Liquidation Fee Rate(3)
229 West 43rd Street Retail Condo	Outside Serviced	0.0025%	The greater of 0.25% and the rate that would result in a special servicing fee of $3,500 for the related month	1.0%	1.0%
Greenwich Office Park	Outside Serviced	0.0025%	The greater of 0.25% and the rate that would result in a special servicing fee of $3,500 (or, if applicable, $5,000) for the related month	1.0%	1.0%
111 Livingston Street	Outside Serviced	0.0025%	The greater of 0.25% and the rate that would result in a special servicing fee of $3,500 for the related month	1.0%	1.0%
Atlanta and Anchorage Hotel Portfolio	Servicing Shift	0.0025%	No greater than 0.25%(4)(5)	1.0%(4)(5)	1.0%(4)(5)
Urban Union - Amazon	Servicing Shift	0.0025%	The greater of 0.25% and the rate that would result in a special servicing fee of $3,500 (or, if applicable, $5,000) for the related month(4)(5)	1.0%(4)(5)	1.0%(4)(5)
QLIC	Outside Serviced	0.0025%	0.25%	1.0%	1.0%
Broadway Portfolio	Servicing Shift	0.0025%	No greater than 0.25%(4)(5)	1.0%(4)(5)	1.0%(4)(5)
Novo Nordisk	Outside Serviced	0.0025%	The greater of 0.25% and the rate that would result in a special servicing fee of $3,500 (or, if applicable, $5,000) for the related month	1.0%	1.0%
Rentar Plaza	Outside Serviced	0.0025%	The greater of 0.25% and the rate that would result in a special servicing fee of $3,500 (or, if applicable, $5,000) for the related month	1.0%	1.0%
Parts Consolidation Center	Outside Serviced	0.0025%	The greater of 0.25% and the rate that would result in a special servicing fee of $3,500 for the related month	1.0%	1.0%

(1)	Includes the servicing shift mortgage loans which, in each case, will become an outside serviced mortgage loan after the related shift in servicing occurs. Until the securitization of the related (or a specified related) pari passu companion loan, the related loan combination will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.

(2)	Includes any applicable sub-servicing fee rate.

(3)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).

(4)	The fees set forth are those specified in the related co-lender agreement as being permitted under the related future outside servicing agreement following the occurrence of the related shift in servicing. However, prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth in the pooling and servicing agreement for this securitization.

(5)	The stated fees may be subject to any market minimum special servicing compensation, caps and offsets, as and to the extent set forth in the related future outside servicing agreement and the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).

The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of (i) 0.00162% per annum with respect to each mortgage loan other than the mortgage loans secured by the mortgaged properties identified on Annex A to this prospectus as Mack-Cali Short Hills Office Portfolio, Key Center Cleveland, Scripps Center and Hamilton Crossing, respectively, (ii) 0.0030% per annum with respect to the Mack-Cali Short Hills Office Portfolio mortgage loan, (iii) 0.00036% per annum with respect to the Key Center Cleveland mortgage loan, (iv) 0.0036% per annum with respect to the Scripps Center mortgage loan, and (v) 0.0045% per annum with respect to the Hamilton Crossing mortgage loan. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $12,000 or such lesser amount as the related borrower agrees to pay with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00024%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the outstanding principal balance of the pool of mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.0055% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

Also, see “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Allocation Between VRR
Interest and Non-Vertically
Retained Certificates	The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC; and (ii) allocated to amounts available for distribution to the holders of the VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-vertically retained certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR Interest will be the product of such aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the initial certificate balance of the VRR Interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates; and (b) the non-vertically retained certificates will at all times be the product of such aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a). With respect to each of the VRR Interest and the non-vertically retained certificates, the percentage referred to in the preceding sentence is referred to in this prospectus as its “percentage allocation entitlement”.

B. Amount and Order of
Distributions	On each distribution date, funds available for distribution to the holders of the non-vertically retained certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of (i) any yield maintenance charges and prepayment premiums and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) (“non-vertically retained available funds”) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to the extent of non-vertically retained available funds allocable to principal received or advanced on the mortgage loans:

	(A)	to principal on the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

	(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

	(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

	(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

	(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above; and

(F)	to principal on the Class A-AB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above.

However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, non-vertically retained available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered certificates: in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

C. Interest and Principal
Entitlements	A description of the interest entitlement of each class of interest-bearing certificates, including the VRR Interest, can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”, “—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of certificates entitled to principal on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

D. Yield Maintenance Charges and
Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of the VRR Interest, on the one hand, and to the holders of the non-vertically retained certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums.” Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-vertically retained certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

E. Subordination, Allocation of
Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of non-vertically retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-vertically retained certificates.

On any distribution date, the aggregate amount available for distributions on the certificates will be allocated between the VRR Interest and the non-vertically retained certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) allocated to the non-vertically retained certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and

Class X-D certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

On any distribution date, mortgage loan losses will be allocated between the VRR Interest and non-vertically retained certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-vertically retained certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-vertically retained certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	Interest only certificates. No principal payments or realized loan losses in respect of principal will be allocated to the Class X-A, Class X-B, Class X-C and Class X-D certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B, Class X-C and Class X-D certificates, in each case, to the extent such losses reduce the certificate balance of a related class of principal balance certificates.

**	Other than the Class X-D, Class S and Class R certificates and the VRR Interest.

Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to the Class X-A, Class X-B, Class X-C, Class X-D, Class S or Class R certificates, although loan losses will reduce the notional amount of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S certificates), the Class X-B certificates (to the extent such losses are allocated to the Class B certificates), the Class X-C certificates (to the extent such losses are allocated to the Class C certificates) and the Class X-D certificates (to the extent such losses are allocated to the Class D certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate non-vertically retained principal balance certificates that will be subordinate to certain classes of senior non-vertically retained certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the non-vertically retained certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-vertically retained certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

Mortgage loan losses and principal payments, if any, on the mortgage loans that are allocated to a class of certificates having a certificate balance will reduce that certificate balance.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and/or the allocation of losses to the certificates.

F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-vertically retained certificates will reduce distributions to the classes of non-vertically retained certificates with the lowest payment priorities:

● shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;

● shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;

● shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);

● shortfalls resulting from the application of appraisal reductions to reduce interest advances;

● shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;

● shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

● shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR Interest, on the one hand, and the non-vertically retained certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-vertically retained certificates are required to be further allocated between the classes of non-vertically retained certificates (other than the Class S certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

G. Excess Interest	On each distribution date, any excess interest resulting from the marginal increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date, to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates and the VRR Interest on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions on any other class of certificates, to provide credit support to any class(es) of certificates, to offset any interest shortfalls, or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (including any REO mortgage loan) in the issuing entity (including the outside serviced mortgage loans), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually. If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 46 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $1,025,317,969. The mortgage loans are secured by first liens on various types of commercial, multifamily and manufactured housing community properties, located in 24 states. See “Risk Factors—Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

Fee Simple / Leasehold	Fifty-four (54) mortgaged properties, collectively securing approximately 88.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Two (2) mortgaged properties, collectively securing approximately 7.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee interests in the remaining portion of the related mortgaged property.

Two (2) mortgaged properties, collectively securing approximately 3.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Loan Combinations	Fourteen (14) mortgage loans, collectively representing approximately 41.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties.

A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:

	●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.

	●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.

	●	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.

The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

Loan Combination Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Servicing of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
Mack-Cali Short Hills Office Portfolio	CREFI	$74,700,000	7.3%	$49,800,000	N/A	$124,500,000	Serviced	Y
Key Center Cleveland	CREFI	$50,000,000	4.9%	$170,000,000	N/A	$220,000,000	Serviced	Y
Scripps Center	PCC	$50,000,000	4.9%	$22,000,000	N/A	$72,000,000	Serviced	Y
Hamilton Crossing	CGMRC	$35,034,312	3.4%	$19,948,363	N/A	$54,982,675	Serviced	Y
229 West 43rd Street Retail Condo	CGMRC	$30,000,000	2.9%	$255,000,000	N/A	$285,000,000	Outside Serviced	N
Greenwich Office Park	NREC	$29,500,000	2.9%	$58,000,000	N/A	$87,500,000	Outside Serviced	N
111 Livingston Street	CGMRC	$29,000,000	2.8%	$91,000,000	N/A	$120,000,000	Outside Serviced	N
Atlanta and Anchorage Hotel Portfolio	CGMRC	$27,962,345	2.7%	$86,883,001	N/A	$114,845,346	Servicing Shift	N
Urban Union - Amazon	NREC	$24,000,000	2.3%	$38,231,428	$86,975,933	$149,207,361	Servicing Shift	N
QLIC	NREC	$20,000,000	2.0%	$125,000,000	$20,000,000	$165,000,000	Outside Serviced	N
Broadway Portfolio	NREC	$20,000,000	2.0%	$38,000,000	N/A	$58,000,000	Servicing Shift	N
Novo Nordisk	NREC	$15,000,000	1.5%	$153,300,000(2)	N/A	$168,300,000	Outside Serviced	N
Rentar Plaza	NREC	$12,000,000	1.2%	$120,000,000	N/A	$132,000,000	Outside Serviced	N
Parts Consolidation Center	CGMRC	$10,000,000	1.0%	$12,750,000	N/A	$22,750,000	Outside Serviced	N

(1) See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related companion loans and the identity of the holders thereof.

(2) Based on a zero balance for the Novo Nordisk unfunded note A-2 pari passu companion loan. See “Description of the Mortgage Pool—The Loan Combinations—The Novo Nordisk Loan Combination—Future Funding”.

With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

Each of the Mack-Cali Short Hills Office Portfolio loan combination, the Key Center Cleveland loan combination, the Scripps Center loan combination and the Hamilton Crossing loan combination will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction.

Each servicing shift mortgage loan (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization, and (ii) upon the inclusion of the related (or a specified related) pari passu companion loan in a future securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and an outside special servicer pursuant to an outside servicing agreement governing that future securitization transaction.

The outside serviced mortgage loans (including any servicing shift mortgage loan that becomes an outside serviced mortgage loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related companion loans. The identity of, and certain other items of information regarding, the mortgage loans that will be (or, with respect to the servicing shift mortgage loans, are expected to become) outside serviced mortgage loans are set forth in the table under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”, “—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment”.

The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Novo Nordisk, representing approximately 1.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination comprised of such mortgage loan and multiple pari passu companion loans that are not assets of the issuing entity. The companion loan evidenced by the promissory note designated as note A-2 (the “Novo Nordisk unfunded companion loan”), however, is currently unfunded. If certain conditions described in “Description of the Mortgage Pool—The Loan Combinations—The Novo Nordisk Loan Combination” are satisfied, the holder of the unfunded companion loan will be required to fund such companion loan up to a maximum principal balance of $39,580,000. When such companion loan is funded, in whole or in part, it will be of equal priority (pro rata and pari passu) in right of payment with the Novo Nordisk mortgage loan and the other related pari passu companion loans. All information in this prospectus regarding the Novo Nordisk mortgage loan and loan combination is, unless otherwise expressly indicated, presented as though the note A-2 companion loan in such loan combination is unfunded and has a zero balance.

The Novo Nordisk unfunded companion loan holder, which is currently Natixis Real Estate Capital LLC, will have the sole obligation under the related mortgage loan documents and co-lender agreement to make future funding advances on such companion loan. Pursuant to the related co-lender agreement, Natixis Real Estate Capital LLC or any future holder of the Novo Nordisk unfunded companion loan will be required to indemnify the trust and the other Novo Nordisk companion loan holders against any and all losses, claims, damages, costs, expenses and liabilities in connection with, arising out of, or as a result of, the holder of the Novo Nordisk unfunded companion loan’s acts or omissions with respect to any obligations to make a future funding advance. See “Description of the Mortgage Pool—The Loan Combinations—The Novo Nordisk Loan Combination”.

Additional Characteristics of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,025,317,969
Number of Mortgage Loans	46
Number of Mortgaged Properties	58
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$2,450,000 to $74,700,000
Average Cut-off Date Balance	$22,289,521
Range of Mortgage Rates	3.3812% to 6.1000%
Weighted Average Mortgage Rate	4.68590%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	114 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	53 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	112 months
Range of original amortization terms(3)	204 months to 360 months
Weighted average original amortization term(3)	341 months
Range of remaining amortization terms(3)	204 months to 360 months
Weighted average remaining amortization term(3)	341 months
Range of Cut-off Date LTV Ratios(4)(5)	23.1% to 74.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	58.9%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	23.1% to 67.4%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	54.1%
Range of UW NCF DSCR(4)(6)(7)	1.20x to 5.44x
Weighted average UW NCF DSCR(4)(6)(7)	1.92x
Range of Debt Yield on Underwritten NOI(4)(8)	7.4% to 18.7%
Weighted average Debt Yield on Underwritten NOI(4)(8)	10.8%
Percentage of Initial Pool Balance consisting of:
Interest Only	48.2%
Interest Only then Amortizing Balloon	36.2%
Amortizing Balloon	15.7%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	22.8%
Mortgage Loans with mezzanine debt or subordinate debt	17.3%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the related anticipated repayment date.

(3)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

(4)	With respect to each mortgage loan that is part of a loan combination, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI are calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated. Other than as specifically noted, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future. With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Novo Nordisk, representing approximately 1.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Underwritten NOI presented are calculated based on the related currently unfunded pari passu companion loan having a zero balance and, when taking into account the maximum funded principal balance of such unfunded companion loan, the “as-expanded” appraised value and the fully funded Underwritten NCF, the weighted average Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR (calculated at the maximum potential interest rate (5.35% per annum)) and Debt Yield on Underwritten NOI for the mortgage pool are 59.1%, 54.2%, 1.92x and 10.8%, respectively.

(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that such loan-to-value ratios may be (i) based on “as-complete”, “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, (ii) based on the “as-is” appraised value for a mortgaged property plus a property improvement reserve, which has been established at origination of the related mortgage loan, or (iii) calculated based on the cut-off date balance, net of a related earnout or holdback reserve, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 60.0% and 54.9%, respectively.

(6)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance is net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(7)	With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as SAP Building, representing approximately 2.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, which amortizes based on the non-standard amortization schedule set forth on Annex G to this prospectus, the UW NCF DSCR of such mortgage loan is calculated based on the aggregate debt service during the 12-month period commencing April 5, 2017.

(8)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related cut-off date balance net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

●	unless otherwise indicated (including in the prior bullet), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;

●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;

●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus;

●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus; and

●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Mortgage Loans	Certain of the mortgage loans were refinancings in whole or in part of loans that were (or refinancings of temporary bridge loans that in turn refinanced loans that were) in default at the time of refinancing or otherwise involved discounted pay-offs or provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, as described below:

●	With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 2.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the prior loan (that was refinanced by such mortgage loan) matured on January 1, 2017. The mortgage loan was originated on January 5, 2017, and the related borrower paid default interest on the prior loan for the period between maturity of the prior loan and origination of the mortgage loan. The prior loan was paid off in full.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on Projections of Future Income
Three (3) of the mortgaged properties, collectively securing approximately 7.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were constructed or materially renovated 12 months or less (or, in the case of one mortgaged property, 15 months or less) prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Four (4) of the mortgaged properties, collectively securing approximately 2.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were acquired 12 months or less (or, in the case of one mortgaged property, 15 months or less) prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Five (5) of the mortgaged properties, collectively securing approximately 7.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from Underwriting Guidelines	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

One (1) mortgage loan, representing approximately 3.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was originated with one or more exceptions to the related sponsor’s or affiliated originator’s underwriting guidelines. See “Transaction Parties—The Originators—Principal Commercial Capital—Principal Commercial Capital’s Underwriting Guidelines and Processes—Exceptions to Underwriting Criteria”.

Certain Mortgage Loans with Material Lease Termination Options
Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans from the Mortgage Pool
Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this transaction is expected to be retained pursuant to Regulation RR promulgated under Section 15G (“Regulation RR”), as a combination of (i) an “eligible vertical interest” in the form of the VRR Interest, and (ii) an “eligible horizontal residual interest” in the form of the HRR Certificates. Citigroup Global Markets Realty Corp. will act as retaining sponsor under Regulation RR and is expected to (i) offset a portion of its risk retention obligation by transferring a portion of the VRR Interest to Natixis Real Estate Capital LLC, an originator of certain of the mortgage loans included in this securitization transaction, on the closing date of this securitization transaction, (ii) offset a portion of its risk retention obligation by transferring a portion of the VRR Interest to Macquarie US Trading LLC d/b/a Principal Commercial Capital, an originator of certain of the mortgage loans included in this securitization transaction, on the closing date of this securitization transaction, (iii) satisfy a portion of its risk retention requirements through the purchase by a third party purchaser of the HRR Certificates, and (iv) satisfy a portion of its risk retention obligation by retaining a portion of the VRR Interest remaining following its sales to Natixis Real Estate Capital LLC and Macquarie US Trading LLC d/b/a Principal Commercial Capital. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citigroup Global Markets Realty Corp., as retaining sponsor, see “Credit Risk Retention” in this prospectus.

Information Available to Certificateholders
On each distribution date, the certificate administrator will prepare and make available to each certificateholder, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may also be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics and Markit Group Limited;

●	The certificate administrator’s website initially located at www.sf.citidirect.com; and

●	The master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (but excluding the Class S and Class R certificates) for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D certificates and the notional amounts of the Class X-A, Class X-B, Class X-C and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions of Mortgage Loans; Loss of Value Payment
Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder in the mortgage loan or the related mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage Loans and REO Properties
Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to such defaulted mortgage loan’s (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders and any related affected companion loan holder(s) (as a collective whole as if such certificateholders and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in some cases, any related subordinate companion loan(s)) as a single whole loan.

Pursuant to the co-lender agreement with respect to any AB loan combination, the holder of the related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Loan Combinations”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are as follows:

●	The lower-tier REMIC will hold the mortgage loans (excluding any post-anticipated repayment date excess interest) and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to an upper-tier REMIC.

●	The upper-tier REMIC will hold the lower-tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class A-S, Class B, Class C, Class X-D, Class D, Class E, Class F and Class G certificates and a REMIC regular interest that corresponds to the VRR Interest excluding the right to receive excess interest (the “VRR REMIC regular interest”), as classes of regular interests in the upper-tier REMIC.

The portion of the issuing entity consisting of (i) collections of post-anticipated repayment date excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class S certificates and the VRR Interest, and (ii) the VRR REMIC regular interest and distributions thereon, beneficial ownership of which is represented by the VRR Interest, will be treated as a grantor trust for federal income tax purposes, as further described under “Material Federal Income Tax Consequences”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class X-A, Class X-B and Class X-C certificates will be issued with original issue discount, and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B and Class C certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may affect significantly the yields on your investment.

Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the offered certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, the depositor, the master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a Class X-A, Class X-B or Class X-C certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your certificates is disproportionately large as compared to the amount of principal payable on your certificates, or if your certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of certificates, or

●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of mortgage credit;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” below.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B and Class X-C certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A, Class X-B and/or Class X-C certificates. Investors in the Class X-A, Class X-B and Class X-C certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A, Class X-B and/or Class X-C certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A, Class X-B and Class X-C Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A, Class X-B and Class X-C Certificates”.

 Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions.  If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge.  See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-vertically retained principal balance certificates exceed the aggregate certificate balance of the classes of non-vertically retained principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the non-vertically retained principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans) and the VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-vertically retained principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-vertically retained principal balance certificates, first the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class C certificates will result in a corresponding reduction in the notional amount of the Class X-C certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-vertically retained certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-vertically retained certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-vertically retained certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-vertically retained certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a loan combination with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default, any collections of scheduled principal payments and other unscheduled principal payments with respect to the related loan combination received from the related borrower will generally be allocated to such mortgage loan and the subordinate companion loan on a pro rata basis. Such pro rata distributions of principal will have the effect of reducing the total dollar amount of subordination provided to the offered certificates by the subordinate companion loan.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of non-vertically retained certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the certificates,

●	the order in which the principal balances of the respective classes of the certificates with balances will be reduced in connection with losses and default-related shortfalls, and

●	the characteristics and quality of the mortgage loans in the trust.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A, Class X-B and Class X-C Certificates

The Class X-A, Class X-B and Class X-C certificates will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates. The yield to maturity of the Class X-B certificates will be especially sensitive to the rate and timing of reductions made to the certificate balance of the Class B certificates. The yield to maturity of the Class X-C certificates will be especially sensitive to the rate and timing of reductions made to the certificate balance of the Class C certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A, Class X-B and/or Class X-C certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A, Class X-B and/or Class X-C certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A, Class X-B and Class X-C Certificates”.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

●	you may have only limited access to information regarding your offered certificates;

●	you may suffer delays in the receipt of payments on your offered certificates; and

●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), as well as global financial markets and the economy generally, have experienced significant dislocations, illiquidity and volatility. The United States economic recovery has been weak and may not be sustainable for any specific period of time, and the global or United States economy could slip into an even more significant recession. Declining real estate values, coupled with diminished availability of leverage and/or refinancings for commercial and multifamily real estate have resulted in increased delinquencies and defaults on commercial and multifamily mortgage loans. In addition, the downturn in the general economy has affected the financial strength of many commercial and multifamily real estate tenants and has resulted in increased vacancies, decreased rents and/or other declines in income from, or the value of, commercial and multifamily real estate. Any continued downturn may lead to decreased occupancy, decreased rents or other declines in income from, or the value of, commercial and multifamily real estate, which would likely have an adverse effect on CMBS that are backed by loans secured by such commercial and multifamily real estate and thus affect the liquidity and/or values of such CMBS.

In addition to credit factors directly affecting CMBS, the continuing fallout from a downturn in the residential mortgage-backed securities market and markets for other asset-backed and structured products has also contributed to a decline in the market value and liquidity of CMBS. The deterioration of other structured products markets may continue to adversely affect the value of CMBS. Even if your offered certificates are performing as anticipated, the value of your offered certificates in the secondary market may nevertheless decline as a result of a deterioration in general market conditions for other asset-backed or structured products. Trading activity associated with CMBS indices may also drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of your offered certificates.

Additionally, decreases in the value of commercial properties and the tightening by commercial real estate lenders of underwriting standards have prevented many commercial mortgage borrowers from refinancing their mortgages. A very substantial amount of U.S. mortgage loans, with balloon payment obligations in excess of their respective current property values, are maturing over the coming three years. These circumstances have increased delinquency and default rates of securitized commercial mortgage loans, and may lead to widespread commercial mortgage defaults. In addition, the declines in commercial real estate values have resulted in reduced borrower equity, hindering a borrower’s ability to refinance in an environment of increasingly restrictive lending standards and giving them less incentive to cure delinquencies and avoid foreclosure. Higher loan-to-value ratios are likely to result in lower recoveries on foreclosure, and an increase in loss severities above those that would have been realized had commercial property values remained the same or continued to increase. Defaults, delinquencies and losses have further decreased property values, thereby resulting in additional defaults by commercial mortgage borrowers, further credit constraints, further declines in property values and further adverse effects on the perception of the value of CMBS. Even if the real estate market does recover, the mortgaged properties and therefore, the certificates, may decline in value. Any further economic downturn may adversely affect the financial resources of the borrowers under the mortgage loans and may result in the inability of the borrowers to make principal and interest payments on the mortgage loans. In the event of default by the borrower under a mortgage loan, the certificateholders would likely suffer a loss on their investment.

As a result of all of these factors, we cannot assure you that a dislocation in the CMBS market will not re-occur or become more severe.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representations as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Effective January 1, 2014, EU Regulation 575/2013 (the “CRR”) imposes on European Economic Area (“EEA”) credit institutions and investment firms (and their consolidated affiliates) (each, an “Affected Investor”) investing in securitizations issued on or after January 1, 2011, or in securitizations issued prior to that date where new assets are added or substituted after December 31, 2014: (a) a requirement (the “Retention Requirement”) that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, shall not be less than 5% in the transaction in the manner contemplated in the CRR; and (b) a requirement (the “Due Diligence Requirement”) that the Affected Investor has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis. National regulators in EEA member states impose penal risk weights on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the Affected Investor. The regulatory technical standards (the “Technical Standards”) in the form of a Commission Delegated Regulation 625/2014 of March 13, 2014 specifying the requirements for investor, sponsor, original lenders and originator institutions relating to exposures to transferred credit risk under the CRR came into force on July 3, 2014. There can be no assurance that the continuing implementation of or further changes to the Technical Standards will not affect the requirements applying to relevant investors. Requirements similar to the Retention Requirement and the Due Diligence Requirement (the “Similar Requirements”): (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU (the Alternative Investment Fund Managers Directive (the “AIFMD”)); (ii) apply to investments in securitizations by EEA insurance and reinsurance undertakings subject to the Solvency II Directive 2009/138/EC (“Solvency II”); and (iii) subject to the adoption of certain secondary legislation, will apply to investments in securitizations by EEA undertakings for collective investment in transferable securities. Similar Requirements are not identical to the Retention Requirement and Due Diligence Requirement in CRR, and in particular, additional due diligence requirements apply to investors subject to AIFMD and Solvency II. Similar Requirements not yet in effect may, when they become effective, apply to securitization instruments already issued, including the certificates.

●	Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with the Retention Requirement or to take any other action which may be required by prospective investors for the purposes of their compliance with the Retention Requirement, the Due Diligence Requirement or Similar Requirements. Consequently, the certificates may not be a suitable investment for Affected Investors or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer certificates or the price you may receive upon your sale of certificates.

●	In September 2015, the European Commission published a legislative proposal for an EU framework for simple, transparent and standardized securitizations which, among other things, would repeal the risk retention requirements described above and replace them with a single regime. It is impossible to predict the effect that any such future changes would have on Affected Investors or the other types of EEA regulated investors mentioned above. Prospective investors are responsible for monitoring and assessing changes to the Retention Requirements, the Due Diligence Requirement and Similar Requirements.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, new capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016 and, when implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.

●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”

●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 11 Civ. 5459 (WHP) (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, et.al, 12 Civ. 2865 (KBF) (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D (W.D. Okla. December 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). In addition, on December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. On April 24, 2015, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. If the American Fidelity Assurance Company case is affirmed on appeal, there would be a split in the United States circuit courts regarding this issue. While the implication of a determination that the TIA does apply to the Pooling and Servicing Agreement is unclear, such a determination may have an adverse effect on the issuing entity and/or your certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

The global financial markets have recently experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the European Monetary Union and the common currency in their current form. Concerns regarding sovereign debt may spread to other countries at any time. Further, on June 23, 2016, the United Kingdom voted by referendum to withdraw from the European Union (the “Brexit Vote”). News of the Brexit Vote had an immediate effect on the U.S. financial market (including the widening of spreads on certain CMBS indices). At this stage, both the terms and timing of the United Kingdom’s exit from the European Union are unclear. It is uncertain what effect the United Kingdom’s exit from the European Union will have on the economic conditions in the United Kingdom, in the European Union or globally. The Brexit Vote could adversely affect the United Kingdom, European or worldwide economic or market conditions and could contribute to uncertainty and instability in global financial markets. In addition, the Brexit Vote could significantly impact the volatility, the liquidity and/or the market value of securities, including the offered certificates.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●	The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

The offered certificates may have limited or no liquidity.

As described above under “—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the offered certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, the certificate administrator, the trustee, the operating advisor, the master servicer or the special servicer, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and

“Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the certificates, you should monitor whether an unsolicited rating of the certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial, multifamily and manufactured housing community properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. No representation is made that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that may not have yet actually executed leases (or letters of intent) or that have signed leases but have not yet taken occupancy and/or are not paying full contractual rent or tenants that are seeking or may in the future seek to sublet all or a portion of their respective spaces, or tenants that are “dark” tenants but paying rent, or space that has been master leased to an affiliate of a borrower. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios presented in this prospectus.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Originators—Citigroup Global Markets Realty Corp. and Citi Real Estate Funding Inc.”, “—Natixis Real Estate Capital LLC” and “—Principal Commercial Capital”.  A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The

Sponsors and the Mortgage Loan Sellers—Citigroup Global Markets Realty Corp. and Citi Real Estate Funding Inc.—Review of the Citi Mortgage Loans”, “—Natixis Real Estate Capital LLC—Review of NREC Mortgage Loans” and “—Principal Commercial Capital—Review of PCC Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans.  Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans.  If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to certificateholders. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

●	limits modifications of payment terms of the subject underlying mortgage loan; and/or

●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are office, retail, mixed use, multifamily and hospitality. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in New York, California, Ohio, New Jersey and Georgia. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse.

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;

●	the market value of the applicable real property at or prior to maturity; and

●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and

●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	the characteristics of the neighborhood where the property is located;

●	the degree to which the subject property competes with other properties in the area;

●	the proximity and attractiveness of competing properties;

●	the existence and construction of competing properties;

●	the adequacy of the property’s management and maintenance;

●	tenant mix and concentration;

●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

●	demographic factors;

●	customer confidence, tastes and preferences;

●	retroactive changes in building codes and other applicable laws;

●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;

●	an increase in the capital expenditures needed to maintain the property or make improvements;

●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

●	an increase in vacancy rates;

●	a decline in rental rates as leases are renewed or replaced;

●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	the rental rates at which leases are renewed or replaced;

●	the percentage of total property expenses in relation to revenue;

●	the ratio of fixed operating expenses to those that vary with revenues; and

●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;

●	to fund repairs, replacements and capital improvements at the property; and

●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;

●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

●	an increase in tenant payment defaults or any other inability to collect rental payments;

●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

●	an increase in the capital expenditures needed to maintain the property or to make improvements;

●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;

●	the creditworthiness of the tenants; and

●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;

●	the availability of refinancing sources;

●	changes in governmental regulations, licensing or fiscal policy;

●	changes in zoning or tax laws; and

●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

●	operating the property and providing building services;

●	managing operating expenses; and

●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,

●	reduce operating and repair costs, and

●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive.

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;

●	location;

●	type of business or services and amenities offered; and

●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;

●	has lower operating costs;

●	offers a more favorable location; or

●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

●	the location of the property with respect to the central business district or population centers;

●	demographic trends within the metropolitan area to move away from or towards the central business district;

●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

●	the quality and philosophy of building management;

●	access to mass transportation;

●	accessibility from surrounding highways/streets;

●	changes in zoning laws; and

●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;

●	the building’s age, condition and design, including floor sizes and layout;

●	access to public transportation and availability of parking; and

●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;

●	tax incentives; and

●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,

●	factory outlet centers,

●	malls,

●	automotive sales and service centers,

●	consumer oriented businesses,

●	department stores,

●	grocery stores,

●	convenience stores,

●	specialty shops,

●	gas stations,

●	movie theaters,

●	fitness centers,

●	bowling alleys,

●	salons, and

●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;

●	tenants’ sales;

●	tenant mix;

●	whether the property is in a desirable location;

●	the physical condition and amenities of the building in relation to competing buildings;

●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and

●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,

●	grant a potential tenant a free rent or reduced rent period,

●	improve the condition of the property generally, or

●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	perceptions regarding the safety of the surrounding area;

●	demographics of the surrounding area;

●	the strength and stability of the local, regional and national economies;

●	traffic patterns and access to major thoroughfares;

●	the visibility of the property;

●	availability of parking;

●	the particular mixture of the goods and services offered at the property;

●	customer tastes, preferences and spending patterns; and

●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;

●	termination of an anchor tenant’s lease;

●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;

●	discount shopping centers and clubs;

●	catalogue retailers;

●	home shopping networks and programs;

●	internet web sites and electronic media shopping; and

●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”. See Annex A for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;

●	the types of services or amenities offered at the property;

●	the location of the property;

●	distance from employment centers and shopping areas;

●	the characteristics of the surrounding neighborhood, which may change over time;

●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

●	the ability of management to provide adequate maintenance and insurance;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

●	the ability of management to respond to competition;

●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

●	in the case of student housing facilities, the reliance on the financial well-being of the college or university to which it relates, competition from on-campus housing units, and the relatively higher turnover rate compared to other types of multifamily tenants;

●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

●	local factory or other large employer closings;

●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

●	whether the property is subject to any age restrictions on tenants;

●	the extent to which increases in operating costs may be passed through to tenants; and

●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;

●	require good cause for eviction;

●	require disclosure of fees;

●	prohibit unreasonable rules;

●	prohibit retaliatory evictions;

●	prohibit restrictions on a resident’s choice of unit vendors;

●	limit the bases on which a landlord may increase rent; or

●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;

●	resort hotels with many amenities;

●	limited service hotels;

●	hotels and motels associated with national or regional franchise chains;

●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and

●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;

●	the seasonal nature of business at the property;

●	the level of room rates relative to those charged by competitors;

●	quality and perception of the franchise affiliation;

●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

●	the existence or construction of competing hospitality properties;

●	nature and quality of the services and facilities;

●	financial strength and capabilities of the owner and operator;

●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

●	increases in operating costs, which may not be offset by increased room rates;

●	the property’s dependence on business and commercial travelers and tourism;

●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;

●	the public perception of the franchise service mark; and

●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—

1.	availability of labor services,

2.	proximity to supply sources and customers, and

3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;

●	building design of the property, the desirability of which in a particular instance may depend on—

1.	ceiling heights,

2.	column spacing,

3.	number and depth of loading bays,

4.	divisibility,

5.	floor loading capacities,

6.	truck turning radius,

7.	overall functionality, and

8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and

●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,

●	location and visibility,

●	tenant privacy,

●	efficient access to the property,

●	proximity to potential users, including apartment complexes or commercial users,

●	services provided at the property, such as security,

●	age and appearance of the improvements, and

●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks

Manufactured housing communities and mobile home parks consist of land that is divided into “spaces” or “home sites” that are primarily leased to owners of the individual mobile homes or other housing units. The home owner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the home, and landscaping. The land owner typically provides private roads within the park, common facilities and, in many cases, utilities. In general, the individual mobile homes and other housing units will not constitute material collateral for a mortgage loan underlying the offered certificates.

Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. In general, parks that lease recreational vehicle spaces can be viewed as having a less stable tenant population than parks occupied predominantly by mobile homes.

Factors affecting the successful operation of a manufactured housing community, mobile home park or recreational vehicle park include—

●	location of the manufactured housing community property;

●	the ability of management to provide adequate maintenance and insurance;

●	the number of comparable competing properties in the local market;

●	the age, appearance, condition and reputation of the property;

●	whether the property is subject to any age restrictions on tenants;

●	the quality of management; and

●	the types of facilities and services it provides.

Manufactured housing communities and mobile home parks also compete against alternative forms of residential housing, including—

●	multifamily rental properties,

●	cooperatively-owned apartment buildings,

●	condominium complexes, and

●	single-family residential developments.

Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging, such as staying at a hotel at the beach.

Manufactured housing communities, mobile home parks and recreational vehicle parks have few improvements (which are highly specialized) and are “special purpose” properties that could not be readily converted to general residential, retail or office use. This will adversely affect the liquidation value of the property if its operation as a manufactured housing community, mobile home park or recreational vehicle park, as the case may be, becomes unprofitable due to competition, age of the improvements or other factors.

Moreover, manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Some states regulate the relationship of an owner of a manufactured housing community or mobile home park and its tenants in a manner similar to the way they regulate the relationship between a landlord and tenant at a multifamily rental property. In addition, some states also regulate changes in the use of a manufactured housing community or mobile home park and require that the owner give written notice to its tenants a substantial period of time prior to the projected change.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control and/or rent stabilization on manufactured housing communities and mobile home parks. These ordinances may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws either do not permit vacancy decontrol or permit vacancy decontrol only in the relatively rare event that the mobile home or manufactured housing unit is removed from the homesite. Local authority to impose rent control or rent stabilization on manufactured housing communities and mobile home parks is pre-empted by state law in some states and rent control or rent stabilization is not imposed at the state level in those states. In some states, however, local rent control and/or rent stabilization ordinances are not pre-empted for tenants having short-term or month-to-month leases, and properties there may be subject to various forms of rent control or rent stabilization with respect to those tenants.

In addition, some manufactured housing community properties may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community property.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;

●	medical offices;

●	skilled nursing facilities;

●	nursing homes;

●	congregate care facilities; and

●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;

●	retroactive rate adjustments;

●	administrative rulings;

●	policy interpretations;

●	delays by fiscal intermediaries; and

●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;

●	facility inspections;

●	rate setting;

●	disruptions in payments;

●	reimbursement policies;

●	audits, which may result in recoupment of payments made or withholding of payments due;

●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;

●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and

●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;

●	perceptions by prospective customers of safety, convenience, services and attractiveness;

●	the cost, quality and availability of food and beverage products;

●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

●	changes in demographics, consumer habits and traffic patterns;

●	the ability to provide or contract for capable management; and

●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,

●	product,

●	price,

●	value,

●	quality,

●	service,

●	convenience,

●	location, and

●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,

●	more favorable locations,

●	more effective marketing,

●	more efficient operations, or

●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

2.       require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Recreational and Resort Properties

Any mortgage loan underlying the offered certificates may be secured by a golf course, marina, ski resort, amusement park or other property used for recreational purposes or as a resort. Factors affecting the economic performance of a property of this type include:

●	the location and appearance of the property;

●	the appeal of the recreational activities offered;

●	the existence or construction of competing properties, whether or not they offer the same activities;

●	the need to make capital expenditures to maintain, refurbish, improve and/or expand facilities in order to attract potential patrons;

●	geographic location and dependence on tourism;

●	changes in travel patterns caused by changes in energy prices, strikes, location of highways, construction of additional highways and similar factors;

●	seasonality of the business, which may cause periodic fluctuations in operating revenues and expenses;

●	sensitivity to weather and climate changes; and

●	local, regional and national economic conditions.

A marina or other recreational or resort property located next to water will also be affected by various statutes and government regulations that govern the use of, and construction on, rivers, lakes and other waterways.

Because of the nature of the business, recreational and resort properties tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. In addition, some recreational and resort properties may be adversely affected by prolonged unfavorable weather conditions.

Recreational and resort properties are generally special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;

●	competition from other schools or cultural and educational institutions;

●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and

●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Parking Lots and Garages

The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and

●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,

●	cover operating expenses, and

●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,

●	hotels and motels,

●	recreational vehicle parks, and

●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,

●	retail stores,

●	office buildings, and

●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;

●	increases in interest rates and real estate tax rates; and

●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

●	the income capitalization method, which takes into account the property’s projected net cash flow; or

●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;

●	the replacement cost of a property may have little to do with its current market value; and

●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	a title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your certificates.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although there is already existing mezzanine debt, and mezzanine debt is permitted in the future, in the case of certain mortgage loans. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

Risks of Anticipated Repayment Date Loans

Two (2) mortgage loans, secured by the mortgaged properties identified on Annex A to this prospectus as Sterling Jewelers Corporate Headquarters I & II and Novo Nordisk, respectively, and representing approximately 3.8% and 1.5%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each provides that if after a certain date (referred to as an anticipated repayment date) the related borrower has not prepaid such mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the original mortgage loan rate for such mortgage loan. Generally, from and after the anticipated repayment date for each such mortgage loan, cash flow in excess of that required for debt service, the funding of reserves, other amounts then due and payable under the related loan documents (other than “excess interest” described below) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge or other prepayment premium) of such mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay each such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and such borrower has no obligation to do so. While interest at the original mortgage loan rate continues to accrue and be payable on a current basis on each such mortgage loan after its related anticipated repayment date, payment of the additional interest accrued by reason of the marginal increase in the interest rate (“excess interest”) will be deferred until (and such excess interest will be required to be paid, if and to the extent permitted under applicable law and the related loan documents, only after) the outstanding principal balance of such mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest, neither of which are offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your certificates will likely extend the weighted average life of your certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements.

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges.

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses.

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or

●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,

●	the exercise of those remedies would be inequitable or unjust, or

●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases.

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance.

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules.

See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—General—One Action and Security First Rules” and “—Foreclosure—General—Anti-Deficiency Legislation”.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, restaurants, shopping malls, water parks, theater space, music venues, dental or medical offices, R&D facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in a commercial condominium unit or multiple units in a residential condominium project, and

●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the closing of the offered certificates.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Twelve (12) of the mortgaged properties, securing approximately 27.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no mortgaged property has a seismic expected loss of greater than 19%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor Representations and Warranties No. 16 (Insurance) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,

●	riot, strike and civil commotion,

●	terrorism,

●	nuclear, biological or chemical materials,

●	revolution,

●	governmental actions,

●	floods and other water-related causes,

●	earth movement, including earthquakes, landslides and mudflows,

●	wet or dry rot,

●	mold,

●	vermin, and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA“).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the certificates would be reduced or delayed. Even if the challenge were not successful, payments on the certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA“) under which the Federal Deposit Insurance Corporation (the “FDIC“) can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the certificates would be delayed while the court resolved the issue.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);

●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Future Funding Obligations Entail Risk

With respect to the Novo Nordisk loan combination, the companion loan evidenced by the promissory note designated as note A-2 (the “Novo Nordisk unfunded companion loan”) is currently unfunded, however, if certain conditions described in “Description of the Mortgage Pool—The Loan Combinations—The Novo Nordisk Loan Combination” are satisfied, the holder of such companion loan will be required to fund such companion loan up to a maximum principal balance of $39,580,000.

Pursuant to the related mortgage loan documents and co-lender agreement, the obligation to fund any such future advances will be the sole responsibility of the holder of the Novo Nordisk unfunded companion loan (currently Natixis Real Estate Capital LLC) and not the responsibility of the issuing entity. There can be no assurance that any future advances required under the related mortgage loan documents will be made when due.

Natixis Real Estate Capital LLC is the current holder of the Novo Nordisk unfunded companion loan, however we cannot guarantee that such companion loan will not be transferred to another entity or further split in the future, which entity may not be an affiliate of the related mortgage loan seller.

Pursuant to the related co-lender agreement, the holder of the Novo Nordisk unfunded companion loan will be required to indemnify the trust and the other Novo Nordisk companion loan holders against any and all losses, claims, damages, costs, expenses and liabilities in connection with, arising out of, or as a result of, the holder of the Novo Nordisk unfunded companion loan’s acts or omissions with respect to any obligations to make a future advance. However, there can be no assurance that the holder of the Novo Nordisk unfunded companion loan will satisfy, or will have the ability to satisfy, any of its respective indemnification obligations under the related co-lender agreement. Furthermore, if the holder of the Novo Nordisk unfunded companion loan files for bankruptcy, the issuing entity’s ability to enforce any future funding obligation or indemnification obligation may be significantly delayed, and any amount ultimately recovered may be substantially less than the future funding commitment required to be funded or the losses suffered by the issuing entity.

The inability of the related borrower to receive a future advance to which it is entitled could prevent it from making improvements, entering into leases or making debt service payments that are necessary to achieve stabilized cash flow required for the related mortgaged property to achieve stabilization, and therefore to refinance the related loan combination upon maturity or, in the case of debt service payments, to make timely payments with respect to the loan combination. If the holder of the Novo Nordisk unfunded companion loan fails to fund an advance when it is due under the related mortgage loan documents, there is a risk that (1) the related borrower may default under the Novo Nordisk loan combination, which would result in losses being allocated to the Novo Nordisk mortgage loan, and (2) the related borrower may claim a right of offset against its obligations under the Novo Nordisk mortgage loan, which would result in losses being allocated to the Novo Nordisk mortgage loan. Therefore, there can be no assurance that a failure to fund any future advance by the holder of the Novo Nordisk unfunded companion loan will not cause payments on the Novo Nordisk mortgage loan to be interrupted. However, the related borrower acknowledged in the mortgage loan documents that only the holder of the Novo Nordisk unfunded companion loan is required to fund such future advances and that the failure of the holder of the Novo Nordisk unfunded companion loan to make any future advance will not give rise to any right of offset or defense with respect to any of the borrower’s obligations under the Novo Nordisk mortgage loan or the other Novo Nordisk companion loans.

In addition, the related borrower may assert lender liability claims against the lender under the related Novo Nordisk loan combination. While the holder of the Novo Nordisk unfunded companion loan will have an obligation, pursuant to the related co-lender agreement, to indemnify the issuing entity, as holder of the Novo Nordisk mortgage loan, for any losses resulting from a failure to fund a future advance, there is no assurance that the holder will be able to satisfy its indemnification obligations. As such, the issuing entity could suffer losses relating to litigation costs and, if such litigation results in a judgment in favor of the related borrower, the issuing entity may be required to satisfy such judgment out of its assets.

Even if future advances are made, we cannot assure you that the value of, or cash flow at, the related mortgaged property will increase. When a future advance is made, the principal balance of the Novo Nordisk loan combination and the related borrower’s debt service will increase. In addition, since each future advance is funded by the holder of the Novo Nordisk unfunded companion loan, such holder’s pro rata share of distributions on the Novo Nordisk loan combination will increase. As such, following a future advance, although the monthly payment amount due on the Novo Nordisk Mortgage Loan will not be affected, the issuing entity will be entitled to a smaller proportion of proceeds on the related Novo Nordisk loan combination.

It is possible that a future funding obligation constitutes an “executory contract” for purposes of the Bankruptcy Code. The Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. If the holder of the Novo Nordisk unfunded companion loan rejects the related future funding obligation, the related borrower may have only an unsecured claim against such holder for damages resulting from such breach, which may not be paid in full, if at all.

Furthermore, the filing of a bankruptcy case by or against the holder of the Novo Nordisk unfunded companion loan may prevent or delay the enforcement of such holder’s indemnification obligations. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. As a consequence, the issuing entity may have only an unsecured claim against the holder of the Novo Nordisk unfunded companion loan for indemnification obligations, which may not be paid in full, if at all. In any event, we cannot assure you that the holder of the Novo Nordisk unfunded companion loan will not file for bankruptcy protection, that creditors of such entity will not initiate a bankruptcy or similar proceeding against such entity, or that, if initiated, a bankruptcy case of such entity could be dismissed.

For the above reasons, even though the obligation to fund future advances and the right to repayment of any such future advances, with interest, will not be transferred to the issuing entity, payments on the certificates may be adversely impacted if future funding commitments are not satisfied or if future advances do not increase the value of, or the cash flow at, the related mortgaged property.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;

●	negligence resulting in a personal injury; or

●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to certificateholders if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” above, “Description of the Mortgage Pool—Default History,

Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

●	reduce monthly payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

Additionally, in February 2012, a bill was passed by the Georgia Senate and introduced in the Georgia State House of Representatives that would limit rights of holders that acquired loans for less than par, by limiting the amount that a purchaser of debt (including the issuing entity) could collect from a guarantor of a commercial mortgage loan to the lesser of the purchase price paid for the debt or the maximum amount of the guarantee. The bill would apply both retroactively and prospectively to all types of loans made to all types of borrowers and presumably to the mortgage loans. If enacted, legislation of this type would appear to interfere with established contractual rights, and as such may be unconstitutional insofar as it would be applied to debt sold or transferred prior to the legislation’s enactment date. This type of measure could undermine the value of the mortgage loans and the special servicer’s workout efforts including, without limitation, the ability to collect on a guaranty or to use the threat of the same as a mechanism to compel a borrower to engage in a workout or provide a deed-in-lieu of foreclosure. The legislative session of the Georgia State House of Representatives ended without a vote on the bill. As a result, the bill died; however, we cannot assure you that a similar bill will not be re-introduced and passed in Georgia or in any other state in future legislative sessions.

See also “—Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities“) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. In connection therewith, Citigroup Global Markets Realty Corp., the expected holder of a portion of the VRR Interest and the initial risk retention consultation party, is an Underwriter Entity. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee and will have no authority to advise the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of (i) Citigroup Global Markets Realty Corp., one of the sponsors, an originator and the initial risk retention consultation party, (ii) Citi Real Estate Funding Inc., one of the sponsors and an originator, (iii) Citibank, N.A., the certificate administrator, and (iv) Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related outside serviced loan combination. However, neither the outside servicer nor the outside special servicer will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the outside servicer or the outside special servicer to violate applicable law, the related mortgage loan documents, the outside servicing agreement (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Loan Combinations” for more information regarding the rights of any companion loan holder.

In addition, Citigroup Global Markets Realty Corp., an originator, is expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and is expected to appoint itself as the initial risk retention consultation party. The risk retention consultation party may, on a strictly non-binding basis, consult with the master servicer and/or the special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holder of the VRR interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or such holder of the VRR interest holds companion loan securities, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party with respect to a mortgage loan is the risk retention consultation party or the holder of the VRR Interest entitled to appoint the risk retention consultation party (any such mortgage loan being referred to in this context as an “excluded RRCP mortgage loan” as to the risk retention consultation party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP mortgage loan. See “Credit Risk Retention”.

In addition, the pooling and servicing agreement will provide that, to the extent the risk retention consultation party or a holder of the VRR Interest receives access pursuant to the pooling and servicing agreement to any information relating to an excluded RRCP mortgage loan (or a mortgage loan as to which such holder of a VRR Interest is a borrower party) and/or the related mortgaged properties (other than information with respect to such excluded RRCP mortgage loan (or such mortgage loan as to which a holder of a VRR Interest is a borrower party) that is aggregated with information relating to other mortgage loans at a pool level), the risk retention consultation party or any holder of the VRR Interest will be deemed to have agreed that it (i) will not provide any such information to, among others, the related borrower party or the employees or personnel of the risk retention consultation party or such holder of a VRR Interest or any of such party’s affiliates involved in the management of any investment in the related borrower party or the related mortgaged property, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in order to comply with the limitations described in clause (i) above. There can be no assurance that Citigroup Global Markets Realty Corp. (as the holder of the VRR Interest with the right to appoint the risk retention consultation party) or the risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or loan combination or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or loan combination becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or

●	as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of the certificateholders or any group of certificateholders. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Rialto Capital Advisors, LLC, the expected special servicer for this transaction, is an affiliate of RREF III-D AIV RR, LLC, which is (or is an affiliate of the entity that is) anticipated to purchase the Class E, Class F and Class G certificates and to receive the Class S certificates, and further which is (or is an affiliate of the entity that is) expected to be appointed as the initial controlling class representative (and, accordingly, the initial directing holder with respect to all of the mortgage loans and loan combinations serviced under the pooling and servicing agreement for this securitization transaction, other than (x) any serviced loan combination as to which the related controlling companion loan is not included in this securitization transaction, and (y) any excluded mortgage loan). Notwithstanding the foregoing, Rialto Capital Advisors, LLC and RREF III-D AIV RR, LLC are affiliates of Rialto Mortgage Finance, LLC, the current holder of the Atlanta and Anchorage Hotel Portfolio controlling companion loan (and another Atlanta and Anchorage Hotel Portfolio pari passu companion loan) and the initial directing holder with respect to the Atlanta and Anchorage Hotel Portfolio loan combination. Rialto Capital Advisors, LLC or an affiliate assisted RREF III-D AIV RR, LLC and/or one or more of its affiliates with its due diligence of the mortgage loans, prior to the closing date.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May

Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event, (iv) has no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of certificates or any certificateholder. It is not intended that the operating advisor act as a surrogate for the certificateholders. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (as a collective whole) and will have no fiduciary duty to any party. In addition, pursuant to Regulation RR, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) and (ii) directly or indirectly have any financial interest in this securitization transaction other than in fees from its role as the operating advisor. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative, the risk retention consultation party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative, the risk retention consultation party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder

It is expected that (i) RREF III-D AIV RR, LLC (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the mortgage loans and loan combinations serviced under the pooling and servicing agreement (other than (x) any excluded mortgage loan and (y) any serviced outside controlled loan combination), (ii) Rialto Mortgage Finance, LLC is the initial holder of the Atlanta and Anchorage Hotel Portfolio controlling pari passu companion loan and, as such, will be the initial directing holder with respect to the Atlanta and Anchorage Hotel Portfolio loan combination, (iii) Hangang US Real Estate Fund No. 1, Hangang US Real Estate Fund No. 1-1 and Hangang US Real Estate Fund No. 1-2 are, collectively, the initial holder of the Urban Union - Amazon subordinate companion loan and, as such, will, collectively, be the initial directing holder with respect to the Urban Union - Amazon loan combination, and (iv) Natixis Real Estate Capital LLC is the initial holder of the Broadway Portfolio controlling pari passu companion loan and, as such, will be the initial directing holder with respect to the Broadway Portfolio loan combination. RREF III-D AIV RR, LLC and Rialto Mortgage Finance, LLC are affiliates of Rialto Capital Advisors, LLC, the initial special servicer (see “—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer” above). The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer (but not any outside special servicer for any outside serviced loan combination) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent and/or consultation rights with respect to the applicable mortgage loan(s) and companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus; provided, however, that a directing holder may lose any such rights upon the occurrence of certain events. See “The Pooling and Servicing Agreement—Directing Holder”.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class will have no duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any certificateholder. See “The Pooling and Servicing Agreement—Directing Holder”. Any directing holder may have interests in conflict with those of some or all of the certificateholders. As a result, it is possible that such directing holder (for so long as it is permitted to do so (e.g., in the case of the controlling class representative, for so long as a control termination event does not exist)) may direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, the special servicer may, based on such direction, take actions with respect to the applicable specially serviced loan(s) for which the special servicer is responsible that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the controlling class representative or other directing holder, as applicable (in the case of the controlling class representative, for so long as a control termination event does not exist, and other than with respect to any serviced outside controlled loan combination or any excluded mortgage loan). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and (so long as a consultation termination event does not exist) the controlling class representative for this securitization transaction will have certain consultation rights with respect to such outside serviced loan combination. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any or all of the controlling class representative for this securitization transaction, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), and the outside controlling note holder of a serviced outside controlled loan combination may have interests that are in conflict with those of any or all of the certificateholders, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights may affect the servicing of the related mortgage loan. The special servicer, at the direction of or upon consultation with, as applicable, a serviced companion loan holder (or its representative), may take actions with respect to the related serviced loan combination that could adversely affect the holders of some or all of the classes of the certificates, to the extent described under “Description of the Mortgage Pool—The Loan Combinations”. No serviced companion loan holder (or its representative) will have any duty to the holders of any class of certificates and may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (or its representative) may advise (or, if it is the outside controlling note holder of a serviced outside controlled loan combination, may direct) the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates.

No certificateholder may take any action against the controlling class representative for this securitization transaction, any outside controlling class representative (or, in the case of an outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or any serviced companion loan holder (or its representative) for having acted solely in its own interests. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

However, if any mortgage loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that such excluded controlling class holders will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E, Class F and Class G certificates (the “B-Piece Buyer“) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class E, Class F and Class G certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-Piece Buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

It is anticipated that RREF III-D AIV RR, LLC (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to the serviced mortgage loans and serviced companion loans other than any serviced outside controlled loan combination and any excluded mortgage loan. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled loan combination, as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled companion loan, as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Loan Combinations” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other certificateholders would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer (but not any outside special servicer for any outside serviced loan combination) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists). In addition, after the occurrence and during the continuance of a control termination event, or at any time based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders (as a collective whole)), the special servicer (but not any outside special servicer for any outside serviced loan combination) may be replaced based on a certificateholder vote. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

The outside special servicer for any outside serviced loan combination will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced loan combination. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

The Servicing of Each of the Atlanta and Anchorage Hotel Portfolio Loan Combination, the Urban Union - Amazon Loan Combination and the Broadway Portfolio Loan Combination Will Shift to Other Servicers

The servicing of each of the Atlanta and Anchorage Hotel Portfolio loan combination, the Urban Union - Amazon loan combination and the Broadway Portfolio loan combination is expected to be governed by the pooling and servicing agreement for this securitization transaction only temporarily, until such time as the related (or a specified related) pari passu companion loan is securitized in a separate securitization. At that time, the servicing and administration of the subject loan combination will shift to the outside servicer and outside special servicer under that other future securitization and will be governed exclusively by the servicing agreement entered into in connection with that securitization and the related co-lender agreement. In the case of each such loan combination, neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been definitively determined. In addition, with respect to each such loan combination, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related (or the applicable related) pari passu companion loan have not yet been definitively determined, although such agreement will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations—The Atlanta and Anchorage Hotel Portfolio Loan Combination”, “—The Urban Union - Amazon Loan Combination” and “—The Broadway Portfolio Loan Combination”. Prospective investors should be aware that they will not have any control over the identity of any outside servicer or outside special servicer, nor will they have any assurance as to the particular terms of any such outside servicing agreement except to the extent of compliance with the requirements of the related co-lender agreement.

Rights of the Directing Holder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement (and, in the case of the controlling class representative, for so long as a control termination event does not exist and the related mortgage loan is not an excluded mortgage loan), the special servicer generally will be required to obtain the consent of the related directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, loan combination serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with (i) after the occurrence and during the continuance of a control termination event, the controlling class representative (until the occurrence and during the continuance of a consultation termination event unless an excluded mortgage loan is involved), (ii) after the occurrence and during the continuance of an operating advisor consultation trigger event, the operating advisor, and (iii) the risk retention consultation party to the extent set forth in the pooling and servicing agreement ; provided that such consultation will occur with respect to a serviced outside controlled loan combination if and to the extent that the holder of the related split mortgage loan is granted consultation rights under the related co-lender agreement. See “The Pooling and Servicing Agreement—Directing Holder”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” for a list of actions and decisions requiring consultation with the operating advisor (following the occurrence of an operating advisor consultation trigger event) and/or the controlling class representative (following the occurrence of a control termination event). As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or the risk retention consultation party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of certificates; (ii) may act solely in its own interests or the VRR Interest, as applicable (or, in the case of the controlling class representative, in the interests of the holders of the controlling class); (iii) does not have any duties to the holders of any class of certificates (other than, in the case of the controlling class representative, the holder of the controlling class or, in the case of the risk retention consultation party, the holder of the applicable portion of the VRR Interest, as applicable); (iv) may take actions that favor its own interests (or, in the case of the controlling class representative, the interests of the holders of the controlling class or, in the case of the risk retention consultation party, the interests of the holder of the applicable portion of the VRR Interest, as applicable) over the interests of the holders of one or more classes of certificates; and (v) will have no liability whatsoever (other than, in the case of the controlling class representative, to the related controlling class certificateholder(s)) for having so acted as set forth in (i) – (iv) above, and that no certificateholder may take any action whatsoever against any directing holder or the risk retention consultation party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or the risk retention consultation party for having so acted.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced pari passu loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced pari passu loan combination. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced pari passu loan combination, then the net proceeds realized by the certificateholders in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder or its representative will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, for so long as a consultation termination event does not exist, unless an excluded mortgage loan is involved (or unless the controlling note is a subordinate companion loan in an AB loan combination), the controlling class representative will have non-binding consultation rights with respect to certain servicing decisions involving any serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder or its representative (if it is not otherwise exercising the rights of directing holder) will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Notwithstanding the foregoing, any such consultation with the serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) the right of the subordinate companion loan holder to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of certificates.

●	With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to our securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your certificates.

See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Citigroup Global Markets Realty Corp. and Citi Real Estate Funding Inc., each in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a Control Termination Event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

●	that the results of the environmental testing were accurately evaluated in all cases;

●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or

●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or

●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances (such as with respect to the Plaza de Hacienda mortgage loan where the borrower has the right to ground lease a specified parcel at the mortgaged property to a tenant who would have the right to improve that parcel (subject to satisfaction of certain conditions at the time the improvement commences). In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

No Gross Up in Respect of the Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to certificateholders in respect of such taxes and such withholding tax would therefore result in a shortfall to affected certificateholders. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA.”

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the depositor, the sponsors, the related borrower, the trustee, the certificate administrator, the operating advisor, the master servicer or the special servicer will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

Ordinarily, a grantor trust that modifies a mortgage loan jeopardizes its tax status as a grantor trust, and a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC, and possibly a grantor trust, may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test“). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC or grantor trust restrictions as well as any potential changes to the tax rules governing REMICs or grantor trusts.

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates will be Citigroup Commercial Mortgage Trust 2017-P7 (the “Issuing Entity“). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool“) of 46 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans“) with an aggregate principal balance as of their respective due dates in April 2017 (or, in the case of any Mortgage Loan that has its first due date subsequent to April 2017, the date that would have been its due date in April 2017 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month) (collectively, the “Cut-off Date“), after deducting payments of principal due on such respective dates, of approximately $1,025,317,969 (with respect to each Mortgage Loan, the “Cut-off Date Balance“ and, in the aggregate, the “Initial Pool Balance“).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note“) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage“) creating a first lien on a fee simple and/or leasehold interest in an office, retail, mixed use, multifamily, hospitality, industrial, self storage or manufactured housing community property (each, a “Mortgaged Property“) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Fourteen (14) of the Mortgage Loans (each such Mortgage Loan, a “Split Mortgage Loan“), collectively representing approximately 41.7% of the Initial Pool Balance, are each part of a split loan structure (a “Loan Combination“). A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan“) that will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan“ and the related Loan Combination may be referred to in this prospectus as a “Pari Passu Loan Combination“. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan“ and the related Loan Combination may be referred to in this prospectus as an “AB Loan Combination“. If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, the discussion in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “—The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers“), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citigroup Global Markets Realty Corp., a New York corporation (“CGMRC”)	13 (the “CGMRC Mortgage Loans”)	$291,814,412	28.5%
Citi Real Estate Funding Inc., a New York corporation (“CREFI”)	10 (the “CREFI Mortgage Loans” and together with the CGMRC Mortgage Loans, the “Citi Mortgage Loans”)	260,624,490	25.4
Natixis Real Estate Capital LLC, a Delaware limited liability company (“NREC”)	16 (the “NREC Mortgage Loans”)	253,439,718	24.7
Macquarie US Trading LLC d/b/a Principal Commercial Capital, a Delaware limited liability company (“Principal Commercial Capital”)	7 (the “PCC Mortgage Loans”)	219,439,348	21.4
Total	46	$1,025,317,969	100.0%

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citigroup Global Markets Realty Corp. (1)(2)	Citigroup Global Markets Realty Corp.	12	$261,814,412	25.5%
Citi Real Estate Funding Inc.(3)(4)	Citi Real Estate Funding Inc.	10	260,624,490	25.4
Natixis Real Estate Capital LLC(5)	Natixis Real Estate Capital LLC	16	253,439,718	24.7
Macquarie US Trading LLC d/b/a Principal Commercial Capital(6)	Macquarie US Trading LLC d/b/a Principal Commercial Capital(6)	7	219,439,348	21.4
Deutsche Bank AG, New York Branch(7)	Citigroup Global Markets Realty Corp.	1	30,000,000	2.9
	Total	46	$1,025,317,969	100.0%

(1)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street (which will be sold to the Depositor by CGMRC), representing approximately 2.8% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CGMRC and Deutsche Bank AG, New York Branch.

(2)	The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Atlanta and Anchorage Hotel Portfolio (which will be sold to the Depositor by CGMRC), representing approximately 2.7% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CGMRC, Barclays Bank PLC and Rialto Mortgage Finance, LLC.

(3)	The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Mack-Cali Short Hills Office Portfolio (which will be sold to the Depositor by CREFI), representing approximately 7.3% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CREFI and Goldman Sachs Mortgage Company.

(4)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Key Center Cleveland (which will be sold to the Depositor by CREFI), representing approximately 4.9% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CREFI, Deutsche Bank AG, New York Branch and Bank of America, N.A.

(5)	See “Transaction Parties—The Originators—Natixis Real Estate Capital LLC” for additional information regarding the origination of the related Mortgage Loans.

(6)	Principal Commercial Capital is the lending platform jointly formed by Macquarie US Trading LLC and Principal Real Estate Investors, LLC to originate and securitize commercial mortgage loans.

(7)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo (which will be sold to the Depositor by CGMRC), representing approximately 2.9% of the Initial Pool Balance, is part of a Loan Combination that was originated by Deutsche Bank AG, New York Branch.

CGMRC, CREFI, NREC, Principal Commercial Capital and Deutsche Bank AG, New York Branch are referred to in this prospectus as the originators. CGMRC, CREFI, NREC, Principal Commercial Capital and Deutsche Bank AG, New York Branch originated 25.5%, 25.4%, 24.7%, 21.4% and 2.9%, respectively, of the Initial Pool Balance.

CGMRC has acquired the CGMRC Mortgage Loan that was originated by Deutsche Bank AG, New York Branch.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor“) will acquire the Mortgage Loans from each of CGMRC, CREFI, NREC and Principal Commercial Capital (collectively, the “Sponsors“) on or about April 18, 2017 (the “Closing Date“) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the Mack-Cali Short Hills Office Portfolio Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Loan Combination may be identified in this prospectus by name (for example, the Mack-Cali Short Hills Office Portfolio Mortgage Loan or the Mack-Cali Short Hills Office Portfolio Loan Combination); when that occurs, we are referring to the Mortgage Loan or Loan Combination, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a Mack-Cali Short Hills Office Portfolio Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, Mack-Cali Short Hills Office Portfolio) is combined with any Loan Combination-related defined term (for example, Companion Loan Holder), reference is being made to such combined term (for example, “Mack-Cali Short Hills Office Portfolio Companion Loan Holder”) as it relates to that particular Split Mortgage Loan or the related Loan Combination as if it were so defined in this prospectus.

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report“) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

“ADR“ means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount“ means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service“ means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of April 2017 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to April 2017, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of April 2017); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period. Additionally, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as SAP Building, representing approximately 2.4% of the Initial Pool Balance, which amortizes based on the non-standard amortization schedule set forth on Annex G to this prospectus, the Annual Debt Service is calculated based on the aggregate debt service during the 12-month period commencing April 5, 2017.

“Appraised Value“ means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value, unless otherwise specified below, and is in each case as determined by an appraisal made not more than 4 months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Key Center Cleveland, representing approximately 4.9% of the Initial Pool Balance, the “Appraised Value” of the related Mortgaged Property ($362,000,000) set forth on Annex A is the “as-stabilized” appraised value. The “as-is” appraised value of the Mortgaged Property is $304,100,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 2.9% of the Initial Pool Balance, the “Appraised Value” of the related Mortgaged Property ($470,000,000) set forth on Annex A is the “hypothetical as is” value, which assumes remaining contractual obligations totaling approximately $24.2 million, consisting of approximately $10.0 million in free rent, $4.4 million in leasing commissions, $7.6 million in tenant improvements, and $2.2 million in capital improvements, were expended as of October 1, 2016. Approximately $25.6 million was reserved at origination of the related Loan Combination for such contractual obligations. The “as-is” appraised value of the Mortgaged Property is $445,000,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 901 Wilshire Boulevard, representing approximately 2.5% of the Initial Pool Balance, the “Appraised Value” of the related Mortgaged Property ($40,700,000) set forth on Annex A is the “prospective market value upon stabilization”, as the entire Mortgaged Property is currently under construction. The “as-is” appraised value of the Mortgaged Property is $36,100,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Urban Union - Amazon, representing approximately 2.3% of the Initial Pool Balance, the “Appraised Value” of the related Mortgaged Property ($269,000,000) set forth on Annex A is the “as-stabilized” appraised value. The “as-is” appraised value of the Mortgaged Property is $255,000,000.

“ARD“ means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance“ means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group“ means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio“ or “Cut-off Date Loan-to-Value Ratio“ generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan, unless otherwise indicated;

●	with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Residence Inn Orlando East UCF, representing approximately 1.2% of the Initial Pool Balance, the Cut-off Date LTV Ratio was calculated based on the related Cut-off Date Balance, divided by the related Appraised Value plus $2,000,000 (the amount reserved for a potential PIP). The ratio without the adjustment to the Appraised Value is 75.8%; and

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Un-Adjusted Cut-off Date LTV Ratio	Earnout or Holdback Amount	Cut-off Date LTV Ratio
Walden Brook Apartments	1.6%	65.8%	$700,000	63.0%
Amsdell Cold Spring & Montgomery	1.1%	71.6%	$300,000	69.8%

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which in each case is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (“as-is” appraised value)(1)	“as-is” appraised value(1)
Key Center Cleveland	4.9%	60.8%	$362,000,000	72.3%	$304,100,000
229 West 43rd Street Retail Condo	2.9%	60.6%	$470,000,000	64.0%	$445,000,000
901 Wilshire Boulevard	2.5%	63.9%	$40,700,000	72.0%	$36,100,000
Urban Union - Amazon	2.3%	23.1%	$269,000,000	24.4%	$255,000,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Novo Nordisk, representing approximately 1.5% of the Initial Pool Balance and as to which the related Loan Combination includes an unfunded Pari Passu Companion Loan with a maximum principal balance of $39,580,000, unless noted otherwise, the calculation of the Cut-off Date LTV Ratio of 52.6% does not include such unfunded Pari Passu Companion Loan. Based on the maximum principal balance of the Novo Nordisk Loan Combination, the “as-expanded” appraised value and the fully funded Underwritten NCF, the Cut-off Date LTV Ratio is 60.7%. If the related unfunded Pari Passu Companion Loan is fully funded and the related Mortgaged Property does not benefit from a proportionate increase in value, the related Cut-off Date LTV Ratio could increase. See “Risk Factors—Future Funding Obligations Entail Risk”.

“Debt Yield on Underwritten Net Cash Flow“ or “Debt Yield on Underwritten NCF“ means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan; and

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Cash Flow was calculated based on the related Underwritten Net Cash Flow divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Un-Adjusted Debt Yield on Underwritten NCF	Earnout or Holdback Amount	Debt Yield on Underwritten NCF
Walden Brook Apartments	1.6%	7.9%	$700,000	8.2%
Amsdell Cold Spring & Montgomery	1.1%	8.4%	$300,000	8.6%

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Novo Nordisk, representing approximately 1.5% of the Initial Pool Balance and as to which the related Loan Combination includes an unfunded Pari Passu Companion Loan with a maximum principal balance of $39,580,000, unless noted otherwise, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include such unfunded Pari Passu Companion Loan. Based on the maximum principal balance of the Novo Nordisk Loan Combination, the “as-expanded” appraised value and the fully funded Underwritten NCF, the Debt Yield on Underwritten Net Cash Flow is 10.6%.

“Debt Yield on Underwritten Net Operating Income“ or “Debt Yield on Underwritten NOI“ means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan; and

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Operating Income was calculated based on the related Underwritten Net Operating Income divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Un-Adjusted Debt Yield on Underwritten NOI	Earnout or Holdback Amount	Debt Yield on Underwritten NOI
Walden Brook Apartments	1.6%	8.3%	$700,000	8.7%
Amsdell Cold Spring & Montgomery	1.1%	8.6%	$300,000	8.8%

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Novo Nordisk, representing approximately 1.5% of the Initial Pool Balance and as to which the related Loan Combination includes an unfunded Pari Passu Companion Loan with a maximum principal balance of $39,580,000, unless noted otherwise, the calculation of the Debt Yield on Underwritten Net Operating Income does not include such unfunded Pari Passu Companion Loan. Based on the maximum principal balance of the Novo Nordisk Loan Combination, the “as-expanded” appraised value and the fully funded Underwritten NCF, the Debt Yield on Underwritten Net Operating Income is 10.6%.

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR“, “Underwritten NCF DSCR“ or “UW NCF DSCR“ generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan, unless expressly stated otherwise; and

●	with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as SAP Building, representing approximately 2.4% of the Initial Pool Balance, the DSCR is calculated using such Mortgage Loan’s non-standard amortization schedule as set forth on Annex G to this prospectus, and based on the aggregate debt service during the 12-month period commencing April 5, 2017.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Novo Nordisk, representing approximately 1.5% of the Initial Pool Balance and as to which the related Loan Combination includes an unfunded Pari Passu Companion Loan with a maximum principal balance of $39,580,000, unless noted otherwise, the calculation of DSCR does not include such unfunded Pari Passu Companion Loan. Based on the maximum principal balance of the Novo Nordisk Loan Combination, the “as-expanded” appraised value and the fully funded Underwritten NCF, the DSCR (calculated at the maximum potential interest rate (5.35% per annum)) is 2.71x.

“Hard Lockbox“ means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality, mixed use, multifamily and manufactured housing community properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management“ means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant“ means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration“ means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit“ means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio“, “Maturity Date/ARD Loan-to-Value Ratio“ or “LTV Ratio at Maturity/ARD“ means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance at maturity of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan, unless otherwise indicated;

●	with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Residence Inn Orlando East UCF, representing approximately 1.2% of the Initial Pool Balance, the Maturity Date/ARD LTV Ratio was calculated based on the related Balloon Balance, divided by the related Appraised Value plus $2,000,000 (the amount reserved for a potential PIP). The ratio without the adjustment to the Appraised Value is 62.8%; and

●	with respect to each of the Mortgage Loans secured by the Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which in each case is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (“Appraised Value”)	Appraised Value	Maturity Date/ARD LTV Ratio (“as-is” appraised value)(1)	“as-is” appraised value(1)
Key Center Cleveland	4.9%	49.6%	$362,000,000	59.0%	$304,100,000
229 West 43rd Street Retail Condo	2.9%	60.6%	$470,000,000	64.0%	$445,000,000
901 Wilshire Boulevard	2.5%	63.9%	$40,700,000	72.0%	$36,100,000
Urban Union - Amazon	2.3%	23.1%	$269,000,000	24.4%	$255,000,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Novo Nordisk, representing approximately 1.5% of the Initial Pool Balance and as to which the related Loan Combination includes an unfunded Pari Passu Companion Loan with a maximum principal balance of $39,580,000, unless noted otherwise, the calculation of the Maturity Date/ARD LTV Ratio does not include such unfunded Pari Passu Companion Loan. Based on the maximum principal balance of the Novo Nordisk Loan Combination, the “as-expanded” appraised value and the fully funded Underwritten NCF, the Maturity Date/ARD LTV Ratio is 60.7%. If the related unfunded Pari Passu Companion Loan is fully funded and the related Mortgaged Property does not benefit from a proportionate increase in value, the related Maturity Date/ARD LTV Ratio could increase. See “Risk Factors—Future Funding Obligations Entail Risk”).

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI“ and “Trailing 12 NOI“ (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy“ means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, manufactured housing community, and mixed use (to the extent the related Mortgaged Property includes multifamily or manufactured housing community space) properties, the percentage of rental Units, Pads or Beds, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, mixed use (to the extent the related Mortgaged Property includes office, retail or storage space), industrial and self storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date“ means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance“ means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description“ or “Prepayment Provision“ means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group“ identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR“ means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox“ means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality, multifamily and manufactured housing community properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Lockbox“ means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account until the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, at which time the lockbox converts to a Hard Lockbox.

“Springing Cash Management“ means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox“ means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses“ with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow“ or “Underwritten NCF“ with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvement and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income“ or “Underwritten NOI“ with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues“ or “Underwritten EGI“ with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 11 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. See “—Tenant Issues” below.

“Units,” “Rooms,“ “Pads“ or “Beds“ means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property that is a manufactured housing community property, the number of pads, or (d) in the case of a Mortgaged Property operated as a student housing property, the number of beds.

“Weighted Average Mortgage Rate“ means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$1,025,317,969
Number of Mortgage Loans	46
Number of Mortgaged Properties	58
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$2,450,000 to $74,700,000
Average Cut-off Date Balance	$22,289,521
Range of Mortgage Rates	3.3812% to 6.1000%
Weighted Average Mortgage Rate	4.68590%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	114 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	53 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	112 months
Range of original amortization terms(3)	204 months to 360 months
Weighted average original amortization term(3)	341 months
Range of remaining amortization terms(3)	204 months to 360 months
Weighted average remaining amortization term(3)	341 months
Range of Cut-off Date LTV Ratios(4)(5)	23.1% to 74.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	58.9%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	23.1% to 67.4%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	54.1%
Range of UW NCF DSCR(4)(6)(7)	1.20x to 5.44x
Weighted average UW NCF DSCR(4)(6)(7)	1.92x
Range of Debt Yield on Underwritten NOI(4)(8)	7.4% to 18.7%
Weighted average Debt Yield on Underwritten NOI(4)(8)	10.8%
Percentage of Initial Pool Balance consisting of:
Interest Only	48.2%
Interest Only then Amortizing Balloon	36.2%
Amortizing Balloon	15.7%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	22.8%
Mortgage Loans with mezzanine debt or subordinate debt	17.3%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, Mortgage Loans with Anticipated Repayment Dates are presented as if they were to mature on the related Anticipated Repayment Date.

(3)	Does not include any Mortgage Loan that pays interest-only until its maturity date or Anticipated Repayment Date.

(4)	With respect to each Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI are calculated based on both that Mortgage Loan and any related Pari Passu Companion Loan(s), but without regard to any related Subordinate Companion Loan(s), unless otherwise indicated. Other than as specifically noted, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Novo Nordisk, representing approximately 1.5% of the Initial Pool Balance, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Underwritten NOI presented are calculated based on the related currently unfunded Pari Passu Companion Loan having a zero balance and, when taking into account the maximum funded principal balance of such unfunded Companion Loan, the “as-expanded” appraised value and the fully funded Underwritten NCF, the weighted average Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR (calculated at the maximum potential interest rate (5.35% per annum)) and Debt Yield on Underwritten NOI for the Mortgage Pool are 59.1%, 54.2%, 1.92x and 10.8%, respectively.

(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan are generally based on the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that such loan-to-value ratios may be (i) based on “as-complete”, “as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, (ii) based on the “as-is” Appraised Value for a Mortgaged Property plus a property improvement reserve, which has been established at origination of the related Mortgage Loan or (iii) such loan-to-value ratios may be calculated based on the Cut-off Date Balance, net of a related earnout or holdback reserve, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”. In addition, the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the Mortgage Pool using only unadjusted “as-is” Appraised Values and the Cut-off Date Balance or Balloon Balance (as applicable) of each Mortgage Loan, and without making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”, are 60.0% and 54.9%, respectively.

(6)	The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties by the Annual Debt Service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan may be calculated based on the Annual Debt Service that would be in effect for such Mortgage Loan assuming that the related Cut-off Date Balance is net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “—Certain Calculations and Definitions”.

(7)	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as SAP Building, representing approximately 2.4% of the Initial Pool Balance, which amortizes based on the non-standard amortization schedule set forth on Annex G to this prospectus, the UW NCF DSCR of such Mortgage Loan is calculated based on the aggregate debt service during the 12-month period commencing April 5, 2017.

(8)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the Underwritten NOI for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan; provided, that with respect to any Mortgage Loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan may be calculated based on the related Cut-off Date Balance net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes 18 Mortgage Loans, representing approximately 48.2% of the Initial Pool Balance, that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, 15 Mortgage Loans, representing approximately 36.2% of the Initial Pool Balance, that pay interest-only for a portion of their respective terms, and 13 Mortgage Loans, representing approximately 15.7% of the Initial Pool Balance, that pay principal and interest for their entire terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgage Loans		Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office	16		18	$549,764,588	53.6%
Suburban	8		10	266,764,588	26.0
CBD	4		4	165,000,000	16.1
Medical Office	4		4	118,000,000	11.5

Retail	9		13	$190,972,067	18.6%
Anchored	5	(2)	6	146,561,878	14.3
Single Tenant Retail	3		6	36,610,189	3.6
Shadow Anchored	1		1	7,800,000	0.8

Mixed Use	3		4	$81,438,122	7.9%
Office/Hospitality	1		1	50,000,000	4.9
Office/Retail	1	(2)	2	19,438,122	1.9
Office/Retail/Warehouse	1		1	12,000,000	1.2

Multifamily	4		4	$70,850,000	6.9%
High-Rise with Retail	2		2	34,850,000	3.4
High-Rise	1		1	20,000,000	2.0
Garden	1		1	16,000,000	1.6

Hospitality	7		8	$66,742,238	6.5%
Full Service	3		4	40,385,000	3.9
Limited Service	3		3	14,386,787	1.4
Extended Stay	1		1	11,970,451	1.2

Industrial	3		3	$39,467,838	3.8%
Warehouse/Distribution	2		2	19,989,348	1.9
Flex	1		1	19,478,490	1.9

Self Storage	3		5	$21,083,115	2.1%

Manufactured Housing	1		3	$5,000,000	0.5%

Total	46		58	$1,025,317,969	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

(2)	The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Broadway Portfolio is comprised of two office/retail mixed used properties and one anchored retail property.

Office Properties

Eighteen (18) office properties, representing collateral for approximately 53.6% of the Initial Pool Balance, secure, in whole or in part, sixteen (16) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Scripps Center, representing approximately 4.9% of the Initial Pool Balance, the Mortgaged Property includes a parking garage that is leased to Central Parking System of Ohio, Inc. through December 31, 2020 at an annual rent of $1,400,000. The tenant pays percentage rent of 60% multiplied by the amount by which the annual gross receipts for each year exceeds $1,650,000. The underwritten amount attributable to the parking garage is $1,497,816 (approximately 10.3% of the underwritten gross income).

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Greenwich Office Park, representing approximately 2.9% of the Initial Pool Balance, the borrower sponsor and manager owns and manages a nearby office property. Such office property is currently 100% leased; however, we cannot assure you that in the future such office property will not compete with the related Mortgaged Property or that the risks of potential conflicts of interest will not be present.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 2.8% of the Initial Pool Balance, one of the tenants, Brooklyn Law School (“BLS“), has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower under the related Mortgage Loan will ground lease its fee interest in the Mortgaged Property to a to-be-formed special purpose subsidiary of borrower (the “111 Declarant“) for a term of between 30 and 31 years, and the 111 Declarant will impose a condominium regime upon its leasehold interest in the related Mortgaged Property and assign its leasehold to the condominium board for the condominium. Upon the consummation of the leasehold condominium conversion, the 111 Declarant will own each leasehold condominium unit. The leasehold condominium unit covering the premises granted to BLS pursuant to its lease (the “BLS Unit“) will be purchased by BLS from the 111 Declarant pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (except that the portion of BLS’s current lease payments that are allocable to real estate taxes will be abated to account for the real estate tax exemption available to BLS), and the BLS lease would terminate and the BLS Unit will be released from the lien of the mortgage securing the Mortgage Loan. The payments by BLS pursuant to the purchase and sale agreement (which will be evidenced by a note executed by BLS in favor of the 111 Declarant) would be secured by a purchase-money mortgage, and the payment obligation (whether evidenced by the purchase and sale agreement or purchase money note, the “111 Purchase Money Obligation Documents“) and the purchase-money mortgage given by BLS to the 111 Declarant (the “111 Purchase Money Mortgage, and collectively with the 111 Purchase Money Obligation Documents, the “111 Purchase Money Documents“) will be collaterally assigned to the lender as security for the related Mortgage Loan. At the lender’s option the 111 Declarant will become a co-borrower and co-mortgagor under the Mortgage Loan, and the lien of the related mortgage would be spread to include the leasehold condominium units owned by the Declarant (other than the BLS Unit upon its conveyance to BLS). Any foreclosure or other enforcement of remedies by the lender under the Mortgage Loan against the 111 Declarant to acquire the 111 Declarant’s interest in the 111 Purchase Money Documents, or by the 111 Declarant (or lender or other successor thereto by foreclosure or other exercise of remedies) against BLS in connection with the 111 Purchase Money Documents and/or the condominium documents in the event of a default by BLS or otherwise, whether to recover possession and/or title to the BLS Unit, to foreclose the 111 Purchase Money Mortgage, or to seek recovery of a money judgment under the 111 Purchase Money Obligation

Documents, could be complicated, hindered or delayed given the structure and complexity of the transactions embodied and/or contemplated by the 111 Purchase Money Documents and the other related documents and legal and equitable defenses that the 111 Declarant or BLS could raise based on the 111 Purchase Money Documents, the condominium documents, the transactions contemplated therein, including defenses based upon assertions of characterization of such transactions as a lease or a financing and based upon the requirement that the interest of the 111 Declarant under the 111 Purchase Money documents and the other related documents must be foreclosed by the lender under the Mortgage Loan (or assignee thereof holding the collateral assignment of the 111 Purchase Money Documents) prior to any foreclosure or other exercise of remedies by the lender under the 111 Purchase Money Documents. In addition, the 111 Purchase Money Documents are not anticipated to qualify as foreclosure property for REMIC purposes, which could also result in adverse tax consequences and delay or prevent the REMIC from acquiring the 111 Purchase Money Documents or exercising the rights and remedies of the 111 Declarant thereunder.

Also, BLS is not a single purpose entity and is not structured to be bankruptcy remote. The filing of a bankruptcy petition by or against BLS may indirectly result in the stay of an action by the lender against or with respect to the related Mortgaged Property, including the commencement or continuation of a foreclosure action against the related Mortgaged Property, if any such enforcement action by the lender under the Mortgage Loan documents could result in termination of the leasehold condominium and, thus, a termination of BLS’s right to occupy the BLS Unit and, consequently, the lender may be precluded from foreclosing on the related Mortgage Loan because of the related effect this could have on BLS’s interest in, and occupancy of, the BLS Unit. If BLS becomes the subject of a voluntary or involuntary bankruptcy proceeding, the 111 Purchase Money Documents and the related transactions may be characterized as a lease, and BLS’s interest in the BLS Unit may be treated as that of a tenant or, alternatively, the 111 Purchase Money Documents and the related transactions may be characterized as a financing. The characterization of the 111 Purchase Money Documents and related transactions as a financing in a bankruptcy case could interfere with and delay the ability to obtain payments on the 111 Purchase Money Documents, the 111 Declarant’s ability to foreclose on the BLS Unit and/or enforce a deficiency judgment against BLS. In addition, if a court determines that the value of the BLS Unit is less than the principal balance of the 111 Purchase Money Documents, the court may reduce the amount of secured indebtedness to the then-current value of the BLS Unit. Such an action would make the 111 Declarant a general unsecured creditor of BLS for the difference between the then-current value of the BLS Unit and the amount of the outstanding indebtedness under the 111 Purchase Money Documents. If a bankruptcy court characterized the 111 Purchase Money Documents as a financing (rather than as a lease) such court also may: grant BLS a reasonable time to cure a payment default on the 111 Purchase Money Documents, reduce monthly payments due under the 111 Purchase Money Documents, reduce the amount of principal due and owing under the 111 Purchase Money Documents, change the rate of interest due on the 111 Purchase Money Documents, or otherwise alter the terms of the 111 Purchase Money Documents, including the repayment schedule. Additionally, the trustee of BLS’s bankruptcy estate or BLS, as debtor-in-possession, would have special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of the 111 Declarant (as the lender under the 111 Purchase Money Documents) may be subordinated to financing obtained by BLS as a debtor-in-possession subsequent to its bankruptcy. As a result of the foregoing, the recovery by the 111 Declarant with respect to the 111 Purchase Money Documents, if BLS becomes the subject of a bankruptcy proceeding, may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed under the 111 Purchase Money Documents.

Retail Properties

Thirteen (13) retail properties, representing collateral for approximately 18.6% of the Initial Pool Balance, secure, in whole or in part, nine (9) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Cascade Village, representing approximately 4.9% of the Initial Pool Balance, an affiliate of the borrower owns an approximately 6.68-acre parcel adjacent to the Mortgaged Property, which is zoned for retail development. The borrower has covenanted that it will not solicit or induce any tenant at the Mortgaged Property to relocate to any property owned by the borrower or an affiliate and located in Bend, Oregon; however, this prohibition does not apply to the extent the borrower has re-leased the space occupied by such tenant with a replacement tenant acceptable to the lender at market terms acceptable to the lender.

Mixed Use Properties

Four (4) mixed use properties, representing collateral for approximately 7.9% of the Initial Pool Balance, secure, in whole or in part, three (3) of the Mortgage Loans.

Each of the mixed use properties has one or more office, hospitality, retail and/or warehouse components. To the extent a mixed use property has office, hospitality, retail and/or warehouse components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, R&D facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

Four (4) multifamily properties, representing collateral for approximately 6.9% of the Initial Pool Balance, secure, in whole or in part, four (4) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as East Park Tower, representing approximately 1.4% of the Initial Pool Balance, an estimated 20.9% of the tenants are students.

Hospitality Properties

Eight (8) hospitality properties, representing collateral for approximately 6.5% of the Initial Pool Balance, secure, in whole or in part, seven (7) of the Mortgage Loans. All of the hospitality properties are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
Key Center Cleveland(2)	$50,000,000	4.9%	12/31/2021(3)	2/6/2027
Hilton Anchorage	$15,917,027	1.6%	12/28/2025	3/6/2027
Renaissance Concourse Atlanta Airport Hotel	$12,045,318	1.2%	9/23/2035	3/6/2027
Residence Inn Orlando East UCF	$11,970,451	1.2%	1/31/2020(4)	2/6/2027
West Lafayette Four Points	$7,250,000	0.7%	10/31/2035	4/5/2027
Days Inn Raleigh Betline	$6,579,552	0.6%	2/28/2035	2/5/2027
Shilo Inn Idaho Falls	$5,172,655	0.5%	12/31/2030	11/5/2025
Comfort Inn Birch Run	$5,169,184	0.5%	11/30/2026	12/5/2026
Best Western Vermont	$2,638,052	0.3%	11/30/2017(5)	9/5/2026

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.

(2)	The Mortgaged Property is a mixed use property with a 1,369,980 square foot office building and a 400-room full service hotel.

(3)	The existing management agreement has three additional renewal periods of 10 years each.

(4)	The related borrower has an option for a 10-year renewal upon expiration of the existing franchise agreement.

(5)	The related membership agreement renews annually.

Securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality properties may be particularly affected by seasonality. The Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as West Lafayette Four Points, Shilo Inn Idaho Falls, Comfort Inn Birch Run and Best Western Vermont, collectively representing approximately 2.0% of the Initial Pool Balance, require a seasonality reserve that was established in connection with the origination of each such Mortgage Loan and/or that is required on an ongoing basis.

In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Key Center Cleveland, representing approximately 4.9% of the Initial Pool Balance,

food and beverage revenue comprises approximately 27.1% of the Underwritten Revenue of the hotel tenant, the Cleveland Marriott Downtown.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Atlanta and Anchorage Hotel Portfolio, representing approximately 2.7% of the Initial Pool Balance, food and beverage revenue comprises approximately 19.5% of the Underwritten Revenue of the Hilton Anchorage Mortgaged Property and approximately 43.6% of Underwritten Revenue of the Renaissance Concourse Atlanta Airport Hotel Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as West Lafayette Four Points, representing approximately 0.7% of the Initial Pool Balance, approximately 25.8% of the Underwritten Revenue is attributable to food and beverage sources.

See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

Industrial Properties

Three (3) industrial properties, representing collateral for approximately 3.8% of the Initial Pool Balance, secure, in whole or in part, three (3) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties”.

Certain industrial properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

Self Storage Properties

Five (5) self storage properties, representing collateral for approximately 2.1% of the Initial Pool Balance, secure, in whole or in part, three (3) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Manufactured Housing Community Properties

Three (3) manufactured housing community properties, representing collateral for approximately 0.5% of the Initial Pool Balance, secure, in whole or in part, one (1) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of manufactured housing community properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks”.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of the 5 largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic lsaboratory or health management services and/or health professional school(1)	8	25.2%
Restaurant(2)	5	9.3%
School, educational facility and/or beauty and cosmetology school(3)	3	8.1%
Arcade, bowling alley and/or mini golf course(4)	2	3.7%
Bank branch(5)	1	2.5%

(1)	Includes the Mortgaged Properties identified on Annex A to this prospectus as 50 Broadway, 19000 Homestead Road, Veteran’s Plaza, Plaza de Hacienda, Greenwich Office Park, 901 Wilshire Boulevard, DeKalb Tech Center and Pacific Place.

(2)	Includes the Mortgaged Properties identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, Urban Union - Amazon, 1214-1216 Broadway, The Tower at OPOP and Home Center Village. Excludes any hotel properties that may have a restaurant on-site.

(3)	Includes the Mortgaged Properties identified on Annex A to this prospectus as Hamilton Crossing, 111 Livingston Street and DeKalb Tech Center.

(4)	Includes the Mortgaged Properties identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo and Home Center Village.

(5)	Includes the Mortgaged Property identified on Annex A to this prospectus as Goodlett Farms Business Campus.

Restaurants are subject to certain unique risks including that the restaurant space is not easily convertible to other types of retail or office space and that the restaurant receipts are not only affected by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

The cash flows generated from private schools are generally dependent on student enrollment and the ability of enrolled students to pay tuition, which in some cases is dependent on the ability to obtain financial aid or loans. Enrollment at a private school may decrease due to, among other factors: (i) changing local demographics; (ii) competition from other schools; (iii) increases in tuition and/or reductions in availability of student loans, government grants or scholarships; (iv) reductions in education spending as a result of changes in economic conditions in the area of the school; (v) poor performance by teachers, administrative staff or students; or (vi) mismanagement at the private school. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Private Schools and Other Cultural and Educational Institutions”.

Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment that require significant capital expenditures. The ability to lease these properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the properties.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as BJ’s Farmingdale and El Camino Shopping Center, representing approximately 1.7% and 1.4%, respectively, of the Initial Pool Balance, the related Mortgaged Property has a gas station on site.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$74,700,000	7.3%
Five (5) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$286,700,000	28.0%
Ten (10) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$471,234,312	46.0%
Largest Related-Borrower Concentration	NAP	NAP
Next Largest Related-Borrower Concentration	NAP	NAP

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 2.9% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgaged Property / Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Mack-Cali Short Hills Office Portfolio	$74,700,000	7.3%
Atlanta and Anchorage Hotel Portfolio	27,962,345	2.7
Broadway Portfolio	20,000,000	2.0
Regul Walgreens Portfolio	12,776,000	1.2
Amsdell Cold Spring & Montgomery	11,600,000	1.1
Walgreens - Minnesota and Louisiana	6,620,000	0.6
Baillie MHC Portfolio	5,000,000	0.5
Grand Total	$158,658,345	15.5%

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
New York	10	$211,964,189	20.7%
California	8	$211,080,276	20.6%
Ohio	5	$142,110,000	13.9%
New Jersey	4	$89,700,000	8.7%
Georgia	4	$55,323,808	5.4%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Georgia, Oregon, Tennessee, Washington and Florida, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.

●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, New York, California, Ohio, New Jersey, Georgia, Oregon, Indiana, Connecticut, Washington, Alabama, Illinois, Florida, Michigan, Massachusetts, North Carolina, Minnesota and Louisiana, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States and particularly the northern and central parts of Mississippi, are prone to tornados.

●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Twelve (12) Mortgaged Properties, collectively securing approximately 27.3% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Three (3) of the Mortgaged Properties, identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, 901 Wilshire Boulevard and QLIC, collectively securing approximately 7.4% of the Initial Pool Balance, were constructed or materially renovated 12 months or less (or, in the case of the QLIC Mortgaged Property, 15 months or less) prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Four (4) of the Mortgaged Properties, identified on Annex A to this prospectus as Hilton Anchorage, Walgreens Holland - MI, Walgreens Grandview - MO and Walgreens Memphis TN, collectively securing approximately 2.8% of the Initial Pool Balance, were acquired 12 months or less (or, in the case of the Hilton Anchorage Mortgaged Property, 15 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Five (5) of the Mortgaged Properties, identified on Annex A to this prospectus as 19000 Homestead Road, 901 Wilshire Boulevard, Walgreens Holland - MI, Walgreens Grandview - MO and Walgreens Memphis TN, collectively securing approximately 7.8% of the Initial Pool Balance, are subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as 19000 Homestead Road, 229 West 43rd Street Retail Condo, Plaza de Hacienda, Cahuenga West Office Building and Storage Center - Colorado Springs, representing approximately 4.0%, 2.9%, 2.9%. 2.4% and 0.2%, respectively, of the Initial Pool Balance, the related borrowers are tenants-in-common. However, with respect to such Mortgage Loans, the related tenants-in-common have waived their respective right to partition.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Urban Union - Amazon, representing approximately 2.3% of the Initial Pool Balance, the Mortgaged Property is not currently owned by tenants-in-common; however, the borrower is permitted to convey the Mortgaged Property to tenants-in-common provided, among other conditions, (i) after giving effect to the transfer, one or more of the sponsors (or trusts established for the benefit of such sponsors and/or related family members) (a) owns directly or indirectly at least 30% of the tenant-in-common interest in the Mortgaged Property and (b) maintains control directly or indirectly of each tenant-in-common interest and (ii) the related tenants-in-common each waive their respective rights to partition.

See “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

Two (2) Mortgage Loans, secured, in whole or in part, by the Mortgaged Properties identified on Annex A to this prospectus as 51 JFK Parkway and 229 West 43rd Street Retail Condo, representing approximately 4.1% and 2.9%, respectively, of the Initial Pool Balance, are secured, in certain cases, in part, by the related borrower’s interest in one or more units in a condominium. With respect to each such Mortgage Loan, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 2.9% of the Initial Pool Balance, the Mortgaged Property consists of one unit of a two-unit condominium (representing a 41.37% pro rata share of the indoor condominium square feet). The related condominium board consists of five members, two of which are appointed by the borrowers, and the condominium board is not controlled by the borrowers. However, among other things, (i) determinations that materially affect the borrowers’ unit require the consent of the borrowers and the lender and (ii) if 75% or more of the condominium is damaged by a casualty, a three-fourths vote of the condominium board is required to decide not to restore the condominium.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Greenwich Office Park, representing approximately 2.9% of the Initial Pool Balance, the borrower has the right to convert the entire Mortgaged Property to a condominium form of ownership (the “Condominium Conversion”) subject to lender approval, provided the conditions in the Mortgage Loan documents are met, including, among others: (i) no event of default has occurred and is continuing; (ii) following the Condominium Conversion, the condominium, the condominium documents, the units, the common area and the Mortgaged Property will comply with all legal requirements upon filing with and approval by all applicable governmental authorities; (iii) the value and the cash flow of the Mortgaged Property will not be reduced or otherwise negatively impacted by the Condominium Conversion and the Condominium Conversion will have no adverse effect on the borrower, the Mortgaged Property, or the borrower’s ability to pay the debt service on the related Loan Combination; and (iv) compliance with REMIC requirements.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 2.8% of the Initial Pool Balance, one of the tenants, Brooklyn Law School (“BLS”), has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower under the related Mortgage Loan will ground lease its fee interest in the related Mortgaged Property to a to-be-formed special purpose subsidiary of the borrower for a term of between 30 and 31 years and that affiliate will impose a condominium regime upon its leasehold interest in the property and assign its leasehold interest to the condominium board for the condominium. The leasehold condominium unit covering the premises granted to BLS pursuant to its lease (the “BLS Unit”) will be purchased by BLS pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (except for a reduction in connection with the real estate tax exemption available to BLS), and the BLS lease would terminate and the BLS Unit released from the lien of the mortgage securing the Mortgage Loan. As a result, the collateral for the related Mortgage Loan would not include all of the condominium units in the related leasehold condominium, although condominium units comprising a majority by interest in the condominium would be included in the collateral for the related Mortgage Loan.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Two (2) Mortgaged Properties, identified on Annex A to this prospectus as Key Center Cleveland and Greenwich Office Park, securing approximately 4.9% and 2.9%, respectively, of the Initial Pool Balance, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

Two (2) Mortgaged Properties, identified on Annex A to this prospectus as SAP Building and Renaissance Concourse Atlanta Airport Hotel, securing approximately 2.4% and 1.2%, respectively, of the Initial Pool Balance, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted on Annex E, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Greenwich Office Park, representing approximately 2.9% of the Initial Pool Balance, two of the buildings are subject to ground leases, and the ground rent is revised at 20-year intervals. For one of the buildings (identified as no. 8), the next increase will occur on December 15, 2018. The lease language is ambiguous and subject to interpretation as rent increases are based upon changes in the rental income of the building dating back to the early 1980s. The rent for the current 20-year period ending in December 2018 was disputed, with a negotiated rent of $178,000 per annum being agreed to by the borrower and the related ground lessor. The appraiser requested information about the baseline rental amount for the building to calculate the projected ground lease payment, but none was provided. The borrower relied on information from an estoppel certificate for historical rent together with information from current leases to estimate the ground rent for the next 20-year period to be $392,421 per annum. There can be no assurance that the actual ground rent increase will not be greater than such estimate.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Atlanta and Anchorage Hotel Portfolio, representing approximately 2.7% of the Initial Pool Balance, the Renaissance Concourse Atlanta Airport Hotel Mortgaged Property is ground leased.

●	The ground lessee may assign its interest in the ground lease to the holder of the Mortgage Loan. However, the ground lessor has the right to approve the assignee of the leasehold interest at a foreclosure sale. The holder of the Mortgage Loan is not carved out as a purchaser at such foreclosure sale.

●	The ground lessor is required to forbear from terminating the ground lease due to a ground lessee default if the holder of the Mortgage Loan serves a notice upon the ground lessor, within the applicable cure period, of its intent to (i) acquire the ground lessee’s interest in the Mortgaged Property, (ii) secure possession of the ground leased portion of the Mortgaged Property, (iii) remove the ground lessee from the ground leased portion of the Mortgaged Property, and (iv) cure any default susceptible to cure.

●	The ground lease specifically provides that the ground lessee may not sublease substantially all of the ground leased portion of Mortgaged Property without the prior written consent of the Mayor of Atlanta.

●	The “new lease” provision does not address rejection in bankruptcy.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as SAP Building, representing approximately 2.4% of the Initial Pool Balance, the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property. The related ground lease has an expiration date of December 31, 2037 (which is less than 20 years beyond the stated maturity date of the Mortgage Loan). Ground rent has been paid in full through the related ground lease expiration date. The ground lessor’s consent is not required in the event of a foreclosure or assignment-in-lieu of foreclosure of the ground lease; however, such consent is required for any subsequent assignment (which consent cannot be unreasonably withheld, conditioned or delayed).

See “Risk Factors—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Sponsor Representations and Warranties No. 34 (Ground Leases) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 10 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA“). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC“). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;

●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;

●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;

●	for which an environmental insurance policy will have been obtained from a third party insurer;

●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;

●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;

●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or

●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST“), leaking underground storage tanks (each, a “LUST“), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this Prospectus as 19000 Homestead Road, representing approximately 4.0% of the Initial Pool Balance, the related ESA identifies both a REC and controlled REC for the Mortgaged Property associated with the Intersil/Siemens Superfund Site (“Superfund Site”) for which the responsible parties, unrelated to the borrower, have been identified. The REC identified for the Mortgaged Property involves historic releases associated with the Superfund Site affecting groundwater, while the controlled REC identified for the Mortgaged Property concerns historic releases associated with the Superfund Site affecting soil and soil vapor. The responsible parties have been actively remediating the Superfund Site, including the Mortgaged Property, under the guidance of the Regional Water Quality Control Board (“RWQCB”). Additional remedial technologies are currently being evaluated to address those releases affecting groundwater. Institutional controls have been placed on the Mortgaged Property to address remaining impacted soils and groundwater in order to allow for the current, safe utilization of the Mortgaged Property. Vapor intrusion concerns at the Mortgaged Property received closure from the RWQCB in 2014 based upon the results of a vapor intrusion evaluation. Given that the Mortgaged Property is currently undergoing active remediation overseen by the RWQCB, that controls have been placed on the Mortgaged Property to address site impacts, and finally, that no further action has been granted by the RWQCB in relation to vapor intrusion, the ESA consultant determined that no additional action in relation to the identified REC or controlled REC was required.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Veteran’s Plaza, representing approximately 3.9% of the Initial Pool Balance, the related ESA identified a prior use of a facility located approximately 0.2 miles from the Mortgaged Property as a resin manufacturing facility (the “Resin Manufacturing Facility”) from the 1940s until it was decommissioned in 1987. A groundwater plume originating at the Resin Manufacturing facility has extended beneath the Mortgaged Property and resulted in groundwater contamination by volatile organic compounds (“VOCs“). Such contamination is considered a REC. The Resin Manufacturing Facility is subject to an order which identifies two third parties as the responsible parties and contains the site cleanup requirements. A California Regional Water Quality Control Board (“RWQCB”) database indicates that the contamination at the Mortgaged Property is being addressed by the responsible parties under governmental regulatory oversight by the RWQCB. The Mortgaged Property is additionally subject to an environmental deed restriction and covenant which stems from prior on-site remediation related to historic underground storage tanks, as well as from the VOC contamination referred to above, and which requires adherence to a risk management plan, restricts the use of the Mortgaged Property for residential dwellings and prohibits groundwater use.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 2.9% of the Initial Pool Balance, the related ESA identified a prior use (the Mortgaged Property was used as a printing facility from 1913 through 1997) that could have caused impacts by various hazardous chemicals. The ESA concluded that due to the length of such use and lack of specific information regarding the types of materials used, the historical printing operations are considered a REC, and recommended that additional investigation be conducted to verify the presence or absence of any contamination. A Phase II investigation conducted subsurface vapor and air sampling, found that no hazardous compounds that would typically be associated with printing operations were detected and determined that no further action is necessary.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Walden Brook Apartments, representing approximately 1.6% of the Initial Pool Balance, the related ESA identifies levels of radon in Buildings 1 through 5 of the Mortgaged Property exceeding the Environmental Protection Agency action level of 4.0 pCi/L. Accordingly, long-term testing (90 to 120 days) was recommended for Buildings 1 through 5 to assess whether active radon mitigation may be required. Pursuant to Mortgage Loan origination requirements, the borrower engaged a Long Term Indoor Radon Measurement Services contractor to conduct the recommended long-term testing, which is currently underway. Should elevated radon gas be confirmed through this long-term testing, the installation of a subslab depressurization system will be required in each affected building. To address the identified radon concerns, the lender held back $89,700 at origination of the Mortgage Loan, which is equivalent to 150% of the cost estimated by the consultant to ultimately install any necessary radon mitigation systems.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as El Camino Shopping Center, representing approximately 1.4% of the Initial Pool Balance, the related ESA identified the Mortgaged Property as the site of an on-site dry cleaning business from at least 1960 to 1996. Former dry cleaning operations on the Mortgaged Property are considered a REC due to the possibility of impacts to soil, soil vapor and groundwater. In addition, a gas station is currently operated at the Mortgaged Property. The borrower obtained a lender environmental collateral protection and liability insurance policy from Steadfast Insurance Company with an A.M. Best rating of A+ (XV) and an S&P rating of AA-. The insurance policy has a limit of $5,000,000 for each pollution event and $5,000,000 in the aggregate for the policy period, a deductible of $25,000 for each pollution event and a term of thirteen years. In addition, the related Mortgaged Property is subject to a recorded access agreement for environmental remediation. The access agreement requires the owner of the Mortgaged Property to allow Conoco Phillips (the original ground lessee of the related parcel, which has assigned its ground leasehold interest to Western Dealer Holding Company, LLC (now Northwest Dealerco Holdings, LLC)) and its successors, assigns, agents and employees, to enter the Mortgaged Property from time to time for the purpose of performing necessary tests, assessment and remediation of environmental contamination at the Mortgaged Property. Such access agreement provides that the foregoing rights are to be exercised by the grantee with due regard to the grantor’s use of the Mortgaged Property and without any unreasonable disruption of such use.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Rentar Plaza, representing approximately 1.2% of the Initial Pool Balance, the related borrower sponsor maintains an umbrella environmental policy that covers the Mortgaged Property as well as other properties. There is no REC at the Mortgaged Property and such insurance is not required under the Mortgage Loan documents.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Best Western Vermont, representing approximately 0.3% of the Initial Pool Balance, the related ESA indicates environmental issues, which do not qualify as RECs, related to: (i) a dry cleaning business formerly located on adjacent property; (ii) city-wide contamination of private drinking water wells , including a well on the Mortgaged Property, by perfluoroctanic acid (“PFOA”) traced back to a former Chemfab Plant that closed in 2002; and (iii) four active aboveground storage tanks (each, an “AST”) located on the Mortgaged Property and one UST located on the Mortgaged Property. Although the ESA notes: (i) that there is no evidence of groundwater contamination from the dry cleaning business on the Mortgaged Property; (ii) that the Mortgaged Property has applied for a permit to utilize its existing connection to the municipal drinking water system rather than its private well (in which PFOA concentrations are lower than State standards); and (iii) that there is no evidence of staining, leaks or spills related to the ASTs or UST, the borrower obtained an environmental insurance policy from Zurich American Insurance Company with a ten-year term and three-year tail, and that provides coverage of $2,666,000 in the aggregate and per claim, with a $50,000 deductible.

Litigation and Other Legal Considerations

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current or threatened litigation matters or other legal proceedings relating to certain Mortgage Loans:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 2.8% of the Initial Pool Balance, an action was commenced against the related borrower on February 29, 2012 by Centennial Elevator Industries Inc. (the “111 Plaintiff”) in Kings County Supreme Court whereby the 111 Plaintiff, as former elevator maintenance contractor at the Mortgaged Property, is seeking $70,300 in unpaid fees for maintenance and repair services through October 2011. The related borrower has denied the allegations and counterclaimed for $250,000, alleging that the 111 Plaintiff failed to properly perform its services at the Mortgaged Property. A non-recourse carveout has been provided to the lender for any losses incurred in connection with the litigation.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Urban Union - Amazon, representing approximately 2.3% of the Initial Pool Balance, Aby Rosen and Michael Fuchs, two of the related non-recourse carveout guarantors, are named defendants in their capacity as borrower sponsors in a breach of contract action brought by a condominium board related to alleged construction defects in a residential condominium building, which action seeks damages in the amount of $10,000,000. The borrower sponsors received a favorable ruling in 2015; however, the plaintiff has filed a notice of appeal.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and certain of such Mortgaged Properties that are subject to PIPs.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Key Center Cleveland, representing approximately 4.9% of the Initial Pool Balance, $4,652,415 was reserved at origination of the Mortgage Loan, representing approximately 100% of the estimated cost of a PIP, which may be required in connection with the renewal of the franchise agreement in 2021. Additionally, the borrower is required to perform repairs and replacements in the amount of approximately $13,542,750 to the hotel, including with respect to the building exterior and building entry, lobby, public restrooms, restaurants and dining areas, service areas, fitness center, elevator lobbies, concierge lounge, meeting rooms, ballrooms and Key Club banquet facility and fitness center. The borrower is also required to implement repairs and replacements in the amount of approximately $3,603,600 to the office building, including to the lobby, building site, parking garage and mechanical systems. Such repairs and renovations to the hotel and the office building are required under the Mortgage Loan documents to be completed within 24 months of origination. At origination, $18,271,556 was deposited into a reserve with the lender for completion of such repairs and renovations to the hotel and office building. A $1,991,429 reserve is also currently held by Marriott Corporation as the manager of the hotel. Marriott Corporation indicated that it intends to use such funds for FF&E at the hotel portion of the Mortgaged Property, though Marriott Corporation is not required to do so under the Mortgage Loan documents and Marriott Corporation’s failure to use such funds for FF&E will not constitute a default under the Mortgage Loan documents.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Sterling Jewelers Corporate Headquarters I & II, representing approximately 3.8% of the Initial Pool Balance, the Mortgaged Property is improved by three interconnected office buildings (“Phase I,” “Phase II” and “Phase II Addition” respectively), comprising 271,675 square feet of a 469,252 square foot office campus occupied exclusively by Sterling, Inc., the sole tenant at the Mortgaged Property. An affiliate of the borrower has commenced construction of an 86,000 square foot extension of Phase I on an adjacent non-collateral portion of the office campus (the “Lobby Addition Premises”) and is expected to complete construction by November 2017. The Lobby Addition Premises will not be collateral for the Mortgage Loan, but will serve as the lobby for the Phase I building. In connection with the construction of the Lobby Addition Premises, Sterling, Inc., at its sole cost and expense, is expected to perform certain renovations to Phase I, including demolition of existing vault space. The Lobby Addition Premises will be subject to an easement agreement (the “Lobby Addition Easement”) governing the right to access and the allocation of related expenses and maintenance.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Atlanta and Anchorage Hotel Portfolio, representing approximately 2.7% of the Initial Pool Balance, the borrower is in the middle of a change-of-ownership PIP at the Renaissance Concourse Atlanta Airport Mortgaged Property. At origination, the borrower reserved $2,500,000, representing approximately 125% of the estimated cost to complete the related PIP work. The PIP work in the ballroom meeting space is complete and the work in the lobby is expected to be completed by August 31, 2017. The remaining PIP work in the atrium bar/restaurant and guestrooms is expected to be completed by March 23, 2018. In addition, the borrower is in the middle of a non-franchise-mandated PIP at the Hilton Anchorage Mortgaged Property, which property improvements include upgrades to carpeting and new case goods. At origination, the borrower reserved $2,500,000, representing approximately 125% of the estimated cost to complete the related PIP work.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Urban Union - Amazon, representing approximately 2.3% of the Initial Pool Balance, Amazon Corporate LLC, the largest tenant, leasing approximately 97.5% of the net rentable square footage at the Mortgaged Property, has commenced paying rent and is fully in occupancy, but is completing the build out of its related space. At origination, the borrower reserved approximately $7,955,593 for remaining tenant improvements (of which approximately $1,700,000 of work remains to be completed in connection with a freight elevator and miscellaneous items).

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Broadway Portfolio, representing approximately 2.0% of the Initial Pool Balance, certain tenants at the Mortgaged Properties identified on Annex A to this prospectus as 1214-1216 Broadway and 1204 Broadway are completing the build-out of their related spaces. Approximately $7.2 million of remaining renovations are anticipated to be performed at the sole cost and expense of the related tenants (except for approximately $100,000 of required borrower contributions). See “—Tenant Issues—Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs” below for additional information.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Residence Inn Orlando East UCF, representing approximately 1.2% of the Initial Pool Balance, $2,000,000 was reserved at origination of the Mortgage Loan, representing 100% of the estimated cost of a potential PIP, which may be required in connection with the renewal of the franchise agreement in 2020.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as West Lafayette Four Points, representing approximately 0.7% of the Initial Pool Balance, the borrower has commenced a franchisor-mandated PIP, including refurbishment of both guestrooms and common areas, which is expected to be completed by December 2017. At origination, the borrower deposited approximately $1,568,703 into a PIP reserve account, representing approximately 83% of the estimated cost to complete the related PIP. The Mortgage Loan documents provide that on each monthly payment date, all excess cash flow will be swept into the PIP reserve account until the related PIP is completed.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Days Inn Raleigh Betline, representing approximately 0.6% of the Initial Pool Balance, the borrower has commenced a franchisor-mandated PIP, including replacement of furnishings and carpeting in guest rooms and renovations to public areas, which is required to be completed by January 2018. At origination, the borrower reserved $167,200, representing approximately 110% of the estimated cost to complete the related PIP.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Comfort Inn Birch Run, representing approximately 0.5% of the Initial Pool Balance, the borrower has commenced a franchisor-mandated PIP, including replacement of furnishings and flooring in guestrooms and public areas and renovations to public areas, which is required to be completed by December 2019. At origination, the borrower reserved $93,818, representing approximately 119% of the estimated cost to complete the related PIP.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Assessment of Property Value and Condition

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as El Camino Shopping Center, representing approximately 1.4% of the Initial Pool Balance, with respect to the building located at 2027-2165 El Camino Real (“Building 1”), the related seismic report, which showed a 19% probable maximum loss, recommended the following to improve the seismic performance of Building 1: (i) anchorage of the walls to prevent roof/wall separation according to International Existing Building Code recommendations for retrofit of reinforced masonry buildings with large panelized roof diaphragms; (ii) strengthening of connections that establish diaphragm continuity; and (iii) further evaluation of the potential open wall lines at the storefront wall lines to determine whether they have adequate shear capacity to resist deformations that could cause instability (together, the “Seismic Retrofit”). The borrower is required to complete the Seismic Retrofit within 18 months after origination of the Mortgage Loan, which period may be extended for six months upon the borrower’s written request and delivery of evidence that it is continuing to diligently complete the Seismic Retrofit. At origination, $236,608 was deposited into a reserve for the Seismic Retrofit.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

One (1) of the Mortgage Loans, representing approximately 2.8% of the Initial Pool Balance, was a refinancing in whole or in part of a loan that was (or a refinancing of a temporary bridge loan that in turn refinanced a loan that was) in default at the time of refinancing or otherwise involved a discounted pay-off or provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, as described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 2.8% of the Initial Pool Balance, the prior loan (that was refinanced by such Mortgage Loan) matured on January 1, 2017. The Mortgage Loan was originated on January 5, 2017, and the related borrower paid default interest on the prior loan for the period between maturity of the prior loan and origination of the Mortgage Loan. The prior loan was paid off in full.

Borrowers, Principals or Affiliated Entities Were Parties to Defaults, Bankruptcy Proceedings, Criminal Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been parties to loan defaults, bankruptcy proceedings, criminal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, with respect to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan, and considering any related Mortgage Loans under common borrower sponsorship as a single Mortgage Loan) taking into account any such material defaults, proceedings, transactions and/or mortgage loan workouts that have occurred within the last 15 years and of which we are aware:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Mack-Cali Short Hills Office Portfolio, representing approximately 7.3% of the Initial Pool Balance, the borrower sponsor was involved in 7 deed-in-lieu of foreclosures and 2 foreclosures between December 2008 and August 2016.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Cascade Village, representing approximately 4.9% of the Initial Pool Balance, the borrower sponsors were involved in five loan workouts and three foreclosures or deeds-in-lieu of foreclosure in the past 15 years.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 2.9% of the Initial Pool Balance, Charles Kushner, who holds a minority non-controlling ownership interest in the borrower, was sentenced to two years in prison in 2005 after pleading guilty to 16 counts of assisting in the filing of false tax returns, one count of retaliating against a cooperating witness and one count of making false statements to the Federal Election Committee. Charles Kushner is the father of Jared Kushner, the non-recourse carveout guarantor. See “—Non-Recourse Carveout Limitations” below.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Plaza de Hacienda, representing approximately 2.9% of the Initial Pool Balance, one of the borrower sponsors identified one prior situation in 2012 to 2013 in which a mortgage loan for which he served as a guarantor was subject to a foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 2.8% of the Initial Pool Balance, one of the non-recourse carveout guarantors, Abraham Leser, has had involvement in commercial real estate transactions that have been the subject of mortgage loan defaults and/or foreclosure proceedings. In 2010, Abraham Leser was sued for approximately $200,000 on a non-recourse carveout guaranty after an allegedly mismanaged property went into foreclosure proceedings. The 111 Livingston Street borrower has certified to the lender that Mr. Leser was a non-controlling limited partner who had no culpability with respect to the alleged damages and that the culpable partner paid the claimed damages in full. Further, in 2013, Mr. Leser was ordered by a court to pay approximately $53,000,000 in damages to US Bank after he and a partner defaulted on a land loan. Mr. Leser counter-sued the bank, claiming he had never agreed to guaranty the loan, but lost. Mr. Leser ultimately paid the judgment in full.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Atlanta and Anchorage Hotel Portfolio, representing approximately 2.7% of the Initial Pool Balance, the non-recourse carveout guarantor, Columbia Sussex Corporation (“CSC”), and its affiliates entered into an assignment-in-lieu of foreclosure transaction in October 2010 in connection with a portfolio of 14 Wyndham properties acquired in October 2005. CSC lost $450 million of cash equity as a result of the transaction. In 2007, CSC lent to its casino gaming affiliate, Tropicana Entertainment, $550 million which was ultimately written off as uncollectible, with the underlying equity in the existing casinos being lost after Tropicana Entertainment’s gaming license application was denied and with the global recession impacting the economy in the first quarter of 2008. As a result of the $1 billion loss of cash equity, starting in 2009, CSC allowed certain of its subsidiaries and affiliates to default on their debt where the debt was no longer sustainable based on the operating performance of the individual property. This resulted in twelve foreclosures, six deeds-in-lieu of foreclosure, and one other deal in receivership. In addition, the borrower sponsor, William J. Yung III, president of CSC, has five CMBS loans currently in special servicing due to maturity default.

There are likely other material defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan, and considering any related Mortgage Loans under common borrower sponsorship), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each office, retail, mixed use, industrial and self storage Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Thirteen (13) of the Mortgaged Properties, securing, in whole or in part, ten (10) Mortgage Loans, collectively representing approximately 22.8% of the Initial Pool Balance, are each leased to a single tenant.

●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 4.0% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of 2 or more Mortgaged Properties that collectively secure 2.0% or more of the Initial Pool Balance:

Name of Tenant	Number of Mortgaged Properties	Aggregate approx. % of Initial Pool Balance(1)
Kaiser Foundation Hospitals (or an affiliate)	4	12.7%
Ross Stores Inc / Ross Dress for Less	2	7.8%
Dun & Bradstreet	2	3.2%

(1)       Refers to the percentage of the Initial Pool Balance represented by the related Mortgage Loan(s).

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the related leases. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each office, retail, mixed use and industrial Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, retail, mixed use and industrial Mortgaged Properties:

●	In certain cases, the lease of a single tenant, anchor tenant or one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which a single tenant, anchor tenant or largest tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within 12 months after, the maturity date of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
19000 Homestead Road	4.0%	Kaiser Foundation Hospitals	100.0%	2/19/2023	1/6/2027
Veteran’s Plaza	3.9%	Kaiser Foundation Hospitals	100.0%	12/31/2026	1/1/2027
Plaza de Hacienda	2.9%	Smith’s Food & Drug dba Food 4 Less	52.9%	5/31/2022	3/5/2027
SAP Building	2.4%	SAP Labs, LLC	100.0%	7/31/2022	3/5/2027
BJ’s Farmingdale	1.7%	BJ’s Wholesale Club, Inc.	100.0%	4/30/2022	1/6/2027
103 JFK Parkway	1.2%	Dun & Bradstreet	100.0%	3/31/2023	4/1/2027
Parts Consolidation Center	1.0%	BLG Logistics Sublease/Toyota Boshoku Mississippi, LLC	50.5%	1/31/2021	1/6/2027
400 Manley	1.0%	Specialty Commerce Corp.	59.5%	2/28/2025	3/1/2027
1204 Broadway	0.6%	District Cowork Nomad LLC	61.5%	11/1/2019	12/5/2026
1212 Broadway	0.1%	Viral Vinus Jewelry Inc DBA Earrings Plaza	50.6%	10/31/2019	12/5/2026

(1)	Calculated based on a percentage of net rentable square footage of the related Mortgaged Property.

●	With respect to the Mortgaged Properties identified in the table below, tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant or largest tenant representing greater than 50% of the net rentable square footage) expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date of the related Mortgage Loan occurs.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date

51 JFK Parkway	4.1%	50.2%	2024	4/1/2027

(1)	Calculated based on a percentage of net rentable square footage of the related Mortgaged Property.

●	There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage at the related Mortgaged Property expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.

●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including

(i) if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,

(ii) if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,

(iii) if the borrower fails to provide a designated number of parking spaces,

(iv) if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v) upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,

(vi) if a tenant’s use is not permitted by zoning or applicable law,

(vii) if the tenant is unable to exercise an expansion right,

(viii) if the borrower does not complete certain improvements to the property as contemplated in the lease,

(ix) if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,

(x) if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

(xi) if certain anchor or significant tenants at the subject property go dark or terminate their leases,

(xii) if the landlord violates the tenant’s exclusive use rights for a specified period of time,

(xiii) if the borrower defaults on any other obligations under the lease, or

(xiv) based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after, the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Mack-Cali Short Hills Office Portfolio, representing approximately 7.3% of the Initial Pool Balance, the largest tenant at the 51 JFK Parkway Mortgaged Property, KPMG, occupying approximately 25.7% of the net rentable square footage at such Mortgaged Property, has the right to reduce its space by up to 20% any time after September 30, 2018 with 12 months’ written notice and payment of unamortized tenant improvements, leasing commissions, and legal costs. The third largest tenant at the 51 JFK Parkway Mortgaged Property, Wells Fargo, occupying approximately 12.4% of the net rentable square footage at such Mortgaged Property, has the right to terminate its lease on July 31, 2023 with 12 months’ written notice and payment of $425,431 and unamortized tenant improvements, leasing commissions, and rent abatement costs. Wells Fargo also has the right to reduce its space by 5,450 net rentable square feet any time after July 31, 2019 with 12 months’ written notice and payment of $72,212 and unamortized tenant improvements, leasing commissions, and rent abatement costs. The fourth largest tenant at the 51 JFK Parkway Mortgaged Property, DLA Piper, occupying approximately 8.2% of the net rentable square footage at such Mortgaged Property, has the right to terminate its lease at the end of its seventh lease year (September 30, 2020) with 12 months’ written notice and payment of $539,682 plus unamortized tenant improvements, leasing commissions, and legal costs.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Key Center Cleveland, representing approximately 4.9% of the Initial Pool Balance, the largest tenant, KeyBank National Association, occupying approximately 34.9% of the net rentable square footage of the office component of the Mortgaged Property, has the right to surrender up to 44,000 square feet beginning on July 1, 2020 upon 12 months’ prior written notice, then up to an additional 44,000 square feet three years after the first time it exercises the option, and a final 15,000 square feet three years after the second time it exercises the option. The aggregate rentable area surrendered by KeyBank National Association shall not exceed 103,000 square feet and each contraction option must be exercised in full floor increments.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Scripps Center, representing approximately 4.9% of the Initial Pool Balance, the fifth largest tenant, Office Key, which leases 4.4% of the net rentable square footage, has the one-time option to reduce its space from 23,939 net rentable square feet to 17,412 net rentable square feet (i.e. to terminate its lease as to approximately 27.3% of its space), effective on April 30, 2018, by giving notice before July 30, 2017, without payment of a termination fee.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Cascade Village, representing approximately 4.9% of the Initial Pool Balance, the largest tenant, J.C. Penney Company, occupying approximately 13.9% of the net rentable square footage at the Mortgaged Property, has the right to terminate its lease at any time with 12 months’ written notice prior to the termination date. The third largest tenant, Dicks Sporting Goods, occupying approximately 9.7% of the net rentable square footage at the Mortgaged Property, has the right to terminate its lease effective January 31, 2020, which may be exercised with notice no later than July 31, 2019 and payment of a termination fee of $578,059.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Greenwich Office Park, representing approximately 2.9% of the Initial Pool Balance, (i) the largest tenant, IBG LLC, occupying approximately 11.1% of the net rentable square footage at the Mortgaged Property, has the right to terminate its lease at any time with 8 months’ notice, and (ii)

the fifth largest tenant, Performance Equity Management LLC, occupying approximately 3.4% of the net rentable square footage, has a one-time right to terminate its lease at the end of March 2023 with twelve months’ notice.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 2.8% of the Initial Pool Balance, the fifth largest tenant, Brooklyn Law School (“BLS”), representing approximately 9.4% of the net rentable square footage at the Mortgaged Property, has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower under the related Mortgage Loan will ground lease its fee interest in the property to a to-be-formed special purpose subsidiary of the borrower for a term of between 30 and 31 years and that affiliate will impose a condominium regime upon its leasehold interest in the property and assign its lease to the condominium board for the condominium. The BLS Unit (the leasehold condominium unit covering the premises granted to BLS pursuant to its lease) will be purchased by BLS pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (except for a reduction related to the real estate tax exemption available to BLS), and the BLS lease would terminate and the BLS Unit will be released from the lien of the related mortgage securing the Mortgage Loan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Goodlett Farms Business Campus, representing approximately 2.5% of the Initial Pool Balance, the largest tenant, Regions Bank, occupying approximately 29.8% of the net rentable square footage at the Mortgaged Property, has the right to terminate at any time after June 30, 2021. The termination option requires six months’ prior written notice.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Scripps Center, representing approximately 4.9% of the Initial Pool Balance, the second largest tenant, Thompson Hine LLP (“Thompson Hine”), leasing approximately 9.9% of the net rentable square footage at the Mortgaged Property, has the right to terminate effective December 31, 2018, which may be exercised if Thompson Hine has ceased or will cease the operation of its business in the Cincinnati area. The termination option requires 12 months’ notice and payment of a termination fee of $710,771.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Cascade Village, representing approximately 4.9% of the Initial Pool Balance, the third largest tenant, Dicks Sporting Goods, leasing approximately 9.7% of the net rentable square footage at the Mortgaged Property, has the right to (i) reduce its rent following the conclusion of a 120-day period, and (ii) terminate its lease with 120 days’ notice following the conclusion of a one-year period, in which less than four of seven specified anchor tenants (J.C. Penney Company, Bed, Bath & Beyond, Best Buy Co, Inc, Trader Joe’s Company, Bend Food 4 Less, Ross Stores Inc, and Pet Smart, Inc (or an acceptable replacement)) are open and operating. The fourth largest tenant, Best Buy Co, Inc, leasing approximately 8.3% of the net rentable square footage at the Mortgaged Property, has the right to abate its rent or terminate its lease following the conclusion of a one-year period in which less than 50% of the gross leasable area of the Mortgaged Property is open for business. The fifth largest tenant, Ross Stores Inc, leasing approximately 8.2% of the net rentable square footage at the Mortgaged Property, has the right to reduce its rent or terminate its lease following the conclusion of a two-year period in which (i) less than four of the following anchor tenants: Dicks Sporting Goods or Bend Food 4 Less; Pet Smart, Inc; J.C. Penney Company; Bed, Bath & Beyond; or Best Buy Co, Inc, are open and operating and/or (ii) less than 70% of the gross leasable area of the Mortgaged Property is open for business.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Plaza de Hacienda, representing approximately 2.9% of the Initial Pool Balance, the second largest tenant, Ross Dress for Less, leasing approximately 16.3% of the net rentable square footage at the Mortgaged Property, has the right to (i) reduce its rent following the conclusion of a 180 day period, and (ii) terminate its lease following the conclusion of a one-year period after such 180-day period, if for the applicable period either (a) Smith’s Food & Drug dba Food 4 Less is not open and operating in at least 60,000 square feet or Big 5 Sports is not open and operating in at least 12,000 square feet or (b) retail tenants with lease terms of at least three years are not open and operating in at least 70% of the leasable area of the Mortgaged Property (excluding the area occupied by Ross Dress for Less and any outparcels). The third largest tenant, Big 5 Sports, leasing approximately 9.7% of the net rentable square footage at the Mortgaged Property, has the right to reduce its rent following the conclusion of a 180-day period in which either Smith’s Food & Drug dba Food 4 Less or Ross Dress for Less shall cease to operate its store. The fourth largest tenant, Rent-A-Center, leasing approximately 3.0% of the net rentable square footage at the Mortgaged Property, has the right (i) to cease operation upon 30 days’ notice, prior to a substitute anchor tenant commencing to conduct business in the vacated space and (ii) receive a rent abatement, until a substitute anchor tenant commences to conduct business in the vacated space.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans.

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a single tenant or an anchor tenant that leases more than 50% of the net rentable square footage of the Mortgaged Property who has the option to go dark:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Cascade Village, representing approximately 4.9% of the Initial Pool Balance, the largest tenant, J.C. Penney Company, occupying approximately 13.9% of the net rentable square footage at the Mortgaged Property, has the right to go dark. The tenant is required to give notice of its intention to discontinue use of the premises. The borrower has the right to terminate the lease by giving the tenant notice within three months of receiving notice of the tenant’s intent to go dark. The second largest tenant, Bend Food 4 Less, occupying approximately 10.1% of the net rentable square footage at the Mortgaged Property, has the right to go dark and is not required to operate any particular type of business or remain open for business. The tenant is required to give notice of its intention to permanently discontinue use of the premises. The borrower has the right to terminate the lease or sublet the premises by giving the tenant notice within 30 days of receiving notice of the tenant’s intent to cease operations. The third largest tenant, Dicks Sporting Goods, occupying approximately 9.7% of the net rentable square footage at the Mortgaged Property, has the right to go dark. If the tenant ceases its business operations and such cessation continues for more than 180 consecutive days, the borrower has the right to terminate the lease by giving the tenant 30 days’ prior written notice of such termination. The fourth largest tenant, Best Buy Co, Inc, occupying approximately 8.3% of the net rentable square footage at the Mortgaged Property, has the right to go dark. If the tenant ceases its business operations and such cessation continues for more than 180 consecutive days, the borrower has the right to terminate the lease by giving the tenant 30 days’ prior written notice of such termination and payment to the tenant of unamortized costs of any tenant improvements paid for by the tenant. The fifth largest tenant, Ross Stores Inc, occupying approximately 8.2% of the net rentable square footage at the Mortgaged Property, has the right to go dark. The lease does not provide the borrower a right to terminate if the tenant goes dark.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Plaza de Hacienda, representing approximately 2.9% of the Initial Pool Balance, the largest tenant, Smith’s Food & Drug, subleasing to Food 4 Less of California, Inc., occupying approximately 52.9% of the net rentable square footage at the Mortgaged Property, has the right to go dark. The borrower may terminate the lease at any time after the tenant gives notice of its intent to go dark or if the tenant goes dark. The second largest tenant, Ross Dress for Less, occupying approximately 16.3% of the net rentable square footage at the Mortgaged Property, has the right to go dark. The lease does not provide the borrower a right to terminate if the tenant goes dark.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as BJ’s Farmingdale, representing approximately 1.7% of the Initial Pool Balance, the sole tenant, BJ’s Wholesale Club, Inc., has the right to cease operations at any time under the BJ’s Wholesale Club, Inc. lease. The lease does not provide the borrower a right to terminate if the tenant goes dark.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Regul Walgreens Portfolio, representing approximately 1.2% of the Initial Pool Balance, the sole tenant at the Walgreens Holland - MI Mortgaged Property, Walgreens, has the right to discontinue the operation of its business at any time, but if no business is conducted on the premises for a continuous period in excess of six months, the borrower has the right to terminate the Walgreens lease effective on the 30th day following notice to Walgreens. The sole tenant at the Walgreens Grandview - MO Mortgaged Property, Walgreens, has the right to discontinue the operation of its business at any time, but if no business is conducted on the premises for a continuous period in excess of six months, the borrower has the right to terminate the Walgreens lease effective on the 30th day following notice to Walgreens. The sole tenant at the Walgreens Memphis TN Mortgaged Property, Walgreens, has the right to discontinue the operation of its business at any time, but if no business is conducted on the premises for a continuous period in excess of six months, the borrower has the right to terminate the Walgreens lease effective on the 30th day following notice to Walgreens.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Walgreens - Minnesota and Louisiana, representing approximately 0.6% of the Initial Pool Balance, the sole tenant at the Walgreens Moorhead - MN Mortgaged Property, Walgreens, has the right to discontinue the operation of its business at any time, but if no business is conducted on the premises for a continuous period in excess of six months, the borrower has the right to terminate the Walgreens lease effective on the 30th day following notice to Walgreens. The sole tenant at the Walgreens Thibodaux – LA Mortgaged Property, Walgreens, has the right to discontinue the operation of its business at any time with no right of recapture for the related borrower.

There may be other tenant leases, other than those disclosed above, that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the base rent at the related Mortgaged Property.  One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of Base Rent
111 Livingston Street	2.8%	NY Office of Assistance	28.0%	24.1%
111 Livingston Street	2.8%	NY State Workers’ Comp	11.6%	11.8%
111 Livingston Street	2.8%	City University of NY	10.4%	11.2%
Rentar Plaza	1.2%	City of New York- DS/BOE	32.9%	38.9%
Rentar Plaza	1.2%	City of New York- DOT	7.7%	5.9%

Other Tenant Termination Issues

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Plaza de Hacienda, representing approximately 2.9% of the Initial Pool Balance, the largest tenant, Smith’s Food & Drug dba Food 4 Less, representing approximately 52.9% of the net rentable square footage at the Mortgaged Property, subleases all its net rentable square footage to Food 4 Less of California, Inc. Smith’s Food & Drug and Food 4 Less of California, Inc. are both owned by The Kroger Company. The lease and sublease have the same contractual rental obligations and expire simultaneously.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as El Camino Shopping Center, representing approximately 1.4% of the Initial Pool Balance, the second largest tenant, Conoco Phillips, representing approximately 16.6% of the net rentable square footage at the Mortgaged Property, assigned its right, title and interest under its ground-leased portion of the Mortgaged Property to Western Dealer Holding Company, LLC (now Northwest Dealerco Holdings, LLC) on November 19, 2009. On October 29, 2010, Northwest Dealerco Holdings, LLC subleased the entire ground leased premises to Tai Phat Nguyen and Vivian Anna Hoang, which ground lease is in a 5-year extension period expiring December 31, 2019.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Rentar Plaza, representing approximately 1.2% of the Initial Pool Balance, the second largest tenant, Middle Village Associates, L.L.C., leasing approximately 16.9% of the net rentable square footage at the Mortgaged Property, operates its space as a shopping center and subleases approximately 88% of its space to 15 retail tenants (with the remaining space operated as common area). Middle Village Associates, L.L.C. remains fully liable for all rent due under the prime lease.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Parts Consolidation Center, representing approximately 1.0% of the Initial Pool Balance, the largest tenant, BLG Logistics Sublease/Toyota Boshoku Mississippi, LLC, occupying approximately 50.5% of the net rentable square footage at the Mortgaged Property, has subleased 23.2% of the net rentable square footage at the Mortgaged Property to Brose Tuscaloosa, Inc. through January 31, 2019 with an additional sublease for 7.5% of the net rentable square footage at the Mortgaged Property to Toyota Boshoku Mississippi, LLC.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Key Center Cleveland, representing approximately 4.9% of the Initial Pool Balance, the third largest tenant, Forest City, occupying approximately 6.2% of the net rentable square footage at the Mortgaged Property, will take possession of its leased space in April 2018 and there is no free rent period. At origination, the related borrower delivered a letter of credit to the lender for $5,175,296 for gap rent (the amount of rent not payable from the closing date to the date that the tenants are anticipated to commence paying the full amount of unabated rent), of which $4,655,546 relates to Forest City and the remaining portion relates to gap rent for another new tenant. Additionally, the related borrower reserved $18,461,400 for tenant improvements and tenant relocation costs, of which $15,513,000 relates to Forest City and the remaining portion relates to tenant improvements for another new tenant.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Scripps Center, representing approximately 4.9% of the Initial Pool Balance, the third largest tenant, Graydon Head & Ritchey, occupying approximately 7.2% of the net rentable square footage at the Mortgaged Property, has a free rent period until June 30, 2017. Free rent in the amount of $200,563, constituting all free rent for such tenant, was escrowed at origination.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 2.9% of the Initial Pool Balance, the second largest tenant, National Geographic, occupying approximately 23.8% of the net rentable square footage at the Mortgaged Property, took possession of its leased space in October 2016, is expected to open for business in August 2017 and is required to commence paying rent in October 2017 following a free rent period from October 2016 through September 2017. At origination, the related borrowers reserved $11,061,751, of which $5,917,808 relates to National Geographic and the remaining portion relates to free rent and rent abatement periods for other tenants.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 2.8% of the Initial Pool Balance, the fifth largest tenant, Brooklyn Law School (“BLS”), occupying approximately 9.4% of the net rentable square footage at the Mortgaged Property, took full possession of its space on February 1, 2017 and is in a free rent period until June 1, 2017.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 901 Wilshire Boulevard, representing approximately 2.5% of the Initial Pool Balance, the sole tenant, Providence Health, will not take possession of its leased space or pay rent until May 1, 2017.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Broadway Portfolio, representing approximately 2.0% of the Initial Pool

Balance, Grind-126 Broadway LLC, District Cowork Nomad LLC and PRYM 1216, LLC, the largest, second largest and third largest tenants in the portfolio, respectively, have each executed leases but are not yet in occupancy or paying rent on portions of their related spaces. With respect to the 1204 Broadway Mortgaged Property, the largest tenant, District Cowork Nomad LLC, is anticipated to take occupancy of and commence paying rent on (a) approximately 3.8% of the net rentable square footage at such Mortgaged Property by August 2017 and (b) approximately 12.8% of the net rentable square footage at such Mortgaged Property by February 2018 (which space was not included in the underwriting). With respect to the 1214-1216 Broadway Mortgaged Property, (a) the largest tenant, Grind-1216 Broadway LLC, is in occupancy of, but does not commence paying rent on approximately 17.7% of the net rentable square footage at, such Mortgaged Property until May 2017 and (b) the second largest tenant, PRYM 1216, LLC, is anticipated to take occupancy of, and is required to commence paying rent on, (x) approximately 6.8% of the net rentable square footage at such Mortgaged Property by May 2017 and (y) approximately 17.7% of the net rentable square footage at such Mortgaged Property by July 2018. At origination, the borrower reserved $72,500 in connection with such free rent periods.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis. For example, taking into account the 5 largest tenants (based on net rentable square footage) at the Mortgaged Properties:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 2.8% of the Initial Pool Balance, the related Mortgaged Property is 3.9% leased to tenants on a month-to-month basis.

In these cases we cannot assure you that these tenants will take occupancy, begin paying rent or execute these leases. If these tenants do not take occupancy of the leased space, begin paying rent or execute these leases, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Tenants in Financial Distress or Affiliated with a Parent or Related to a Chain That Is in Financial Distress or Closing Retail Locations

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores.

For example, taking into account the 5 largest tenants (based on net rentable square footage) at the Mortgaged Properties or certain tenants at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	On October 27, 2015, Walgreens Boots Alliance, Inc., which owns Walgreens, announced its intention to acquire Rite Aid Corporation. In connection with the acquisition, Walgreens Boots Alliance, Inc. announced on January 30, 2017 that it is willing to divest up to 1,200 stores in order to clear antitrust hurdles and gain regulatory approval of its deal to acquire Rite Aid Corporation, which acquisition is expected to close in early 2017. In the case of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Walgreens Holland - MI,

Walgreens Grandview – MO, Walgreens Memphis TN, Walgreens Moorhead - MN and Walgreens Thibodaux – LA, collectively representing approximately 1.9% of the Initial Pool Balance, the sole tenant at each Mortgaged Property is Walgreens. Although Walgreens has not identified any particular Walgreens store planned for closure, if the intended acquisition of Rite Aid Corporation were to occur, we cannot assure you that the Walgreens stores at the Mortgaged Properties will not be closed as part of the transaction, as a result of Walgreens’ store closure announcement or otherwise.

●	In 2015, Best Buy Co., Inc. (“Best Buy”) closed 13 of its large format stores and 17 of its smaller Best Buy Mobile stores in the United States. On March 1, 2017, Best Buy announced results for the fourth quarter and year ended January 28, 2017, which revealed loss of revenue from 11 large format and 31 Best Buy Mobile store closures. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Cascade Village, representing approximately 4.9% of the Initial Pool Balance, Best Buy Co, Inc is the fourth largest tenant at the related Mortgaged Property. We cannot assure you that Best Buy Co, Inc will remain open for business or that the closing of any Best Buy store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	On January 5, 2017, Sears Holdings Corp. (“Sears”) announced its plan to close 150 stores, comprised of 108 Kmart stores and 42 Sears stores, as part of a series of strategic actions to increase its financial flexibility and improve its long-term operating performance. On February 10, 2017, Sears announced that the closing process of those stores was underway, with the expectation to complete the closure of all 150 stores during the first quarter of 2017. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Rentar Plaza, representing approximately 1.2% of the Initial Pool Balance, Kmart Corporation is the fourth largest tenant, leasing approximately 28.4% of the net rentable square footage at the Mortgaged Property. We cannot assure you that such Kmart store will remain open for business. We further cannot assure you that the closing of any other Kmart store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	On February 24, 2017, J.C. Penney Company, Inc. (“JC Penney”) announced that it expects to close two distribution facilities and approximately 130 to 140 JC Penney department stores over the following months. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Cascade Village, representing approximately 4.9% of the Initial Pool Balance, J.C. Penney Company is the largest tenant at the Mortgaged Property. Although the JC Penney store at the Cascade Village was not identified as one of the stores planned for closure, we cannot assure you that such store will not be closed as a result of JC Penney’s store closure announcement or otherwise. We further cannot assure you that the closing of any other JC Penney store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses. For example, among the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property:

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as 19000 Homestead Road and Veteran’s Plaza, collectively representing approximately 7.9% of the Initial Pool Balance, the sole tenant at each related Mortgaged Property, Kaiser Foundation Hospitals, is a California non-profit public benefits corporation.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 50 Broadway, representing approximately 6.0% of the Initial Pool Balance, the largest tenant, United Federation of Teachers, occupying approximately 26.7% of the net rentable square footage at the Mortgaged Property, is a non-profit organization. The second largest tenant, Center for Employment Opportunity, Inc., occupying approximately 7.3% of the net rentable square footage at the Mortgaged Property, is a non-profit organization. The third largest tenant, Mental Health Association of NYC, occupying approximately 5.3% of the net rentable square footage at the Mortgaged Property, is a non-profit organization. The fifth largest tenant, Center for Hearing and Communication, occupying approximately 4.3% of net rentable square footage at the Mortgaged Property, is a non-profit organization.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 2.9% of the Initial Pool Balance, the second largest tenant, National Geographic, which leases approximately 23.8% of the net rentable square footage at the Mortgaged Property, is a non-profit organization.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Plaza de Hacienda, representing approximately 2.9% of the Initial Pool Balance, the fifth largest tenant, Kaiser Foundation Health Plan, Inc., which leases approximately 2.6% of the net rentable square footage at the Mortgaged Property, is a non-profit public benefit corporation.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 2.8% of the Initial Pool Balance, the second largest tenant, The Legal Aid Society, occupying approximately 25.8% of the net rentable square footage at the Mortgaged Property, is a non-profit organization. The fifth largest tenant, Brooklyn Law School (“BLS”), occupying approximately 9.4% of the net rentable square footage at the Mortgaged Property, is a non-profit organization.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as DeKalb Tech Center, representing approximately 1.9% of the Initial Pool Balance, the largest tenant, Kaiser Foundation Health Plan, which leases approximately 23.8% of the net rentable square footage at the Mortgaged Property, is a Georgia non-profit corporation.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Key Center Cleveland, representing approximately 4.9% of the Initial Pool Balance, the franchisor, Marriott Corporation, has a right of first refusal to purchase the Mortgaged Property if the borrower receives a bona fide written offer to enter into a sale of the Mortgaged Property. The right of first refusal is not exercisable in connection with the transfer of the Mortgaged Property via foreclosure or deed-in-lieu of foreclosure or by the lender following foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Veteran’s Plaza, representing approximately 3.9% of the Initial Pool Balance, the sole tenant, Kaiser Foundation Hospitals, a California non-profit public benefit corporation (“Kaiser”), has a purchase option with respect to the Mortgaged Property (the “Purchase Option”). The Purchase Option is exercisable at any time during the period commencing January 1, 2025 and expiring December 31, 2025. Closing of the sale of the Mortgaged Property pursuant to an exercise of the

Purchase Option is required to occur on or before December 31, 2026, subject to either the borrower’s or Kaiser’s option to extend the closing date by up to 120 days, in each case, except as described below with respect to a Sale Notice Exercise (as defined below). The purchase price of the Mortgaged Property in connection with an exercise of the Purchase Option is the higher of (i) the fair market value of the Mortgaged Property as determined by an appraisal process and (ii) a minimum price of $60,000,000 (the “Minimum Price”), except as described below with respect to a Sale Notice Exercise. In the event that during the period when the Purchase Option is exercisable, the borrower provides written notice to Kaiser that it wishes to sell the Mortgaged Property or has received an offer to sell the Mortgaged Property that it wishes to accept, then (i) Kaiser is required to exercise the Purchase Option (a “Sale Notice Exercise”), if at all, by no later than the date which is 30 days after the date of Kaiser’s receipt of the borrower’s notice, (ii) the purchase price will be the fair market value of the Mortgaged Property as determined by an appraisal process, and will not be subject to the Minimum Price, and (iii) closing of the sale of the Mortgaged Property is required to take place within 120 days after the purchase price is established. The Kaiser lease provides that a sale of the Mortgaged Property pursuant to the Purchase Option will not be subject to encumbrances relating to loans secured by the Mortgaged Property. Kaiser also has a right of first offer (the “ROFO”) to purchase the borrower’s interest in the Mortgaged Property, which ROFO commenced upon execution of its current lease and expires on the earlier of (a) the date Kaiser does not accept a ROFO that is offered to it, (b) the date that Kaiser exercises its ROFO and (c) December 31, 2024. Pursuant to a subordination, non-disturbance and attornment agreement with the lender (the “SNDA”), Kaiser has agreed that it will not be permitted to acquire title to the Mortgaged Property pursuant to an exercise by it of its Purchase Option or ROFO at any time prior to the date that the lender acquires title to the Mortgaged Property through a foreclosure or deed-in-lieu of foreclosure, unless and until the lender has confirmed in writing that all the terms and conditions for such sale of the Mortgaged Property and release of the Mortgaged Property from the lien of the Mortgage have been strictly complied with, as determined by the lender in its commercially reasonable discretion, including but not limited to, satisfaction in full of any loan assumption requirements, defeasance requirements and/or prepayment requirements, all as more particularly set forth in the Mortgage Loan documents. The SNDA further provides that neither the Purchase Option nor the ROFO will be exercisable in connection with any foreclosure sale or deed-in-lieu of foreclosure of the Mortgaged Property; however, the Purchase Option and ROFO will continue in full force and effect as provided in the Kaiser lease from and after the effective date of any foreclosure of the Mortgaged Property by the lender or acquisition of title to the Mortgaged Property by the lender pursuant to a deed-in-lieu of foreclosure. Accordingly, the Purchase Option and the ROFO would apply by their terms following acquisition of the Mortgaged Property by the lender.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Plaza de Hacienda, representing approximately 2.9% of the Initial Pool Balance, Jack in the Box, which leases 1.8% of the net rentable square footage at the Mortgaged Property, has a right of first refusal to purchase its demised premises at the Mortgaged Property. This right does not extend to any offer to purchase such demised premises together with all or any other portion of the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Greenwich Office Park, representing approximately 2.9% of the Initial Pool Balance, a portion of the Mortgaged Property secured by ground leases is subject to the ground lessor’s right of first offer. This right does not apply in the event of foreclosure or deed-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 2.8% of the Initial Pool Balance, the fifth largest tenant, Brooklyn Law School (“BLS”), representing approximately 9.4% of the net rentable square footage, has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower under the related Mortgage Loan will ground lease its fee interest of the related Mortgaged Property to an affiliate for a term of between 30 and 31 years and that affiliate will impose a condominium regime upon its leasehold interest in the Property and assign its lease to the condominium board for the condominium. The BLS Unit (the leasehold condominium unit covering the premises granted to BLS pursuant to its lease) will be purchased by BLS pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (except for a reduction related to the real estate tax exemption available to BLS), and the BLS lease would terminate and the BLS Unit will be released from the lien of the related mortgage securing the Mortgage Loan.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Atlanta and Anchorage Hotel Portfolio, representing approximately 2.7% of the Initial Pool Balance, the franchisor at one of the Mortgaged Properties has a right of first offer to purchase the Mortgaged Property if the borrower intends to sell the Mortgaged Property. This right of first offer is not exercisable in connection with the acquisition of the Mortgaged Property by the lender via foreclosure or other appropriate proceedings. The franchisor at the other Mortgaged Property has a right of first refusal if there is a proposed transfer of the applicable Mortgaged Property to a competitor of that franchisor. The franchisor subordinated this right of first refusal to the lender’s exercise of its rights under the Mortgage Loan documents pursuant to a comfort letter.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 901 Wilshire Boulevard, representing approximately 2.5% of the Initial Pool Balance, the sole tenant, Providence Health, has the right, during the initial lease term, to purchase the Mortgaged Property if the borrower should at any time during the term intend to list the Mortgaged Property for sale or to entertain offers to purchase the Mortgaged Property or receives an unsolicited third party offer which the borrower intends to entertain.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as El Camino Shopping Center, representing approximately 1.4% of the Initial Pool Balance, the lease for the second largest tenant, Conoco Phillips, provides that the borrower may not sell the leased premises without first giving the tenant notice. Upon receipt of any such notice, the tenant has the preferential right to purchase the leased premises at the price and upon the terms and conditions set forth in the notice. If the leased premises are being sold as a part of a larger parcel of property, the tenant’s rights extend only to the purchase of the larger parcel, including the leased premises. Pursuant to a subordination, non-disturbance and attornment agreement, the tenant has agreed that the right of first refusal is not exercisable in connection with any foreclosure sale or deed in lieu of foreclosure of the Mortgaged Property. However, such right would apply to sales subsequent to a foreclosure.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Regul Walgreens Portfolio, representing approximately 1.2% of the Initial Pool Balance, the tenant at each related Mortgaged Property, Walgreens, has the right to purchase the applicable Mortgaged Property if the borrower receives a bona fide written offer to enter into a sale of the applicable Mortgaged Property that the borrower intends to accept. The rights of first refusal are not exercisable in connection with the transfer of the Mortgaged Property via foreclosure, deed-in-lieu of foreclosure, or any other enforcement action under the Mortgage Loan documents. See “—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Partial Defeasance” in this prospectus for more information regarding the requirements for release of a Mortgaged Property from the lien of the Mortgage Loan.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Walgreens - Minnesota and Louisiana, representing approximately 0.6% of the Initial Pool Balance, the tenant at each related Mortgaged Property, Walgreens, has the right to purchase the applicable Mortgaged Property if the borrower receives a bona fide written offer to enter into a sale of the applicable Mortgaged Property that the borrower intends to accept. The right of first refusal is not exercisable in connection with the transfer of the Mortgaged Property via foreclosure or deed-in-lieu of foreclosure. See “—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Partial Defeasance” in this prospectus for more information regarding the requirements for release of a Mortgaged Property from the lien of the Mortgage Loan.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least 5.0% of (i) the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 50 Broadway, representing approximately 6.0% of the Initial Pool Balance, the largest tenant, United Federation of Teachers, occupying approximately 26.7% of the net rentable square footage at the Mortgaged Property, owns the related borrower and is the non-recourse carveout guarantor for the Mortgage Loan.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Broadway Portfolio, representing approximately 2.0% of the Initial Pool Balance, District Cowork Nomad LLC, the largest tenant at the Mortgaged Property identified on Annex A to this prospectus as 1204 Broadway, is an affiliate of the borrower and leases approximately 61.5% of the net rentable square footage at the Mortgaged Property as executive office suites and shared workspace. In addition, Fantasia World Inc., the third largest tenant, and Jewelry in Trend, LLC, the fifth largest tenant at the Mortgaged Property identified on Annex A to this prospectus 1214-1216 Broadway, are affiliates of the borrower and collectively lease approximately 10.4% of the net rentable square footage at the Mortgaged Property as retail space.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

Other Tenant Issues

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Sterling Jewelers Corporate Headquarters I & II, representing approximately 3.8% of the Initial Pool Balance, in March 2008, a group of private plaintiffs filed a class action lawsuit for an unspecified amount against Sterling Jewelers Inc. (“SJI”), the corporate parent of Sterling, Inc., the sole tenant at the Mortgaged Property, in the U.S. District Court for the Southern District of New York. The related lawsuit alleges, among other things, that SJI employment practices are discriminatory with respect to the compensation and promotion of female employees. In June 2008, the matter was referred to private arbitration and certain claims under both Title VII of the Civil Rights Act and the Equal Pay Act have been granted class certification since 2015. According to an article published in The Washington Post on February 27, 2017, over 69,000 current and former employees have reportedly opted into the related class action proceedings. In addition, in September 2008, the U.S. Equal Employment Opportunity Commission (“EEOC”) filed a lawsuit in the U.S. District Court for the Western District of New York for unspecified damages against SJI alleging, among other things, intentional and disparate impact gender discrimination with respect to the compensation and promotion of female employees. In September 2016, the case was remanded to the U.S. District Court (which court had previously dismissed the case with prejudice) by the U.S. Court of Appeals for the Second Circuit and remains pending.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Novo Nordisk, representing approximately 1.5% of the Initial Pool Balance, a subordination, non-disturbance and attornment agreement (“SNDA”) was not obtained in relation to the Mortgage Loan. However, the risks posed by the absence of a SNDA are mitigated by the facts that the Mortgaged Property has served as the single tenant’s corporate headquarters since 2001, the tenant’s lease is guaranteed by its parent company and the Mortgaged Property is generating revenue. Certain risks arising from the absence of an SNDA are described under “Risk Factors--Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Insurance Considerations

In the case of 39 Mortgaged Properties, which secure, in whole or in part, 31 Mortgage Loans, representing approximately 70.2% of the Initial Pool Balance, the related borrowers maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Sterling Jewelers Corporate Headquarters I & II, representing approximately 3.8% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to either maintain the required insurance or cause such insurance to be maintained by Sterling Inc., the sole tenant at the Mortgaged Property (except for such insurance as may be required pursuant to the Lobby Addition Easement), which tenant currently maintains such insurance. See “—Redevelopment, Expansion and Renovation” above for additional information.

●	With respect to the Mortgage Loans secured by the portfolios of Mortgaged Properties identified on Annex A to this prospectus as Regul Walgreens Portfolio and Walgreens - Minnesota and Louisiana, collectively representing approximately 1.9% of the Initial Pool Balance, the insurance requirements under the Mortgage Loan documents are deemed satisfied provided that the sole tenant (each of which currently maintains the coverage described below) at each Mortgaged Property, subject to the terms and conditions of the Mortgage Loan documents, maintains, either through self-insurance or otherwise, the insurance required to be maintained under such tenant’s lease.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as BJ’s Farmingdale, representing approximately 1.7% of the Initial Pool Balance, the sole tenant maintains the insurance at the Mortgaged Property and has a $500,000 self-insured retention on its general liability policy.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Novo Nordisk, representing approximately 1.5% of the Initial Pool Balance, the related borrower may rely on the single tenant’s insurance or, in some cases, self-insurance, so long as the single tenant’s lease is in effect and no default has occurred under the lease and the single tenant’s insurance or, if applicable, self-insurance meets the requirements under the related Mortgage Loan documents or (in certain cases) the related lease. Novo Nordisk Inc., the single tenant at the Mortgaged Property, currently maintains such required insurance.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 19000 Homestead Road, representing approximately 4.0% of the Initial Pool Balance, per the zoning report, 505 parking spaces are required under the current zoning code. However, the Mortgaged Property has only 369 parking spaces. In 2005, the use of the Mortgaged Property changed from office to medical office, which increased required parking beyond what was, and is currently, provided at the Mortgaged Property. In the permit that approved this change in use, the City of Cupertino (the “City”) temporarily authorized the parking deficiency through January 2006, with valet parking as mitigation, and required the then-owner to deliver a parking demand study in 2006 to assess whether the existing parking was sufficient or whether valet parking or other mitigation would be necessary. However, the City cannot verify that it received the mandated parking demand study, and the City has not granted a variance approving the existing number of parking spaces. If the City or any agency or subdivision thereof (the “Parking Authority”) issues any complaints or notices of violation of any rules, regulations or other applicable laws regarding parking conditions at the Mortgaged Property, the Mortgage Loan documents require the borrower to deliver (i) to the Parking Authority any parking analysis or study required by the Parking Authority and such other items necessary for the Parking Authority to approve the parking conditions at the Mortgaged Property and to issue any permits or variances required in order for the parking conditions at the Mortgaged Property to be in compliance with all applicable laws and (ii) to the lender, within three business days of the borrower’s receipt, evidence of the cure of such complaints or violations, including, without limitation, copies of any such permits and evidence of the granting of such variances. In addition, there is a non-recourse carveout for losses arising out of or in connection with the failure of the Mortgaged Property to comply with the City’s parking requirements applicable to the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Veteran’s Plaza, representing approximately 3.9% of the Initial Pool Balance, the related Mortgaged Property is subject to a recorded environmental deed restriction and covenant, as further described under “—Environmental Considerations” above.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Sterling Jewelers Corporate Headquarters I & II, representing approximately 3.8% of the Initial Pool Balance, an area of the southern portion of the Mortgaged Property consisting of a pond is classified as federally regulated wetlands and is subject to related deed restrictions. The borrower is prohibited from any construction or renovation at the Mortgaged Property which might impact such wetlands, as such acts are regulated by applicable regulations and deed restrictions.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 2.9% of the Initial Pool Balance, the Mortgaged Property has been designated as a “landmark” or “landmark site” by the New York City Landmarks Preservation Commission. As a result, any construction, reconstruction, demolition or alteration (including restoration following a casualty or condemnation), with the exception of ordinary repairs and maintenance, must be approved by the New York City Landmarks Preservation Commission.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representation and warranty set forth in paragraph (24) (Local Law Compliance) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-2 to this prospectus. See “Risk Factors—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Mack-Cali Short Hills Office Portfolio, representing approximately 7.3% of the Initial Pool Balance, the liability of the guarantor of the Mortgage Loan is limited to the following: (i) execution of an environmental indemnity and (ii) until such time as the borrower delivers an agreement addressing the distribution of insurance proceeds in the event a casualty or condemnation affecting both a specific parcel of the Mortgaged Property and a general common element, any losses incurred by the lender in the event any portion of the casualty or condemnation proceeds applicable to the borrower’s interest in such parcel of the Mortgaged Property are applied for any purpose other than payment of the Mortgage Loan or restoration of the borrower’s interest in the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 2.9% of the Initial Pool Balance, Joshua Kushner, a holder of a non-controlling interest in the borrower, is permitted under the Mortgage Loan documents to be a replacement guarantor upon the death or incapacity of the guarantor, Jared Kushner, without the consent of the lender, provided, among other things, Joshua Kushner satisfies the guarantor financial covenants. Jared Kushner has been appointed as a senior White House advisor in the Trump administration. On January 3, 2017, the borrower sent a notice to the lender stating that subject to the terms of the related Mortgage Loan documents and, to the extent required, the consent of the lender, Jared Kushner intends to tender his resignation as manager of the borrower through its affiliates, including as an officer, director, tax matters partner, representative, committee and subcommittee member, authorized person and authorized signatory, effective as of January 19, 2017, and to be replaced in such capacities by his brother, Joshua Kushner. Following such notice, the borrower proposed that Jared Kushner be replaced by Joshua Kushner as the non-recourse carveout guarantor. Such notice and proposal are currently under review by the servicer and the special servicer in the CD 2016-CD2 securitization under which the 229 West 43rd Street Retail Condo Loan Combination is being serviced. It is currently anticipated that Jared Kushner will be replaced by Joshua Kushner as the manager of the indirect owner of the borrower, and that the 229 West 43rd Street Retail Condo Loan documents will be amended to provide that both Jared Kushner and Joshua Kushner will be guarantors under non-recourse carveout guaranties and will individually and collectively constitute key principals for purposes of such documents. Such proposal is not final and may be subject to further change. Amendments to the related loan documents are still under negotiation and could result in a change in the borrower ownership or in the non-recourse carveout guarantors of the related Loan Combination.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as DeKalb Tech Center, representing approximately 1.9% of the Initial Pool Balance, to the extent the borrower obtains environmental insurance acceptable to the lender and in compliance with the Mortgage Loan documents, the environmental indemnity agreement requires the lender and the other indemnified parties to refrain from exercising any rights and remedies under the environmental indemnity agreement until the earlier of: (i) six months after the lender or any other indemnified party makes a written claim under the environmental insurance policy without payment by the environmental insurer; and (ii) the environmental insurer refusing in writing the defense of any claim or the coverage.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Novo Nordisk, representing approximately 1.5% of the Initial Pool Balance, there is no environmental indemnitor distinct from the borrower. The borrower obtained a premises pollution liability insurance policy from Illinois Union Insurance Company. The policy has a limit of $15,000,000 per claim and a $15,000,000 aggregate limit. The policy period runs to August 11, 2021 with an extended reporting period until November 11, 2024. Illinois Union Insurance Company is rated “AA” by S&P, “Aa3” by Moody’s, “AA” by Fitch and “A++ XV” by A.M. Best Company.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 229 West 43rd Street Retail Condo, representing approximately 2.9% of the Initial Pool Balance, the Mortgaged Property benefits from tax abatements provided through the New York City Industrial and Commercial Incentive Program (“ICIP”). Under the ICIP, taxes on improvements are exempt from real estate taxes for 8 years and thereafter are phased in at 20% increments from year 9 through year 12. The ICIP tax abatement applicable to the Mortgaged Property is in its 8th year and expires in 2021. Real estate taxes were underwritten to half of payable taxes for the 2016/2017 fiscal year and half of payable taxes for the 2017/2018 fiscal year. No assurance can be given that the cash flow from the related Mortgaged Property will support the increase in tax liability following the termination of the ICIP tax abatement.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as The Tower at OPOP, representing approximately 2.0% of the Initial Pool Balance, the Mortgaged Property benefits from a 10-year tax abatement that expires in December 2023. The abatement allows the Mortgaged Property to be taxed at a rate that is currently lower than it would be taxed normally. Currently, taxes are $104,020 and the appraiser estimates that full tax liability would be $347,319. Beginning on January 1, 2024, the Mortgaged Property will be taxed normally.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as QLIC, representing approximately 2.0% of the Initial Pool Balance, the related Mortgaged Property benefits from New York City’s 421-a tax abatement program. The program provides tax exemption during the construction period for new construction on lots that were vacant, predominately vacant or improved with a non-conforming use three years prior to the start of construction. After the construction period, the program grants a partial tax exemption based on the difference between the assessed value of the property prior to construction and the then current assessed value. The Mortgaged Property’s post-construction exemption period will expire as of tax year 2031/2032. The appraisal for the Mortgaged Property includes a $47 million net present value of the 421-a tax savings. The Mortgaged Property is currently subject to certain New York City rent stabilization provisions due to this tax exemption program. The units can be leased initially at market rates, with future increases subject to limits prescribed by the New York City Rent Guidelines Board.

See “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
1	0	2	2.9%
1	3	1	6.0
1	5	6	24.4
5	0	14	22.3
5	2(1)	1	2.0
6	0	21	41.4
10	0	1	1.1
Total		46	100.0%

(1)       Exercisable three times during the term of the related Mortgage Loan.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Eighteen (18) of the Mortgage Loans, representing approximately 48.2% of the Initial Pool Balance, provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining 28 Mortgage Loans, representing approximately 51.8%, in the aggregate, of the Initial Pool Balance, provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 28 Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Thirteen of these 28 Mortgage Loans referenced in the preceding sentence, representing approximately 15.7%, in the aggregate, of the Initial Pool Balance, amortize for their entire loan term. The remaining 15 of these 28, representing approximately 36.2%, in the aggregate, of the Initial Pool Balance, provide for monthly payments of interest-only for a period of 24 months to 65 months following the related origination date and then amortize for the remainder of their loan term. Included in such 28 Mortgage Loans is the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as SAP Building, representing approximately 2.4% of the Initial Pool Balance, that amortizes based on the non-standard amortization schedule set forth on Annex G to this prospectus.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

Two (2) Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Sterling Jewelers Corporate Headquarters I & II and Novo Nordisk, respectively, and representing approximately 3.8% and 1.5%, respectively, of the Initial Pool Balance, are ARD Loans.

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and other amounts then due and payable under the related Mortgage Loan documents (other than Excess Interest) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on the ARD Loan.  While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S Certificates and the VRR Interest as set forth in “Description of the Certificates—Distributions—Excess Interest”.

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that the ARD Loan will be prepaid on its respective Anticipated Repayment Date. See “Risk Factors—Risks of Anticipated Repayment Date Loans”.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods.

All of the Mortgage Loans provide for one or more of the following:

●	with respect to each Mortgage Loan other than the Mortgage Loan identified on Annex A to this prospectus as Cascade Village (see “—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Partial Prepayments” below), a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;

●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;

●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or

●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Certain Terms of the Mortgage Loans—Prepayment Provisions—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance

L, D, O	40	88.7%
L, D or YM1%, O	5	9.4
L, YM1%, O	1	1.9
Total	46	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;

●	“D” means the Mortgage Loan provides for a defeasance period;

●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;

●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;

●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;

●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;

●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and

●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lockout period is currently in effect:

●	the maximum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 117 months;

●	the minimum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 24 months; and

●	the weighted average remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 99 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance

3	14	21.3%
4	27	63.1
5	2	6.8
6	1	1.0
7	2	7.8
Total	46	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments.

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus applicable yield maintenance. See “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease, single tenant Mortgage Loans and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Certain Terms of the Mortgage Loans—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans.

Defeasance; Collateral Substitution

The terms of 40 of the Mortgage Loans (the “Defeasance Loans”), representing approximately 88.7% of the Initial Pool Balance, permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Certain Terms of the Mortgage Loans—Prepayment Provisions” above and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of either Trust REMIC as a REMIC or result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Certain Terms of the Mortgage Loans—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Prepayments

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Cascade Village, representing approximately 4.9% of the Initial Pool Balance, the borrower has the right, at any time following the origination date of the Mortgage Loan (i.e., without any lock-out period), to obtain a partial release of a currently vacant 1.44 acre parcel from the lien of the Mortgage Loan, upon satisfaction of the following conditions: (i) prepayment of a portion of the unpaid principal balance equal to 115% of the release parcel’s value (which is currently approximately $1,250,000 or $19.88 per square foot), together with a prepayment premium equal to the higher of 1.00% of the amount prepaid and a yield maintenance premium; (ii) following such release, the loan-to-value ratio of the remaining property is not more than 65%; (iii) following such release, the debt service coverage ratio of the remaining property is at least 1.40x; (iv) the remaining property is in compliance with all applicable zoning/building/parking requirements and any requirements of any leases or reciprocal easement agreements; (v) the lender receives evidence that the release parcel is separately assessed or separate assessment procedures have been initiated; (vi) the borrower will execute a covenant not to solicit or induce any major tenants under leases on the remaining premises to relocate to the release parcel; (vii) at the lender’s option, the borrower provides a REMIC opinion and/or a rating agency confirmation; and (viii) no default exists under the Mortgage Loan.

Property Releases; Partial Defeasance

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Mack-Cali Short Hills Office Portfolio, representing approximately 7.3% of the Initial Pool Balance, at any time after the earlier to occur of two years following securitization of the last Companion Loan in the related Loan Combination and the fourth anniversary of its origination, the borrower may release from the lien of the mortgage one or more Mortgaged Properties through a partial defeasance provided that certain conditions under the loan documents are satisfied, including, among other requirements: (a) the 51 JFK Parkway Property cannot be released prior to the renewal of Dun & Bradstreet’s lease for an additional term that expires no less than five years after the related maturity date, (b) the borrower defeases the Mortgage Loan in an amount equal to 115% of the allocated loan amount for the applicable property(ies) being released, (c) delivery of a REMIC opinion and rating agency confirmation, (d) a debt yield of greater than the greater of (i) the debt yield of the Mack-Cali Short Hills Office Portfolio immediately prior to such release and (ii) 13.5%; (e) a debt service coverage ratio of greater than the greater of (i) the debt service coverage ratio of the Mack-Cali Short Hills Office Portfolio immediately prior to such release and (ii) 3.39x; (f) a maximum loan to value ratio of the lesser of (i) the loan to value ratio that existed prior to such release and (ii) 45.1x; and (g) all legal requirements are satisfied for the remaining properties. For the purposes of the partial defeasance, 101 JFK and 103 JFK may only be released at the same time.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Sterling Jewelers Corporate Headquarters I & II, representing approximately 3.8% of the Initial Pool Balance, the borrower may obtain the release of a portion of the Mortgaged Property improved by parking spaces and a maintenance garage (the “Release Parcel”) provided, among other conditions: (i) either (a) the borrower delivers defeasance collateral in an amount equal to $300,000 or (b) the borrower deposits $300,000 into a reserve with the lender as additional collateral and security for the Mortgage Loan; (ii) the borrower delivers to the lender a reciprocal easement agreement to the benefit of the remaining Mortgaged Property providing for the perpetual use of a portion of the parking spaces on the Release Parcel (or an adjacent parcel) equal to the greater of the number of parking spaces (a) located on the Release Parcel prior to release or (b) needed for the remaining Mortgaged Property to be in compliance with all legal requirements; (iii) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Property is not greater than the lesser of (a) 62.2% and (b) the loan-to-value ratio immediately prior to the release; and (iv) if after giving effect to the release the ratio of the unpaid principal balance of the Mortgage Loan to the fair market value of the remaining Mortgaged Property is greater than 125%, then the principal balance of the Mortgage Loan is paid down by a “qualified amount” as defined in IRS Revenue Procedure 2010-30, unless the lender receives a REMIC opinion.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Greenwich Office Park, representing approximately 2.9% of the Initial Pool Balance, the Mortgage Loan agreement allows for the partial release of portions of the Mortgaged Property (any of the footprints of buildings 1 through 6 of the eight buildings included in the Mortgaged Property, and each of the ground leases of the other two buildings) in connection with a third-party sale, subject to, among other conditions, delivery of defeasance collateral in an amount equal to the greater of (a) one-hundred percent (100%) of the net sale proceeds received from the sale of the released property, (b) one-hundred twenty five percent (125%) of the allocated loan amount with respect to such released property, and (c) an amount such that, after giving effect to such partial release, (i) the post-defeasance debt service coverage ratio for the undefeased note, based on income from the remaining property, will not be less than the greater of (x) 1.58x and (y) the pre-defeasance debt service coverage ratio for the note, based on income from both the released property and the remaining property, and (ii) the post-defeasance loan-to-value ratio for the remaining property will not exceed the lesser of (x) 72.8% and (y) the pre-defeasance loan-to-value ratio for both the released property and the remaining property, provided that certain REMIC requirements are met.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Regul Walgreens Portfolio, representing approximately 1.2% of the Initial Pool Balance, at any time after the second anniversary of the Closing Date, and before the monthly payment date occurring in December 2026, the borrower may release from the lien of the mortgage one or more Mortgaged Properties through a partial defeasance provided that certain conditions under the Mortgage Loan documents are satisfied, including, among other requirements: (a) the borrower defeases the Mortgage Loan in an amount equal to the greater of (i) (A) for the Mortgaged Properties located in Michigan and Missouri, 140% of the allocated loan amount and (B) for the Mortgaged Property located in Tennessee, 125% of the allocated loan amount and (ii) 100% of the net proceeds applicable to the released Mortgaged Property, (b) delivery of an opinion of counsel for the borrower, a REMIC opinion, and rating agency confirmation, (c) a debt yield of greater than the greater of (i) the debt yield of the Regul Walgreens Portfolio immediately prior to such release and (ii) 8.74%; (d) a debt service coverage ratio of greater than the greater of (i) the debt service coverage ratio of the Regul Walgreens Portfolio immediately prior to such release and (ii) 1.35x; (e) a maximum loan to value ratio of the lesser of (i) the loan to value ratio that existed prior to such release and (ii) 64.6%; and (f) all legal requirements are satisfied for the remaining properties.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Walgreens - Minnesota and Louisiana, representing approximately 0.6% of the Initial Pool Balance, at any time after the second anniversary of the Closing Date and before the maturity date, the borrower may release from the lien of the mortgage one or more Mortgaged Properties through a partial defeasance provided that certain conditions under the Mortgage Loan documents are satisfied, including, among other requirements: (a) the borrower defeases the Mortgage Loan in an amount equal to the greater of (i) 115% of the allocated loan amount and (ii) 100% of the net proceeds applicable to the released Mortgaged Property; (b) delivery of an opinion of counsel for the borrower, a REMIC opinion, and rating agency confirmation; (c) a debt yield of greater than the greater of (i) the debt yield of the Mortgaged Properties immediately prior to such release and (ii) 9.25%; (d) a debt service coverage ratio of greater than the greater of (i) the debt service coverage ratio of the Mortgaged Properties immediately prior to such release and (ii) 1.75x; (e) a maximum loan-to-value ratio of the lesser of (i) the loan to value ratio that existed prior to such release and (ii) 60.0%; and (f) all legal requirements are satisfied for the remaining properties.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Baillie MHC Portfolio, representing approximately 0.5% of the Initial Pool Balance, at any time after two years following the Closing Date and before the maturity date, the borrower may release from the lien of the mortgage one or more Mortgaged Properties through a partial defeasance provided that certain conditions under the Mortgage Loan documents are satisfied, including, among other requirements: (a) the borrower defeases the Mortgage Loan in an amount equal to the greater of (i) 120% of the allocated loan amount and (ii) 85% of the net proceeds applicable to the released Mortgaged Property, (b) delivery of an opinion of counsel for the borrower, a REMIC opinion, and rating agency confirmation, (c) a debt yield of greater than the greater of (i) the debt yield of the portfolio immediately prior to such release and (ii) 10.66%; (d) a debt service coverage ratio of greater than the greater of (i) the debt service coverage ratio of the portfolio immediately prior to such release and (ii) 1.61x; (e) a maximum loan to value ratio of the lesser of (i) the loan to value ratio that existed prior to such release and (ii) 66.0%; and (f) all legal requirements are satisfied for the remaining properties.

Property Releases; Free Releases

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Greenwich Office Park, representing approximately 2.9% of the Initial Pool Balance, the borrower is permitted to obtain the release of certain unimproved portions of the Mortgaged Property (the “Free Release Parcel”) provided, among other conditions: (i) the Free Release Parcel is subject to a restrictive covenant prohibiting its use or development (a) other than for multifamily and ancillary retail uses and (b) in a manner that violates any then-existing lease at the remaining Mortgaged Property; (ii) in the event a condominium conversion has occurred, the borrower complies with the related condominium documents; (iii) the remaining Mortgaged Property is compliant with all legal requirements, including with respect to parking; (iv) after giving effect to such release, (a) the debt service coverage ratio is equal to or greater than (x) 1.58x and (y) the debt service coverage ratio immediately preceding the release, (b) the loan-to-value ratio is not more than (x) 72.8% and (y) the loan-to-value ratio immediately preceding the release; and (v) if after giving effect to the release the ratio of the unpaid principal balance of the Mortgage Loan to the fair market value of the remaining Mortgaged Property is greater than 125%, then the principal balance of the Mortgage Loan must be paid down by an amount equal to at least (a) the fair market value of the Free Release Parcel or (b) an amount such that the loan-to-value ratio of the Mortgage Loan (as determined by the lender) does not increase after the release, unless the lender receives a REMIC opinion.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 111 Livingston Street, representing approximately 2.8% of the Initial Pool Balance, the fifth largest tenant, Brooklyn Law School (“BLS”), occupying approximately 9.4% of the net rentable square footage at the Mortgaged Property, has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower under the related Mortgage Loan will ground lease its fee interest of the property to a to-be-formed special purpose subsidiary of borrower for a term of between 30 and 31 years and that affiliate will impose a condominium regime upon its leasehold interest in the Property and assign its lease to the condominium board for the condominium. The BLS Unit (the leasehold condominium unit covering the premises granted to BLS pursuant to its lease) will be purchased by BLS from such borrower subsidiary pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (except for a reduction related to the real estate tax exemptions available to BLS), and the BLS lease would terminate and the BLS Unit will be released from the lien of the related mortgage securing the Mortgage Loan. The obligation of BLS to make the deferred purchase price payments will be secured by a purchase money mortgage in favor of the borrower subsidiary which will be collaterally assigned to the lender under the Mortgage Loan by such borrower subsidiary (which the lender under the Mortgage Loan may require to become a co-borrower and co-mortgagor under the Mortgage Loan documents). The lender has agreed that it will not unreasonably withhold its consent to the foregoing provided certain conditions set forth in the Mortgage Loan documents are satisfied, which include, among other requirements, (i) delivery of rating agency confirmations, (ii) the leasehold condominium conversion and related documents and transactions comply with REMIC requirements and the related borrower delivers a REMIC opinion confirming the same and (iii) all documentation (including, without limitation, the ground lease, the documentation creating the leasehold condominium regime, the purchase and sale agreement, the purchase-money mortgage and the purchase-money note) are in form and substance reasonably acceptable to the lender.

Additions to the Mortgaged Property

The following Mortgage Loans provide for the addition of real property for, or the construction of improvements on, the related Mortgaged Property:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Cascade Village, representing approximately 4.9% of the Initial Pool Balance, the borrower has the right to expand the improvements on the Mortgaged Property by constructing a building so that the total building area at the Mortgaged Property (currently 367,856 square feet) does not exceed a total of 391,656 square feet; provided that the following conditions, among others, are satisfied: (i) delivery of plans and specifications in form and substance customarily required by an institutional commercial real estate lender; (ii) delivery of a new appraisal that includes the pro forma value of the expansion; (iii) endorsements or other assurances from the title insurance company insuring the continued first lien priority of the Mortgage Loan; (iv) compliance with laws, leases and any reciprocal easement agreement, including delivery of a final certificate of occupancy for the expansion; (v) at the lender’s request and if required by the procedures of any rating agency rating the Certificates, a REMIC opinion and/or a rating agency confirmation; and (vi) no default exists under the Mortgage Loan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Plaza de Hacienda, representing approximately 2.9% of the Initial Pool Balance, the borrower has the right to build additional improvements in a specified “expansion area” along the eastern boundary of the Mortgaged Property and identified in the loan documents, so that the total building area of the expansion does not exceed 4,500 square feet; provided that the following conditions, among others, are satisfied: (i) delivery of plans and specifications in form and substance customarily required by an institutional commercial real estate lender; (ii) delivery of a new appraisal that includes the pro forma value of the expansion; (iii) endorsements or other assurances from the title insurance company insuring the continued first lien priority of the Mortgage Loan; (iv) compliance with laws, leases and any reciprocal easement agreement, including delivery of a final certificate of occupancy for the expansion; (v) at the lender’s request and if required by the procedures of any rating agency rating the Certificates, a REMIC opinion and/or a rating agency confirmation; and (vi) no default exists under the Mortgage Loan.

In addition, subject to the lender’s consent, the borrower has the right to ground lease an outparcel area located along the southern boundary of the Mortgaged Property, and identified in the Mortgage Loan documents, to a tenant which will construct improvements on the outparcel area, at the tenant’s expense, provided certain conditions are met, including compliance with the same conditions as set forth in clauses (i) through (v) of the paragraph above with respect to construction of an expansion by the borrower.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as SAP Building, representing approximately 2.4% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to construct another building (the “Contemplated Improvements”) on a portion of the Mortgaged Property currently improved by parking spaces provided, among other conditions, (i) the borrower (a) delivers in form and substance reasonably satisfactory to the lender any budgets, plans and specifications, work schedules and other documents associated with the planned construction, (b) deposits with the lender an amount equal to 125% of the estimated cost of the construction and (c) obtains all necessary governmental approvals, including all licenses, permits and certificates of occupancy that may be required for the use and occupancy of the improvements. In the event the borrower constructs the Contemplated Improvements, SAP Building, the sole tenant at the Mortgaged Property, has a right of first offer to lease all of the available space.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as El Camino Shopping Center, representing approximately 1.4% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to expand the existing buildings or construct additional buildings to accommodate the partial demolition and renovation of a portion of the Mortgaged Property currently occupied by the tenants El Camino Barber Shop, Burma Bistro, Nails by Kathy and Mr. Chau’s, so that the total building area of such expansion does not exceed 15,000 square feet, which may involve the demolition of approximately 6,500 square feet of existing building area, provided that the following conditions, among others, are satisfied: (i) delivery of plans and specifications in form and substance customarily required by an institutional commercial real estate lender; (ii) delivery of a new appraisal that includes the pro forma value of the expansion; (iii) endorsements or other assurances from the title insurance company insuring the continued first lien priority of the Mortgage Loan; (iv) compliance with laws, leases and any reciprocal easement agreement, including delivery of a final certificate of occupancy for the expansion; (v) at the lender’s request and if required by the procedures of any rating agency rating the Certificates, a REMIC opinion and/or a rating agency confirmation; (vi) no default exists under the Mortgage Loan; (vii) delivery of any of the following, in an amount equal to 125% of the estimated costs of completion of the related expansion, as determined by the lender in its reasonable discretion: (1) a cash deposit; (2) a letter of credit; or (3) a completion bond from a bonding company acceptable to the lender provided that the lender has received rating agency confirmation as to the form and issue of same, unless otherwise waived in writing by the lender; and (viii) a debt service coverage ratio, prior to commencement and following completion of the expansion, of at least 1.50x, as determined by the lender in its reasonable discretion.

In addition, the borrower has the right to demolish the gas station and construct new buildings at the Mortgaged Property, including improvements having not less than 2,000 square feet which may permit a drive-through usage at such location, provided that the following conditions, among others, are satisfied: (i) the conditions set forth in clauses (i) through (viii) of the prior paragraph; (ii) amendment of the existing lease with Northwest Dealerco Holdings, LLC as to the gas station premises, subject to the prior written consent, review and approval of the lender which may be withheld in the lender’s absolute discretion; and (iii) compliance with the terms of the access agreement between the borrower and Conoco Phillips and the terms of a related site remediation agreement.

Escrows

Thirty-nine (39) Mortgage Loans, representing approximately 76.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Forty (40) Mortgage Loans, representing approximately 79.1% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-five (35) Mortgage Loans, representing approximately 70.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty (20) Mortgage Loans, representing approximately 57.5% of that portion of the Initial Pool Balance secured by office, retail, mixed use and industrial properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, mixed use and industrial properties only.

Certain of the reserves described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each Rating Agency;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer, on behalf of the Trustee, will be required to determine, in a manner consistent with the Servicing Standard, subject in each case to any consent rights of the Special Servicer (in the case of the Master Servicer) and the Controlling Class Representative provided for in the Pooling and Servicing Agreement, whether to exercise any right the mortgagee may have under any such clause to accelerate payment of the related Serviced Loan upon, or to withhold its consent to, any transfer of interests in the borrower or the Mortgaged Property or further encumbrances of the related Mortgaged Property, subject to any approval rights of the applicable Directing Holder or its representative to any waiver of any such clause. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your

Offered Certificates May Be Challenged as Being Unenforceable—Due-on-Sale and Debt Acceleration Clauses” and “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”. The Depositor makes no representation as to the enforceability of any due-on-sale or due-on-encumbrance provision in any Mortgage Loan.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Mortgage Loan to such easement, right of way or similar agreement.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	28	$770,000,770	75.1%
Springing	17	235,317,199	23.0
Hard (Commercial); Soft (Residential)	1	20,000,000	2.0
Total:	46	$1,025,317,969	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries—Loan #1: Mack-Cali Short Hills Office Portfolio”, “—Loan #3: Key Center Cleveland”, “—Loan #4: Scripps Center”, “—Loan #9: Hamilton Crossing”, “—Loan #10: 229 West 43rd Street Retail Condo”, “—Loan #12: Greenwich Office Park”, “—Loan #13: 111 Livingston Street”, and “—Loan #14: Atlanta and Anchorage Hotel Portfolio” in Annex B to this prospectus.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Aggregate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV(1)	Cut-off Date Mortgage Loan DSCR(2)	Cut-off Date Total Debt DSCR(1)
Key Center Cleveland(3)	$50,000,000	$42,500,000	$170,000,000	$262,500,000	6.51457%	60.8%	72.5%	1.59x	1.17x
229 West 43rd Street Retail Condo(4)	$30,000,000	$85,000,000	$255,000,000	$370,000,000	4.90478%	60.6%	78.7%	1.75x	1.10x
Greenwich Office Park(5)	$29,500,000	$10,000,000	$58,000,000	$97,500,000	5.01000%	65.3%	72.8%	1.83x	1.49x
SAP Building(6)	$24,130,276	$5,795,276	N/A	$29,925,552	6.61000%	44.4%	55.0%	1.29x	1.29x
Urban Union - Amazon(7)	$24,000,000	$79,392,011	$125,207,361	$228,599,372	4.86271%	23.1%	85.0%	5.44x	1.03x

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.

(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).

(3)	The related mezzanine loan is currently being held by a third party that is not affiliated with the related Sponsor.

(4)	The related mezzanine loan consists of a senior mezzanine loan and a junior mezzanine loan. The senior mezzanine loan and a 50% participation interest in the junior mezzanine loan are currently being held by a third party that is not affiliated with the related Sponsor and the remainder of the junior mezzanine loan is currently being held by another third party that is not affiliated with the related Sponsor.

(5)	The related mezzanine loan is currently being held by a third party that is not affiliated with the related Sponsor.

(6)	The related mezzanine loan is currently being held by the related Sponsor or a related affiliate.

(7)	The related mezzanine loan is currently being held by a third party that is not affiliated with the related Sponsor.

The mezzanine loans related to the Mortgage Loans identified in the table above secured by the Mortgaged Properties identified on Annex A to this prospectus as Key Center Cleveland, 229 West 43rd Street Retail Condo, Greenwich Office Park and Urban Union - Amazon, representing approximately 4.9%, 2.9%, 2.9% and 2.3%, respectively, of the Initial Pool Balance, are each subject to an intercreditor agreement between the holder of the related mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each related intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the related Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related Mortgage Loan lender does not hold a corresponding claim or right, or in certain circumstances, even if the related Mortgage Loan lender holds a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash (or, in certain cases, from proceeds of a casualty or condemnation that are applied pari passu to the Mortgage Loan and the mezzanine loan)) and, subject to certain other limitations, the Mortgage Loan borrower, the senior Mortgage Loan guarantor and/or other collateral for the Mortgage Loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Property or proposes to accept a discounted payoff from the Mortgage Loan borrower, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums, and (g) an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

The mezzanine loan related to the Mortgage Loan identified in the table above as being secured by the Mortgaged Property identified on Annex A to this prospectus as SAP Building, representing approximately 2.4% of the Initial Pool Balance, is currently not subject to an intercreditor agreement between the holder of the related mezzanine loan and the lender under the Mortgage Loan. Accordingly, the holder of the Mortgage Loan does not currently have the benefit of senior lender protections typically contained in an intercreditor agreement with a mezzanine lender. There can be no assurance that any intercreditor agreement will ultimately be entered into between the holders of the Mortgage Loan and the related mezzanine loan or that any such intercreditor agreement subsequently entered into will contain provisions similar to those described in the second preceding paragraph or any other lender protections typically obtained by lenders when making loans similar to the Mortgage Loan that have related mezzanine debt.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required

Scripps Center	$50,000,000	73.0%	1.40x	N/A	Y
DeKalb Tech Center	$19,478,490	75.0%	1.10x	10.0%	Y

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Permitted Unsecured Debt and Other Debt

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Mack-Cali Short Hills Office Portfolio, representing approximately 7.3% of the Initial Pool Balance, the Mortgage Loan documents permit pledges of indirect ownership interests in the borrower provided that (A)(i) such pledge is to secure a loan or line of credit secured by all or substantially all of the assets of the pledgor in addition to the indirect interest held by the pledgor in the borrower, (ii) the repayment of such loan or line of credit is not specifically tied solely to the cash flow of the Mortgaged Properties, and (iii) the pledgor’s direct or indirect interest in the borrower at the time of the pledge is less than 10% of the value of the assets pledged by the pledgor in connection with the pledge, or (B) the pledge is of non-controlling limited partnership interests in the related guarantor, provided that the pledge does not encumber more than 20% of the direct or indirect non-controlling limited partnership interests of the guarantor.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Scripps Center, representing approximately 4.9% of the Initial Pool Balance, the sole member of the borrower (the “Scripps Center Sole Member”) has unsecured debt in the amount of $16,126,612 as of December 31, 2016 that is owed to an affiliate of the Scripps Center Sole Member. Such affiliate of the Scripps

Center Sole Member is 100% indirectly owned by the family of Neal Mayerson, the non-recourse carveout guarantor for the Mortgage Loan.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hamilton Crossing, representing approximately 3.4% of the Initial Pool Balance, the Mortgage Loan documents permit pledges of indirect interests in the borrower provided (A) such pledges are (i) of a minority, non-controlling interest or (ii) made to secure a parent-level credit facility involving substantially all of the interests held by such parent and are not tied specifically to the cash flow of the Mortgaged Property, and (B) the debt secured by such pledges would not be considered a “mezzanine loan” or “mezzanine financing” by involving (a) pledges of direct equity interests in the borrower or any component entity or (b) pledges of equity by any person that does not have a substantial source of revenue to repay the applicable debt other than direct or indirect distributions from the related borrower or any component entity.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Novo Nordisk, representing approximately 1.5% of the Initial Pool Balance, the borrower’s parent (the “Pledgor”) agreed to make certain earn-out payments in the maximum amount of $23,000,000 to the prior owner of the Mortgaged Property (the “Pledgee”) as certain expansion options are exercised under the Novo Nordisk lease. The Pledgor entered into a pledge agreement in which it pledged its equity interest in the borrower as collateral for its obligation to make such earn-out payments to the Pledgee.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as El Camino Shopping Center, representing approximately 1.4% of the Initial Pool Balance, at loan closing, the managing member and 90% owner of the borrower loaned approximately $4,000,000 to the non-managing 10% owner of the borrower, secured by a pledge of such 10% owner’s interest in the borrower. In connection with such arrangements, the Mortgage Loan documents permit the transfer of such 10% interest to the managing member, which would then become the sole member of the borrower, provided certain conditions are satisfied.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the following Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Loan Combination LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Loan Combination Underwritten NCF DSCR(2)	Servicing of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
Mack-Cali Short Hills Office Portfolio	CREFI	$74,700,000	7.3%	$49,800,000	N/A	$124,500,000	45.1%	45.1%	3.28x	3.28x	Serviced	Y
Key Center Cleveland	CREFI	$50,000,000	4.9%	$170,000,000	N/A	$220,000,000	60.8%	60.8%	1.59x	1.59x	Serviced	Y
Scripps Center	PCC	$50,000,000	4.9%	$22,000,000	N/A	$72,000,000	73.5%	73.5%	1.41x	1.41x	Serviced	Y
Hamilton Crossing	CGMRC	$35,034,312	3.4%	$19,948,363	N/A	$54,982,675	72.3%	72.3%	1.68x	1.68x	Serviced	Y
229 West 43rd Street Retail Condo	CGMRC	$30,000,000	2.9%	$255,000,000	N/A	$285,000,000	60.6%	60.6%	1.75x	1.75x	Outside Serviced	N
Greenwich Office Park	NREC	$29,500,000	2.9%	$58,000,000	N/A	$87,500,000	65.3%	65.3%	1.83x	1.83x	Outside Serviced	N
111 Livingston Street	CGMRC	$29,000,000	2.8%	$91,000,000	N/A	$120,000,000	54.8%	54.8%	1.56x	1.56x	Outside Serviced	N
Atlanta and Anchorage Hotel Portfolio	CGMRC	$27,962,345	2.7%	$86,883,001	N/A	$114,845,346	63.1%	63.1%	1.81x	1.81x	Servicing Shift	N
Urban Union - Amazon	NREC	$24,000,000	2.3%	$38,231,428	$ 86,975,933	$149,207,361	23.1%	55.5%	5.44x	1.99x	Servicing Shift	N
QLIC	NREC	$20,000,000	2.0%	$125,000,000	$ 20,000,000	$165,000,000	56.9%	64.7%	1.87x	1.56x	Outside Serviced	N
Broadway Portfolio	NREC	$20,000,000	2.0%	$38,000,000	N/A	$58,000,000	59.8%	59.8%	1.54x	1.54x	Servicing Shift	N
Novo Nordisk	NREC	$15,000,000	1.5%	$153,300,000(3)	N/A	$168,300,000	52.6%(4)	52.6%(4)	2.97x(4)	2.97x(4)	Outside Serviced	N
Rentar Plaza	NREC	$12,000,000	1.2%	$120,000,000	N/A	$132,000,000	44.0%	44.0%	2.59x	2.59x	Outside Serviced	N
Parts Consolidation Center	CGMRC	$10,000,000	1.0%	$12,750,000	N/A	$22,750,000	63.2%	63.2%	1.68x	1.68x	Outside Serviced	N

(1)	Calculated including the related Pari Passu Companion Loan(s) but excluding any (1) related Subordinate Companion Loan and (2) in the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Novo Nordisk, the related unfunded Pari Passu Companion Loan (which has a maximum principal balance of $39,580,000).

(2)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan, but excluding, in the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Novo Nordisk, the related unfunded Pari Passu Companion Loan.

(3)	Based on a zero balance for the Novo Nordisk unfunded note A-2 Pari Passu Companion Loan. See “—The Loan Combinations—The Novo Nordisk Loan Combination—Future Funding” below.

(4)	Based on the maximum principal balance of the Novo Nordisk Loan Combination, the “as-expanded” appraised value and the fully funded Underwritten NCF, the Mortgage Loan LTV Ratio, Loan Combination LTV Ratio, Mortgage Loan Underwritten NCF DSCR (calculated at the maximum potential interest rate) and Loan Combination Underwritten NCF DSCR (calculated at the maximum potential interest rate (5.35% per annum)) are 60.7%, 60.7%, 2.71x and 2.71x, respectively.

With respect to each Loan Combination, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause, and

II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Loan Combination, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Loan Combination, is certain information regarding (in each case as of the Cut-off Date): (i) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (ii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Loan Combination, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Loan Combination Controlling Notes and Non-Controlling Notes

Mortgaged Property Name / Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)	Current or Anticipated Holder of Securitized Note(2)	Cut-off Date Balance
Mack-Cali Short Hills Office Portfolio
Notes A-1 and A-2	Yes (Note A-1)	CREFI	CGCMT 2017-P7	$74,700,000
Notes A-3 and A-4	No	Goldman Sachs Mortgage Company	Not Identified	$49,800,000
Key Center Cleveland
Note A-1	Yes	CREFI	CGCMT 2017-P7	$50,000,000
Note A-2	No	Bank of America, N.A.	BANK 2017-BNK4	$40,000,000
Notes A-3 and A-6	No	—	JPMDB 2017-C5	$60,000,000
Note A-4	No	CREFI	Not Identified	$30,000,000
Note A-5	No	Bank of America, N.A.	Not Identified	$40,000,000
Scripps Center
Note A-1	Yes	PCC	CGCMT 2017-P7	$50,000,000
Note A-2	No	PCC	Not Identified	$22,000,000
Hamilton Crossing
Note A-1	Yes	CGMRC	CGCMT 2017-P7	$35,034,312
Note A-2	No	CGMRC	Not Identified	$19,948,363
229 West 43rd Street Retail Condo
Notes A-1 and A-6	Yes (Note A-1)	—	CD 2016-CD2	$75,000,000
Notes A-2 and A-3	No	—	JPMDB 2017-C5	$80,000,000
Note A-4-A	No	CGMRC	CGCMT 2017-P7	$30,000,000
Notes A-4-B, A-5, A-7 and A-8	No	—	CD 2017-CD3	$100,000,000
Greenwich Office Park
Note A-1	No	—	MSC 2016-UBS12	$33,000,000
Note A-2	Yes	—	CSMC 2016-NXSR	$25,000,000
Note A-3	No	NREC	CGCMT 2017-P7	$29,500,000
111 Livingston Street
Notes A-1 and A-3	Yes (Note A-1)	—	CD 2017-CD3	$67,000,000
Note A-2	No	CGMRC	CGCMT 2017-P7	$29,000,000
Note A-4	No	Deutsche Bank AG, New York Branch	Not Identified	$24,000,000
Atlanta and Anchorage Hotel Portfolio
Notes A-1-A and A-1-B	Yes (Note A-1-A)	Rialto Mortgage Finance, LLC	Not Identified	$52,429,397
Note A-2	No	CGMRC	CGCMT 2017-P7	$27,962,345
Notes A-3-A and A-3-B	No	Barclays Bank PLC	Not Identified	$34,453,604
Urban Union - Amazon
Note A-1	(3)	NREC	Not Identified	$38,231,428
Note A-2	No	NREC	CGCMT 2017-P7	$24,000,000
Note B	(3)	Hangang US Real Estate Fund No. 1, Hangang US Real Estate Fund No. 1-1 and Hangang US Real Estate Fund No. 1-2	Not Applicable	$86,975,933
QLIC
Notes A-1 and A-6	No	—	CSMC 2016-NXSR	$50,000,000
Notes A-2 and A-3	(4)	—	WFCM 2016-NXS6	$75,000,000
Notes A-4 and A-5	No	NREC	CGCMT 2017-P7	$20,000,000
Note B	(4)	SM Core Credit Finance LLC	Not Applicable	$20,000,000
Broadway Portfolio
Note A-1	Yes	NREC	Not Identified	$38,000,000
Note A-2	No	NREC	CGCMT 2017-P7	$20,000,000
Novo Nordisk
Notes A-1, A-7, A-8 and A-9	Yes (Note A-1)	—	CSMC 2016-NXSR	$60,000,000
Note A-2(5)	No	NREC	Not Identified	$39,580,000
Notes A-3, A-4, A-5, A-11 and A-12	No	—	WFCM 2016-NXS6	$73,300,000
Note A-6	No	—	MSC 2016-UBS12	$20,000,000
Notes A-10 and A-13	No	NREC	CGCMT 2017-P7	$15,000,000
Rentar Plaza
Notes A-1 and A-4	Yes (Note A-1)	—	CSMC 2016-NXSR	$60,000,000
Notes A-2 and A-3	No	—	WFCM 2016-NXS6	$60,000,000
Note A-5	No	NREC	CGCMT 2017-P7	$12,000,000
Parts Consolidation Center
Note A-1	Yes	—	CD 2017-CD3	$12,750,000
Note A-2	No	CGMRC	CGCMT 2017-P7	$10,000,000

(1)	Unless otherwise specified, with respect to each Loan Combination, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified or combined Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.

(2)	Unless otherwise specified, with respect to each Loan Combination, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization that has closed or as to which a preliminary prospectus or final prospectus has printed that has or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means no preliminary prospectus or final prospectus has printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.

(3)	Pursuant to the related Co-Lender Agreement, (i) the Controlling Note (except if an AB control appraisal period is in effect) is note B, and (ii) if an AB control appraisal period under the related Co-Lender Agreement is in effect, then note A-1 will be the Controlling Note.

(4)	Pursuant to the related Co-Lender Agreement, (i) the Controlling Note (except if an AB control appraisal period is in effect) is note B, and (ii) if an AB control appraisal period under the related Co-Lender Agreement is in effect, then note A-2 will be the Controlling Note and the rights associated with the Controlling Note are expected to be exercised by the Outside Controlling Class Representative under the WFCM 2016-NXS6 Securitization or by such other party or parties designated under the related Outside Servicing Agreement.

(5)	The Companion Loan evidenced by note A-2 is currently unfunded. If certain conditions described in “—The Loan Combinations—The Novo Nordisk Loan Combination” are satisfied, the holder of the Companion Loan evidenced by note A-2 will be required to fund such Companion Loan up to a maximum principal balance of $39,580,000. When such Companion Loan is funded, in whole or in part, it will be of equal priority (pro rata and pari passu) in right of payment with all of the other Novo Nordisk promissory notes listed in the table above.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).

In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first, to any related Subordinate Companion Loan (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement. Certain of the Loan Combinations are Outside Serviced Loan Combinations and Servicing Shift Loan Combinations. For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Mack-Cali Short Hills Office Portfolio Loan Combination

Servicing

The Mack-Cali Short Hills Office Portfolio Loan Combination and any related REO Property will be serviced and administered by the Master Servicer and, if necessary, the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Mack-Cali Short Hills Office Portfolio Loan Combination, the Servicing Standard set forth in the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of the Certificateholders and the related Companion Loan Holders as a collective whole.

Amounts payable to the Issuing Entity as holder of the Mack-Cali Short Hills Office Portfolio Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Aggregate Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the related Companion Loan Holders will be distributed to such holders net of certain fees and expenses on the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans as provided in the related Co-Lender Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Mack-Cali Short Hills Office Portfolio Mortgage Loan and the holders of the related Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans with respect to distributions of funds received in respect of the Mack-Cali Short Hills Office Portfolio Loan Combination, and provides, in general, that:

●	the Mack-Cali Short Hills Office Portfolio Mortgage Loan and the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●	all amounts tendered by the related borrower or otherwise available for payment on the Mack-Cali Short Hills Office Portfolio Loan Combination will be applied to the Mack-Cali Short Hills Office Portfolio Mortgage Loan and the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the Mortgage Loan documents, amounts required to be deposited in reserve or escrow pursuant to the Mortgage Loan documents and certain amounts then due and payable pursuant to the Pooling and Servicing Agreement to the parties thereto); and

●	fees, costs and expenses relating to the Mack-Cali Short Hills Office Portfolio Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Mack-Cali Short Hills Office Portfolio Mortgage Loan and the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Mack-Cali Short Hills Office Portfolio Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Mack-Cali Short Hills Office Portfolio Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of a Property Advance) allocable to the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the Mack-Cali Short Hills Office Portfolio Pari Passu Companions Loans or from general collections with respect to the securitization of such Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the directing holder with respect to the Mack-Cali Short Hills Office Portfolio Loan Combination, as of any date of determination, will be the holder of the Controlling Class or the duly appointed representative of such holder or any other party assigned the rights of the directing holder; provided, that no Borrower Party will be entitled to act as directing holder; and provided, further, that, unless a Control Termination Event exists or the Mack-Cali Short Hills Office Portfolio Loan Combination is an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to exercise the rights of the directing holder with respect to the Mack-Cali Short Hills Office Portfolio Loan Combination. In its capacity as representative of the directing holder under the related Co-Lender Agreement, the Controlling Class Representative will be entitled to exercise the rights and powers of the Controlling Class Representative set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus with respect to the Mack-Cali Short Hills Office Portfolio Loan Combination, and the implementation of any recommended actions outlined in an asset status report with respect to the Mack-Cali Short Hills Office Portfolio Loan Combination will require the approval of the Controlling Class Representative as and to the extent described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus. Pursuant to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative will have the same consent and/or consultation rights with respect to the Mack-Cali Short Hills Office Portfolio Loan Combination as it does, and for so long as it does, with respect to the other

Mortgage Loans (exclusive of the Outside Serviced Mortgage Loans and any Excluded Mortgage Loan) included in the Issuing Entity that do not have Companion Loans.

The related Co-Lender Agreement provides that no objection, direction or advice by the directing holder may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of the related Mortgage Loan documents, applicable law, the Pooling and Servicing Agreement, the related Co-Lender Agreement, the REMIC provisions or the Master Servicer’s or the Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Certificate Administrator, the Issuing Entity or the Trustee to liability or materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Pooling and Servicing Agreement.

In addition, each related Companion Loan Holder (or its representative) will (i) have a right to receive copies of any notice, information and report that the Master Servicer or the Special Servicer, as applicable, is required to provide to the Controlling Class Representative (within the same time frame such notice, information and report are or would have been required to be provided to the Controlling Class Representative under the Pooling and Servicing Agreement without regard to the occurrence thereunder of a Consultation Termination Event) with respect to any Major Decisions to be taken with respect to the Mack-Cali Short Hills Office Portfolio Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the Mack-Cali Short Hills Office Portfolio Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any Major Decisions to be taken with respect to the Mack-Cali Short Hills Office Portfolio Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the Mack-Cali Short Hills Office Portfolio Loan Combination. The consultation right of each such related Companion Loan Holder (or its representative) will expire 10 business days (or in connection with an Acceptable Insurance Default, 30 days) following the delivery to such Companion Loan Holder of written notice of a proposed action, together with copies of the notices, information and reports that would be required to be provided to, or requested by, the Controlling Class Representative; provided, that if the Master Servicer or the Special Servicer, as applicable proposes a new course of action that is materially different from the action previously proposed, the 10 business day (or 30 day) consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the related Companion Loan Holders’ (or their representatives’) consultation rights described above, the Master Servicer or the Special Servicer, as applicable, is permitted to make any Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day (or 30 day) period if it determines, in accordance with the Servicing Standard, that immediate action with respect to such decision is necessary to protect the interests of the holders of the Mack-Cali Short Hills Office Portfolio Loan Combination. Neither the Master Servicer nor the Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the related Companion Loan Holders (or their representatives).

In addition to the consultation rights of the related Companion Loan Holders (or their representatives) described above, pursuant to the terms of the related Co-Lender Agreement, each related Companion Loan Holder (or its representative) will have the right to annual conference calls with the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the Mack-Cali Short Hills Office Portfolio Loan Combination are discussed.

The Pooling and Servicing Agreement is expected to provide that neither the Master Servicer nor the Special Servicer may take or refrain from taking any action pursuant to instructions, directions, objections, advice or consultation from a Directing Holder (which, with respect to the Mack-Cali Short Hills Office Portfolio Loan Combination, is expected to be the Controlling Class Representative), the Risk Retention Consultation Party, the Operating Advisor or the related Companion Loan Holders (or their representatives) that would cause any one of them to violate applicable law, the terms of the Mack-Cali Short Hills Office Portfolio Loan Combination, the related Mortgage Loan documents, the Pooling and Servicing Agreement, including the Servicing Standard, the related Co-Lender Agreement, any related intercreditor agreement, or the REMIC provisions or that would (i) expose any Certificateholder, the Issuing Entity, any Mortgage Loan Seller (other than with respect to enforcing the rights and remedies against such Mortgage Loan Seller pursuant to the Pooling and Servicing Agreement or the related Mortgage Loan Purchase Agreement with respect to any Material Defect) or any party to the Pooling and Servicing Agreement or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or the related Co-Lender Agreement, (iii) cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, or result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions, or (iv) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that in its reasonable judgment is not in the best interests of the Certificateholders and/or the related Companion Loan Holders.

Application of Penalty Charges

The related Co-Lender Agreement requires the Pooling and Servicing Agreement to provide that Penalty Charges paid in respect of the Mack-Cali Short Hills Office Portfolio Loan Combination will be used (i) to pay the Master Servicer, the Trustee or the Special Servicer for interest accrued on any Property Advances and reimbursement of Property Advances; (ii) to pay the parties to this securitization and any securitization of a Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loan for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the document governing any securitization of a Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loan), (iii) to pay certain other expenses incurred with respect to the Mack-Cali Short Hills Office Portfolio Loan Combination and (iv) to the extent any amounts remain, to pay to the Master Servicer and/or the Special Servicer as additional servicing compensation.

Sale of Defaulted Loan Combination

If the Mack-Cali Short Hills Office Portfolio Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the Mack-Cali Short Hills Office Portfolio Mortgage Loan in accordance with the Pooling and Servicing Agreement, then the Special Servicer will be required to sell the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans together with the Mack-Cali Short Hills Office Portfolio Mortgage Loan as a single whole loan in accordance with the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the Special Servicer will not be permitted to sell the Mack-Cali Short Hills Office Portfolio Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the related Companion Loan Holders unless the Special Servicer has delivered to each such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Mack-Cali Short Hills Office Portfolio Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Mack-Cali Short Hills Office Portfolio Loan Combination, and any documents in the servicing file requested by such Companion Loan Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided that each Companion Loan Holder (or its representative) may waive any delivery or timing requirements set forth in this sentence only for itself. Subject to the foregoing, each of the Issuing Entity (or its representative) and the related Companion Loan Holders (or their representatives) will be permitted to submit an offer at any sale of the Mack-Cali Short Hills Office Portfolio Loan Combination unless such person is a Borrower Party.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, and subject to the terms of the Pooling and Servicing Agreement, the directing holder with respect to the Mack-Cali Short Hills Office Portfolio Loan Combination will have the right, at any time and from time to time, with or without cause, to replace the Special Servicer then acting with respect to the Mack-Cali Short Hills Office Portfolio Loan Combination and appoint a replacement Special Servicer that is a “qualified servicer” (as defined in the related Co-Lender Agreement) in lieu thereof. Accordingly, subject to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative (prior to a Control Termination Event and provided that the Mack-Cali Short Hills Office Portfolio Loan Combination is not an Excluded Mortgage Loan), and the applicable Certificateholders with the requisite percentage of voting rights (after a Control Termination Event) will have the right, with or without cause, to replace the Special Servicer then acting with respect to the Mack-Cali Short Hills Office Portfolio Loan Combination and appoint a replacement

Special Servicer in lieu thereof, as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

The Key Center Cleveland Loan Combination

Servicing

The Key Center Cleveland Loan Combination and any related REO Property will be serviced and administered by the Master Servicer and, if necessary, the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Key Center Cleveland Loan Combination, the Servicing Standard set forth in the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of the Certificateholders and the related Companion Loan Holders as a collective whole.

Amounts payable to the Issuing Entity as holder of the Key Center Cleveland Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Aggregate Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the related Companion Loan Holders will be distributed to such holders net of certain fees and expenses on the Key Center Cleveland Pari Passu Companion Loans as provided in the related Co-Lender Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Key Center Cleveland Mortgage Loan and the holders of the related Key Center Cleveland Pari Passu Companion Loans with respect to distributions of funds received in respect of the Key Center Cleveland Loan Combination, and provides, in general, that:

●	the Key Center Cleveland Mortgage Loan and the Key Center Cleveland Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the others or security therefor;

●	all amounts tendered by the related borrower or otherwise available for payment on the Key Center Cleveland Loan Combination will be required to be applied to the Key Center Cleveland Mortgage Loan and the Key Center Cleveland Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the Mortgage Loan documents, amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents and certain amounts then due and payable pursuant to the Pooling and Servicing Agreement to the parties thereto); and

●	fees, costs and expenses relating to the Key Center Cleveland Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Key Center Cleveland Mortgage Loan and the Key Center Cleveland Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Key Center Cleveland Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Key Center Cleveland Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Key Center Cleveland Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of a Property Advance) allocable to the Key Center Cleveland Pari Passu Companion Loans may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the Key Center Cleveland Pari Passu Companion Loans or from general collections with respect to the securitization of such Key Center Cleveland Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the directing holder with respect to the Key Center Cleveland Loan Combination, as of any date of determination, will be the holders of the Controlling Class or the duly appointed representative of such holders or any other party assigned the rights of the directing holder, provided, that no Borrower Party will be entitled to act as directing holder; and provided, further, that, unless a Control Termination Event exists or the Key Center Cleveland Loan Combination is an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to exercise the rights of the directing holder with respect to the Key Center Cleveland Loan Combination. In its capacity as representative of the directing holder under the related Co-Lender Agreement, the Controlling Class Representative will be entitled to exercise all of the rights of the Controlling Class Representative set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus with respect to the Key Center Cleveland Loan Combination, and the implementation of any recommended actions outlined in an asset status report with respect to the Key Center Cleveland Loan Combination will require the approval of the Controlling Class Representative as and to the extent described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus. Pursuant to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative will have the same consent and/or consultation rights with respect to the Key Center Cleveland Loan Combination as it does, and for so long as it does, with respect to the other Mortgage Loans (exclusive of the Outside Serviced Mortgage Loans and any Excluded Mortgage Loan) included in the Issuing Entity that do not have Companion Loans.

The related Co-Lender Agreement provides that no objection, direction or advice by the directing holder may require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of the related Mortgage Loan documents, applicable law, the Pooling and Servicing Agreement, the related Co-Lender Agreement, the REMIC provisions or the Master Servicer’s or the Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Certificate Administrator, the Issuing Entity or the Trustee to liability or materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Pooling and Servicing Agreement.

In addition, each related Companion Loan Holder (or its representative) will (i) have a right to receive copies of any notice, information and report that the Master Servicer or the Special Servicer, as applicable, is required to provide to the Controlling Class Representative (within the same time frame such notice, information and report are or would have been required to be provided to the Controlling Class Representative under the Pooling and Servicing Agreement without regard to the occurrence thereunder of a Consultation Termination Event) with respect to any Major Decisions to be taken with respect to the Key Center Cleveland Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the Key Center Cleveland Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any Major Decisions to be taken with respect to the Key Center Cleveland Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the Key Center Cleveland Loan Combination. The consultation right of each such related Companion Loan Holder (or its representative) will expire 10 business days (or in connection with an Acceptable Insurance Default, 30 days) following the delivery to such Companion Loan Holder of written notice of a proposed action, together with copies of the notices, information and reports that would be required to be provided to, or requested by, the Controlling Class Representative; provided, that if the Master Servicer or the Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day (or 30 day) consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the related Companion Loan Holders’ (or their representatives’) consultation rights described above, the Master Servicer or the Special Servicer, as applicable, is permitted to make any Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day (or 30 day) period if it determines, in accordance with the Servicing Standard, that immediate action with respect to such decision is necessary to protect the interests of the holders of the Key Center Cleveland Loan Combination. Neither the Master Servicer nor the Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the related Companion Loan Holders (or their representatives).

In addition to the consultation rights of the related Companion Loan Holders (or their representatives) described above, pursuant to the terms of the related Co-Lender Agreement, each related Companion Loan Holder (or its representative) will have the right to annual conference calls with the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the Key Center Cleveland Loan Combination are discussed.

The Pooling and Servicing Agreement is expected to provide that neither the Master Servicer nor the Special Servicer may take or refrain from taking any action pursuant to instructions, directions, objections, advice or consultation from a Directing Holder (which, with respect to the Key Center Cleveland Loan Combination, is expected to be the Controlling Class Representative), the Risk Retention Consultation Party, the Operating Advisor or the related Companion Loan Holders (or their representatives) that would cause any one of them to violate applicable law, the terms of the Key Center Cleveland Loan Combination, the related Mortgage Loan documents, the Pooling and Servicing Agreement, including the Servicing Standard, the related Co-Lender Agreement, any related intercreditor agreement, or the REMIC provisions, or that would (i) expose any Certificateholder, the Issuing Entity, any Mortgage Loan Seller (other than with respect to enforcing the rights and remedies against such Mortgage Loan Seller pursuant to the Pooling and Servicing Agreement or the related Mortgage Loan Purchase Agreement with respect to any Material Defect) or any party to the Pooling and Servicing Agreement or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or the related Co-Lender Agreement, (iii) cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, or result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions, or (iv) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that in its reasonable judgment is not in the best interests of the Certificateholders and/or the related Companion Loan Holders.

Application of Penalty Charges

The related Co-Lender Agreement requires the Pooling and Servicing Agreement to provide that Penalty Charges paid in respect of the Key Center Cleveland Loan Combination will be used (i) to pay the Master Servicer, the Trustee or the Special Servicer for interest accrued on any Property Advances and reimbursement of Property Advances, (ii) to pay the parties to this securitization and any securitization of a Key Center Cleveland Pari Passu Companion Loan for interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the document governing any securitization of a Key Center Cleveland Pari Passu Companion Loan), (iii) to pay certain other expenses incurred with respect to the Key Center Cleveland Loan Combination and (iv) to pay to the Master Servicer and/or the Special Servicer as additional servicing compensation.

Sale of Defaulted Loan Combination

If the Key Center Cleveland Loan Combination becomes a Defaulted Mortgage Loan, and the Special Servicer determines to sell the Key Center Cleveland Mortgage Loan in accordance with the Pooling and Servicing Agreement, then the Special Servicer will be required to sell the Key Center Cleveland Pari Passu Companion Loans together with the Key Center Cleveland Mortgage Loan as one whole loan in accordance with the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the Special Servicer will not be permitted to sell the Key Center Cleveland Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the related Companion Loan Holders unless the Special Servicer has delivered to each such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Key Center Cleveland Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Key Center Cleveland Loan Combination, and any documents in the servicing file requested by such Companion Loan Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that each related Companion Loan Holder (or its representative) may waive as to itself any of the delivery or timing requirements set forth in this sentence. Subject to the foregoing, each of the Issuing Entity (or its representative) and the related Companion Loan Holders (or their representatives) will be permitted to submit an offer at any sale of the Key Center Cleveland Loan Combination unless such person is a Borrower Party.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, and subject to the terms of the Pooling and Servicing Agreement, the directing holder with respect to the Key Center Cleveland Loan Combination will have the right, at any time and from time to time, with or without cause, to replace the Special Servicer then acting with respect to the Key Center Cleveland Loan Combination and appoint a replacement Special Servicer that is a “qualified servicer” (as defined in the related Co-Lender Agreement) in lieu thereof. Accordingly, subject to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative (prior to a Control Termination Event and provided that the Key Center Cleveland Loan Combination is not an Excluded Mortgage Loan), and the applicable Certificateholders with the requisite percentage of voting rights (after a Control Termination Event) will have the right, with or without cause, to replace the Special Servicer then acting with respect to the Key Center Cleveland Loan Combination and appoint a replacement Special Servicer in lieu thereof, as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

The Scripps Center Loan Combination

Servicing

The Scripps Center Loan Combination and any related REO Property will be serviced and administered by the Master Servicer and, if necessary, the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Scripps Center Loan Combination, the Servicing Standard set forth in the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of the Certificateholders and the related Companion Loan Holder as a collective whole.

Amounts payable to the Issuing Entity as holder of the Scripps Center Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Aggregate Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the related Companion Loan Holder will be distributed to such holder net of certain fees and expenses on the Scripps Center Pari Passu Companion Loan as provided in the related Co-Lender Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Scripps Center Mortgage Loan and the holder of the Scripps Center Pari Passu Companion Loan with respect to distributions of funds received in respect of the Scripps Center Loan Combination, and provides, in general, that:

●	the Scripps Center Mortgage Loan and the Scripps Center Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Scripps Center Loan Combination or the related Mortgaged Property will be applied to the Scripps Center Mortgage Loan and the Scripps Center Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee) in accordance with the terms of the related Co-Lender Agreement and the Pooling and Servicing Agreement; and

●	costs, fees, expenses, losses and shortfalls relating to the Scripps Center Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Scripps Center Mortgage Loan and the Scripps Center Pari Passu Companion Loan in accordance with the terms of the related Co-Lender Agreement.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Scripps Center Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Scripps Center Mortgage Loan or, as and to the extent described under “The Pooling and

Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Scripps Center Pari Passu Companion Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a Property Advance) allocable to the Scripps Center Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the Scripps Center Pari Passu Companion Loan or from general collections with respect to the securitization of the Scripps Center Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the Controlling Note Holder with respect to the Scripps Center Loan Combination, as of any date of determination, will be the Trustee on behalf of the Issuing Entity as holder of the Scripps Center Mortgage Loan; provided, that, unless a Control Termination Event exists or the Scripps Center Loan Combination is an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to exercise the rights of the Controlling Note Holder with respect to the Scripps Center Loan Combination. In such capacity, the Controlling Class Representative will be entitled to exercise all of the rights of the Controlling Class Representative set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus with respect to the Scripps Center Loan Combination, including consent and/or consultation rights regarding Major Decisions and the implementation of any recommended actions outlined in an asset status report with respect to the Scripps Center Loan Combination as and to the extent described under “The Pooling and Servicing Agreement—Directing Holder” and “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus. Pursuant to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative will have the same consent and/or consultation rights with respect to the Scripps Center Loan Combination as it does, and for so long as it does, have similar rights, with respect to the other Mortgage Loans (exclusive of the Outside Serviced Mortgage Loans and any Excluded Mortgage Loan) included in the Issuing Entity that do not have Companion Loans.

In addition, pursuant to the terms of the related Co-Lender Agreement, the related Companion Loan Holder (or its representative) will (i) have a right to receive copies of all notices, information and reports that the Master Servicer or the Special Servicer, as applicable, is required to provide to the Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the Controlling Class Representative under the Pooling and Servicing Agreement without regard to the occurrence of a Control Termination Event or Consultation Termination Event) with respect to any Major Decisions to be taken with respect to the Scripps Center Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Scripps Center Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any Major Decisions to be taken with respect to the Scripps Center Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Scripps Center Loan Combination. The consultation right of the related Companion Loan Holder (or its representative) will expire 10 business days following the delivery to such Companion Loan Holder of written notice of a proposed action, together with copies of the notices, information and reports that would be required to be provided to the Controlling Class Representative as set forth above, whether or not the related Companion Loan Holder (or its representative) has responded within such period; provided, that if the Master Servicer (or the Special Servicer, as applicable) proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the related Companion Loan Holder’s (or its representative’s) consultation rights described above, the Master Servicer or the Special Servicer, as applicable, is permitted to make any Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Scripps Center Loan Combination. Neither the Master Servicer nor the Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the related Companion Loan Holder (or its representative).

The Pooling and Servicing Agreement is expected to provide that neither the Master Servicer nor the Special Servicer may take or refrain from taking any action pursuant to instructions, directions, objections, advice or consultation from a Directing Holder (which, with respect to the Scripps Center Loan Combination, is expected to be the Controlling Class Representative), the Risk Retention Consultation Party, the Operating Advisor or a Serviced Companion Loan Holder (or its representative) that would cause any one of them to violate applicable law, the terms of the Scripps Center Loan Combination, the related Mortgage Loan documents, the Pooling and Servicing Agreement, including the Servicing Standard, the related Co-Lender Agreement, any related intercreditor agreement, or the REMIC provisions or that would (i) expose any Certificateholder, the Issuing Entity, any Mortgage Loan Seller (other than with respect to enforcing the rights and remedies against such Mortgage Loan Seller pursuant to the Pooling and Servicing Agreement or the related Mortgage Loan Purchase Agreement with respect to any Material Defect) or any party to the Pooling and Servicing Agreement or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or the related Co-Lender Agreement, (iii) cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, or result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions, or (iv) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that in its reasonable judgment is not in the best interests of the Certificateholders and/or the related Serviced Companion Loan Holder.

In addition to the consultation rights of the related Companion Loan Holder (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the related Companion Loan Holder (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the Master Servicer or the Special Servicer, as applicable) with the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the Scripps Center Loan Combination are discussed.

Application of Penalty Charges

The related Co-Lender Agreement provides that Penalty Charges paid on the Scripps Center Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Scripps Center Mortgage Loan and Scripps Center Pari Passu Companion Loan by the amount necessary to pay the Master Servicer, the Trustee or the Special Servicer for any interest accrued on any Property Advances and reimbursement of any Property Advances in accordance with the terms of the Pooling and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the Scripps Center Mortgage Loan and the Scripps Center Pari Passu Companion Loan by the amount necessary to pay the Master Servicer and the Trustee, and the master servicer and the trustee for the securitization of the Scripps Center Pari Passu Companion Loan, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the document governing the securitization of the Scripps Center Pari Passu Companion Loan) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement or the document governing the securitization of the Scripps Center Pari Passu Companion Loan, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Scripps Center Mortgage Loan and the Scripps Center Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred with respect to the Scripps Center Loan Combination (as specified in the Pooling and Servicing Agreement) and, finally, in the case of the remaining amount of Penalty Charges, to be paid to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Scripps Center Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the Scripps Center Mortgage Loan in accordance with the Pooling and Servicing Agreement, then the Special Servicer will be required to sell the Scripps Center Pari Passu Companion Loan together with the Scripps Center Mortgage Loan as one whole loan in accordance with the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the Special Servicer will not be permitted to sell the Scripps Center Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the related Companion Loan Holder (provided that such consent is not required if the related Companion Loan Holder is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to the related Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Scripps Center Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Scripps Center Loan Combination, and any documents in the servicing file reasonably requested by the related Companion Loan Holder that are material to the price of the Scripps Center Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the related Companion Loan Holder (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the Pooling and Servicing Agreement, the related Companion Loan Holder (or its representative) will be permitted to bid at any sale of the Scripps Center Loan Combination unless such person is the borrower or an agent or affiliate of the borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

The Controlling Class Representative (prior to a Control Termination Event and provided that the Scripps Center Loan Combination is not an Excluded Mortgage Loan), and the applicable Certificateholders with the requisite percentage of voting rights (after a Control Termination Event) will have the right, with or without cause, to replace the Special Servicer then acting with respect to the Scripps Center Loan Combination and appoint a replacement special servicer in lieu thereof, as described under “The Pooling and Servicing Agreement— Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus. The related Companion Loan Holder may direct the Trustee to terminate the Special Servicer (solely with respect to the Scripps Center Loan Combination) upon a Servicer Termination Event with respect to the Special Servicer that affects the related Companion Loan Holder.

See “The Pooling and Servicing Agreement— Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

The Hamilton Crossing Loan Combination

Servicing

The Hamilton Crossing Loan Combination and any related REO Property will be serviced and administered by the Master Servicer and, if necessary, the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Hamilton Crossing Loan Combination, the Servicing Standard set forth in the Pooling and Servicing Agreement will require the Master Servicer and the Special Servicer to take into account the interests of the Certificateholders and the related Companion Loan Holder as a collective whole.

Amounts payable to the Issuing Entity as holder of the Hamilton Crossing Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Aggregate Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the related Companion Loan Holder will be distributed to such holder net of certain fees and expenses on the Hamilton Crossing Pari Passu Companion Loan as provided in the related Co-Lender Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Hamilton Crossing Mortgage Loan and the holder of the related Hamilton Crossing Pari Passu Companion Loan with respect to distributions of funds received in respect of the Hamilton Crossing Loan Combination, and provides, in general, that:

●	the Hamilton Crossing Mortgage Loan and the Hamilton Crossing Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Hamilton Crossing Loan Combination or the related Mortgaged Property or amounts realized as proceeds thereof will be applied to the Hamilton Crossing Mortgage Loan and the Hamilton Crossing Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to amounts for required reserves or escrows required by the related Mortgage Loan documents to be held as reserves or escrows or received as reimbursements on account of receivables in respect of property protection expenses or Property Advances then due and payable or reimbursable to the Trustee, the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement and certain amounts then due and payable pursuant to the Pooling and Servicing Agreement to the parties thereto); and

●	fees, costs and expenses relating to the Hamilton Crossing Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Hamilton Crossing Mortgage Loan and the Hamilton Crossing Pari Passu Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Hamilton Crossing Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Hamilton Crossing Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Hamilton Crossing Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of a Property Advance) allocable to the Hamilton Crossing Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the Hamilton Crossing Pari Passu Companion Loan or from general collections with respect to the securitization of such Hamilton Crossing Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the Controlling Note Holder with respect to the Hamilton Crossing Loan Combination, as of any date of determination, will be the Controlling Class Representative (prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Mortgage Loan) or any other party assigned the rights of the Controlling Note Holder under the related Co-Lender Agreement, as and to the extent provided in the Pooling and Servicing Agreement. In its capacity as the Controlling Note Holder under the related Co-Lender Agreement, the Controlling Class Representative will be entitled to exercise all of the rights of the Controlling Class Representative set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus with respect to the Hamilton Crossing Loan Combination, and the implementation of any recommended actions outlined in an asset status report with respect to the Hamilton Crossing Loan Combination will require the approval of the Controlling Class Representative as and to the extent described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus. Pursuant to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative will have the same consent and/or consultation rights with respect to the Hamilton Crossing Loan Combination as it does, and for so long as it does, with respect to the other Mortgage Loans (exclusive of the Outside Serviced Mortgage Loans and any Excluded Mortgage Loan) included in the Issuing Entity that do not have Companion Loans.

In addition, the related Companion Loan Holder (or its representative) will (i) have a right to receive copies of any notice, information and report that the Master Servicer or the Special Servicer, as applicable, is required to provide to the Controlling Class Representative (within the same time frame such notice, information and report are or would have been required to be provided to the Controlling Class Representative under the Pooling and Servicing Agreement without regard to the occurrence thereunder of a Control Termination Event or a Consultation Termination Event) with respect to any Major Decisions to be taken with respect to the Hamilton Crossing Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the Hamilton Crossing Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any Major Decisions to be taken with respect to the Hamilton Crossing Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Hamilton Crossing Loan Combination. The consultation right of such related Companion Loan Holder (or its representative) will expire 10 business days following the delivery to such Companion Loan Holder of written notice of a proposed action, together with copies of the notices, information and reports that would be required to be provided to the Controlling Class Representative; provided, that if the Master Servicer or the Special Servicer, as applicable proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the related Companion Loan Holder’s (or its representatives’) consultation rights described above, the Master Servicer or the Special Servicer, as applicable, is permitted to make any Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Hamilton Crossing Loan Combination. Neither the Master Servicer nor the Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the related Companion Loan Holder (or its representatives).

In addition to the consultation rights of the related Companion Loan Holder (or its representatives) described above, pursuant to the terms of the related Co-Lender Agreement, the related Companion Loan Holder (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the Master Servicer or the Special Servicer, as applicable) with the Master Servicer or the Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the Hamilton Crossing Loan Combination are discussed.

The Pooling and Servicing Agreement is expected to provide that neither the Master Servicer nor the Special Servicer may take or refrain from taking any action pursuant to instructions, directions, objections, advice or consultation from a Directing Holder (which, with respect to the Hamilton Crossing Loan Combination, is expected to be the Controlling Class Representative), the Risk Retention Consultation Party, the Operating Advisor or the related Companion Loan Holder (or its representative) that would cause any one of them to violate applicable law, the terms of the Hamilton Crossing Loan Combination, the related Mortgage Loan documents, the Pooling and Servicing Agreement, including the Servicing Standard, the related Co-Lender Agreement, any related intercreditor agreement, or the REMIC provisions or that would (i) expose any Certificateholder, the Issuing Entity, any Mortgage Loan Seller (other than with respect to enforcing the rights and remedies against such Mortgage Loan Seller pursuant to the Pooling and Servicing Agreement or the related Mortgage Loan Purchase Agreement with respect to any Material Defect) or any party to the Pooling and Servicing Agreement or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or the related Co-Lender Agreement, (iii) cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, or result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions, or (iv) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that in its reasonable judgment is not in the best interests of the Certificateholders and/or the related Companion Loan Holder.

Application of Penalty Charges

The related Co-Lender Agreement provides that Penalty Charges paid on the Hamilton Crossing Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Hamilton Crossing Mortgage Loan and the Hamilton Crossing Pari Passu Companion Loan by the amount necessary to pay the Master Servicer, the Trustee or the Special Servicer for any interest accrued on any Property Advances and reimbursement of any Property Advances in accordance with the terms of the Pooling and Servicing Agreement; second, be used to reduce the respective amounts payable on each of the Hamilton Crossing Mortgage Loan and the Hamilton Crossing Pari Passu Companion Loan by the amount necessary to pay the Master Servicer and the Trustee, and the master servicer and the trustee for any securitization of the Hamilton Crossing Pari Passu Companion Loan, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the document governing the securitization of the Hamilton Crossing Pari Passu Companion Loan) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement or the document governing the securitization of the Hamilton Crossing Pari Passu Companion Loan), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Hamilton Crossing Mortgage Loan and the Hamilton Crossing Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Hamilton Crossing Loan Combination (as specified in the Pooling and Servicing Agreement); and, finally, (i) in the case of the remaining amount of Penalty Charges allocable to the Hamilton Crossing Mortgage Loan, be paid to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Pooling and Servicing Agreement and (ii) in the case of the remaining amount of Penalty Charges allocable to the Hamilton Crossing Pari Passu Companion Loan, be paid to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

If the Hamilton Crossing Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the Hamilton Crossing Mortgage Loan in accordance with the Pooling and Servicing Agreement, then the Special Servicer will be required to sell the Hamilton Crossing Pari Passu Companion Loan together with the Hamilton Crossing Mortgage Loan as one whole loan in accordance with the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Notwithstanding the foregoing, the Special Servicer will not be permitted to sell the Hamilton Crossing Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the related Companion Loan Holder unless the Special Servicer has delivered to such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Hamilton Crossing Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Hamilton Crossing Loan Combination, and any documents in the servicing file reasonably requested by such Companion Loan Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that such related Companion Loan Holder (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the Pooling and Servicing Agreement, each of the related Controlling Note Holder (or its representative) and the related Companion Loan Holder (or its representative) will be permitted to submit an offer at any sale of the Hamilton Crossing Loan Combination unless such person is a the related borrower or an agent or affiliate of the related borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, and subject to the terms of the Pooling and Servicing Agreement, the directing holder with respect to the Hamilton Crossing Loan Combination will have the right, at any time and from time to time, with or without cause, to replace the Special Servicer then acting with respect to the Hamilton Crossing Loan Combination and appoint a replacement Special Servicer in lieu thereof. Accordingly, subject to the terms of the Pooling and Servicing Agreement, the Controlling Class Representative (prior to a Control Termination Event and provided that the Hamilton Crossing Loan Combination is not an Excluded Mortgage Loan), and the applicable Certificateholders with the requisite percentage of voting rights (after a Control Termination Event) will have the right, with or without cause, to replace the Special Servicer then acting with respect to the Hamilton Crossing Loan Combination and appoint a replacement Special Servicer in lieu thereof, as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

The 229 West 43rd Street Retail Condo Loan Combination

Servicing

The 229 West 43rd Street Retail Condo Loan Combination is being serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “CD 2016-CD2 Servicer”), and specially serviced by KeyBank National Association, as special servicer (the “CD 2016-CD2 Special Servicer”), pursuant to the pooling and servicing agreement (the “CD 2016-CD2 Pooling and Servicing Agreement”) for the commercial mortgage securitization transaction (the “CD 2016-CD2 Securitization”) involving the issuance of the CD 2016-CD2 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-CD2, dated and effective as of

December 1, 2016, between Deutsche Mortgage & Asset Receiving Corporation, as depositor, the CD 2016-CD2 Servicer, the CD 2016-CD2 Special Servicer, Wilmington Trust, National Association, as trustee (in such capacity, the “CD 2016-CD2 Trustee”), Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (in such capacity, the “CD 2016-CD2 Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “CD 2016-CD2 Operating Advisor”) and as asset representations reviewer, in connection with the CD 2016-CD2 mortgage trust (into which the 229 West 43rd Street Retail Condo Pari Passu Companion Loans evidenced by promissory note A-1 and promissory note A-6 have been deposited), and, subject to the terms of the related Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any holder of the 229 West 43rd Street Retail Condo Loan Combination will be effected in accordance with the CD 2016-CD2 Pooling and Servicing Agreement and the related Co-Lender Agreement.

The Master Servicer or the Trustee, as applicable, will be responsible for making P&I Advances on the 229 West 43rd Street Retail Condo Mortgage Loan (but not on the 229 West 43rd Street Retail Condo Pari Passu Companion Loans) pursuant to the Pooling and Servicing Agreement, in each case, unless the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The CD 2016-CD2 Servicer or the CD 2016-CD2 Trustee, as applicable, will be obligated to make servicing advances with respect to the 229 West 43rd Street Retail Condo Loan Combination, in each case unless a similar determination of nonrecoverability is made under the CD 2016-CD2 Pooling and Servicing Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as the custodian under the CD 2016-CD2 Pooling and Servicing Agreement, is the custodian of the mortgage file related to the 229 West 43rd Street Retail Condo Loan Combination (other than any promissory notes not contributed to such securitization).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of each of the holders of the 229 West 43rd Street Retail Condo Loan Combination and provides, in general, that:

●	the 229 West 43rd Street Retail Condo Mortgage Loan and the 229 West 43rd Street Retail Condo Pari Passu Companion Loans are of equal priority with each other and no portion of any of them has priority or preference over any portion of any other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the 229 West 43rd Street Retail Condo Loan Combination (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the 229 West 43rd Street Retail Condo Mortgage Loan and the 229 West 43rd Street Retail Condo Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control

The directing certificateholder under the related Co-Lender Agreement with respect to the 229 West 43rd Street Retail Condo Loan Combination will be the controlling class representative or such other party specified in the CD 2016-CD2 Pooling and Servicing Agreement (such party, the “CD 2016-CD2 Directing Certificateholder”). Certain decisions to be made with respect to the 229 West 43rd Street Retail Condo Loan Combination, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the CD 2016-CD2 Pooling and Servicing Agreement, will require the approval of the CD 2016-CD2 Directing Certificateholder unless a control termination event exists under the CD 2016-CD2 Pooling and Servicing Agreement.

Pursuant to the terms of the related Co-Lender Agreement, the Controlling Class Representative (a “229 West 43rd Street Retail Condo Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the CD 2016-CD2 Special Servicer is required to provide to the CD 2016-CD2 Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the CD 2016-CD2 Directing Certificateholder (but without regard to whether or not the CD 2016-CD2 Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event under the CD 2016-CD2 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the related Co-Lender Agreement and the implementation of any recommended actions outlined in an asset status report, and have the CD 2016-CD2 Special Servicer consider alternative actions recommended by the 229 West 43rd Street Retail Condo Non-Controlling Note Holder. The consultation right of the 229 West 43rd Street Retail Condo Non-Controlling Note Holder will expire 10 business days after the delivery by the CD 2016-CD2 Special Servicer of notice and information relating to the matter subject to consultation, whether or not the 229 West 43rd Street Retail Condo Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the 229 West 43rd Street Retail Condo Non-Controlling Note Holder’s consultation rights described above, the CD 2016-CD2 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 229 West 43rd Street Retail Condo Mortgage Loan and the 229 West 43rd Street Retail Condo Pari Passu Companion Loans. In no event will the CD 2016-CD2 Servicer or CD 2016-CD2 Special Servicer be obligated to follow or take any alternative actions recommended by the 229 West 43rd Street Retail Condo Non-Controlling Note Holder.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the CD 2016-CD2 Directing Certificateholder or the 229 West 43rd Street Retail Condo Non-Controlling Note Holder may require or cause the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the CD 2016-CD2 Pooling and Servicing Agreement, the related Co-Lender Agreement or the REMIC provisions of the Code, including, without limitation, the CD 2016-CD2 Servicer’s or CD 2016-CD2 Special Servicer’s obligation to act in accordance with the servicing standard or expose the CD 2016-CD2 Servicer or the CD 2016-CD2 Special Servicer to liability, or materially expand the scope of the CD 2016-CD2 Servicer’s or the CD 2016-CD2 Special Servicer’s responsibilities under the CD 2016-CD2 Pooling and Servicing Agreement.

In addition to the consultation rights of the 229 West 43rd Street Retail Condo Non-Controlling Note Holder described above, the 229 West 43rd Street Retail Condo Non-Controlling Note Holder will have the right to annual conference calls with the CD 2016-CD2 Servicer or CD 2016-CD2 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CD 2016-CD2 Servicer or CD 2016-CD2 Special Servicer, as applicable, in which servicing issues related to the 229 West 43rd Street Retail Condo Loan Combination are discussed.

Application of Penalty Charges

The related Co-Lender Agreement provides that the CD 2016-CD2 Pooling and Servicing Agreement may provide for the application of Penalty Charges paid in respect of the 229 West 43rd Street Retail Condo Loan Combination to be used to (i) pay the CD 2016-CD2 Servicer, the CD 2016-CD2 Trustee or the CD 2016-CD2 Special Servicer for interest accrued on any property advances, (ii) to pay the parties to any securitization of a promissory note that evidences a portion of the 229 West 43rd Street Retail Condo Loan Combination for interest accrued on any P&I Advance, (iii) to pay certain other expenses incurred with respect to the 229 West 43rd Street Retail Condo Loan Combination and (iv) to pay to the CD 2016-CD2 Servicer and/or the CD 2016-CD2 Special Servicer as additional servicing compensation, except that, for so long as a promissory note that evidences a portion of the 229 West 43rd Street Retail Condo Loan Combination is not included in a securitization, any Penalty Charges allocated to such promissory note that are not applied pursuant to clauses (i)-(iii) above will be required to be remitted to the respective holder and will not be paid to the CD 2016-CD2 Servicer and/or the CD 2016-CD2 Special Servicer without the express consent of such holder.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the 229 West 43rd Street Retail Condo Loan Combination becomes a defaulted mortgage loan pursuant to the terms of the CD 2016-CD2 Pooling and Servicing Agreement and thereafter the CD 2016-CD2 Special Servicer determines pursuant to the CD 2016-CD2 Pooling and Servicing Agreement and the related Co-Lender Agreement to pursue a sale of the related 229 West 43rd Street Retail Condo Pari Passu Companion Loans, the CD 2016-CD2 Special Servicer will be required to sell the 229 West 43rd Street Retail Condo Mortgage Loan together with the 229 West 43rd Street Retail Condo Pari Passu Companion Loans as a single whole loan, in accordance with the provisions of the CD 2016-CD2 Pooling and Servicing Agreement and the related Co-Lender Agreement; provided that the CD 2016-CD2 Special Servicer will not be permitted to sell the 229 West 43rd Street Retail Condo Loan Combination without the consent of each 229 West 43rd Street Retail Condo Non-Controlling Note Holder unless the CD 2016-CD2 Special Servicer has satisfied certain notice and information delivery requirements. The 229 West 43rd Street Retail Condo Loan Combination is required to be sold at a price established in accordance with the process described by the related Co-Lender Agreement and the CD 2016-CD2 Pooling and Servicing Agreement.

Special Servicer Appointment Rights

The CD 2016-CD2 Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights (following a control termination event), pursuant to the CD 2016-CD2 Pooling and Servicing Agreement, will have the right at any time and from time to time, with or without cause, to replace the CD 2016-CD2 Special Servicer for the 229 West 43rd Street Retail Condo Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the 229 West 43rd Street Retail Condo Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the related Co-Lender Agreement) and satisfies the other conditions set forth in the CD 2016-CD2 Pooling and Servicing Agreement.

The Greenwich Office Park Loan Combination

Servicing

The Greenwich Office Park Loan Combination is being serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “CSMC 2016-NXSR Servicer”), and specially serviced by Torchlight Loan Services, LLC, as special servicer (the “CSMC 2016-NXSR Special Servicer”), pursuant to the pooling and servicing agreement entered into between Credit Suisse Commercial Mortgage Securities Corp., as depositor, the CSMC 2016-NXSR Servicer, the CSMC 2016-NXSR Special Servicer, Wilmington Trust, National Association, as trustee (in such capacity, the “CSMC 2016-NXSR Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “CSMC 2016-NXSR Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “CSMC 2016-NXSR Operating Advisor”) and as asset representations reviewer, in connection with the CSMC 2016-NXSR mortgage trust (into which the Greenwich Office Park Pari Passu Companion Loan evidenced by note A-2 has been deposited) (the “CSMC 2016-NXSR Pooling and Servicing Agreement”), and, subject to the terms of the related Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any holder of the Greenwich Office Park Loan Combination will be effected in accordance with the CSMC 2016-NXSR Pooling and Servicing Agreement and the related Co-Lender Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as the custodian under the CSMC 2016-NXSR Pooling and Servicing Agreement, is the custodian of the mortgage file related to the Greenwich Office Park Loan Combination (other than any promissory notes not contributed to such securitization).

Application of Payments

The terms of the related Co-Lender Agreement set forth the respective rights of the Greenwich Office Park noteholders with respect to distributions of funds received in respect of the Greenwich Office Park Loan Combination, and provide, in general, that:

●	the Greenwich Office Park Mortgage Loan and the Greenwich Office Park Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the others or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Greenwich Office Park Loan Combination or the related Mortgaged Property will be applied to the Greenwich Office Park Mortgage Loan and the Greenwich Office Park Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of any master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator, depositor and trustee) in accordance with the terms of the related Co-Lender Agreement and the CSMC 2016-NXSR Pooling and Servicing Agreement; and

●	expenses, losses and shortfalls relating to the Greenwich Office Park Loan Combination will, in general, be allocated on a pro rata and pari passu basis, to the Greenwich Office Park Mortgage Loan and the Greenwich Office Park Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Greenwich Office Park Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Greenwich Office Park Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on any Greenwich Office Park Pari Passu Companion Loans.

Consultation and Control

The directing certificateholder under the related Co-Lender Agreement with respect to the Greenwich Office Park Loan Combination will be the directing certificateholder specified in the CSMC 2016-NXSR Pooling and Servicing Agreement (such party, the “CSMC 2016-NXSR Directing Certificateholder”). Certain decisions to be made with respect to the Greenwich Office Park Loan Combination, including certain major decisions and implementation of any recommended actions outlined in an asset status report pursuant to the CSMC 2016-NXSR Pooling and Servicing Agreement, will require the approval of the CSMC 2016-NXSR Directing Certificateholder unless a control termination event exists under the CSMC 2016-NXSR Pooling and Servicing Agreement.

Pursuant to the terms of the related Co-Lender Agreement, the holder of the Greenwich Office Park Mortgage Loan and the holders of any non-controlling Greenwich Office Park Pari Passu Companion Loan (each, a “Greenwich Office Park Non-Directing Holder”) will have the right (i) to receive copies of the same notices, information and reports, in each case, with respect to any major decisions or the implementation of any recommended actions outlined in an asset status report relating to the Greenwich Office Park Loan Combination, that the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, as applicable, is required to provide to the CSMC 2016-NXSR Directing Certificateholder within the same time frame that the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, as applicable, is required to provide such notices, information and reports to the CSMC 2016-NXSR Directing Certificateholder (but without regard to whether or not the CSMC 2016-NXSR Directing Certificateholder is actually entitled to receive such information following a control termination event or consultation termination event under the CSMC 2016-NXSR Pooling and Servicing Agreement) and (ii) to be consulted by the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, as applicable, on a strictly non-binding basis with respect to major decisions and the implementation by the CSMC 2016-NXSR Special Servicer of any recommended actions outlined in an Asset Status Report. The consultation right of any Greenwich Office Park Non-Directing Holder will expire ten (10) business days after the delivery by the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed by the CSMC

2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding any Greenwich Office Park Non-Directing Holder’s consultation rights described above, the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, as applicable, is permitted to implement any major decision or take any action set forth in an asset status report before the expiration of the aforementioned ten (10) business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Greenwich Office Park Mortgage Loan and the Greenwich Office Park Pari Passu Companion Loans. In no event will the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer be obligated at any time to follow or take any alternative actions recommended by a Greenwich Office Park Non-Directing Holder.

In addition to the consultation rights of a Greenwich Office Park Non-Directing Holder described above, a Greenwich Office Park Non-Directing Holder will have the right to attend annual conference calls with the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, upon reasonable notice and at times reasonably acceptable to the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, as applicable, in which servicing issues related to the Greenwich Office Park Loan Combination may be discussed.

Application of Penalty Charges

Pursuant to the related Co-Lender Agreement, penalty charges paid in respect of the Greenwich Office Park Loan Combination are required to be used to (i) pay the CSMC 2016-NXSR Servicer, CSMC 2016-NXSR Trustee or CSMC 2016-NXSR Special Servicer for interest accrued on any property advances, (ii) pay the parties to any related securitization for interest accrued on any principal and interest advance, (iii) pay certain other expenses incurred with respect to the Greenwich Office Park Loan Combination and (iv) pay to the CSMC 2016-NXSR Servicer and/or CSMC 2016-NXSR Special Servicer as additional servicing compensation, except that for so long as a Greenwich Office Park Pari Passu Companion Loan is not included in a securitization, any penalty charges allocated to such Greenwich Office Park Pari Passu Companion Loan that are not applied pursuant to parts (i)-(iii) above will be remitted to the holder of such Greenwich Office Park Pari Passu Companion Loan and will not be paid to the CSMC 2016-NXSR Servicer and/or CSMC 2016-NXSR Special Servicer without express consent of such holder.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement and the CSMC 2016-NXSR Pooling and Servicing Agreement, if the Greenwich Office Park Mortgage Loan becomes a defaulted mortgage loan and thereafter the special servicer determines pursuant to the CSMC 2016-NXSR Pooling and Servicing Agreement and the related Co-Lender Agreement to pursue a sale of the Greenwich Office Park Mortgage Loan, the special servicer will be required to sell the Greenwich Office Park Mortgage Loan together with the Greenwich Office Park Pari Passu Companion Loans as a single Loan Combination, subject to the satisfaction of certain notice and information delivery requirements (as described below) and the trustee’s obligation to review whether offers received from interested persons for the Greenwich Office Park Loan Combination constitute a fair price.

The CSMC 2016-NXSR Special Servicer will not be permitted to sell the Greenwich Office Park Loan Combination if it becomes a defaulted mortgage loan without the written consent of any Greenwich Office Park Non-Directing Holder unless the CSMC 2016-NXSR Special Servicer has delivered to such Greenwich Office Park Non-Directing Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the defaulted mortgage loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Greenwich Office Park Loan Combination, and any documents in the servicing file reasonably requested by such Greenwich Office Park Non-Directing Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided, that the Greenwich Office Park Non-Directing Holder may waive any of the delivery or timing requirements set forth in this sentence only for itself. Each holder of the Greenwich Office Park Mortgage Loan and a Greenwich Office Park Pari Passu Companion Loan, the Greenwich Office Park Non- Directing Holder and the CSMC 2016-NXSR Directing Certificateholder will be permitted to submit an offer at any sale of the defaulted mortgage loan unless such person is the borrower or an agent or affiliate of the borrower.

Special Servicer Appointment Rights

The CSMC 2016-NXSR Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights (following a control termination event), pursuant to the CSMC 2016-NXSR Pooling and Servicing Agreement, will have the right, with or without cause, to replace the CSMC 2016-NXSR Special Servicer for the Greenwich Office Park Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of any Greenwich Office Park Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the related Co-Lender Agreement) and satisfies the other conditions set forth in the CSMC 2016-NXSR Pooling and Servicing Agreement.

The 111 Livingston Street Loan Combination

Servicing

The 111 Livingston Street Loan Combination and any related REO Property are serviced and administered pursuant to the pooling and servicing agreement (the “CD 2017-CD3 Pooling and Servicing Agreement”) for the commercial mortgage securitization transaction (the “CD 2017-CD3 Securitization”) involving the issuance of the CD 2017-CD3 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-CD3, dated and effective as of February 1, 2017, between Citigroup Commercial Mortgage Securities Inc., as depositor (the “CD 2017-CD3 Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (in such capacity, the “CD 2017-CD3 Servicer”) and special servicer (in such capacity, the “CD 2017-CD3 Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “CD 2017-CD3 Certificate Administrator”) and trustee (in such capacity, the “CD 2017-CD3 Trustee”) and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “CD 2017-CD3 Operating Advisor”) and asset representations reviewer (in such capacity, the “CD 2017-CD3 Asset Representations Reviewer”), by the CD 2017-CD3 Servicer and the CD 2017-CD3 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the 111 Livingston Street Loan Combination, the servicing standard set forth in the CD 2017-CD3 Pooling and Servicing Agreement requires the CD 2017-CD3 Servicer and the CD 2017-CD3 Special Servicer to take into account the interests of the CD 2017-CD3 certificateholders, the Issuing Entity, as the holder of the 111 Livingston Street Mortgage Loan, and the holder of the 111 Livingston Street Pari Passu Companion Loan not included in the CD 2017-CD3 Securitization, as a collective whole.

Amounts payable to the Issuing Entity as the holder of the 111 Livingston Street Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Aggregate Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the CD 2017-CD3 Pooling and Servicing Agreement, is the custodian of the mortgage file related to the 111 Livingston Street Loan Combination (other than the promissory notes evidencing the 111 Livingston Street Mortgage Loan and the 111 Livingston Street Pari Passu Companion Loan not included in the CD 2017-CD3 Securitization).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the 111 Livingston Street Mortgage Loan and the holders of the 111 Livingston Street Pari Passu Companion Loans with respect to distributions of funds received in respect of the 111 Livingston Street Loan Combination, and provides, in general, that:

●	the 111 Livingston Street Mortgage Loan and the 111 Livingston Street Pari Passu Companion Loans are of equal priority with each other and no portion of any of them has priority or preference over any portion of the others or security therefor;

●	all amounts tendered by the related borrower or otherwise available for payment on the 111 Livingston Street Loan Combination will be required to be applied to the 111 Livingston Street

Mortgage Loan and the 111 Livingston Street Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related mortgage loan documents, amounts required to be deposited in reserve or escrow pursuant to the related mortgage loan documents and certain amounts that are then due and payable pursuant to the CD 2017-CD3 Pooling and Servicing Agreement to the parties thereto); and

●	fees, costs and expenses relating to the 111 Livingston Street Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the 111 Livingston Street Mortgage Loan and the 111 Livingston Street Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 111 Livingston Street Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 111 Livingston Street Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement-Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 111 Livingston Street Pari Passu Companion Loans. Similarly, P&I advances on the 111 Livingston Street Pari Passu Companion Loans are not reimbursable out of payments or other collections on the 111 Livingston Street Mortgage Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a property protection advance) allocable to the 111 Livingston Street Mortgage Loan or the 111 Livingston Street Pari Passu Companion Loans not included in the CD 2017-CD3 Securitization may be paid or reimbursed out of payments and other collections on the mortgage loans in the CD 2017-CD3 Securitization, subject to the CD 2017-CD3 issuing entity’s right to reimbursement from general collections on the Mortgage Pool or from the 111 Livingston Street Pari Passu Companion Loans not included in the CD 2017-CD3 Securitization or general collections with respect to the securitization of any of such 111 Livingston Street Pari Passu Companion Loans.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the directing holder with respect to the 111 Livingston Street Loan Combination, as of any date of determination, will be the holders of certificates issued in connection with the CD 2017-CD3 Securitization representing the specified interest in the class of certificates designated as the “controlling class” or the duly appointed representative of such holders or any other party that the CD 2017-CD3 issuing entity grants the right to exercise the rights granted to the directing holder in the related Co-Lender Agreement, provided that no “borrower party” (as defined under the CD 2017-CD3 Pooling and Servicing Agreement) will be entitled to act as directing holder; and provided, further, that, unless a consultation termination event exists under the CD 2017-CD3 Pooling and Servicing Agreement, or the 111 Livingston Street Loan Combination is an “excluded mortgage loan” under the CD 2017-CD3 Pooling and Servicing Agreement, the related Outside Controlling Class Representative (the “CD 2017-CD3 Controlling Class Representative”) is entitled to exercise the rights and powers of the directing holder provided in the related Co-Lender Agreement and the CD 2017-CD3 Pooling and Servicing Agreement with respect to the 111 Livingston Street Loan Combination. In its capacity as representative of the directing holder under the related Co-Lender Agreement, the CD 2017-CD3 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the 111 Livingston Street Loan Combination, including consent and/or consultation rights regarding “major decisions” (as defined under the related Co-Lender Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the 111 Livingston Street Loan Combination (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). Pursuant to the terms of the CD 2017-CD3 Pooling and Servicing Agreement, the CD 2017-CD3 Controlling Class Representative has the same consent and/or consultation rights with respect to the 111 Livingston Street Loan Combination as it does, and for so long as it does, with respect to the other mortgage loans included in the CD 2017-CD3 issuing entity (other than any “excluded mortgage loan” under the CD 2017-CD3 Pooling and Servicing Agreement) that are serviced under the CD 2017-CD3 Pooling and Servicing Agreement and do not have companion loans.

The related Co-Lender Agreement provides that no objection, direction or advice by the directing holder may require or cause the CD 2017-CD3 Servicer or the CD 2017-CD3 Special Servicer, as applicable, to violate any provision of the related Mortgage Loan documents, applicable law, the CD 2017-CD3 Pooling and Servicing Agreement, the related Co-Lender Agreement, the REMIC provisions or the CD 2017-CD3 Servicer’s or the CD 2017-CD3 Special Servicer’s obligation to act in accordance with the servicing standard under the CD 2017-CD3 Pooling and Servicing Agreement, or expose the CD 2017-CD3 Servicer, the CD 2017-CD3 Special Servicer, the CD 2017-CD3 Certificate Administrator, the CD 2017-CD3 issuing entity or the CD 2017-CD3 Trustee to liability or materially expand the scope of the CD 2017-CD3 Servicer’s or the CD 2017-CD3 Special Servicer’s responsibilities under the CD 2017-CD3 Pooling and Servicing Agreement.

In addition, the Issuing Entity, as holder of the 111 Livingston Street Mortgage Loan (or its representative), and the holder of the 111 Livingston Street Pari Passu Companion Loan not included in the CD 2017-CD3 Securitization (or its representative), will (i) have a right to receive copies of any notice, information and report that the CD 2017-CD3 Servicer or the CD 2017-CD3 Special Servicer, as applicable, is required to provide to the CD 2017-CD3 Controlling Class Representative with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the 111 Livingston Street Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 111 Livingston Street Loan Combination, within the same time frame such notices, information and reports would have been required to be provided to the CD 2017-CD3 Controlling Class Representative under the CD 2017-CD3 Pooling and Servicing Agreement without regard to whether or not the CD 2017-CD3 Controlling Class Representative has lost any rights to receive such information as a result of a consultation termination event under the CD 2017-CD3 Pooling and Servicing Agreement and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the 111 Livingston Street Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the 111 Livingston Street Loan Combination. The consultation rights of the Issuing Entity (or its representative) and such Companion Loan Holder (or its representative) will, in each case, expire 10 business days (or in connection with an “acceptable insurance default”, as defined under the related Co-Lender Agreement, 30 days) from the delivery thereto of written notice of a proposed action, together with copies of the notices, information and reports required to be provided to, or requested by, the CD 2017-CD3 Controlling Class Representative; provided, that if the CD 2017-CD3 Servicer or the CD 2017-CD3 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day (or 30 day) consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the consultation rights described above, the CD 2017-CD3 Servicer or the CD 2017-CD3 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day (or 30 day) period if it determines, in accordance with the servicing standard under the CD 2017-CD3 Pooling and Servicing Agreement, that immediate action with respect thereto is necessary to protect the interests of the holders of the 111 Livingston Street Loan Combination. Neither the CD 2017-CD3 Servicer nor the CD 2017-CD3 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or the holder of the 111 Livingston Street Pari Passu Companion Loan not included in the CD 2017-CD3 Securitization (or its representative).

In addition to the consultation rights of the Issuing Entity (or its representative) and the holder of the 111 Livingston Street Pari Passu Companion Loan not included in the CD 2017-CD3 Securitization (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) and such Companion Loan Holder (or its representative) will have the right to annual conference calls with the CD 2017-CD3 Servicer or the CD 2017-CD3 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CD 2017-CD3 Servicer or the CD 2017-CD3 Special Servicer, as applicable, in which servicing issues related to the 111 Livingston Street Loan Combination are discussed.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement requires the CD 2017-CD3 Pooling and Servicing Agreement to provide that items in the nature of Penalty Charges paid on the 111 Livingston Street Loan Combination will be used (i) to pay the CD 2017-CD3 Servicer, the CD 2017-CD3 Trustee or the CD 2017-CD3 Special Servicer for interest accrued on any property protection advances and reimbursement of property protection advances, (ii) to pay the parties to the CD 2017-CD3 Securitization, this securitization and any other securitization of a 111 Livingston Street Pari Passu Companion Loan not included in the CD 2017-CD3 Securitization for interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the CD 2017-CD3 Pooling and Servicing Agreement or the document governing any securitization of the 111 Livingston Street Pari Passu Companion Loans not included in the CD 2017-CD3 Securitization), (iii) to pay certain other expenses incurred with respect to the 111 Livingston Street Loan Combination and (iv) to pay to the CD 2017-CD3 Servicer and/or the CD 2017-CD3 Special Servicer as additional servicing compensation, except that, for so long as an 111 Livingston Street Pari Passu Companion Loan is not included in a securitization, any Penalty Charges allocated to such 111 Livingston Street Pari Passu Companion Loan that are not applied pursuant to clauses (i)-(iii) above shall be remitted to the related Companion Loan Holder and shall not be paid to the CD 2017-CD3 Master Servicer and/or the CD 2017-CD3 Special Servicer without the express consent of such Companion Loan Holder.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement and the CD 2017-CD3 Pooling and Servicing Agreement, upon the 111 Livingston Street Loan Combination becoming a defaulted mortgage loan under the CD 2017-CD3 Pooling and Servicing Agreement, if the CD 2017-CD3 Special Servicer determines to sell the 111 Livingston Street Pari Passu Companion Loan included in the CD 2017-CD3 Securitization in accordance with the CD 2017-CD3 Pooling and Servicing Agreement, then the CD 2017-CD3 Special Servicer will be required to sell the 111 Livingston Street Mortgage Loan and all 111 Livingston Street Pari Passu Companion Loans together as one whole loan. See “The Pooling and Servicing Agreement— Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the CD 2017-CD3 Special Servicer will not be permitted to sell the 111 Livingston Street Loan Combination if it becomes a defaulted mortgage loan under the CD 2017-CD3 Pooling and Servicing Agreement without the written consent of each of the Issuing Entity (or its representative), as holder of the 111 Livingston Street Mortgage Loan, and the holder of the 111 Livingston Street Pari Passu Companion Loan not included in the CD 2017-CD3 Securitization (or its representative) unless the CD 2017-CD3 Special Servicer has delivered to the Issuing Entity (or its representative) or such Companion Loan Holder (or its representative), as applicable: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 111 Livingston Street Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CD 2017-CD3 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 111 Livingston Street Loan Combination, and any documents in the servicing file requested by the Issuing Entity (or its representative) or such Companion Loan Holder (or its representative), as applicable; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the CD 2017-CD3 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CD 2017-CD3 Servicer or the CD 2017-CD3 Special Servicer in connection with the proposed sale; provided, that each of the Issuing Entity (or its representative) and such Companion Loan Holder (or its representative) may waive any of the delivery or timing requirements set forth in this sentence only for itself. Subject to the foregoing, each of the Issuing Entity (or its representative) and the related Companion Loan Holders (or their representatives) will be permitted submit any offer at any sale of the 111 Livingston Street Loan Combination unless such person is a “borrower party” (as defined under the CD 2017-CD3 Pooling and Servicing Agreement).

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, and subject to the CD 2017-CD3 Pooling and Servicing Agreement, the directing holder with respect to the 111 Livingston Street Loan Combination will have the right, at any time and from time to time, with or without cause, to replace the CD 2017-CD3 Special Servicer then acting with respect to the 111 Livingston Street Loan Combination and appoint a “qualified servicer” (as defined in the related Co-Lender Agreement) as the replacement special servicer in lieu thereof. Accordingly, the CD 2017-CD3 Controlling Class Representative (prior to a control termination event under the CD 2017-CD3 Pooling and Servicing Agreement and provided that the 111 Livingston Street Loan Combination is not an “excluded mortgage loan” under the CD 2017-CD3 Pooling and Servicing Agreement), and the applicable CD 2017-CD3 certificateholders with the requisite percentage of voting rights (after a control termination event under the CD 2017-CD3 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the CD 2017-CD3 Special Servicer then acting with respect to the 111 Livingston Street Loan Combination and appoint a replacement special servicer that is a “qualified servicer” (as described in the related Co-Lender Agreement) in lieu thereof.

The Atlanta and Anchorage Hotel Portfolio Loan Combination

Servicing

The Atlanta and Anchorage Hotel Portfolio Loan Combination and any related REO Property will be serviced and administered (i) prior to the related Lead Servicing Pari Passu Companion Loan Securitization Date, by the Master Servicer and, if necessary, the Special Servicer, pursuant to the Pooling and Servicing Agreement, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the related Co-Lender Agreement and (ii) on and after the related Lead Servicing Pari Passu Companion Loan Securitization Date, by the master servicer and special servicer designated in, and pursuant to, the pooling and servicing agreement entered into in connection with the securitization of the related Lead Servicing Pari Passu Companion Loan (the “Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement” and the master servicer and the special servicer designated therein, the “Atlanta and Anchorage Hotel Portfolio Future Master Servicer” and the “Atlanta and Anchorage Hotel Portfolio Future Special Servicer”, respectively), in the manner described under “The Pooling and Servicing Agreement—Servicing of the Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”, but subject to the related Co-Lender Agreement. The certificate administrator, trustee, operating advisor and depositor under the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement are referred to herein as the “Atlanta and Anchorage Hotel Portfolio Future Certificate Administrator”, the “Atlanta and Anchorage Hotel Portfolio Future Trustee”, the “Atlanta and Anchorage Hotel Portfolio Future Operating Advisor” and the “Atlanta and Anchorage Hotel Portfolio Depositor”, respectively. No parties to the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement have yet been identified.

The Servicing Standard set forth in the Pooling and Servicing Agreement is expected to require the Master Servicer and the Special Servicer to take into account the interests of both the Certificateholders and the related Companion Loan Holders as a collective whole. The servicing standard set forth in the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement will require the Atlanta and Anchorage Hotel Portfolio Future Master Servicer and the Atlanta and Anchorage Hotel Portfolio Future Special Servicer to take into account the interests of both the holders of certificates issued under the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement (the “Atlanta and Anchorage Hotel Portfolio Certificateholders”), the holders of the related Companion Loans evidenced by Notes A-1-B, A-3-A and A-3-B (the “Atlanta and Anchorage Hotel Portfolio Non-Controlling Companion Loan Holders”), and the Issuing Entity, as holder of the Atlanta and Anchorage Hotel Portfolio Mortgage Loan, as a collective whole.

Amounts payable to the holders of the Atlanta and Anchorage Hotel Portfolio Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Aggregate Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as the Custodian under the Pooling and Servicing Agreement, is expected to be, as of the Closing Date, the custodian of the mortgage file related to the Atlanta and Anchorage Hotel Portfolio Loan Combination (other than the promissory notes evidencing the Atlanta and Anchorage Hotel Portfolio Pari Passu Companion Loans). Following the Atlanta and Anchorage Hotel Portfolio Lead Servicing Pari Passu Companion Loan Securitization Date, the custodian of the mortgage file related to the Atlanta and Anchorage Hotel Portfolio Loan Combination (other than the promissory note evidencing the Atlanta and Anchorage Hotel Portfolio Mortgage Loan and the promissory notes evidencing the Atlanta and Anchorage Hotel Portfolio Pari Passu Companion Loans not included in the securitization of the related Lead Servicing Pari Passu Companion Loan) is expected to be the custodian under the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement.

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holders of the Atlanta and Anchorage Hotel Portfolio Mortgage Loan and the holders of the Atlanta and Anchorage Hotel Portfolio Companion Loans with respect to distributions of funds received in respect of the Atlanta and Anchorage Hotel Portfolio Loan Combination, and provides, in general, that:

●	the Atlanta and Anchorage Hotel Portfolio Mortgage Loan and the Atlanta and Anchorage Hotel Portfolio Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all amounts tendered by the related borrower or otherwise available for payment on the Atlanta and Anchorage Hotel Portfolio Loan Combination will be applied to the Atlanta and Anchorage Hotel Portfolio Mortgage Loan and the Atlanta and Anchorage Hotel Portfolio Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the Mortgage Loan Documents, amounts required to be deposited in reserve or escrow pursuant to the Mortgage Loan Documents and certain amounts then due and payable pursuant to the Pooling and Servicing Agreement to the parties thereto); and

●	fees, costs and expenses relating to the Atlanta and Anchorage Hotel Portfolio Loan Combination will be allocated, on a pro rata and pari passu basis, to the Atlanta and Anchorage Hotel Portfolio Mortgage Loan and the Atlanta and Anchorage Hotel Portfolio Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Atlanta and Anchorage Hotel Portfolio Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Atlanta and Anchorage Hotel Portfolio Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Atlanta and Anchorage Hotel Portfolio Companion Loans.

Prior to the related Lead Servicing Pari Passu Companion Loan Securitization Date, the Master Servicer and/or the related trustee may be obligated to make any necessary Property Advances in respect of the Atlanta and Anchorage Hotel Portfolio Loan Combination, and certain costs and expenses (such as a pro rata share of a Property Advance) allocable to the Atlanta and Anchorage Hotel Portfolio Companion Loans may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on the Atlanta and Anchorage Hotel Portfolio Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders. After the related Lead Servicing Pari Passu Companion Loan Securitization Date, the Atlanta and Anchorage Hotel Portfolio Future Master Servicer will generally be obligated to make any necessary property protection advances in respect of the Atlanta and Anchorage Hotel Portfolio Loan Combination, and certain costs and expenses (such as a pro rata share of a property protection advance) allocable to the Atlanta and Anchorage Hotel Portfolio Mortgage Loan may be paid or reimbursed out of payments and other collections on the securitization trust related to the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement, subject to such securitization trust’s right to reimbursement from future payments and other collections on the Atlanta and Anchorage Hotel Portfolio Mortgage Loan or the related Companion Loans not included in such securitization or from general collections on the Mortgage Pool or the mortgage loans in the securitization related to such Companion Loans.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the directing holder with respect to the Atlanta and Anchorage Hotel Portfolio Loan Combination (the “Atlanta and Anchorage Hotel Portfolio Loan Combination Directing Holder”), prior to the related Lead Servicing Pari Passu Companion Loan Securitization Date, will be the holder of the related Lead Servicing Pari Passu Companion Loan (which, is (and is expected to remain) Rialto Mortgage Finance, LLC) and, on and after the related Lead Servicing Pari Passu Companion Loan Securitization Date will be the holders of certificates issued pursuant to the Atlanta and Anchorage Hotel Portfolio Future Pooling and

Servicing Agreement representing the specified interest in the “controlling class” or the duly appointed representative of such holders or such other party as is granted the right to exercise the rights granted to the Atlanta and Anchorage Hotel Portfolio Loan Combination Directing Holder under the related Co-Lender Agreement; provided that it is expected that unless a control termination event exists under the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement, the controlling class representative under the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement (the “Atlanta and Anchorage Hotel Portfolio Controlling Class Representative”) will be entitled to exercise the rights of the Atlanta and Anchorage Hotel Portfolio Loan Combination Directing Holder. The Atlanta and Anchorage Hotel Portfolio Loan Combination Directing Holder will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are generally similar to, but not necessarily identical to, the rights of the Controlling Class Representative set forth under “The Pooling and Servicing Agreement—Controlling Class Representative” in this prospectus) with respect to the Atlanta and Anchorage Hotel Portfolio Loan Combination and the implementation of any recommended actions outlined in an asset status report with respect to the Atlanta and Anchorage Hotel Portfolio Loan Combination will require the approval of the Atlanta and Anchorage Hotel Portfolio Loan Combination Directing Holder. It is expected that, while the Atlanta and Anchorage Hotel Portfolio Controlling Class Representative is the Atlanta and Anchorage Hotel Portfolio Loan Combination Directing Holder, the Atlanta and Anchorage Hotel Portfolio Controlling Class Representative’s consent and/or consultation rights with respect to the Atlanta and Anchorage Hotel Portfolio Loan Combination will be the same as its rights with respect to the other mortgage loans included in the Atlanta and Anchorage Hotel Portfolio Securitization Trust that are serviced under the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement, are not “excluded loans” thereunder and do not have companion loans.

The related Co-Lender Agreement provides that no objection, direction or advice by the Atlanta and Anchorage Hotel Portfolio Loan Combination Directing Holder may require or cause the applicable master servicer or special servicer to violate any provision of the related Mortgage Loan documents, applicable law, the applicable pooling and servicing agreement, the related Co-Lender Agreement, the REMIC provisions or the applicable master servicer’s or special servicer’s obligation to act in accordance with the applicable servicing standard, or expose the applicable master servicer, special servicer, certificate administrator, issuing entity or trustee to liability or materially expand the scope of the applicable master servicer’s or special servicer’s responsibilities under the applicable pooling and servicing agreement.

In addition, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity, as holder of the Atlanta and Anchorage Hotel Portfolio Mortgage Loan (or its representative) and the Atlanta and Anchorage Hotel Portfolio Non-Controlling Companion Loan Holders will (i) have a right to receive copies of all notices, information and reports that the Master Servicer or the Special Servicer, as applicable (prior to the related Lead Servicing Pari Passu Companion Loan Securitization Date), or the Atlanta and Anchorage Hotel Portfolio Future Master Servicer or the Atlanta and Anchorage Hotel Portfolio Future Special Servicer, as applicable (on and after the related Lead Servicing Pari Passu Companion Loan Securitization Date), is required to provide to the Controlling Class Representative (prior to a related Lead Servicing Pari Passu Companion Loan Securitization Date) or the Atlanta and Anchorage Hotel Portfolio Controlling Class Representative (on and after a related Lead Servicing Pari Passu Companion Loan Securitization Date), in each case, within the same time frame such notices, information and reports are or would have been required to be provided to the Controlling Class Representative under the Pooling and Servicing Agreement (prior to the related Lead Servicing Pari Passu Companion Loan Securitization Date) or the Atlanta and Anchorage Hotel Portfolio Controlling Class Representative under the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement (on and after the related Lead Servicing Pari Passu Companion Loan Securitization Date) without regard to the occurrence thereunder of a consultation termination event, with respect to any “major actions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Atlanta and Anchorage Hotel Portfolio Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the Atlanta and Anchorage Hotel Portfolio Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major actions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Atlanta and Anchorage Hotel Portfolio Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the Atlanta and Anchorage Hotel Portfolio Loan Combination. The consultation right of the Issuing Entity (or its representative) or the Atlanta and Anchorage Hotel Portfolio Non-Controlling Companion Loan Holders (or their representatives) will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Controlling Class Representative (prior to a related Lead Servicing Pari Passu Companion Loan Securitization Date) and the Atlanta and Anchorage Hotel Portfolio Controlling Class Representative (following a related Lead Servicing Pari Passu Companion Loan Securitization Date), whether or not the Issuing Entity (or its representative) or the Atlanta and Anchorage Hotel Portfolio Non-Controlling Companion Loan Holders (or their representatives), as applicable, have responded within such period; provided, that if the Master Servicer or the Special Servicer, as applicable (prior to the related Lead Servicing Pari Passu Companion Loan Securitization Date), or the Atlanta and Anchorage Hotel Portfolio Future Master Servicer or the Atlanta and Anchorage Hotel Portfolio Future Special Servicer, as applicable (on and after the related Lead Servicing Pari Passu Companion Loan Securitization Date), proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the Issuing Entity’s (or its representative’s) or the Atlanta and Anchorage Hotel Portfolio Non-Controlling Companion Loan Holders’ (or their representatives’) consultation rights described above, the Master Servicer or the Special Servicer, as applicable (prior to the related Lead Servicing Pari Passu Companion Loan Securitization Date), or the Atlanta and Anchorage Hotel Portfolio Future Master Servicer or the Atlanta and Anchorage Hotel Portfolio Future Special Servicer, as applicable (on and after the related Lead Servicing Pari Passu Companion Loan Securitization Date), is permitted to take any “major action” (as defined in the related Co-Lender Agreement) or any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Atlanta and Anchorage Hotel Portfolio Loan Combination. None of the Master Servicer or the Special Servicer, as applicable (prior to the related Lead Servicing Pari Passu Companion Loan Securitization Date), or the Atlanta and Anchorage Hotel Portfolio Future Master Servicer or the Atlanta and Anchorage Hotel Portfolio Future Special Servicer, as applicable (on and after the related Lead Servicing Pari Passu Companion Loan Securitization Date) will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or the Atlanta and Anchorage Hotel Portfolio Non-Controlling Companion Loan Holders (or their representatives).

In addition to the consultation rights of the Issuing Entity (or its representative) or the Atlanta and Anchorage Hotel Portfolio Non-Controlling Companion Loan Holders (or their representatives) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) or the Atlanta and Anchorage Hotel Portfolio Non-Controlling Companion Loan Holders (or their representatives) will have the right to annual conference calls with the Master Servicer or the Special Servicer (prior to the related Lead Servicing Pari Passu Companion Loan Securitization Date), or the Atlanta and Anchorage Hotel Portfolio Future Master Servicer or the Atlanta and Anchorage Hotel Portfolio Future Special Servicer (on and after the related Lead Servicing Pari Passu Companion Loan Securitization Date), upon reasonable notice and at times reasonably acceptable to such master servicer or special servicer, as applicable, in which servicing issues related to the Atlanta and Anchorage Hotel Portfolio Loan Combination are discussed.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement provides that the Servicing Agreement may provide for the application of Penalty Charges (or analogous penalty charges under the Atlanta and Anchorage Hotel Portfolio Pooling and Servicing Agreement) paid on the Atlanta and Anchorage Hotel Portfolio Loan Combination to be used to (i) pay the Master Servicer, the Trustee or the Special Servicer for any interest accrued on any Property Advances and for reimbursement of any Property Advances in accordance with the terms of the Pooling and Servicing Agreement (prior to the related Lead Servicing Pari Passu Companion Loan Securitization Date) or to pay the Atlanta and Anchorage Hotel Portfolio Future Master Servicer, the Atlanta and Anchorage Hotel Portfolio Future Trustee or the Atlanta and Anchorage Hotel Portfolio Future Special Servicer for any interest accrued on any property advances and for reimbursement of any property advances in accordance with the terms of the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement, (ii) to pay the parties to any securitization for interest accrued on any P&I Advance (or analogous P&I advance), (iii) to pay certain other expenses incurred with respect to the Atlanta and Anchorage Hotel Portfolio Loan Combination and (iv) to pay the Master Servicer and/or the Special Servicer as additional servicing compensation (prior to the related Lead Servicing Pari Passu Companion Loan Securitization Date) or to pay the Atlanta and Anchorage Hotel Portfolio Future Master Servicer or the Atlanta and Anchorage Hotel Portfolio Future Special Servicer as additional servicing compensation (on and after the related Lead Servicing Pari Passu Companion Loan Securitization Date).

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the Atlanta and Anchorage Hotel Portfolio Loan Combination becomes a defaulted mortgage loan under the Pooling and Servicing Agreement or the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement, as applicable (depending on which agreement it is then being serviced under at such time), and if the Special Servicer or the Atlanta and Anchorage Hotel Portfolio Future Special Servicer, as applicable, determines to sell the Atlanta and Anchorage Hotel Portfolio Mortgage Loan in accordance with the Pooling and Servicing Agreement or the Atlanta and Anchorage Hotel Portfolio Companion Loans in accordance with the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement, as applicable, then the Special Servicer or the Atlanta and Anchorage Hotel Portfolio Future Special Servicer, as applicable, will be required to sell the Atlanta and Anchorage Hotel Portfolio Mortgage Loan together with the Atlanta and Anchorage Hotel Portfolio Companion Loans as a single whole loan in accordance with the procedures, or procedures generally consistent with those, set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the Special Servicer or the Atlanta and Anchorage Hotel Portfolio Future Special Servicer, as applicable, will not be permitted to sell the Atlanta and Anchorage Hotel Portfolio Loan Combination if it becomes a defaulted mortgage loan without the written consent of the Issuing Entity (or its representative) or the Atlanta and Anchorage Hotel Portfolio Non-Controlling Companion Loan Holders (or their representatives) unless the Special Servicer or the Atlanta and Anchorage Hotel Portfolio Future Special Servicer, as applicable, has delivered to the Issuing Entity (or its representative) or the Atlanta and Anchorage Hotel Portfolio Non-Controlling Companion Loan Holders (or their representatives), as applicable: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Atlanta and Anchorage Hotel Portfolio Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer or the Atlanta and Anchorage Hotel Portfolio Future Special Servicer, as applicable, in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Atlanta and Anchorage Hotel Portfolio Loan Combination, and any documents in the servicing file requested by the Issuing Entity (or its representative) or the Atlanta and Anchorage Hotel Portfolio Non-Controlling Companion Loan Holders (or their representatives), as applicable; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative (prior to the related Lead Servicing Pari Passu Companion Loan Securitization Date) or the Atlanta and Anchorage Hotel Portfolio Controlling Class Representative (on and after the related Lead Servicing Pari Passu Companion Loan Securitization Date)) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer or the Atlanta and Anchorage Hotel Portfolio Future Master Servicer or the Atlanta and Anchorage Hotel Portfolio Future Special Servicer, as applicable, in connection with the proposed sale; provided, that each of the Issuing Entity (or its representative) and the Atlanta and Anchorage Hotel Portfolio Non-Controlling Companion Loan Holders (or their representatives) may waive any of the delivery or timing requirements set forth in this sentence only for itself. Each of the holders of the Atlanta and Anchorage Hotel Portfolio Loan Combination and the Atlanta and Anchorage Hotel Portfolio Loan Combination Directing Holder will be permitted to submit an offer at any sale of the Atlanta and Anchorage Hotel Portfolio Loan Combination.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, and subject to the terms of the applicable pooling and servicing agreement, the Atlanta and Anchorage Hotel Portfolio Loan Combination Directing Holder will have the right, at any time and from time to time, with or without cause, to replace the special servicer then acting with respect to the Atlanta and Anchorage Hotel Portfolio Loan Combination and appoint a qualified servicer (as defined under the related Co-Lender Agreement) as the replacement special servicer in lieu thereof without the consent of the Issuing Entity (or its representative) or the Atlanta and Anchorage Hotel Portfolio Non-Controlling Companion Loan Holders (or their representatives), as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than In Connection With a Servicer Termination Event” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Accordingly, after the related Lead Servicing Pari Passu Companion Loan Securitization Date, it is anticipated that either the controlling class representative (or an equivalent entity) under the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement or, during the occurrence of a control termination event (or the equivalent) under the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement the applicable Atlanta and Anchorage Hotel Portfolio Certificateholders with the requisite percentage of voting rights, will be permitted to exercise the foregoing right.

The Urban Union - Amazon Loan Combination

Servicing

Prior to the date that the Urban Union - Amazon Pari Passu Companion Loan is included in a securitization trust (the “Urban Union - Amazon Pari Passu Companion Loan Securitization Date”), the Urban Union - Amazon Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement and the terms of the related Co-Lender Agreement. After the Urban Union - Amazon Pari Passu Companion Loan Securitization Date, the Urban Union - Amazon Loan Combination will be serviced pursuant to the pooling and servicing agreement entered into in connection with such securitization of the Urban Union - Amazon Pari Passu Companion Loan and the terms of the related Co-Lender Agreement. As used herein, “Urban Union - Amazon Pooling and Servicing Agreement” refers to (i) prior to the Urban Union - Amazon Pari Passu Companion Loan Securitization Date, the Pooling and Servicing Agreement, and (ii) on or after the Urban Union - Amazon Pari Passu Companion Loan Securitization Date, the pooling and servicing agreement referred to in the prior sentence. In servicing the Urban Union - Amazon Loan Combination, the servicing standard set forth in the Pooling and Servicing Agreement requires the Master Servicer and the Special Servicer to take into account the interests, as a collective whole, of the Certificateholders, the holder of the Urban Union - Amazon Mortgage Loan, the holder of the Urban Union - Amazon Pari Passu Companion Loan and the holder of the Note B (the “Urban Union - Amazon Subordinate Companion Loan”) (taking into account the subordinate nature of the Urban Union - Amazon Subordinate Companion Loan).

For so long as the holder of the Urban Union - Amazon Subordinate Companion Loan or its representative is the Urban Union - Amazon Directing Holder (as defined below), the holder of the Urban Union - Amazon Subordinate Companion Loan will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Urban Union - Amazon Loan Combination, as more fully described below. Furthermore, subject to certain conditions set forth in the related Co-Lender Agreement, the holder of the Urban Union - Amazon Subordinate Companion Loan has the right to cure certain defaults by the related borrower, as more fully described below.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as the Custodian under the Pooling and Servicing Agreement, is expected to be, as of the Closing Date, the custodian of the mortgage file related to the Urban Union - Amazon Loan Combination (other than the promissory notes evidencing the Urban Union - Amazon Companion Loans). Following the Urban Union - Amazon Pari Passu Companion Loan Securitization Date, the custodian of the mortgage file related to the Urban Union - Amazon Loan Combination (other than the promissory note evidencing the Urban Union - Amazon Mortgage Loan and the promissory note evidencing the Urban Union - Amazon Subordinate Companion Loan) is expected to be the custodian under the Urban Union - Amazon Pooling and Servicing Agreement.

Application of Payments

Pursuant to the related Co-Lender Agreement, except after the occurrence and during the continuance of (i) an event of default with respect to an obligation to pay money due under the Urban Union - Amazon Loan Combination, (ii) any other event of default for which the Urban Union - Amazon Loan Combination is actually accelerated, (iii) any other event of default which causes the Urban Union - Amazon Loan Combination to become a specially serviced loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of the Urban Union - Amazon Subordinate Companion Loan or the default cure period has not yet expired and the holder of the Urban Union - Amazon Subordinate Companion Loan is exercising its cure rights under the related Co-Lender Agreement), after payment of amounts for reserves or escrows required by the Mortgage Loan documents and amounts payable or reimbursable to the master servicer, special servicer, certificate administrator, trustee, operating advisor or asset representations reviewer, payments and proceeds received with respect to the Urban Union - Amazon Loan Combination will generally be applied in the following order:

●	first, to the holders of the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes at their net interest rate;

●	second, to the holders of the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan, on a pro rata and pari passu basis, in an amount equal to their respective percentage interest of principal payments received, if any, with respect to the applicable monthly payment date (including any monthly debt service payment amount);

●	third, to the holders of the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder;

●	fourth, to the holder of the Urban Union - Amazon Subordinate Companion Loan (the “Urban Union - Amazon Subordinate Companion Loan Noteholder”) in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	fifth, to the Urban Union - Amazon Subordinate Companion Noteholder in an amount equal to its percentage interest in the Urban Union - Amazon Loan Combination of principal payments received, if any, with respect to such monthly payment date (including any monthly debt service payment amount);

●	sixth, to the extent the Urban Union - Amazon Subordinate Companion Noteholder has made any payments or advances in the exercise of its cure rights under the Urban Union - Amazon Co-Lender Agreement, to reimburse such holder for all such cure payments;

●	seventh, to the Urban Union - Amazon Subordinate Companion Noteholder up to the amount of any unreimbursed costs and expenses paid by such holder not previously reimbursed to such holder;

●	eighth, any prepayment premium, to the extent paid by the related borrower, to the holders of the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan, in an amount up to their respective pro rata interest, based on the product of (i) the applicable note percentage interest and (ii) the ratio of the applicable note interest rate to the Urban Union - Amazon Loan Combination interest rate;

●	ninth, any prepayment premium, to the extent paid by the related borrower, to the Urban Union - Amazon Subordinate Companion Loan Noteholder in an amount up to its pro rata interest, based on the product of (i) its percentage interest multiplied by (ii) the ratio of the Urban Union - Amazon Subordinate Companion Loan interest rate to the Urban Union - Amazon Loan Combination interest rate;

●	tenth, if the proceeds of any foreclosure sale or any liquidation of the Urban Union - Amazon Loan Combination or Urban Union - Amazon Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(eighth) and, as a result of a workout, the principal balance of the Urban Union - Amazon Subordinate Companion Loan has been reduced, to the Urban Union - Amazon Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balance of the Urban Union - Amazon Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

●	eleventh, to the extent default interest, late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Urban Union - Amazon Pooling and Servicing Agreement, to the holders of the Urban Union - Amazon Mortgage Loan, the Urban Union - Amazon Pari Passu Companion Loan and the Urban Union - Amazon Subordinate Companion Loan, pro rata, based on their respective percentage interests in the Urban Union - Amazon Loan Combination, any such default interest, late fees, assumption or transfer fees; and

●	twelfth, if any excess amount is available to be distributed in respect of the Urban Union - Amazon Loan Combination, and not otherwise applied in accordance with the foregoing clauses (first)-(tenth), any remaining amount is required to be paid pro rata to the holders of the Urban Union - Amazon Mortgage Loan, the Urban Union - Amazon Pari Passu Companion Loan and the Urban Union - Amazon Subordinate Companion Loan, based on their respective initial percentage interests in the Urban Union - Amazon Loan Combination.

Following the occurrence and during the continuance of a Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Mortgage Loan documents and amounts then payable or reimbursable under the Urban Union - Amazon Pooling and Servicing Agreement to the applicable master servicer, special servicer, certificate administrator, trustee or operating advisor, payments and proceeds with respect to the Urban Union - Amazon Loan Combination will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holders of the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes at their net interest rate;

●	second, to the holders of the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan, on a pro rata and pari passu basis, until their respective principal balances have been reduced to zero;

●	third, to the holders of the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder;

●	fourth, to the extent the Urban Union - Amazon Subordinate Companion Noteholder has made any payments or advances in the exercise of its cure rights under the Urban Union - Amazon Co-Lender Agreement, to reimburse such holder for all such cure payments;

●	fifth, to the Urban Union - Amazon Subordinate Companion Noteholder in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	sixth, to the Urban Union - Amazon Subordinate Companion Noteholder in an amount equal to its percentage interest of principal payments received, if any, with respect to such monthly payment date, until its principal balance has been reduced to zero;

●	seventh, any prepayment premium, to the extent paid by the related borrower, to the holders of the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan, in an amount up to their respective pro rata interest, based on the product of (i) the applicable note percentage interest and (ii) the ratio of the applicable note interest rate to the weighted average of the Urban Union - Amazon Loan Combination interest rate;

●	eighth, any prepayment premium, to the extent paid by the related borrower, to the holder of the Urban Union - Amazon Subordinate Companion Loan in an amount up to its pro rata interest in the Urban Union - Amazon Loan Combination, based on the product of (i) its percentage interest multiplied by (ii) the ratio of the Urban Union - Amazon Subordinate Companion Loan interest rate to the Urban Union - Amazon Loan Combination interest rate;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the Urban Union - Amazon Loan Combination or Urban Union - Amazon Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(eighth) and, as a result of a workout, the balance of the Urban Union - Amazon Subordinate Companion Loan has been reduced, to the Urban Union - Amazon Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balance of the Urban Union - Amazon Subordinate Companion Loan as a result of such workout, plus interest on such amount at the Urban Union - Amazon Subordinate Companion Loan interest rate;

●	tenth, to the extent default interest, late fees, assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Urban Union - Amazon Pooling and Servicing Agreement, including without limitation, to compensate the applicable master servicer or special servicer, to the holders of the Urban Union - Amazon Mortgage Loan, the Urban Union - Amazon Pari Passu Companion Loan and the Urban Union - Amazon Subordinate Companion Loan, pro rata, based on their respective initial percentage interests in the Urban Union - Amazon Loan Combination any such default interest, late fees, assumption or transfer fees; and

●	eleventh, if any excess amount is available to be distributed in respect of the Urban Union - Amazon Loan Combination, and not otherwise applied in accordance with the foregoing clauses (first)-(tenth), any remaining amount is required to be paid, pro rata, to the holders of the Urban Union - Amazon Mortgage Loan, the Urban Union - Amazon Pari Passu Companion Loan and the Urban Union - Amazon Subordinate Companion Loan, based on their respective initial percentage interests in the Urban Union - Amazon Loan Combination.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Urban Union - Amazon Mortgage Loan, pursuant to the terms of the Pooling and Servicing Agreement, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on such Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections, if any, on the Urban Union - Amazon Companion Loan.

Consultation and Control

For so long as the holder of the Urban Union - Amazon Subordinate Companion Loan is the Urban Union - Amazon Directing Holder, the master servicer and special servicer will be required to notify the Urban Union - Amazon Directing Holder (as defined below) (or its designee) and receive written consent with Major Decisions, as defined in the Urban Union - Amazon Pooling and Servicing Agreement (“Urban Union - Amazon Major Decisions”).

Neither the master servicer nor the special servicer may follow any advice or consultation provided by the Urban Union - Amazon Directing Holder (or its representative) that would require or cause the master servicer or special servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause such master servicer or special servicer, as applicable, to violate provisions of the related Co- Lender Agreement or the Urban Union - Amazon Pooling and Servicing Agreement, require or cause such master servicer or special servicer, as applicable, to violate the terms of the Urban Union - Amazon Loan Combination, or materially expand the scope of any of such master servicer’s or special servicer’s, as applicable, responsibilities under the related Co-Lender Agreement or the Urban Union - Amazon Pooling and Servicing Agreement.

The Directing Holder

The controlling noteholder (the “Urban Union - Amazon Directing Holder”) under the Co-Lender Agreement for the Urban Union - Amazon Loan Combination, as of any date of determination, are:

●	the holder of the Urban Union - Amazon Subordinate Companion Loan, unless an AB Control Appraisal Period has occurred and is continuing; or

●	if an AB Control Appraisal Period has occurred, the holder of the Urban Union - Amazon Pari Passu Companion Loan.

An “AB Control Appraisal Period” will exist with respect to the Urban Union - Amazon Loan Combination, if and for so long as: (a)(i) the initial unpaid principal balance of the Urban Union - Amazon Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Urban Union - Amazon Subordinate Companion Loan, (y) any Appraisal Reduction for the Urban Union - Amazon Loan Combination that is allocated to the Urban Union - Amazon Subordinate Companion Loan and (z) any losses realized with respect to the Urban Union - Amazon Mortgaged Property or the Urban Union - Amazon Loan Combination that are allocated to the Urban Union -

Amazon Subordinate Companion Loan, plus (iii) the Threshold Event Collateral (as defined below) is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Urban Union - Amazon Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Urban Union - Amazon Subordinate Companion Noteholder.

The holder of the Urban Union - Amazon Subordinate Companion Loan is entitled to avoid an AB Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation: (i) delivery of additional collateral and in the form of either (x) cash collateral for the benefit of the holders of the Urban Union- Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan, and acceptable to, to the master servicer or special servicer, as applicable or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the related Co-Lender Agreement (either (x) or (y), the “Threshold Event Collateral”), and (ii) the Threshold Event Collateral is an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the Urban Union - Amazon Pooling and Servicing Agreement, would cause the applicable AB Control Appraisal Period not to exist.

In addition, pursuant to the terms of the related Co-Lender Agreement, after the occurrence of and during the continuance of an AB Control Appraisal Period and following the Urban Union - Amazon Pari Passu Companion Loan Securitization Date, the holder of the Urban Union - Amazon Mortgage Loan or its representative will (i) have a right to receive copies of all notices, information and reports that the master servicer or special servicer, as applicable, is required to provide to the Urban Union - Amazon Directing Holder (within the same time frame such notices, information and reports are or would have been required to be provided to the Urban Union - Amazon Directing Holder under the Urban Union - Amazon Pooling and Servicing Agreement and without regard to whether such items are actually required to be provided to the Urban Union - Amazon Directing Holder under the Urban Union - Amazon Pooling and Servicing Agreement due to the occurrence and continuance of a control termination event or consultation termination event under the Urban Union - Amazon Pooling and Servicing Agreement) with respect to any Urban Union - Amazon Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the Urban Union - Amazon Loan Combination, (ii) have the right, along with the holder of the Urban Union - Amazon Pari Passu Companion Loan, to attend annual meetings (either telephonically or in person, in the discretion of the master servicer or special servicer, as applicable) with the Urban Union - Amazon Directing Holder (or the master servicer or special servicer, as applicable, acting on its behalf) at the offices of the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the Urban Union - Amazon Loan Combination are discussed and (iii) have the right to be consulted on a strictly non-binding basis (to the extent the holder of the related Mortgage Loan (or its representative) requests consultation with respect to any such Urban Union - Amazon Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the Urban Union - Amazon Loan Combination (and the master servicer or special servicer, as applicable, will be required to consider alternative actions recommended by the holder of the Urban Union - Amazon Mortgage Loan (or its representative)). The consultation rights of the holder of the Urban Union - Amazon Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required to be provided to the Urban Union - Amazon Directing Holder relating to the matter subject to consultation whether or not the such holder of the Urban Union - Amazon Mortgage Loan (or its representative) has responded within such period; provided that if the Urban Union - Amazon Directing Holder, master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights of the holder of the Urban Union - Amazon Mortgage Loan (or its representative) described above, the Urban Union - Amazon Directing Holder, master servicer or special servicer, as applicable, is permitted to make any Urban Union - Amazon Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Urban Union - Amazon Pari Passu Companion Loan, the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Subordinate Companion Loan; and none of the Urban Union - Amazon Directing Holder, master servicer or special servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Urban Union - Amazon Mortgage Loan (or its representative, as applicable).

Cure Rights

In the event that the Urban Union - Amazon borrower fails to make any payment of principal or interest on the Urban Union - Amazon Loan Combination that results in a monetary event of default or the borrower otherwise defaults with respect to the Urban Union - Amazon Loan Combination, the holder of the Urban Union - Amazon Subordinate Companion Loan will have the right to cure such event of default subject to certain limitations set forth in the related Co-Lender Agreement. The holder of the Urban Union - Amazon Subordinate Companion Loan will be limited to six (6) cures related to monetary defaults in a 12 month period and six (6) cures related to non-monetary defaults over the life of the Urban Union - Amazon Loan Combination. So long as the holder of the Urban Union - Amazon Subordinate Companion Loan is permitted to cure payment with respect to a non-monetary event of default, and is diligently and expeditiously prosecuting such cure, under the related Co-Lender Agreement, neither the master servicer nor the special servicer will be permitted to treat such event of default as such for purposes of transferring the Urban Union - Amazon Loan Combination to special servicing or exercising remedies.

Purchase Option

If an event of default with respect to the Urban Union - Amazon Loan Combination has occurred and is continuing, the Urban Union - Amazon Subordinate Companion Noteholder will have the option to purchase the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan, (b) accrued and unpaid interest on the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan through the end of the related interest accrual period, (c) any other amounts due under the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Mortgage Loan documents (including, without limitation, servicing advances payable or reimbursable to any servicer, and earned and unreimbursed special servicing fees), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on advances, (f) and any liquidation fees or workout fees payable with respect to the Urban Union - Amazon Mortgage Loan and Urban Union - Amazon Pari Passu Companion Loan, if (i) the borrower or borrower related party is the purchaser or (ii) if the Urban Union - Amazon Loan Combination is purchased within 90 days after such option first becomes exercisable pursuant to the related Co-Lender Agreement, and (g) certain additional amounts to the extent provided for in the related Co-Lender Agreement. Notwithstanding the foregoing, the purchase price includes prepayment premiums, default interest, late fees, exit fees and any other similar fees if the seller is the related borrower or borrower-related party.

Sale of Defaulted Loan Combination

The special servicer will not be permitted to sell the Urban Union - Amazon Loan Combination if it becomes a defaulted loan without the written consent of the holders of the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan (provided that such consent is not required if such note holder is the related borrower or an affiliate of the borrower) unless the special servicer has delivered to each such note holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan (and the Urban Union - Amazon Subordinate Companion Loan, if applicable); (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Urban Union - Amazon Loan Combination, and any documents in the servicing file reasonably requested by such note holder that are material to the price of the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan (and the Urban Union - Amazon Subordinate Companion Loan, if applicable); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the subordinate class representative, as defined in the Urban Union - Amazon Pooling and Servicing Agreement) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or special servicer in connection with the proposed sale; provided that the holder of the Urban Union - Amazon Mortgage Loan may waive any of the delivery or timing requirements set forth in this sentence as to itself. Subject to the terms of the Pooling and Servicing Agreement or the Urban Union - Amazon Pooling and

Servicing Agreement, as applicable, the holder of the Urban Union - Amazon Subordinate Companion Loan (prior to the occurrence and continuance of an AB Control Appraisal Period), the holders of the Urban Union - Amazon Pari Passu Companion Loan (after the occurrence and during the continuance of an AB Control Appraisal Period) and the holder of the Urban Union - Amazon Mortgage Loan and their respective representatives are permitted to submit an offer at any sale of the Urban Union - Amazon Mortgage Loan and the Urban Union - Amazon Pari Passu Companion Loan (and the Urban Union - Amazon Subordinate Companion Loan, if applicable) (unless such person is the related borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant and subject to the terms of the Urban Union - Amazon Co-Lender Agreement, the Urban Union - Amazon Directing Holder has the right, with or without cause, to replace the special servicer then acting with respect to the Urban Union - Amazon Loan Combination and appoint a replacement special servicer.

The QLIC Loan Combination

Servicing

The QLIC Loan Combination and any related REO Property is being serviced and administered in accordance with the Wells Fargo Commercial Mortgage Trust 2016-NXS6 pooling and servicing agreement (the “WFCM 2016-NXS6 Pooling and Servicing Agreement”), but subject to the terms of the related Co-Lender Agreement. The WFCM 2016-NXS6 Pooling and Servicing Agreement was entered into among Wells Fargo Commercial Mortgage Securities, Inc., as depositor (the “WFCM 2016-NXS6 Depositor”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “WFCM 2016-NXS6 Servicer”), CWCapital Asset Management LLC, as special servicer, (the “WFCM 2016-NXS6 Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “WFCM 2016-NXS6 Certificate Administrator”), Wilmington Trust, National Association, as trustee (in such capacity, the “WFCM 2016-NXS6 Trustee”) and Trimont Real Estate Advisors, LLC, as operating advisor (in such capacity, the “WFCM 2016-NXS6 Operating Advisor”) and as asset representations reviewer (in such capacity, the “WFCM 2016-NXS6 Asset Representations Reviewer”) in connection with WFCM 2016-NXS6 mortgage trust (into which note A-2 and note A-3 have been deposited). In servicing the QLIC Loan Combination, the servicing standard set forth in the WFCM 2016-NXS6 Pooling and Servicing Agreement requires the WFCM 2016-NXS6 Servicer and the WFCM 2016-NXS6 Special Servicer to take into account the interests, as a collective whole, of the WFCM 2016-NXS6 Certificateholders, the holder of the QLIC Mortgage Loan and the holder of note B (the “QLIC Subordinate Companion Loan”) (taking into account the subordinate nature of the QLIC Subordinate Companion Loan).

For so long as the holder of the QLIC Subordinate Companion Loan or its representative is the QLIC Loan Combination Directing Holder (as defined below), the holder of the QLIC Subordinate Companion Loan will have the right to approve certain modifications and consent to certain actions to be taken with respect to the QLIC Loan Combination, as more fully described below. Furthermore, subject to certain conditions set forth in the related Co-Lender Agreement, the holder of the QLIC Subordinate Companion Loan has the right to cure certain defaults by the related borrower, as more fully described below.

Custody of the Mortgage File

Wilmington Trust, National Association, as the custodian under the WFCM 2016-NXS6 Pooling and Servicing Agreement, is the custodian of the mortgage file related to the QLIC Loan Combination (other than any promissory notes not contributed to such securitization).

Application of Payments

Pursuant to the related Co-Lender Agreement, except after the occurrence and during the continuance of (i) an event of default with respect to an obligation to pay money due under the QLIC Loan Combination, (ii) any other event of default for which the QLIC Loan Combination is actually accelerated, (iii) any other event of default which causes the QLIC Loan Combination to become a specially serviced loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of the QLIC Subordinate Companion Loan or the default cure period has not yet expired and the holder of the QLIC Subordinate Companion Loan is exercising its cure rights under the related Co-Lender Agreement), after payment of amounts for reserves or escrows required by the Mortgage

Loan documents and amounts payable or reimbursable under the pooling and servicing agreement to the WFCM 2016-NXS6 Servicer, WFCM 2016-NXS6 Special Servicer, WFCM 2016-NXS6 Certificate Administrator, WFCM 2016-NXS6 Trustee, WFCM 2016- NXS6 Operating Advisor or WFCM 2016-NXS6 Asset Representations Reviewer, payments and proceeds received with respect to the QLIC Loan Combination will generally be applied in the following order:

●	first, to the holders of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes at their net interest rate;

●	second, to the holders of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to their respective percentage interests in the QLIC Loan Combination of principal payments received, if any, until their principal balances have been reduced to zero;

●	third, to the holders of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by such holder not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holders of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest in the QLIC Loan Combination, (ii) a fraction, the numerator of which is the interest rate of such QLIC Mortgage Loan or QLIC Pari Passu Companion Loan, as the case may be, and the denominator of which is the interest rate of the QLIC Loan Combination and (iii) any prepayment premium to the extent paid by the related borrower;

●	fifth, to the holder of the QLIC Subordination Companion Loan (the “QLIC Subordinate Companion Noteholder”) in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	sixth, to the QLIC Subordinate Companion Noteholder in an amount equal to its percentage interest in the QLIC Loan Combination of principal payments received, if any, until its balance has been reduced to zero;

●	seventh, to the QLIC Subordinate Companion Noteholder in an amount equal to the product of (i) its percentage interest in the QLIC Loan Combination, a fraction, the numerator of which is the interest rate of the QLIC Subordinate Companion Loan and the denominator of which is the interest rate of the QLIC Loan Combination and (ii) any prepayment premium to the extent paid by the related borrower;

●	eighth, to the extent the QLIC Subordinate Companion Noteholder has made any payments or advances in the exercise of its cure rights under the related Co-Lender Agreement, to reimburse such holder for all such cure payments;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the QLIC Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(eighth) and, as a result of a workout, the balance of the QLIC Subordinate Companion Loan has been reduced, to the QLIC Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balance of the QLIC Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

●	tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the pooling and servicing agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case provided that such reimbursements or payments relate to the QLIC Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the QLIC Mortgage

Loan, the QLIC Pari Passu Companion Noteholders and the QLIC Subordinate Companion Noteholder, pro rata, based on their respective percentage interests in the QLIC Loan Combination; and

●	eleventh, if any excess amount, including default interest and late payment charges, is available to be distributed in respect of the QLIC Loan Combination, and not otherwise applied in accordance with the foregoing clauses (first)-(tenth), any remaining amount is required to be paid pro rata to the holders of the QLIC Mortgage Loan, the QLIC Pari Passu Companion Loans and the QLIC Subordinate Companion Loan, based on their respective initial percentage interests in the QLIC Loan Combination.

Following the occurrence and during the continuance of a Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Mortgage Loan documents and amounts then payable or reimbursable under the WFCM 2016-NXS6 Pooling and Servicing Agreement to the WFCM 2016-NXS6 Servicer, WFCM 2016-NXS6 Special Servicer, WFCM 2016-NXS6 Certificate Administrator, WFCM 2016-NXS6 Trustee, WFCM 2016-NXS6 Operating Advisor or WFCM 2016-NXS6 Asset Representations Reviewer, payments and proceeds with respect to the QLIC Loan Combination will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holders of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes at their net interest rate;

●	second, to the holders of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans on a pro rata and pari passu basis until their principal balances have been reduced to zero;

●	third, to the holders of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holder not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holders of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest in the QLIC Loan Combination, (ii) a fraction, the numerator of which is the interest rate of such QLIC Mortgage Loan or QLIC Pari Passu Companion Loan, as the case may be, and the denominator of which is the interest rate of the QLIC Loan Combination and (iii) any prepayment premium to the extent paid by the related borrower;

●	fifth, to the QLIC Subordinate Companion Noteholder in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	sixth, to the QLIC Subordinate Companion Noteholder in an amount equal to the principal balance of such note until its principal balance has been reduced to zero;

●	seventh, to QLIC Subordinate Companion Noteholder in an amount equal to the product of (i) its percentage interest in the QLIC Loan Combination, a fraction, the numerator of which is the interest rate of the QLIC Subordinate Companion Loan and the denominator of which is the interest rate of the QLIC Loan Combination and (ii) any prepayment premium to the extent paid by the related borrower;

●	eighth, to the extent the QLIC Subordinate Companion Noteholder has made any payments or advances in the exercise of its cure rights under the related Co-Lender Agreement, to reimburse such holder for all such cure payments;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the QLIC Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(eighth) and, as a result of a workout, the balance of the QLIC Subordinate Companion Loan has been reduced, to the QLIC Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balance of the QLIC Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

●	tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the WFCM 2016-NXS6 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case provided that such reimbursements or payments relate to the QLIC Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the QLIC Mortgage Loan, the QLIC Pari Passu Companion Noteholders and the QLIC Subordinate Companion Noteholder, pro rata, based on their respective percentage interests in the QLIC Loan Combination; and

●	eleventh, if any excess amount, including default interest and late payment charges, is available to be distributed in respect of the QLIC Loan Combination, and not otherwise applied in accordance with the foregoing clauses (first)-(tenth), any remaining amount is required to be paid, pro rata to the holders of the QLIC Mortgage Loan, the QLIC Pari Passu Companion Loans and the QLIC Subordinate Companion Loan, based on their respective initial percentage interests in the QLIC Loan Combination; provided, however, if less than 100% of the default interest and late payment charges are paid with respect to the QLIC Loan Combination, the QLIC Subordinate Companion Noteholder shall not be entitled to any default interest or late payment charges until the holders of the QLIC Mortgage Loan and the QLIC Companion Loans have been paid 100% of their pro rata share of any default interest or late payment charges actually received by the master servicer or the special servicer.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the QLIC Mortgage Loan, pursuant to the terms of the Pooling and Servicing Agreement, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on such Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections, if any, on the QLIC Companion Loans.

Consultation and Control

For so long as the holder of the QLIC Subordinate Companion Loan is the QLIC Loan Combination Directing Holder (as defined below), the WFCM 2016-NXS6 Servicer and the WFCM 2016-NXS6 Special Servicer will be required to notify the QLIC Loan Combination Directing Holder (or its designee) and receive written consent with respect to the following actions (“QLIC Major Decisions”):

●	any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of the related REO Property) of the ownership of properties securing the QLIC Mortgage Loan as come into and continue in default;

●	any modification, consent to a modification or waiver of any monetary term (other than penalty charges) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding waiver of penalty charges) of the QLIC Loan Combination or any extension of the maturity date of the QLIC Loan Combination;

●	any sale of the QLIC Loan Combination (if it is a Defaulted Mortgage Loan) or related REO Property (other than in connection with the termination of the Trust) for less than the purchase price (excluding the amounts described in clause (iv), (v) and (vi) of the definition of “Purchase Price” in the WFCM 2016-NXS6 Pooling and Servicing Agreement);

●	any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at the related REO Property;

●	any release of collateral or any acceptance of substitute or additional collateral for the QLIC Loan Combination, or any consent to either of the foregoing, other than if otherwise required pursuant to the specific terms of the QLIC Loan Combination and for which there is no lender discretion;

●	any waiver of a “due on sale” or “due on encumbrance” clause with respect to the QLIC Loan Combination or any consent to such waiver or consent to a transfer of the related Mortgaged Property or interests in the related borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

●	any property management company changes or franchise changes (in each case, to the extent the lender is required to consent or approve under the mortgage loan documents);

●	releases of any escrow accounts, reserve accounts or letters of credit held as performance or “earn out” escrows or reserves other than those required pursuant to the specific terms of the QLIC Loan Combination and for which there is no lender discretion;

●	any acceptance of an assumption agreement or any other agreement permitting transfers of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under the QLIC Loan Combination other than pursuant to the specific terms of the QLIC Loan Combination and for which there is no lender discretion;

●	the determination of the Special Servicer pursuant to clause 3 or clause 4 of the definition of “Specially Serviced Loan” in the WFCM 2016-NXS6 Pooling and Servicing Agreement;

●	following a default or an event of default with respect to the Mortgage Loan, any exercise of a material remedy on the QLIC Loan Combination or any acceleration of QLIC Loan Combination, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the related mortgage loan documents or with respect to the related borrower or the related Mortgaged Property;

●	any modification, waiver or amendment of any material term of a Co-Lender Agreement, co- lender agreement or similar agreement (other than the related Co-Lender Agreement) with any mezzanine lender or subordinate debt holder related to the QLIC Loan Combination, or an action to enforce rights with respect thereto;

●	any determination of an acceptable insurance default;

●	any proposed modification or waiver of any material provision in the mortgage loan documents relating to the QLIC Loan Combination governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

●	any consents or approvals related to the incurrence of additional debt by the related borrower or mezzanine debt by a direct or indirect parent of the related borrower, to the extent the lender’s consent or approval is required under the mortgage loan documents related to the QLIC Loan Combination;

●	any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the related Mortgaged Property;

●	the approval of any annual budget or material alteration for the related Mortgaged Property (insofar as such approval is required of the lender under the related mortgage loan documents); and

●	the voting of any claim or on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower under the QLIC Loan Combination.

Neither the WFCM 2016-NXS6 Servicer nor the WFCM 2016-NXS6 Special Servicer may follow any advice or consultation provided by the QLIC Loan Combination Directing Holder (or its representative) that would require or cause the WFCM 2016-NXS6 Servicer or the WFCM 2016- NXS6 Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the WFCM 2016-NXS6 Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable, to violate provisions of the related Co- Lender Agreement or the WFCM 2016-NXS6 Pooling and Servicing Agreement, require or cause the WFCM 2016-NXS6 Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable, to violate the terms of the QLIC Loan Combination, or materially expand the scope of any of the WFCM 2016-NXS6 Servicer’s or the WFCM 2016-NXS6 Special Servicer’s, as applicable, responsibilities under the related Co-Lender Agreement or the WFCM 2016-NXS6 Pooling and Servicing Agreement.

The Directing Holder

The controlling note holder (the “QLIC Loan Combination Directing Holder”) under the Co-Lender Agreement for the QLIC Loan Combination, as of any date of determination, are:

●	the holder of the QLIC Subordinate Companion Loan, unless an AB Control Appraisal Period (as defined below) has occurred and is continuing; or

●	the WFCM 2016-NXS6 mortgage trust or its designee if any of the event described in the immediately preceding bullet has occurred and is continuing, provided that any time the WFCM 2016-NXS6 mortgage trust or its designee is the controlling note holder, the rights of the controlling holder may be exercised by the holders of the majority of the class of securities issued in the WFCM 2016-NXS6 mortgage trust designated as the “controlling class” by the WFCM 2016-NXS6 mortgage trust (the “WFCM 2016-NXS6 Directing Certificateholder”), as and to the extent provided in the WFCM 2016- NXS6 Pooling and Servicing Agreement.

An “AB Control Appraisal Period” will exist with respect to the QLIC Loan Combination, if and for so long as:

(1)	(a)(i) the initial unpaid principal balance of the QLIC Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the QLIC Subordinate Companion Loan, (y) any Appraisal Reduction for the QLIC Loan Combination that are allocated to the QLIC Subordinate Companion Loan and (z) any losses realized with respect to the related Mortgaged Property or the QLIC Loan Combination that are allocated to the QLIC Subordinate Companion Loan, plus (iii) the Threshold Event Collateral (as defined below) is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the QLIC Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the QLIC Subordinate Companion Noteholder; or

(2)	any interest in the QLIC Subordinate Companion Loan is held by the related borrower or an affiliate of the related borrower or any such party would otherwise be entitled to exercise the rights of the holder of the QLIC Subordinate Companion Loan as the QLIC Loan Combination Directing Holder.

The holder of the QLIC Subordinate Companion Loan is entitled to avoid an AB Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation: (i) delivery of additional collateral and in the form of either (x) cash collateral for the benefit of, and acceptable to, to the WFCM 2016-NXS6 Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable, or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the related Co-Lender Agreement (either (x) or (y), the “Threshold Event Collateral”), and (ii) the Threshold Event Collateral is an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the WFCM 2016-NXS6 Pooling and Servicing Agreement, would cause the applicable AB Control Appraisal Period not to exist.

In addition, pursuant to the terms of the related Co-Lender Agreement, after the occurrence of and during the continuance of an AB Control Appraisal Period, for so long as the WFCM 2016-NXS6 mortgage trust is the QLIC Loan Combination Directing Certificateholder, the holder of the QLIC Mortgage Loan and the holders of the QLIC Pari Passu Companion Loans (or their respective representatives which, at any time a QLIC Pari Passu Companion Loan is included in a securitization, may be the controlling class representative (or equivalent entity)

for such securitization or any other party able to exercise the rights of the holder of such QLIC Pari Passu Companion Loan or its representative, as and to the extent provided in the related pooling and servicing agreement, will (i) have a right to receive copies of all notices, information and reports that the WFCM 2016-NXS6 Servicer or WFCM 2016-NXS6 Special Servicer, as applicable, is required to provide to the WFCM 2016-NXS6 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the WFCM 2016-NXS6 Directing Certificateholder under the WFCM 2016-NXS6 Pooling and Servicing Agreement and without regard to whether such items are actually required to be provided to the WFCM 2016-NXSR Directing Certificateholder under the WFCM 2016-NXS6 Pooling and Servicing Agreement due to the occurrence and continuance of a control termination event or consultation termination event under the WFCM 2016-NXS6 Pooling and Servicing Agreement) with respect to any QLIC Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the QLIC Loan Combination, (ii) have the right, along with the holders of the QLIC Pari Passu Companion Loans, to attend annual meetings (either telephonically or in person, in the discretion of the WFCM 2016- NXS6 Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable) with the WFCM 2016- NXS6 Directing Certificateholder (or the WFCM 2016-NXS6 Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable, acting on its behalf) at the offices of the WFCM 2016-NXS6 Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the WFCM 2016-NXS6 Servicer or the WFCM 2016-NXS6 Special Servicer, as applicable, in which servicing issues related to the QLIC Loan Combination are discussed and (iii) have the right to be consulted on a strictly non-binding basis (to the extent the holder of the related Mortgage Loan (or its representative) requests consultation with respect to any such QLIC Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the QLIC Loan Combination (and the WFCM 2016-NXS6 Servicer or WFCM 2016-NXS6 Special Servicer, as applicable, will be required to consider alternative actions recommended by the holder of the QLIC Mortgage Loan (or its representative)). The consultation rights of the holder of the QLIC Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required to be provided to the WFCM 2016-NXS6 Directing Certificateholder relating to the matter subject to consultation whether or not the such holder of the QLIC Mortgage Loan (or its representative) has responded within such period; provided that if the WFCM 2016-NXS6 Directing Certificateholder, WFCM 2016-NXS6 Servicer or WFCM 2016-NXS6 Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights of the holder of the QLIC Mortgage Loan (or its representative) described above, the WFCM 2016-NXS6 Directing Certificateholder, WFCM 2016-NXS6 Servicer or WFCM 2016-NXS6 Special Servicer, as applicable, is permitted to make any QLIC Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the QLIC Pari Passu Companion Loans, the QLIC Mortgage Loan and the QLIC Subordinate Companion Loan; and none of the WFCM 2016- NXS6 Directing Certificateholder, WFCM 2016-NXS6 Servicer or WFCM 2016-NXS6 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the QLIC Mortgage Loan (or its representative, as applicable).

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the QLIC Loan Combination that results in a monetary event of default or the borrower otherwise defaults with respect to the QLIC Loan Combination, the holder of the QLIC Subordinate Companion Loan will have the right to cure such event of default subject to certain limitations set forth in the related Co-Lender Agreement. The holder of the QLIC Subordinate Companion Loan will be limited to six (6) cures over the life of the QLIC Loan Combination, and, with respect to monetary events of default, no more than three (3) of which may be consecutive. So long as the holder of the QLIC Subordinate Companion Loan is permitted to cure a non-monetary event of default, and is diligently and expeditiously prosecuting such cure, under the related Co-Lender Agreement, neither the master servicer nor the special servicer will be permitted to treat such event of default as such for purposes of transferring the QLIC Loan Combination to special servicing or exercising remedies.

Purchase Option

If an event of default with respect to the QLIC Loan Combination has occurred and is continuing, the QLIC Subordinate Companion Noteholder will have the option to purchase the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a)

the principal balance of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans, (b) accrued and unpaid interest on the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans through the end of the related interest accrual period, (c) any other amounts due under the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Mortgage Loan documents (including, without limitation, servicing advances payable or reimbursable to any servicer, and earned and unreimbursed special servicing fees), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on advances, (f) and any liquidation fees or workout fees payable with respect to the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans, if (i) the borrower or borrower related party is the purchaser or (ii) if the QLIC Loan Combination is purchased within 90 days after such option first becomes exercisable pursuant to the related Co-Lender Agreement, and (g) certain additional amounts to the extent provided for in the related Co-Lender Agreement. Notwithstanding the foregoing, the purchase price includes prepayment premiums, default interest, late fees, exit fees and any other similar fees if the seller is the borrower or borrower-related party.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement, if the QLIC Loan Combination becomes a defaulted loan under the WFCM 2016-NXS6 Pooling and Servicing Agreement, and if the WFCM 2016-NXS6 Special Servicer determines to sell the QLIC Mortgage Loan in accordance with the WFCM 2016-NXS6 Pooling and Servicing Agreement, then the WFCM 2016-NXS6 Special Servicer will be required to sell the QLIC Pari Passu Companion Loans (including the QLIC Subordinate Companion Loan if the WFCM 2016-NXS6 Special Servicer determines that including the QLIC Subordinate Companion Loan in such sale is in accordance with the servicing standard (taking into account the subordinated nature of the QLIC Subordinate Companion Loan)) together with the QLIC Mortgage Loan as one Loan Combination. In connection with any such sale, the WFCM 2016-NXS6 Special Servicer will be required to follow the procedures contained in the WFCM 2016-NXS6 Pooling and Servicing Agreement and the related Co-Lender Agreement, which are substantially similar in all material respects, but not necessarily identical, to those set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the WFCM 2016-NXS6 Special Servicer will not be permitted to sell the QLIC Loan Combination if it becomes a defaulted loan without the written consent of the holder of the QLIC Mortgage Loan and the holders of each QLIC Pari Passu Companion Loan (provided that such consent is not required if such note holder is the borrower or an affiliate of the borrower) unless the WFCM 2016- NXS6 Special Servicer has delivered to such note holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans (and the QLIC Subordinate Companion Loan, if applicable); (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the WFCM 2016-NXS6 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the QLIC Loan Combination, and any documents in the servicing file reasonably requested by such note holder that are material to the price of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans (and the QLIC Subordinate Companion Loan, if applicable); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the directing certificateholder under the WFCM 2016-NXS6 Pooling and Servicing Agreement) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFCM 2016-NXS6 Servicer or the WFCM 2016-NXS6 Special Servicer in connection with the proposed sale; provided that the holder of the QLIC Mortgage Loan may waive any of the delivery or timing requirements set forth in this sentence as to itself. Subject to the terms of the WFCM 2016-NXS6 Pooling and Servicing Agreement, the holder of the QLIC Subordinate Companion Loan (prior to the occurrence and continuance of an AB Control Appraisal Period), the holders of the QLIC Pari Passu Companion Loans (after the occurrence and during the continuance of an AB Control Appraisal Period) and the holder of the QLIC Mortgage Loan and their respective representatives are permitted to submit an offer at any sale of the QLIC Mortgage Loan and the QLIC Pari Passu Companion Loans (and the QLIC Subordinate Companion Loan, if applicable) (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant and subject to the terms of the related Co-Lender Agreement, the QLIC Loan Combination Directing Holder has the right, with or without cause, to replace the WFCM 2016-NXS6 Special Servicer then acting with respect to the QLIC Loan Combination and appoint a replacement special servicer.

The Broadway Portfolio Loan Combination

Servicing

Prior to the date that the Broadway Portfolio Pari Passu Companion Loan is included in a securitization trust (the “Broadway Portfolio Pari Passu Companion Loan Securitization Date”), the Broadway Portfolio Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement and the terms of the related Co-Lender Agreement. After the Broadway Portfolio Pari Passu Companion Loan Securitization Date, the Broadway Portfolio Loan Combination will be serviced pursuant to the pooling and servicing agreement entered into in connection with such securitization of the Broadway Portfolio Pari Passu Companion Loan (the “Broadway Portfolio Future Pooling and Servicing Agreement”) and the terms of the related Co-Lender Agreement. As used herein, “Broadway Portfolio Pooling and Servicing Agreement” refers to (i) prior to the Broadway Portfolio Pari Passu Companion Loan Securitization Date, the Pooling and Servicing Agreement, and (ii) on or after the Broadway Portfolio Pari Passu Companion Loan Securitization Date, the Broadway Portfolio Future Pooling and Servicing Agreement.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as the Custodian under the Pooling and Servicing Agreement, is expected to be, as of the Closing Date, the custodian of the mortgage file related to the Broadway Portfolio Loan Combination (other than the promissory note evidencing the Broadway Portfolio Pari Passu Companion Loan). Following the Broadway Portfolio Pari Passu Companion Loan Securitization Date, the custodian of the mortgage file related to the Broadway Portfolio Loan Combination (other than the promissory note evidencing the Broadway Portfolio Mortgage Loan) is expected to be the custodian under the Broadway Portfolio Future Pooling and Servicing Agreement.

Application of Payments

The terms of the related Co-Lender Agreement set forth the respect rights of the Broadway Portfolio noteholders with respect to distributions of funds received in respect of the Broadway Portfolio Loan Combination and provide, in general, that:

●	the Broadway Portfolio Mortgage Loan and the Broadway Portfolio Pari Passu Companion Loan are of equal priority with each other and neither will have priority or preference over another,

●	all payments, proceeds and other recoveries on the Broadway Portfolio Loan Combination will be applied to the Broadway Portfolio Mortgage Loan and the Broadway Portfolio Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and certain payment and reimbursement rights of the related master servicer, special servicer, trustee, certificate administrator and operating advisor, in accordance with the terms of the Broadway Portfolio Pooling and Servicing Agreement) and

●	expenses, losses and shortfalls relating to the Broadway Portfolio Loan Combination will, in general, be allocated on a pro rata and pari passu basis, to the Broadway Portfolio Mortgage Loan and the Broadway Portfolio Companion Loan.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the holder of the Broadway Portfolio Pari Passu Companion Loan will be the controlling noteholder with respect to the Broadway Portfolio Loan Combination (the “Broadway Portfolio Controlling Noteholder”) and will be entitled (i) to direct the servicing of the Broadway Portfolio Loan

Combination, (ii) to consent to certain servicing decisions in respect of the Broadway Portfolio Loan Combination and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to the Broadway Portfolio Loan Combination with or without cause. The initial Broadway Portfolio Controlling Noteholder will be Natixis Real Estate Capital LLC. On or after the Broadway Portfolio Pari Passu Companion Loan Securitization Date, the rights of the Broadway Portfolio Controlling Noteholder will be exercisable by the directing certificateholder under the related Broadway Portfolio Pooling and Servicing Agreement (or other party designated thereunder).

Pursuant to the terms of the related Co-Lender Agreement, the holder of the Broadway Portfolio Mortgage Loan will have (i) the right to receive copies of all notices, information and reports, in each case, with respect to certain servicing decisions or the implementation of any recommended actions outlined in an asset status report relating to the Broadway Portfolio Loan Combination, that the related master servicer or special servicer, as applicable, is required to provide to the directing certificateholder under the Broadway Portfolio Pooling and Servicing Agreement within the same time frame that such master servicer or special servicer, as applicable, is required to provide such notices, information and reports to such directing certificateholder (but without regard to whether or not such directing certificateholder is actually entitled to receive such information following a control termination event or consultation termination event under the Broadway Portfolio Pooling and Servicing Agreement) and (ii) the right to be consulted by the related master servicer or special servicer, as applicable, on a strictly non-binding basis with respect to such servicing decisions and the implementation by the related special servicer of any recommended actions outlined in an asset status report.

The consultation right of the holder of the Broadway Portfolio Mortgage Loan (or its representative) will expire ten (10) business days following the delivery by the related master servicer or special servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed by the related master servicer or special servicer, as applicable, that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding the foregoing the applicable master servicer or special servicer will be permitted to implement the certain servicing decisions referred to in the prior paragraph or any action set forth in an asset status report before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Broadway Portfolio Mortgage Loan and the Broadway Portfolio Pari Passu Companion Loan. Neither the applicable master servicer nor the applicable special servicer will be obligated to follow or take any alternative actions recommended by the holder of the Broadway Portfolio Mortgage Loan.

The holder of the Broadway Portfolio Mortgage Loan (or its representative) will have the right to annual conference calls with the related master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the related master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to the Broadway Portfolio Loan Combination.

For so long as the Broadway Portfolio Mortgage Loan is an asset of the Trust, the Directing Certificateholder will be entitled to exercise the rights of the Broadway Portfolio Mortgage Loan holder under the related Co-Lender Agreement so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such rights.

Application of Penalty Charges

Pursuant to the related Co-Lender Agreement, penalty charges paid in respect of the Broadway Portfolio Loan Combination are required to be used to pay the Master Servicer, the Trustee or the Special Servicer (or any successor entity under the Broadway Portfolio Pooling and Servicing Agreement) for interest accrued on any property advances, (ii) to pay the parties to any securitization for interest accrued on any P&I advance, (iii) to pay certain other expenses incurred with respect to the Broadway Portfolio Loan Combination and (iv) to pay to the Master Servicer and/or the Special Servicer (or any successor entity under the Broadway Portfolio Pooling and Servicing Agreement) as additional servicing compensation, except that, for so long as the Broadway Portfolio Pari Passu Companion Loan is not included in a securitization, any penalty charges allocated to such note that are not applied pursuant to clauses (i)-(iii) above will be remitted to the related holder and will not be paid to the Master Servicer and/or the Special Servicer without the express consent of such holder.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement and the Pooling and Servicing Agreement, if the Broadway Portfolio Mortgage Loan becomes a defaulted loan, and if the Special Servicer (or, after the Broadway Portfolio Pari Passu Companion Loan Securitization Date, the related Outside Special Servicer) determines pursuant to the Broadway Portfolio Pooling and Servicing Agreement and the related Co-Lender Agreement to pursue a sale of the Broadway Portfolio Mortgage Loan (or the Broadway Portfolio Pari Passu Companion Loan, as the case may be), the special servicer or related Outside Special Servicer, as applicable, will be required to sell the Broadway Portfolio Mortgage Loan together with the Broadway Portfolio Pari Passu Companion Loan as a single Loan Combination, subject to the satisfaction of certain notice and information delivery requirements.

Special Servicer Appointment Rights

Pursuant to the terms of the related Co-Lender Agreement, and subject to the terms of the Broadway Portfolio Pooling and Servicing Agreement, the controlling note holder under the related Co-Lender Agreement will have the right, with or without cause, to replace the special servicer then acting with respect to the Broadway Portfolio Loan Combination and appoint a replacement special servicer without the consent of the holder of the Broadway Portfolio Mortgage Loan.

The Novo Nordisk Loan Combination

Servicing

The Novo Nordisk Loan Combination is being serviced by Wells Fargo Bank, National Association, as CSMC 2016-NXSR Servicer, and specially serviced by Torchlight Loan Services, LLC, as CSMC 2016-NXSR Special Servicer, pursuant to the CSMC 2016-NXSR Pooling and Servicing Agreement entered into between Credit Suisse Commercial Mortgage Securities Corp., as depositor, the CSMC 2016-NXSR Servicer, the CSMC 2016-NXSR Special Servicer, Wilmington Trust, National Association, as CSMC 2016-NXSR Trustee, Wells Fargo Bank, National Association, as CSMC 2016-NXSR Certificate Administrator, and Park Bridge Lender Services LLC, as CSMC 2016-NXSR Operating Advisor and as asset representations reviewer, in connection with the CSMC 2016-NXSR mortgage trust (into which the Novo Nordisk Pari Passu Companion Loans evidenced by note A-1, note A-7, note A-8 and note A-9 have been deposited), and, subject to the terms of the related Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any holder of the Novo Nordisk Loan Combination will be effected in accordance with the CSMC 2016-NXSR Pooling and Servicing Agreement and the related Co-Lender Agreement.

Future Funding

Under the loan agreement governing the Novo Nordisk Loan Combination (the “Novo Nordisk Loan Agreement”), in the event that the tenant’s parent company, Novo Nordisk A/S, exercises its option to lease certain expansion space, the lender will be required to make additional advances of: (1) up to $16,580,000 (the “Expansion Advance”) for the payment of certain leasing expenses, subject to the borrower’s satisfaction of certain conditions, including, but not limited to (i) there being no monetary default, material non-monetary default or event of default, (ii) Novo Nordisk A/S electing to lease the 167,815 rentable square feet of space that Novo Nordisk A/S has the exclusive option to lease pursuant to its lease and (iii) delivery of an officer’s certificate certifying that such funds will be used only to pay (or reimburse the borrower for) approved leasing expenses for such space and (2) up to $23,000,000 (the “Earn-out Advance”) for the payment of certain earnout payments that the parent of the borrower is obligated to make to the prior owner of the related Mortgaged Property as certain expansion options are exercised as a form of deferred purchase price, subject to the related borrower’s satisfaction of certain conditions, including, but not limited to (i) there being no monetary default, material non-monetary default or event of default and (ii) various lease expansion options being exercised within certain time frames.

The related borrower acknowledged in the Novo Nordisk Loan Agreement that only the holder of the note representing the unfunded portion of the Novo Nordisk Mortgage Loan (the “Novo Nordisk Future Funding Note”) will be required to fund such future advances and that the failure of the holder of the Novo Nordisk Future Funding Note to make any future advance will not give rise to any right of offset or defense with respect to any of the borrower’s obligations under the Novo Nordisk Mortgage Loan and the Novo Nordisk Pari Passu Companion Loans.

In the related Co-Lender Agreement, the holder of the Novo Nordisk Future Funding Note (the “Novo Nordisk Future Funding Noteholder”) agreed to make all required future advances and to indemnify the holder of the Novo Nordisk Mortgage Loan and holders of the Novo Nordisk Pari Passu Companion Loans against any and all losses, claims, damages, costs, expenses and liabilities arising out of the Novo Nordisk Future Funding Noteholder’s failure to make any required advances under the Novo Nordisk Loan Agreement, except to the extent that it is finally judicially determined that any losses, claims, damages, costs, expenses or liabilities resulted primarily from the bad faith or willful misconduct of the indemnified party.

So long as the obligation to make future advances has not been fully discharged, the Novo Nordisk Future Funding Note may only be transferred to (i) a transferee with (A) a long-term unsecured debt rating of at least “AA” or the equivalent from each rating agency then rating any Certificates or any certificates issued by any other applicable securitization trust and (B) a short-term unsecured debt rating of “P-1” or better by Moody’s or (ii) any other transferee if the Nordisk Future Funding Noteholder has received a Rating Agency Confirmation relating to such transfer and the corresponding confirmations with respect to any applicable securitization trusts holding the Novo Nordisk Mortgage Loan or any of the Novo Nordisk Pari Passu Companion Loans.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as the custodian under the CSMC 2016-NXSR Pooling and Servicing Agreement, is the custodian of the mortgage file related to the Novo Nordisk Loan Combination (other than any promissory notes not contributed to such securitization).

Application of Payments

The terms of the related Co-Lender Agreement set forth the respective rights of the Novo Nordisk noteholders with respect to distributions of funds received in respect of the Novo Nordisk Loan Combination, and provide, in general, that:

●	the Novo Nordisk Mortgage Loan and the Novo Nordisk Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the others or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Novo Nordisk Loan Combination or the related Mortgaged Property will be applied to the Novo Nordisk Mortgage Loan and the Novo Nordisk Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of any master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator, depositor and trustee) in accordance with the terms of the related Co-Lender Agreement and the CSMC 2016-NXSR Pooling and Servicing Agreement; and

●	expenses, losses and shortfalls relating to the Novo Nordisk Loan Combination will, in general, be allocated on a pro rata and pari passu basis, to the Novo Nordisk Mortgage Loan and the Novo Nordisk Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Novo Nordisk Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Novo Nordisk Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on any Novo Nordisk Pari Passu Companion Loans.

Consultation and Control

The directing certificateholder under the related Co-Lender Agreement with respect to the Novo Nordisk Loan Combination will be the CSMC 2016-NXSR Directing Certificateholder. Certain decisions to be made with respect to the Novo Nordisk Loan Combination, including certain major decisions and implementation of any recommended actions outlined in an asset status report pursuant to the CSMC 2016-NXSR Pooling and Servicing

Agreement, will require the approval of the CSMC 2016-NXSR Directing Certificateholder unless a control termination event exists under the CSMC 2016-NXSR Pooling and Servicing Agreement.

Pursuant to the terms of the related Co-Lender Agreement, the holder of the Novo Nordisk Mortgage Loan and the holders of any non-controlling Novo Nordisk Pari Passu Companion Loan (each a “Novo Nordisk Non-Directing Holder”) will have the right (i) to receive copies of the same notices, information and reports, in each case, with respect to any major decisions or the implementation of any recommended actions outlined in an asset status report relating to the Novo Nordisk Loan Combination, that the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, as applicable, is required to provide to the CSMC 2016-NXSR Directing Certificateholder within the same time frame that the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, as applicable, is required to provide such notices, information and reports to the CSMC 2016-NXSR Directing Certificateholder (but without regard to whether or not the CSMC 2016-NXSR Directing Certificateholder is actually entitled to receive such information following a control termination event or consultation termination event under the CSMC 2016-NXSR Pooling and Servicing Agreement) and (ii) to be consulted by the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, as applicable, on a strictly non-binding basis with respect to major decisions and the implementation by the CSMC 2016-NXSR Special Servicer of any recommended actions outlined in an Asset Status Report. The consultation right of any Novo Nordisk Non-Directing Holder will expire ten (10) business days after the delivery by the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed by the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding any Novo Nordisk Non-Directing Holder’s consultation rights described above, the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, as applicable, is permitted to implement any major decision or take any action set forth in an asset status report before the expiration of the aforementioned ten (10) business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Novo Nordisk Mortgage Loan and the Novo Nordisk Pari Passu Companion Loans. In no event will the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer be obligated at any time to follow or take any alternative actions recommended by a Novo Nordisk Non-Directing Holder.

In addition to the consultation rights of a Novo Nordisk Non-Directing Holder described above, a Novo Nordisk Non-Directing Holder will have the right to attend annual conference calls with the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, upon reasonable notice and at times reasonably acceptable to the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, as applicable, in which servicing issues related to the Novo Nordisk Loan Combination may be discussed.

Application of Penalty Charges

Pursuant to the related Co-Lender Agreement, penalty charges paid in respect of the Novo Nordisk Loan Combination are required to be used to (i) pay the CSMC 2016-NXSR Servicer, CSMC 2016-NXSR Trustee or CSMC 2016-NXSR Special Servicer for interest accrued on any property advances, (ii) pay the parties to any related securitization for interest accrued on any principal and interest advance, (iii) pay certain other expenses incurred with respect to the Novo Nordisk Loan Combination and (iv) pay to the CSMC 2016-NXSR Servicer and/or CSMC 2016-NXSR Special Servicer as additional servicing compensation, except that for so long as a Novo Nordisk Pari Passu Companion Loan is not included in a securitization, any penalty charges allocated to such Novo Nordisk Pari Passu Companion Loan that are not applied pursuant to parts (i)-(iii) above will be remitted to the holder of such Novo Nordisk Pari Passu Companion Loan and will not be paid to the CSMC 2016-NXSR Servicer and/or CSMC 2016-NXSR Special Servicer without express consent of such holder.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement and the CSMC 2016-NXSR Pooling and Servicing Agreement, if the Novo Nordisk Mortgage Loan becomes a defaulted mortgage loan and thereafter the special servicer determines pursuant to the CSMC 2016-NXSR Pooling and Servicing Agreement and the related Co-Lender Agreement to pursue a sale of the Novo Nordisk Mortgage Loan, the special servicer will be required to sell the Novo Nordisk Mortgage Loan together with the Novo Nordisk Pari Passu Companion Loans as a single Loan Combination, subject to the satisfaction of certain notice and information delivery requirements (as described below) and the trustee’s obligation to review whether offers received from interested persons for the Novo Nordisk Loan Combination constitute a fair price.

The CSMC 2016-NXSR Special Servicer will not be permitted to sell the Novo Nordisk Loan Combination if it becomes a defaulted mortgage loan without the written consent of any Novo Nordisk Non-Directing Holder unless the CSMC 2016-NXSR Special Servicer has delivered to such Novo Nordisk Non-Directing Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the defaulted mortgage loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Novo Nordisk Loan Combination, and any documents in the servicing file reasonably requested by such Novo Nordisk Non-Directing Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided, that the Novo Nordisk Non-Directing Holder may waive any of the delivery or timing requirements set forth in this sentence only for itself. Each holder of the Novo Nordisk Mortgage Loan and a Novo Nordisk Pari Passu Companion Loan, the Novo Nordisk Non- Directing Holder and the CSMC 2016-NXSR Directing Certificateholder will be permitted to submit an offer at any sale of the defaulted mortgage loan unless such person is the borrower or an agent or affiliate of the borrower.

Special Servicer Appointment Rights

The CSMC 2016-NXSR Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights (following a control termination event), pursuant to the CSMC 2016-NXSR Pooling and Servicing Agreement, will have the right, with or without cause, to replace the CSMC 2016-NXSR Special Servicer for the Novo Nordisk Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of any Novo Nordisk Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the related Co-Lender Agreement) and satisfies the other conditions set forth in the CSMC 2016-NXSR Pooling and Servicing Agreement.

The Rentar Plaza Loan Combination

Servicing

The Rentar Plaza Loan Combination is being serviced by Wells Fargo Bank, National Association, as CSMC 2016-NXSR Servicer, and specially serviced by Torchlight Loan Services, LLC, as CSMC 2016-NXSR Special Servicer, pursuant to the CSMC 2016-NXSR Pooling and Servicing Agreement entered into between Credit Suisse Commercial Mortgage Securities Corp., as depositor, the CSMC 2016-NXSR Servicer, the CSMC 2016-NXSR Special Servicer, Wilmington Trust, National Association, as CSMC 2016-NXSR Trustee, Wells Fargo Bank, National Association, as CSMC 2016-NXSR Certificate Administrator, and Park Bridge Lender Services LLC, as CSMC 2016-NXSR Operating Advisor and as asset representations reviewer, in connection with the CSMC 2016-NXSR mortgage trust (into which the Rentar Plaza Pari Passu Companion Loans evidenced by note A-1 and note A-4 have been deposited), and, subject to the terms of the related Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any holder of the Rentar Plaza Loan Combination will be effected in accordance with the CSMC 2016-NXSR Pooling and Servicing Agreement and the related Co-Lender Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as the custodian under the CSMC 2016-NXSR Pooling and Servicing Agreement, is the custodian of the mortgage file related to the Rentar Plaza Loan Combination (other than any promissory notes not contributed to such securitization).

Application of Payments

The terms of the related Co-Lender Agreement set forth the respective rights of the Rentar Plaza noteholders with respect to distributions of funds received in respect of the Rentar Plaza Loan Combination, and provide, in general, that:

●	the Rentar Plaza Mortgage Loan and the Rentar Plaza Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the others or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Rentar Plaza Loan Combination or the related Mortgaged Property will be applied to the Rentar Plaza Mortgage Loan and the Rentar Plaza Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of any master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator, depositor and trustee) in accordance with the terms of the related Co-Lender Agreement and the CSMC 2016-NXSR Pooling and Servicing Agreement; and

●	expenses, losses and shortfalls relating to the Rentar Plaza Loan Combination will, in general, be allocated on a pro rata and pari passu basis, to the Rentar Plaza Mortgage Loan and the Rentar Plaza Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Rentar Plaza Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Rentar Plaza Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on any Rentar Plaza Pari Passu Companion Loans.

Consultation and Control

The directing certificateholder under the related Co-Lender Agreement with respect to the Rentar Plaza Loan Combination will be the CSMC 2016-NXSR Directing Certificateholder. Certain decisions to be made with respect to the Rentar Plaza Loan Combination, including certain major decisions and implementation of any recommended actions outlined in an asset status report pursuant to the CSMC 2016-NXSR Pooling and Servicing Agreement, will require the approval of the CSMC 2016-NXSR Directing Certificateholder unless a control termination event exists under the CSMC 2016-NXSR Pooling and Servicing Agreement.

Pursuant to the terms of the related Co-Lender Agreement, the holder of the Rentar Plaza Mortgage Loan and the holders of any other non-controlling Rentar Plaza Pari Passu Companion Loan (each, a “Rentar Plaza Non-Directing Holder”) will have the right (i) to receive copies of the same notices, information and reports, in each case, with respect to any major decisions or the implementation of any recommended actions outlined in an asset status report relating to the Rentar Plaza Loan Combination, that the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, as applicable, is required to provide to the CSMC 2016-NXSR Directing Certificateholder within the same time frame that the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, as applicable, is required to provide such notices, information and reports to the CSMC 2016-NXSR Directing Certificateholder (but without regard to whether or not the CSMC 2016-NXSR Directing Certificateholder is actually entitled to receive such information following a control termination event or consultation termination event under the CSMC 2016-NXSR Pooling and Servicing Agreement) and (ii) to be consulted by the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, as applicable, on a strictly non-binding basis with respect to major decisions and the implementation by the CSMC 2016-NXSR Special Servicer of any recommended actions outlined in an Asset Status Report. The consultation right of any Rentar Plaza Non-Directing Holder will expire ten (10) business days after the delivery by the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed by the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding any Rentar Plaza Non-Directing Holder’s

consultation rights described above, the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, as applicable, is permitted to implement any major decision or take any action set forth in an asset status report before the expiration of the aforementioned ten (10) business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Rentar Plaza Mortgage Loan and the Rentar Plaza Pari Passu Companion Loans. In no event will the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer be obligated at any time to follow or take any alternative actions recommended by a Rentar Plaza Non-Directing Holder.

In addition to the consultation rights of a Rentar Plaza Non-Directing Holder described above, a Rentar Plaza Non-Directing Holder will have the right to attend annual conference calls with the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, upon reasonable notice and at times reasonably acceptable to the CSMC 2016-NXSR Servicer or CSMC 2016-NXSR Special Servicer, as applicable, in which servicing issues related to the Rentar Plaza Loan Combination may be discussed.

Application of Penalty Charges

Pursuant to the related Co-Lender Agreement, penalty charges paid in respect of the Rentar Plaza Loan Combination are required to be used to (i) pay the CSMC 2016-NXSR Servicer, CSMC 2016-NXSR Trustee or CSMC 2016-NXSR Special Servicer for interest accrued on any property advances, (ii) pay the parties to any related securitization for interest accrued on any principal and interest advance, (iii) pay certain other expenses incurred with respect to the Rentar Plaza Loan Combination and (iv) pay to the CSMC 2016-NXSR Servicer and/or CSMC 2016-NXSR Special Servicer as additional servicing compensation, except that for so long as a Rentar Plaza Pari Passu Companion Loan is not included in a securitization, any penalty charges allocated to such Rentar Plaza Pari Passu Companion Loan that are not applied pursuant to parts (i)-(iii) above will be remitted to the holder of such Rentar Plaza Pari Passu Companion Loan and will not be paid to the CSMC 2016-NXSR Servicer and/or CSMC 2016-NXSR Special Servicer without express consent of such holder.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement and the CSMC 2016-NXSR Pooling and Servicing Agreement, if the Rentar Plaza Mortgage Loan becomes a defaulted mortgage loan and thereafter the special servicer determines pursuant to the CSMC 2016-NXSR Pooling and Servicing Agreement and the related Co-Lender Agreement to pursue a sale of the Rentar Plaza Mortgage Loan, the special servicer will be required to sell the Rentar Plaza Mortgage Loan together with the Rentar Plaza Pari Passu Companion Loans as a single Loan Combination, subject to the satisfaction of certain notice and information delivery requirements (as described below) and the trustee’s obligation to review whether offers received from interested persons for the Rentar Plaza Loan Combination constitute a fair price.

The CSMC 2016-NXSR Special Servicer will not be permitted to sell the Rentar Plaza Loan Combination if it becomes a defaulted mortgage loan without the written consent of any Rentar Plaza Non-Directing Holder unless the CSMC 2016-NXSR Special Servicer has delivered to such Rentar Plaza Non-Directing Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the defaulted mortgage loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Rentar Plaza Loan Combination, and any documents in the servicing file reasonably requested by such Rentar Plaza Non-Directing Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided, that the Rentar Plaza Non-Directing Holder may waive any of the delivery or timing requirements set forth in this sentence only for itself. Each holder of the Rentar Plaza Mortgage Loan and a Rentar Plaza Pari Passu Companion Loan, the Rentar Plaza Non- Directing Holder and the CSMC 2016-NXSR Directing Certificateholder will be permitted to submit an offer at any sale of the defaulted mortgage loan unless such person is the borrower or an agent or affiliate of the borrower.

Special Servicer Appointment Rights

The CSMC 2016-NXSR Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights (following a control termination event), pursuant to the CSMC 2016-

NXSR Pooling and Servicing Agreement, will have the right, with or without cause, to replace the CSMC 2016-NXSR Special Servicer for the Rentar Plaza Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of any Rentar Plaza Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the related Co-Lender Agreement) and satisfies the other conditions set forth in the CSMC 2016-NXSR Pooling and Servicing Agreement.

The Parts Consolidation Center Loan Combination

Servicing

The Parts Consolidation Center Loan Combination (and any related REO Property) is serviced and administered pursuant to the CD 2017-CD3 Pooling and Servicing Agreement, between the CD 2017-CD3 Depositor, the CD 2017-CD3 Servicer, the CD 2017-CD3 Special Servicer, the CD 2017-CD3 Certificate Administrator, the CD 2017-CD3 Trustee, the CD 2017-CD3 Operating Advisor and the CD 2017-CD3 Asset Representations Reviewer, by the CD 2017-CD3 Servicer and the CD 2017-CD3 Special Servicer, in the manner described under “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus, but subject to the terms of the related Co-Lender Agreement. In servicing the Parts Consolidation Center Loan Combination, the servicing standard set forth in the CD 2017-CD3 Pooling and Servicing Agreement requires the CD 2017-CD3 Servicer and the CD 2017-CD3 Special Servicer to take into account the interests of the CD 2017-CD3 certificateholders, and the Issuing Entity as the holder of the Parts Consolidation Center Mortgage Loan, as a collective whole.

Amounts payable to the Issuing Entity as the holder of the Parts Consolidation Center Mortgage Loan pursuant to the related Co-Lender Agreement will be included in the Aggregate Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the CD 2017-CD3 Pooling and Servicing Agreement, is the initial custodian of the mortgage file related to the Parts Consolidation Center Loan Combination (other than the promissory note evidencing the Parts Consolidation Center Mortgage Loan).

Application of Payments

The related Co-Lender Agreement sets forth the respective rights of the holder of the Parts Consolidation Center Mortgage Loan and the holder of the Parts Consolidation Center Pari Passu Companion Loan with respect to distributions of funds received in respect of the Parts Consolidation Center Loan Combination, and provides, in general, that:

●	the Parts Consolidation Center Mortgage Loan and the Parts Consolidation Center Pari Passu Companion Loan are of equal priority with each other and no portion of either of them has priority or preference over any portion of the other or security therefor;

●	all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Parts Consolidation Center Loan Combination or the related Mortgaged Property or amounts realized as proceeds thereof will be applied to the Parts Consolidation Center Mortgage Loan and the Parts Consolidation Center Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of property protection expenses or property advances then due and payable or reimbursable to the CD 2017-CD3 Trustee, the CD 2017-CD3 Servicer or the CD 2017-CD3 Special Servicer under the CD 2017-CD3 Pooling and Servicing Agreement and certain amounts that are then due, payable or reimbursable to the parties to the CD 2017-CD3 Pooling and Servicing Agreement; and

●	fees, costs and expenses relating to the Parts Consolidation Center Loan Combination will, in general, be allocated, on a pro rata and pari passu basis, to the Parts Consolidation Center Mortgage Loan and the Parts Consolidation Center Pari Passu Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Parts Consolidation Center Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Parts Consolidation Center Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement-Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Parts Consolidation Center Pari Passu Companion Loan. Similarly, P&I advances on the Parts Consolidation Center Pari Passu Companion Loan are not reimbursable out of payments or other collections on the Parts Consolidation Center Mortgage Loan.

Certain costs and expenses (such as a pro rata share of a property protection advance) allocable to the Parts Consolidation Center Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the CD 2017-CD3 Securitization, subject to the CD 2017-CD3 issuing entity’s right to reimbursement from future payments and other collections on the Mortgage Pool.

Consultation and Control

Pursuant to the related Co-Lender Agreement, the controlling note holder with respect to the Parts Consolidation Center Loan Combination, as of any date of determination, will be the CD 2017-CD3 Controlling Class Representative or any other party assigned the rights to exercise the rights of the “controlling note holder” under the related Co-Lender Agreement, as and to the extent provided in the CD 2017-CD3 Pooling and Servicing Agreement. In its capacity as the controlling note holder under the related Co-Lender Agreement, the CD 2017-CD3 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Holder set forth under “The Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the Parts Consolidation Center Loan Combination, including consent and/or consultation rights regarding “major decisions” (as defined under the related Co-Lender Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the Parts Consolidation Center Loan Combination (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “The Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). Pursuant to the terms of the CD 2017-CD3 Pooling and Servicing Agreement, the CD 2017-CD3 Controlling Class Representative has the same consent and/or consultation rights with respect to the Parts Consolidation Center Loan Combination as it does, and for so long as it does, with respect to the other mortgage loans included in the CD 2017-CD3 issuing entity (other than any “excluded mortgage loan” under the CD 2017-CD3 Pooling and Servicing Agreement) that are serviced under the CD 2017-CD3 Pooling and Servicing Agreement and do not have companion loans.

In addition, the Issuing Entity, as holder of the Parts Consolidation Center Mortgage Loan (or its representative), will (i) have a right to receive copies of any notice, information and report that the CD 2017-CD3 Servicer or the CD 2017-CD3 Special Servicer, as applicable, is required to provide to the CD 2017-CD3 Controlling Class Representative (within the same time frame such notice, information or report is or would have been required to be provided to the CD 2017-CD3 Controlling Class Representative under the CD 2017-CD3 Pooling and Servicing Agreement, without regard to whether such items are actually required to be provided to the CD 2017-CD3 Controlling Class Representative under the CD 2017-CD3 Pooling and Servicing Agreement due to the occurrence of a control termination event or a consultation termination event thereunder) with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Parts Consolidation Center Loan Combination or the implementation of any recommended actions outlined in an asset status report relating to the Parts Consolidation Center Loan Combination and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Co-Lender Agreement) to be taken with respect to the Parts Consolidation Center Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Parts Consolidation Center Loan Combination. The consultation rights of the Issuing Entity (or its representative), will, in each case, expire 10 business days from the delivery thereto of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the CD 2017-CD3 Controlling Class Representative (whether or not the Issuing Entity ( or its representative) has responded within such ten (10) business day period); provided, that if the CD 2017-CD3 Servicer or the CD 2017-CD3 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the consultation rights described above, the CD 2017-CD3 Servicer or the CD 2017-CD3 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Parts Consolidation Center Loan Combination. Neither the CD 2017-CD3 Servicer nor the CD 2017-CD3 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

In addition to the consultation rights of the Issuing Entity (or its representative) described above, pursuant to the terms of the related Co-Lender Agreement, the Issuing Entity (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the CD 2017-CD3 Servicer or the CD 2017-CD3 Special Servicer, as applicable) with the CD 2017-CD3 Servicer or the CD 2017-CD3 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CD 2017-CD3 Servicer or the CD 2017-CD3 Special Servicer, as applicable, in which servicing issues related to the Parts Consolidation Center Loan Combination are discussed.

The CD 2017-CD3 Pooling and Servicing Agreement provides that neither the CD 2017-CD3 Servicer nor the CD 2017-CD3 Special Servicer may take or refrain from taking any action pursuant to instructions, directions, objections, advice or consultation from the CD 2017-CD3 Controlling Class Representative, any risk retention consultation party under the CD 2017-CD3 Pooling and Servicing Agreement, the CD 2017-CD3 Operating Advisor or the Issuing Entity (or its representative) that would cause any one of them to violate applicable law, the terms of the Parts Consolidation Center Loan Combination, the related Mortgage Loan documents, the CD 2017-CD3 Pooling and Servicing Agreement, including the servicing standard under the CD 2017-CD3 Pooling and Servicing Agreement, the related Co-Lender Agreement, any related intercreditor agreement, or the REMIC provisions or that would (i) expose any CD 2017-CD3 certificateholder, the CD 2017-CD3 issuing entity, any CD 2017-CD3 mortgage loan seller (other than with respect to enforcing the rights and remedies against such CD 2017-CD3 mortgage loan seller pursuant to the CD 2017-CD3 Pooling and Servicing Agreement or the related mortgage loan purchase agreement with respect to any material defect under the CD 2017-CD3 Pooling and Servicing Agreement) or any party to the CD 2017-CD3 Pooling and Servicing Agreement or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the CD 2017-CD3 Servicer’s or the CD 2017-CD3 Special Servicer’s responsibilities under the CD 2017-CD3 Pooling and Servicing Agreement or the related Co-Lender Agreement, or (iii) cause either CD 2017-CD3 trust REMIC to fail to qualify as a REMIC or the CD 2017-CD3 grantor trust to fail to qualify as a grantor trust for federal income tax purposes, or result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions, or (iv) cause the CD 2017-CD3 Servicer or the CD 2017-CD3 Special Servicer to act, or fail to act, in a manner that in its reasonable judgment is not in the best interests of the CD 2017-CD3 certificateholders and/or the Issuing Entity, as holder of the Parts Consolidation Center Mortgage Loan.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Application of Penalty Charges

The related Co-Lender Agreement requires that items in the nature of Penalty Charges paid on the Parts Consolidation Center Loan Combination will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Parts Consolidation Center Mortgage Loan and the Parts Consolidation Center Pari Passu Companion Loan by the amount necessary to pay the CD 2017-CD3 Servicer, the CD 2017-CD3 Trustee or the CD 2017-CD3 Special Servicer for any interest accrued on any property protection advances and reimbursement of property protection advances in accordance with the terms of the CD 2017-CD3 Pooling and Servicing Agreement; second, be used to reduce the respective amounts payable on each of the Parts Consolidation Center Mortgage Loan and the Parts Consolidation Center Pari Passu Companion Loan by the amount necessary to pay the Master Servicer, the Trustee, the CD 2017-CD3 Servicer or the CD 2017-CD3 Trustee for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the CD 2017-CD3 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the Pooling or Servicing Agreement or the CD 2017-CD3 Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Parts Consolidation Center Mortgage Loan and the Parts Consolidation Center Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the

Parts Consolidation Center Loan Combination (as specified in the CD 2017-CD3 Pooling and Servicing Agreement) and, finally, be paid to the CD 2017-CD3 Servicer and/or the CD 2017-CD3 Special Servicer as additional servicing compensation as provided in the CD 2017-CD3 Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

Pursuant to the terms of the related Co-Lender Agreement and the CD 2017-CD3 Pooling and Servicing Agreement, if the Parts Consolidation Center Loan Combination becomes a defaulted mortgage loan under the CD 2017-CD3 Pooling and Servicing Agreement, and if the CD 2017-CD3 Special Servicer determines to sell the Parts Consolidation Center Pari Passu Companion Loan included in the CD 2017-CD3 Securitization in accordance with the CD 2017-CD3 Pooling and Servicing Agreement, then the CD 2017-CD3 Special Servicer will be required to sell the Parts Consolidation Center Mortgage Loan and the Parts Consolidation Center Pari Passu Companion Loan together as one whole loan in accordance with the procedures set forth under the CD 2017-CD3 Pooling and Servicing Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the CD 2017-CD3 Special Servicer will not be permitted to sell the Parts Consolidation Center Loan Combination if it becomes a defaulted mortgage loan under the CD 2017-CD3 Pooling and Servicing Agreement without the written consent of the Issuing Entity (or its representative), as holder of the Parts Consolidation Center Mortgage Loan (provided that such consent will not be required if the Issuing Entity is the related borrower or an affiliate thereof), unless the CD 2017-CD3 Special Servicer has delivered to the Issuing Entity (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Parts Consolidation Center Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CD 2017-CD3 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Parts Consolidation Center Loan Combination, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative) that are material to the price of the Parts Consolidation Center Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the CD 2017-CD3 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CD 2017-CD3 Servicer or the CD 2017-CD3 Special Servicer in connection with the proposed sale; provided, that the Issuing Entity (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the CD 2017-CD3 Pooling and Servicing Agreement, each of the Issuing Entity (or its representative) and the holder of the Parts Consolidation Center Pari Passu Companion Loan (or its representative) will be permitted to submit an offer at any sale of the Parts Consolidation Center Loan Combination unless such person is the related borrower or an agent or affiliate of the related borrower.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Co-Lender Agreement, the Controlling Note Holder with respect to the Parts Consolidation Center Loan Combination has the right, at any time and from time to time, with or without cause, subject to the terms of the CD 2017-CD3 Pooling and Servicing Agreement, to replace the CD 2017-CD3 Special Servicer then acting with respect to the Parts Consolidation Center Loan Combination and appoint a replacement special servicer in lieu thereof. Accordingly, the CD 2017-CD3 Controlling Class Representative (prior to a control termination event under the CD 2017-CD3 Pooling and Servicing Agreement and provided that the Parts Consolidation Center Loan Combination is not an “excluded mortgage loan” under the CD 2017-CD3 Pooling and Servicing Agreement) and the applicable CD 2017-CD3 certificateholders with the requisite percentage of voting rights (after a control termination event under the CD 2017-CD3 Pooling and Servicing Agreement) have the right, with or without cause, to replace the CD 2017-CD3 Special Servicer then acting with respect to the Parts Consolidation Center Loan Combination and appoint a replacement special servicer in lieu thereof.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citigroup Global Markets Realty Corp., Citi Real Estate Funding Inc., Natixis Real Estate Capital LLC and Macquarie US Trading LLC d/b/a Principal Commercial Capital are the Sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citigroup Global Markets Realty Corp. and Citi Real Estate Funding Inc.

General

Each of Citigroup Global Markets Realty Corp. (“CGMRC”) and Citi Real Estate Funding Inc. (“CREFI” and, together with CGMRC, the “Citi Sponsors”) is a Sponsor. CGMRC is a New York corporation organized in 1979 and is a wholly-owned subsidiary of Citicorp Banking Corporation, a Delaware corporation, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability corporation, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. Each of the Citi Sponsors maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and each’s facsimile number is (212) 723-8604. The Citi Sponsors are affiliates of Citigroup Commercial Mortgage Securities Inc. (the Depositor), Citigroup Global Markets Inc. (one of the underwriters), and Citibank, N.A. (the Certificate Administrator, certificate registrar and paying agent). Each of the Citi Sponsors makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in commercial mortgage-backed securities (“CMBS”) transactions. CGMRC also purchases and finances residential mortgage loans, consumer receivables and other financial assets.

None of the Citi Sponsors or any of their affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against either Citi Sponsor for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by such Citi Sponsor in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions.”

The Citi Sponsors’ Commercial Mortgage Origination and Securitization Program

CGMRC, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States and abroad. CGMRC has been engaged in the origination of multifamily and commercial mortgage loans for securitization since 1996 and has been involved in the securitization of residential mortgage loans since 1987. The multifamily and commercial mortgage loans originated by CGMRC include both fixed rate loans and floating rate loans. Most of the multifamily and commercial mortgage loans included by CGMRC in commercial mortgage securitizations sponsored by CGMRC have been originated, directly or through correspondents, by CGMRC or an affiliate. CGMRC securitized approximately $1.25 billion, $1.49 billion, $2.60 billion, $4.27 billion, $7.02 billion, $6.35 billion, $1.08 billion, $0, $517 million, $1.25 billion, $1.73 billion, $4.75 billion, $5.23 billion, $6.19 billion and $5.79 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2002, 2003, 2004, 2005, 2006, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015 and 2016, respectively.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. This is the first commercial mortgage securitization into which CREFI is contributing commercial mortgage loans. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of their respective businesses, each of the Citi Sponsors may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by the related Citi Sponsor.

CGMRC has also sponsored, in private placement transactions, multifamily and commercial mortgage loans which it either originated or acquired from third-party originators that underwrote them to their own underwriting criteria.

In connection with the commercial mortgage securitization transactions in which either or both of them participates, CGMRC and CREFI generally transfer the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

Each of the Citi Sponsors will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CGMRC and CREFI generally work with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CGMRC, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of the Citi Mortgage Loans

General

In connection with the preparation of this prospectus, each of the Citi Sponsors conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the Citi Mortgage Loans. No sampling procedures were used in the review process.

Database

First, the Citi Sponsors created a database of information (the “Citi Securitization Database”) obtained in connection with the origination of the Citi Mortgage Loans, including:

●	certain information from the Citi Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by the Citi Sponsors’ deal team for each of the Citi Mortgage Loans during the underwriting process.

The Citi Sponsors also included in the Citi Securitization Database certain updates to such information received by the Citi Sponsors’ securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of the Citi Sponsors’ securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the Citi Securitization Database, the Citi Sponsors created a Microsoft Excel file (the “Citi Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the Citi Mortgage Loans.

Data Comparison and Recalculation

The Citi Sponsors (or the Depositor on their behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by the Citi Sponsors, relating to information in this prospectus regarding the Citi Mortgage Loans. These procedures included:

●	comparing the information in the Citi Data File against various source documents provided by the Citi Sponsors that are described above under “—Database”;

●	comparing numerical information regarding the Citi Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Citi Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the Citi Mortgage Loans disclosed in this prospectus.

Legal Review

The Citi Sponsors also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the Citi Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the Citi Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the Citi Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with the Citi Sponsors’ (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of any mortgage loans that are interest-only for their entire term or a portion of their term;

●	a list of mortgage loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	a list of mortgage loans that are cross-collateralized or secured by multiple properties, or that have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

The Citi Sponsors also provided to origination counsel the Sponsor representations and warranties attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. Each of the Citi Sponsors compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. In addition, for each Citi Mortgage Loan originated by a Citi Sponsor or one of its affiliates, such Citi Sponsor prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each Citi Mortgage Loan, if any, purchased by a Citi Sponsor or its affiliates from a third-party originator of such Citi Mortgage Loan, such Citi Sponsor reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such Citi Mortgage Loan to such Citi Sponsor or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such Citi Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. With respect to any Citi Mortgage Loan that is purchased by a Citi Sponsor or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between such Citi Sponsor or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of such Citi Sponsor or its affiliates. The rights, if any, that a Citi Sponsor or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee, and the certificateholders and the trustee will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described above under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of the applicable Citi Sponsor, as mortgage loan seller, with respect to the applicable Citi Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any Citi Sponsor’s representations and warranties regarding the applicable Citi Mortgage Loans, including any Citi Mortgage Loan that is purchased by a Citi Sponsor or its affiliates from a third party originator.

In addition, with respect to each Citi Mortgage Loan, the applicable Citi Sponsor reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates

Furthermore, each of the Citi Sponsors requested the borrowers under the related Citi Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if a Citi Sponsor became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a Citi Mortgage Loan, such Citi Sponsor requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries

Finally, each of the Citi Sponsors prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the related Citi Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the related Citi Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions

Based on the foregoing review procedures, each of the Citi Sponsors found and concluded that the disclosure regarding the related Citi Mortgage Loans in this prospectus is accurate in all material respects. Each of the Citi Sponsors also found and concluded that the related Citi Mortgage Loans were originated in accordance with such Citi Sponsor’s origination procedures and underwriting criteria, except for any material deviations described under “—The Originators—Citigroup Global Markets Realty Corp. and Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria” in this prospectus. Each of the Citi Sponsors attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

CGMRC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2017. CGMRC’s Central Index Key is 0001541001. With respect to the period from and including April 1, 2014 to and including March 31, 2017, CGMRC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

CREFI has no prior history as a securitizer and has therefore not filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act. CREFI’s Central Index Key is 0001701238. CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

None of the Citi Sponsors or any of their affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that CGMRC will retain the CGMRC VRR Interest Portion as described under “Credit Risk Retention”, and an affiliate of the Citi Sponsors intends to purchase the Class R Certificates on the Closing Date. However, each of the Citi Sponsors and/or their affiliates may own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than the CGMRC VRR Interest Portion) at any time. CGMRC or a permitted affiliate will be required to retain the CGMRC VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

Natixis Real Estate Capital LLC

General

Natixis Real Estate Capital LLC, a Delaware limited liability company (“NREC”), a Sponsor and a Mortgage Loan Seller, is an affiliate of Natixis Securities Americas LLC, one of the underwriters. NREC is a wholly-owned indirect subsidiary of Natixis North America LLC, which is itself a wholly-owned indirect subsidiary of Natixis, a société anonyme à conseil d’administration (a limited liability company with a board of directors) organized under the laws of France and a credit institution licensed as a bank in France (“Natixis”). The executive offices of NREC are located at 1251 Avenue of the Americas, New York, New York 10020.

Natixis is the corporate, investment and financial services arm of Groupe BPCE, a French mutual banking group, which is one of the largest banking groups in France. Groupe BPCE includes BPCE, as its central institution, two French retail banking networks (the Banque Populaire and the Caisse d’Epargne networks), as well as a number of entities that are subsidiaries and affiliates of BPCE. Natixis is a publicly listed French bank on Euronext Paris. Its majority shareholder is BPCE. Natixis has three core business lines: Corporate & Investment Banking (which includes strategic advisory services, structured financing, capital markets, portfolio management, global transaction banking and research); Investment Solutions & Insurance (which includes asset management, insurance, private banking and private equity); and Specialized Financial Services (which includes factoring, leasing, consumer finance, employee savings schemes, sureties and financial guarantees, payments and securities services, distributed mainly through the two retail banking networks of the Groupe BPCE). Natixis also holds interests in certain non-core businesses referred to as “Financial Investments.” Natixis is based in France and does business internationally.

NREC is a full-service commercial real estate lender that has been principally engaged in originating, purchasing and securitizing commercial mortgage loans. NREC also provides warehouse and repurchase financing to mortgage lenders and purchases closed, first- and subordinate-lien commercial mortgage loans for securitization or resale, or for its own investment.

NREC’s Commercial Real Estate Securitization Program

One of NREC’s primary businesses is the underwriting and origination of mortgage loans secured by commercial or multifamily properties for NREC’s securitization program. NREC, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1999 and securitizing commercial mortgage loans in the same year. NREC securitized (i) commercial mortgage loans in the aggregate dollar amount of $2,548,649,250 in 2015; and (ii) commercial mortgage loans in the aggregate dollar amount of $1,895,736,007 in 2016. As of March 21, 2017, the total amount of commercial mortgage loans originated by NREC and its predecessors is in excess of $38 billion and the total amount of these loans that were securitized is in excess of $19.5 billion.

The commercial mortgage loans originated by NREC include both fixed- and floating-rate loans. NREC primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. NREC originates loans throughout the United States.

NREC originates or acquires, including from its own affiliates, mortgage loans and, together with other sponsors or loan sellers, participates in the securitization of those loans by transferring them to a depositor, which in turn transfers them to the issuing entity for the securitization. In coordination with Natixis Securities Americas LLC, and with other underwriters, NREC works with rating agencies, investors, loan sellers and servicers in structuring the securitization transaction. NREC currently acts as sponsor and mortgage loan seller in transactions in which other entities act as sponsors, loan sellers and/or depositors. Neither NREC nor any of its affiliates currently act as servicer of the mortgage loans in its securitizations.

Pursuant to a Mortgage Loan Purchase Agreement, NREC will make certain representations and warranties, subject to certain exceptions set forth therein (and attached as Annex E-2 to this prospectus), to the Depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the Depositor (the “NREC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject NREC Mortgage Loan or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, substitute another mortgage loan or make a Loss of Value Payment, as the case may be. The Depositor will assign its rights under each Mortgage Loan Purchase Agreement to the Issuing Entity. In addition, NREC has agreed to indemnify the Depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Certificates.

Review of NREC Mortgage Loans

Overview

NREC, in its capacity as the Sponsor of the NREC Mortgage Loans, has conducted a review of the NREC Mortgage Loans in connection with the securitization described in this prospectus. The review of the NREC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of NREC’s affiliates (the “NREC Deal Team”). The review procedures described below were employed with respect to all of the NREC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database

To prepare for securitization, members of the NREC Deal Team created a database of loan-level and property-level information relating to each NREC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the NREC originators during the underwriting process. After origination of each NREC Mortgage Loan, the NREC Deal Team updated the information in the database with respect to the NREC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the NREC Deal Team.

A data tape (the “NREC Data Tape”) containing detailed information regarding each NREC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The NREC Data Tape was used by the NREC Deal Team to provide certain numerical information regarding the NREC Mortgage Loans in this prospectus.

Data Comparison and Recalculation

NREC (or the Depositor on its behalf) engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by NREC, relating to information in this prospectus regarding the NREC Mortgage Loans. These procedures included:

●	comparing certain information in the NREC Data Tape against various source documents provided by NREC that are described above under “—Database”;

●	comparing numerical information regarding the NREC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the NREC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the NREC Mortgage Loans disclosed in this prospectus.

Legal Review

NREC engaged various law firms to conduct certain legal reviews of the NREC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each NREC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from NREC’s standard form loan documents. In addition, origination counsel for each NREC Mortgage Loan reviewed NREC’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the NREC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain NREC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the NREC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the NREC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each NREC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each NREC Mortgage Loan originated by NREC or its affiliates, NREC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries set forth under “Significant Loan Summaries—Loan #8: Sterling Jewelers Corporate Headquarters I & II” and “—Loan #12: Greenwich Office Park” in Annex B to this prospectus, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures

With respect to any pending litigation that existed at the origination of any NREC Mortgage Loan, NREC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. NREC conducted a search with respect to each borrower under a NREC Mortgage Loan to determine whether it filed for bankruptcy after origination of the NREC Mortgage Loan. If NREC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a NREC Mortgage Loan, NREC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The NREC Deal Team also consulted with the NREC originators to confirm that the NREC Mortgage Loans were originated in compliance with the origination and underwriting criteria, as well as to identify any material deviations from those origination and underwriting criteria, described under “—NREC’s Underwriting Standards—Exceptions” below.

Findings and Conclusions

Based on the foregoing review procedures, NREC determined that the disclosure regarding the NREC Mortgage Loans in this prospectus is accurate in all material respects. NREC also determined that the NREC Mortgage Loans were originated in accordance with NREC’s origination procedures and underwriting criteria. NREC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

NREC most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga 1 under the SEC on February 13, 2017. NREC’s Central Index Key number is 0001542256. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by NREC (or a predecessor), which activity occurred during the period from October 1, 2013 to December 31, 2016 or is still outstanding.

Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator(1)			Assets That Were Subject of Demand(2)			Assets That Were Repurchased or Replaced(2)			Assets Pending Repurchase or Replacement (within cure period)(2)(3)			Demand in Dispute(2)(3)			Demand Withdrawn(2)			Demand Rejected(2)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class Commercial Mortgages
Wells Fargo Commercial Mortgage Trust 2015-NXS2, Commercial Mortgage Pass- Through Certificates, Series 2015- NXS2	X	Natixis Real Estate Capital LLC(4)	39 loans & 42 mortgaged properties	503,900,454	55.1% of pool	1 loan (#8 in the pool)	23,000,000	2.5% of pool	0.00	0	0.00	1 loan (#8 in the pool)	23,000,000	2.5% of pool	1 loan (#8 in the pool)	23,000,000	2.5% of pool	0	0.00	0.00	0	0.00	0.00

1.	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d-f)

2.	Reflects the number of loans, outstanding principal balance and approximate percentage of principal balance as of December 31, 2016. (For columns g-x)

3.	Includes assets that are subject to a demand and within the cure period, but where (i) no decision has yet been made to accept or contest the demand or (ii) the demand request is in dispute. (For columns m-r)

4.	Rialto Capital Advisors, LLC, as special servicer for loan #8, claimed that NREC breached the representations and warranties made in the mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of the loan. The special servicer is continuing to pursue its demand.

Retained Interests in This Securitization

Neither NREC nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization, except that NREC will retain the NREC VRR Interest Portion as described under “Credit Risk Retention”. However, NREC and its affiliates may acquire in the future additional Classes of Certificates in the secondary market. Any such party will have the right to dispose of any such Certificates (other than the NREC VRR Interest Portion) at any time. NREC or a permitted affiliate will be required to retain the NREC VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

Principal Commercial Capital

General

Macquarie US Trading LLC d/b/a Principal Commercial Capital (“Principal Commercial Capital”), a Delaware limited liability company, is a sponsor of, and a seller of certain Mortgage Loans (the “PCC Mortgage Loans”) into, the securitization described in this prospectus. Macquarie US Trading LLC (“Macquarie”) is a wholly-owned subsidiary of Macquarie Investments US Inc., a Delaware corporation. Macquarie US Trading LLC d/b/a Principal Commercial Capital is the originator of all of the PCC Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $219,439,348, representing approximately 21.4% of the Initial Pool Balance. Macquarie is an indirect wholly-owned subsidiary of Macquarie Group Limited (“MGL”), which is an Australian Securities Exchange-listed diversified financial services holding company. MGL is a global provider of banking, financial, advisory, investment and funds management services.

Principal Real Estate Investors, LLC (“PrinREI”) and Macquarie jointly formed a lending platform, known as Principal Commercial Capital, in September 2014 to originate and securitize commercial mortgage loans. The executive offices of Principal Commercial Capital are located at 125 West 55th Street, New York, New York 10019.

The Principal Commercial Capital lending platform operates as a line of business established and owned by Macquarie but is jointly managed by both PrinREI and Macquarie. PrinREI provides services relating to the sourcing, underwriting, closing and securitization of loans for Principal Commercial Capital. Macquarie and its affiliates provide services relating to the pricing, hedging and securitization of loans for Principal Commercial Capital. PrinREI and Macquarie (and certain of Macquarie’s affiliates) jointly participate in material decisions, including joint representation on an investment committee which evaluates and approves all PCC Mortgage Loans prior to origination.

Principal Commercial Capital’s Securitization Program

The primary business plan of the Principal Commercial Capital lending platform is to originate, acquire and securitize commercial real estate loans secured by stabilized income-producing properties. Principal Commercial Capital may also invest in bridge loans and mezzanine loans. This is the eighth commercial mortgage-backed securitization to which Principal Commercial Capital is contributing loans. As of March 1, 2017, Principal Commercial Capital had contributed approximately $1,298,172,247 of commercial and multifamily mortgage loans to commercial mortgage-backed securitizations since March 2015. Additionally, PrinREI, through its affiliates, was an active seller of commercial real estate loans into commercial mortgage-backed securitizations from 1999 through 2008, contributing approximately 2,000 loans totaling approximately $16 billion. In addition, certain members of Macquarie staff who are active in the management of Principal Commercial Capital previously held senior positions in commercial mortgage-backed securities platforms at other investment banking firms.

All of the PCC Mortgage Loans were sourced and underwritten by PrinREI and funded by Macquarie US Trading LLC d/b/a Principal Commercial Capital, and each PCC Mortgage Loan was closed either by PrinREI’s closing staff or third party origination counsel.

Wells Fargo Bank, National Association acts as interim custodian for the loan files with respect to all of the PCC Mortgage Loans prior to securitization.

In connection with this commercial mortgage securitization transaction, Principal Commercial Capital will transfer the PCC Mortgage Loans to the Depositor, who will then transfer the PCC Mortgage Loans to the Issuing Entity. In return for the transfer by the Depositor to the Issuing Entity of the PCC Mortgage Loans (together with the other mortgage loans being securitized), the Issuing Entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters and initial purchasers engaged by the Depositor, Principal Commercial Capital will work with rating agencies, investors, servicers and other mortgage loan sellers and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors including without limitation, geographic and property type diversity and rating agency criteria.

Pursuant to a Mortgage Loan Purchase Agreement, Principal Commercial Capital will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the PCC Mortgage Loans. In the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, Principal Commercial Capital, and no other party, will be responsible for curing a breach or defect, repurchasing an affected PCC Mortgage Loan from the Issuing Entity, substituting the affected PCC Mortgage Loan with another mortgage loan or making a Loss of Value Payment with respect to such defect or breach. In addition, Principal Commercial Capital has agreed to indemnify the Depositor and the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Certificates.

Review of PCC Mortgage Loans

Overview

Principal Commercial Capital, in its capacity as the Sponsor of the PCC Mortgage Loans, has conducted a review of the PCC Mortgage Loans in connection with the securitization described in this prospectus designed and effected to provide reasonable assurance that the disclosure related to the PCC Mortgage Loans is accurate in all material respects. Principal Commercial Capital determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the PCC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of PrinREI and Macquarie (collectively, the “PCC Deal Team”) with the assistance of certain third parties. Principal Commercial Capital has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the PCC Mortgage Loans and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the PCC Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database

To prepare for securitization, members of the PCC Deal Team created a database of loan-level and property-level information relating to each PCC Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Principal Commercial Capital during the underwriting process. Prior to securitization of each PCC Mortgage Loan, the PCC Deal Team may have updated the information in the database with respect to such PCC Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the PCC Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any PCC Mortgage Loan.

A data tape (the “PCC Data Tape”) containing detailed information regarding each PCC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The PCC Data Tape was used by the PCC Deal Team to provide the numerical information regarding the PCC Mortgage Loans in this prospectus.

Data Comparisons and Recalculation

Principal Commercial Capital (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, which were designed or provided by Principal Commercial Capital relating to information in this prospectus regarding the PCC Mortgage Loans. These procedures included:

●	comparing the information in the PCC Data Tape against various source documents provided by Principal Commercial Capital;

●	comparing numerical information regarding the PCC Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the PCC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the PCC Mortgage Loans disclosed in this prospectus.

Legal Review

In anticipation of the securitization of each PCC Mortgage Loan, counsel to Principal Commercial Capital prepared a form of legal summary to be completed by PrinREI’s internal closing staff or third party origination counsel that, among other things, set forth certain material terms and property diligence information and elicited information concerning potentially outlying attributes of the PCC Mortgage Loans, as well as any related mitigating considerations. Principal Commercial Capital’s counsel reviewed the legal summaries for each PCC Mortgage Loan, together with pertinent parts of the mortgage loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, Principal Commercial Capital’s counsel reviewed Principal Commercial Capital’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the PCC Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the PCC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each PCC Mortgage Loan with multiple mortgaged properties for compliance with the REMIC provisions.

Principal Commercial Capital’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex B to this prospectus, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures

Prior to securitization, Principal Commercial Capital confirmed with the related servicer for the PCC Mortgage Loans that, to the best of such servicer’s knowledge and except as previously identified, material events concerning the related mortgage loan, the mortgaged property and the borrower and guarantor had not occurred since origination, including, but not limited to: (i) loan modifications or assumptions, or releases of the related borrower or mortgaged property; (ii) damage to the mortgaged property that materially and adversely affects its value as security for the mortgage loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the mortgaged property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The PCC Deal Team also consulted with Principal Commercial Capital personnel responsible for the origination and closing of the PCC Mortgage Loans to confirm that the PCC Mortgage Loans were originated in compliance with the origination and underwriting criteria described under “—The Originators—Principal Commercial Capital—Principal Commercial Capital’s Underwriting Guidelines and Processes” in this prospectus as well as to identify any material deviations from those origination and underwriting criteria. See “—The Originators—Principal Commercial Capital—Principal Commercial Capital’s Underwriting Guidelines and Processes—Exceptions to Underwriting Criteria” in this prospectus.

Findings and Conclusions

Based on the foregoing review procedures, Principal Commercial Capital determined that the disclosure regarding the PCC Mortgage Loans in this prospectus is accurate in all material respects. Principal Commercial Capital also determined that the PCC Mortgage Loans were originated in accordance with Principal Commercial Capital’s origination procedures and underwriting criteria described under “—The Originators—Principal Commercial Capital—Principal Commercial Capital’s Underwriting Guidelines and Processes” in this prospectus, except as described under “—The Originators—Principal Commercial Capital—Principal Commercial Capital’s Underwriting Guidelines and Processes—Exceptions to Underwriting Criteria” in this prospectus. Principal Commercial Capital attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution

Principal Commercial Capital will perform a review of any mortgage loan that it elects to substitute for a PCC Mortgage Loan in the Mortgage Pool in connection with a material breach of a representation or warranty or a material document defect. Principal Commercial Capital, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (the “Qualification Criteria”). Principal Commercial Capital may engage a third-party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Principal Commercial Capital and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Principal Commercial Capital to render any tax opinion required in connection with the substitution.

Servicing

Interim servicing for all PCC Mortgage Loans prior to securitization is performed by PrinREI. Generally, servicing responsibilities with respect to the PCC Mortgage Loans will be transferred from the interim servicer to the Master Servicer on the Closing Date; however, PrinREI is expected to retain certain sub-servicing responsibilities with respect to all such PCC Mortgage Loans.

Repurchase Requests

Principal Commercial Capital most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 10, 2017. Principal Commercial Capital’s Central Index Key Number is 0001634437. With respect to the period from and including January 1, 2014 to December 31, 2016, Principal Commercial Capital does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Principal Commercial Capital nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization, except that Principal Commercial Capital or a permitted affiliate will retain the PCC VRR Interest Portion as described under “Credit Risk Retention”. However, Principal Commercial Capital or its affiliates may own in the future additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than the PCC VRR Interest Portion) at any time. Principal Commercial Capital or a permitted affiliate will be required to retain the PCC VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates to investors and the sale of servicing rights to Wells Fargo Bank, National Association for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Originators

Citigroup Global Markets Realty Corp., Citi Real Estate Funding Inc., Natixis Real Estate Capital LLC, Macquarie US Trading LLC d/b/a Principal Commercial Capital and Deutsche Bank AG, New York Branch are referred to in this prospectus as the originators.

The information set forth in this prospectus concerning the identity of the originators and, as set forth below, the underwriting standards of the Sponsors or, if applicable, their affiliated originator(s), has in each case been provided by the related Sponsor.

Citigroup Global Markets Realty Corp. and Citi Real Estate Funding Inc.

Overview

The Citi Sponsors’ commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. The 229 West 43rd Street Retail Condo Mortgage Loan was originated by Deutsche Bank AG, New York Branch and was re-underwritten by CGMRC in accordance with the underwriting criteria described below prior to CGMRC’s acquisition of the 229 West 43rd Street Retail Condo Mortgage Loan from German American Capital Corporation. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by the applicable Citi Sponsor. Therefore, this general description of the Citi Sponsors’ origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by them or on their behalf complies entirely with all criteria set forth below.

Process

The credit underwriting process for each of the Citi Sponsors’ loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of the applicable Citi Sponsor. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of the Citi Sponsors’ deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

The Citi Sponsors’ deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with the Citi Sponsors’ property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval

All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage and LTV Requirements

The Citi Sponsors’ underwriting standards generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and the applicable Citi Sponsor’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless the applicable Citi Sponsor determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements

While the Citi Sponsors’ underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements

The Citi Sponsors may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, the Citi Sponsors may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of the Citi Sponsors’ commercial mortgage loans.

Generally, the Citi Sponsors require escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the Citi Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy

The borrower is required to provide, and the applicable Citi Sponsor or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1 to this prospectus without any exceptions that the applicable Citi Sponsor deems material.

Property Insurance

The Citi Sponsors require the borrower to provide, or authorize the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1 to this prospectus without any exceptions that the applicable Citi Sponsor deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports

In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the Citi Mortgage Loans, the applicable Citi Sponsor generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

The applicable Citi Sponsor obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that the applicable Citi Sponsor deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

The applicable Citi Sponsor generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by such Citi Sponsor. The applicable Citi Sponsor or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, the Citi Sponsors generally require that the condition be addressed in a manner that complies with the Sponsor representation and warranty set forth in paragraph (40) on Annex E-1 to this prospectus without any exceptions that the applicable Citi Sponsor deems material.

Property Condition Report

The applicable Citi Sponsor generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by such Citi Sponsor. The applicable Citi Sponsor or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Citi Sponsors often require that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing

Interim servicing for all the Citi Sponsors’ loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with the applicable Citi Sponsor, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust

(and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Criteria

None of the Citi Mortgage Loans have exceptions to the related underwriting criteria.

Natixis Real Estate Capital LLC

NREC’s Underwriting Standards

General

Mortgage loans originated by NREC generally are originated in accordance with the underwriting guidelines described below. Each lending situation is unique, however, and the facts and circumstances that surround a mortgage loan, such as the type, quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the guidelines below are applied to a specific loan. The underwriting criteria are general and, in many cases, exceptions to one or more of the guidelines may be approved. For example, if a mortgage loan exhibits any one of the following characteristics, variances from the general guidelines described below may be considered acceptable under the circumstances: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan. Accordingly, no representation is made that every mortgage loan will comply in all respects with the guidelines described below.

Four (4) NREC Mortgage Loans, representing approximately 6.5% of the Initial Pool Balance, were negotiated and underwritten by NREC in accordance with the underwriting guidelines described below but funded by NREC’s affiliate, Natixis, acting through its New York Branch (“NNYB”). The NREC Mortgage Loans funded by NNYB were purchased by and assigned to NREC shortly after origination.

Loan Analysis

The NREC credit underwriting team for each mortgage loan is required to conduct a review of the related mortgaged property, generally including an analysis of the historical property operating statements, rent rolls, current and historical real estate taxes, and a review of tenant leases. The credit of the borrower and certain key principals of the borrower are examined for financial strength and character. This analysis generally includes a review of historical financial statements, which are generally unaudited, historical income tax returns of the borrower and its principals, third-party credit reports, and judgment, lien, bankruptcy and pending litigation searches. Depending on the type of real property involved and other relevant circumstances, the credit of key tenants also may be examined as part of the underwriting process. Generally, a member of the NREC underwriting team visits the property for a site inspection to ascertain the overall quality and competitiveness of the property, including its physical attributes, neighborhood and market, accessibility, visibility and other demand generators.

Loan Approval

Prior to commitment, all mortgage loans to be originated by NREC must be approved by a loan committee comprised of senior real estate professionals from NREC and its affiliates. The loan committee may either approve a mortgage loan as recommended, request additional due diligence, modify the terms of a mortgage loan, or reject a mortgage loan.

Debt Service Coverage Ratio and Loan-to-Value Ratio

NREC’s underwriting guidelines generally require a debt service coverage ratio that is not less than 1.20x and a loan-to-value ratio that does not exceed 80%. However, exceptions to these guidelines may be approved based on the characteristics of the mortgage loan in question. For example, NREC may originate a mortgage loan with a lower debt service coverage ratio or a higher loan-to-value ratio based on the types of tenants and leases at the subject real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, NREC’s judgment of improved property performance in the future and/or other relevant factors. With respect to certain mortgage loans originated by NREC, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.

The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. Therefore, the debt service coverage ratio for each Mortgage Loan as reported in this prospectus, and in Annex A, Annex B and Annex C to this prospectus, may differ from the amount calculated at the time of origination. In addition, NREC’s underwriting guidelines generally permit a maximum amortization period of 30 years. However, certain mortgage loans originated by NREC may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements

NREC often requires a borrower to fund various escrows for taxes and insurance, and may also require reserves for deferred maintenance, re-tenanting expenses and capital expenses, in some cases only during periods when certain debt service coverage ratio tests are not satisfied. In some cases, NREC may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and NREC’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the borrower is permitted to post a letter of credit or guaranty, or provide periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed, in lieu of funding a given reserve or escrow. NREC conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by NREC.

Generally, NREC requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly, or (iii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, (iii) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, if applicable) is obligated to maintain the insurance, or (iv) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to,(i) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements or

(ii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Tenant Improvement/Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement/leasing commission reserve may be required to be funded either at loan origination or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, if (i) the tenant’s lease extends beyond the loan term, (ii) the rent for the space in question is considered below market, or (iii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value, or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the NREC Mortgage Loans, please see Annex A to this prospectus.

Third Party Reports

In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the NREC Mortgage Loans, NREC generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

●	Appraisals—NREC’s underwriting guidelines generally require an independent appraisal of the subject property in connection with the origination of a mortgage loan, and that such appraisal be performed by a certified appraiser who is certified within the state in which the property is located. In addition, the guidelines require that those appraisals comply with the requirements of the Federal Institutions Reform, Recovery and Enforcement Act of 1989.

●	Environmental Assessments—NREC may require a Phase I environmental assessment with respect to the real property for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, NREC may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, NREC might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water may be conducted only at multifamily rental properties and only when NREC or the environmental consultant believes that special circumstances warrant such an analysis. Depending on the findings of the initial environmental assessment, NREC may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the subject real property.

●	Engineering Assessment—In connection with the origination process, NREC may require that an engineering firm inspect the real property for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, NREC will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report—Generally, a seismic report is required for all mortgaged properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance

In connection with the origination process, NREC generally examines whether the use and operation of the subject properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of the mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted non-conforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, NREC will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by NREC to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in NREC’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance.

Exceptions to Underwriting Criteria

None of the NREC Mortgage Loans have exceptions to the related underwriting criteria.

Principal Commercial Capital

Principal Commercial Capital’s Underwriting Guidelines and Processes

Macquarie US Trading LLC d/b/a Principal Commercial Capital is the originator of all of the PCC Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $219,439,348, representing approximately 21.4% of the Initial Pool Balance. All of the PCC Mortgage Loans were sourced and underwritten by PrinREI and funded by Macquarie US Trading LLC d/b/a Principal Commercial Capital, and each PCC Mortgage Loan was closed either by PrinREI’s closing staff or third party origination counsel. Underwriting guidelines and processes were established by PrinREI and Macquarie for Principal Commercial Capital. Set forth below is a general description of these guidelines and processes with respect to loans originated or acquired by Principal Commercial Capital.

Notwithstanding the discussion below, given the unique nature of commercial properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan originated or acquired by Principal Commercial Capital will conform to the general guidelines described below. For important information about the circumstances that have affected the underwriting of the PCC Mortgage Loans, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Originators—Principal Commercial Capital” section and “Exceptions to Sponsor Representations and Warranties” in Annex E-2 to this prospectus.

If a mortgage loan exhibits any one of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional in-place, ongoing or springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis

Loans will be underwritten, not only from a real estate perspective, but also on a credit/cash flow basis. All underwriting is required to include the development and analysis of cash flow from the collateral and determination of value for the improvements. The underwriting function will incorporate the following factors into the overall analysis of a transaction:

●	Quality of the improvements, location and competitiveness of the subject property. Macro- and sub-market research is reviewed to determine desirability of the location. Site inspections are completed to assess the property’s functionality, condition, access/visibility and overall competitiveness. Review of third party appraisal reports, physical condition assessments and environmental reports is also performed by PrinREI’s in-house appraisers and engineers, and results are incorporated into the loan underwriting as deemed appropriate.

●	Overall sustainability of the cash flow from the collateral. Due diligence includes review of rent rolls, leases, historical operating statements and occupancy levels. Analysis of key tenants is also performed, including financial strength, sales/occupancy cost, tenant investment in space, etc. Underwriting considers potential capital outlays for tenant improvements, leasing commissions and capital expenditures.

●	Sponsorship’s experience and financial capacity. A thorough evaluation of the investment philosophy, real estate experience and financial statements of the principal(s) of the borrower is conducted on all transactions. Background and credit checks are performed on the borrower and key principals to identify any liens, judgments, bankruptcies or pending litigation. Borrowers are generally required to be special purpose entities.

Loan Approval

All loans originated or acquired by Principal Commercial Capital must be approved by the Principal Commercial Capital investment committee which consists of representatives from both PrinREI and Macquarie experienced in commercial real estate lending. The Principal Commercial Capital investment committee may approve a loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-To-Value Ratios

Generally, the debt service coverage ratios for the PCC Mortgage Loans will be equal to or greater than 1.20x for all property types except hospitality and self storage properties, which will generally have debt service coverage ratios equal to or greater than 1.30x. Variances may be allowed in circumstances deemed warranted by Principal Commercial Capital, such as for loans with rapid amortization schedules, higher quality tenant revenue streams or additional collateral in the form of reserves, letters of credit or guaranties. Debt service coverage ratios are calculated in accordance with Principal Commercial Capital’s property-specific underwritten cash flow guidelines.

Generally, the loan-to-value ratio for PCC Mortgage Loans will be equal to or less than 80%. Variances may be allowed in circumstances deemed warranted by Principal Commercial Capital, such as for loans with rapid amortization schedules, higher quality tenant revenue streams or additional collateral in the form of reserves, letters of credit or guaranties.

Additional Debt

Additional debt in the form of mezzanine debt, B notes or preferred equity may be permitted either at the time of loan origination or during the loan term subject to certain loan-to-value constraints or debt service coverage requirements. When underwriting an asset, Principal Commercial Capital will review terms of such additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Macquarie or PrinREI or affiliates of either firm will be the lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory.

Assessments of Property Condition

As part of the underwriting process, Principal Commercial Capital will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. PrinREI will generally perform site inspections of the subject property or, in limited instances, engage a third party to complete the inspection. In most cases Principal Commercial Capital will obtain the independent assessments and reports described below.

Appraisal Reports

Principal Commercial Capital will in most cases require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by an appraiser who is a member of the Appraisal Institute, a membership association of professional real estate appraisers or an otherwise qualified appraiser. In certain situations, an update to an existing independent appraisal may be acceptable. The appraisal reports are required to be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. The appraisal will include or be accompanied by a separate letter that includes a statement by the appraiser that the appraisal was prepared in conformity with the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

Environmental Assessments

Principal Commercial Capital will in most cases require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan; however, when circumstances warrant, Principal Commercial Capital may utilize an update of a previously conducted environmental assessment. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues, such as an analysis of radon, lead-based paint and lead in drinking water, which will usually be conducted only at multifamily properties. Depending on the findings of the Phase I environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the real property collateral, an environmental insurance policy, cash reserves for any recommended remediation action and/or a guaranty with respect to environmental matters.

Engineering Assessments

Principal Commercial Capital will in most cases require that an engineering firm inspect the real property collateral for any multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems; however, when circumstances warrant, Principal Commercial Capital may utilize an update of a previously conducted engineering assessment. Based on the findings of the engineering assessment, Principal Commercial Capital will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance. In some instances, repairs or maintenance may be completed prior to closing and/or reserves may be established to fund any deferred maintenance or replacement items.

Seismic Reports

Principal Commercial Capital will in most cases require a seismic report with respect to all multifamily or commercial mortgage loans located in seismic zones 3 or 4 to provide an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”) or scenario expected loss (“SEL”). Generally, any mortgage loans as to which the mortgaged property was estimated to have PML or SEL in excess of 20% of the estimated replacement cost will be subject to seismic upgrading, have adequate reserves in place for retrofitting, satisfactory earthquake insurance or be structured with recourse to a guarantor.

Zoning and Building Code Compliance

With respect to each mortgage loan, Principal Commercial Capital will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from governmental officials or agencies; title insurance endorsements; third party prepared zoning reports; and/or representations by the related borrower. Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Principal Commercial Capital will consider whether to require the related borrower to obtain law and ordinance coverage and/or whether an alternative mitigating factor is in place.

Title Insurance

Each borrower is required to provide, and Principal Commercial Capital or its origination counsel typically will review, a title insurance policy for each mortgaged property. The title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) provide protection and benefits that run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Hazard, Liability and Other Insurance

Mortgaged properties are typically required to be insured by a hazard insurance policy with a lender approved deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the mortgaged property.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as having special hazards. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, to be provided by a generally acceptable insurance carrier in an amount that is generally consistent with currently prevailing capital market standards.

The standard form of hazard insurance policy typically covers physical damage or destruction of improvements on the mortgaged property caused by fire, lighting, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions from coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates; in some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage loan typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount that is generally consistent with currently prevailing capital market standards.

Each mortgage loan typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

The mortgaged properties are typically not insured for earthquake risk unless a seismic report indicates a PML or SEL of greater than 20%.

Escrow Requirements

Principal Commercial Capital may require borrowers to fund various escrows for taxes and insurance, tenant improvements and leasing commissions, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Principal Commercial Capital are as follows:

●	Taxes: Typically, an initial deposit and monthly escrow deposits equal to 1/12 of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required. Such escrows may not be required under certain circumstances, including, but not limited to (i) if there is an institutional sponsor or the sponsor is a high net worth individual, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly, and (iii) if there is a low loan-to-value ratio; provided that in each case the borrower will generally be required to submit evidence of payment of annual property taxes.

●	Insurance: Typically, if the mortgaged property is insured under an individual policy, an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required. Such escrows may not be required under certain circumstances, including, but not limited to (i) if the borrower maintains a blanket insurance policy, (ii) if the mortgaged property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance, and (iii) if there is a low loan-to-value ratio; provided that in each case the borrower will generally be required to submit evidence of payment of annual property insurance premiums.

●	Replacement Reserves: Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from a third party property condition or engineering report or to certain minimum requirements by property type. Such escrows may not be required under certain circumstances, including, but not limited to (i) if a single or investment grade tenant (which may be a ground lease tenant) is responsible for all repairs and maintenance under the terms of its lease, and (ii) if there is a low loan-to-value ratio.

●	Completion Repair/Environmental Remediation: Typically, a completion repair or remediation reserve is required where an environmental or property condition report suggests that a reserve is necessary. Upon funding of the mortgage loan, Principal Commercial Capital generally requires that at least 110-125% of the estimated cost identified in the environmental or property condition report be reserved and that repairs or replacements be completed within one year after the funding of the applicable mortgage loan. Such escrows may not be required under certain circumstances, including, but not limited to (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value, (iii) if a single or major tenant (which may be a ground lease tenant) at the related mortgaged property is responsible for the repairs, and (iv) if a secured creditor insurance policy or borrower insurance policy is in place.

●	Tenant Improvement/Leasing Commissions: In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk with respect to industrial, retail and office properties, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term or a letter of credit and/or a cash flow sweep or a combination of any of the aforementioned alternatives may be used to cover certain anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing the space occupied by such tenants. Such escrows may not be required under certain circumstances, including, but not limited to (i) if rent at the mortgaged property is considered below market, and (ii) if no material leases expire within the mortgage loan term.

Furthermore, Principal Commercial Capital may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower, its sponsor or an affiliate, or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In addition, under certain circumstances, where (i) positive credit characteristics exist, (ii) the amounts involved are relatively minimal, or (iii) Principal Commercial Capital has determined the mortgaged property, the borrower or its owners will likely be able to bear the related expenses without the escrow or reserve, an escrow or reserve may not be required.

Exceptions to Underwriting Criteria

One or more of the mortgage loans originated by Macquarie US Trading LLC d/b/a Principal Commercial Capital may vary from the specific Principal Commercial Capital underwriting guidelines and procedures described above when additional credit positive characteristics are present. In addition, in the case of one or more of the mortgage loans originated by Macquarie US Trading LLC d/b/a Principal Commercial Capital, such originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. Except as disclosed in the following paragraph, none of the PCC Mortgage Loans was originated with any material exceptions to Principal Commercial Capital’s underwriting guidelines and procedures described above.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Veteran’s Plaza, representing approximately 3.9% of the Initial Pool Balance, underwritten base rent for the sole tenant, Kaiser Foundation Hospitals, was based on average rent over the ten-year term ($63.20 per square foot) rather than in-place contract rent ($56.40 per square foot), which represents an exception to the underwriting guidelines for Principal Commercial Capital. Inclusion of this Mortgage Loan in this securitization transaction notwithstanding this exception was supported by the following: (i) according to the related appraisal, in-place rent is 14.5% lower than market rent; (ii) the Kaiser Foundation Hospitals tenant has been a tenant at the related Mortgaged Property for 16 years and has a credit rating of A+/AA- by Fitch and S&P, respectively; and (iii) the Mortgage Loan has a Cut-off Date LTV Ratio of 58%. Certain characteristics of the related Mortgaged Property can be found on Annex A to this prospectus. Based on the foregoing, Principal Commercial Capital approved inclusion of the Mortgage Loan into this securitization transaction.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 390 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., an affiliate of CGMRC, a Sponsor, an originator, the initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest, an affiliate of CREFI, a Sponsor and an originator, an affiliate of Citibank, N.A., the Certificate Administrator, certificate registrar and paying agent, and an affiliate of Citigroup Global Markets Inc., one of the underwriters.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CGMRC or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

The Issuing Entity

The Issuing Entity, Citigroup Commercial Mortgage Trust 2017-P7, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates, making distributions, providing reports to certificateholders and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor, including any discretionary activities performed by each of them, is set forth under “—The Trustee”, “—The Certificate Administrator,” “—Servicers—The Master Servicer”, “—Servicers—The Special Servicer,” “—Servicers—The Outside Servicers and the Outside Special Servicers,” “—The Operating Advisor and the Asset Representations Reviewer,” “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor and various related persons. The fiscal year of the

Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Deutsche Bank Trust Company Americas (“DBTCA”), a New York banking corporation, will act as trustee (in such capacity, the “Trustee”) and custodian on behalf of the Trustee (in such capacity, the “Custodian”) under the Pooling and Servicing Agreement.

DBTCA is a New York banking corporation with its offices located at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Trust Administration—CGCMT 2017-P7, and its telephone number is (714) 247-6000.

DBTCA and its affiliates have provided corporate trust services since 1991. DBTCA and its affiliates have previously been appointed to the role of trustee for over 1,900 mortgage-backed transactions and have significant experience in this area.

DBTCA will also act as custodian of the mortgage files for the Mortgage Loans pursuant to the Pooling and Servicing Agreement. DBTCA and its affiliates have performed this custodial role in numerous mortgage-backed transactions since 1991. DBTCA will maintain the mortgage files in secure, fire-resistant facilities. DBTCA will not physically segregate the mortgage files for the Mortgage Loans from other mortgage files in DBTCA’s custody but will keep them in shared facilities. However, DBTCA’s proprietary document tracking system will show the location within DBTCA’s facilities of each mortgage file and will show that the Mortgage Loan documents are held on behalf of the Issuing Entity.

In its capacity as trustee on commercial mortgage securitizations, DBTCA is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, DBTCA, in its capacity as trustee, has not been required to make an advance on a domestic CMBS transaction.

DBTCA and Deutsche Bank National Trust Company (“DBNTC”) have been sued by investors in civil litigation concerning their role as trustees of certain residential mortgage-backed securities (“RMBS”) trusts.

On June 18, 2014, a group of investors, including funds managed by Blackrock Advisors, LLC, PIMCO-Advisors, L.P., and others, filed a derivative action against DBNTC and DBTCA in New York State Supreme Court purportedly on behalf of and for the benefit of 544 private-label RMBS trusts asserting claims for alleged violations of the TIA, breach of contract, breach of fiduciary duty and negligence based on DBNTC and DBTCA’s alleged failure to perform their duties as trustees for the trusts. Plaintiffs subsequently dismissed their state court complaint and filed a derivative and class action complaint in the U.S. District Court for the Southern District of New York on behalf of and for the benefit of 564 private-label RMBS trusts, which substantially overlapped with the trusts at issue in the state court action. The complaint alleges that the trusts at issue have suffered total realized collateral losses of U.S. $89.4 billion, but the complaint does not include a demand for money damages in a sum certain. DBNTC and DBTCA filed a motion to dismiss, and on January 19, 2016, the court partially granted the motion on procedural grounds: as to the 500 trusts that are governed by pooling and servicing agreements, the court declined to exercise jurisdiction. The court did not rule on substantive defenses asserted in the motion to dismiss. On March 22, 2016, plaintiffs filed an amended complaint in federal court. In the amended complaint, in connection with 62 trusts governed by indenture agreements, plaintiffs assert claims for breach of contract, violation of the TIA, breach of fiduciary duty, and breach of duty to avoid conflicts of interest. The amended complaint alleges that the trusts at issue have suffered total realized collateral losses of U.S. $9.8 billion, but the complaint does not include a demand for money damages in a sum certain. On July 15, 2016,

DBNTC and DBTCA filed a motion to dismiss the amended complaint. On January 23, 2017, the court granted in part and denied in part DBNTC and DBTCA’s motion to dismiss. The court granted the motion to dismiss with respect to plaintiffs’ conflict-of-interest claim, thereby dismissing it, and denied the motion to dismiss with respect to plaintiffs’ breach of contract claim (except as noted below) and claim for violation of the TIA, thereby allowing those claims to proceed. On January 26, 2017, the parties filed a joint stipulation and proposed order dismissing plaintiffs’ claim for breach of fiduciary duty. On January 27, 2017, the court entered the parties’ joint stipulation and ordered that plaintiffs’ claim for breach of fiduciary duty be dismissed. On February 3, 2017, following a hearing concerning DBNTC and DBTCA’s motion to dismiss on February 2, 2017, the court issued a short form order dismissing (i) plaintiffs’ representation and warranty claims as to 21 trusts whose originators and/or sponsors had entered bankruptcy and the deadline for asserting claims against such originators and/or sponsors had passed as of 2009 and (ii) plaintiffs’ claims to the extent they were premised upon any alleged pre-Event of Default duty to terminate servicers. On March 27, 2017, DBNTC and DBTCA filed an answer to the amended complaint. Discovery is ongoing.

On March 25, 2016, the BlackRock plaintiffs filed a state court action against DBTCA in the Superior Court of California, Orange County with respect to 513 trusts. On May 18, 2016, plaintiffs filed an amended complaint with respect to 465 trusts, and included DBNTC as an additional defendant. The amended complaint asserts three causes of action: breach of contract; breach of fiduciary duty; and breach of the duty to avoid conflicts of interest. Plaintiffs purport to bring the action on behalf of themselves and all other current owners of certificates in the 465 trusts. The amended complaint alleges that the trusts at issue have suffered total realized collateral losses of U.S. $75.7 billion, but does not include a demand for money damages in a sum certain. On August 22, 2016, DBNTC and DBTCA filed a demurrer as to plaintiffs’ breach of fiduciary duty cause of action and breach of the duty to avoid conflicts of interest cause of action and motion to strike as to plaintiffs’ breach of contract cause of action. On October 18, 2016, the court granted DBNTC and DBTCA’s demurrer, providing plaintiffs with thirty days’ leave to amend, and denied DBNTC and DBTCA’s motion to strike. Plaintiffs did not further amend their complaint and, on December 19, 2016, DBNTC and DBTCA filed an answer to the amended complaint. Discovery is ongoing.

On December 30, 2015, IKB International, S.A. in Liquidation and IKB Deutsche Industriebank A.G. (collectively, “IKB”), as an investor in 37 RMBS trusts, filed a summons with notice in the Supreme Court of the State of New York, New York County, against DBNTC and DBTCA as trustees of the trusts. On May 27, 2016, IKB served its complaint asserting claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, violation of New York’s Streit Act, violation of the TIA, violation of Regulation AB, and violation of Section 9 of the Uniform Commercial Code. IKB alleges that DBNTC and DBTCA are liable for over U.S. $268 million in damages. On October 5, 2016, DBNTC and DBTCA, together with several other trustees defending lawsuits by IKB, filed a joint motion to dismiss. On January 6, 2017, IKB filed a notice of discontinuance, voluntarily dismissing with prejudice all claims as to three trusts. As of January 17, 2017, DBNTC and DBTCA’s motion to dismiss has been briefed and is awaiting decision by the court. Certain limited discovery is permitted to go forward while the motion to dismiss is pending.

It is DBTCA’s belief that it has no pending legal proceedings (including, based on DBTCA’s present evaluation, the litigation disclosed in the foregoing paragraphs) that would materially affect its ability to perform its duties as Trustee under the Pooling and Servicing Agreement for this transaction.

The foregoing information set forth under this “—The Trustee” heading has been provided by DBTCA.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”) under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2017-P7 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Global Transaction Services – CGCMT 2017-P7.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the fourth quarter of 2016, Citibank’s Agency and Trust group managed in excess of $5.1 trillion in fixed income and equity investments on behalf of approximately 2,500 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the fourth quarter of 2016, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 95 transactions backed by commercial mortgages with an aggregate principal balance of approximately $103 billion. The Depositor, the underwriters, the initial purchasers, the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Operating Advisor and the Asset Representations Reviewer may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all Trust REMIC tax returns and Grantor Trust tax returns on behalf of the Issuing Entity. In the past three years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as Certificate Administrator of this CMBS transaction. In the ordinary course of business, Citibank is involved in a number of legal proceedings, including in connection with its role as trustee of certain RMBS transactions. On June 18, 2014, a civil action was filed against Citibank in the Supreme Court of the State of New York by a group of investors in 48 private-label RMBS trusts for which Citibank serves or did serve as trustee, asserting claims for purported violations of the U.S. Trust Indenture Act of 1939, breach of contract, breach of fiduciary duty and negligence based on Citibank’s alleged failure to perform its duties as trustee for the

48 RMBS trusts. On November 24, 2014, plaintiffs sought leave to withdraw this action. On the same day, a smaller subset of similar plaintiff investors in 27 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee filed a new civil action against Citibank in the United States District Court for the Southern District of New York asserting similar claims as the prior action filed in state court. In January 2015, the court closed plaintiffs’ original state court action. Citibank’s motion to dismiss the federal complaint was fully briefed as of May 13, 2015. On September 8, 2015, the federal court dismissed all claims as to 24 of the 27 trusts and allowed certain of the claims to proceed as to the other three trusts. Subsequently, plaintiffs voluntarily dismissed all claims with respect to two of the three trusts. This case is still pending as to the one remaining trust at issue.

On November 24, 2015, the same investors that brought the federal case brought a new civil action in the Supreme Court of the State of New York related to 25 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee. This case includes the 24 trusts previously dismissed in the federal action, and one additional trust. The investors asserted claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, and violation of New York’s Streit Act. Citibank’s motion to dismiss was fully briefed as of April 15, 2016. Following argument on Citibank’s motion to dismiss, plaintiffs filed an amended complaint on August 5, 2016. Citibank’s motion to dismiss the amended complaint was fully briefed as of October 21, 2016. Citibank awaits a decision.

On August 19, 2015, the FDIC as receiver for a financial institution filed a civil action against Citibank in the Southern District of New York. This action related to one private-label RMBS trust for which Citibank formerly served as trustee. FDIC asserts claims for breach of contract, violation of New York’s Streit Act, and violation of the U.S. Trust Indenture Act of 1939. Citibank jointly briefed a motion to dismiss with The Bank of New York Mellon and U.S. Bank, entities that have also been sued by FDIC in their capacity as trustee, and whose cases are also in front of Judge Carter. Defendants’ joint motion to dismiss was fully briefed as of March 22, 2016. On September 30, 2016, the court granted Citibank’s motion to dismiss the complaint without prejudice for lack of subject matter jurisdiction. On October 14, 2016, FDIC filed a motion for reargument or relief from judgment from the court’s dismissal order. On October 25, 2016, the court granted leave for defendants to file an opposition brief. Defendants filed their opposition on November 15, 2016 and plaintiff filed its reply brief on November 22, 2016. Citibank awaits a decision from the court on plaintiff’s motion.

There can be no assurances as to the outcome of litigation or the possible impact of litigation on the trustee or the RMBS trusts. However, Citibank denies liability and continues to vigorously defend against these litigations. Furthermore, neither the above-disclosed litigations nor any other pending legal proceeding involving Citibank will materially affect Citibank’s ability to perform its duties as Certificate Administrator under the Pooling and Servicing Agreement for this CMBS transaction.

Neither Citibank nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates intends to purchase the Class R Certificates on the Closing Date, and except that CGMRC will retain the CGMRC VRR Interest Portion as described under “Credit Risk Retention”. Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates (other than the CGMRC VRR Interest Portion) at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement.  For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the Issuing Entity and as primary servicer for the Serviced Companion Loans (except for the Scripps Center Pari Passu Companion Loan and the Key Center Cleveland Pari Passu Companion Loans) (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (i) the master servicer, the certificate administrator and the custodian under the CD 2016-CD2 Pooling and Servicing Agreement, pursuant to which the 229 West 43rd Street Retail Condo Loan Combination is serviced, (ii) the certificate administrator, the trustee and the custodian under the CD 2017-CD3 Pooling and Servicing Agreement, pursuant to which each of the 111 Livingston Street Loan Combination and the Parts Consolidation Center Loan Combination is serviced, (iii) the master servicer, the certificate administrator and the custodian under the CSMC 2016-NXSR Pooling and Servicing Agreement, pursuant to which each of the Greenwich Office Park Loan Combination, the Novo Nordisk Loan Combination and the Rentar Plaza Loan Combination is serviced, (iv) the master servicer, the certificate administrator and the custodian under the WFCM 2016-NXS6 Pooling and Servicing Agreement, pursuant to which the QLIC Loan Combination is serviced, (v) the master servicer, the certificate administrator and the custodian under the pooling and servicing agreement for the commercial mortgage securitization transaction (the “JPMDB 2017-C5 Securitization”) involving the issuance of the JPMDB Commercial Mortgage Securities Trust 2017-C5, Commercial Mortgage Pass-Through Certificates, Series 2017-C5, pursuant to which the Key Center Cleveland Loan Combination is to be serviced prior to the Closing Date, and (vi) an affiliate of Wells Fargo Securities, LLC, one of the initial purchasers with respect to the Non-Offered Certificates. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo. Like Wells Fargo, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016
By Approximate Number:	33,391	33,605	32,716	31,128
By Approximate Aggregate Unpaid Principal Balance (in billions):	$437.49	$475.39	$503.34	$506.83

Within this portfolio, as of December 31, 2016, are approximately 22,027 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $395.9 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of December 31, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo services in Europe through its London Branch. Wells Fargo has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of December 31, 2016, its European third party servicing portfolio, which is included in the above table, is approximately $1.4 billion.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)**	Approximate Outstanding Advances (P&I and PPA)**	Approximate Outstanding Advances as % of UPB
Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
Calendar Year 2016	$385,516,905,565	$1,113,577,583	0.29%

**	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average
Special Servicer:	CSS3	Average

The long-term issuer ratings of Wells Fargo are rated “AA-” by S&P, “Aa2” by Moody’s and “AA” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code searches and filings.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Wells Fargo will enter into one or more agreements with the Mortgage Loan Sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Outside Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the Master Servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and CGMRC, a Sponsor and an originator, or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by CGMRC or those affiliates (including CREFI, a Sponsor and an originator) from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the CGMRC Mortgage Loans and CREFI Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and NREC, a Sponsor and an originator, or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by NREC or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the NREC Mortgage Loans.

In its capacity as the Master Servicer, Wells Fargo expects to enter into a primary servicing agreement with PrinREI pursuant to which PrinREI is expected to perform most servicing duties of the Master Servicer, other than making Advances, with respect to all of the PCC Mortgage Loans and the Scripps Center Pari Passu Companion Loan.

Pursuant to the terms of the Pooling and Servicing Agreement, Wells Fargo will be entitled to retain a portion of the Servicing Fee equal to the amount by which the Servicing Fee exceeds the sum of (1) the fee payable to any initial subservicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.00250% with respect to each Mortgage Loan and, to the extent provided for in the related Co-Lender Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Wells Fargo as Master Servicer. In addition, Wells Fargo will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Neither Wells Fargo nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information regarding Wells Fargo under the heading “—Servicers—The Master Servicer” has been provided by Wells Fargo.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer’s removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer’s liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

Rialto Capital Advisors, LLC (“RCA”), a Delaware limited liability company, is expected to be appointed to act as the initial special servicer under the Pooling and Servicing Agreement and in this capacity is expected to be responsible for the servicing and administration of the applicable Specially Serviced Loans and any associated REO Properties, and in certain circumstances, will review, evaluate and provide or withhold consent as to certain Major Decisions, Special Servicer Decisions and other transactions relating to the Mortgage Loans (other than any Excluded Special Servicer Mortgage Loan, Outside Serviced Mortgage Loan or any Servicing Shift Loan Combination) and Serviced Companion Loans that are non-Specially Serviced Loans, pursuant to the Pooling and Servicing Agreement. RCA maintains its principal servicing office at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172.

RCA has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. RCA currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar.

RCA is a wholly-owned subsidiary of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager and an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder with over 6,800 employees across the country’s largest real estate markets. As of December 31, 2016, RCM was the sponsor of, and certain of its affiliates were investors in, eleven private equity funds (collectively, the “RCM Funds”), and RCM also advised four separately managed accounts, having over $4.9 billion of regulatory assets under management in the aggregate. Four of such RCM Funds are focused on distressed and value-add real estate related investments and/or commercial mortgage backed securities, five of such RCM Funds are focused on investments in commercial mortgage-backed securities and the other two RCM Funds and the separately managed accounts are focused on mezzanine debt and credit investments. Through December 31, 2016, RCM has acquired and/or is managing over $7.3 billion of non- and sub-performing real estate assets, representing approximately 11,467 loans.

In addition, RCM has underwritten and purchased, primarily for the RCM Funds, over $4.7 billion in face value of subordinate, newly-originated commercial mortgage-backed securities bonds in approximately 72 different securitizations totaling approximately $76.4 billion in overall transaction size. RCM (or its affiliate) has the right to appoint the special servicer for each of these transactions.

RCM has over 365 employees as of December 31, 2016 and is headquartered in Miami with two other main offices located in New York City and Atlanta. RCM’s commercial real estate platform has ten additional offices across the United States and four offices in Europe.

RCA has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. RCA has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by RCA for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

RCA is subject to external and internal audits and reviews. RCA is subject to Lennar’s internal audit reviews, typically on a semi-annual basis, which focus on specific business areas such as finance, reporting, loan asset management and REO management. RCA is also subject to external audits as part of the external audit of Lennar and stand-alone audits of the FDIC transactions and the Funds. As part of such external audits, auditors perform test work and review internal controls throughout the year. As a result of this process, RCA has been determined to be Sarbanes-Oxley compliant.

RCA maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, RCA has a formal, documented disaster recovery and business continuity plan which is managed by Lennar’s on-site staff.

As of December 31, 2016, RCA and its affiliates were actively special servicing approximately 800 portfolio loans with a principal balance of approximately $273 million and were responsible for approximately 700 portfolio REO assets with a principal balance of approximately $840 million.

RCA is also currently performing special servicing for approximately 75 commercial real estate securitizations. With respect to such securitization transactions, RCA is administering approximately 5,037 assets with an original principal balance at securitization of approximately $79 billion. The asset pools specially serviced by RCA include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The table below sets forth information about RCA’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2012	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016
Number of CMBS Pools Named Special Servicer	16	27	45	59	75
Approximate Aggregate Unpaid Principal Balance(1)	$18.9 billion	$32.4 billion	$49.2 billion	$63.6 billion	$79 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	19	27	28	17	37
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$21 million	$101 million	$126.9 million	$141.9 million	$320 million

(1)       Includes all commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by RCA.

(2)       Includes only those commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer that are, as of the specified date, specially serviced by RCA. Does not include any resolutions during the specified year or period.

In its capacity as the Special Servicer, RCA will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. RCA may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or otherwise. To the extent that RCA has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

RCA does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances RCA may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of RCA, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by RCA in other commercial mortgage-backed securitization pools generally, for which RCA has developed processes and procedures which materially differ from the processes and procedures employed by RCA in connection with its special servicing of commercial mortgage-backed securitization pools generally.

There have not been, during the past three years, any material changes to the policies or procedures of RCA in the servicing function it will perform under the Pooling and Servicing Agreement for assets of the same type included in this securitization transaction. No securitization transaction in which RCA was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of RCA as special servicer, including as a result of a failure by RCA to comply with the applicable servicing criteria in connection with any securitization transaction. RCA has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. RCA has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which RCA is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by RCA in connection with any securitization in which RCA was acting as special servicer. RCA does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, RCA believes that its financial condition will not have any material impact on the Mortgage Pool performance or the performance of the Certificates.

From time-to-time RCA is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. RCA does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to specially service the Mortgage Loans pursuant to the Pooling and Servicing Agreement.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against RCA or of which any of its property is the subject, which are material to Certificateholders. RCA occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced basic servicing functions.

In the commercial mortgage-backed securitizations in which RCA acts as special servicer, RCA may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, RCA’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace RCA as the special servicer.

RCA is an affiliate of RREF III-D AIV RR, LLC, which (a) is (or is an affiliate of the entity that is) expected to purchase the Class E, Class F and Class G Certificates and to receive the Class S Certificates, and (b) is (or is an affiliate of the entity that is) expected to be the initial Controlling Class Representative (and, accordingly, the initial Directing Holder with respect to all of the Mortgage Loans and Loan Combinations serviced under the Pooling and Servicing Agreement, other than (x) any Serviced Loan Combination as to which the related Controlling Companion Loan is not included in this securitization transaction, and (y) any Excluded Mortgage Loan). In addition, RCA and RREF III-D AIV RR, LLC are affiliates of Rialto Mortgage Finance, LLC, the current holder of the Controlling Companion Loan with respect to the Atlanta and Anchorage Hotel Portfolio Loan Combination (and another Atlanta and Anchorage Hotel Portfolio Pari Passu Companion Loan) and the initial Directing Holder with respect to the Atlanta and Anchorage Hotel Portfolio Loan Combination. RCA or an affiliate assisted RREF III-D AIV RR, LLC and/or one or more of its affiliates with its due diligence on the Mortgage Loans prior to the Closing Date.

For a description of any other material affiliates, relationships and related transactions between the applicable special servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Except as described in this prospectus, neither RCA nor any of its affiliates will retain as of the Closing Date, any Certificates issued by the Issuing Entity. From time to time, RCA and/or its affiliates may purchase securities, including Certificates and including in the secondary market. Any such party will have the right to dispose of such Certificates at any time subject to certain restrictions on the HRR Certificates arising out of such Certificates constituting an “eligible horizontal residual interest” under Regulation RR. See “Credit Risk Retention”.

The foregoing information regarding RCA under the heading “—Servicers—The Special Servicer” has been provided by RCA.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (other than any Serviced Outside Controlled Loan Combination), without cause by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Controlling Class Representative (if a Control Termination Event does not exist). The Special Servicer may be removed and replaced with respect to a Serviced Outside Controlled Loan Combination, with or without cause at any time, at the direction of the related Outside Controlling Note Holder.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The PCC Mortgage Loans Primary Servicer

Principal Real Estate Investors, LLC (“PrinREI”) will act as primary servicer with respect to all of the PCC Mortgage Loans. PrinREI, a Delaware limited liability company, is a wholly owned subsidiary of Principal Life Insurance Company. The principal servicing offices of PrinREI are located at 801 Grand Avenue, Des Moines, Iowa 50392.

Principal Global Investors, LLC (“PGI”), the parent company of PrinREI, is ranked “Strong” as a primary servicer and “Above Average” as a special servicer of commercial real estate loans by S&P. PrinREI has extensive experience in servicing commercial real estate mortgage loans. PrinREI has been engaged in the servicing of commercial mortgage loans since 1970 and commercial mortgage loans originated for securitization since 1998.

As of December 31, 2016, PrinREI serviced (in certain cases, together with its parent company, PGI) approximately 1,916 commercial and multifamily mortgage loans, with an aggregate outstanding principal balance of approximately $22.0 billion. The portfolio of loans serviced by PrinREI includes commercial mortgage loans included in commercial mortgage-backed securitizations, portfolio loans and loans serviced for non-affiliated clients. The portfolio consists of multifamily, office, retail, industrial, warehouse and other types of income-producing properties. PrinREI services loans in most states throughout the United States.

As of December 31, 2016, PrinREI was a primary servicer in approximately 62 commercial mortgage-backed securitization transactions, servicing approximately 445 loans with an aggregate outstanding principal balance of approximately $4.9 billion.

PrinREI’s historical servicing volume is shown below:

Year-End	2013	2014	2015	2016
CMBS	$9.2B	$8.3B	$7.2B	$4.9B
Total loans	$23.5B	$22.8B	$22.3B	$22.0B

PrinREI utilizes the Enterprise! loan servicing system, which is widely used in the loan servicing industry. PrinREI has a robust website available for borrowers to view the current status of their loans. PrinREI also utilizes a website to provide information to master servicers, including property inspections, property financials and other reporting.

The PrinREI servicing team is comprised of the following areas:

●	Operations is responsible for new loan boarding, loan audits, insurance and real estate tax monitoring and escrows and UCC administration.

●	Servicing Asset Management is responsible for processing borrower consents, including lease related items; escrow and reserve administration and monitoring triggers.

●	Portfolio managers are responsible for compliance with the pooling and servicing agreements and primary servicing agreements, and master servicer and special servicer communication.

●	Surveillance is responsible for collecting and analyzing financial statements, rent rolls, physical property inspections and general portfolio surveillance.

●	Cash Management and Investor Reporting controls cash management, including payment processing, remittances and investor reporting.

PrinREI may use sub-servicers or vendors to perform certain servicing processes. None of the sub-servicers or vendors perform any cashiering or material processes. PrinREI monitors any sub-vendors for compliance and quality control.

Generally, all loan payments received by PrinREI are initially deposited into commingled receipts accounts. Funds are then transferred to segregated investor-specific accounts pursuant to the servicing agreements.

PrinREI has developed policies, procedures and controls for the performance of primary servicing obligations consistent with applicable servicing agreements and servicing standards.

PrinREI has quality control policies and procedures to ensure compliance with the servicing criteria set forth in Item 1122 of Regulation AB. PrinREI’s policies and procedures are updated as processes change to ensure continuing compliance with regulatory and servicing industry changes. There have been no material non-compliance or default issues against PrinREI in the servicing of its CMBS or other loans.

No securitization transaction involving commercial mortgage loans in which PrinREI was acting as primary servicer has experienced an event of default as a result of any action or inaction of PrinREI as primary servicer, including as a result of PrinREI’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.

From time to time, PrinREI and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. PrinREI does not believe that any currently pending lawsuits or legal proceedings would individually or in the aggregate have a material adverse effect on its business or its ability to act as primary servicer with respect to the PCC Mortgage Loans.

PrinREI (in certain cases, through its parent company, PGI) has an interim servicing agreement with Macquarie Investments US Inc. d/b/a Principal Commercial Capital (and certain of its affiliates) to interim service certain mortgage loans (including each PCC Mortgage Loan) prior to securitization.

PrinREI has acquired the right to be appointed as the primary servicer of all of the PCC Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $219,439,348, representing approximately 21.4% of the Initial Pool Balance). Each of the PCC Mortgage Loans will be primary serviced by PrinREI pursuant to a primary servicing agreement entered into in connection with this transaction to be dated as of a date in April 2017 (the “PrinREI Primary Servicing Agreement”) between Wells Fargo, as master servicer, and PrinREI, as primary servicer.

Neither PrinREI nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, PrinREI or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The PrinREI Primary Servicing Agreement

Pursuant to the PrinREI Primary Servicing Agreement, PrinREI, as primary servicer, on behalf of Wells Fargo Bank, National Association in its capacity as Master Servicer, will be responsible for certain of the obligations of the Master Servicer with respect to all of the PCC Mortgage Loans and any related Companion Loan(s), as described under “The Pooling and Servicing Agreement” in this prospectus, including, but not limited to, collecting monthly payments and escrow and reserve payments, preparing reports and performing annual inspections of the related Mortgaged Property and processing borrower requests. PrinREI will have no obligation to make monthly debt service advances or property advances on the PCC Mortgage Loans. PrinREI will be responsible for performing the primary servicing of the PCC Mortgage Loans in a manner consistent with the Servicing Standard under the Pooling and Servicing Agreement.

PrinREI’s responsibilities will include, but are not limited to:

●	collecting payments on the PCC Mortgage Loans and remitting such amounts, net of certain fees to be retained by PrinREI as servicing compensation and certain other amounts, including escrow and reserve funds, to the Master Servicer;

●	providing certain CREFC® reports to the Master Servicer;

●	processing borrower requests in respect of PCC Mortgage Loans (and obtaining, when required, consent of the Master Servicer or, to the extent required under the Pooling and Servicing Agreement, the Special Servicer); and

●	handling early stage delinquencies and collections; provided that servicing of PCC Mortgage Loans that are specially serviced loans will be transferred from PrinREI to the Special Servicer as required pursuant to the terms of the Pooling and Servicing Agreement.

With respect to any PCC Mortgage Loan that is a non-Specially Serviced Loan, PrinREI will process, without the Master Servicer’s prior review or consent, any Major Decision and any Special Servicer Decision. With respect to any Major Decision or Special Servicer Decision in respect of any such PCC Mortgage Loan, PrinREI will prepare a written analysis and recommendation and provide that analysis and recommendation directly to the Special Servicer.

As compensation for its activities under the PrinREI Primary Servicing Agreement, PrinREI will be paid a primary servicing fee by the Master Servicer with respect to each PCC Mortgage Loan, but only to the extent that the Master Servicer receives the related servicing fee. Such primary servicing fee will be equal to the primary servicing fee component of the servicing fee paid to the Master Servicer under the Pooling and Servicing Agreement and will be calculated at 0.0100% per annum with respect to each PCC Mortgage Loan (other than the PCC Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Veteran’s Plaza and Goodlett Farms Business Campus, in which cases the primary servicing fee (inclusive of the sub-servicing fee rate at which the related sub-servicer’s fee accrues) will be calculated at 0.0200% per annum and 0.0300% per annum, respectively). PrinREI will be entitled to certain additional servicing compensation with respect to the PCC Mortgage Loans, including, but not limited to, a portion of modification fees and assumption fees, but only from amounts to which the Master Servicer is entitled under the Pooling and Servicing Agreement.

Pursuant to the PrinREI Primary Servicing Agreement and the Pooling and Servicing Agreement, PrinREI will not be liable for any action taken or for refraining from taking any action in good faith pursuant to the related agreement, or for errors in judgment, provided that PrinREI will not be protected from any liability arising from, among other things, a breach of any representation or warranty, willful misconduct, bad faith or negligence. See “The Pooling and Servicing Agreement—Limitations on Liability; Indemnification”.

PrinREI may not resign as primary servicer except by mutual agreement of PrinREI and the Master Servicer and payment by PrinREI of all reasonable out-of-pocket costs and expenses of the Master Servicer in connection with such resignation and transfer of servicing, or upon its determination that its duties thereunder are no longer permissible under applicable law and such incapacity cannot be cured by PrinREI. The Master Servicer will have the right to terminate PrinREI as primary servicer under the PrinREI Primary Servicing Agreement if certain termination events under the PrinREI Primary Servicing Agreement are not remedied. In addition, the Depositor will have the right to terminate PrinREI as primary servicer under the PrinREI Primary Servicing Agreement upon any failure of PrinREI to comply with the Exchange Act reporting requirements of the Pooling and Servicing Agreement, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or under the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under the Pooling and Servicing Agreement.

The information set forth under this “—Servicers—The PCC Mortgage Loans Primary Servicer” sub-heading regarding PrinREI has been provided by PrinREI.

The Outside Servicers and the Outside Special Servicers

The 229 West 43rd Street Retail Condo Loan Combination is being serviced and administered pursuant to the CD 2016-CD2 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and KeyBank National Association, as special servicer.

Each of the Greenwich Office Park Loan Combination, the Novo Nordisk Loan Combination and the Rentar Plaza Loan Combination is being serviced and administered pursuant to the CSMC 2016-NXSR Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and Torchlight Loan Services, LLC, as special servicer.

Each of the 111 Livingston Street Loan Combination and the Parts Consolidation Center Loan Combination is being serviced and administered pursuant to the CD 2017-CD3 Pooling and Servicing Agreement by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and special servicer.

Following the Atlanta and Anchorage Hotel Portfolio Lead Servicing Pari Passu Companion Loan Securitization Date, the Atlanta and Anchorage Hotel Portfolio Loan Combination will be serviced and administered pursuant to the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement. None of the parties to the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement have yet been definitively identified.

Following the Urban Union - Amazon Pari Passu Companion Loan Securitization Date, the Urban Union - Amazon Loan Combination will be serviced and administered pursuant to the Urban Union - Amazon Pooling and Servicing Agreement. None of the parties to the Urban Union - Amazon Pooling and Servicing Agreement have yet been definitively identified.

The QLIC Loan Combination is being serviced and administered pursuant to the WFCM 2016-NXS6 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and CWCapital Asset Management LLC, as special servicer.

Following the Broadway Portfolio Pari Passu Companion Loan Securitization Date, the Broadway Portfolio Loan Combination will be serviced and administered pursuant to the Broadway Portfolio Future Pooling and Servicing Agreement. None of the parties to the Broadway Portfolio Future Pooling and Servicing Agreement have yet been definitively identified.

The role and responsibilities of the related Outside Servicer with respect to each Outside Serviced Loan Combination are, or are expected to be, generally similar to those of the Master Servicer of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) under the Pooling and Servicing Agreement, and are further summarized in this prospectus under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The role and responsibilities of the related Outside Special Servicer with respect to each Outside Serviced Loan Combination are, or are expected to be, similar to those of the Special Servicer of the Mortgage Loans (other than Outside Serviced Mortgage Loans) under the Pooling and Servicing Agreement, and are further summarized in this prospectus under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Park Bridge Lender Services will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2016, Park Bridge Lender Services was acting as operating advisor or trust advisor for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $105.1 billion issued in 107 transactions.

As of December 31, 2016, Park Bridge Lender Services was acting as asset representations reviewer for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $29.468 billion issued in 36 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (d) is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative, the Risk Retention Consultation Party or a depositor, trustee, certificate administrator, master servicer, or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (e) has not been paid by the Special Servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Park Bridge Lender Services, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Park Bridge Lender Services believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Park Bridge Lender Services has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of CGMRC, a Sponsor, an originator, the initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest, CREFI, a Sponsor and an originator, Citigroup Global Markets Inc., one of the underwriters, and Citibank, the Certificate Administrator, certificate registrar and paying agent.

NREC, a Sponsor, an originator, and the holder of a portion of the VRR Interest, is an affiliate of Natixis Securities Americas LLC, one of the underwriters.

Wells Fargo, the Master Servicer, is also (a) the Outside Servicer, the Outside Certificate Administrator and the Outside Custodian under the CD 2016-CD2 Pooling and Servicing Agreement, which governs the servicing of the 229 West 43rd Street Retail Condo Loan Combination, (b) the Outside Certificate Administrator, the Outside Trustee and the Outside Custodian under the CD 2017-CD3 Pooling and Servicing Agreement, which governs the servicing of each of the 111 Livingston Street Loan Combination and the Parts Consolidation Center Loan Combination, (c) the Outside Servicer, the Outside Certificate Administrator and the Outside Custodian under the CSMC 2016-NXSR Pooling and Servicing Agreement, which governs the servicing of each of the Greenwich Office Park Loan Combination, the Novo Nordisk Loan Combination and the Rentar Plaza Loan Combination, and

(d) the Outside Servicer, the Outside Certificate Administrator and the Outside Custodian under the WFCM 2016-NXS6 Pooling and Servicing Agreement, which governs the servicing of the QLIC Loan Combination.

Rialto Capital Advisors, LLC, the Special Servicer, is an affiliate of the entity that (i) is anticipated to purchase the Class E, Class F and Class G Certificates and to receive the Class S Certificates on the Closing Date, and to be the retaining third party purchaser of the HRR Certificates and (ii) is expected to be appointed as the initial Controlling Class Representative (and, accordingly, the Initial Directing Holder with respect to all of the Mortgage Loans and Loan Combinations serviced under the Pooling and Servicing Agreement, other than (x) any Serviced Loan Combination as to which the related Controlling Companion Loan is not included in this securitization transaction, and (y) any Excluded Mortgage Loan). In addition, Rialto Capital Advisors, LLC is an affiliate of Rialto Mortgage Finance, LLC, the current holder of the Controlling Companion Loan with respect to the Atlanta and Anchorage Hotel Portfolio Loan Combination (and another Atlanta and Anchorage Hotel Portfolio Pari Passu Companion Loan) and the initial Directing Holder with respect to the Atlanta and Anchorage Hotel Portfolio Loan Combination.

Park Bridge Lender Services, the Operating Advisor and the Asset Representations Reviewer, is also the Outside Operating Advisor and the asset representations reviewer under each of (a) the CD 2016-CD2 Pooling and Servicing Agreement, which governs the servicing of the 229 West 43rd Street Retail Condo Loan Combination, (b) the CSMC 2016-NXSR Pooling and Servicing Agreement, which governs the servicing of each of the Greenwich Office Park Loan Combination, the Novo Nordisk Loan Combination and the Rentar Plaza Loan Combination, and (c) the CD 2017-CD3 Pooling and Servicing Agreement, which governs the servicing of each of the 111 Livingston Street Loan Combination and the Parts Consolidation Center Loan Combination.

Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Pursuant to certain interim servicing agreements between Wells Fargo, the Master Servicer, and CGMRC, a Sponsor and an originator, and/or certain of its affiliates, Wells Fargo acts as interim servicer with respect to seventeen (17) of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $409,868,452, representing approximately 40.0% of the Initial Pool Balance) to be contributed to this securitization transaction by CGMRC and CREFI.

Pursuant to certain interim servicing agreements between Wells Fargo, the Master Servicer, and NREC, a Sponsor and an originator, and/or certain of its affiliates, Wells Fargo acts as interim servicer with respect to one (1) of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $24,000,000, representing approximately 2.3% of the Initial Pool Balance) to be contributed to this securitization transaction by NREC.

Pursuant to an interim servicing agreement between PrinREI, a primary servicer, Principal Commercial Capital, a Sponsor and an originator, and certain of its affiliates, PrinREI acts from time to time as interim servicer with respect to mortgage loans owned by Principal Commercial Capital (or certain of its affiliates), including, prior to their inclusion in the Issuing Entity, all of the PCC Mortgage Loans. The PCC Mortgage Loans have an aggregate Cut-off Date Balance of approximately $219,439,348, representing approximately 21.4% of the Initial Pool Balance.

Interim and Other Custodial Arrangements

Set forth below are certain interim and other custodial arrangements that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Wells Fargo, the Master Servicer, is also acting as the interim custodian (pursuant to an interim custodial arrangement) of the loan files for all of the CGMRC Mortgage Loans, the CREFI Mortgage Loans, the NREC Mortgage Loans and the PCC Mortgage Loans prior to the Closing Date, other than with respect to (i) the 229 West 43rd Street Retail Condo Mortgage Loan, as to which Wells Fargo is holding the related Mortgage Loan documents in its capacity as the Outside Custodian for the CD 2016-CD2 Securitization, (ii) each of the Greenwich Office Park Mortgage Loan, the Novo Nordisk Mortgage Loan and the Rentar Plaza Mortgage Loan, as to which Wells Fargo is holding the related Mortgage Loan documents in its capacity as the Outside Custodian for the CSMC 2016-NXSR Securitization, (iii) each of the 111 Livingston Street Mortgage Loan and the Parts Consolidation Center Mortgage Loan, as to which Wells Fargo is holding the related Mortgage Loan documents in its capacity as the Outside Custodian for the CD 2017-CD3 Securitization, and (iv) the QLIC Mortgage Loan, as to which Wells Fargo is holding the related Mortgage Loan documents in its capacity as the Outside Custodian for the WFCM 2016-NXS6 Securitization.

Loan Combination and Mezzanine Loan Arrangements

CGMRC, an originator and a Sponsor, is the current holder of the Hamilton Crossing Pari Passu Companion Loan, but is expected to transfer such Companion Loan to one or more future commercial mortgage securitization transactions.

CREFI, an originator and a Sponsor, is the current holder of one of the Key Center Cleveland Companion Loans, but is expected to transfer such Companion Loan to one or more future commercial mortgage securitization transactions.

NREC, an originator and a Sponsor, or an affiliate thereof, is the current holder of the Urban Union - Amazon Pari Passu Companion Loan, the Broadway Portfolio Pari Passu Companion Loan and one of the Novo Nordisk Pari Passu Companion Loans, but is expected to transfer each such Companion Loan to one or more future commercial mortgage securitization transactions. In addition, NREC (or an affiliate) is the current holder of a mezzanine loan in the principal amount (measured as of the Cut-off Date) of $5,795,276 related to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as SAP Building, representing approximately 2.4% of the Initial Pool Balance. Being the holder of such mezzanine debt may create a conflict of interest. See “Description of the Mortgage Pool—Additional Indebtedness”. In exercising its rights, the mezzanine lender has no obligation to consider the interests of, or the impact of the exercise of such rights upon, the Issuing Entity or the Certificateholders.

PCC, an originator and a Sponsor, or an affiliate thereof, is the current holder of the Scripps Center Pari Passu Companion Loan, but is expected to transfer such Companion Loan to one or more future commercial mortgage securitization transactions.

Other Arrangements

Wells Fargo, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

Wells Fargo, the Master Servicer, is expected to enter into a primary servicing agreement with PrinREI, pursuant to which PrinREI will act as primary servicer with respect to all of the PCC Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $219,439,348 and representing approximately 21.4% of the Initial Pool Balance. PrinREI will be entitled to receive a primary servicing fee for such PCC Mortgage Loans.

Rialto Capital Advisors, LLC or an affiliate assisted RREF III-D AIV RR, LLC and/or one or more of its affiliates with its due diligence of the Mortgage Loans, prior to the Closing Date.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this transaction is expected to be retained pursuant to Regulation RR which implements the Credit Risk Retention Rules (“Regulation RR”), as a combination of the following:

●	Citigroup Global Markets Realty Corp., a New York corporation (“CGMRC”), will act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”) and is expected to purchase for cash from the Depositor, on the Closing Date, an “eligible vertical interest” (as such term is defined in Regulation RR, the “VRR Interest”) in the Issuing Entity in the form of a “single vertical security” (as defined in Regulation RR) with an aggregate initial Certificate Balance of $22,556,995, representing approximately 2.20% of all “ABS interests” (as defined in Regulation RR) in the Issuing Entity as of the Closing Date; and, in accordance with the definition of “single vertical security” under Regulation RR, the VRR Interest will entitle each holder thereof to a specified percentage of the amounts paid on each other class of ABS interests in the Issuing Entity;

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date and retained by Natixis Real Estate Capital LLC, a Delaware limited liability company (“NREC”), as originator of the NREC Mortgage Loans, which portion will have an initial Certificate Balance equal to $5,575,671, representing approximately 24.7% (by Certificate Balance) of the entire VRR Interest as of the Closing Date (the “NREC VRR Interest Portion”); NREC originated approximately 24.7% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of Regulation RR; and NREC will acquire the NREC VRR Interest Portion from the Retaining Sponsor on the Closing Date for cash;

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by Macquarie US Trading LLC d/b/a Principal Commercial Capital, a Delaware limited liability company (“Principal Commercial Capital”), as originator of the PCC Mortgage Loans, which portion will have an initial Certificate Balance equal to $4,827,664, representing approximately 21.4% (by Certificate Balance) of the entire VRR Interest as of the Closing Date (the “PCC VRR Interest Portion”); Principal Commercial Capital originated approximately 21.4% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of Regulation RR; and Principal Commercial Capital will acquire the PCC VRR Interest Portion from the Retaining Sponsor on the Closing Date for cash. Principal Commercial Capital may transfer the entire PCC VRR Interest Portion to a “majority-owned affiliate” (as defined in Regulation RR) of Principal Commercial Capital;

●	The Retaining Sponsor is expected to retain the remaining portion of the VRR Interest, following its sale to NREC of the NREC VRR Interest Portion and its sale to Principal Commercial Capital of the PCC VRR Interest Portion, which remaining portion will equal $12,153,660, representing approximately 53.9% of the entire VRR Interest as of the Closing Date (the “CGMRC VRR Interest Portion”); and

●	The Retaining Sponsor is expected to satisfy the remainder of its risk retention requirements by a retaining third party purchaser (the “Retaining Third Party Purchaser”), which shall be RREF III-D AIV RR, LLC, a Delaware limited liability company, as further described under “—HRR Certificates—The Retaining Third Party Purchaser”, purchasing, on the Closing Date, and holding for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR) consisting of all of the Class E Certificates, Class F Certificates and Class G Certificates (collectively, the “HRR Certificates” and, together with the VRR Interest, the “RR Interest”) with an aggregate initial Certificate Balance of $78,967,974, representing approximately 2.88250% of the fair value, as of the

Closing Date, of all ABS interests in the Issuing Entity as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”).

The Retaining Sponsor, NREC, Principal Commercial Capital and the Retaining Third Party Purchaser are collectively referred to herein as the “Retaining Parties”. The percentage of the aggregate Certificate Balance of all ABS interests represented by the VRR Interest (which is approximately 2.20%) and the percentage of the fair value of all ABS interests, as of the Closing Date, represented by the HRR Certificates (which is approximately 2.88250%), as noted in the preceding bullets, will equal approximately 5.08250% as of the Closing Date.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, Retaining Parties, the Retaining Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “—The Originators”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Parties have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-Vertically Retained Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the Vertically Retained Percentage; and (b) the Non-Vertically Retained Certificates will be the product of such Aggregate Available Funds multiplied by the Non-Vertically Retained Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Non-Vertically Retained Principal Balance Certificates, on the other hand, pro rata in accordance with the Vertically Retained Percentage and the Non-Vertically Retained Percentage, respectively.

VRR Available Funds

The amount available for distribution to the holders of the VRR Interest on each Distribution Date will, in general, equal the Vertically Retained Percentage of the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the VRR Interest after giving effect to distributions of principal on that Distribution Date.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the VRR Interest may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate Certificate Balance of the VRR Interest has not been reduced to zero, the Certificate Administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the VRR Interest has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Horizontal Credit Risk Retention Percentage” is the percentage of the fair value of all ABS interests in the Issuing Entity as of the Closing Date, determined using a fair value measurement framework under GAAP, evidenced by the HRR Certificates, which will be 2.88250%.

The “Non-Vertically Retained Percentage” is 100% minus the Vertically Retained Percentage.

The “Vertically Retained Percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the Classes of Principal Balance Certificates (including the VRR Interest).

The “Vertical Risk Retention Allocation Percentage” will equal the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Non-Vertically Retained Regular Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth and Twenty-second in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-Vertically Retained Regular Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth and Twenty-third and the penultimate paragraph in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount”, with respect to any Distribution Date, an amount equal to the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-Vertically Retained Regular Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First and Twenty-Fourth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

Holders of the VRR Interest will be entitled to the Vertically Retained Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute a portion of any Excess Interest received with respect to an ARD Loan during the applicable one-month Collection Period to the holders of the VRR Interest in an amount equal to the Vertically Retained Percentage of such Excess Interest distributable to all Certificates (including the VRR Interest). Excess Interest will not be available to make distributions to any other Class of Certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Exchange Option

In accordance with the terms and conditions of the Pooling and Servicing Agreement, any portion of the VRR Interest may be exchanged by the holder thereof for a group (a “VRR Exchange Group”) of multiple sub-interests (each, a “VRRI Sub-Interest”) that, in the aggregate, evidence the entire such portion of the VRR Interest, and vice versa. Each VRRI Sub-Interest will be entitled to distributions of interest and principal, Excess Interest, yield maintenance charges and prepayment premiums and reimbursements of VRR Realized Losses, and will be allocated VRR Realized Losses, in each case based on such distributions, reimbursements and allocations made in respect of a corresponding group of reference Classes of Non-Vertically Retained Certificates. No holder of a VRRI Sub-Interest may transfer such VRRI Sub-Interest (or any portion thereof) without a corresponding transfer of the same portion (on a percentage basis) of each other VRRI Sub-Interest in the same VRR Exchange Group.

For avoidance of doubt, because the distributions with respect to the VRR Interest, on the one hand, and the VRRI Sub-Interests (collectively), on the other hand, on any Distribution Date are based on proportionate shares of the VRR Available Funds and corresponding distributions actually made on the Non-Vertically Retained Certificates, and because each holder of the VRRI Sub-Interests comprising any VRR Exchange Group must at all times hold the same percentage interest in each and every outstanding VRRI Sub-Interest comprising the same VRR Exchange Group, a holder of the VRRI Sub-Interests will receive the same aggregate distributions on each Distribution Date (with such aggregate distributions to be allocable as between distributions of interest, distributions in reduction of Certificate Balance and reimbursements (with interest) of prior write-offs of Certificate Balance in the same proportions) as would be the case if such holder instead held the corresponding portion of the VRR Interest that is exchangeable for such VRRI Sub-Interests pursuant to the Pooling and Servicing Agreement.

HRR Certificates

Material Terms of the HRR Certificates

The Retaining Third Party Purchaser is expected to purchase the HRR Certificates for cash on the Closing Date.  The aggregate fair value, as of the Closing Date, of the HRR Certificates will be equal to approximately $30,615,236, representing approximately 2.88250% of the aggregate fair value, as of the Closing Date, of all of the Certificates (including the VRR Interest, but excluding the Class R Certificates) issued by the Issuing Entity. The aggregate fair value, as of the Closing Date, of all of the Certificates (excluding the Class R Certificates) will be approximately $1,062,107,484. The fair values referenced in the preceding two sentences are based on actual prices and final tranche sizes as of the Closing Date for each Class of Certificates (other than the Class R Certificates).

On any Distribution Date, the aggregate amount available for distributions on the Certificates will be allocated between the VRR Interest and the Non-Vertically Retained Certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on an ARD Mortgage Loan (if any)) allocated to the Non-Vertically Retained Certificates will be further allocated to the specified Classes of those Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated between the VRR Interest and Non-Vertically Retained Principal Balance Certificates in accordance with their respective percentage allocation entitlement, and the Mortgage Loan losses allocated to the Non-Vertically Retained Principal Balance Certificates will be further allocated to the specified Classes of those Certificates in ascending order (beginning with certain Non-Vertically Retained Principal Balance Certificates that are not being offered by this prospectus), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material payment terms of the Classes of HRR Certificates identified in the table above in this “—Material Terms of the HRR Certificates” section, see “Description of the Certificates” in this prospectus.

The Retaining Third Party Purchaser

RREF III-D AIV RR, LLC, a Delaware limited liability company, is expected, on the Closing Date, (i) to purchase for cash the Class E, Class F and Class G Certificates (collectively, the “HRR Certificates”) and receive the Class S Certificates, and (ii) to act as the initial Retaining Third Party Purchaser. The Retaining Third Party Purchaser is wholly owned, directly or indirectly, by RREF III Debt AIV, LP, which was formed with a primary purpose of investing in commercial mortgaged-backed securities, including the junior tranches of such securities (“CMBS B-Piece Securities”). The HRR Certificates will represent the Retaining Third Party Purchaser’s second purchase of CMBS B-Piece Securities, but RREF III Debt AIV, LP has held CMBS B-Piece Securities and served as controlling class representative and directing certificate holder (or in a similar capacity) for approximately 14 other CMBS securitizations. The Retaining Third Party Purchaser is advised by RCM, an affiliate of the Special Servicer and an experienced commercial real estate debt investor. RCM has underwritten and purchased, primarily for the funds it advises, over $4.7 billion in face value of subordinate, newly-originated commercial mortgage-backed securities bonds in approximately 72 different securitizations totaling approximately $76.4 billion in overall transaction size. RCM (or its affiliate) has the right to appoint the special servicer for each of these transactions. See “Transaction Parties—Servicers—The Special Servicer” for additional information about the Retaining Third Party Purchaser, RCM and their respective affiliates. For a description of any material conflicts of interest or material potential conflicts of interest between the Retaining Third Party Purchaser and another party to this securitization, see “Risk Factors—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer” and “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans.”

RREF III-D AIV RR, LLC or another affiliate of the expected Special Servicer is expected to be appointed as the initial Controlling Class Representative (and, accordingly, the initial Directing Holder with respect to each Serviced Loan other than (x) any Serviced Loan Combination as to which the related Controlling Companion Loan is not included in this securitization transaction, and (y) any Excluded Mortgage Loan). In addition, RCA and RREF III-D AIV RR, LLC are affiliates of Rialto Mortgage Finance, LLC, the current holder of the Controlling Companion Loan with respect to the Atlanta and Anchorage Hotel Portfolio Loan Combination (and another Atlanta and Anchorage Hotel Portfolio Pari Passu Companion Loan) and the initial Directing Holder with respect to the Atlanta and Anchorage Hotel Portfolio Loan Combination. RCA is expected, on the Closing Date, to be appointed to act as the initial Special Servicer under the Pooling and Servicing Agreement and in this capacity is expected to be responsible for the servicing and administration of the applicable Specially Serviced Loans and any associated REO Properties and RCA or an affiliate assisted RREF III-D AIV RR, LLC and/or one or more of its affiliates with its due diligence on the Mortgage Loans prior to the Closing Date. Any review by the Retaining Third Party Purchaser and its affiliates of the credit risk of the securitized assets is solely for its own benefit, may not be relied upon by any other person, and is not intended to be, and may not be, construed as an approval or endorsement of the sponsor’s underwriting standards or any loan-level disclosure in this prospectus. The Retaining Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards or disclosure and the Retaining Third Party Purchaser has not independently verified the truth or accuracy of any representations or warranties of the Sponsors or any other party to this transaction or any related documents.

If the Retaining Sponsor determines that the Retaining Third Party Purchaser or a successor third party purchaser no longer complies with one or more of the Credit Risk Retention Rules applicable to the Retaining Third Party Purchaser or such successor third party purchaser, the Retaining Sponsor will be required to promptly notify, or cause to be notified, the Certificateholders of such noncompliance.

Hedging, Transfer and Financing Restrictions

The VRR Interest and the HRR Certificates will be required to be subject to certain hedging, transfer and financing restrictions and are expected to be held at all times in definitive form by the Certificate Administrator on behalf of the beneficial owners of the VRR Interest and HRR Certificates, respectively, as and to the extent provided in the Pooling and Servicing Agreement.

Each Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “originator” and any respective “affiliate” (each as defined in the Regulation RR) for so long as compliance with the Credit Risk Retention Rules is required.

These restrictions will include an agreement by each Retaining Party not to transfer its respective RR Interest, except to a “majority-owned affiliate” or, in the case of the Retaining Third Party Purchaser, to a subsequent third party purchaser (as defined in, and in accordance with, the Credit Risk Retention Rules and otherwise in compliance with the Credit Risk Retention Rules then in effect). In addition, the Retaining Parties will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RR Interest unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Parties will have agreed that the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance; (ii) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date; and (iii) two years after the Closing Date.

Representations and Warranties

The Retaining Sponsor will make the representations and warranties identified on Annex E-1, subject to certain exceptions to such representations and warranties set forth in Annex E-2. NREC will make the representations and warranties identified on Annex E-1, subject to certain exceptions to such representations and warranties set forth in Annex E-2.  Principal Commercial Capital will make the representations and warranties identified on Annex E-1, subject to certain exceptions to such representations and warranties set forth in Annex E-2.

At the time of its decision to include the applicable Citi Mortgage Loans in this transaction, each Citi Sponsor, determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by such Citi Sponsor, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by such Citi Sponsor that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which the Citi Sponsors based their decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the Citi Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the NREC Mortgage Loans in this transaction, NREC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by NREC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by NREC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which NREC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable NREC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the PCC Mortgage Loans in this transaction, Principal Commercial Capital determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Principal Commercial Capital that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Principal Commercial Capital that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property.  However, there can be no assurance that the compensating factors or other circumstances upon which Principal Commercial Capital based its decisions will in fact sufficiently mitigate those risks.  In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable PCC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2017-P7 (the “Certificates”) will be issued on or about April 18, 2017 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

Upon initial issuance, the Certificates will consist of the following classes (each, a “Class”): (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class A-S, Class B and Class C Certificates (collectively, the “Offered Certificates”), which are offered by this prospectus; (ii) the Class X-D, Class D, Class E, Class F, Class G, Class S and Class R Certificates (collectively, the “Non-Offered Certificates”), which are not offered by this prospectus; and (iii) the VRR Interest, which is also not offered by this prospectus. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class X-A, Class X-B, Class X-C and Class X-D Certificates are referred to collectively in this prospectus as the “Interest-Only Certificates” or “Class X Certificates”. The Class R Certificates are sometimes also referred to in this prospectus as the “Residual Certificates”. The Certificates (other than the Class S and Class R Certificates) (including the VRR Interest, insofar as it represents beneficial ownership of a REMIC regular interest in the Upper-Tier REMIC) are collectively referred to in this prospectus as the “Regular Certificates”. The Regular Certificates (other than the Class X Certificates) are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Offered Certificates and the Non-Offered Certificates are collectively referred to in this prospectus as the “Non-Vertically Retained Certificates”. The Non-Vertically Retained Certificates that are Regular Certificates are collectively referred to in this prospectus as the “Non-Vertically Retained Regular Certificates”. The Non-Vertically Retained Certificates that are Principal Balance Certificates are collectively referred to in this prospectus as the “Non-Vertically Retained Principal Balance Certificates”.

Upon initial issuance, the respective Classes of the Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approximate Initial Certificate Balance or Notional Amount
Class A-1	$18,129,000
Class A-2	$94,881,000
Class A-3	$250,000,000
Class A-4	$289,834,000
Class A-AB	$49,088,000
Class X-A	$773,379,000
Class X-B	$45,124,000
Class X-C	$47,631,000
Class A-S	$71,447,000
Class B	$45,124,000
Class C	$47,631,000
Class X-D	$57,659,000
Class D	$57,659,000
Class E	$27,576,000
Class F	$10,028,000
Class G	$41,363,974
VRR Interest	$22,556,995

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses or VRR Realized Losses, as applicable, actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses or VRR Realized Losses previously allocated to a Class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest” above.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X-A Certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates outstanding from time to time. The Notional Amount of the Class X-B Certificates will equal the Certificate Balance of the Class B Certificates outstanding from time to time. The Notional Amount of the Class X-C Certificates will equal the Certificate Balance of the Class C Certificates outstanding from time to time. The Notional Amount of the Class X-D Certificates will equal the Certificate Balance of the Class D Certificates outstanding from time to time.

Neither the Class S nor the Class R Certificates will have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest, except that the Class S Certificates will be entitled to receive a portion of the Excess Interest accruing after the related Anticipated Repayment Date on any ARD Loan.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in May 2017. The “Determination Date” will be the tenth day of each calendar month (or, if the tenth calendar day of that month is not a business day, then the next business day), commencing in May 2017.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class S or Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class S or Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The aggregate amount available for distributions of interest, principal and reimbursements of Realized Losses and VRR Realized Losses to holders of the Certificates (including the VRR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the borrowers of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums (which are separately distributed to holders of the Regular Certificates);

(vi)	Excess Interest on the ARD Loan (which is separately distributed to holders of the Class S Certificates and the VRR Interest);

(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or

(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)       all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans with respect to the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2018, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)       the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.

The portion of the Aggregate Available Funds available for distribution to holders of the Non-Vertically Retained Certificates (other than the Class S Certificates) on each Distribution Date (with respect to such Distribution Date, the “Available Funds”) will, in general, equal the Non-Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in May 2017, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-AB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-AB Scheduled Principal Balance”),

(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,

(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(iv)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(v)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and

(vi)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the holders of the Class G Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (without regard to the distribution of the Principal Distribution Amount on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates have been reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance of the VRR Interest, up to the lesser of (A) the Vertically Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed VRR Realized Losses previously allocated to the VRR Interest; (ii) the Non-Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Non-Vertically Retained Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Vertically Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Certificates; and (iii) the Interest Shortfall with respect to each affected Class of Non-Vertically Retained Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Non-Vertically Retained Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses or VRR Realized Losses, as applicable, of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Non-Vertically Retained Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”. Except for tax reporting purposes, the VRR Interest will not have a specified Pass-Through Rate.

The Pass-Through Rate with respect to each Class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class D Certificates for any Distribution Date will be fixed at the initial Pass-Through Rate for such Class set forth in the table under “Certificate Summary” in this prospectus.

The Pass-Through Rate with respect to the Class B Certificates for any Distribution Date will be a per annum rate equal to the lesser of (a) the initial Pass-Through Rate for such Class set forth in the table under “Certificate Summary” in this prospectus and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate of the Class C Certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date, minus 0.326%.

The Pass-Through Rate with respect to each Class of the Class E, Class F and Class G Certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the Class X Strip Rate for the Class B Certificates for such Distribution Date. The Pass-Through Rate for the Class X-C Certificates for any Distribution Date will be a fixed per annum rate equal to 0.326%. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the Class X Strip Rate for the Class D Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Non-Vertically Retained Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Non-Vertically Retained Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year subsequent to 2017 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; or (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year subsequent to 2017, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Non-Vertically Retained Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Non-Vertically Retained Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date; and

(2)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided, that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Non-Vertically Retained Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent of the Issuing Entity’s interest therein, any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for such Distribution Date exceeds (2) the aggregate amount actually distributed on such Distribution Date to holders of the Non-Vertically Retained Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Loan Combination is paid in full, or if the Mortgage Loan or Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses and VRR Realized Losses to, the Certificates, as well as for purposes of calculating the Servicing Fee, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master

Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute (i) to the Holders of the Class S Certificates the Non-Vertically Retained Percentage of any Excess Interest received by the Issuing Entity with respect to the ARD Loan during the Collection Period for (or, in the case of an Outside Serviced Mortgage Loan, as part of a distribution to the Issuing Entity during the month of) such Distribution Date, and (ii) to the Holders of the VRR Interest the remainder of such Excess Interest. Excess Interest will not be available to make distributions to any other Class of Certificates or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

For purposes of calculating distributions on the Certificates and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Loan Combination, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B, Class X-C and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) is required to be distributed to Certificateholders (excluding holders of the Class E, Class F, Class G, Class S and Class R Certificates) as follows: (1)(a) first the Non-Vertically Retained Percentage of such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class A-S Certificates, (ii) the group (the “YM Group B”) of the Class X-B and Class B Certificates, (iii) the group (the “YM Group C”) of the Class X-C and Class C Certificates, and (iv) the group (the “YM Group D” and collectively with the YM Group A, the YM Group B and the YM Group C, the “YM Groups”) of the Class X-D and Class D Certificates, pro rata based upon the aggregate amount of principal distributed to the Classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Regular Certificates in such YM Group, in the following manner: (i) each Class of Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) solely in the case of YM Group A, a fraction whose numerator is the amount of principal distributed to such Class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group on such Distribution Date, (Y) the Base Interest Fraction for the related principal prepayment and such Class of Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions will be distributed to the Class of Class X Certificates in such YM Group; and (2) the Vertically Retained Percentage of such yield maintenance charge will be distributed to holders of the VRR Interest. If there is more than one Class of Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate amount of such yield maintenance charges will be allocated among all such Classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B, Class X-C and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated: (1) to the extent of the respective Non-Vertically Retained Percentages thereof, to the holders of the Class E, Class F and Class G Certificates; and (2) to the extent of the Vertically Retained Percentage thereof, to the holders of the VRR Interest.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class S or Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	September 2021
Class A-2	February 2022
Class A-3	January 2027
Class A-4	March 2027
Class A-AB	September 2026
Class X-A	March 2027
Class X-B	March 2027
Class X-C	April 2027
Class A-S	March 2027
Class B	March 2027
Class C	April 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in April 2050. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than an Outside Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00250% per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement, any related Serviced Pari Passu Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the Master Servicer’s Compensating Interest Payment for the related Distribution Date or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will, to the extent of the Non-Vertically Retained Percentage thereof, be allocated on that Distribution Date among the respective Classes of the Non-Vertically Retained Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F and Class G Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F and Class G Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E, Class F and Class G Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-AB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Non-Vertically Retained Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates by the other Non-Vertically Retained Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates and the Class G Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class G Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate the amount, if any, by which (i) the product of (A) the Non-Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Non-Vertically Retained Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The Certificate Administrator will be required to allocate any Realized Losses among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class G Certificates;

second, to the Class F Certificates;

third, to the Class E Certificates;

fourth, to the Class D Certificates;

fifth, to the Class C Certificates;

sixth, to the Class B Certificates; and

seventh, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A, Class X-B, Class X-C and Class X-D Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the VRR Interest or to the Class S or Class R Certificates and will not be directly allocated to the Interest-Only Certificates. However, the Notional Amounts of the Classes of Interest-Only Certificates will be reduced if the Certificate Balances of the related Classes of Principal Balance Certificates are reduced by such Realized Losses. VRR Realized Losses, rather than Realized Losses, will be allocated to the VRR Interest. See “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses”.

In general, Realized Losses and VRR Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Certificate Administrator” or “—The Trustee”, as applicable, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (www.sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification and corrected loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)      a CREFC® servicer watch list;

(11)      a CREFC® loan level reserve and letter of credit report;

(12)      a CREFC® property file;

(13)      a CREFC® financial file;

(14)      a CREFC® loan setup file; and

(15)      a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;

(ii)	a CREFC® financial file; and

(iii)	a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)       Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending September 30, 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the initial purchasers, the underwriters, the Sponsors, the Master Servicer, the Special Servicer, the Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, the Directing Holder (but, in the case of the Controlling Class Representative, only for so long as a Consultation Termination Event does not exist), the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person (including the Risk Retention Consultation Party) who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence) and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to an Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party (other than the Risk Retention Consultation Party if it is a Borrower Party) be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

The Controlling Class Representative, each Controlling Class Certificateholder and the Special Servicer will be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Controlling Class Representative or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner), the Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party is not a Certificateholder or Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is neither the Controlling Class Representative nor a Controlling Class Certificateholder, such person is or is not a Borrower Party and such Person is or is not the Risk Retention Consultation Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate (including the VRR Interest) is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate (including the VRR Interest) registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded

Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than, with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates. If any portion of the VRR Interest is exchanged for a group of VRRI Sub-Interests, all such VRRI Sub-Interests will be Non-Reduced Certificates if such portion of the VRR Interest, if it were outstanding, would have been part of a Class of Non-Reduced Certificates.

“NRSRO Certification” means a certification executed by an NRSRO in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the Pooling and Servicing Agreement or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the Depositor’s Rule 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics and Markit Group Limited, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:

●	this prospectus;

●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;

(B)	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and

●	the Operating Advisor Annual Report;

(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the Special Servicer; and

●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format;

(E)	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the Certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;

●	any notice of resignation or termination of the Master Servicer or Special Servicer;

●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;

●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;

●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the Issuing Entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event or an Operating Advisor Consultation Trigger Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Reviewer Termination Event;

●	any assessments of compliance delivered to the Certificate Administrator;

●	any Attestation Reports delivered to the Certificate Administrator;

●	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and

●	Proposed Course of Action Notice;

(F)	the “Investor Q&A Forum”;

(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Controlling Class Representative or Controlling Class Certificateholder via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with the Directing Holder or the Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder and any Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at “www.sf.citidirect.com”. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 1-888-855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, the Directing Holder (but, in the case of the Controlling Class Representative, only if a Consultation Termination Event does not exist) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of the Class as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class S and Class R Certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A, Class X-B and Class X-C Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A, Class X-B and Class X-C Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the

Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Both the VRR Interest and HRR Certificates will be evidenced by one or more Certificates and are expected to be held at all times in definitive form by the Certificate Administrator on behalf of the beneficial owners of the VRR Interest and HRR Certificates, respectively, as and to the extent provided in the Pooling and Servicing Agreement.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

388 Greenwich Street, 14th Floor
New York, New York 10013
Attention: Global Transaction Services – CGCMT 2017-P7

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Trustee or to a document custodian on behalf of the Trustee, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan and any Servicing Shift Mortgage Loan) sold by the applicable Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File”): (i)(A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan; (ii) the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office; (iii) the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office; (iv) an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment; (v) an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment; (vi) the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above; (vii) originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document; (viii) the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy; (ix) an original or copy of the related ground lease, if any, and any ground lessor estoppel; (x) an original or copy of the related loan agreement, if any; (xi) an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any; (xii) an original or copy of the related lockbox agreement or cash management agreement, if any; (xiii) an original or copy of the environmental indemnity from the related borrower, if any; (xiv) an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof; (xv) if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee; (xvi) in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement; (xvii) any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements; (xviii) an original or copy of any mezzanine loan intercreditor agreement if any; (xix) the original or copy of any related environmental insurance policy; (xx) a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and (xxi) copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof. Notwithstanding anything to the contrary contained in this prospectus, (1) in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of the mortgage file related to the applicable Outside Serviced Companion Loan delivered under the Outside Servicing Agreement and (2) in the case of a Servicing Shift Mortgage Loan, the related Mortgage File will be delivered to the Trustee or a custodian on its behalf and such Mortgage File (other than the documents described in clause (i) of the prior sentence) will be transferred to the custodian related to the securitization of the related controlling Servicing Shift Companion Loan with a copy of the documents so transferred to be retained by the Trustee or a document custodian on behalf of the Trustee and with the expectation that the assignments referred to in clauses (iv), (v), (vi) and (xv) of the prior sentence (to the extent that recordation of any such item would otherwise have been required) will be recorded in the name of the trustee for that securitization.

As provided in the Pooling and Servicing Agreement, the Trustee, a custodian on its behalf, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix), (xx) and (xxi) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)          a copy of each of the following documents:

(i)             (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

(ii)         the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)        any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)         final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)          the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)         the related ground lease, if any, and any ground lessor estoppel;

(vii)        the related loan agreement, if any;

(viii)       the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(ix)         the related lockbox agreement or cash management agreement, if any;

(x)          the environmental indemnity from the related borrower, if any;

(xi)         the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)        in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

(xiii)       any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)       any mezzanine loan intercreditor agreement;

(xv)        any related environmental insurance policy;

(xvi)       any related letter of credit and any related assignment thereof; and

(xvii)      any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

(b)          a copy of any engineering reports or property condition reports;

(c)          other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)          for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)          a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)           a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)          a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)          for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)           a copy of the applicable mortgage loan seller’s asset summary;

(j)           a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)          a copy of all zoning reports;

(l)           a copy of financial statements of the related mortgagor;

(m)         a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)          a copy of all UCC searches;

(o)          a copy of all litigation searches;

(p)          a copy of all bankruptcy searches;

(q)          a copy of the origination settlement statement;

(r)           a copy of any insurance summary report;

(s)          a copy of the organizational documents of the related mortgagor and any guarantor;

(t)           a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)          the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)          unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)          unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth on Annex E-1 to this prospectus, subject to the exceptions set forth on Annex E-2 to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;

●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and

●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-2 to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, substitute a Qualified Substitute Mortgage Loan and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

●	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—

(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus

(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus

(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus

(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus

(viii)	any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing, substituting or curing a Material Defect, to the extent that the Sponsor and the Enforcing Servicer (i.e., the Special Servicer) (subject to the consent of the Controlling Class Representative so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Mortgage Loan) are able to agree upon a cash payment payable by the Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), the Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Enforcing Servicer as set forth in the Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC or the imposition of tax on either Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Non-Vertically Retained Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator and the Trustee and, prior to the occurrence and continuance of a Consultation Termination Event, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs or any portion of the Issuing Entity to fail to qualify as a Grantor Trust, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Series 2017-P7 certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor, defaults on its obligations to do so. We cannot assure you that the applicable Sponsor will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so. See “Risk Factors—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of April 1, 2017 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following summaries describe the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply:

●	“Serviced Pari Passu Loan Combination” means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement. Each of (i) the Mack-Cali Short Hills Office Portfolio Loan Combination, (ii) the Key Center Cleveland Loan Combination, (iii) the Scripps Center Loan Combination, (iv) the Hamilton Crossing Loan Combination, (v) prior to the Atlanta and Anchorage Hotel Portfolio Lead Servicing Pari Passu Companion Loan Securitization Date, the Atlanta and Anchorage Hotel Portfolio Loan Combination, (vi) prior to the Urban Union - Amazon Pari Passu Companion Loan Securitization Date, the Urban Union - Amazon Loan Combination and (vii) prior to the Broadway Portfolio Pari Passu Companion Loan Securitization Date, the Broadway Portfolio Loan Combination, is a Serviced Pari Passu Loan Combination.

●	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement. Prior to the Urban Union - Amazon Pari Passu Companion Loan Securitization Date, the Urban Union - Amazon Loan Combination is a Serviced AB Loan Combination.

●	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.

●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement). Each of (i) the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans, (ii) the Key Center Cleveland Pari Passu Companion Loans, (iii) the Scripps Center Pari Passu Companion Loan, (iv) the Hamilton Crossing Pari Passu Companion Loan, (v) prior to the Atlanta and Anchorage Hotel Portfolio Lead Servicing Pari Passu Companion Loan Securitization Date, the Atlanta and Anchorage Hotel Portfolio Pari Passu Companion Loans, (vi) prior to the Urban Union - Amazon Pari Passu Companion Loan Securitization Date, the Urban Union - Amazon Pari Passu Companion Loan and (vii) prior to the Broadway Portfolio Pari Passu Companion Loan Securitization Date, the Broadway Portfolio Pari Passu Companion Loan, is a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement). Prior to the Urban Union - Amazon Pari Passu Companion Loan Securitization Date, the Urban Union - Amazon Subordinate Companion Loan is a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.

●	“Companion Loan Holder” means the holder of a Companion Loan.

●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.

●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).

●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.

●	“Serviced Outside Controlled Loan Combination” means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not included in this securitization transaction (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination. Because the Controlling Note with respect to each Servicing Shift Loan Combination is not included in this securitization transaction, (i) prior to the Atlanta and Anchorage Hotel Portfolio Lead Servicing Pari Passu Companion Loan Securitization Date, the Atlanta and Anchorage Hotel Portfolio Loan Combination, (ii) prior to the Urban Union - Amazon Pari Passu Companion Loan Securitization Date, the Urban Union - Amazon Loan Combination and (iii) prior to the Broadway Portfolio Pari Passu Companion Loan Securitization Date, the Broadway Portfolio Loan Combination, will each be a “Serviced Outside Controlled Loan Combination”. Each such Loan Combination will cease to be a Serviced Outside Controlled Loan Combination upon becoming an Outside Serviced Loan Combination.

●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination.

●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Loan Combination.

●	“Outside Controlling Note Holder” means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).

●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Loan Combination. Each of (i) the 229 West 43rd Street Retail Condo Pari Passu Companion Loans, (ii) the Greenwich Office Park Pari Passu Companion Loans, (iii) the 111 Livingston Street Pari Passu Companion Loans, (iv) following the Atlanta and Anchorage Hotel Portfolio Lead Servicing Pari Passu Companion Loan Securitization Date, the Atlanta and Anchorage Hotel Portfolio Pari Passu Companion Loans, (v) following the Urban Union - Amazon Pari Passu Companion Loan Securitization Date, each of the Urban Union - Amazon Pari Passu Companion Loan and the Urban Union - Amazon Subordinate Companion Loan, (vi) the QLIC Pari Passu Companion Loans and the QLIC Subordinate Companion Loan, (vii) following the Broadway Portfolio Pari Passu Companion

Loan Securitization Date, the Broadway Portfolio Pari Passu Companion Loan, (viii) the Novo Nordisk Pari Passu Companion Loans, (ix) the Rentar Plaza Pari Passu Companion Loans and (x) the Parts Consolidation Center Pari Passu Companion Loan, is an Outside Serviced Companion Loan.

●	“Outside Serviced Loan Combination” means a Loan Combination that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. Each of (i) the 229 West 43rd Street Retail Condo Loan Combination, (ii) the Greenwich Office Park Loan Combination, (iii) the 111 Livingston Street Loan Combination, (iv) following the Atlanta and Anchorage Hotel Portfolio Lead Servicing Pari Passu Companion Loan Securitization Date, the Atlanta and Anchorage Hotel Portfolio Loan Combination, (v) following the Urban Union - Amazon Pari Passu Companion Loan Securitization Date, the Urban Union - Amazon Loan Combination, (vi) the QLIC Loan Combination, (vii) following the Broadway Portfolio Pari Passu Companion Loan Securitization Date, the Broadway Portfolio Loan Combination, (viii) the Novo Nordisk Loan Combination, (ix) the Rentar Plaza Loan Combination and (x) the Parts Consolidation Center Loan Combination, is an Outside Serviced Loan Combination.

●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Loan Combination. Each of (i) the 229 West 43rd Street Retail Condo Mortgage Loan, (ii) the Greenwich Office Park Mortgage Loan, (iii) the 111 Livingston Street Mortgage Loan, (iv) following the Atlanta and Anchorage Hotel Portfolio Lead Servicing Pari Passu Companion Loan Securitization Date, the Atlanta and Anchorage Hotel Portfolio Mortgage Loan, (v) following the Urban Union - Amazon Pari Passu Companion Loan Securitization Date, the Urban Union - Amazon Mortgage Loan, (vi) the QLIC Mortgage Loan, (vii) following the Broadway Portfolio Pari Passu Companion Loan Securitization Date, the Broadway Portfolio Mortgage Loan, (viii) the Novo Nordisk Mortgage Loan, (ix) the Rentar Plaza Mortgage Loan and (x) the Parts Consolidation Center Mortgage Loan, is an Outside Serviced Mortgage Loan.

●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Loan Combination is being serviced. Each of the following servicing agreements is an Outside Servicing Agreement: (i) in the case of the 229 West 43rd Street Retail Condo Loan Combination, the CD 2016-CD2 Pooling and Servicing Agreement; (ii) in the case of each of the Greenwich Office Park Loan Combination, the Novo Nordisk Loan Combination and the Rentar Plaza Loan Combination, the CSMC 2016-NXSR Pooling and Servicing Agreement; (iii) in the case of each of the 111 Livingston Street Loan Combination and the Parts Consolidation Center Loan Combination, the CD 2017-CD3 Pooling and Servicing Agreement; (iv) in the case of the Atlanta and Anchorage Hotel Portfolio Loan Combination, following the Atlanta and Anchorage Hotel Portfolio Lead Servicing Pari Passu Companion Loan Securitization Date, the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement; (v) in the case of the Urban Union - Amazon Loan Combination, following the Urban Union - Amazon Pari Passu Companion Loan Securitization Date, the Urban Union - Amazon Pooling and Servicing Agreement; (vi) in the case of the QLIC Loan Combination, the WFCM 2016-NXS6 Pooling and Servicing Agreement and (vii) in the case of the Broadway Portfolio Loan Combination, following the Broadway Portfolio Pari Passu Companion Loan Securitization Date, the Broadway Portfolio Future Pooling and Servicing Agreement.

●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.

●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement.

●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Loan Combination. Each of (i) the Atlanta and Anchorage Hotel Portfolio Pari Passu Companion Loans, (ii) the Urban Union - Amazon Pari Passu Companion Loan and the Urban Union - Amazon Subordinate Companion Loan, and (iii) the Broadway Portfolio Pari Passu Companion Loan, is a Servicing Shift Companion Loan.

●	“Servicing Shift Loan Combination” means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the servicing agreement (i.e., the Outside Servicing Agreement) governing that future securitization transaction. Each of (i) the Atlanta and Anchorage Hotel Portfolio Loan Combination, (ii) the Urban Union - Amazon Loan Combination and (iii) the Broadway Portfolio Loan Combination, is a Servicing Shift Loan Combination.

●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Loan Combination. Each of (i) the Atlanta and Anchorage Hotel Portfolio Mortgage Loan, (ii) the Urban Union - Amazon Mortgage Loan and (iii) the Broadway Portfolio Mortgage Loan, is a Servicing Shift Mortgage Loan.

●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.

●	“Lead Servicing Pari Passu Companion Loan” means: (i) with respect to the Urban Union - Amazon Loan Combination, the related Pari Passu Companion Loan evidenced by the Mortgage Note designated as “Note A-1”; (ii) with respect to the QLIC Loan Combination, the related Pari Passu Companion Loan evidenced by the Mortgage Note designated as “Note A-2”; and (iii) with respect to a Servicing Shift Loan Combination or an Outside Serviced Loan Combination that is not also an AB Loan Combination, the related Controlling Pari Passu Companion Loan.

●	“Lead Servicing Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Loan Combination or (ii) an Outside Serviced Loan Combination as to which servicing will shift from the current Outside Servicing Agreement to a future Outside Servicing Agreement upon the securitization of the related Lead Servicing Pari Passu Companion Loan, the date on which the related Lead Servicing Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—The Loan Combinations”.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced

Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the holders of Certificates.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Trustee, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions”.

The Trustee (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Loan Combination in trust for the benefit of all Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Trustee, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the related Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the related Mortgage Loan. This substitution or repurchase obligation or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for a Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●            the higher of the following standards of care:

1.     with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.     with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●            with a view to—

1.     the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.     in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)) of principal and interest, including balloon payments, on a present value basis; and

●            without regard to—

1.     any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.     the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.     the obligation, if any, of the Master Servicer to make Advances;

4.     the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.     the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or

●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a) the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or

●	solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other, the Operating Advisor and the Controlling Class Representative (so long as no Consultation Termination Event has occurred and is continuing)), on or before the 60th day after the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or signed purchase agreement reasonably acceptable to the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment or purchase agreement; or

(b) there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d) the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e) the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f) the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g) the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing)) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and (a) with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) and (b) with respect to a Specially Serviced Loan, after non-binding consultation with the Risk Retention Consultation Party pursuant to the Pooling and Servicing Agreement (in the case of either of clause (a) or (b), other than with respect to any Mortgage Loan that is an Excluded Mortgage Loan or Excluded RRCP Mortgage Loan, as applicable, as to such party)), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the related Directing Holder will not have more than 30 days to respond to the Special Servicer’s request for such consent; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the related Directing Holder or the Risk Retention Consultation Party, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;

●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the Mortgage Loan to be characterized as a “Specially Serviced Loan.”

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will (i) in the case of a PrinREI-Subserviced Loan (as defined below), be made by the Master Servicer with the Special Servicer’s consent or (ii) in the case of a Serviced Loan that is not a PrinREI-Subserviced Loan, be made by the Special Servicer or (if (a) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination or (b) in the case of a Special Servicer Decision described in sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of the Directing Holder and will be required to consult with the Operating Advisor and the Risk Retention Consultation Party in connection with any Major Decisions, to the extent described under “—The Directing Holder” and “—The Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision):

(a)          approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable area at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)          approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)          approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Loan Combination);

(d)          approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)          agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Loan Combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)          in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)          in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Loan Combination in connection with a defeasance of such collateral;

(h)          any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement (which will not include any amendments to split or re-size notes consistent with the terms of any Co-Lender Agreement as to which the consent of the Issuing Entity is not required) related to a Serviced Mortgage Loan or Serviced Loan Combination, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(i)          any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(j)          any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related loan documents and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied), and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

With respect to a Special Servicer Decision or Major Decision involving a Serviced Loan that is not a Specially Serviced Loan, if (i) such Serviced Loan is a PrinREI-Subserviced Loan, or (ii) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process such Special Servicer Decision or Major Decision, as the case may be, or (iii) the subject Special Servicer Decision is of the type described in sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from the Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing), the Operating Advisor and the Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party has consultation rights as described under “—Directing Holder” below) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer may delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. The Special Servicer will not be permitted to appoint sub-servicers with respect to any of its servicing obligations and duties. As described under “Transaction Parties—Servicers—The PCC Mortgage Loans Primary Servicer” in this prospectus, Principal Real Estate Investors, LLC, a Delaware limited liability company, will act as primary servicer and perform certain servicing duties of the Master Servicer (other than making Advances) with respect to the PCC Mortgage Loans (each such PCC Mortgage Loan, for so long as Principal Real Estate Investors, LLC is acting as the related primary servicer with respect thereto pursuant to the PrinREI Primary Servicing Agreement, together with any related Companion Loan, a “PrinREI-Subserviced Loan”).

Each sub-servicing agreement between the Master Servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer, or by any successor Master Servicer without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to take (or determine not to take) action with respect to Major Decisions or Special Servicer Decisions without the consent of the Special Servicer.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans and REO Mortgage Loans, but not including any Companion Loan) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and

●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made;

●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties, the Controlling Class Representative (prior to the occurrence and continuance of a Control Termination Event) and, in the case of a Property Advance with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan by the borrower and any other collections on the Mortgage Loan, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder) (as a collective whole as if such Certificateholders and/or the related Serviced Companion Loan Holder constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the Controlling Class Representative (or, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder) (unless, if the Controlling Class Representative is the consenting party, a Control Termination Event has occurred and is continuing, in which case the Controlling Class Representative must be consulted with unless a Consultation Termination Event has occurred and is continuing). In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes of Certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account”) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to a related Companion Loan Holder or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following two accounts, which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account” (together with the Lower-Tier REMIC Distribution Account, the “Distribution Account”).

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent on deposit in the Collection Account, the Aggregate Available Funds for such Distribution Date and any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account, as applicable, as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Class R Certificates (other than in respect of the residual interest in the Lower-Tier REMIC) first, from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account for distribution on the Certificates. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2018) (unless, in either case, the related Distribution Date is the final Distribution Date), the

Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance, as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2018), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. The Excess Interest Distribution Account will be an asset of the Grantor Trust. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest on the Class S Certificates and the VRR Interest will be made from the Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates (exclusive of the VRR Interest) on such Distribution Date. If the Certificate Administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the VRR Interest and the other Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency and (B) the Vertical Risk Retention Allocation Percentage of the amount described in the immediately preceding clause. In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and VRR Realized Losses, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related Mortgage Loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals): (i) to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account an amount equal to the sum of (I) the Aggregate Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any,(D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts,” (ii) to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”), (iii) to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period), (iv) to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee, (v) to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity), (vi) to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined, (vii) to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement, (viii) to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on either Trust REMIC, (ix) to pay the CREFC® Intellectual Property Royalty License Fee, (x) to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below, (xi) to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account, and (xii) to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity. However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then upon direction from the Master Servicer (subject to any notice required to be provided by the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement), the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)          to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)          to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer with respect to such Mortgage Loan or any related REO Property;

(iii)          to offset any portion of Realized Losses and/or VRR Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)          following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i) to (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)          on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses and/or VRR Realized Losses that are attributable to such Mortgage Loan or related REO Property, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than fees for insufficient or returned checks) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), and (c) 100% of fees for insufficient or returned checks actually received from borrowers on all Serviced Loans. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any such review fee without the Master Servicer’s consent.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and the Serviced Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Mortgage Loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including without limitation Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related

Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month (or, with respect to any Specially Serviced Loan or REO Property with respect to which the Risk Retention Consultation Party consulted with the Special Servicer during the occurrence and continuance of a Consultation Termination Event, $5,000 for the month in which such consultation occurred), then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 (or $5,000, if applicable) for such month with respect to such Specially Serviced Loan or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a

Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0%.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than fees for insufficient or returned checks) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); and (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor in connection with a Material Defect. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any non-Specially Serviced Loan as to which the borrower request relates to a Major Decision or a Special Servicer Decision, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any such review fee without the Special Servicer’s consent.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Loan Combinations, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.0055% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received in respect of the Mortgage Loans (including any Outside Serviced Mortgage Loan) and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan (including any Outside Serviced Mortgage Loan) on the Stated Principal Balance of the Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” with respect to each Interest Accrual Period is a rate equal to (i) 0.00162% per annum with respect to each Mortgage Loan (other than the Mack-Cali Short Hills Office Portfolio Mortgage Loan, the Key Center Cleveland Mortgage Loan, the Scripps Center Mortgage Loan and the Hamilton Crossing Mortgage Loan), (ii) 0.0030% per annum with respect to the Mack-Cali Short Hills Office Portfolio Mortgage Loan, (iii) 0.00036% per annum with respect to the Key Center Cleveland Mortgage Loan, (iv) 0.0036% per annum with respect to the Scripps Center Mortgage Loan, and (v) 0.0045% per annum with respect to the Hamilton Crossing Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $12,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate” is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00024% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of the Mortgage Loan as of the close of business on the Distribution Date in such interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to each Delinquent Loan, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to the sum of: (i) $13,500 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent, or (ii) the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds

Servicing Fee(2)(3) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections

Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than fees for insufficient or returned checks) and Assumption Fees with respect to the Serviced Mortgage Loans(5)	from time to time	the related fee/ investment income

–     100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan

–      100% of fees for insufficient or returned checks actually received from borrowers on all Serviced Mortgage Loans from time to time from time to time

Type/Recipient	Amount(1)	Frequency	Source of Funds

	– all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly

Special Servicing Fee(3) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan that would be less than $3,500 in any given month (or, with respect to any Serviced Loan that is a Specially Serviced Loan or REO Mortgage Loan with respect to which the Risk Retention Consultation Party consulted with the Special Servicer during the occurrence and continuance of a Consultation Termination Event, less than $5,000 for the month in which such consultation occurred), then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 (or $5,000, if applicable) for such month with respect to such Mortgage Loan) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections

Workout Fee(3) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date); and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest

Type/Recipient	Amount(1)	Frequency	Source of Funds

Liquidation Fee(3) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments

Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than fees for insufficient or returned checks) and Assumption Fees with respect to the Serviced Mortgage Loans(5)	from time to time	the related fee/ investment income

	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time

	– all investment income received on funds in any REO account	from time to time

Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.0055% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections

Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to (i) 0.00162% (except with respect to the Mack-Cali Short Hills Office Portfolio Mortgage Loan, the Key Center Cleveland Mortgage Loan, the Scripps Center Mortgage Loan and the Hamilton Crossing Mortgage Loan), (ii) 0.0030% with respect to the Mack-Cali Short Hills Office Portfolio Mortgage Loan, (iii) 0.00036% with respect to the Key Center Cleveland Mortgage Loan, (iv) 0.0036% with respect to the Scripps Center Mortgage Loan, and (v) 0.0045% with respect to the Hamilton Crossing Mortgage Loan, on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections

Type/Recipient	Amount(1)	Frequency	Source of Funds

Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $12,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period

Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00024% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections

Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers

Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	(i) $13,500 multiplied by the number of Delinquent Loans subject to an Asset Review (for purposes of this item, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if the related Mortgage Loan Seller is insolvent or fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections

Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections

Interest on Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections

Type/Recipient	Amount(1)	Frequency	Source of Funds

P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections

Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections

Indemnification Expenses(3)(6) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans. In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.

(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” below the column headed “Outside (Primary) Servicer Fee Rate”.

(3)	With respect to each Servicing Shift Loan Combination, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Loan Combination is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Lead Servicing Pari Passu Companion Loan, the servicing of a Servicing Shift Loan Combination will shift to the applicable Outside Servicing Agreement and such Loan Combination will become an Outside Serviced Loan Combination.

(4)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer and/or Outside Special Servicer, as applicable, will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for such parties will be governed by the applicable Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(5)	Allocable between the Master Servicer and the Special Servicer as provided in the Pooling and Servicing Agreement and as described in “—Withdrawals from the Collection Account” above. The allocations between each Outside Servicer and each Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.

(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

With respect to each of the Outside Serviced Mortgage Loans and (after the related shift in servicing occurs) the Servicing Shift Mortgage Loans set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below (or, in the case of a Servicing Shift Mortgage Loan, set forth in the related Outside Servicing Agreement, subject to any limitations set forth in the related Co-Lender Agreement).

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate	Outside Liquidation Fee Rate
229 West 43rd Street Retail Condo	0.0025% per annum	the greater of 0.25% per annum and such per annum rate as would result in a special servicing fee of $3,500 for the related month	1.0%, subject to a cap of $1,000,000 in the aggregate for any particular workout, provided that the total amount of workout fees and liquidation fees payable with respect to the 229 West 43rd Street Retail Condo Loan Combination is subject to an aggregate cap of $1,000,000	1.0%, subject to a cap of $1,000,000, provided that the total amount of workout fees and liquidation fees payable with respect to the 229 West 43rd Street Retail Condo Loan Combination is subject to an aggregate cap of $1,000,000

Greenwich Office Park	0.0025% per annum	the greater of 0.25% per annum and such per annum rate as would result in a special servicing fee of $3,500 (or, in certain circumstances, $5,000) for the related month	the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000	the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CSMC 2016-NXSR Pooling and Servicing Agreement, no liquidation fee will be less than $25,000

111 Livingston Street	0.0025% per annum	the greater of 0.25% per annum and such per annum rate as would result in a special servicing fee of $3,500 for the related month	the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000	the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CD 2017-CD3 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000

Atlanta and Anchorage Hotel Portfolio	0.0025% per annum while it is an Outside Serviced Mortgage Loan	with respect to the Atlanta and Anchorage Hotel Portfolio Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 0.25% per annum)(3)(4)	with respect to the Atlanta and Anchorage Hotel Portfolio Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000)(3)(4)	with respect to the Atlanta and Anchorage Hotel Portfolio Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000)(3)(4)

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate	Outside Liquidation Fee Rate

Urban Union - Amazon	0.0025% per annum while it is an Outside Serviced Mortgage Loan	with respect to the Urban Union - Amazon Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the Urban Union - Amazon Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than the greater of 0.25% per annum and such per annum rate as would result in a special servicing fee of $3,500 (or, in certain circumstances, $5,000) for the related month(3)(4)	with respect to the Urban Union - Amazon Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the Urban Union - Amazon Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 1.0% except if such rate would result in a liquidation fee of less than $25,000, then the lesser of (i) 3.0% and (ii) such lower rate as would result in a liquidation fee of $25,000)(3)(4)	with respect to the Urban Union - Amazon Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the Urban Union - Amazon Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be the greater of 1.0% and $25,000)(3)(4)

QLIC	0.0025% per annum	0.25% per annum	1.0%, provided that no workout fee will be less than $25,000	1.0%, provided that, except as provided under the WFCM 2016-NXS6 Pooling and Servicing Agreement, if such rate would result in a liquidation fee of less than $25,000, then the liquidation fee rate will be equal to the lesser of (i) 3.0% and (ii) such lower rate as would result in a liquidation fee of $25,000

Broadway Portfolio	0.0025% per annum while it is an Outside Serviced Mortgage Loan	with respect to the Broadway Portfolio Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the Broadway Portfolio Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 0.25% per annum)(3)(4)	with respect to the Broadway Portfolio Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the Broadway Portfolio Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 1.0%)(3)(4)	with respect to the Broadway Portfolio Mortgage Loan while it is an Outside Serviced Mortgage Loan, the rate to be specified in the Broadway Portfolio Future Pooling and Servicing Agreement (which, pursuant to the related Co-Lender Agreement, will be no greater than 1.0%)(3)(4)

Novo Nordisk	0.0025% per annum	the greater of 0.25% per annum and such per annum rate as would result in a special servicing fee of $3,500 (or, in certain circumstances, $5,000) for the related month	the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000	the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CSMC 2016-NXSR Pooling and Servicing Agreement, no liquidation fee will be less than $25,000

Rentar Plaza	0.0025% per annum	the greater of 0.25% per annum and such per annum rate as would result in a special servicing fee of $3,500 (or, in certain circumstances, $5,000) for the related month	the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000	the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CSMC 2016-NXSR Pooling and Servicing Agreement, no liquidation fee will be less than $25,000

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate	Outside Liquidation Fee Rate

Parts Consolidation Center	0.0025% per annum	the greater of 0.25% per annum and such per annum rate as would result in a special servicing fee of $3,500 for the related month	the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000	the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CD 2017-CD3 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000

(1)	Includes the Servicing Shift Mortgage Loans which, in each case, will become an Outside Serviced Mortgage Loan after the related shift in servicing occurs. Until the occurrence of the related Lead Servicing Pari Passu Companion Loan Securitization Date, the related Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement by the parties thereto.

(2)	Includes any applicable sub-servicing fee rate.

(3)	The fees set forth are those specified in the related Co-Lender Agreement as being permitted under the related future Outside Servicing Agreement following the occurrence of the related Lead Servicing Pari Passu Companion Loan Securitization Date. However, prior to the occurrence of the related Lead Servicing Pari Passu Companion Loan Securitization Date, special servicing fees, workout fees and liquidation fees are as set forth in the Pooling and Servicing Agreement.

(4)	The stated fees may be subject to any market minimum special servicing compensation, caps and offsets, as and to the extent set forth in the related future Outside Servicing Agreement and the related Co-Lender Agreement.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to (x) any PrinREI-Subserviced Loan that is a non-Specially Serviced Loan, or (y) any non-Specially Serviced Loan other than a PrinREI-Subserviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to (x) any PrinREI-Subserviced Loan that is a non-Specially Serviced Loan, or (y) any non-

Specially Serviced Loan other than a PrinREI-Subserviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $20 million or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);

●	solely in the case of a delinquent balloon payment, (A) the date occurring 60 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after maturity, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;

●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or

●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates) has been reduced to zero.

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date occurring on or after the receipt of the appraisal, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of (a) the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over (b) the excess of (i) the sum of (A) 90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by the appraisal, minus such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and (B) all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over (ii) the sum as of the Due Date occurring in the month of the date of determination of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate), (B) all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and (C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed). The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan (up to the outstanding principal balance thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts, the amount of any required P&I Advance will be reduced, which will generally have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the Vertically Retained Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate Class of Regular Certificates then outstanding (i.e., first to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then, to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D Certificates) (to the extent of the Non-Vertically Retained Percentage of the reduction in such P&I Advance), on the other hand. See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each annual anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance. Based upon the appraisal, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer with respect to such Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Special Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Special Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Special Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Special Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Special Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Special Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Special Servicer will be required to notify the Master Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Special Servicer thereof. None of the Trustee, the Certificate Administrator or the Master Servicer will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer, the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a Control Termination Event, the Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof, and the Non-Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to each Class of Non-Vertically Retained Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, the Non-Vertically Retained Percentage of Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class G Certificates, and then to the Class F Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated the Non-Vertically Retained Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable Cumulative Appraisal Reduction Amount), in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determination the Controlling Class or the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Special Servicer will be required to promptly notify the Certificate Administrator and the Master Servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

The holders of Certificates representing the majority of the Certificate Balance of the most senior Class of Control Eligible Certificates whose Certificate Balance is notionally reduced to less than 25% of the initial Certificate Balance of that Class as a result of an allocation of an Appraisal Reduction Amount or Collateral Deficiency Amount in respect of such Class (such Class, an “Appraised-Out Class”) will have the right to challenge the Special Servicer’s Appraisal Reduction Amount determination or a Collateral Deficiency Amount determination, and, at their sole expense, obtain a second appraisal of any Serviced Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Requesting Holders will be required to cause the appraisal to be prepared on an “as-is” basis by an Appraiser in accordance with MAI standards, and the appraisal must be reasonably acceptable to the Special Servicer in accordance with the Servicing Standard. The Requesting Holders will be required to provide the Special Servicer with notice of their intent to challenge the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination within 10 days of the Requesting Holders’ receipt of written notice of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

An Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until 10 days following its receipt of written notice of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, unless the Requesting Holders provide written notice of their intent to challenge such Appraisal Reduction Amount or Collateral Deficiency Amount to the Special Servicer and the Certificate Administrator within such ten-day period as described above. If the Requesting Holders provide this notice, then the Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until the earliest of (i) 120 days following the related Appraisal Reduction Event or receipt of written notice of a Collateral Deficiency Amount, as applicable, unless the Requesting Holders provide the second appraisal within such 120-day period, (ii) the determination by the Special Servicer (described below) that a recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is not warranted or that such recalculation does not result in the Appraised-Out Class remaining the Controlling Class and (iii) the occurrence of a Consultation Termination Event. After the Appraised-Out Class is no longer entitled to exercise the rights of the Controlling Class, the rights of the Controlling Class will be exercised by the Class of Control Eligible Certificates immediately senior to such Appraised-Out Class, if any, unless a recalculation results in the reinstatement of the Appraised-Out Class as the Controlling Class.

In addition, the holders of Certificates representing the majority of the Certificate Balance of any Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order an additional appraisal of any Serviced Loan for which an Appraisal Reduction Event has occurred or as to which a Collateral Deficiency Amount exists if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the Special Servicer is required to use its reasonable efforts, in accordance with the Servicing Standard, to obtain such appraisal within 30 days from receipt of such holders’ written request and is required to use its reasonable efforts, in accordance with the Servicing Standard, to obtain an appraisal that is prepared on an “as-is” basis by an Appraiser in accordance with MAI standards; provided that the Special Servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the appraised value of the related Mortgaged Property or Mortgaged Properties.

Upon receipt of an appraisal provided by, or requested by, holders of an Appraised-Out Class as described above and any other information reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such additional appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, to recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount based upon such additional appraisal. If required by any such recalculation, the Appraised-Out Class will be reinstated as the Controlling Class. The Special Servicer will be required to promptly notify the Certificate Administrator of any such determination and recalculation in its monthly reporting, and the Certificate Administrator will be required to promptly post that reporting to the Certificate Administrator’s website.

Appraisals that are permitted to be presented by, or obtained by the Special Servicer at the request of, holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2018; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator’s website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (in the case of the Special Servicer only) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense incurred in connection with, or relating to, the Pooling and Servicing Agreement or the Certificates, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense: (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement or the Certificates, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, and paying agent. The protections, immunities and indemnities afforded to the Trustee will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such Indemnified Party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)       either of Moody’s Investors Service, Inc. (“Moody’s”) or Kroll Bond Rating Agency, Inc. (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(g)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(h)       the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificates, or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Loan Combination and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the related Outside Controlling Note Holder will have the right to approve a successor Special Servicer with respect to any Serviced Outside Controlled Loan Combination, and prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative will have the right to approve a successor Special Servicer with respect to the other Serviced Loans. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee will be required to consult with the Controlling Class Representative (and, if a Serviced Outside Controlled Loan Combination is affected, the Trustee will be required to consult with the related Outside Controlling Note Holder) prior to the appointment of a successor Master Servicer or Special Servicer at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f) or (g) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f) or (g) under “—Servicer Termination Events” above, the

Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by the related Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (h) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may also be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, as follows:

(a)       if a Control Termination Event has not occurred (or has occurred, but is no longer continuing), with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan), with or without cause, at the direction of the Controlling Class Representative upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)       if a Control Termination Event has occurred and is continuing, with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination), with or without cause, in accordance with the procedures set forth below, upon the affirmative vote of (a) the holders of Certificates (other than the Class S and Class R Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder

Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates;

(c)       at any time, with respect to the Serviced Loans, if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth below; and

(d)       solely with respect to a Serviced Outside Controlled Loan Combination, at the direction of the related Outside Controlling Note Holder, with or without cause, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including delivery of a Rating Agency Confirmation) and the related Co-Lender Agreement.

“Certificateholder Quorum” means a quorum that, (a) for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all Certificates (other than the Class S and Class R Certificates), on an aggregate basis, and (b) for purposes of a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, consists of the holders of Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Certificates, with such quorum including at least three (3) holders that are not affiliated with each other.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, is a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. Prior to the occurrence and continuance of a Control Termination Event, if the Excluded Special Servicer Mortgage Loan is not also an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If a Consultation Termination Event has occurred and is continuing, or if neither the Controlling Class Representative nor any Controlling Class Certificateholder is entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan (or if, despite being so entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan, neither the Controlling Class Representative nor any Controlling Class Certificateholder has appointed a replacement special servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability incurred in connection with any legal action resulting from the actions of the Excluded Mortgage Loan Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the special servicer again for such Mortgage Loan or Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Loan Combination, as the case may be, earned during such time on and after such Mortgage Loan or Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates (other than the Class S and Class R Certificates) requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates (other than the Class S and Class R Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If any Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, the Controlling Class Representative and the Risk Retention Consultation Party; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and

Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event there are no Classes of Certificates outstanding other than the Control Eligible Certificates, the VRR Interest, the Class S Certificates and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its unsecured long term-debt of at least “A2” by Moody’s, and (B) a rating on its unsecured long term-debt of at least “A-” by Fitch or a rating on its short-term debt of at least “F1” by Fitch; provided, however, that Deutsche Bank Trust Company Americas as the initial trustee will be deemed to have met the eligibility requirements in (A) and (B) above for so long as (a) it has a rating on its long-term unsecured debt of at least “Baa3” by Moody’s or a rating on its short-term unsecured debt of at least “P-2” by Moody’s, (b) it has a rating on its unsecured long-term debt of at least “BBB” by Fitch or a rating on its short-term debt rating of at least “F2” by Fitch and (c) the master servicer has (i) a rating on its unsecured long-term debt of at least “A2” by Moody’s or a rating on its short-term unsecured debt of at least “P-1” by Moody’s and (ii) a rating on its unsecured long-term debt of a least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) “Baa2” by Moody’s, and (B) “BBB+” by Fitch (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).

Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Master Servicer will appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various Certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Issuing Entity, provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(f)       to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class without the consent of the holder of that Certificate, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee, the Custodian (if the Trustee is then acting as Custodian) and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Custodian (if the Trustee is then acting as Custodian), the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”). However, the Special Servicer will not be required to obtain an Updated Appraisal of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine months old, unless the Special Servicer determines that such previously obtained Appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, any related Outside Controlling Note Holder, the Operating Advisor, the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan) and (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of holders of Certificates and, if applicable, the related Serviced Companion Loan Holder. Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate

Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC, at the highest marginal federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of Certificates. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders or Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination. In addition, amounts otherwise distributable on the Certificates will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder (as a collective whole as if such Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder, constituted a single lender) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any related Outside Controlling Note Holder, the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan) and the Operating Advisor of any offers received regarding the sale of any Defaulted Mortgage Loan.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Pari Passu Loan Combination (other than any such Loan Combination that is a Serviced Outside Controlled Loan Combination), pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder and/or the holder of any related Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced Pari Passu Loan Combination that is a Serviced Outside Controlled Loan Combination, pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell the related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder, the Controlling Class Representative and/or the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the Controlling Class Representative (unless a Consultation Termination Event exists), the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Pari Passu Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by the Controlling Class Representative and the related Outside Controlling Note Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan may each waive as to itself any of the delivery or timing requirements set forth in this sentence.  The Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower.  See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced AB Loan Combination, pursuant to the terms of the Pooling and Servicing Agreement, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell the related Serviced Subordinate Companion Loans together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loans as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Loan Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” with respect to the Outside Serviced Loan Combinations.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with the Controlling Class Representative (unless a Consultation Termination Event exists or a Serviced Outside Controlled Loan Combination is involved or an Excluded Mortgage Loan is involved), the Operating Advisor (if an Operating Advisor Consultation Trigger Event exists), the Risk Retention Consultation Party (unless an applicable Excluded RRCP Mortgage Loan is involved) and any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Pari Passu Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Consultation Termination Event exists or an Excluded Mortgage Loan is involved), the Operating Advisor (if an Operating Advisor Consultation Trigger Event exists) and the Risk Retention Consultation Party (unless an applicable Excluded RRCP Mortgage Loan is involved)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Asset Representations Reviewer, the Controlling Class Representative, the Risk Retention Consultation Party, any Sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision or is with respect to a PrinREI-Subserviced Loan, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan and with respect to any non-Specially Serviced Mortgage Loan (other than a PrinREI-Subserviced Loan) if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to the consultation rights of the Operating Advisor (to the extent the Operating Advisor has consultation rights as described under “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section), the consent and/or consultation rights of the related Directing Holder with respect to Major Decisions, any applicable consultation rights of the Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party has consultation rights as described under “—Directing Holder” below) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, if the Master Servicer and the Special Servicer mutually agree with respect to a non-Specially Serviced Loan other than a PrinREI-Subserviced Loan, the Master Servicer may modify, waive or amend any term of any such non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the related Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the related Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., in the case of a PrinREI-Subserviced Loan or in the case of a Mortgage Loan other than a PrinREI-Subserviced Loan, if the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the related Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the related Directing Holder (to the extent set forth in the related Co-Lender Agreement if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s) are involved and a Control Termination Event does not exist and the subject Serviced Loan is not an Excluded Mortgage Loan), as applicable, which consent will be deemed given if such related Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Mortgage Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Loan Combinations”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan), the Operating Advisor and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan) and the Operating Advisor, and the original to the Trustee or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, by the Special Servicer. The Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing or the subject Mortgage Loan is an Excluded Mortgage Loan) will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are

Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action or unless the Mortgage Loan is a PrinREI-Subserviced Loan, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted (if the Controlling Class Representative is the related Directing Holder, for so long as no Control Termination Event exists) to take or to consent to the Master Servicer’s taking, any of the following actions as to which the related Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that (i) if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, the related Directing Holder will be deemed to have approved such action and (ii) the consent of the Controlling Class Representative will not be required in connection with a Major Decision with respect to an Excluded Mortgage Loan) (each of the following, a “Major Decision”):

(A)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)       any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)       any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Pari Passu Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)       any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(G)      any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $2,500,000, or (ii) the successor property manager is affiliated with the borrower;

(H)       releases of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves, other than those required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion (for the avoidance of doubt the determination of whether conditions precedent to a borrower’s right to obtain release have been satisfied will be a matter of lender discretion);

(I)         any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(J)       any acceleration of a Serviced Loan following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(K)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(L)       any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(M)      any determination of an Acceptable Insurance Default; and

(N)       to the extent not already set forth above, solely for purposes of compliance with Regulation RR and solely with respect to the Operating Advisor’s non-binding consultation rights, (i) any material modification of, or waiver with respect to, any provision of a loan agreement (including a Mortgage), (ii) foreclosure upon or comparable conversion of the ownership of a Mortgaged Property; and (iii) any acquisition of a Mortgaged Property (provided, however, that for so long as a Control Termination Event has occurred and is continuing but a Consultation Termination Event has not occurred and is continuing, the Controlling Class Representative will, to the extent not already set forth above, have consultation rights with respect to the matters specified in this clause (N));

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer’s possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement.

Notwithstanding the foregoing, if the Controlling Class Representative is the related Directing Holder, the Special Servicer is not required to obtain the consent of the Controlling Class Representative for any Major Decision following the occurrence and during the continuance of a Control Termination Event; provided, however, that the Special Servicer will be required to consult with (i) the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event and only until the occurrence and continuance of a Consultation Termination Event), (ii) the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event) in connection with any Major Decision (as described under “—The Operating Advisor—Consultation Rights” below), and (iii) the Risk Retention Consultation Party under the circumstances set forth in the following paragraph, and to consider alternative actions recommended by the Controlling Class Representative, the Operating Advisor and the Risk Retention Consultation Party, but, in the case of the Controlling Class Representative, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer. Notwithstanding the foregoing, the Controlling Class Representative will have no consent or consultation rights with respect to Major Decisions with respect to any Excluded Mortgage Loan under the Pooling and Servicing Agreement, and the Risk Retention Consultation Party will have no consultation rights with respect to any Excluded RRCP Mortgage Loan.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any Outside Serviced Mortgage Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan (other than any Outside Serviced Mortgage Loan), in each case upon request of the Risk Retention Consultation Party, each of the Master Servicer and the Special Servicer will also be required to consult with the Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of the Risk Retention Consultation Party pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by the Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with the Risk Retention Consultation Party). In the event the Master Servicer or the Special Servicer, as applicable, receives no response from the Risk Retention Consultation Party within 10 days following the Master Servicer’s or the Special Servicer’s, as applicable, delivery of the related Major Decision Reporting Package, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with the Risk Retention Consultation Party on the specific matter; provided, however, that the failure of the Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with the Risk Retention Consultation Party on any future matters with respect to the applicable Serviced Mortgage Loan or Serviced Loan Combination or any other Mortgage Loan.

Furthermore, each of (x) the Controlling Class Representative (with respect to each Serviced Loan other than (i) a Serviced Outside Controlled Loan Combination and (ii) an Excluded Mortgage Loan), provided that a Control Termination Event does not exist, and (y) the related Outside Controlling Note Holder (with respect to a Serviced Outside Controlled Loan Combination) may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” will be: (a) with respect to all of the Serviced Loans other than a Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan, the Controlling Class Representative; and (b) with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be RREF III-D AIV RR, LLC or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class or, if no Class of Control Eligible Certificates meets the preceding requirement, the Class F Certificates; provided, however, that (at any time that the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates has been reduced to zero without regard to the allocation of Appraisal Reduction Amounts) (a) in the case of any Class of Control Eligible Certificates to which the designation of “Controlling Class” would otherwise shift by operation of this definition, where the Certificate Balance of such Class of Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amount) prior to such shift, then designation of “Controlling Class” will not shift and will remain with the Class of Control Eligible Certificates currently designated as the Controlling Class, and (b) in the case of any Class of Control Eligible Certificates which is then designated the “Controlling Class”, if the Certificate Balance of such Class of Control Eligible Certificates is reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amount), then the designation of “Controlling Class” will shift to the Class of Control Eligible Certificates that is the most subordinate and that also has a remaining Certificate Balance. The Controlling Class as of the Closing Date will be the Class G Certificates.

The “Control Eligible Certificates” will be any of the Class F and Class G Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates (without regard to the allocation of Appraisal Reduction Amounts) has been reduced to zero. With respect to Excluded Mortgage Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates (without regard to the allocation of Appraisal Reduction Amounts) has been reduced to zero. With respect to Excluded Mortgage Loans, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

With respect to the Risk Retention Consultation Party, an “Excluded RRCP Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Risk Retention Consultation Party or the person(s) entitled to appoint the Risk Retention Consultation Party is a Borrower Party.

“Risk Retention Consultation Party” will be the party selected by CGMRC. The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of the Risk Retention Consultation Party from CGMRC. Notwithstanding the foregoing, the Risk Retention Consultation Party will not have any consultation rights with respect to any Excluded RRCP Mortgage Loan. The initial Risk Retention Consultation Party is expected to be CGMRC.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Loan Combination or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the applicable Serviced Loan(s); provided, however, that the Controlling Class Representative will not be permitted to consult with respect to any Serviced AB Loan Combination while any related Subordinate Companion Loan Holder is the related Outside Controlling Note Holder.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from a Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related Mortgage Loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The Controlling Class Representative or an Outside Controlling Note Holder, as applicable, has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor’s Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on such the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class F Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class F Certificates until such time as either (x) the Class F Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class F Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class F Certificates that it transferred, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class F Certificates that it transferred. Following any such transfer, and assuming that the Class F Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class F Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and

●	the rights of the holder of more than 50% of the Class F Certificates (by Certificate Balance), if the Class F Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Loan Combinations” and “—The Loan Combinations—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

The Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)           may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)           does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)           may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)           will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of a Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Operating Advisor

General Obligations

The Operating Advisor will generally review, on a platform-level basis, the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and with respect to certain Major Decisions regarding non-Specially Serviced Loans as to which the Operating Advisor has consultation rights following an Operating Advisor Consultation Trigger Event, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Potential Conflicts of Interest of the Operating Advisor.”

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

Notwithstanding anything to the contrary in this “—Operating Advisor” section, the Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole), and not any particular Class of those Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, the Risk Retention Consultation Party or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to Specially Serviced Loans, prior to the occurrence and continuance of a Control Termination

Event and an Operating Advisor Consultation Trigger Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Holder; and (ii) as to all Serviced Loans, following the occurrence and continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the related Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the related Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to the Operating Advisor or the related Directing Holder or the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan) or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and the related Directing Holder, the Risk Retention Consultation Party and/or any related Serviced Companion Loan Holder (or its representative), on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (if any other Serviced Loan(s) (other than any Excluded Mortgage Loan) are involved), as applicable, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event exists, Major Decisions on non-Specially Serviced Loans, (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan, and (v) if specifically required to be delivered under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information received by the Operating Advisor from the Special Servicer (whether directly or through the Master Servicer) as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between the related Directing Holder or the Risk Retention Consultation Party (and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder or its representative), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder under the Pooling and Servicing Agreement, the consultation rights of the Risk Retention Consultation Party under the Pooling and Servicing Agreement and/or the consent or consultation rights of any related Serviced Companion Loan Holder (or its representative) under the related Co-Lender Agreement, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan), the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuation of an Operating Advisor Consultation Trigger Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Loan Combinations”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event).

An “Operating Advisor Consultation Trigger Event” will occur when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

Reviewing Certain Calculations

The Special Servicer will forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations with respect to a Specially Serviced Loan to the Operating Advisor and the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of those calculations and, in the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

Based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event, any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the related Directing Holder, the Risk Retention Consultation Party or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer (whether directly or through the Master Servicer), the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event, and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement on a platform-level basis during the prior calendar year.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report.

Only as used in connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the term “platform-level basis” refers to the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, with respect to Major Decisions on Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the related Directing Holder, the Risk Retention Consultation Party or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was delivered or made available to the Operating Advisor by the Special Servicer (whether directly or through the Master Servicer) pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the Controlling Class Representative (if a Serviced Loan other than a Serviced Outside Controlled Loan Combination is addressed and a Consultation Termination Event does not exist); and (c) the related Outside

Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is addressed). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties on a platform-level basis in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement, and (y) the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above, as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)       any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)       the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)       the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause,” the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, the Risk Retention Consultation Party, any related Outside Controlling Note Holder and, if a Consultation Termination Event does not exist, the Controlling Class Representative. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an institution (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar Credit Ratings, LLC (“Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative, the Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates, (v) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event exists), the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only prior to the occurrence and continuance of a Consultation Termination Event and only if it does not relate to an Excluded Mortgage Loan), the Risk Retention Consultation Party (other than with respect to any Excluded RRCP Mortgage Loan) and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or the

Controlling Class Representative (if any other Serviced Loan(s), except for Excluded Mortgage Loans, are involved and a Control Termination Event does not exist), as applicable, does not disapprove of a related asset status report within 10 business days of receipt, the related Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the related Directing Holder may object to any asset status report within 10 business days of receipt (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist); provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the related Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the related Directing Holder disapproves such asset status report within 10 business days of receipt (and, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event does not exist) and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until the related Directing Holder fails to disapprove such revised asset status report as described above (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist) or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)). If the related Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist), provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Controlling Class Representative, and after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor, will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by (a) the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event), or (b) the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event). With respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative), will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report; provided that, in the case of a Serviced Outside Controlled Loan Combination, a related Serviced Pari Passu Companion Loan Holder (or its representative) may be the related Outside Controlling Note Holder. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor (during the continuance of an Operating Advisor Consultation Trigger Event) and, with respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative) (and, during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative).

The asset status report is not intended to replace or satisfy any specific consent or approval right which the related Directing Holder may have.

Notwithstanding the foregoing, the Controlling Class Representative will not have any approval or consultation rights with respect to an asset status report that relates to an Excluded Mortgage Loan. Also, notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by the Operating Advisor or the related Directing Holder or, with respect to the Serviced Loan Combinations, the Serviced Companion Loan Holder (or its representative), that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Mortgage Loan or Serviced Loan Combination, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer and all Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer. An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. We believe it would not be appropriate for the delinquency of three (3) large Mortgage Loans to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if a specified number of Mortgage

Loans (15) are Delinquent Loans so long as those Mortgage Loans represent at least 20.0% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 62 prior pools of commercial mortgage loans for which CGMRC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 and no later than December 31, 2016, the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2010 and December 31, 2016 was 28.06%; however, the average of the highest delinquency percentages for those 62 reviewed transactions (taking into account all reporting periods between January 1, 2010 and December 31, 2016 for each such transaction) based on the aggregate outstanding principal balance of delinquent mortgage loans in the identified reporting periods was 3.64%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the aggregate Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the Directing Holder, the Risk Retention Consultation Party and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Mortgage Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a) Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents is in the possession of the Mortgage Loan Seller.

(b) Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Special Servicer who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Special Servicer, and the Special Servicer will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c) Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such the Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Holder, the Risk Retention Consultation Party or any of

their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, the Directing Holder, or the Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;

●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the Certificates entitled to at least 75% of a Certificateholder Quorum elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Limitation on Liability of the Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)       may act solely in the interests of the holders of the VRR Interest;

(c)       does not have any liability or duties to the holders of any Class of Certificates;

(d)       may take actions that favor the interests of the holders of one or more Classes including the VRR Interest over the interests of the holders of one or more other Classes of Certificates; and

(e)       will have no liability whatsoever for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the Master Servicer or the Special Servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, will not result in any liability on the part of the Master Servicer or Special Servicer.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the VRR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

“Enforcing Servicer” means the Special Servicer.

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply. In connection with a Repurchase Request, the “Enforcing Party” will be (i) in the event one or more Requesting Certificateholders or Consultation Requesting Certificateholders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Requesting Certificateholder(s) and/or Consultation Requesting Certificateholder(s), or (ii) in all other cases, the Enforcing Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than of the VRR Interest) that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder and such Consultation Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder or a Consultation Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

If a Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder or Consultation Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Requesting Certificateholder or Consultation Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders and/or Consultation Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders and/or Consultation Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder or Consultation Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Requesting Certificateholder or Consultation Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, the Depositor, the Mortgage Loan Sellers and any of their respective affiliates will not be entitled to be a Requesting Certificateholder or Consultation Requesting Certificateholder.

The Requesting Certificateholders or Consultation Requesting Certificateholders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Requesting Certificateholder or Consultation Requesting Certificateholder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder or Consultation Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder (provided that if the Controlling Class Representative is the Directing Holder, no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder or Consultation Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder or Consultation Requesting Certificateholder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder or Consultation Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Mortgage Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the related Directing Holder, unless, in the case of the Controlling Class Representative, a Control Termination Event has occurred and is continuing (but in each case only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if the related Directing Holder does not respond within seven Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Mortgage Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer

(with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Mortgage Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)       with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	(a) the applicable replacement master servicer or special servicer, as applicable, has confirmed in writing that it was appointed to act, and as of the date of determination is acting, as the master servicer or special servicer, as applicable, on a transaction level basis with respect to a CMBS transaction as to which Moody’s rated one or more classes of securities and one or more of such classes of securities are still outstanding and rated by Moody’s and (b) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency;

(2)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency; and

(3)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency, as applicable; and

(z)       with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related

Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Certificates (other than the Class S and Class R Certificates) as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of such Mortgage Loans as of the Cut-off Date. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class S and Class R Certificates) for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates and the Notional Amounts of the Class X-A, Class X-B, Class X-C and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the following table:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(2)
229 West 43rd Street Retail Condo	CGMRC	CD 2016-CD2 (12/1/16)	2.9%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Och-Ziff Capital Investments, L.L.C.

Greenwich Office Park	NREC	CSMC 2016-NXSR (12/1/16)	2.9%	Wells Fargo Bank, National Association	Torchlight Loan Services, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Torchlight Investors, LLC

111 Livingston Street	CGMRC	CD 2017-CD3 (2/1/17)	2.8%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

Atlanta and Anchorage Hotel Portfolio(3)	CGMRC	(4)	2.7%	(4)	(4)	(4)	(4)	(4)	(5)

Urban Union - Amazon(3)	NREC	(4)	2.3%	(4)	(4)	(4)	(4)	(4)	(6)

QLIC	NREC	WFCM 2016-NXS6 (10/1/16)	2.0%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Trimont Real Estate Advisors, LLC	Ellington Management Group, LLC(7)

Broadway Portfolio(3)	NREC	(4)	2.0%	(4)	(4)	(4)	(4)	(4)	(5)

Novo Nordisk	NREC	CSMC 2016-NXSR (12/1/16)	1.5%	Wells Fargo Bank, National Association	Torchlight Loan Services, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Torchlight Investors, LLC

Rentar Plaza	NREC	CSMC 2016-NXSR (12/1/16)	1.2%	Wells Fargo Bank, National Association	Torchlight Loan Services, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Torchlight Investors, LLC

Parts Consolidation Center	CGMRC	CD 2017-CD3 (2/1/17)	1.0%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	Includes Servicing Shift Mortgage Loans which, in each case, will become Outside Serviced Mortgage Loans after the related shift in servicing occurs. However, until the occurrence of the related Lead Servicing Pari Passu Companion Loan Securitization Date, the related Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement by the parties thereto.

(2)	The related transaction documents may provide that the initial Outside Controlling Class Representative may either be the entity specified or an affiliate thereof.

(3)	The related Mortgage Loan is a Servicing Shift Mortgage Loan.

(4)	Each of the Atlanta and Anchorage Hotel Portfolio Mortgage Loan, the Urban Union - Amazon Mortgage Loan and the Broadway Portfolio Mortgage Loan (i) will initially be serviced and administered by the Master Servicer and the Special Servicer pursuant to the Pooling and Servicing Agreement, and (ii) upon the inclusion of the related Lead Servicing Pari Passu Companion Loan in a future commercial mortgage securitization transaction, will be an Outside Serviced Mortgage Loan, and will be serviced and administered by an Outside Servicer and an Outside Special Servicer pursuant to an Outside Servicing Agreement governing that future commercial mortgage securitization transaction. The parties to the related Outside Servicing Agreement for the securitization of the related Lead Servicing Pari Passu Companion Loan have not been definitively identified.

(5)	With respect to each of the Atlanta and Anchorage Hotel Portfolio Mortgage Loan and the Broadway Portfolio Mortgage Loan, there will be no initial Outside Controlling Class Representative until the occurrence of the related Lead Servicing Pari Passu Companion Loan Securitization Date. See the “Loan Combination Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Loan Combinations—General” for the identity of the related Controlling Note Holder for each related Loan Combination.

(6)	With respect to the Urban Union - Amazon Mortgage Loan, the control rights and the right to replace the applicable special servicer are held by the holder of the Subordinate Companion Loan (currently held collectively by Hangang US Real Estate Fund No. 1, Hangang US Real Estate Fund No. 1-1 and Hangang US Real Estate Fund No. 1-2) so long as no AB control appraisal period is in effect. If an AB control appraisal period under the related Co-Lender Agreement is in effect, then note A-1 will be the Controlling Note. The current holder of note A-1 is Natixis Real Estate Capital LLC. Accordingly, there will be no Outside Controlling Class Representative with respect to the Urban Union-Amazon Mortgage Loan until the securitization of note A-1, and even then, it will not have control rights or the right to replace the applicable special servicer for the Urban Union - Amazon Mortgage Loan unless and until an AB control appraisal period is in effect.

(7)	With respect to the QLIC Mortgage Loan, the control rights and the right to replace the applicable special servicer are held by the holder of the Subordinate Companion Loan (currently held by SM Core Credit Finance LLC) so long as no AB control appraisal period is in effect. If an AB control appraisal period under the related Co-Lender Agreement is in effect, then note A-2 will be the Controlling Note. Note A-2 has been included in the WFCM 2016-NXS6 Securitization, and therefore, the controlling class representative (or equivalent party) under the WFCM 2016-NXS6 Securitization is the Outside Controlling Class Representative with respect to the QLIC Mortgage Loan. However, unless and until an AB control appraisal period is in effect, such Outside Controlling Class Representative will not be entitled to exercise control rights or the right to replace the applicable special servicer for the QLIC Mortgage Loan.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below, the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Loan Combination are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Loan Combination is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Loan Combination.

●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.

●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner substantially similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.

●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Loan Combination. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first, from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Loan Combination or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)).

●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Loan Combination will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Loan Combination, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided that, for so long as an “AB Control Appraisal Period” does not exist with respect to the QLIC Loan Combination, the holder of the QLIC Subordinate Companion Loan only, and not the related Outside Controlling Class Representative, will be entitled to so terminate the related Outside Special Servicer with respect to the QLIC Loan Combination only (without regard to whether the equivalent of a Control Termination Event exists under the related Outside Servicing Agreement).

●	With respect to each Outside Serviced Loan Combination, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction of holders of certificates issued under the related Outside Servicing Agreement of the applicable classes and evidencing the requisite percentage of voting rights, the related Outside Special Servicer may be replaced. In addition, if the equivalent of a

Consultation Termination Event exists under the related Outside Servicing Agreement, the related Outside Operating Advisor may recommend replacement of the related Outside Special Servicer if the related Outside Operating Advisor determines that the related Outside Special Servicer is not performing its duties under the related Outside Servicing Agreement or the related Outside Special Servicer otherwise not acting in accordance with the servicing standard thereunder. Notwithstanding the foregoing, (a) in the case of each of the 111 Livingston Street Loan Combination and the Parts Consolidation Center Loan Combination, the related Outside Special Servicer may be replaced by the applicable CD 2017-CD3 certificateholders based on the recommendation of the related Outside Operating Advisor as described above at any time, and (b) for so long as an “AB Control Appraisal Period” does not exist with respect to the QLIC Loan Combination, the holder of the QLIC Subordinate Companion Loan will be entitled to terminate the related Outside Special Servicer with or without cause, and the related Outside Special Servicer will not be subject to termination based on a securityholder vote as described above in this bullet, with respect to the QLIC Loan Combination only.

●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor, the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Loan Combination that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.

●	With respect to each Outside Serviced Loan Combination, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult regarding (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, for so long as an “AB Control Appraisal Period” does not exist with respect to the QLIC Loan Combination, the holder of the QLIC Subordinate Companion Loan only, and not the related Outside Controlling Class Representative, will be entitled to exercise approval rights regarding the implementation of any asset status report or the taking of any such material servicing decisions with respect to the QLIC Loan Combination (without regard to whether the equivalent of a Control Termination Event or a Consultation Termination Event exists under the related Outside Servicing Agreement).

●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Loan Combination without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

●	The Mortgaged Property securing each Outside Serviced Loan Combination will be subject to inspection (A) at least once per calendar year with respect to any Mortgaged Property with a stated principal balance of $2,000,000 or more and (b) at least once every other calendar year with respect to any Mortgaged Property with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.

●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Loans under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach or representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Loan Combination under “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization thereunder) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Loan Combination is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Lead Servicing Pari Passu Companion Loan. Thereafter, such Servicing Shift Loan Combination will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Lead Servicing Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. See “Description of the Mortgage Pool—The Loan Combinations—The Atlanta and Anchorage Hotel Portfolio Loan Combination”, “—The Urban Union - Amazon Loan Combination” and “—The Broadway Portfolio Loan Combination”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside

Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), as applicable, and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event Exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately 110.415% of the aggregate principal balance of the Offered Certificates, plus accrued interest from April 1, 2017, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Non-Vertically Retained Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Non-Vertically Retained Principal Balance Certificates as a result of the application of Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Realized Losses will be allocated to the respective Classes of the Non-Vertically Retained Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-AB Certificates, the extent to which the Class A-AB Scheduled Principal Balances are achieved and the sensitivity of the Class A-AB Certificates to principal prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-AB Certificates until the Certificate Balance of the Class A-AB Certificates is reduced to zero. As such, the Class A-AB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates were outstanding.

Any changes in the weighted average lives of your Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Non-Vertically Retained Principal Balance Certificates will be affected to the extent of the Non-Vertically Retained Percentage of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A, Class X-B and Class X-C Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A, Class X-B and Class X-C Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. The yield to maturity of the Class X-B Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balance of the Class B Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Class of Principal Balance Certificates and other factors described above. The yield to maturity of the Class X-C Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balance of the Class C Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Class of Principal Balance Certificates and other factors described above. Investors in the Class X-A, Class X-B and Class X-C Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A, Class X-B and/or Class X-C Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A, Class X-B and/or Class X-C Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A, Class X-B or Class X-C Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”): (i) each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium, (ii) there are no delinquencies or defaults, (iii) scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates, (iv) no prepayment premiums or yield maintenance charges are collected, (v) no party exercises its right of optional termination of the Issuing Entity described in this prospectus, (vi) no Mortgage Loan is required to be repurchased from the Issuing Entity, (vii) the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan, (viii) there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates, (ix) distributions on the Certificates are made on the 14th day (each assumed to be a business day) of each month, commencing in May 2017, (x) the Certificates will be issued on April 18, 2017, (xi) the Pass-Through Rate with respect to each Class of Non-Vertically Retained Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”, (xii) the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates, (xiii) all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification, (xiv) with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan, (xv) the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary”, (xvi) there are no property releases requiring payment of a yield maintenance charge or other prepayment premium and (xvii) with respect to the Urban Union - Amazon Mortgage Loan and the QLIC Mortgage Loan, each of which is part of a Loan Combination that includes a Subordinate Companion Loan, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only.

The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A, Class X-B and Class X-C Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the applicable Offered Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 2018	87%	87%	87%	87%	87%
April 2019	71%	71%	71%	71%	71%
April 2020	45%	45%	45%	45%	45%
April 2021	12%	12%	12%	12%	12%
April 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.65	2.65	2.65	2.65	2.65
First Principal Payment Date	May 2017	May 2017	May 2017	May 2017	May 2017
Last Principal Payment Date	September 2021	August 2021	July 2021	July 2021	July 2021

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 2018	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	100%	100%	100%	100%	100%
April 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.67	4.67	4.66	4.64	4.47
First Principal Payment Date	September 2021	August 2021	July 2021	July 2021	July 2021
Last Principal Payment Date	February 2022	February 2022	February 2022	February 2022	February 2022

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 2018	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	100%	100%	100%	100%	100%
April 2022	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	91%	91%	91%	91%	91%
April 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.57	9.55	9.52	9.47	9.28
First Principal Payment Date	November 2025	September 2025	September 2025	September 2025	September 2025
Last Principal Payment Date	January 2027	January 2027	January 2027	December 2026	October 2026

Percentages of the Initial Certificate Balance of
the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 2018	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	100%	100%	100%	100%	100%
April 2022	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.82	9.81	9.79	9.77	9.56
First Principal Payment Date	January 2027	January 2027	January 2027	December 2026	October 2026
Last Principal Payment Date	March 2027	March 2027	February 2027	February 2027	December 2026

Percentages of the Initial Certificate Balance of
the Class A-AB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 2018	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	100%	100%	100%	100%	100%
April 2022	97%	97%	97%	97%	97%
April 2023	77%	77%	77%	77%	77%
April 2024	55%	55%	55%	55%	55%
April 2025	32%	32%	32%	32%	32%
April 2026	8%	8%	8%	8%	8%
April 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.22	7.22	7.22	7.22	7.22
First Principal Payment Date	February 2022	February 2022	February 2022	February 2022	February 2022
Last Principal Payment Date	September 2026	September 2026	September 2026	September 2026	September 2026

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 2018	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	100%	100%	100%	100%	100%
April 2022	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.91	9.91	9.90	9.85	9.66
First Principal Payment Date	March 2027	March 2027	February 2027	February 2027	December 2026
Last Principal Payment Date	March 2027	March 2027	March 2027	March 2027	December 2026

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 2018	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	100%	100%	100%	100%	100%
April 2022	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.91	9.91	9.91	9.91	9.68
First Principal Payment Date	March 2027	March 2027	March 2027	March 2027	December 2026
Last Principal Payment Date	March 2027	March 2027	March 2027	March 2027	January 2027

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 2018	100%	100%	100%	100%	100%
April 2019	100%	100%	100%	100%	100%
April 2020	100%	100%	100%	100%	100%
April 2021	100%	100%	100%	100%	100%
April 2022	100%	100%	100%	100%	100%
April 2023	100%	100%	100%	100%	100%
April 2024	100%	100%	100%	100%	100%
April 2025	100%	100%	100%	100%	100%
April 2026	100%	100%	100%	100%	100%
April 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.95	9.93	9.91	9.91	9.74
First Principal Payment Date	March 2027	March 2027	March 2027	March 2027	January 2027
Last Principal Payment Date	April 2027	April 2027	April 2027	March 2027	January 2027

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed in 32nds and interpreted as a percentage (i.e., 100-12 is 100-12/32%) of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	4.022%	4.023%	4.024%	4.024%	4.024%
96-00	3.603%	3.604%	3.605%	3.605%	3.605%
97-00	3.191%	3.191%	3.192%	3.192%	3.192%
98-00	2.784%	2.784%	2.785%	2.785%	2.785%
99-00	2.383%	2.383%	2.383%	2.383%	2.383%
100-00	1.988%	1.988%	1.988%	1.988%	1.988%
101-00	1.598%	1.598%	1.598%	1.598%	1.598%
102-00	1.214%	1.214%	1.213%	1.213%	1.213%
103-00	0.835%	0.834%	0.834%	0.834%	0.834%
104-00	0.461%	0.460%	0.460%	0.460%	0.460%
105-00	0.092%	0.091%	0.091%	0.091%	0.091%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	4.409%	4.411%	4.414%	4.418%	4.458%
96-00	4.163%	4.164%	4.166%	4.170%	4.202%
97-00	3.919%	3.921%	3.922%	3.924%	3.948%
98-00	3.679%	3.680%	3.681%	3.682%	3.698%
99-00	3.441%	3.442%	3.442%	3.443%	3.450%
100-00	3.206%	3.206%	3.206%	3.206%	3.205%
101-00	2.974%	2.974%	2.973%	2.972%	2.963%
102-00	2.745%	2.744%	2.743%	2.741%	2.724%
103-00	2.518%	2.517%	2.515%	2.513%	2.488%
104-00	2.294%	2.292%	2.290%	2.287%	2.254%
105-00	2.072%	2.070%	2.067%	2.063%	2.023%

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	4.092%	4.093%	4.095%	4.098%	4.109%
96-00	3.961%	3.962%	3.963%	3.965%	3.974%
97-00	3.831%	3.832%	3.833%	3.835%	3.841%
98-00	3.703%	3.703%	3.704%	3.705%	3.709%
99-00	3.576%	3.577%	3.577%	3.577%	3.579%
100-00	3.451%	3.451%	3.451%	3.451%	3.451%
101-00	3.328%	3.327%	3.327%	3.326%	3.324%
102-00	3.205%	3.205%	3.204%	3.203%	3.198%
103-00	3.085%	3.084%	3.083%	3.081%	3.074%
104-00	2.965%	2.964%	2.963%	2.960%	2.952%
105-00	2.847%	2.846%	2.844%	2.841%	2.830%

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	4.360%	4.361%	4.362%	4.363%	4.374%
96-00	4.230%	4.230%	4.231%	4.232%	4.241%
97-00	4.101%	4.101%	4.102%	4.103%	4.109%
98-00	3.974%	3.974%	3.975%	3.975%	3.979%
99-00	3.848%	3.848%	3.849%	3.849%	3.851%
100-00	3.724%	3.724%	3.724%	3.724%	3.724%
101-00	3.602%	3.601%	3.601%	3.601%	3.599%
102-00	3.480%	3.480%	3.480%	3.479%	3.475%
103-00	3.361%	3.360%	3.360%	3.359%	3.352%
104-00	3.242%	3.242%	3.241%	3.240%	3.231%
105-00	3.125%	3.124%	3.123%	3.122%	3.111%

Pre-Tax Yield to Maturity (CBE) for the Class A-AB Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	4.337%	4.337%	4.337%	4.337%	4.337%
96-00	4.169%	4.169%	4.169%	4.169%	4.169%
97-00	4.002%	4.002%	4.002%	4.002%	4.002%
98-00	3.838%	3.838%	3.838%	3.838%	3.838%
99-00	3.675%	3.675%	3.675%	3.675%	3.675%
100-00	3.515%	3.515%	3.515%	3.515%	3.515%
101-00	3.356%	3.356%	3.356%	3.356%	3.356%
102-00	3.199%	3.199%	3.199%	3.199%	3.199%
103-00	3.044%	3.044%	3.044%	3.044%	3.044%
104-00	2.891%	2.891%	2.891%	2.891%	2.891%
105-00	2.739%	2.739%	2.739%	2.739%	2.739%

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
7-28	6.302%	6.272%	6.231%	6.172%	5.811%
8-00	5.914%	5.883%	5.843%	5.783%	5.418%
8-04	5.536%	5.504%	5.463%	5.403%	5.035%
8-08	5.166%	5.134%	5.093%	5.031%	4.660%
8-12	4.805%	4.773%	4.731%	4.669%	4.294%
8-16	4.451%	4.419%	4.377%	4.314%	3.936%
8-20	4.106%	4.073%	4.031%	3.968%	3.586%
8-24	3.768%	3.735%	3.692%	3.628%	3.244%
8-28	3.438%	3.404%	3.361%	3.297%	2.909%
9-00	3.114%	3.080%	3.037%	2.972%	2.581%
9-04	2.797%	2.763%	2.719%	2.653%	2.260%

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
4-12	7.507%	7.514%	7.523%	7.538%	7.184%
4-16	6.866%	6.873%	6.882%	6.897%	6.535%
4-20	6.251%	6.258%	6.267%	6.282%	5.912%
4-24	5.660%	5.667%	5.677%	5.691%	5.313%
4-28	5.092%	5.099%	5.108%	5.123%	4.738%
5-00	4.544%	4.551%	4.561%	4.576%	4.183%
5-04	4.016%	4.023%	4.033%	4.048%	3.648%
5-08	3.507%	3.514%	3.524%	3.539%	3.132%
5-12	3.015%	3.022%	3.032%	3.047%	2.633%
5-16	2.539%	2.546%	2.556%	2.571%	2.151%
5-20	2.078%	2.085%	2.095%	2.110%	1.684%

Pre-Tax Yield to Maturity (CBE) for the Class X-C Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
1-28	12.334%	12.307%	12.272%	12.268%	12.031%
2-00	10.684%	10.656%	10.620%	10.615%	10.365%
2-04	9.189%	9.159%	9.121%	9.116%	8.853%
2-08	7.823%	7.792%	7.752%	7.746%	7.473%
2-12	6.567%	6.535%	6.494%	6.488%	6.203%
2-16	5.408%	5.375%	5.331%	5.326%	5.031%
2-20	4.332%	4.297%	4.253%	4.247%	3.942%
2-24	3.329%	3.293%	3.247%	3.241%	2.927%
2-28	2.390%	2.354%	2.306%	2.300%	1.978%
3-00	1.509%	1.472%	1.423%	1.417%	1.086%
3-04	0.680%	0.641%	0.592%	0.585%	0.247%

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	4.567%	4.567%	4.567%	4.570%	4.580%
96-00	4.437%	4.437%	4.437%	4.439%	4.447%
97-00	4.308%	4.308%	4.308%	4.309%	4.315%
98-00	4.180%	4.180%	4.180%	4.181%	4.185%
99-00	4.054%	4.054%	4.054%	4.055%	4.056%
100-00	3.930%	3.930%	3.930%	3.929%	3.929%
101-00	3.807%	3.807%	3.807%	3.806%	3.804%
102-00	3.685%	3.685%	3.685%	3.684%	3.679%
103-00	3.565%	3.565%	3.565%	3.563%	3.557%
104-00	3.446%	3.446%	3.446%	3.444%	3.435%
105-00	3.328%	3.328%	3.328%	3.326%	3.315%

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	4.799%	4.799%	4.799%	4.799%	4.811%
96-00	4.667%	4.667%	4.667%	4.667%	4.676%
97-00	4.536%	4.536%	4.536%	4.536%	4.543%
98-00	4.407%	4.407%	4.407%	4.407%	4.412%
99-00	4.280%	4.280%	4.280%	4.280%	4.282%
100-00	4.154%	4.154%	4.154%	4.154%	4.154%
101-00	4.030%	4.030%	4.030%	4.030%	4.027%
102-00	3.907%	3.907%	3.907%	3.907%	3.902%
103-00	3.785%	3.785%	3.785%	3.785%	3.778%
104-00	3.665%	3.665%	3.665%	3.665%	3.655%
105-00	3.546%	3.546%	3.546%	3.546%	3.534%

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (32nds)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95-00	5.112%	5.114%	5.116%	5.117%	5.124%
96-00	4.978%	4.980%	4.982%	4.983%	4.988%
97-00	4.846%	4.848%	4.850%	4.850%	4.854%
98-00	4.716%	4.717%	4.719%	4.719%	4.721%
99-00	4.587%	4.588%	4.589%	4.590%	4.590%
100-00	4.460%	4.461%	4.462%	4.462%	4.461%
101-00	4.334%	4.335%	4.336%	4.336%	4.333%
102-00	4.210%	4.210%	4.211%	4.211%	4.207%
103-00	4.087%	4.087%	4.088%	4.088%	4.082%
104-00	3.966%	3.966%	3.966%	3.966%	3.958%
105-00	3.846%	3.846%	3.846%	3.846%	3.836%

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of any Excess Interest) and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C, Class A-S, Class B, Class C, Class X-D, Class D, Class E, Class F and Class G Certificates and a regular interest that corresponds to the VRR Interest excluding the right to receive Excess Interest (the “VRR REMIC Regular Interest”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

In addition, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, (i) the portions of the Issuing Entity consisting of (a) collections of Excess Interest (and the related amounts in the Excess Interest Distribution Account) and (b) the VRR REMIC Regular Interest and distributions thereon, will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii) (a) the Class S Certificates and the VRR Interest will represent undivided beneficial interests in the portion of the Grantor Trust described in (i)(a) above and (b) the VRR Interest will represent undivided beneficial interests in the portion of the Grantor Trust described in (i)(b) above.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than

1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not greater than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Issuing Entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B and Class C Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a certificate. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a VRR Interest, the related Certificateholder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the right to receive Excess Interest.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under current rules.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. The new rules are complex and likely will be clarified and possibly revised before going into effect. Residual interest holders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary”

is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds, including the return of principal, from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Certificates. No assurance can be given that holders of Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	ERISA Plans, and

●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and

●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, Plans include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;

●	loans or other extensions of credit; and

●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or

●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers or co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,

2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or

●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and

●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some Certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through Certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool Certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;

●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), as amended by PTE 2013-08 (July 9, 2013) (the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

●	the purchase, sale and holding of mortgage pass-through Certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);

●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

●	fourth, the following must be true—

1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and

3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	Must be recognized by the SEC as a NRSRO,

2.	Must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and

3.	Must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;

●	Certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and

●	Certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

Under the Underwriter Exemption, the loan-to-value ratio of any underlying Mortgage Loan held in the trust may not exceed 100% at the date of initial issuance of the Offered Certificates, based on the outstanding principal balance of the Mortgage Loan and the fair market value of the mortgaged property as of the Closing Date. It is possible that, if the fair market value of any of the Mortgage Loans has declined since origination, this requirement may not be satisfied. This possibility is greater for the seasoned loans than it is for the other Mortgage Loans.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,

●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and

●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and

●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

We cannot assure you that all of the conditions for this additional exemption will be met. In particular, during periods of adverse conditions in the market for CMBS, there is an increased likelihood that (i) 50% or more of one or more Classes of Offered Certificates will be sold in the initial issuance to members of the Restricted Group and (ii) 50% or more of the aggregate interest in the Issuing Entity will be acquired by members of the Restricted Group. Plans with respect to which a borrower or an affiliate of a borrower has investment discretion are advised to consult with counsel before acquiring any Offered Certificates.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,

●	having a specified relationship to this person, or

●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, Certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and

●	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

New York. Ten (10) of the Mortgaged Properties, securing approximately 20.7% of the Initial Pool Balance, are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

California. Eight (8) of the Mortgaged Properties, securing approximately 20.6% of the Initial Pool Balance, are located in California.

Mortgage loans in California are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Ohio. Five (5) of the Mortgaged Properties, securing approximately 13.9% of the Initial Pool Balance, are located in Ohio.

Commercial mortgage loans in Ohio are generally secured by mortgages on the related real estate, and such mortgages are foreclosed judicially. A suit to foreclose a mortgage is initiated with the filing, in the county in which the real estate is located, of a complaint against, and the service of a summons and complaint upon, the owner of the real estate and all parties with a recorded interest in the real estate. Along with the complaint, the filing plaintiff must include a preliminary judicial lien report or a commitment of an owner’s fee policy of title insurance (practice varies from county to county) that is prepared by a title company and includes, among other things, a complete legal description of each parcel of real estate to be sold at the judicial sale as well as the home addresses of all record owners and lienholders. In many counties, the plaintiff must also file proof of ownership of the original note. If no answers to the complaint are filed, a judgment by default foreclosing the mortgage may be filed. If an answer is filed, any disputes raised by the answer must be determined judicially by summary disposition, if appropriate, or by trial. Once a judgment foreclosing the mortgage has been filed, the plaintiff files a praecipe with the clerk of courts requesting that an order and notice of sale of the real estate be issued by the clerk of the courts to the sheriff of the county in which the foreclosure judgment was entered. An advertisement of the foreclosure sale is published once a week for three to five consecutive weeks (practice varies from county to county) beginning at least thirty (30) days prior to the sale in a newspaper of general circulation in the county in which the judgment was entered and in which the real estate is located. The notice of the sale, with a copy of the advertisement of sale that is to be published, is normally sent by restricted and regular mail to the owner of the real estate and all parties claiming an interest in the real estate. The sheriff appoints three disinterested feeholders who must agree on the value of the related property. The sale is conducted by the sheriff’s office at the courthouse in the county in which the judgment was rendered, on the property or elsewhere as ordered by the court. The property must sell for at least two-thirds of the appraised value; and if the minimum bid is not received, the property must be reappraised and auctioned again. A party may petition the court for relief from the minimum bid requirement after an unsuccessful sale. Any delinquent real estate taxes on the real estate must be paid out of the proceeds of the sheriff’s sale. If the mortgagee bids its debt, the mortgagee is not required to pay the purchase price, but is required to pay off prior liens, taxes and sheriff’s costs. After the sale, a return is filed by the sheriff conducting the sale. A motion to confirm the sale must be filed with the court issuing the order of sale. If the court finds that the sale was performed in conformity with law and equity, the court will issue an order confirming the sale, which cuts off the equity of redemption. Upon the entry of an order confirming the sale, the sheriff conducting the sale will issue a sheriff’s deed to the real estate to the successful purchaser at the sale.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,

●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

●	the knowledge of the parties to the mortgage, and

●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and

●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,

●	the trustee to whom the real property is conveyed, and

●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,

●	the law of the state in which the real property is located,

●	various federal laws, and

●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or

●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and

●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure.

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and

●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions.

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or

●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale.

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and

●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale.

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National

Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption.

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and

●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules.

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation.

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations.

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares. Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay.

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights.

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

●	extend or shorten the term to maturity of the loan;

●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or

●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents.

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant.

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,

●	accelerated rent,

●	damages, or

●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or

●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor.

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 1999), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens.

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit.

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements.

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships.

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General.

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments.

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws.

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”), which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws.

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and

●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations.

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—General—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

The Pooling and Servicing Agreement provides that if any Mortgage Loan contains a provision in the nature of a “due on sale” clause, which by its terms provides that: (i) the Mortgage Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related mortgaged property; or (ii) the Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any sale or other transfer, then, for so long as the Mortgage Loan is included in the Issuing Entity, the Master Servicer or Special Servicer, on behalf of the Trustee, will be required to take actions as it deems to be in the best interest of the certificateholders in accordance with the servicing standard set forth in the Pooling and Servicing Agreement, and may waive or enforce any due on sale clause contained in the related Mortgage Loan, in each case subject to any consent rights of the Special Servicer (in the case of an action by the Master Servicer) and the controlling class representative.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;

●	second, to real estate taxes;

●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;

●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Certificates, and would not be covered by advances or any form of credit support provided in connection with the Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related mortgaged property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or

●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through Certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the Certificates in question on each distribution date and, except in the case of interest-only Certificates, the ultimate payment in full of the certificate balance of each Class of Certificates in question on a date that is not later than the rated final distribution date with respect to such Class of Certificates. A rating takes into consideration, among other things, the credit quality of the Mortgage Pool, structural and legal aspects associated with the Certificates in question, and the extent to which the payment stream from the Mortgage Pool is adequate to make payments required under the Certificates in question. A securities rating on mortgage pass-through Certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those Certificates is fair;

●	whether those Certificates are a suitable investment for any particular investor;

●	the tax attributes of those Certificates or of the trust;

●	the yield to maturity or, if they have principal balances, the average life of those Certificates;

●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying Mortgage Loans;

●	the degree to which the amount or frequency of prepayments on the underlying Mortgage Loans might differ from those originally anticipated;

●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;

●	whether or to what extent the interest payable on those Certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying Mortgage Loans;

●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or

●	if those Certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those Certificates.

See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through Certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only Certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such Certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such Certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and/or Class A-S Certificates. The Notional Amount of the Class X-B Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class B Certificates. The Notional Amount of the Class X-C Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class C Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amounts, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A, Class X-B and Class X-C Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to six NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Citigroup Global Markets Inc., Drexel Hamilton, LLC, Natixis Securities Americas LLC and the Depositor have entered into an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”), pursuant to which the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below. In connection with the offering contemplated by this prospectus, Citigroup Global Markets Inc. is acting as lead manager and sole bookrunner with respect to 100.0% of the total principal balance of the Offered Certificates, and Drexel Hamilton, LLC and Natixis Securities Americas LLC are acting as co-managers.

Class	Citigroup Global Markets Inc.	Drexel Hamilton, LLC	Natixis Securities Americas LLC

Class A-1	$18,129,000	$0	$0
Class A-2	$94,881,000	$0	$0
Class A-3	$250,000,000	$0	$0
Class A-4	$289,834,000	$0	$0
Class A-AB	$49,088,000	$0	$0
Class X-A	$773,379,000	$0	$0
Class X-B	$45,124,000	$0	$0
Class X-C	$47,631,000	$0	$0
Class A-S	$71,447,000	$0	$0
Class B	$45,124,000	$0	$0
Class C	$47,631,000	$0	$0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $5,850,000.

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately 110.415% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from April 1, 2017, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the Depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of the Depositor, Citibank (the Certificate Administrator), CGMRC (a Sponsor, an originator, the initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest and the current holder of the Hamilton Crossing Pari Passu Companion Loan) and CREFI (a Sponsor, an originator and the current holder of one of the Key Center Cleveland Pari Passu Companion Loans). Natixis Securities Americas LLC, one of the underwriters, is an affiliate of NREC (a Sponsor, an originator and the holder of a portion of the VRR Interest and the current holder (or an affiliate of the current holder) of the Urban Union - Amazon Pari Passu Companion Loan, the Broadway Portfolio Pari Passu Companion Loan, one of the Novo Nordisk Pari Passu Companion Loans and a mezzanine loan related to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as SAP Building. See “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Citigroup Global Markets Inc., one of the underwriters and the lead manager and sole bookrunner for this offering, and Natixis Securities Americas LLC, one of the underwriters and a co-manager for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CGMRC, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CGMRC Mortgage Loans, (ii) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, and (iii) the payment by the Depositor to NREC, an affiliate of Natixis Securities Americas LLC, in its capacity as a Sponsor, of the purchase price for the NREC Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of Citigroup Global Markets Inc. and Natixis Securities Americas LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests.”

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 390 Greenwich Street, 7th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-207132) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of this prospectus through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Mayer Brown LLP, Charlotte, North Carolina.

Index of Certain Defined Terms

111 Declarant	167
111 Purchase Money Documents	167
111 Purchase Money Mortgage	167
111 Purchase Money Obligation Documents	167
17g-5 Information Provider	358
1986 Act	486
2010 PD Amending Directive	12
2015 Budget Act	493
229 West 43rd Street Retail Condo Non-Controlling Note Holder	238
30/360 Basis	339
AB Control Appraisal Period	254, 262
AB Loan Combination	154
AB Modified Loan	411
ABS interests	324
Accelerated Mezzanine Loan	440
Acceptable Insurance Default	379
Accredited Investor	14
Actual/360 Basis	204
Administrative Fee Rate	398
ADR	157
Advance Rate	384
Advances	383
Affected Investor	71
Affirmative Asset Review Vote	452
Aggregate Available Funds	333
Aggregate Principal Distribution Amount	340
AIFMD	72
Allocated Cut-off Date Loan Amount	157
Ancillary Fees	393
Annual Debt Service	157
Anticipated Repayment Date	205
Appraisal Reduction Amount	409
Appraisal Reduction Event	408
Appraised Value	157
Appraised-Out Class	412
Appraiser	410
ARD	158
ARD Loan	205
Assessment of Compliance	414
Asset Representations Reviewer	320
Asset Representations Reviewer Asset Review Fee	398
Asset Representations Reviewer Ongoing Fee	398
Asset Representations Reviewer Ongoing Fee Rate	398
Asset Representations Reviewer Termination Event	456
Asset Representations Reviewer Upfront Fee	398
Asset Review	453
Asset Review Notice	453
Asset Review Quorum	452
Asset Review Report	455
Asset Review Report Summary	455
Asset Review Standard	454
Asset Review Trigger	451
Asset Review Vote Election	452

Assumed Final Distribution Date	346
Assumption Fees	393
Atlanta and Anchorage Hotel Portfolio Certificateholders	246
Atlanta and Anchorage Hotel Portfolio Controlling Class Representative	248
Atlanta and Anchorage Hotel Portfolio Depositor	246
Atlanta and Anchorage Hotel Portfolio Future Certificate Administrator	246
Atlanta and Anchorage Hotel Portfolio Future Master Servicer	246
Atlanta and Anchorage Hotel Portfolio Future Operating Advisor	246
Atlanta and Anchorage Hotel Portfolio Future Pooling and Servicing Agreement	246
Atlanta and Anchorage Hotel Portfolio Future Special Servicer	246
Atlanta and Anchorage Hotel Portfolio Future Trustee	246
Atlanta and Anchorage Hotel Portfolio Loan Combination Directing Holder	247
Atlanta and Anchorage Hotel Portfolio Non-Controlling Companion Loan Holders	246
Attestation Report	414
Available Funds	334
Balloon Balance	158
Balloon Mortgage Loans	204
Bankruptcy Code	74
Base Interest Fraction	345
BCBS	72
Beds	164
Best Buy	195
BLS	167
BLS Unit	167
Borrower Delayed Reimbursements	393
Borrower Party	440
B-Piece Buyer	143
Brexit Vote	74
Broadway Portfolio Controlling Noteholder	265
Broadway Portfolio Future Pooling and Servicing Agreement	265
Broadway Portfolio Pari Passu Companion Loan Securitization Date	265
Broadway Portfolio Pooling and Servicing Agreement	265
CBE	479
CD 2016-CD2 Certificate Administrator	237
CD 2016-CD2 Directing Certificateholder	237
CD 2016-CD2 Operating Advisor	237
CD 2016-CD2 Pooling and Servicing Agreement	236
CD 2016-CD2 Securitization	236
CD 2016-CD2 Servicer	236
CD 2016-CD2 Special Servicer	236
CD 2016-CD2 Trustee	237

CD 2017-CD3 Asset Representations Reviewer	242
CD 2017-CD3 Certificate Administrator	242
CD 2017-CD3 Controlling Class Representative	243
CD 2017-CD3 Depositor	242
CD 2017-CD3 Operating Advisor	242
CD 2017-CD3 Pooling and Servicing Agreement	242
CD 2017-CD3 Securitization	242
CD 2017-CD3 Servicer	242
CD 2017-CD3 Special Servicer	242
CD 2017-CD3 Trustee	242
CDI 202.01	73
Certificate Administrator	307
Certificate Balance	332
Certificate Owner	353
Certificate Summary	10
Certificateholder	352
Certificateholder Quorum	422
Certificateholder Repurchase Request	459
Certificates	331
Certifying Certificateholder	362
CGMRC	155, 278, 324
CGMRC Mortgage Loans	155
CGMRC VRR Interest Portion	324
Citi Data File	280
Citi Mortgage Loans	155
Citi Securitization Database	279
Citi Sponsors	278
Citibank	307
Class	331
Class A-AB Scheduled Principal Balance	335
Class X Certificates	331
Class X Strip Rate	339
Clearstream	359
Clearstream Participants	361
Closing Date	156, 331
CMBS	70, 278
CMBS B-Piece Securities	328
Code	484
Co-Lender Agreement	223
Collateral Deficiency Amount	411
Collection Account	387
Collection Period	335
Collective Investment Scheme	11
Communication Request	362
Companion Loan	154
Companion Loan Holder	372
Companion Loan Rating Agency	419
Companion Note	220
Compensating Interest Payment	347
Consent Fees	392
Consultation Election Notice	460
Consultation Requesting Certificateholder	460
Consultation Termination Event	439
Control Eligible Certificates	439
Control Termination Event	439
Controlling Class	439
Controlling Class Certificateholder	439
Controlling Class Representative	438
Controlling Companion Loan	375
Controlling Note	221
Controlling Note Holder	221
Controlling Pari Passu Companion Loan	375
Corrected Loan	379
CPR	476
Credit Risk Retention Rules	324
CREFC®	350
CREFC® Intellectual Property Royalty License Fee	398
CREFC® Intellectual Property Royalty License Fee Rate	398
CREFC® Reports	350
CREFI	155, 278
CREFI Mortgage Loans	155
Crossed Group	158
Cross-Over Date	338
CRR	71
CSMC 2016-NXSR Certificate Administrator	239
CSMC 2016-NXSR Directing Certificateholder	240
CSMC 2016-NXSR Operating Advisor	239
CSMC 2016-NXSR Pooling and Servicing Agreement	239
CSMC 2016-NXSR Servicer	239
CSMC 2016-NXSR Special Servicer	239
CSMC 2016-NXSR Trustee	239
Cumulative Appraisal Reduction Amount	411
Cure/Contest Period	454
Custodian	305, 435
Cut-off Date	154
Cut-off Date Balance	154
Cut-off Date DSCR	160
Cut-off Date Loan-to-Value Ratio	158
Cut-off Date LTV Ratio	158
DBNTC	305
DBTCA	305
Debt Service Coverage Ratio	160
Debt Yield on Underwritten NCF	159
Debt Yield on Underwritten Net Cash Flow	159
Debt Yield on Underwritten Net Operating Income	160
Debt Yield on Underwritten NOI	160
Defaulted Mortgage Loan	396
Defeasance	E-1-10
Defeasance Deposit	209
Defeasance Loans	209
Defeasance Lock Out Period	209
Defeasance Option	209
Defective Mortgage Loan	370
Definitive Certificate	359
Delinquent Loan	452
Depositaries	359
Depositor	156, 303
Determination Date	333
Diligence File	364
Directing Holder	438
Disclosable Special Servicer Fees	396

Dispute Resolution Consultation	461
Dispute Resolution Cut-off Date	460
Distribution Account	387
Distribution Date	333
Document Defect	364
Dodd-Frank Act	72
DSCR	160
DTC	359
DTC Participants	359
DTC Rules	360
Due Date	204, 335
Due Diligence Questionnaire	280
Due Diligence Requirement	71
Due Period	335
Earn-out Advance	267
EDGAR	531
EEA	71
Eligible Asset Representations Reviewer	455
Eligible Operating Advisor	448
Enforcing Party	459
Enforcing Servicer	459
Environmental Condition	520, E-1-12
ERISA	496
ESA	177, E-1-12
Euroclear	359
Euroclear Operator	361
Euroclear Participants	361
Excess Interest	205
Excess Interest Distribution Account	388
Excess Liquidation Proceeds Reserve Account	388
Excess Modification Fees	392
Excess Penalty Charges	393
Excess Prepayment Interest Shortfall	347
Exchange Act	277
Excluded Controlling Class Holder	356
Excluded Controlling Class Mortgage Loan	440
Excluded Information	356
Excluded Mortgage Loan	439
Excluded Mortgage Loan Special Servicer	422
Excluded RRCP Mortgage Loan	440
Excluded Special Servicer Information	356
Excluded Special Servicer Mortgage Loan	422
Exemption Rating Agency	499
Expansion Advance	267
FATCA	494
FDIC	126
FETL	15
FIEL	15
Final Asset Status Report	444
Final Dispute Resolution Election Notice	461
Financial Promotion Order	11
Fitch	310, 419
Form 8-K	277
FPO Persons	11
FSCMA	15
FSMA	11
GAAP	325
Grantor Trust	484
Greenwich Office Park Non-Directing Holder	240
Ground Lease	E-1-10
Hard Lockbox	161
High Net Worth Companies, Unincorporated Associations, Etc.	11
Horizontal Credit Risk Retention Percentage	326
HRR Certificates	324, 328
IKB	306
Indirect Participants	360
Initial Pool Balance	154
Initial Rate	205
Initial Requesting Certificateholder	459
In-Place Cash Management	161
Institutional Investor	14
Insurance Rating Requirements	E-1-4
Interest Accrual Amount	339
Interest Accrual Period	340
Interest Distribution Amount	339
Interest Only Mortgage Loans	204
Interest Reserve Account	387
Interest Shortfall	340
Interested Person	433
Interest-Only Certificates	331
Investment Company Act	1
Investor Certification	352
IRS	485
Issuing Entity	154
JC Penney	195
JPMDB 2017-C5 Securitization	309
KBRA	419
Largest Tenant	161
Largest Tenant Lease Expiration	161
Lead Servicing Pari Passu Companion Loan	375
Lead Servicing Pari Passu Companion Loan Securitization Date	375
Lender Liability Act	521
Lennar	313
Liquidation Fee	395
Liquidation Fee Rate	395
Liquidation Proceeds	395
Loan Combination	154
Loan Combination Custodial Account	387
Loan Per Unit	161
Loss of Value Payment	368
Loss of Value Reserve Fund	388
Lower-Tier Regular Interests	484
Lower-Tier REMIC	484
Lower-Tier REMIC Distribution Account	387
LTV Ratio at Maturity/ARD	161
LUST	178
Macquarie	287
MAI	409, E-1-13
Major Decision	436
Major Decision Reporting Package	437
MAS	13
Master Servicer	309
Master Servicer Remittance Date	383
Material Breach	367
Material Defect	367

Material Document Defect	364
Maturity Date/ARD Loan-to-Value Ratio	161
Maturity Date/ARD LTV Ratio	161
MGL	287
Modeling Assumptions	476
Modification Fees	393
Monthly Payment	334
Moody’s	419
Morningstar	310, 448
Mortgage	154
Mortgage File	363
Mortgage Loan Purchase Agreement	363
Mortgage Loan Schedule	376
Mortgage Loan Sellers	155
Mortgage Loans	154
Mortgage Note	154
Mortgage Pool	154
Mortgage Rate	339
Mortgaged Property	154
Mortgagee	E-1-13
Most Recent NOI	162
Natixis	283
Net Cash Flow	163
Net Mortgage Pass-Through Rate	339
Net Mortgage Rate	339
NNYB	295
Non-Controlling Note	221
Non-Controlling Note Holders	221
Non-Offered Certificates	331
Nonrecoverable Advance	385
Non-Reduced Certificates	353
Non-U.S. Tax Person	494
Non-Vertically Retained Certificates	331
Non-Vertically Retained Percentage	326
Non-Vertically Retained Principal Balance Certificates	331
Non-Vertically Retained Regular Certificates	331
Notional Amount	332
Novo Nordisk Future Funding Note	267
Novo Nordisk Future Funding Noteholder	268
Novo Nordisk Loan Agreement	267
Novo Nordisk Non-Directing Holder	269
NREC	155, 283, 324
NREC Data Tape	285
NREC Deal Team	284
NREC Mortgage Loans	155, 284
NREC VRR Interest Portion	324
NRSRO	351, 504
NRSRO Certification	353
Occupancy	162
Occupancy Date	162
Offered Certificates	331
OID Regulations	487
OLA	126
Operating Advisor	320
Operating Advisor Annual Report	446
Operating Advisor Consultation Trigger Event	445
Operating Advisor Consulting Fee	397
Operating Advisor Fee	397
Operating Advisor Fee Rate	397
Operating Advisor Standard	443
Operating Advisor Termination Event	447
Original Balance	162
Other Crossed Loans	370
Outside Certificate Administrator	374
Outside Controlling Class Representative	374
Outside Controlling Note Holder	373
Outside Custodian	374
Outside Depositor	374
Outside Operating Advisor	374
Outside Securitization	374
Outside Serviced Companion Loan	373
Outside Serviced Loan Combination	374
Outside Serviced Mortgage Loan	374
Outside Servicer	374
Outside Servicer Fee Rate	403
Outside Servicing Agreement	374
Outside Special Servicer	374
Outside Trustee	374
P&I	310
P&I Advance	383
Pads	164
Pari Passu Companion Loan	154
Pari Passu Indemnified Items	418
Pari Passu Indemnified Parties	417
Pari Passu Loan Combination	154
Park Bridge Financial	320
Park Bridge Lender Services	320
Participants	359
Party in Interest	496
Pass-Through Rate	338
PCC Data Tape	288
PCC Deal Team	288
PCC Mortgage Loans	155, 287
PCC VRR Interest Portion	324
PCIS Persons	11
PCO	202
PCR	294
Penalty Charges	393
Percentage Interest	333
Permitted Encumbrances	E-1-2
Permitted Investments	333
Permitted Special Servicer/Affiliate Fees	397
PGI	316
PIPs	118, 181
Plan Asset Regulations	497
PML	301
Pooling and Servicing Agreement	372
Pooling and Servicing Agreement Party Repurchase Request	459
PPA	310
PRC	13
Preliminary Asset Review Report	454
Preliminary Dispute Resolution Election Notice	460
Prepayment Assumption	488
Prepayment Interest Excess	346
Prepayment Interest Shortfall	346
Prepayment Penalty Description	162

Prepayment Provision	162
Prime Rate	384
Principal Balance Certificates	331
Principal Commercial Capital	155, 287, 324
Principal Distribution Amount	340
Principal Shortfall	341
PrinREI	287, 316
PrinREI Primary Servicing Agreement	318
PrinREI-Subserviced Loan	382
Privileged Information	445
Privileged Information Exception	445
Privileged Person	351
Professional Investors	13
Prohibited Prepayment	347
Promotion of Collective Investment Schemes Exemptions Order	11
Property Advances	383
Proposed Course of Action Notice	460
Prospectus	13
Prospectus Directive	12
PTE	499
QLIC Loan Combination Directing Holder	262
QLIC Major Decisions	260
QLIC Subordinate Companion Loan	257
QLIC Subordinate Companion Noteholder	258
Qualification Criteria	290
Qualified Investor	12
Qualified Investors	12
Qualified Mortgage	364
Qualified Substitute Mortgage Loan	369
Qualifying CRE Loan Percentage	325
Rated Final Distribution Date	346
Rating Agencies	527
Rating Agency	527
Rating Agency Confirmation	464
Rating Agency Declination	464
RCA	313
RCM	313
RCM Funds	313
RCRA	521
Realized Loss	348
REC	178
Recognized Collective Investment Scheme	11
Record Date	333
Registration Statement	531
Regular Certificates	331
Regular Interestholder	487
Regular Interests	484
Regulation AB	415
Regulation RR	324
Related Group	163
Release Date	209
Relevant Member State	12
Relevant Person	14
Relevant Persons	11
REMIC	484
REMIC LTV Test	153
REMIC Regulations	484
Rentar Plaza Non-Directing Holder	271
REO Account	388
REO Companion Loan	341
REO Loan	341
REO Mortgage Loan	341
REO Property	331
Repurchase Price	368
Repurchase Request	459
Requesting Certificateholder	460
Requesting Holders	412
Requesting Investor	362
Requesting Party	463
Required Credit Risk Retention Percentage	325
Requirements	526
Residual Certificates	331
Resolution Failure	460
Resolved	460
Restricted Group	500
Restricted Party	445
Retaining Parties	325
Retaining Sponsor	324
Retaining Third Party Purchaser	324
Retention Requirement	71
Review Materials	453
Revised Rate	205
RevPAR	163
Risk Factors	10
Risk Retention Consultation Party	440
RMBS	305
Rooms	164
RR Interest	324
Rule 17g-5	353, 427
S&P	310
Scheduled Principal Distribution Amount	340
Sears	195
SEC	277
Securities Act	415
Securitization Accounts	331
SEL	301, E-1-5
Senior Certificates	331
Sequential Pay Event	251, 257
Serviced AB Loan Combination	372
Serviced Companion Loan	372
Serviced Companion Loan Holder	373
Serviced Companion Loan Securities	419
Serviced Loan Combination	372
Serviced Loans	373
Serviced Mortgage Loans	373
Serviced Outside Controlled Companion Loan	373
Serviced Outside Controlled Loan Combination	373
Serviced Outside Controlled Mortgage Loan	373
Serviced Pari Passu Companion Loan	372
Serviced Pari Passu Companion Loan Holder	373
Serviced Pari Passu Loan Combination	372
Serviced Subordinate Companion Loan	372
Serviced Subordinate Companion Loan Holder	373
Servicer Termination Events	418
Servicing Fee	391
Servicing Fee Rate	391

Servicing Function Participant	415
Servicing Shift Companion Loan	374
Servicing Shift Loan Combination	375
Servicing Shift Mortgage Loan	375
Servicing Standard	377
Servicing Transfer Event	378
SFA	13
Similar Law	502
Similar Requirements	72
Single-Purpose Entity	E-1-9
SMMEA	504
Soft Lockbox	163
Soft Springing Lockbox	163
Solvency II	72
Special Servicer Decision	381
Special Servicing Fee	393
Special Servicing Fee Rate	394
Specially Serviced Loan	378
Split Mortgage Loan	154
Sponsors	156, 278
Springing Cash Management	163
Springing Lockbox	163
Standard Qualifications	E-1-1
Startup Day	484
Stated Principal Balance	341
Structured Product	13
Subject Loans	398, 402
Subordinate Certificates	331
Subordinate Companion Loan	154
Sub-Servicing Agreement	382
Summary of Terms	10
Tax Matters Persons	493
TCO	202
Technical Standards	71
Termination Purchase Amount	465
Terms and Conditions	361
Terrorism Cap Amount	E-1-9
Tests	453
Third Party Report	156
Threshold Event Collateral	255, 262
TIA	73
Title Exception	E-1-2
Title Policy	E-1-2
Title V	525
Trailing 12 NOI	162
TRIA	E-1-8
TRIPRA	125
Trust REMICs	484
Trustee	305
Trustee/Certificate Administrator Fee	397
Trustee/Certificate Administrator Fee Rate	397
U.S. Tax Person	494
Underwriter Entities	134
Underwriter Exemption	499
Underwriting Agreement	529
Underwritten EGI	164
Underwritten Expenses	163
Underwritten NCF	163
Underwritten NCF DSCR	160
Underwritten Net Cash Flow	163
Underwritten Net Operating Income	163
Underwritten NOI	163
Underwritten Revenues	164
Units	164
Unscheduled Principal Distribution Amount	341
Unsolicited Information	453
UPB	310
Updated Appraisal	428
Upper-Tier REMIC	484
Upper-Tier REMIC Distribution Account	387
Urban Union - Amazon Directing Holder	254
Urban Union - Amazon Major Decisions	254
Urban Union - Amazon Pari Passu Companion Loan Securitization Date	251
Urban Union - Amazon Pooling and Servicing Agreement	251
Urban Union - Amazon Subordinate Companion Loan	251
Urban Union - Amazon Subordinate Companion Loan Noteholder	252
UST	178
UW NCF DSCR	160
Vertical Risk Retention Allocation Percentage	327
Vertically Retained Percentage	326
VOCs	179
Volcker Rule	72
Voting Rights	358
VRR Available Funds	325
VRR Interest	324
VRR Interest Distribution Amount	327
VRR Principal Distribution Amount	327
VRR Realized Loss	326
VRR Realized Loss Interest Distribution Amount	327
VRR REMIC regular interest	60
VRR REMIC Regular Interest	484
VRRI Exchange Group	327
VRRI Sub-Interest	327
WAC Rate	339
Wachovia	309
Weighted Average Mortgage Rate	164
Wells Fargo	309
WFCM 2016-NXS6 Asset Representations Reviewer	257
WFCM 2016-NXS6 Certificate Administrator	257
WFCM 2016-NXS6 Depositor	257
WFCM 2016-NXS6 Directing Certificateholder	262
WFCM 2016-NXS6 Operating Advisor	257
WFCM 2016-NXS6 Pooling and Servicing Agreement	257
WFCM 2016-NXS6 Servicer	257
WFCM 2016-NXS6 Special Servicer	257
WFCM 2016-NXS6 Trustee	257
Withheld Amounts	388
Workout Fee	394
Workout Fee Rate	394
Workout-Delayed Reimbursement Amount	386
YM Group A	344

YM Group B	344
YM Group C	344
YM Group D	344
YM Groups	345
Zoning Regulations	E-1-7

ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

(THIS PAGE INTENTIONALLY LEFT BLANK)

CGCMT 2017-P7 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code	General Property Type	Detailed Property Type
1	Loan	8, 9, 10, 11	CREFI	CREFI, GSMC	Mack-Cali Short Hills Office Portfolio	NAP	NAP					Office	Suburban
1.01	Property				51 JFK Parkway			51 John F. Kennedy Parkway	Short Hills	New Jersey	07078	Office	Suburban
1.02	Property				101 JFK Parkway			101 John F. Kennedy Parkway	Short Hills	New Jersey	07078	Office	Suburban
1.03	Property				103 JFK Parkway			103 John F. Kennedy Parkway	Short Hills	New Jersey	07078	Office	Suburban
2	Loan	12, 13	CREFI	CREFI	50 Broadway	NAP	NAP	50 Broadway	New York	New York	10004	Office	CBD
3	Loan	14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	CREFI	CREFI, DBNY, BANA	Key Center Cleveland	NAP	NAP	127 Public Square	Cleveland	Ohio	44114	Mixed Use	Office/Hospitality
4	Loan	25, 26, 27, 28, 29	PCC	PCC	Scripps Center	NAP	NAP	312 Walnut Street	Cincinnati	Ohio	45202	Office	CBD
5	Loan	30	PCC	PCC	Cascade Village	NAP	NAP	63455 North U.S. Highway 97	Bend	Oregon	97703	Retail	Anchored
6	Loan		CGMRC	CGMRC	19000 Homestead Road	NAP	NAP	19000 Homestead Road	Cupertino	California	95014	Office	Medical Office
7	Loan	31	PCC	PCC	Veteran’s Plaza	NAP	NAP	1400 Veterans Boulevard	Redwood City	California	94063	Office	Medical Office
8	Loan	32, 33	Natixis	Natixis	Sterling Jewelers Corporate Headquarters I & II	NAP	NAP	375 Ghent Road	Akron	Ohio	44333	Office	Suburban
9	Loan	25, 34, 35, 36, 37	CGMRC	CGMRC	Hamilton Crossing	NAP	NAP	12650, 12722-12802 and 13085 Hamilton Crossing Boulevard and 12800, 12900 and 13000 North Meridian Street	Carmel	Indiana	46032	Office	Suburban
10	Loan	38, 39, 40, 41, 42, 43	CGMRC	DBNY	229 West 43rd Street Retail Condo	NAP	NAP	229 West 43rd Street	New York	New York	10036	Retail	Anchored
11	Loan	44, 45	PCC	PCC	Plaza de Hacienda	NAP	NAP	1735-1869 North Hacienda Boulevard	La Puente	California	91744	Retail	Anchored
12	Loan	46, 47, 48, 49, 50, 51	Natixis	Natixis	Greenwich Office Park	NAP	NAP	51 Weaver Street, 18 Valley Drive and West Putnam Avenue	Greenwich	Connecticut	06831	Office	Suburban
13	Loan	52, 53, 54, 55	CGMRC	CGMRC, DBNY	111 Livingston Street	NAP	NAP	111 Livingston Street	Brooklyn	New York	11201	Office	CBD
14	Loan	56, 57, 58, 59, 60, 61, 62	CGMRC	Barclays Bank PLC, RMF, CGMRC	Atlanta and Anchorage Hotel Portfolio	NAP	NAP					Hospitality	Full Service
14.01	Property				Hilton Anchorage			500 West 3rd Avenue	Anchorage	Alaska	99501	Hospitality	Full Service
14.02	Property				Renaissance Concourse Atlanta Airport Hotel			1 Hartsfield Centre Parkway	Atlanta	Georgia	30354	Hospitality	Full Service
15	Loan	63, 64, 65, 66	CGMRC	CGMRC	901 Wilshire Boulevard	NAP	NAP	901 Wilshire Boulevard	Santa Monica	California	90401	Office	Medical Office
16	Loan		PCC	PCC	Goodlett Farms Business Campus	NAP	NAP	1900 Charles Bryan Road & 7130 Goodlett Farms Parkway	Cordova	Tennessee	38016	Office	Suburban
17	Loan	67, 68	Natixis	Natixis	Cahuenga West Office Building	NAP	NAP	3330 Cahuenga Boulevard	Los Angeles	California	90068	Office	Suburban
18	Loan	69, 70, 71	Natixis	Natixis	SAP Building	NAP	NAP	3408 Hillview Avenue	Palo Alto	California	94304	Office	Suburban
19	Loan	25, 72, 73, 74	Natixis	Natixis	Urban Union - Amazon	NAP	NAP	501 Fairview Avenue North	Seattle	Washington	98109	Office	CBD
20	Loan	75	CGMRC	CGMRC	1875-1925 Nostrand Avenue	NAP	NAP	1875-1925 Nostrand Avenue	Brooklyn	New York	11226	Retail	Anchored
21	Loan	76	Natixis	Natixis	QLIC	NAP	NAP	41-42 24th Street	Long Island City	New York	11101	Multifamily	High-Rise
22	Loan	77, 78, 79, 80, 81	Natixis	Natixis	Broadway Portfolio	NAP	NAP					Various	Various
22.01	Property				1214- 1216 Broadway			1214-1216 Broadway	New York	New York	10001	Mixed Use	Office/Retail
22.02	Property				1204 Broadway			1204 Broadway	New York	New York	10001	Mixed Use	Office/Retail
22.03	Property				1212 Broadway			1212 Broadway	New York	New York	10001	Retail	Anchored
23	Loan	82	CGMRC	CGMRC	The Tower at OPOP	NAP	NAP	411 North 8th Street	St. Louis	Missouri	63101	Multifamily	High-Rise with Retail
24	Loan		CREFI	CREFI	DeKalb Tech Center	NAP	NAP	3980 and 4000 DeKalb Technology Parkway	Atlanta	Georgia	30340	Industrial	Flex
25	Loan		CGMRC	CGMRC	BJ’s Farmingdale	NAP	NAP	50 Daniel Street	Farmingdale	New York	11735	Retail	Single Tenant Retail
26	Loan	83	CREFI	CREFI	Walden Brook Apartments	NAP	NAP	100 Walden Brook Drive	Lithonia	Georgia	30038	Multifamily	Garden
27	Loan	84, 85, 86, 87, 88	Natixis	Natixis	Novo Nordisk	NAP	NAP	800 Scudders Mill Road	Plainsboro	New Jersey	08536	Office	Suburban
28	Loan	89	CGMRC	CGMRC	East Park Tower	NAP	NAP	5242 South Hyde Park Boulevard	Chicago	Illinois	60615	Multifamily	High-Rise with Retail
29	Loan	90	PCC	PCC	El Camino Shopping Center	NAP	NAP	2025 El Camino Real	Santa Clara	California	95050	Retail	Anchored
30	Loan	91, 92	CREFI	CREFI	Regul Walgreens Portfolio	NAP	NAP					Retail	Single Tenant Retail
30.01	Property				Walgreens Holland - MI			780 Washington Avenue	Holland	Michigan	49423	Retail	Single Tenant Retail
30.02	Property				Walgreens Grandview - MO			13000 South US Highway 71	Grandview	Missouri	64030	Retail	Single Tenant Retail
30.03	Property				Walgreens Memphis TN			1201 Getwell Road	Memphis	Tennessee	38111	Retail	Single Tenant Retail
31	Loan	93, 94	Natixis	Natixis	Rentar Plaza	NAP	NAP	66-26 Metropolitan Avenue	Middle Village	New York	11379	Mixed Use	Office/Retail/Warehouse
32	Loan	95, 96, 97	CGMRC	CGMRC	Residence Inn Orlando East UCF	NAP	NAP	11651 University Boulevard	Orlando	Florida	32817	Hospitality	Extended Stay
33	Loan	98, 99	CREFI	CREFI	Amsdell Cold Spring & Montgomery	NAP	NAP					Self Storage	Self Storage
33.01	Property				AA Self Storage			6307 Licking Pike	Cold Spring	Kentucky	41076	Self Storage	Self Storage
33.02	Property				Mini Flex Storage - Troy Highway			4220 Troy Highway	Montgomery	Alabama	36116	Self Storage	Self Storage
33.03	Property				Mini Flex Storage - Troy Annex			4365 Virginia Loop Road	Montgomery	Alabama	36116	Self Storage	Self Storage
34	Loan		Natixis	Natixis	Pacific Place	NAP	NAP	500 South Sepulveda Boulevard	Manhattan Beach	California	90266	Office	Medical Office
35	Loan	100, 101, 102	CGMRC	CGMRC	Parts Consolidation Center	NAP	NAP	10095 Brose Drive	Vance	Alabama	35490	Industrial	Warehouse/Distribution
36	Loan		PCC	PCC	400 Manley	NAP	NAP	400 Manley Street	West Bridgewater	Massachusetts	02379	Industrial	Warehouse/Distribution
37	Loan	103	Natixis	Natixis	Home Center Village	NAP	NAP	2505 Chastain Meadows Parkway	Marietta	Georgia	30066	Retail	Shadow Anchored
38	Loan	104, 105	Natixis	Natixis	West Lafayette Four Points	NAP	NAP	1600 Cumberland Avenue	West Lafayette	Indiana	47906	Hospitality	Full Service
39	Loan		CGMRC	CGMRC	Mill Creek Self Storage	NAP	NAP	120 North Mill Creek Road	Noblesville	Indiana	46064	Self Storage	Self Storage
40	Loan	106	CREFI	CREFI	Walgreens - Minnesota and Louisiana	NAP	NAP					Retail	Single Tenant Retail
40.01	Property				Walgreens Moorhead - MN			900 Main Avenue	Moorhead	Minnesota	56560	Retail	Single Tenant Retail
40.02	Property				Walgreens Thibodaux - LA			1000 South Acadia Road	Thibodaux	Louisiana	70301	Retail	Single Tenant Retail
41	Loan	107	Natixis	Natixis	Days Inn Raleigh Betline	NAP	NAP	3201 Wake Forest Road	Raleigh	North Carolina	27609	Hospitality	Limited Service
42	Loan	108, 109	Natixis	Natixis	Shilo Inn Idaho Falls	NAP	NAP	780 Lindsay Boulevard	Idaho Falls	Idaho	83402	Hospitality	Full Service
43	Loan	110, 111, 112, 113	Natixis	Natixis	Comfort Inn Birch Run	NAP	NAP	11911 Dixie Highway	Birch Run	Michigan	48415	Hospitality	Limited Service
44	Loan	114, 115, 116	CREFI	CREFI	Baillie MHC Portfolio	NAP	NAP					Manufactured Housing	Manufactured Housing
44.01	Property				Twin Wells MHC			3946 Reid Avenue	Lorain	Ohio	44052	Manufactured Housing	Manufactured Housing
44.02	Property				Carey Estates			811 East Findlay Street	Carey	Ohio	43316	Manufactured Housing	Manufactured Housing
44.03	Property				Colonial Estates			501 North U.S. 131	White Pigeon	Michigan	49099	Manufactured Housing	Manufactured Housing
45	Loan	117, 118	Natixis	Natixis	Best Western Vermont	NAP	NAP	220 Northside Drive	Bennington	Vermont	05201	Hospitality	Limited Service
46	Loan		CREFI	CREFI	Storage Center - Colorado Springs	NAP	NAP	7230 Space Village Avenue	Colorado Springs	Colorado	80929	Self Storage	Self Storage

CGCMT 2017-P7 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Year Built	Year Renovated	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)
1	Loan	8, 9, 10, 11	CREFI	CREFI, GSMC	Mack-Cali Short Hills Office Portfolio			572,168	SF	217.59	Fee Simple	74,700,000	74,700,000		7.3%	74,700,000	4.06000%
1.01	Property				51 JFK Parkway	1988	NAP	259,096	SF		Fee Simple			42,000,000	4.1%
1.02	Property				101 JFK Parkway	1980	2003	190,071	SF		Fee Simple			20,100,000	2.0%
1.03	Property				103 JFK Parkway	1980	2003	123,001	SF		Fee Simple			12,600,000	1.2%
2	Loan	12, 13	CREFI	CREFI	50 Broadway	1927	NAP	351,999	SF	176.14	Fee Simple	62,000,000	62,000,000	62,000,000	6.0%	62,000,000	4.13000%
3	Loan	14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	CREFI	CREFI, DBNY, BANA	Key Center Cleveland	1991	2015	2,389,441	SF	92.07	Fee Simple/Leasehold	50,000,000	50,000,000	50,000,000	4.9%	40,788,164	5.31000%
4	Loan	25, 26, 27, 28, 29	PCC	PCC	Scripps Center	1989	2013-2015	538,243	SF	133.77	Fee Simple	50,000,000	50,000,000	50,000,000	4.9%	42,880,986	4.66000%
5	Loan	30	PCC	PCC	Cascade Village	1979, 1988, 2005, 2007	2005	367,856	SF	135.92	Fee Simple	50,000,000	50,000,000	50,000,000	4.9%	43,916,106	4.65000%
6	Loan		CGMRC	CGMRC	19000 Homestead Road	1968	2007	100,352	SF	408.56	Fee Simple	41,000,000	41,000,000	41,000,000	4.0%	41,000,000	4.49000%
7	Loan	31	PCC	PCC	Veteran’s Plaza	2001	2014	62,500	SF	640.00	Fee Simple	40,000,000	40,000,000	40,000,000	3.9%	36,613,529	4.52000%
8	Loan	32, 33	Natixis	Natixis	Sterling Jewelers Corporate Headquarters I & II	1988	2014, 2017	271,675	SF	141.71	Fee Simple	38,500,000	38,500,000	38,500,000	3.8%	38,500,000	4.79000%
9	Loan	25, 34, 35, 36, 37	CGMRC	CGMRC	Hamilton Crossing	1989, 1997, 1999, 2000, 2002, 2003	2000	590,917	SF	93.05	Fee Simple	35,125,000	35,034,312	35,034,312	3.4%	28,794,298	4.92000%
10	Loan	38, 39, 40, 41, 42, 43	CGMRC	DBNY	229 West 43rd Street Retail Condo	1913-1947	2009	248,457	SF	1,147.08	Fee Simple	30,000,000	30,000,000	30,000,000	2.9%	30,000,000	4.00550%
11	Loan	44, 45	PCC	PCC	Plaza de Hacienda	1992, 1995	2005	154,462	SF	192.60	Fee Simple	29,750,000	29,750,000	29,750,000	2.9%	27,400,684	4.91000%
12	Loan	46, 47, 48, 49, 50, 51	Natixis	Natixis	Greenwich Office Park	1970-1978	2010-2016	380,245	SF	230.11	Fee Simple/Leasehold	29,500,000	29,500,000	29,500,000	2.9%	29,500,000	4.55400%
13	Loan	52, 53, 54, 55	CGMRC	CGMRC, DBNY	111 Livingston Street	1969	2001	434,000	SF	276.50	Fee Simple	29,000,000	29,000,000	29,000,000	2.8%	29,000,000	4.73000%
14	Loan	56, 57, 58, 59, 60, 61, 62	CGMRC	Barclays Bank PLC, RMF, CGMRC	Atlanta and Anchorage Hotel Portfolio			993	Rooms	115,654.93	Various	28,000,000	27,962,345		2.7%	21,486,328	5.73000%
14.01	Property				Hilton Anchorage	1958-1984	NAP	606	Rooms		Fee Simple			15,917,027	1.6%
14.02	Property				Renaissance Concourse Atlanta Airport Hotel	1992	2013	387	Rooms		Leasehold			12,045,318	1.2%
15	Loan	63, 64, 65, 66	CGMRC	CGMRC	901 Wilshire Boulevard	1982	2017	21,636	SF	1,201.70	Fee Simple	26,000,000	26,000,000	26,000,000	2.5%	26,000,000	4.91000%
16	Loan		PCC	PCC	Goodlett Farms Business Campus	1991-1998	NAP	364,926	SF	69.06	Fee Simple	25,200,000	25,200,000	25,200,000	2.5%	25,200,000	4.48000%
17	Loan	67, 68	Natixis	Natixis	Cahuenga West Office Building	1988	NAP	102,643	SF	240.64	Fee Simple	24,700,000	24,700,000	24,700,000	2.4%	22,697,545	4.77000%
18	Loan	69, 70, 71	Natixis	Natixis	SAP Building	1977	2002, 2013	56,279	SF	428.76	Leasehold	24,130,276	24,130,276	24,130,276	2.4%	16,871,417	5.99490%
19	Loan	25, 72, 73, 74	Natixis	Natixis	Urban Union - Amazon	2016	NAP	295,793	SF	210.39	Fee Simple	24,000,000	24,000,000	24,000,000	2.3%	24,000,000	3.38120%
20	Loan	75	CGMRC	CGMRC	1875-1925 Nostrand Avenue	1951	NAP	34,332	SF	633.52	Fee Simple	21,750,000	21,750,000	21,750,000	2.1%	20,063,263	5.02000%
21	Loan	76	Natixis	Natixis	QLIC	2015	NAP	421	Units	344,418.05	Fee Simple	20,000,000	20,000,000	20,000,000	2.0%	20,000,000	4.39970%
22	Loan	77, 78, 79, 80, 81	Natixis	Natixis	Broadway Portfolio			77,419	SF	749.17	Fee Simple	20,000,000	20,000,000		2.0%	20,000,000	4.61000%
22.01	Property				1214- 1216 Broadway	1929	2016	51,844	SF		Fee Simple			13,393,095	1.3%
22.02	Property				1204 Broadway	1930	2016	23,400	SF		Fee Simple			6,045,028	0.6%
22.03	Property				1212 Broadway	1929	2016	2,175	SF		Fee Simple			561,878	0.1%
23	Loan	82	CGMRC	CGMRC	The Tower at OPOP	2009	2014	128	Units	156,250.00	Fee Simple	20,000,000	20,000,000	20,000,000	2.0%	18,386,576	4.79000%
24	Loan		CREFI	CREFI	DeKalb Tech Center	1985, 1988	NAP	284,206	SF	68.54	Fee Simple	19,500,000	19,478,490	19,478,490	1.9%	15,948,497	4.84000%
25	Loan		CGMRC	CGMRC	BJ’s Farmingdale	2002	NAP	108,532	SF	158.61	Fee Simple	17,274,900	17,214,189	17,214,189	1.7%	14,273,321	5.16000%
26	Loan	83	CREFI	CREFI	Walden Brook Apartments	2003	NAP	256	Units	62,500.00	Fee Simple	16,000,000	16,000,000	16,000,000	1.6%	13,891,433	5.14000%
27	Loan	84, 85, 86, 87, 88	Natixis	Natixis	Novo Nordisk	1985	2013	761,824	SF	220.92	Fee Simple	15,000,000	15,000,000	15,000,000	1.5%	15,000,000	3.48200%
28	Loan	89	CGMRC	CGMRC	East Park Tower	1922	2012	135	Units	110,000.00	Fee Simple	14,850,000	14,850,000	14,850,000	1.4%	14,850,000	4.48000%
29	Loan	90	PCC	PCC	El Camino Shopping Center	1956, 1962	2014	82,892	SF	174.93	Fee Simple	14,500,000	14,500,000	14,500,000	1.4%	14,500,000	4.44000%
30	Loan	91, 92	CREFI	CREFI	Regul Walgreens Portfolio			43,800	SF	291.69	Fee Simple	12,776,000	12,776,000		1.2%	11,560,727	5.04000%
30.01	Property				Walgreens Holland - MI	2006	NAP	14,820	SF		Fee Simple			4,777,000	0.5%
30.02	Property				Walgreens Grandview - MO	2005	NAP	14,490	SF		Fee Simple			4,489,000	0.4%
30.03	Property				Walgreens Memphis TN	2004	NAP	14,490	SF		Fee Simple			3,510,000	0.3%
31	Loan	93, 94	Natixis	Natixis	Rentar Plaza	1974	NAP	1,567,208	SF	84.23	Fee Simple	12,000,000	12,000,000	12,000,000	1.2%	12,000,000	3.48200%
32	Loan	95, 96, 97	CGMRC	CGMRC	Residence Inn Orlando East UCF	2000	2015	99	Rooms	120,913.64	Fee Simple	12,000,000	11,970,451	11,970,451	1.2%	9,929,970	5.21000%
33	Loan	98, 99	CREFI	CREFI	Amsdell Cold Spring & Montgomery			201,509	SF	57.57	Fee Simple	11,600,000	11,600,000		1.1%	10,294,992	5.12000%
33.01	Property				AA Self Storage	2001	NAP	66,150	SF		Fee Simple			5,250,000	0.5%
33.02	Property				Mini Flex Storage - Troy Highway	1980-2002	2007	99,546	SF		Fee Simple			5,050,000	0.5%
33.03	Property				Mini Flex Storage - Troy Annex	1979, 1984	NAP	35,813	SF		Fee Simple			1,300,000	0.1%
34	Loan		Natixis	Natixis	Pacific Place	1976	NAP	35,915	SF	306.28	Fee Simple	11,000,000	11,000,000	11,000,000	1.1%	11,000,000	4.86000%
35	Loan	100, 101, 102	CGMRC	CGMRC	Parts Consolidation Center	2004, 2009	NAP	604,000	SF	37.67	Fee Simple	10,000,000	10,000,000	10,000,000	1.0%	8,789,757	4.68000%
36	Loan		PCC	PCC	400 Manley	1986	NAP	214,400	SF	46.59	Fee Simple	10,000,000	9,989,348	9,989,348	1.0%	8,219,284	4.99000%
37	Loan	103	Natixis	Natixis	Home Center Village	1988	2014	87,292	SF	89.36	Fee Simple	7,800,000	7,800,000	7,800,000	0.8%	6,771,992	4.15000%
38	Loan	104, 105	Natixis	Natixis	West Lafayette Four Points	1974	2007-2009, 2012, 2017	171	Rooms	42,397.66	Fee Simple	7,250,000	7,250,000	7,250,000	0.7%	5,633,112	6.10000%
39	Loan		CGMRC	CGMRC	Mill Creek Self Storage	1996-2014	NAP	89,035	SF	78.99	Fee Simple	7,050,000	7,033,115	7,033,115	0.7%	5,865,284	5.38000%
40	Loan	106	CREFI	CREFI	Walgreens - Minnesota and Louisiana			29,310	SF	225.86	Fee Simple	6,620,000	6,620,000		0.6%	6,620,000	4.87000%
40.01	Property				Walgreens Moorhead - MN	2006	NAP	14,490	SF		Fee Simple			3,490,000	0.3%
40.02	Property				Walgreens Thibodaux - LA	2009	NAP	14,820	SF		Fee Simple			3,130,000	0.3%
41	Loan	107	Natixis	Natixis	Days Inn Raleigh Betline	1985	1995, 2004, 2005, 2008 and 2012	135	Rooms	48,737.42	Fee Simple	6,600,000	6,579,552	6,579,552	0.6%	5,093,721	5.91300%
42	Loan	108, 109	Natixis	Natixis	Shilo Inn Idaho Falls	1988	2013-2014	161	Rooms	32,128.29	Fee Simple	5,300,575	5,172,655	5,172,655	0.5%	4,111,869	6.05000%
43	Loan	110, 111, 112, 113	Natixis	Natixis	Comfort Inn Birch Run	1997	2012-2013	99	Rooms	52,213.98	Fee Simple	5,200,000	5,169,184	5,169,184	0.5%	3,985,110	5.70000%
44	Loan	114, 115, 116	CREFI	CREFI	Baillie MHC Portfolio			305	Pads	16,393.44	Fee Simple	5,000,000	5,000,000		0.5%	4,145,263	5.26000%
44.01	Property				Twin Wells MHC	1966	NAP	117	Pads		Fee Simple			2,130,000	0.2%
44.02	Property				Carey Estates	1976	NAP	78	Pads		Fee Simple			1,480,000	0.1%
44.03	Property				Colonial Estates	1968	NAP	110	Pads		Fee Simple			1,390,000	0.1%
45	Loan	117, 118	Natixis	Natixis	Best Western Vermont	1958	2013-2014	58	Rooms	45,483.66	Fee Simple	2,660,000	2,638,052	2,638,052	0.3%	2,185,842	4.99000%
46	Loan		CREFI	CREFI	Storage Center - Colorado Springs	2003	NAP	36,250	SF	67.59	Fee Simple	2,450,000	2,450,000	2,450,000	0.2%	2,133,497	5.25000%

CGCMT 2017-P7 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)
1	Loan	8, 9, 10, 11	CREFI	CREFI, GSMC	Mack-Cali Short Hills Office Portfolio	0.0142%	4.0458%	256,245.21	3,074,942.50	170,830.14	2,049,961.67	Interest Only	Actual/360	0	120	120	120	120	0	0
1.01	Property				51 JFK Parkway
1.02	Property				101 JFK Parkway
1.03	Property				103 JFK Parkway
2	Loan	12, 13	CREFI	CREFI	50 Broadway	0.0129%	4.1171%	216,346.99	2,596,163.89			Interest Only	Actual/360	0	120	120	120	120	0	0
3	Loan	14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	CREFI	CREFI, DBNY, BANA	Key Center Cleveland	0.0191%	5.2909%	301,396.38	3,616,756.59	1,024,747.70	12,296,972.40	Interest Only, Then Amortizing	Actual/360	2	24	22	120	118	300	300
4	Loan	25, 26, 27, 28, 29	PCC	PCC	Scripps Center	0.0223%	4.6377%	258,118.16	3,097,417.92	113,571.99	1,362,863.88	Interest Only, Then Amortizing	Actual/360	2	24	22	120	118	360	360
5	Loan	30	PCC	PCC	Cascade Village	0.0204%	4.6296%	257,818.40	3,093,820.80			Interest Only, Then Amortizing	Actual/360	1	36	35	120	119	360	360
6	Loan		CGMRC	CGMRC	19000 Homestead Road	0.0129%	4.4771%	155,539.00	1,866,468.06			Interest Only	Actual/360	3	120	117	120	117	0	0
7	Loan	31	PCC	PCC	Veteran’s Plaza	0.0304%	4.4896%	203,149.74	2,437,796.88			Interest Only, Then Amortizing	Actual/360	1	58	57	118	117	360	360
8	Loan	32, 33	Natixis	Natixis	Sterling Jewelers Corporate Headquarters I & II	0.0129%	4.7771%	155,813.60	1,869,763.19			Interest Only ARD	Actual/360	4	120	116	120	116	0	0
9	Loan	25, 34, 35, 36, 37	CGMRC	CGMRC	Hamilton Crossing	0.0157%	4.9043%	186,844.99	2,242,139.86	106,388.61	1,276,663.27	Amortizing	Actual/360	2	0	0	120	118	360	358
10	Loan	38, 39, 40, 41, 42, 43	CGMRC	DBNY	229 West 43rd Street Retail Condo	0.0129%	3.9926%	101,528.30	1,218,339.58	862,990.54	10,355,886.50	Interest Only	Actual/360	5	120	115	120	115	0	0
11	Loan	44, 45	PCC	PCC	Plaza de Hacienda	0.0204%	4.8896%	158,072.08	1,896,864.96			Interest Only, Then Amortizing	Actual/360	1	60	59	120	119	360	360
12	Loan	46, 47, 48, 49, 50, 51	Natixis	Natixis	Greenwich Office Park	0.0129%	4.5411%	113,507.40	1,362,088.75	223,167.08	2,678,005.00	Interest Only	Actual/360	5	60	55	60	55	0	0
13	Loan	52, 53, 54, 55	CGMRC	CGMRC, DBNY	111 Livingston Street	0.0129%	4.7171%	115,895.95	1,390,751.39	363,673.50	4,364,081.94	Interest Only	Actual/360	3	120	117	120	117	0	0
14	Loan	56, 57, 58, 59, 60, 61, 62	CGMRC	Barclays Bank PLC, RMF, CGMRC	Atlanta and Anchorage Hotel Portfolio	0.0129%	5.7171%	175,811.54	2,109,738.52	546,271.58	6,555,258.97	Amortizing	Actual/360	1	0	0	120	119	300	299
14.01	Property				Hilton Anchorage
14.02	Property				Renaissance Concourse Atlanta Airport Hotel
15	Loan	63, 64, 65, 66	CGMRC	CGMRC	901 Wilshire Boulevard	0.0129%	4.8971%	107,860.88	1,294,330.56			Interest Only	Actual/360	3	120	117	120	117	0	0
16	Loan		PCC	PCC	Goodlett Farms Business Campus	0.0404%	4.4396%	95,386.67	1,144,640.00			Interest Only	Actual/360	2	60	58	60	58	0	0
17	Loan	67, 68	Natixis	Natixis	Cahuenga West Office Building	0.0129%	4.7571%	129,144.82	1,549,737.85			Interest Only, Then Amortizing	Actual/360	2	60	58	120	118	360	360
18	Loan	69, 70, 71	Natixis	Natixis	SAP Building	0.0129%	5.9820%	245,206.68	2,942,480.16			Interest Only, Then Amortizing	Actual/360	1	64	63	120	119	204	204
19	Loan	25, 72, 73, 74	Natixis	Natixis	Urban Union - Amazon	0.0129%	3.3683%	68,563.22	822,758.67	109,219.58	1,310,634.95	Interest Only	Actual/360	2	60	58	60	58	0	0
20	Loan	75	CGMRC	CGMRC	1875-1925 Nostrand Avenue	0.0129%	5.0071%	117,024.70	1,404,296.41			Interest Only, Then Amortizing	Actual/360	2	60	58	120	118	360	360
21	Loan	76	Natixis	Natixis	QLIC	0.0129%	4.3868%	74,346.78	892,161.39	464,667.39	5,576,008.68	Interest Only	Actual/360	15	120	105	120	105	0	0
22	Loan	77, 78, 79, 80, 81	Natixis	Natixis	Broadway Portfolio	0.0129%	4.5971%	77,900.46	934,805.56	148,010.88	1,776,130.56	Interest Only	Actual/360	4	120	116	120	116	0	0
22.01	Property				1214- 1216 Broadway
22.02	Property				1204 Broadway
22.03	Property				1212 Broadway
23	Loan	82	CGMRC	CGMRC	The Tower at OPOP	0.0129%	4.7771%	104,812.21	1,257,746.58			Interest Only, Then Amortizing	Actual/360	1	60	59	120	119	360	360
24	Loan		CREFI	CREFI	DeKalb Tech Center	0.0129%	4.8271%	102,781.74	1,233,380.91			Amortizing	Actual/360	1	0	0	120	119	360	359
25	Loan		CGMRC	CGMRC	BJ’s Farmingdale	0.0129%	5.1471%	94,431.95	1,133,183.35			Amortizing	Actual/360	3	0	0	120	117	360	357
26	Loan	83	CREFI	CREFI	Walden Brook Apartments	0.0129%	5.1271%	87,265.64	1,047,187.73			Interest Only, Then Amortizing	Actual/360	2	24	22	120	118	360	360
27	Loan	84, 85, 86, 87, 88	Natixis	Natixis	Novo Nordisk	0.0129%	3.4691%	44,129.51	529,554.17	451,003.63	5,412,043.58	Interest Only ARD	Actual/360	7	60	53	60	53	0	0
28	Loan	89	CGMRC	CGMRC	East Park Tower	0.0129%	4.4671%	56,210.00	674,520.00			Interest Only	Actual/360	1	120	119	120	119	0	0
29	Loan	90	PCC	PCC	El Camino Shopping Center	0.0204%	4.4196%	54,395.14	652,741.67			Interest Only	Actual/360	0	120	120	120	120	0	0
30	Loan	91, 92	CREFI	CREFI	Regul Walgreens Portfolio	0.0129%	5.0271%	68,897.00	826,763.95			Interest Only, Then Amortizing	Actual/360	1	48	47	120	119	360	360
30.01	Property				Walgreens Holland - MI
30.02	Property				Walgreens Grandview - MO
30.03	Property				Walgreens Memphis TN
31	Loan	93, 94	Natixis	Natixis	Rentar Plaza	0.0129%	3.4691%	35,303.61	423,643.33	353,036.11	4,236,433.33	Interest Only	Actual/360	7	120	113	120	113	0	0
32	Loan	95, 96, 97	CGMRC	CGMRC	Residence Inn Orlando East UCF	0.0604%	5.1496%	65,967.46	791,609.46			Amortizing	Actual/360	2	0	0	120	118	360	358
33	Loan	98, 99	CREFI	CREFI	Amsdell Cold Spring & Montgomery	0.0604%	5.0596%	63,124.81	757,497.68			Interest Only, Then Amortizing	Actual/360	1	36	35	120	119	360	360
33.01	Property				AA Self Storage
33.02	Property				Mini Flex Storage - Troy Highway
33.03	Property				Mini Flex Storage - Troy Annex
34	Loan		Natixis	Natixis	Pacific Place	0.0129%	4.8471%	45,168.75	542,025.00			Interest Only	Actual/360	4	120	116	120	116	0	0
35	Loan	100, 101, 102	CGMRC	CGMRC	Parts Consolidation Center	0.0129%	4.6671%	51,743.64	620,923.66	65,973.14	791,677.67	Interest Only, Then Amortizing	Actual/360	3	36	33	120	117	360	360
36	Loan		PCC	PCC	400 Manley	0.0204%	4.9696%	53,621.06	643,452.72			Amortizing	Actual/360	1	0	0	120	119	360	359
37	Loan	103	Natixis	Natixis	Home Center Village	0.0129%	4.1371%	37,916.06	454,992.71			Interest Only, Then Amortizing	Actual/360	4	36	32	120	116	360	360
38	Loan	104, 105	Natixis	Natixis	West Lafayette Four Points	0.0129%	6.0871%	47,156.03	565,872.37			Amortizing	Actual/360	0	0	0	120	120	300	300
39	Loan		CGMRC	CGMRC	Mill Creek Self Storage	0.0129%	5.3671%	39,499.95	473,999.41			Amortizing	Actual/360	2	0	0	120	118	360	358
40	Loan	106	CREFI	CREFI	Walgreens - Minnesota and Louisiana	0.0129%	4.8571%	27,239.31	326,871.69			Interest Only	Actual/360	0	120	120	120	120	0	0
40.01	Property				Walgreens Moorhead - MN
40.02	Property				Walgreens Thibodaux - LA
41	Loan	107	Natixis	Natixis	Days Inn Raleigh Betline	0.0129%	5.9001%	42,173.59	506,083.06			Amortizing	Actual/360	2	0	0	120	118	300	298
42	Loan	108, 109	Natixis	Natixis	Shilo Inn Idaho Falls	0.0129%	6.0371%	34,313.87	411,766.43			Amortizing	Actual/360	17	0	0	120	103	300	283
43	Loan	110, 111, 112, 113	Natixis	Natixis	Comfort Inn Birch Run	0.0129%	5.6871%	32,556.60	390,679.18			Amortizing	Actual/360	4	0	0	120	116	300	296
44	Loan	114, 115, 116	CREFI	CREFI	Baillie MHC Portfolio	0.0129%	5.2471%	27,641.16	331,693.95			Amortizing	Actual/360	0	0	0	120	120	360	360
44.01	Property				Twin Wells MHC
44.02	Property				Carey Estates
44.03	Property				Colonial Estates
45	Loan	117, 118	Natixis	Natixis	Best Western Vermont	0.0129%	4.9771%	14,263.20	171,158.43			Amortizing	Actual/360	7	0	0	120	113	360	353
46	Loan		CREFI	CREFI	Storage Center - Colorado Springs	0.0129%	5.2371%	13,528.99	162,347.89			Interest Only, Then Amortizing	Actual/360	1	24	23	120	119	360	360

CGCMT 2017-P7 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Origination Date	Due Date	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default	Prepayment Provision (3)	2013 EGI ($)	2013 Expenses ($)	2013 NOI ($)
1	Loan	8, 9, 10, 11	CREFI	CREFI, GSMC	Mack-Cali Short Hills Office Portfolio	3/6/2017	1	5/1/2017	4/1/2027		4/1/2027	No		0	5	Lockout/24_Defeasance/92_0%/4	19,511,326	7,155,173	12,356,153
1.01	Property				51 JFK Parkway												8,735,104	3,611,984	5,123,120
1.02	Property				101 JFK Parkway												7,341,228	2,456,149	4,885,079
1.03	Property				103 JFK Parkway												3,434,994	1,087,040	2,347,954
2	Loan	12, 13	CREFI	CREFI	50 Broadway	3/14/2017	1	5/1/2017	4/1/2027		4/1/2027	No		0	3	Lockout/24_Defeasance/92_0%/4	12,365,108	7,539,291	4,825,817
3	Loan	14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	CREFI	CREFI, DBNY, BANA	Key Center Cleveland	1/31/2017	6	3/6/2017	2/6/2019	3/6/2019	2/6/2027	No		0	0	Lockout/26_Defeasance/90_0%/4	65,945,696	37,890,186	28,055,510
4	Loan	25, 26, 27, 28, 29	PCC	PCC	Scripps Center	2/1/2017	1	3/1/2017	2/1/2019	3/1/2019	2/1/2027	No		0	5	Lockout/26_Defeasance or YM1%/90_0%/4	12,245,464	6,187,777	6,057,687
5	Loan	30	PCC	PCC	Cascade Village	2/14/2017	1	4/1/2017	3/1/2020	4/1/2020	3/1/2027	No		0	5	Lockout/25_Defeasance/88_0%/7	5,671,496	1,498,060	4,173,436
6	Loan		CGMRC	CGMRC	19000 Homestead Road	12/30/2016	6	2/6/2017	1/6/2027		1/6/2027	No		0	0	Lockout/27_Defeasance/90_0%/3	N/A	N/A	N/A
7	Loan	31	PCC	PCC	Veteran’s Plaza	3/13/2017	1	4/1/2017	1/1/2022	2/1/2022	1/1/2027	No		0	5	Lockout/25_Defeasance/88_0%/5	3,848,375	431,268	3,417,107
8	Loan	32, 33	Natixis	Natixis	Sterling Jewelers Corporate Headquarters I & II	11/10/2016	5	1/5/2017	12/5/2026		12/5/2026	Yes	12/5/2036	0	0	Lockout/28_Defeasance/88_0%/4	2,570,967	56,909	2,514,058
9	Loan	25, 34, 35, 36, 37	CGMRC	CGMRC	Hamilton Crossing	1/25/2017	6	3/6/2017		3/6/2017	2/6/2027	No		0	0	Lockout/26_Defeasance/90_0%/4	10,210,335	3,849,400	6,360,935
10	Loan	38, 39, 40, 41, 42, 43	CGMRC	DBNY	229 West 43rd Street Retail Condo	10/13/2016	6	12/6/2016	11/6/2026		11/6/2026	No		0	0	Lockout/29_Defeasance/84_0%/7	16,672,907	7,051,784	9,621,123
11	Loan	44, 45	PCC	PCC	Plaza de Hacienda	3/1/2017	5	4/5/2017	3/5/2022	4/5/2022	3/5/2027	No		0	0	Lockout/25_Defeasance/90_0%/5	3,087,717	757,852	2,329,865
12	Loan	46, 47, 48, 49, 50, 51	Natixis	Natixis	Greenwich Office Park	11/4/2016	5	12/5/2016	11/5/2021		11/5/2021	No		0	0	Lockout/29_Defeasance/28_0%/3	14,983,728	5,914,718	9,069,010
13	Loan	52, 53, 54, 55	CGMRC	CGMRC, DBNY	111 Livingston Street	1/5/2017	6	2/6/2017	1/6/2027		1/6/2027	No		0	0	Lockout/27_Defeasance/89_0%/4	15,897,602	7,311,771	8,585,831
14	Loan	56, 57, 58, 59, 60, 61, 62	CGMRC	Barclays Bank PLC, RMF, CGMRC	Atlanta and Anchorage Hotel Portfolio	3/2/2017	6	4/6/2017		4/6/2017	3/6/2027	No		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A
14.01	Property				Hilton Anchorage												N/A	N/A	N/A
14.02	Property				Renaissance Concourse Atlanta Airport Hotel												N/A	N/A	N/A
15	Loan	63, 64, 65, 66	CGMRC	CGMRC	901 Wilshire Boulevard	1/6/2017	6	2/6/2017	1/6/2027		1/6/2027	No		0	0	Lockout/27_Defeasance/89_0%/4	N/A	N/A	N/A
16	Loan		PCC	PCC	Goodlett Farms Business Campus	1/31/2017	1	3/1/2017	2/1/2022		2/1/2022	No		0	5	Lockout/26_Defeasance/30_0%/4	N/A	N/A	N/A
17	Loan	67, 68	Natixis	Natixis	Cahuenga West Office Building	1/31/2017	5	3/5/2017	2/5/2022	3/5/2022	2/5/2027	No		0	0	Lockout/26_Defeasance/91_0%/3	2,077,815	1,308,657	769,158
18	Loan	69, 70, 71	Natixis	Natixis	SAP Building	2/7/2017	5	4/5/2017	7/5/2022	8/5/2022	3/5/2027	No		0	0	Lockout/25_Defeasance/92_0%/3	2,534,131	597,412	1,936,719
19	Loan	25, 72, 73, 74	Natixis	Natixis	Urban Union - Amazon	1/13/2017	6	3/6/2017	2/6/2022		2/6/2022	No		0	0	Lockout/26_Defeasance or YM1%/30_0%/4	N/A	N/A	N/A
20	Loan	75	CGMRC	CGMRC	1875-1925 Nostrand Avenue	2/2/2017	6	3/6/2017	2/6/2022	3/6/2022	2/6/2027	No		0	0	Lockout/26_Defeasance/90_0%/4	1,894,880	470,365	1,424,515
21	Loan	76	Natixis	Natixis	QLIC	12/28/2015	5	2/5/2016	1/5/2026		1/5/2026	No		5	2	Lockout/39_Defeasance/78_0%/3	N/A	N/A	N/A
22	Loan	77, 78, 79, 80, 81	Natixis	Natixis	Broadway Portfolio	11/18/2016	5	1/5/2017	12/5/2026		12/5/2026	No		0	0	Lockout/28_Defeasance/88_0%/4	N/A	N/A	N/A
22.01	Property				1214- 1216 Broadway												N/A	N/A	N/A
22.02	Property				1204 Broadway												N/A	N/A	N/A
22.03	Property				1212 Broadway												N/A	N/A	N/A
23	Loan	82	CGMRC	CGMRC	The Tower at OPOP	2/28/2017	6	4/6/2017	3/6/2022	4/6/2022	3/6/2027	No		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A
24	Loan		CREFI	CREFI	DeKalb Tech Center	2/10/2017	6	4/6/2017		4/6/2017	3/6/2027	No		0	0	Lockout/25_YM1%/91_0%/4	N/A	N/A	N/A
25	Loan		CGMRC	CGMRC	BJ’s Farmingdale	12/9/2016	6	2/6/2017		2/6/2017	1/6/2027	No		0	0	Lockout/27_Defeasance/89_0%/4	1,356,017	51,981	1,304,036
26	Loan	83	CREFI	CREFI	Walden Brook Apartments	1/31/2017	6	3/6/2017	2/6/2019	3/6/2019	2/6/2027	No		0	0	Lockout/26_Defeasance/91_0%/3	N/A	N/A	N/A
27	Loan	84, 85, 86, 87, 88	Natixis	Natixis	Novo Nordisk	8/11/2016	5	10/5/2016	9/5/2021		9/5/2021	Yes	4/30/2031	0	0	Lockout/31_Defeasance/26_0%/3	N/A	N/A	N/A
28	Loan	89	CGMRC	CGMRC	East Park Tower	3/1/2017	1	4/1/2017	3/1/2027		3/1/2027	No		0	0	Lockout/25_Defeasance/92_0%/3	N/A	N/A	N/A
29	Loan	90	PCC	PCC	El Camino Shopping Center	3/7/2017	1	5/1/2017	4/1/2027		4/1/2027	No		0	0	Lockout/24_Defeasance/92_0%/4	1,846,428	418,566	1,427,862
30	Loan	91, 92	CREFI	CREFI	Regul Walgreens Portfolio	2/14/2017	6	4/6/2017	3/6/2021	4/6/2021	3/6/2027	No		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A
30.01	Property				Walgreens Holland - MI												N/A	N/A	N/A
30.02	Property				Walgreens Grandview - MO												N/A	N/A	N/A
30.03	Property				Walgreens Memphis TN												N/A	N/A	N/A
31	Loan	93, 94	Natixis	Natixis	Rentar Plaza	8/31/2016	5	10/5/2016	9/5/2026		9/5/2026	No		0	0	Lockout/31_Defeasance or YM1%/85_0%/4	21,519,639	10,648,190	10,871,449
32	Loan	95, 96, 97	CGMRC	CGMRC	Residence Inn Orlando East UCF	2/1/2017	6	3/6/2017		3/6/2017	2/6/2027	No		0	0	Lockout/26_Defeasance/90_0%/4	2,877,710	1,840,949	1,036,761
33	Loan	98, 99	CREFI	CREFI	Amsdell Cold Spring & Montgomery	3/2/2017	6	4/6/2017	3/6/2020	4/6/2020	3/6/2027	No		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A
33.01	Property				AA Self Storage												N/A	N/A	N/A
33.02	Property				Mini Flex Storage - Troy Highway												N/A	N/A	N/A
33.03	Property				Mini Flex Storage - Troy Annex												N/A	N/A	N/A
34	Loan		Natixis	Natixis	Pacific Place	12/9/2016	10	1/10/2017	12/10/2026		12/10/2026	No		0	0	Lockout/28_Defeasance/88_0%/4	1,095,534	309,822	785,712
35	Loan	100, 101, 102	CGMRC	CGMRC	Parts Consolidation Center	12/14/2016	6	2/6/2017	1/6/2020	2/6/2020	1/6/2027	No		0	0	Lockout/27_Defeasance/87_0%/6	N/A	N/A	N/A
36	Loan		PCC	PCC	400 Manley	2/28/2017	1	4/1/2017		4/1/2017	3/1/2027	No		0	5	Lockout/25_Defeasance/91_0%/4	900,962	370,081	530,880
37	Loan	103	Natixis	Natixis	Home Center Village	11/8/2016	5	1/5/2017	12/5/2019	1/5/2020	12/5/2026	No		0	0	Lockout/28_Defeasance or YM1%/88_0%/4	1,260,852	262,546	998,306
38	Loan	104, 105	Natixis	Natixis	West Lafayette Four Points	3/10/2017	5	5/5/2017		5/5/2017	4/5/2027	No		0	0	Lockout/24_Defeasance/93_0%/3	3,769,447	3,279,413	490,034
39	Loan		CGMRC	CGMRC	Mill Creek Self Storage	1/30/2017	6	3/6/2017		3/6/2017	2/6/2027	No		0	0	Lockout/26_Defeasance/90_0%/4	691,685	235,460	456,225
40	Loan	106	CREFI	CREFI	Walgreens - Minnesota and Louisiana	3/7/2017	6	5/6/2017	4/6/2027		4/6/2027	No		0	0	Lockout/24_Defeasance/93_0%/3	662,400	N/A	662,400
40.01	Property				Walgreens Moorhead - MN												352,400	N/A	352,400
40.02	Property				Walgreens Thibodaux - LA												310,000	N/A	310,000
41	Loan	107	Natixis	Natixis	Days Inn Raleigh Betline	1/6/2017	5	3/5/2017		3/5/2017	2/5/2027	No		0	0	Lockout/26_Defeasance/91_0%/3	1,538,669	887,614	651,055
42	Loan	108, 109	Natixis	Natixis	Shilo Inn Idaho Falls	11/2/2015	5	12/5/2015		12/5/2015	11/5/2025	No		0	0	Lockout/41_Defeasance/76_0%/3	1,680,791	1,362,163	318,628
43	Loan	110, 111, 112, 113	Natixis	Natixis	Comfort Inn Birch Run	11/10/2016	5	1/5/2017		1/5/2017	12/5/2026	No		0	0	Lockout/28_Defeasance/89_0%/3	1,777,341	1,139,156	638,185
44	Loan	114, 115, 116	CREFI	CREFI	Baillie MHC Portfolio	3/14/2017	6	5/6/2017		5/6/2017	4/6/2027	No		0	0	Lockout/24_Defeasance/92_0%/4	N/A	N/A	N/A
44.01	Property				Twin Wells MHC												333,996	133,618	200,378
44.02	Property				Carey Estates												N/A	N/A	N/A
44.03	Property				Colonial Estates												N/A	N/A	N/A
45	Loan	117, 118	Natixis	Natixis	Best Western Vermont	8/19/2016	5	10/5/2016		10/5/2016	9/5/2026	No		0	0	Lockout/31_Defeasance or YM1%/86_0%/3	N/A	N/A	N/A
46	Loan		CREFI	CREFI	Storage Center - Colorado Springs	3/3/2017	6	4/6/2017	3/6/2019	4/6/2019	3/6/2027	No		0	0	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A

CGCMT 2017-P7 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2014 EGI ($)	2014 Expenses ($)	2014 NOI ($)	2015 EGI ($)	2015 Expenses ($)	2015 NOI ($)	Most Recent EGI (if past 2015) ($)	Most Recent Expenses (if past 2015) ($)	Most Recent NOI (if past 2015) ($)	Most Recent NOI Date (if past 2015)	Most Recent # of months	Most Recent Description
1	Loan	8, 9, 10, 11	CREFI	CREFI, GSMC	Mack-Cali Short Hills Office Portfolio	21,742,031	7,732,085	14,009,946	23,018,857	7,940,125	15,078,732	24,268,523	7,727,841	16,540,682	12/31/2016	12	Trailing 12
1.01	Property				51 JFK Parkway	10,504,623	4,094,257	6,410,366	12,450,290	4,227,670	8,222,620	12,860,527	4,081,784	8,778,743	12/31/2016	12	Trailing 12
1.02	Property				101 JFK Parkway	7,332,748	2,518,519	4,814,229	6,506,749	2,573,686	3,933,063	6,973,468	2,486,861	4,486,607	12/31/2016	12	Trailing 12
1.03	Property				103 JFK Parkway	3,904,660	1,119,309	2,785,351	4,061,818	1,138,769	2,923,049	4,434,528	1,159,196	3,275,332	12/31/2016	12	Trailing 12
2	Loan	12, 13	CREFI	CREFI	50 Broadway	13,122,648	7,874,418	5,248,230	13,754,254	8,203,918	5,550,336	13,949,129	8,493,383	5,455,746	12/31/2016	12	Trailing 12
3	Loan	14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	CREFI	CREFI, DBNY, BANA	Key Center Cleveland	64,203,206	38,208,804	25,994,402	63,246,960	39,795,936	23,451,024	59,240,408	39,040,871	20,199,537	12/31/2016	12	Trailing 12
4	Loan	25, 26, 27, 28, 29	PCC	PCC	Scripps Center	11,785,441	6,235,053	5,550,388	12,687,558	6,241,825	6,445,733	11,942,735	6,169,813	5,772,922	12/31/2016	12	Trailing 12
5	Loan	30	PCC	PCC	Cascade Village	5,765,117	1,566,028	4,199,089	6,268,458	1,623,515	4,644,943	6,412,515	1,667,366	4,745,149	11/30/2016	12	Trailing 12
6	Loan		CGMRC	CGMRC	19000 Homestead Road	4,108,992	N/A	4,108,992	4,142,850	N/A	4,142,850	4,176,981	N/A	4,176,981	12/31/2016	12	Trailing 12
7	Loan	31	PCC	PCC	Veteran’s Plaza	3,903,696	403,641	3,500,055	4,107,827	444,355	3,663,472	4,174,539	441,548	3,732,991	12/31/2016	12	Trailing 12
8	Loan	32, 33	Natixis	Natixis	Sterling Jewelers Corporate Headquarters I & II	2,679,590	60,227	2,619,363	3,222,706	81,743	3,140,963	3,222,708	78,505	3,144,203	8/31/2016	12	Trailing 12
9	Loan	25, 34, 35, 36, 37	CGMRC	CGMRC	Hamilton Crossing	10,868,464	4,481,352	6,387,112	10,573,515	4,015,499	6,558,016	10,960,470	4,315,749	6,644,721	12/31/2016	12	Trailing 12
10	Loan	38, 39, 40, 41, 42, 43	CGMRC	DBNY	229 West 43rd Street Retail Condo	17,393,374	5,444,159	11,949,215	N/A	N/A	N/A	17,645,886	3,870,185	13,775,701	8/31/2016	10	Annualized 10 Months
11	Loan	44, 45	PCC	PCC	Plaza de Hacienda	2,926,017	750,740	2,175,277	3,194,678	669,887	2,524,791	3,197,243	755,791	2,441,452	12/31/2016	12	Trailing 12
12	Loan	46, 47, 48, 49, 50, 51	Natixis	Natixis	Greenwich Office Park	12,235,559	5,917,082	6,318,478	13,283,730	6,628,147	6,655,583	16,218,908	6,473,544	9,745,364	12/31/2016	12	Trailing 12
13	Loan	52, 53, 54, 55	CGMRC	CGMRC, DBNY	111 Livingston Street	16,165,456	8,044,808	8,120,648	17,507,058	8,444,503	9,062,555	17,760,890	8,465,710	9,295,180	9/30/2016	12	Trailing 12
14	Loan	56, 57, 58, 59, 60, 61, 62	CGMRC	Barclays Bank PLC, RMF, CGMRC	Atlanta and Anchorage Hotel Portfolio	49,678,772	34,076,117	15,602,655	51,526,380	34,932,216	16,594,164	50,552,560	32,379,885	18,172,675	1/31/2017	12	Trailing 12
14.01	Property				Hilton Anchorage	25,072,441	15,359,740	9,712,701	24,591,971	15,257,381	9,334,590	23,073,940	14,450,386	8,623,554	1/31/2017	12	Trailing 12
14.02	Property				Renaissance Concourse Atlanta Airport Hotel	24,606,331	18,716,377	5,889,954	26,934,409	19,674,835	7,259,574	27,478,620	17,929,499	9,549,121	1/31/2017	12	Trailing 12
15	Loan	63, 64, 65, 66	CGMRC	CGMRC	901 Wilshire Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available
16	Loan		PCC	PCC	Goodlett Farms Business Campus	6,070,798	3,266,037	2,804,762	6,463,814	3,074,498	3,389,316	6,037,978	2,769,031	3,268,947	12/31/2016	12	Trailing 12
17	Loan	67, 68	Natixis	Natixis	Cahuenga West Office Building	2,059,480	1,159,110	900,370	2,662,122	1,308,515	1,353,607	3,513,344	1,262,737	2,250,607	12/31/2016	12	Trailing 12
18	Loan	69, 70, 71	Natixis	Natixis	SAP Building	3,630,183	704,334	2,925,849	3,628,355	537,934	3,090,421	3,664,526	529,041	3,135,485	12/31/2016	12	Trailing 12
19	Loan	25, 72, 73, 74	Natixis	Natixis	Urban Union - Amazon	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available
20	Loan	75	CGMRC	CGMRC	1875-1925 Nostrand Avenue	1,941,118	532,460	1,408,658	2,003,984	597,964	1,406,020	1,951,667	648,092	1,303,575	12/31/2016	12	Trailing 12
21	Loan	76	Natixis	Natixis	QLIC	N/A	N/A	N/A	N/A	N/A	N/A	10,615,394	3,127,689	7,487,706	11/30/2016	11	Annualized 11 Months
22	Loan	77, 78, 79, 80, 81	Natixis	Natixis	Broadway Portfolio	4,052,691	1,558,454	2,494,238	4,225,978	1,563,412	2,662,566	4,181,976	1,525,832	2,656,144	6/30/2016	12	Trailing 12
22.01	Property				1214- 1216 Broadway	2,565,270	904,104	1,661,166	2,212,643	932,341	1,280,302	2,210,286	904,933	1,305,353	6/30/2016	12	Trailing 12
22.02	Property				1204 Broadway	997,549	518,085	479,464	1,422,097	470,324	951,774	1,352,776	461,787	890,989	6/30/2016	12	Trailing 12
22.03	Property				1212 Broadway	489,872	136,264	353,608	591,238	160,747	430,491	618,914	159,112	459,802	6/30/2016	12	Trailing 12
23	Loan	82	CGMRC	CGMRC	The Tower at OPOP	N/A	N/A	N/A	1,745,754	1,067,992	677,762	2,431,798	1,118,733	1,313,065	12/31/2016	12	Trailing 12
24	Loan		CREFI	CREFI	DeKalb Tech Center	2,014,472	615,851	1,398,621	2,470,262	631,987	1,838,275	2,471,424	635,380	1,836,044	12/31/2016	12	Trailing 12
25	Loan		CGMRC	CGMRC	BJ’s Farmingdale	1,479,291	56,779	1,422,512	1,479,291	56,693	1,422,598	1,356,017	56,277	1,299,740	9/30/2016	12	Trailing 12
26	Loan	83	CREFI	CREFI	Walden Brook Apartments	2,405,277	1,446,306	958,971	2,538,787	1,495,880	1,042,907	2,820,711	1,520,349	1,300,362	11/30/2016	12	Trailing 12
27	Loan	84, 85, 86, 87, 88	Natixis	Natixis	Novo Nordisk	24,738,338	10,261,687	14,476,650	24,562,154	10,163,040	14,399,114	24,599,348	9,911,492	14,687,857	5/31/2016	12	Trailing 12
28	Loan	89	CGMRC	CGMRC	East Park Tower	1,829,218	757,640	1,071,578	1,977,379	763,866	1,213,513	1,970,198	724,904	1,245,294	11/30/2016	12	Trailing 12
29	Loan	90	PCC	PCC	El Camino Shopping Center	1,960,977	451,689	1,509,288	2,184,621	479,454	1,705,167	2,317,713	523,982	1,793,731	11/30/2016	11	Annualized 11 Months
30	Loan	91, 92	CREFI	CREFI	Regul Walgreens Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available
30.01	Property				Walgreens Holland - MI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available
30.02	Property				Walgreens Grandview - MO	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available
30.03	Property				Walgreens Memphis TN	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available
31	Loan	93, 94	Natixis	Natixis	Rentar Plaza	23,466,573	11,130,209	12,336,364	24,453,413	11,580,671	12,872,742	24,383,651	11,274,905	13,108,746	6/30/2016	12	Trailing 12
32	Loan	95, 96, 97	CGMRC	CGMRC	Residence Inn Orlando East UCF	2,936,032	1,919,437	1,016,595	3,623,784	2,134,785	1,488,999	3,732,651	2,164,306	1,568,345	11/30/2016	12	Trailing 12
33	Loan	98, 99	CREFI	CREFI	Amsdell Cold Spring & Montgomery	1,463,295	688,208	775,087	1,533,992	655,715	878,277	1,673,944	625,757	1,048,187	12/31/2016	Various	Various
33.01	Property				AA Self Storage	592,539	151,232	441,307	599,810	169,210	430,600	669,565	184,609	484,957	12/31/2016	10	Annualized 10 Months
33.02	Property				Mini Flex Storage - Troy Highway	674,211	394,148	280,063	721,343	399,833	321,510	763,993	374,233	389,760	12/31/2016	12	Trailing 12
33.03	Property				Mini Flex Storage - Troy Annex	196,546	142,828	53,717	212,839	86,672	126,167	240,386	66,916	173,470	12/31/2016	12	Trailing 12
34	Loan		Natixis	Natixis	Pacific Place	1,208,493	242,150	966,343	1,209,181	250,004	959,177	1,210,758	254,307	956,451	10/31/2016	12	Trailing 12
35	Loan	100, 101, 102	CGMRC	CGMRC	Parts Consolidation Center	2,937,182	840,049	2,097,133	3,451,922	916,297	2,535,625	3,490,511	930,590	2,559,921	9/30/2016	12	Trailing 12
36	Loan		PCC	PCC	400 Manley	933,437	364,339	569,098	1,147,097	390,156	756,941	1,290,064	373,632	916,432	12/31/2016	12	Trailing 12
37	Loan	103	Natixis	Natixis	Home Center Village	1,170,826	171,346	999,480	995,096	252,463	742,633	1,304,864	262,534	1,042,331	12/31/2016	12	Trailing 12
38	Loan	104, 105	Natixis	Natixis	West Lafayette Four Points	4,409,838	3,492,134	917,704	4,373,065	3,416,128	956,937	4,446,069	3,415,826	1,030,243	11/30/2016	12	Trailing 12
39	Loan		CGMRC	CGMRC	Mill Creek Self Storage	819,861	253,626	566,235	879,910	279,786	600,124	878,093	316,978	561,115	12/31/2016	12	Trailing 12
40	Loan	106	CREFI	CREFI	Walgreens - Minnesota and Louisiana	662,400	N/A	662,400	662,400	N/A	662,400	662,400	N/A	662,400	12/31/2016	12	Trailing 12
40.01	Property				Walgreens Moorhead - MN	352,400	N/A	352,400	352,400	N/A	352,400	352,400	N/A	352,400	12/31/2016	12	Trailing 12
40.02	Property				Walgreens Thibodaux - LA	310,000	N/A	310,000	310,000	N/A	310,000	310,000	N/A	310,000	12/31/2016	12	Trailing 12
41	Loan	107	Natixis	Natixis	Days Inn Raleigh Betline	1,830,201	938,661	891,540	2,239,260	1,113,436	1,125,824	2,240,833	1,052,724	1,188,109	9/30/2016	12	Trailing 12
42	Loan	108, 109	Natixis	Natixis	Shilo Inn Idaho Falls	1,879,662	1,429,482	450,180	2,302,589	1,460,414	842,175	2,753,756	1,669,963	1,083,793	10/31/2016	12	Trailing 12
43	Loan	110, 111, 112, 113	Natixis	Natixis	Comfort Inn Birch Run	1,745,682	1,126,730	618,952	1,674,406	1,031,384	643,022	1,800,259	1,087,583	712,676	9/30/2016	12	Trailing 12
44	Loan	114, 115, 116	CREFI	CREFI	Baillie MHC Portfolio	N/A	N/A	N/A	942,631	404,938	537,693	1,035,502	441,749	593,753	12/31/2016	12	Trailing 12
44.01	Property				Twin Wells MHC	368,147	123,586	244,561	401,561	161,786	239,775	394,410	172,717	221,693	12/31/2016	12	Trailing 12
44.02	Property				Carey Estates	N/A	N/A	N/A	239,179	91,453	147,726	269,309	97,794	171,515	12/31/2016	12	Trailing 12
44.03	Property				Colonial Estates	242,977	157,019	85,958	301,891	151,699	150,192	371,783	171,238	200,545	12/31/2016	12	Trailing 12
45	Loan	117, 118	Natixis	Natixis	Best Western Vermont	1,268,871	809,059	459,812	1,317,158	782,848	534,310	1,311,770	787,521	524,249	5/31/2016	12	Trailing 12
46	Loan		CREFI	CREFI	Storage Center - Colorado Springs	295,767	116,094	179,673	303,188	101,391	201,797	321,983	107,709	214,274	12/31/2016	12	Trailing 12

CGCMT 2017-P7 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date
1	Loan	8, 9, 10, 11	CREFI	CREFI, GSMC	Mack-Cali Short Hills Office Portfolio	25,918,065	7,994,593	17,923,472	14.4%	114,434	999,568	16,809,470	3.28	13.5%	276,000,000	2/2/2017
1.01	Property				51 JFK Parkway	13,780,140	4,284,000	9,496,140		51,819	479,660	8,964,661			150,000,000	2/2/2017
1.02	Property				101 JFK Parkway	7,438,114	2,525,992	4,912,122		38,014	314,260	4,559,848			76,000,000	2/2/2017
1.03	Property				103 JFK Parkway	4,699,811	1,184,601	3,515,210		24,600	205,648	3,284,962			50,000,000	2/2/2017
2	Loan	12, 13	CREFI	CREFI	50 Broadway	15,330,310	8,656,674	6,673,636	10.8%	70,400	510,488	6,092,748	2.35	9.8%	150,000,000	2/2/2017
3	Loan	14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	CREFI	CREFI, DBNY, BANA	Key Center Cleveland	67,329,103	39,219,780	28,109,323	12.8%	1,456,034	1,326,153	25,327,136	1.59	11.5%	362,000,000	12/1/2017
4	Loan	25, 26, 27, 28, 29	PCC	PCC	Scripps Center	13,210,971	6,471,316	6,739,655	9.4%	4,561	437,365	6,297,729	1.41	8.7%	98,000,000	12/15/2016
5	Loan	30	PCC	PCC	Cascade Village	6,394,513	1,704,790	4,689,723	9.4%	121,392	183,928	4,384,403	1.42	8.8%	76,500,000	1/6/2017
6	Loan		CGMRC	CGMRC	19000 Homestead Road	4,338,364	135,151	4,203,213	10.3%	20,070	107,747	4,075,396	2.18	9.9%	71,240,000	12/14/2016
7	Loan	31	PCC	PCC	Veteran’s Plaza	4,543,772	735,880	3,807,892	9.5%	12,500	125,000	3,670,392	1.51	9.2%	69,000,000	12/7/2016
8	Loan	32, 33	Natixis	Natixis	Sterling Jewelers Corporate Headquarters I & II	3,628,755	133,608	3,495,147	9.1%	54,320	0	3,440,827	1.84	8.9%	61,900,000	8/8/2016
9	Loan	25, 34, 35, 36, 37	CGMRC	CGMRC	Hamilton Crossing	10,973,297	4,339,847	6,633,451	12.1%	124,093	606,278	5,903,080	1.68	10.7%	76,100,000	12/2/2016
10	Loan	38, 39, 40, 41, 42, 43	CGMRC	DBNY	229 West 43rd Street Retail Condo	25,397,158	3,895,157	21,502,001	7.5%	74,537	1,219,809	20,207,655	1.75	7.1%	470,000,000	10/1/2016
11	Loan	44, 45	PCC	PCC	Plaza de Hacienda	3,214,854	801,643	2,413,211	8.1%	41,705	38,615	2,332,891	1.23	7.8%	47,000,000	2/4/2017
12	Loan	46, 47, 48, 49, 50, 51	Natixis	Natixis	Greenwich Office Park	14,572,808	6,554,110	8,018,698	9.2%	61,635	570,368	7,386,696	1.83	8.4%	134,000,000	9/6/2016
13	Loan	52, 53, 54, 55	CGMRC	CGMRC, DBNY	111 Livingston Street	18,801,753	9,038,441	9,763,312	8.1%	86,800	710,011	8,966,501	1.56	7.5%	219,000,000	10/26/2016
14	Loan	56, 57, 58, 59, 60, 61, 62	CGMRC	Barclays Bank PLC, RMF, CGMRC	Atlanta and Anchorage Hotel Portfolio	50,254,774	32,299,375	17,955,399	15.6%	2,282,630	0	15,672,769	1.81	13.6%	182,000,000	Various
14.01	Property				Hilton Anchorage	23,010,897	14,435,058	8,575,839		920,436	0	7,655,403			103,600,000	12/12/2016
14.02	Property				Renaissance Concourse Atlanta Airport Hotel	27,243,877	17,864,317	9,379,560		1,362,194	0	8,017,366			78,400,000	12/30/2016
15	Loan	63, 64, 65, 66	CGMRC	CGMRC	901 Wilshire Boulevard	2,289,905	368,931	1,920,974	7.4%	4,327	18,594	1,898,053	1.47	7.3%	40,700,000	5/1/2017
16	Loan		PCC	PCC	Goodlett Farms Business Campus	6,594,831	2,924,721	3,670,109	14.6%	164,217	364,926	3,140,968	2.74	12.5%	42,750,000	12/14/2016
17	Loan	67, 68	Natixis	Natixis	Cahuenga West Office Building	4,070,629	1,527,636	2,542,993	10.3%	19,502	108,965	2,414,527	1.56	9.8%	36,800,000	12/7/2016
18	Loan	69, 70, 71	Natixis	Natixis	SAP Building	4,193,284	398,709	3,794,575	15.7%	8,442	0	3,786,133	1.29	15.7%	54,400,000	1/19/2017
19	Loan	25, 72, 73, 74	Natixis	Natixis	Urban Union - Amazon	16,148,162	4,519,828	11,628,334	18.7%	29,579	0	11,598,755	5.44	18.6%	269,000,000	1/11/2017
20	Loan	75	CGMRC	CGMRC	1875-1925 Nostrand Avenue	2,389,503	659,075	1,730,428	8.0%	5,150	34,332	1,690,946	1.20	7.8%	35,600,000	12/20/2016
21	Loan	76	Natixis	Natixis	QLIC	15,594,744	3,391,241	12,203,502	8.4%	84,200	18,123	12,101,180	1.87	8.3%	255,000,000	8/18/2016
22	Loan	77, 78, 79, 80, 81	Natixis	Natixis	Broadway Portfolio	6,069,669	1,799,138	4,270,531	7.4%	11,613	77,415	4,181,503	1.54	7.2%	97,000,000	8/25/2016
22.01	Property				1214- 1216 Broadway	3,544,233	1,046,881	2,497,352		7,777	51,845	2,437,731
22.02	Property				1204 Broadway	1,940,591	565,939	1,374,652		3,510	23,394	1,347,748
22.03	Property				1212 Broadway	584,845	186,318	398,527		326	2,176	396,025
23	Loan	82	CGMRC	CGMRC	The Tower at OPOP	2,633,937	967,297	1,666,640	8.3%	32,587	3,910	1,630,143	1.30	8.2%	27,300,000	1/24/2017
24	Loan		CREFI	CREFI	DeKalb Tech Center	2,597,409	634,408	1,963,001	10.1%	56,841	197,851	1,708,309	1.39	8.8%	28,100,000	12/23/2016
25	Loan		CGMRC	CGMRC	BJ’s Farmingdale	1,502,246	56,101	1,446,145	8.4%	21,706	64,618	1,359,820	1.20	7.9%	25,300,000	10/18/2016
26	Loan	83	CREFI	CREFI	Walden Brook Apartments	2,820,711	1,488,430	1,332,281	8.7%	74,752	0	1,257,529	1.20	8.2%	24,300,000	12/13/2016
27	Loan	84, 85, 86, 87, 88	Natixis	Natixis	Novo Nordisk	29,605,904	11,891,591	17,714,312	10.5%	38,091	0	17,676,221	2.97	10.5%	319,900,000	6/1/2016
28	Loan	89	CGMRC	CGMRC	East Park Tower	2,066,970	743,094	1,323,876	8.9%	42,141	8,802	1,272,933	1.89	8.6%	23,500,000	1/17/2017
29	Loan	90	PCC	PCC	El Camino Shopping Center	2,463,567	577,692	1,885,876	13.0%	40,075	62,172	1,783,629	2.73	12.3%	39,500,000	1/12/2017
30	Loan	91, 92	CREFI	CREFI	Regul Walgreens Portfolio	1,159,702	37,149	1,122,553	8.8%	6,571	0	1,115,982	1.35	8.7%	19,770,000	Various
30.01	Property				Walgreens Holland - MI	430,063	14,081	415,982		2,223	0	413,759			7,075,000	1/18/2017
30.02	Property				Walgreens Grandview - MO	406,700	12,201	394,499		2,174	0	392,325			6,950,000	1/22/2017
30.03	Property				Walgreens Memphis TN	322,939	10,867	312,072		2,174	0	309,898			5,745,000	1/1/2017
31	Loan	93, 94	Natixis	Natixis	Rentar Plaza	24,610,323	11,992,475	12,617,848	9.6%	156,721	391,802	12,069,325	2.59	9.1%	300,000,000	7/19/2016
32	Loan	95, 96, 97	CGMRC	CGMRC	Residence Inn Orlando East UCF	3,722,453	2,138,498	1,583,955	13.2%	148,898	0	1,435,057	1.81	12.0%	15,800,000	10/12/2016
33	Loan	98, 99	CREFI	CREFI	Amsdell Cold Spring & Montgomery	1,651,207	657,212	993,995	8.8%	20,151	0	973,844	1.29	8.6%	16,200,000	Various
33.01	Property				AA Self Storage	669,565	241,362	428,204		6,615	0	421,589			7,100,000	2/7/2017
33.02	Property				Mini Flex Storage - Troy Highway	763,992	349,229	414,762		9,955	0	404,808			7,400,000	2/10/2017
33.03	Property				Mini Flex Storage - Troy Annex	217,650	66,621	151,028		3,581	0	147,447			1,700,000	2/10/2017
34	Loan		Natixis	Natixis	Pacific Place	1,317,007	353,233	963,774	8.8%	6,106	53,872	903,797	1.67	8.2%	17,100,000	9/27/2016
35	Loan	100, 101, 102	CGMRC	CGMRC	Parts Consolidation Center	3,473,815	1,046,728	2,427,087	10.7%	60,400	0	2,366,687	1.68	10.4%	36,000,000	10/24/2016
36	Loan		PCC	PCC	400 Manley	1,274,922	374,369	900,552	9.0%	21,440	43,030	836,082	1.30	8.4%	13,500,000	1/11/2017
37	Loan	103	Natixis	Natixis	Home Center Village	1,289,718	262,365	1,027,354	13.2%	29,679	61,104	936,570	2.06	12.0%	11,500,000	9/21/2016
38	Loan	104, 105	Natixis	Natixis	West Lafayette Four Points	4,433,921	3,388,302	1,045,619	14.4%	177,357	0	868,262	1.53	12.0%	11,500,000	12/30/2016
39	Loan		CGMRC	CGMRC	Mill Creek Self Storage	878,093	273,061	605,032	8.6%	8,904	0	596,128	1.26	8.5%	9,850,000	11/21/2016
40	Loan	106	CREFI	CREFI	Walgreens - Minnesota and Louisiana	642,528	19,276	623,252	9.4%	2,931	0	620,321	1.90	9.4%	11,265,000	1/31/2017
40.01	Property				Walgreens Moorhead - MN	341,828	10,255	331,573		1,449	0	330,124			5,875,000	1/31/2017
40.02	Property				Walgreens Thibodaux - LA	300,700	9,021	291,679		1,482	0	290,197			5,390,000	1/31/2017
41	Loan	107	Natixis	Natixis	Days Inn Raleigh Betline	2,234,711	1,061,884	1,172,826	17.8%	89,388	0	1,083,438	2.14	16.5%	10,240,000	11/8/2016
42	Loan	108, 109	Natixis	Natixis	Shilo Inn Idaho Falls	2,745,061	1,807,676	937,385	18.1%	137,253	0	800,132	1.94	15.5%	11,400,000	2/8/2017
43	Loan	110, 111, 112, 113	Natixis	Natixis	Comfort Inn Birch Run	1,800,259	1,101,320	698,939	13.5%	72,010	0	626,929	1.60	12.1%	8,040,000	9/7/2016
44	Loan	114, 115, 116	CREFI	CREFI	Baillie MHC Portfolio	1,035,502	487,442	548,060	11.0%	15,250	0	532,810	1.61	10.7%	7,580,000	Various
44.01	Property				Twin Wells MHC	394,410	189,944	204,466		5,850	0	198,616			3,370,000	1/18/2017
44.02	Property				Carey Estates	269,309	109,243	160,066		3,900	0	156,166			2,080,000	1/23/2017
44.03	Property				Colonial Estates	371,783	188,256	183,527		5,500	0	178,027			2,130,000	1/23/2017
45	Loan	117, 118	Natixis	Natixis	Best Western Vermont	1,308,186	836,655	471,531	17.9%	52,327	0	419,203	2.45	15.9%	3,900,000	6/15/2016
46	Loan		CREFI	CREFI	Storage Center - Colorado Springs	321,983	106,184	215,799	8.8%	3,625	0	212,173	1.31	8.7%	3,550,000	1/30/2017

CGCMT 2017-P7 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (5)	Occupancy Date	ADR ($)	RevPAR ($)	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)
1	Loan	8, 9, 10, 11	CREFI	CREFI, GSMC	Mack-Cali Short Hills Office Portfolio	45.1%	45.1%	100.0%	10/27/2016	NAP	NAP
1.01	Property				51 JFK Parkway			100.0%	10/27/2016	NAP	NAP	KPMG	66,606	3/31/2024
1.02	Property				101 JFK Parkway			100.0%	10/27/2016	NAP	NAP	Dun & Bradstreet	69,280	3/31/2023
1.03	Property				103 JFK Parkway			100.0%	10/27/2016	NAP	NAP	Dun & Bradstreet	123,001	3/31/2023
2	Loan	12, 13	CREFI	CREFI	50 Broadway	41.3%	41.3%	89.6%	3/1/2017	NAP	NAP	United Federation of Teachers	93,942	8/31/2034
3	Loan	14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	CREFI	CREFI, DBNY, BANA	Key Center Cleveland	60.8%	49.6%	Various	Various	160.02	107.09	KeyBank National Association	477,781	6/30/2030
4	Loan	25, 26, 27, 28, 29	PCC	PCC	Scripps Center	73.5%	63.0%	93.1%	2/1/2017	NAP	NAP	E.W. Scripps Company	83,159	1/31/2024
5	Loan	30	PCC	PCC	Cascade Village	65.4%	57.4%	96.9%	2/14/2017	NAP	NAP	J.C. Penney Company	51,257	11/30/2018
6	Loan		CGMRC	CGMRC	19000 Homestead Road	57.6%	57.6%	100.0%	4/6/2017	NAP	NAP	Kaiser Foundation Hospitals	100,352	2/19/2023
7	Loan	31	PCC	PCC	Veteran’s Plaza	58.0%	53.1%	100.0%	4/1/2017	NAP	NAP	Kaiser Foundation Hospitals	62,500	12/31/2026
8	Loan	32, 33	Natixis	Natixis	Sterling Jewelers Corporate Headquarters I & II	62.2%	62.2%	100.0%	4/5/2017	NAP	NAP	Sterling Inc.	271,675	01/31/2048
9	Loan	25, 34, 35, 36, 37	CGMRC	CGMRC	Hamilton Crossing	72.3%	59.4%	88.8%	Various	NAP	NAP	ADESA Corporation	177,842	7/31/2019
10	Loan	38, 39, 40, 41, 42, 43	CGMRC	DBNY	229 West 43rd Street Retail Condo	60.6%	60.6%	100.0%	10/1/2016	NAP	NAP	Bowlmor Times Square, LLC	77,536	7/31/2034
11	Loan	44, 45	PCC	PCC	Plaza de Hacienda	63.3%	58.3%	100.0%	3/1/2017	NAP	NAP	Smith’s Food & Drug dba Food 4 Less	81,736	5/31/2022
12	Loan	46, 47, 48, 49, 50, 51	Natixis	Natixis	Greenwich Office Park	65.3%	65.3%	79.6%	3/1/2017	NAP	NAP	IBG LLC	42,196	01/31/2019
13	Loan	52, 53, 54, 55	CGMRC	CGMRC, DBNY	111 Livingston Street	54.8%	54.8%	97.6%	11/1/2016	NAP	NAP	NYS Office of Assistance	121,545	5/31/2020
14	Loan	56, 57, 58, 59, 60, 61, 62	CGMRC	Barclays Bank PLC, RMF, CGMRC	Atlanta and Anchorage Hotel Portfolio	63.1%	48.5%	64.9%	1/31/2017	136.64	88.74
14.01	Property				Hilton Anchorage			57.6%	1/31/2017	140.30	80.81	NAP
14.02	Property				Renaissance Concourse Atlanta Airport Hotel			76.4%	1/31/2017	132.32	101.15	NAP
15	Loan	63, 64, 65, 66	CGMRC	CGMRC	901 Wilshire Boulevard	63.9%	63.9%	100.0%	5/1/2017	NAP	NAP	Providence Health	21,636	4/30/2032
16	Loan		PCC	PCC	Goodlett Farms Business Campus	58.9%	58.9%	94.3%	1/31/2017	NAP	NAP	Regions Bank	108,731	12/31/2021
17	Loan	67, 68	Natixis	Natixis	Cahuenga West Office Building	67.1%	61.7%	98.0%	2/9/2017	NAP	NAP	Extreme Reach, Inc.	25,327	03/31/2021
18	Loan	69, 70, 71	Natixis	Natixis	SAP Building	44.4%	31.0%	100.0%	4/5/2017	NAP	NAP	SAP Labs, LLC	56,279	7/31/2022
19	Loan	25, 72, 73, 74	Natixis	Natixis	Urban Union - Amazon	23.1%	23.1%	100.0%	1/1/2017	NAP	NAP	Amazon Corporate LLC	288,534	12/31/2032
20	Loan	75	CGMRC	CGMRC	1875-1925 Nostrand Avenue	61.1%	56.4%	100.0%	12/1/2016	NAP	NAP	Key Food	8,520	5/31/2027
21	Loan	76	Natixis	Natixis	QLIC	56.9%	56.9%	98.3%	1/17/2017	NAP	NAP	NAP
22	Loan	77, 78, 79, 80, 81	Natixis	Natixis	Broadway Portfolio	59.8%	59.8%	83.8%	9/2/2016	NAP	NAP
22.01	Property				1214- 1216 Broadway			81.7%	9/2/2016	NAP	NAP	Grind-1216 Broadway LLC	27,600	5/31/2028
22.02	Property				1204 Broadway			87.1%	9/2/2016	NAP	NAP	District Cowork Nomad LLC	14,400	11/01/2019
22.03	Property				1212 Broadway			100.0%	9/2/2016	NAP	NAP	Viral Vinus Jewelry Inc DBA Earrings Plaza	1,100	10/31/2019
23	Loan	82	CGMRC	CGMRC	The Tower at OPOP	73.3%	67.4%	96.1%	2/23/2017	NAP	NAP	Sauce on the Side	3,910	7/14/2022
24	Loan		CREFI	CREFI	DeKalb Tech Center	69.3%	56.8%	82.4%	1/1/2017	NAP	NAP	Kaiser Foundation Health Plan	67,721	12/31/2021
25	Loan		CGMRC	CGMRC	BJ’s Farmingdale	68.0%	56.4%	100.0%	4/6/2017	NAP	NAP	BJ’s Wholesale Club, Inc.	108,532	4/30/2022
26	Loan	83	CREFI	CREFI	Walden Brook Apartments	63.0%	57.2%	94.1%	1/11/2017	NAP	NAP	NAP
27	Loan	84, 85, 86, 87, 88	Natixis	Natixis	Novo Nordisk	52.6%	52.6%	78.0%	4/5/2017	NAP	NAP	Novo Nordisk Inc.	594,009	4/30/2031
28	Loan	89	CGMRC	CGMRC	East Park Tower	63.2%	63.2%	93.3%	12/27/2016	NAP	NAP	Friedrich, Klatt & Associates	3,993	4/30/2022
29	Loan	90	PCC	PCC	El Camino Shopping Center	36.7%	36.7%	100.0%	3/7/2017	NAP	NAP	Smart & Final	15,600	1/31/2020
30	Loan	91, 92	CREFI	CREFI	Regul Walgreens Portfolio	64.6%	58.5%	100.0%	4/6/2017	NAP	NAP
30.01	Property				Walgreens Holland - MI			100.0%	4/6/2017	NAP	NAP	Walgreens	14,820	10/31/2031
30.02	Property				Walgreens Grandview - MO			100.0%	4/6/2017	NAP	NAP	Walgreens	14,490	3/31/2031
30.03	Property				Walgreens Memphis TN			100.0%	4/6/2017	NAP	NAP	Walgreens	14,490	2/28/2029
31	Loan	93, 94	Natixis	Natixis	Rentar Plaza	44.0%	44.0%	100.0%	9/30/2016	NAP	NAP	City of New York- DS/BOE	516,115	02/09/2021
32	Loan	95, 96, 97	CGMRC	CGMRC	Residence Inn Orlando East UCF	67.2%	55.8%	82.1%	11/30/2016	123.74	101.53	NAP
33	Loan	98, 99	CREFI	CREFI	Amsdell Cold Spring & Montgomery	69.8%	63.5%	89.7%	Various	NAP	NAP
33.01	Property				AA Self Storage			82.4%	2/1/2017	NAP	NAP	NAP
33.02	Property				Mini Flex Storage - Troy Highway			91.3%	1/7/2017	NAP	NAP	NAP
33.03	Property				Mini Flex Storage - Troy Annex			98.8%	1/26/2017	NAP	NAP	NAP
34	Loan		Natixis	Natixis	Pacific Place	64.3%	64.3%	94.6%	12/1/2016	NAP	NAP	Thomas Ying DDS Inc.	2,283	6/30/2021
35	Loan	100, 101, 102	CGMRC	CGMRC	Parts Consolidation Center	63.2%	55.5%	100.0%	7/1/2016	NAP	NAP	BLG Logistics Sublease/Toyota Boshoku Mississippi, LLC	305,000	1/31/2021
36	Loan		PCC	PCC	400 Manley	74.0%	60.9%	100.0%	2/28/2017	NAP	NAP	Specialty Commerce Corp	127,523	2/28/2025
37	Loan	103	Natixis	Natixis	Home Center Village	67.8%	58.9%	98.4%	11/2/2016	NAP	NAP	Pacific Buffet	12,954	9/30/2024
38	Loan	104, 105	Natixis	Natixis	West Lafayette Four Points	63.0%	49.0%	47.4%	1/31/2017	105.15	50.51	NAP
39	Loan		CGMRC	CGMRC	Mill Creek Self Storage	71.4%	59.5%	90.8%	12/31/2016	NAP	NAP	NAP
40	Loan	106	CREFI	CREFI	Walgreens - Minnesota and Louisiana	58.8%	58.8%	100.0%	4/6/2017	NAP	NAP
40.01	Property				Walgreens Moorhead - MN			100.0%	4/6/2017	NAP	NAP	Walgreens	14,490	4/30/2031
40.02	Property				Walgreens Thibodaux - LA			100.0%	4/6/2017	NAP	NAP	Walgreens	14,820	6/30/2034
41	Loan	107	Natixis	Natixis	Days Inn Raleigh Betline	64.3%	49.7%	75.0%	12/31/2016	57.37	44.01	NAP
42	Loan	108, 109	Natixis	Natixis	Shilo Inn Idaho Falls	45.4%	36.1%	47.5%	10/31/2016	93.97	44.77	NAP
43	Loan	110, 111, 112, 113	Natixis	Natixis	Comfort Inn Birch Run	64.3%	49.6%	56.0%	12/31/2016	89.22	51.21	NAP
44	Loan	114, 115, 116	CREFI	CREFI	Baillie MHC Portfolio	66.0%	54.7%	88.8%	Various	NAP	NAP
44.01	Property				Twin Wells MHC			91.5%	12/31/2016	NAP	NAP	NAP
44.02	Property				Carey Estates			94.9%	1/1/2017	NAP	NAP	NAP
44.03	Property				Colonial Estates			81.5%	1/1/2017	NAP	NAP	NAP
45	Loan	117, 118	Natixis	Natixis	Best Western Vermont	67.6%	56.0%	56.2%	1/31/2017	110.63	60.83	NAP
46	Loan		CREFI	CREFI	Storage Center - Colorado Springs	69.0%	60.1%	87.7%	2/7/2017	NAP	NAP	NAP

CGCMT 2017-P7 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Second Largest Tenant	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (6)	Third Largest Tenant	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)
1	Loan	8, 9, 10, 11	CREFI	CREFI, GSMC	Mack-Cali Short Hills Office Portfolio
1.01	Property				51 JFK Parkway	Merrill Lynch	33,363	10/31/2021	Wells Fargo	32,108	7/31/2024	DLA Piper	21,164	8/31/2024
1.02	Property				101 JFK Parkway	Investors Bank	56,360	11/30/2019	Franklin Mutual Advisors	30,202	9/30/2020	Dentons US LLP	18,950	10/31/2020
1.03	Property				103 JFK Parkway	NAP			NAP			NAP
2	Loan	12, 13	CREFI	CREFI	50 Broadway	Center for Employment Opportunities, Inc.	25,807	7/31/2029	Mental Health Association of NYC	18,821	4/30/2021	Regency International Business	16,981	2/28/2026
3	Loan	14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	CREFI	CREFI, DBNY, BANA	Key Center Cleveland	Squire Patton Boggs	150,890	4/30/2022	Forest City	147,795	3/31/2033	Thompson Hine LLP	125,120	9/30/2029
4	Loan	25, 26, 27, 28, 29	PCC	PCC	Scripps Center	Thompson Hine LLP	53,066	12/31/2020	Graydon Head & Ritchey	38,508	6/30/2032	Ernst & Young U.S. LLP	32,638	8/31/2019
5	Loan	30	PCC	PCC	Cascade Village	Bend Food 4 Less	37,226	5/31/2025	Dicks Sporting Goods	35,806	1/31/2025	Best Buy Co, Inc	30,443	3/31/2021
6	Loan		CGMRC	CGMRC	19000 Homestead Road	NAP			NAP			NAP
7	Loan	31	PCC	PCC	Veteran’s Plaza	NAP			NAP			NAP
8	Loan	32, 33	Natixis	Natixis	Sterling Jewelers Corporate Headquarters I & II	NAP			NAP			NAP
9	Loan	25, 34, 35, 36, 37	CGMRC	CGMRC	Hamilton Crossing	American Specialty Health Inc.	82,001	12/31/2024	Byrider Franchising, LLC	70,320	2/29/2024	Middle Star	32,694	12/31/2023
10	Loan	38, 39, 40, 41, 42, 43	CGMRC	DBNY	229 West 43rd Street Retail Condo	National Geographic	59,137	10/31/2032	Gulliver’s Gate	49,000	1/31/2031	Guitar Center Stores, Inc.	28,119	1/31/2029
11	Loan	44, 45	PCC	PCC	Plaza de Hacienda	Ross Dress for Less	25,198	1/31/2024	Big 5 Sports	15,000	1/31/2021	Rent-A-Center	4,565	6/30/2020
12	Loan	46, 47, 48, 49, 50, 51	Natixis	Natixis	Greenwich Office Park	Orthopaedic & Neurological Surgery Specialists, P.C.	31,305	07/31/2019	Starwood Capital Operations, LLC	28,764	2/28/2023	Stark Office Suites of Greenwich LLC	14,752	09/30/2024
13	Loan	52, 53, 54, 55	CGMRC	CGMRC, DBNY	111 Livingston Street	The Legal Aid Society	111,900	10/31/2037	NYS Workers Comp	50,225	1/31/2019	City University of NY	45,000	8/31/2017
14	Loan	56, 57, 58, 59, 60, 61, 62	CGMRC	Barclays Bank PLC, RMF, CGMRC	Atlanta and Anchorage Hotel Portfolio
14.01	Property				Hilton Anchorage	NAP			NAP			NAP
14.02	Property				Renaissance Concourse Atlanta Airport Hotel	NAP			NAP			NAP
15	Loan	63, 64, 65, 66	CGMRC	CGMRC	901 Wilshire Boulevard	NAP			NAP			NAP
16	Loan		PCC	PCC	Goodlett Farms Business Campus	Hunter Fan Company	58,944	11/30/2019	Yusen Logistics	39,946	10/31/2019	Bioventus LLC	39,880	8/31/2020
17	Loan	67, 68	Natixis	Natixis	Cahuenga West Office Building	EPS Cineworks, LLC	23,597	2/28/2023	Panasonic Broadcast & Television	18,136	04/30/2020	Abominable Pictures	10,725	09/30/2019
18	Loan	69, 70, 71	Natixis	Natixis	SAP Building	NAP			NAP			NAP
19	Loan	25, 72, 73, 74	Natixis	Natixis	Urban Union - Amazon	Restaurants Unlimited Inc dba Henry’s Tavern	5,282	7/31/2027	Sprout Good Greens, Inc. dba SPROUT	1,977	7/31/2027	NAP
20	Loan	75	CGMRC	CGMRC	1875-1925 Nostrand Avenue	1881 Farm Market	5,828	12/31/2026	Fox Beauty Supply	3,979	9/1/2020	JS Nostrand Market	3,801	5/31/2027
21	Loan	76	Natixis	Natixis	QLIC	NAP			NAP			NAP
22	Loan	77, 78, 79, 80, 81	Natixis	Natixis	Broadway Portfolio
22.01	Property				1214- 1216 Broadway	PRYM 1216, LLC	6,000	4/1/2030	Fantasia World Inc.	4,000	6/1/2019	LX Jewelry Inc	1,744	2/28/2019
22.02	Property				1204 Broadway	Pinky World Inc.	4,500	9/1/2019	Emily Hou	1,500	MTM	NAP
22.03	Property				1212 Broadway	Roader Group USA Inc	1,075	2/1/2019	NAP			NAP
23	Loan	82	CGMRC	CGMRC	The Tower at OPOP	NAP			NAP			NAP
24	Loan		CREFI	CREFI	DeKalb Tech Center	Trane U.S., Inc.	37,331	6/30/2021	Tyco Integrated Security LLC	17,030	7/31/2019	Eric Ressler	16,045	8/31/2022
25	Loan		CGMRC	CGMRC	BJ’s Farmingdale	NAP			NAP			NAP
26	Loan	83	CREFI	CREFI	Walden Brook Apartments	NAP			NAP			NAP
27	Loan	84, 85, 86, 87, 88	Natixis	Natixis	Novo Nordisk	NAP			NAP			NAP
28	Loan	89	CGMRC	CGMRC	East Park Tower	Fabianacarter	1,700	12/31/2021	New Rainbow Cleaner	1,450	8/31/2020	Edward Jones	1,348	2/28/2019
29	Loan	90	PCC	PCC	El Camino Shopping Center	Conoco Phillips (Ground Lease)	13,800	12/31/2019	O’Reilly Auto Parts	8,910	8/31/2022	Patel Brothers	6,440	3/31/2019
30	Loan	91, 92	CREFI	CREFI	Regul Walgreens Portfolio
30.01	Property				Walgreens Holland - MI	NAP			NAP			NAP
30.02	Property				Walgreens Grandview - MO	NAP			NAP			NAP
30.03	Property				Walgreens Memphis TN	NAP			NAP			NAP
31	Loan	93, 94	Natixis	Natixis	Rentar Plaza	Middle Village Associates, L.L.C.	265,000	09/30/2024	Raymours Furniture Company, Inc.	174,000	03/31/2024	Kmart Corporation	146,821	01/31/2019
32	Loan	95, 96, 97	CGMRC	CGMRC	Residence Inn Orlando East UCF	NAP			NAP			NAP
33	Loan	98, 99	CREFI	CREFI	Amsdell Cold Spring & Montgomery
33.01	Property				AA Self Storage	NAP			NAP			NAP
33.02	Property				Mini Flex Storage - Troy Highway	NAP			NAP			NAP
33.03	Property				Mini Flex Storage - Troy Annex	NAP			NAP			NAP
34	Loan		Natixis	Natixis	Pacific Place	Mitra E. Simanian, DDS	2,255	8/14/2019	Executive Linguist Agency, Inc.	2,076	12/31/2017	Barney Hom, DDS	1,978	12/31/2019
35	Loan	100, 101, 102	CGMRC	CGMRC	Parts Consolidation Center	ARD Logistics Alabama	299,000	5/31/2021	NAP			NAP
36	Loan		PCC	PCC	400 Manley	iGPS	86,877	7/31/2020	NAP			NAP
37	Loan	103	Natixis	Natixis	Home Center Village	Monster Mini Golf	12,600	3/31/2019	Catch Air	12,500	5/31/2027	Dollar Tree	12,400	1/31/2025
38	Loan	104, 105	Natixis	Natixis	West Lafayette Four Points	NAP			NAP			NAP
39	Loan		CGMRC	CGMRC	Mill Creek Self Storage	NAP			NAP			NAP
40	Loan	106	CREFI	CREFI	Walgreens - Minnesota and Louisiana
40.01	Property				Walgreens Moorhead - MN	NAP			NAP			NAP
40.02	Property				Walgreens Thibodaux - LA	NAP			NAP			NAP
41	Loan	107	Natixis	Natixis	Days Inn Raleigh Betline	NAP			NAP			NAP
42	Loan	108, 109	Natixis	Natixis	Shilo Inn Idaho Falls	NAP			NAP			NAP
43	Loan	110, 111, 112, 113	Natixis	Natixis	Comfort Inn Birch Run	NAP			NAP			NAP
44	Loan	114, 115, 116	CREFI	CREFI	Baillie MHC Portfolio
44.01	Property				Twin Wells MHC	NAP			NAP			NAP
44.02	Property				Carey Estates	NAP			NAP			NAP
44.03	Property				Colonial Estates	NAP			NAP			NAP
45	Loan	117, 118	Natixis	Natixis	Best Western Vermont	NAP			NAP			NAP
46	Loan		CREFI	CREFI	Storage Center - Colorado Springs	NAP			NAP			NAP

CGCMT 2017-P7 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)
1	Loan	8, 9, 10, 11	CREFI	CREFI, GSMC	Mack-Cali Short Hills Office Portfolio										No	0	0
1.01	Property				51 JFK Parkway	RGN Short Hills LLC	20,395	8/31/2026	12/29/2016	No	NAP	12/19/2016	NAP	NAP	No
1.02	Property				101 JFK Parkway	Citibank	15,279	7/31/2019	12/29/2016	No	NAP	12/19/2016	NAP	NAP	No
1.03	Property				103 JFK Parkway	NAP			12/29/2016	No	NAP	12/19/2016	NAP	NAP	No
2	Loan	12, 13	CREFI	CREFI	50 Broadway	Center for Hearing and Communication	15,029	12/31/2023	2/10/2017	No	NAP	2/9/2017	NAP	NAP	No	0	0
3	Loan	14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	CREFI	CREFI, DBNY, BANA	Key Center Cleveland	Baker Hostetler LLP	115,615	10/31/2031	8/11/2016	No	NAP	8/3/2016	NAP	NAP	No	1,540,363	770,181
4	Loan	25, 26, 27, 28, 29	PCC	PCC	Scripps Center	Office Key	23,939	12/31/2021	12/16/2016	No	NAP	12/19/2016	NAP	NAP	No	392,500	196,250
5	Loan	30	PCC	PCC	Cascade Village	Ross Stores Inc	30,236	1/31/2021	1/10/2017	No	NAP	1/10/2017	NAP	NAP	No	151,459	51,842
6	Loan		CGMRC	CGMRC	19000 Homestead Road	NAP			11/11/2016	No	NAP	12/29/2016	12/22/2016	16%	No	0	0
7	Loan	31	PCC	PCC	Veteran’s Plaza	NAP			12/6/2016	No	NAP	12/13/2016	12/13/2016	12%	No	79,230	16,324
8	Loan	32, 33	Natixis	Natixis	Sterling Jewelers Corporate Headquarters I & II	NAP			8/25/2016	No	NAP	8/30/2016	NAP	NAP	No	204,309	0
9	Loan	25, 34, 35, 36, 37	CGMRC	CGMRC	Hamilton Crossing	Baker Hill Solutions LLC	29,989	7/31/2018	Various	No	NAP	12/1/2016	NAP	NAP	No	366,426	91,607
10	Loan	38, 39, 40, 41, 42, 43	CGMRC	DBNY	229 West 43rd Street Retail Condo	Guy’s American Kitchen	15,670	11/30/2032	9/15/2016	Yes	10/6/2016	9/15/2016	NAP	NAP	No	651,564	126,690
11	Loan	44, 45	PCC	PCC	Plaza de Hacienda	Kaiser Foundation Health Plan Inc.	4,000	6/30/2021	3/1/2017	No	NAP	3/1/2017	3/1/2017	9%	No	34,218	34,218
12	Loan	46, 47, 48, 49, 50, 51	Natixis	Natixis	Greenwich Office Park	Performance Equity Management LLC	12,988	03/31/2027	9/20/2016	No	NAP	9/20/2016	NAP	NAP	No	611,180	126,663
13	Loan	52, 53, 54, 55	CGMRC	CGMRC, DBNY	111 Livingston Street	Brooklyn Law School	41,000	1/31/2032	11/1/2016	No	NAP	11/1/2016	NAP	NAP	No	296,183	296,183
14	Loan	56, 57, 58, 59, 60, 61, 62	CGMRC	Barclays Bank PLC, RMF, CGMRC	Atlanta and Anchorage Hotel Portfolio										No	1,033,595	129,199
14.01	Property				Hilton Anchorage	NAP			1/3/2017	No	NAP	1/3/2017	1/4/2017	12%	No
14.02	Property				Renaissance Concourse Atlanta Airport Hotel	NAP			1/3/2017	No	NAP	1/3/2017	NAP	NAP	No
15	Loan	63, 64, 65, 66	CGMRC	CGMRC	901 Wilshire Boulevard	NAP			12/19/2016	No	NAP	12/19/2016	12/19/2016	16%	No	65,285	16,321
16	Loan		PCC	PCC	Goodlett Farms Business Campus	Truck Pro, LLC	38,808	6/30/2026	12/30/2016	No	NAP	1/5/2017	1/23/2017	8%	No	0	45,546
17	Loan	67, 68	Natixis	Natixis	Cahuenga West Office Building	Joke Productions, Inc	7,445	07/31/2020	12/27/2016	No	NAP	12/27/2016	12/27/2016	13%	No	0	45,172
18	Loan	69, 70, 71	Natixis	Natixis	SAP Building	NAP			1/23/2017	No	NAP	1/24/2017	1/24/2017	12%	No	49,522	16,507
19	Loan	25, 72, 73, 74	Natixis	Natixis	Urban Union - Amazon	NAP			12/9/2016	No	NAP	12/12/2016	12/2/2016	9%	No	247,344	61,836
20	Loan	75	CGMRC	CGMRC	1875-1925 Nostrand Avenue	Nostrand Meat Corp.	3,370	3/31/2025	1/19/2017	No	NAP	1/19/2017	NAP	NAP	No	137,829	45,943
21	Loan	76	Natixis	Natixis	QLIC	NAP			9/12/2016	No	NAP	3/8/2017	NAP	NAP	No	9,870	9,870
22	Loan	77, 78, 79, 80, 81	Natixis	Natixis	Broadway Portfolio										No	400,000	102,322
22.01	Property				1214- 1216 Broadway	Jewelry In Trend, LLC	1,400	6/30/2019	9/6/2016	No	NAP	9/6/2016	NAP	NAP	No
22.02	Property				1204 Broadway	NAP			9/6/2016	No	NAP	9/6/2016	NAP	NAP	No
22.03	Property				1212 Broadway	NAP			9/6/2016	No	NAP	9/6/2016	NAP	NAP	No
23	Loan	82	CGMRC	CGMRC	The Tower at OPOP	NAP			1/27/2017	No	NAP	1/27/2017	NAP	NAP	No	39,967	9,992
24	Loan		CREFI	CREFI	DeKalb Tech Center	Simplex Grinnell LP	15,953	10/31/2019	1/4/2017	No	NAP	1/4/2017	NAP	NAP	No	192,488	24,061
25	Loan		CGMRC	CGMRC	BJ’s Farmingdale	NAP			10/7/2016	No	NAP	10/7/2016	NAP	NAP	No	0	0
26	Loan	83	CREFI	CREFI	Walden Brook Apartments	NAP			12/19/2016	Yes	1/5/2017	12/19/2016	NAP	NAP	No	90,619	22,655
27	Loan	84, 85, 86, 87, 88	Natixis	Natixis	Novo Nordisk	NAP			8/18/2016	No	NAP	8/10/2016	NAP	NAP	No	931,323	465,662
28	Loan	89	CGMRC	CGMRC	East Park Tower	The Spot Light	311	7/31/2019	1/25/2017	No	NAP	1/24/2017	NAP	NAP	No	43,131	14,377
29	Loan	90	PCC	PCC	El Camino Shopping Center	Skechers	6,420	1/31/2025	12/22/2016	No	NAP	1/18/2017	1/18/2017	19%	No	4,292	4,292
30	Loan	91, 92	CREFI	CREFI	Regul Walgreens Portfolio										No	0	0
30.01	Property				Walgreens Holland - MI	NAP			1/3/2017	No	NAP	1/3/2017	NAP	NAP	No
30.02	Property				Walgreens Grandview - MO	NAP			1/6/2017	No	NAP	1/6/2017	NAP	NAP	No
30.03	Property				Walgreens Memphis TN	NAP			12/28/2016	No	NAP	12/27/2016	12/28/2016	7%	No
31	Loan	93, 94	Natixis	Natixis	Rentar Plaza	City of New York- DOT	120,000	09/30/2018	7/19/2016	No	NAP	6/19/2016	NAP	NAP	No	1,311,902	437,301
32	Loan	95, 96, 97	CGMRC	CGMRC	Residence Inn Orlando East UCF	NAP			10/18/2016	No	NAP	10/14/2016	NAP	NAP	No	43,690	10,922
33	Loan	98, 99	CREFI	CREFI	Amsdell Cold Spring & Montgomery										No	33,462	8,366
33.01	Property				AA Self Storage	NAP			1/31/2017	No	NAP	1/31/2017	NAP	NAP	No
33.02	Property				Mini Flex Storage - Troy Highway	NAP			1/10/2017	No	NAP	1/13/2017	NAP	NAP	No
33.03	Property				Mini Flex Storage - Troy Annex	NAP			1/10/2017	No	NAP	1/9/2017	NAP	NAP	No
34	Loan		Natixis	Natixis	Pacific Place	Michael Ball, as an individual	1,962	4/23/2020	10/4/2016	No	NAP	10/6/2016	10/6/2016	12%	No	88,163	14,988
35	Loan	100, 101, 102	CGMRC	CGMRC	Parts Consolidation Center	NAP			9/23/2016	No	NAP	11/10/2016	NAP	NAP	No	61,965	12,393
36	Loan		PCC	PCC	400 Manley	NAP			12/5/2016	No	NAP	12/12/2016	NAP	NAP	No	37,089	18,545
37	Loan	103	Natixis	Natixis	Home Center Village	Phantom Fireworks	9,000	9/30/2021	10/13/2016	No	NAP	10/19/2016	NAP	NAP	No	16,049	8,024
38	Loan	104, 105	Natixis	Natixis	West Lafayette Four Points	NAP			1/6/2017	No	NAP	1/10/2017	NAP	NAP	No	90,717	15,119
39	Loan		CGMRC	CGMRC	Mill Creek Self Storage	NAP			11/23/2016	No	NAP	11/23/2016	NAP	NAP	No	30,493	7,623
40	Loan	106	CREFI	CREFI	Walgreens - Minnesota and Louisiana										No	0	0
40.01	Property				Walgreens Moorhead - MN	NAP			2/2/2017	No	NAP	2/1/2017	NAP	NAP	No
40.02	Property				Walgreens Thibodaux - LA	NAP			2/1/2017	No	NAP	2/1/2017	NAP	NAP	No
41	Loan	107	Natixis	Natixis	Days Inn Raleigh Betline	NAP			11/28/2016	No	NAP	11/29/2016	NAP	NAP	No	11,110	2,222
42	Loan	108, 109	Natixis	Natixis	Shilo Inn Idaho Falls	NAP			8/19/2016	No	NAP	8/23/2016	NAP	NAP	No	0	7,701
43	Loan	110, 111, 112, 113	Natixis	Natixis	Comfort Inn Birch Run	NAP			9/29/2016	No	NAP	10/3/2016	NAP	NAP	No	40,770	5,882
44	Loan	114, 115, 116	CREFI	CREFI	Baillie MHC Portfolio										No	20,613	5,153
44.01	Property				Twin Wells MHC	NAP			1/24/2017	No	NAP	1/23/2017	NAP	NAP	No
44.02	Property				Carey Estates	NAP			1/25/2017	No	NAP	1/24/2017	NAP	NAP	No
44.03	Property				Colonial Estates	NAP			1/25/2017	No	NAP	1/24/2017	NAP	NAP	No
45	Loan	117, 118	Natixis	Natixis	Best Western Vermont	NAP			6/27/2016	No	NAP	6/27/2016	NAP	NAP	No	42,917	4,292
46	Loan		CREFI	CREFI	Storage Center - Colorado Springs	NAP			2/3/2017	No	NAP	2/3/2017	NAP	NAP	No	2,096	1,048

CGCMT 2017-P7 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)
1	Loan	8, 9, 10, 11	CREFI	CREFI, GSMC	Mack-Cali Short Hills Office Portfolio	0	0	0	0	0	0	0	0	0	0	13,405	0
1.01	Property				51 JFK Parkway
1.02	Property				101 JFK Parkway
1.03	Property				103 JFK Parkway
2	Loan	12, 13	CREFI	CREFI	50 Broadway	0	0	0	0	0	0	0	0	0	0	0	0
3	Loan	14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	CREFI	CREFI, DBNY, BANA	Key Center Cleveland	55,406	27,703	20,262,985	29,284	1,757,065	0	110,513	0	0	0	64,625	0
4	Loan	25, 26, 27, 28, 29	PCC	PCC	Scripps Center	93,351	9,736	1,300,000	0	324,000	3,700,000	0	1,620,000	0	0	0	0
5	Loan	30	PCC	PCC	Cascade Village	20,864	6,955	336,591	10,116	364,176	0	13,065	470,331	0	0	0	0
6	Loan		CGMRC	CGMRC	19000 Homestead Road	12,315	2,463	0	1,673	0	0	0	0	0	0	0	0
7	Loan	31	PCC	PCC	Veteran’s Plaza	27,143	7,054	2,083	1,042	25,000	0	0	0	0	0	0	0
8	Loan	32, 33	Natixis	Natixis	Sterling Jewelers Corporate Headquarters I & II	31,973	0	0	0	0	0	0	0	0	0	0	0
9	Loan	25, 34, 35, 36, 37	CGMRC	CGMRC	Hamilton Crossing	65,414	7,268	0	10,341	0	500,000	49,243	2,000,000	0	0	147,785	0
10	Loan	38, 39, 40, 41, 42, 43	CGMRC	DBNY	229 West 43rd Street Retail Condo	18,983	0	0	6,211	0	14,492,159	0	0	0	0	23,000	0
11	Loan	44, 45	PCC	PCC	Plaza de Hacienda	3,987	1,993	0	3,475	125,115	0	9,601	500,000	0	0	55,880	0
12	Loan	46, 47, 48, 49, 50, 51	Natixis	Natixis	Greenwich Office Park	116,110	12,901	0	5,130	0	0	47,483	2,848,958	0	0	342,500	0
13	Loan	52, 53, 54, 55	CGMRC	CGMRC, DBNY	111 Livingston Street	0	0	0	7,233	0	0	36,167	2,000,000	0	0	11,625	0
14	Loan	56, 57, 58, 59, 60, 61, 62	CGMRC	Barclays Bank PLC, RMF, CGMRC	Atlanta and Anchorage Hotel Portfolio	339,972	32,378	0	190,219	0	0	0	0	0	0	0	0
14.01	Property				Hilton Anchorage
14.02	Property				Renaissance Concourse Atlanta Airport Hotel
15	Loan	63, 64, 65, 66	CGMRC	CGMRC	901 Wilshire Boulevard	10,740	5,370	0	361	0	0	0	0	0	0	3,750	0
16	Loan		PCC	PCC	Goodlett Farms Business Campus	0	0	361,820	13,685	500,000	0	22,808	650,000	0	0	40,469	0
17	Loan	67, 68	Natixis	Natixis	Cahuenga West Office Building	35,706	3,246	0	1,625	0	450,000	12,830	461,894	0	0	21,250	0
18	Loan	69, 70, 71	Natixis	Natixis	SAP Building	14,670	1,834	0	703	0	0	0	0	0	0	767,413	0
19	Loan	25, 72, 73, 74	Natixis	Natixis	Urban Union - Amazon	54,438	6,805	0	0	0	7,955,593	0	0	0	0	0	0
20	Loan	75	CGMRC	CGMRC	1875-1925 Nostrand Avenue	0	0	0	429	0	0	2,861	171,660	0	0	16,250	0
21	Loan	76	Natixis	Natixis	QLIC	0	0	0	7,017	0	0	0	0	2,100,000	0	8,023,541	0
22	Loan	77, 78, 79, 80, 81	Natixis	Natixis	Broadway Portfolio	22,738	4,548	0	865	0	0	5,768	0	0	0	0	0
22.01	Property				1214- 1216 Broadway
22.02	Property				1204 Broadway
22.03	Property				1212 Broadway
23	Loan	82	CGMRC	CGMRC	The Tower at OPOP	0	0	0	2,716	0	0	0	0	0	0	3,125	0
24	Loan		CREFI	CREFI	DeKalb Tech Center	0	0	0	3,553	170,524	0	16,579	596,832	0	0	30,625	0
25	Loan		CGMRC	CGMRC	BJ’s Farmingdale	0	0	0	0	0	0	0	0	0	0	26,250	0
26	Loan	83	CREFI	CREFI	Walden Brook Apartments	22,884	5,721	0	6,229	0	0	0	0	98,569	0	0	0
27	Loan	84, 85, 86, 87, 88	Natixis	Natixis	Novo Nordisk	39,186	19,593	0	3,656	0	0	0	0	0	0	0	0
28	Loan	89	CGMRC	CGMRC	East Park Tower	4,663	4,663	600,000	3,512	0	0	734	0	0	0	30,469	0
29	Loan	90	PCC	PCC	El Camino Shopping Center	13,765	3,441	0	0	0	0	0	0	0	0	35,600	0
30	Loan	91, 92	CREFI	CREFI	Regul Walgreens Portfolio	0	195	0	0	0	0	0	0	0	0	0	0
30.01	Property				Walgreens Holland - MI
30.02	Property				Walgreens Grandview - MO
30.03	Property				Walgreens Memphis TN
31	Loan	93, 94	Natixis	Natixis	Rentar Plaza	230,316	0	0	13,060	0	0	32,650	0	0	0	0	0
32	Loan	95, 96, 97	CGMRC	CGMRC	Residence Inn Orlando East UCF	36,958	3,696	0	3,102	0	0	0	0	0	0	9,581	0
33	Loan	98, 99	CREFI	CREFI	Amsdell Cold Spring & Montgomery	1,068	534	0	1,679	60,453	0	0	0	0	0	0	0
33.01	Property				AA Self Storage
33.02	Property				Mini Flex Storage - Troy Highway
33.03	Property				Mini Flex Storage - Troy Annex
34	Loan		Natixis	Natixis	Pacific Place	14,817	1,852	0	509	0	0	4,489	125,000	0	0	25,500	0
35	Loan	100, 101, 102	CGMRC	CGMRC	Parts Consolidation Center	0	0	0	5,033	0	1,500,000	0	1,500,000	0	0	18,750	0
36	Loan		PCC	PCC	400 Manley	4,460	2,230	0	2,680	150,000	0	4,467	170,000	0	0	0	0
37	Loan	103	Natixis	Natixis	Home Center Village	4,602	1,151	0	624	0	261,876	0	261,876	0	0	2,813	0
38	Loan	104, 105	Natixis	Natixis	West Lafayette Four Points	26,773	4,462	0	14,780	0	0	0	0	0	0	6,250	0
39	Loan		CGMRC	CGMRC	Mill Creek Self Storage	1,456	728	0	742	0	0	0	0	0	0	0	0
40	Loan	106	CREFI	CREFI	Walgreens - Minnesota and Louisiana	0	0	0	244	8,793	0	0	0	0	0	0	0
40.01	Property				Walgreens Moorhead - MN
40.02	Property				Walgreens Thibodaux - LA
41	Loan	107	Natixis	Natixis	Days Inn Raleigh Betline	4,744	2,372	0	7,449	0	0	0	0	0	0	0	0
42	Loan	108, 109	Natixis	Natixis	Shilo Inn Idaho Falls	10,333	0	0	9,150	0	0	0	0	0	0	2,475	0
43	Loan	110, 111, 112, 113	Natixis	Natixis	Comfort Inn Birch Run	9,596	1,919	0	6,001	500,000	0	0	0	0	0	8,750	0
44	Loan	114, 115, 116	CREFI	CREFI	Baillie MHC Portfolio	16,124	1,792	0	1,271	0	0	0	0	0	0	35,394	0
44.01	Property				Twin Wells MHC
44.02	Property				Carey Estates
44.03	Property				Colonial Estates
45	Loan	117, 118	Natixis	Natixis	Best Western Vermont	5,632	2,816	0	4,361	0	0	0	0	0	0	44,500	0
46	Loan		CREFI	CREFI	Storage Center - Colorado Springs	785	392	0	302	0	0	0	0	0	0	0	0

CGCMT 2017-P7 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
1	Loan	8, 9, 10, 11	CREFI	CREFI, GSMC	Mack-Cali Short Hills Office Portfolio	0	0	4,360,517	0	Unfunded Obligations Reserve ($3,520,668); D&B CAM Overcharge ($513,838); Garage Repair Capital Reserve ($326,011)
1.01	Property				51 JFK Parkway
1.02	Property				101 JFK Parkway
1.03	Property				103 JFK Parkway
2	Loan	12, 13	CREFI	CREFI	50 Broadway	0	0	739,726	0	Leasing Reserve
3	Loan	14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	CREFI	CREFI, DBNY, BANA	Key Center Cleveland	0	0	28,722,174	5,000	New Lease TI/LC Reserve (Upfront: $18,461,400); Thompson Hine TI/LC Reserve (Upfront: $5,608,359); Marriott PIP Reserve (Upfront: $4,652,415); Ground Rent Reserve (Monthly: $5,000)
4	Loan	25, 26, 27, 28, 29	PCC	PCC	Scripps Center	0	0	1,633,783	0	Outstanding TI/LC: $1,292,241; Outstanding Free Rent: $341,542
5	Loan	30	PCC	PCC	Cascade Village	0	0	1,500,000	0	J.C. Penney Escrow
6	Loan		CGMRC	CGMRC	19000 Homestead Road	0	0	0	0
7	Loan	31	PCC	PCC	Veteran’s Plaza	0	0	950,000	0	Kaiser Lease Escrow
8	Loan	32, 33	Natixis	Natixis	Sterling Jewelers Corporate Headquarters I & II	0	0	0	0
9	Loan	25, 34, 35, 36, 37	CGMRC	CGMRC	Hamilton Crossing	0	0	2,305,224	0	ADESA Reserve ($1,500,000); Unfunded Tenant Obligations Reserve ($805,224)
10	Loan	38, 39, 40, 41, 42, 43	CGMRC	DBNY	229 West 43rd Street Retail Condo	0	0	11,110,080	0	Free Rent Reserve ($11,061,751); Bridge Rent ($48,329)
11	Loan	44, 45	PCC	PCC	Plaza de Hacienda	0	0	0	0
12	Loan	46, 47, 48, 49, 50, 51	Natixis	Natixis	Greenwich Office Park	0	0	392,788	0	Ground Rent Reserve (Upfront: $17,699); Free Rent Reserve (Upfront: $375,089)
13	Loan	52, 53, 54, 55	CGMRC	CGMRC, DBNY	111 Livingston Street	0	0	36,445,472	0	Economic Holdback Reserve ($29,490,000); Unfunded Obligations Reserve ($4,705,472); CUNY Reserve ($2,250,000)
14	Loan	56, 57, 58, 59, 60, 61, 62	CGMRC	Barclays Bank PLC, RMF, CGMRC	Atlanta and Anchorage Hotel Portfolio	0	0	5,089,582	0	Atlanta PIP Reserve ($2,500,000); Anchorage PIP Reserve ($2,500,000); Ground Rent Reserve ($89,582)
14.01	Property				Hilton Anchorage
14.02	Property				Renaissance Concourse Atlanta Airport Hotel
15	Loan	63, 64, 65, 66	CGMRC	CGMRC	901 Wilshire Boulevard	0	0	2,201,164	0	Unfunded Obligations Reserve ($1,189,980); Free Rent Reserve ($1,011,184)
16	Loan		PCC	PCC	Goodlett Farms Business Campus	0	0	236,082	0	Truck Pro Rent Reserve
17	Loan	67, 68	Natixis	Natixis	Cahuenga West Office Building	0	0	0	0
18	Loan	69, 70, 71	Natixis	Natixis	SAP Building	0	0	0	0
19	Loan	25, 72, 73, 74	Natixis	Natixis	Urban Union - Amazon	0	0	100,144	0	Retail Tenant Reserve
20	Loan	75	CGMRC	CGMRC	1875-1925 Nostrand Avenue	0	0	20,600	0	Free Rent Reserve
21	Loan	76	Natixis	Natixis	QLIC	0	0	0	0
22	Loan	77, 78, 79, 80, 81	Natixis	Natixis	Broadway Portfolio	0	0	5,294,208	0	Earnout Reserve ($5,000,000); Free Rent Reserve ($294,208)
22.01	Property				1214- 1216 Broadway
22.02	Property				1204 Broadway
22.03	Property				1212 Broadway
23	Loan	82	CGMRC	CGMRC	The Tower at OPOP	0	0	0	0
24	Loan		CREFI	CREFI	DeKalb Tech Center	0	0	248,850	0	Unfunded Leasing Costs Reserve
25	Loan		CGMRC	CGMRC	BJ’s Farmingdale	0	0	0	0
26	Loan	83	CREFI	CREFI	Walden Brook Apartments	89,700	0	700,000	0	Debt Yield Reserve
27	Loan	84, 85, 86, 87, 88	Natixis	Natixis	Novo Nordisk	0	0	0	0
28	Loan	89	CGMRC	CGMRC	East Park Tower	0	0	0	0
29	Loan	90	PCC	PCC	El Camino Shopping Center	0	0	236,608	0	Seismic Retrofit Fund
30	Loan	91, 92	CREFI	CREFI	Regul Walgreens Portfolio	0	0	0	0
30.01	Property				Walgreens Holland - MI
30.02	Property				Walgreens Grandview - MO
30.03	Property				Walgreens Memphis TN
31	Loan	93, 94	Natixis	Natixis	Rentar Plaza	0	0	0	0
32	Loan	95, 96, 97	CGMRC	CGMRC	Residence Inn Orlando East UCF	0	0	2,000,000	0	PIP Reserve
33	Loan	98, 99	CREFI	CREFI	Amsdell Cold Spring & Montgomery	0	0	300,000	0	Property Cost Holdback Reserve
33.01	Property				AA Self Storage
33.02	Property				Mini Flex Storage - Troy Highway
33.03	Property				Mini Flex Storage - Troy Annex
34	Loan		Natixis	Natixis	Pacific Place	0	0	1,424	0	Free Rent Reserve
35	Loan	100, 101, 102	CGMRC	CGMRC	Parts Consolidation Center	0	0	0	0
36	Loan		PCC	PCC	400 Manley	0	0	172,000	0	Outstanding TI/LC Escrow
37	Loan	103	Natixis	Natixis	Home Center Village	0	0	312,500	291	Catch Air Reserve (Upfront: $125,000); Parking Lot Repaving Reserve (Upfront: $187,500; Monthly: $291)
38	Loan	104, 105	Natixis	Natixis	West Lafayette Four Points	0	0	1,568,703	0	PIP Reserve
39	Loan		CGMRC	CGMRC	Mill Creek Self Storage	0	0	0	0
40	Loan	106	CREFI	CREFI	Walgreens - Minnesota and Louisiana	0	0	0	0
40.01	Property				Walgreens Moorhead - MN
40.02	Property				Walgreens Thibodaux - LA
41	Loan	107	Natixis	Natixis	Days Inn Raleigh Betline	0	0	167,200	0	PIP Reserve
42	Loan	108, 109	Natixis	Natixis	Shilo Inn Idaho Falls	0	0	210,000	0	Seasonality Reserve
43	Loan	110, 111, 112, 113	Natixis	Natixis	Comfort Inn Birch Run	0	0	198,818	7,818	Seasonality Reserve (Upfront: $105,000), PIP Reserve (Upfront: $93,818; Monthly: $7,818)
44	Loan	114, 115, 116	CREFI	CREFI	Baillie MHC Portfolio	0	0	0	0
44.01	Property				Twin Wells MHC
44.02	Property				Carey Estates
44.03	Property				Colonial Estates
45	Loan	117, 118	Natixis	Natixis	Best Western Vermont	0	0	119,000	375	Seasonality Reserve (Upfront: $114,000), Mortgage Impairment Policy Reserve (Upfront: $5,000; Monthly: $375)
46	Loan		CREFI	CREFI	Storage Center - Colorado Springs	0	0	0	0

CGCMT 2017-P7 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N	Carve-out Guarantor
1	Loan	8, 9, 10, 11	CREFI	CREFI, GSMC	Mack-Cali Short Hills Office Portfolio	51 JFK Unit L.L.C. and 101-103 JFK Realty L.L.C.	No	Mack-Cali Realty, L.P.
1.01	Property				51 JFK Parkway
1.02	Property				101 JFK Parkway
1.03	Property				103 JFK Parkway
2	Loan	12, 13	CREFI	CREFI	50 Broadway	50 Broadway Realty Corp.	No	United Federation of Teachers, Local 2, American Federation of Teachers, AFL-CIO
3	Loan	14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	CREFI	CREFI, DBNY, BANA	Key Center Cleveland	127 PS Fee Owner LLC	No	Frank T. Sinito and Malisse J. Sinito
4	Loan	25, 26, 27, 28, 29	PCC	PCC	Scripps Center	312 Walnut, LLC	No	Neal H. Mayerson
5	Loan	30	PCC	PCC	Cascade Village	CVSC, LLC	No	James P. Knell; Theresa A. Knell and The James And Theresa Knell Family Trust, Dated May 20, 1997
6	Loan		CGMRC	CGMRC	19000 Homestead Road	Firewish 19000, LLC and 19000 Homestead Associates, LLC	No	HGGP Capital VIII, LLC; HGGP Capital IX, LLC and HGGP Capital XI, LLC
7	Loan	31	PCC	PCC	Veteran’s Plaza	Vet Plaza, LLC	No	Derek K. Hunter, Jr.; Edward D. Storm; The Hunter 1988 Revocable Trust U/A/D August 4, 1988, as amended and restated on November 9, 1995 and The Edward D. Storm 2001 Revocable Trust, dated February 15, 2001, as amended and restated on October 30, 2014
8	Loan	32, 33	Natixis	Natixis	Sterling Jewelers Corporate Headquarters I & II	SJHQ Main Associates, L.L.C.	No	Lenora J. Petrarca
9	Loan	25, 34, 35, 36, 37	CGMRC	CGMRC	Hamilton Crossing	Hamilton Crossing Indianapolis Realty LP	No	Raymond Massa
10	Loan	38, 39, 40, 41, 42, 43	CGMRC	DBNY	229 West 43rd Street Retail Condo	Elmwood NYT Owner, LLC; Oakwood NYT Owner, LLC; Wallkill NYT Owner, LLC and Landings NYT Owner, LLC	No	Jared Kushner
11	Loan	44, 45	PCC	PCC	Plaza de Hacienda	Hacienda Plaza JPS, LLC; Hacienda Plaza Investors, LLC and Hacienda Plaza Princeton, LP	No	Kamyar Shabani and K. Joseph Shabani
12	Loan	46, 47, 48, 49, 50, 51	Natixis	Natixis	Greenwich Office Park	Greenwich Park LLC	No	John J. Fareri
13	Loan	52, 53, 54, 55	CGMRC	CGMRC, DBNY	111 Livingston Street	111 Livingston LLC	No	Abraham Leser; Harry Gold; Robert Schachter and Edith Leser
14	Loan	56, 57, 58, 59, 60, 61, 62	CGMRC	Barclays Bank PLC, RMF, CGMRC	Atlanta and Anchorage Hotel Portfolio	CP Anchorage Hotel 2, LLC; CP Hartsfield, LLC	No	Columbia Sussex Corporation and CSC Holdings, LLC
14.01	Property				Hilton Anchorage
14.02	Property				Renaissance Concourse Atlanta Airport Hotel
15	Loan	63, 64, 65, 66	CGMRC	CGMRC	901 Wilshire Boulevard	901 Wilshire LLC	No	Andrew A. Brooks and Bradley Brooks
16	Loan		PCC	PCC	Goodlett Farms Business Campus	JP-CB, LLC; JP-Goodlett, LLC	No	Liberty Bankers Life Insurance Company
17	Loan	67, 68	Natixis	Natixis	Cahuenga West Office Building	Cahuenga Investment, LLC; Cahuenga Equity, LLC; Cahuenga Tower, LLC; Korehe, LLC; CAU001, LLC and CAU002, LLC	No	David Korehe; Parham Minoo; Shahram Ray Golbari and Jonathan Korehe
18	Loan	69, 70, 71	Natixis	Natixis	SAP Building	3408 Hillview Owner LLC	No	James M. Pollock; Jeffrey O. Pollock; Guila C. Pollock; The James and Guila Pollock Trust and The Jeffrey O. Pollock Revocable Trust
19	Loan	25, 72, 73, 74	Natixis	Natixis	Urban Union - Amazon	Urbansea Holding LLC	No	Aby Rosen; Michael Fuchs and David Edelstein
20	Loan	75	CGMRC	CGMRC	1875-1925 Nostrand Avenue	Nostrand Retail Group LLC	No	Isaac Shalom
21	Loan	76	Natixis	Natixis	QLIC	24th Street LIC LLC	No	Lionshead Member LLC
22	Loan	77, 78, 79, 80, 81	Natixis	Natixis	Broadway Portfolio	1204 Broadway DE LLC; 1212 Broadway DE LLC and 1214-1216 Broadway DE LLC	No	Raizada S. Vaid
22.01	Property				1214- 1216 Broadway
22.02	Property				1204 Broadway
22.03	Property				1212 Broadway
23	Loan	82	CGMRC	CGMRC	The Tower at OPOP	Strategic STL Tower LLC	No	Shaul Kuperwasser and Yitzchok Klor
24	Loan		CREFI	CREFI	DeKalb Tech Center	DeKalb Holdings LLC	No	Stoltz Real Estate Fund IV, L.P. and SREF IV REIT Holdings, LLC
25	Loan		CGMRC	CGMRC	BJ’s Farmingdale	Daniel Land Co. LLC	No	Edward R. Blumenfeld
26	Loan	83	CREFI	CREFI	Walden Brook Apartments	Walden Brook Atlanta Apartments LP	No	Ronald Eisenberg
27	Loan	84, 85, 86, 87, 88	Natixis	Natixis	Novo Nordisk	Princeton HD Owner LLC	No	NAP
28	Loan	89	CGMRC	CGMRC	East Park Tower	BFE East Park Tower Associates LLC	No	Ary Freilich
29	Loan	90	PCC	PCC	El Camino Shopping Center	El Camino Shopping Center, LLC	No	Michael H. Oliver
30	Loan	91, 92	CREFI	CREFI	Regul Walgreens Portfolio	780 Washington Developers Corp.; 13000 US Highway Developers Corp. and 1201 Getwell Road Developers, Corp.	No	Dmitrii Volkov
30.01	Property				Walgreens Holland - MI
30.02	Property				Walgreens Grandview - MO
30.03	Property				Walgreens Memphis TN
31	Loan	93, 94	Natixis	Natixis	Rentar Plaza	Vertical Industrial Park Associates, a Limited Partnership	No	Dennis Ratner and Felice Bassin
32	Loan	95, 96, 97	CGMRC	CGMRC	Residence Inn Orlando East UCF	UCF II Associates, Limited Partnership	No	Ronald E. Franklin
33	Loan	98, 99	CREFI	CREFI	Amsdell Cold Spring & Montgomery	Amsdell Storage Ventures XLV, LLC and Amsdell Storage Ventures 54, LLC	No	Robert J. Amsdell and Barry L. Amsdell
33.01	Property				AA Self Storage
33.02	Property				Mini Flex Storage - Troy Highway
33.03	Property				Mini Flex Storage - Troy Annex
34	Loan		Natixis	Natixis	Pacific Place	West Ridge Sepulveda Rentals, LLC	No	Gregory Geiser; Darin Puhl and David Wehrly
35	Loan	100, 101, 102	CGMRC	CGMRC	Parts Consolidation Center	Vance 1530 RCP 1 LLC	No	Thomas L. Brodie and David Rothschild
36	Loan		PCC	PCC	400 Manley	GPG Manley LLC	No	Jon Goldberg
37	Loan	103	Natixis	Natixis	Home Center Village	Chastain Meadows 2014, LLC	No	Jarred Elmar and Gabriella Carias Green
38	Loan	104, 105	Natixis	Natixis	West Lafayette Four Points	Pandey Hotel West Lafayette, LLC	No	Prakash Pandey
39	Loan		CGMRC	CGMRC	Mill Creek Self Storage	SSCP Mill Creek LLC	No	Jacob Ramage
40	Loan	106	CREFI	CREFI	Walgreens - Minnesota and Louisiana	Thibmoor, LLC	No	Ruth J. Veprin and Sandra Y. Rough
40.01	Property				Walgreens Moorhead - MN
40.02	Property				Walgreens Thibodaux - LA
41	Loan	107	Natixis	Natixis	Days Inn Raleigh Betline	Tathata Inc.	No	Ramnikbhai S. Vaghani
42	Loan	108, 109	Natixis	Natixis	Shilo Inn Idaho Falls	Shilo Inn, Idaho Falls, LLC	No	Mark S. Hemstreet
43	Loan	110, 111, 112, 113	Natixis	Natixis	Comfort Inn Birch Run	Laxmi-G Birch Run, Inc.	No	Crumsan Nundkumar
44	Loan	114, 115, 116	CREFI	CREFI	Baillie MHC Portfolio	Edwards Investments, Inc., Celine Development Inc., and Baillie Investments Inc.	No	Towson H. Baillie
44.01	Property				Twin Wells MHC
44.02	Property				Carey Estates
44.03	Property				Colonial Estates
45	Loan	117, 118	Natixis	Natixis	Best Western Vermont	S.K.B.W.V Acquisition LLC	No	Sumeer Kakar and Sudhir Kakar
46	Loan		CREFI	CREFI	Storage Center - Colorado Springs	CLC CO Springs I SPE LLC and CLC CO Springs II SPE LLC	No	Richard Schontz and Alek Meshechok

CGCMT 2017-P7 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution (7) ($)	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)	Total Uses ($)
1	Loan	8, 9, 10, 11	CREFI	CREFI, GSMC	Mack-Cali Short Hills Office Portfolio	Acquisition	124,500,000	124,031,334	0	5,813,695	254,345,029	0	245,000,000	4,971,107	4,373,922	0	0	254,345,029
1.01	Property				51 JFK Parkway
1.02	Property				101 JFK Parkway
1.03	Property				103 JFK Parkway
2	Loan	12, 13	CREFI	CREFI	50 Broadway	Refinance	62,000,000	0	0	0	62,000,000	43,030,479	0	2,355,072	739,726	15,874,723	0	62,000,000
3	Loan	14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	CREFI	CREFI, DBNY, BANA	Key Center Cleveland	Acquisition	220,000,000	60,845,008	42,500,000	6,389,372	329,734,380	0	267,500,000	11,588,828	50,645,552	0	0	329,734,380
4	Loan	25, 26, 27, 28, 29	PCC	PCC	Scripps Center	Refinance	72,000,000	0	0	0	72,000,000	58,673,555	0	564,517	7,119,634	5,642,295	0	72,000,000
5	Loan	30	PCC	PCC	Cascade Village	Refinance	50,000,000	380,429	0	0	50,380,429	47,388,005	0	983,510	2,008,914	0	0	50,380,429
6	Loan		CGMRC	CGMRC	19000 Homestead Road	Acquisition	41,000,000	26,912,375	0	111,774	68,024,148	0	66,865,000	1,146,833	12,315	0	0	68,024,148
7	Loan	31	PCC	PCC	Veteran’s Plaza	Refinance	40,000,000	0	0	0	40,000,000	40,000,000	0	0	0	0	0	40,000,000
8	Loan	32, 33	Natixis	Natixis	Sterling Jewelers Corporate Headquarters I & II	Refinance	38,500,000	0	0	0	38,500,000	36,249,277	0	334,674	236,282	1,679,767	0	38,500,000
9	Loan	25, 34, 35, 36, 37	CGMRC	CGMRC	Hamilton Crossing	Acquisition	55,125,000	20,664,753	0	2,319,001	78,108,754	0	73,500,000	1,223,905	3,384,849	0	0	78,108,754
10	Loan	38, 39, 40, 41, 42, 43	CGMRC	DBNY	229 West 43rd Street Retail Condo	Refinance	285,000,000	0	85,000,000	0	370,000,000	276,954,279	0	7,422,416	26,295,786	59,327,520	0	370,000,000
11	Loan	44, 45	PCC	PCC	Plaza de Hacienda	Refinance	29,750,000	0	0	0	29,750,000	27,000,000	0	618,692	94,085	2,037,223	0	29,750,000
12	Loan	46, 47, 48, 49, 50, 51	Natixis	Natixis	Greenwich Office Park	Acquisition	87,500,000	34,808,906	10,000,000	0	132,308,906	0	130,000,000	846,328	1,462,578	0	0	132,308,906
13	Loan	52, 53, 54, 55	CGMRC	CGMRC, DBNY	111 Livingston Street	Refinance	120,000,000	0	0	125,000	120,125,000	80,506,976	0	2,800,863	36,753,280	63,881	0	120,125,000
14	Loan	56, 57, 58, 59, 60, 61, 62	CGMRC	Barclays Bank PLC, RMF, CGMRC	Atlanta and Anchorage Hotel Portfolio	Refinance	115,000,000	5,955,088	0	0	120,955,088	113,455,857	0	1,036,082	6,463,149	0	0	120,955,088
14.01	Property				Hilton Anchorage
14.02	Property				Renaissance Concourse Atlanta Airport Hotel
15	Loan	63, 64, 65, 66	CGMRC	CGMRC	901 Wilshire Boulevard	Refinance	26,000,000	0	0	1,246,929	27,246,929	14,294,075	0	534,450	2,280,939	10,137,464	0	27,246,929
16	Loan		PCC	PCC	Goodlett Farms Business Campus	Acquisition	25,200,000	17,712,049	0	0	42,912,049	0	42,000,000	273,678	638,371	0	0	42,912,049
17	Loan	67, 68	Natixis	Natixis	Cahuenga West Office Building	Acquisition	24,700,000	12,741,910	0	0	37,441,910	0	35,996,799	938,155	506,956	0	0	37,441,910
18	Loan	69, 70, 71	Natixis	Natixis	SAP Building	Refinance	24,130,276	0	5,869,724	0	30,000,000	18,205,472	0	665,041	831,604	10,297,883	0	30,000,000
19	Loan	25, 72, 73, 74	Natixis	Natixis	Urban Union - Amazon	Acquisition	62,231,428	55,702,479	166,367,944	0	284,301,851	0	268,940,438	7,003,894	8,357,519	0	0	284,301,851
20	Loan	75	CGMRC	CGMRC	1875-1925 Nostrand Avenue	Refinance	21,750,000	0	0	0	21,750,000	12,310,724	0	561,684	174,679	8,702,913	0	21,750,000
21	Loan	76	Natixis	Natixis	QLIC	Refinance	145,000,000	0	20,000,000	0	165,000,000	100,842,207	0	2,492,037	10,133,411	51,532,344	0	165,000,000
22	Loan	77, 78, 79, 80, 81	Natixis	Natixis	Broadway Portfolio	Refinance	58,000,000	0	0	0	58,000,000	51,489,830	0	793,223	5,716,946	0	0	58,000,000
22.01	Property				1214- 1216 Broadway
22.02	Property				1204 Broadway
22.03	Property				1212 Broadway
23	Loan	82	CGMRC	CGMRC	The Tower at OPOP	Acquisition	20,000,000	7,947,733	0	110,480	28,058,213	0	27,000,000	1,015,121	43,092	0	0	28,058,213
24	Loan		CREFI	CREFI	DeKalb Tech Center	Refinance	19,500,000	0	0	0	19,500,000	10,167,119	0	223,805	471,963	8,637,113	0	19,500,000
25	Loan		CGMRC	CGMRC	BJ’s Farmingdale	Refinance	17,274,900	831,574	0	0	18,106,474	17,775,677	0	304,547	26,250	0	0	18,106,474
26	Loan	83	CREFI	CREFI	Walden Brook Apartments	Refinance	16,000,000	0	0	0	16,000,000	12,781,851	0	332,469	1,001,772	1,883,908	0	16,000,000
27	Loan	84, 85, 86, 87, 88	Natixis	Natixis	Novo Nordisk	Acquisition	168,300,000	147,128,537	0	39,580,000	355,008,537	0	305,000,000	9,458,027	970,510	0	39,580,000	355,008,537
28	Loan	89	CGMRC	CGMRC	East Park Tower	Acquisition	14,850,000	9,032,530	0	716,011	24,598,541	0	23,500,000	420,279	678,262	0	0	24,598,541
29	Loan	90	PCC	PCC	El Camino Shopping Center	Refinance	14,500,000	0	0	0	14,500,000	3,345,629	0	667,517	290,265	5,691,010	4,505,579	14,500,000
30	Loan	91, 92	CREFI	CREFI	Regul Walgreens Portfolio	Acquisition	12,776,000	6,433,224	0	79,585	19,288,809	0	18,928,641	360,168	0	0	0	19,288,809
30.01	Property				Walgreens Holland - MI
30.02	Property				Walgreens Grandview - MO
30.03	Property				Walgreens Memphis TN
31	Loan	93, 94	Natixis	Natixis	Rentar Plaza	Refinance	132,000,000	0	0	0	132,000,000	76,939,636	0	18,907,751	1,542,218	34,610,395	0	132,000,000
32	Loan	95, 96, 97	CGMRC	CGMRC	Residence Inn Orlando East UCF	Refinance/Recapitalization	12,000,000	1,544,418	0	0	13,544,418	8,547,920	0	2,906,270	2,090,228	0	0	13,544,418
33	Loan	98, 99	CREFI	CREFI	Amsdell Cold Spring & Montgomery	Acquisition/Recapitalization	11,600,000	4,269,540	0	59,286	15,928,825	0	15,350,000	244,296	334,530	0	0	15,928,825
33.01	Property				AA Self Storage
33.02	Property				Mini Flex Storage - Troy Highway
33.03	Property				Mini Flex Storage - Troy Annex
34	Loan		Natixis	Natixis	Pacific Place	Refinance	11,000,000	0	0	0	11,000,000	10,253,115	0	255,402	129,904	361,579	0	11,000,000
35	Loan	100, 101, 102	CGMRC	CGMRC	Parts Consolidation Center	Acquisition	22,750,000	14,579,361	0	70,000	37,399,361	0	35,000,000	818,646	1,580,715	0	0	37,399,361
36	Loan		PCC	PCC	400 Manley	Acquisition	10,000,000	3,646,839	0	0	13,646,839	0	13,100,000	333,290	213,549	0	0	13,646,839
37	Loan	103	Natixis	Natixis	Home Center Village	Refinance	7,800,000	0	0	0	7,800,000	5,164,273	0	183,028	597,840	1,854,860	0	7,800,000
38	Loan	104, 105	Natixis	Natixis	West Lafayette Four Points	Refinance	7,250,000	655,975	0	0	7,905,975	6,018,082	0	195,450	1,692,443	0	0	7,905,975
39	Loan		CGMRC	CGMRC	Mill Creek Self Storage	Acquisition	7,050,000	3,348,000	0	110,985	10,508,985	0	9,800,000	677,036	31,950	0	0	10,508,985
40	Loan	106	CREFI	CREFI	Walgreens - Minnesota and Louisiana	Acquisition	6,620,000	4,749,318	0	42,735	11,412,054	0	11,110,000	302,054	0	0	0	11,412,054
40.01	Property				Walgreens Moorhead - MN
40.02	Property				Walgreens Thibodaux - LA
41	Loan	107	Natixis	Natixis	Days Inn Raleigh Betline	Refinance	6,600,000	0	0	0	6,600,000	2,753,199	0	154,126	183,054	3,509,621	0	6,600,000
42	Loan	108, 109	Natixis	Natixis	Shilo Inn Idaho Falls	Refinance	5,300,575	0	0	0	5,300,575	4,512,206	0	106,850	222,808	458,711	0	5,300,575
43	Loan	110, 111, 112, 113	Natixis	Natixis	Comfort Inn Birch Run	Refinance	5,200,000	0	0	0	5,200,000	988,562	0	102,332	257,934	3,851,171	0	5,200,000
44	Loan	114, 115, 116	CREFI	CREFI	Baillie MHC Portfolio	Refinance	5,000,000	0	0	0	5,000,000	3,305,776	0	238,193	72,131	1,383,900	0	5,000,000
44.01	Property				Twin Wells MHC
44.02	Property				Carey Estates
44.03	Property				Colonial Estates
45	Loan	117, 118	Natixis	Natixis	Best Western Vermont	Acquisition	2,660,000	1,442,295	0	0	4,102,295	0	3,800,000	90,246	212,049	0	0	4,102,295
46	Loan		CREFI	CREFI	Storage Center - Colorado Springs	Acquisition	2,450,000	1,215,039	0	20,455	3,685,494	0	3,430,213	252,400	2,881	0	0	3,685,494

CGCMT 2017-P7 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Lockbox	Cash Management	Cash Management Triggers
1	Loan	8, 9, 10, 11	CREFI	CREFI, GSMC	Mack-Cali Short Hills Office Portfolio	Hard	Springing	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 8.25%, (iii) the occurrence of a Specified Tenant Trigger Period
1.01	Property				51 JFK Parkway
1.02	Property				101 JFK Parkway
1.03	Property				103 JFK Parkway
2	Loan	12, 13	CREFI	CREFI	50 Broadway	Hard	Springing	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.50%, (iii) the occurrence of a Specified Tenant Trigger Period, (iv) the Borrower failing to cause each of the Building Code Violations to be cured within 12 months of the closing date
3	Loan	14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	CREFI	CREFI, DBNY, BANA	Key Center Cleveland	Hard	In Place	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.05x from January 31, 2017 up to and including January 31, 2019 or 1.10x following January 31, 2019, (iii) the occurrence of a Specified Tenant Trigger Period, (iv) the occurrence of a Hotel Management Trigger Period
4	Loan	25, 26, 27, 28, 29	PCC	PCC	Scripps Center	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a E.W. Scripps Trigger Event or (iv) the occurrence of a Mezzanine Loan Default
5	Loan	30	PCC	PCC	Cascade Village	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x, (iii) the occurrence of a Major Tenant Trigger Event or (iv) the occurrence of a J.C. Penney Trigger Event.
6	Loan		CGMRC	CGMRC	19000 Homestead Road	Hard	In Place	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.0%, (iii) the occurrence of a Specified Tenant Trigger Period
7	Loan	31	PCC	PCC	Veteran’s Plaza	Springing	Springing	(i) the occurrence of an Event of Default, (ii) the occurrence of a Kaiser Cash Sweep Trigger Event
8	Loan	32, 33	Natixis	Natixis	Sterling Jewelers Corporate Headquarters I & II	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x at end of calendar quarter, (iii) the occurrence of a Primary Tenant Sweep Period, (vi) the occurrence of the ARD Trigger Event, (v) the occurrence of the Lobby Addition Trigger Event
9	Loan	25, 34, 35, 36, 37	CGMRC	CGMRC	Hamilton Crossing	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period
10	Loan	38, 39, 40, 41, 42, 43	CGMRC	DBNY	229 West 43rd Street Retail Condo	Hard	In Place	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.75x or Combined DSCR is less than 1.10x, (iii) the occurrence of a Mezzanine Loan Default, (iv) Lender’s receipt of a Mezzanine Loan Trigger Period Commencement Notice, (v) the occurrence of a Lease Sweep Period
11	Loan	44, 45	PCC	PCC	Plaza de Hacienda	Springing	Springing	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.75% or (iii) the occurrence of a Food 4 Less Trigger Event
12	Loan	46, 47, 48, 49, 50, 51	Natixis	Natixis	Greenwich Office Park	Hard	In Place	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x at end of calendar quarter, (iii) the occurrence of a Primary Tenant Sweep Period
13	Loan	52, 53, 54, 55	CGMRC	CGMRC, DBNY	111 Livingston Street	Hard	In Place	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x, (iii) the occurrence of a Specified Tenant Trigger Period
14	Loan	56, 57, 58, 59, 60, 61, 62	CGMRC	Barclays Bank PLC, RMF, CGMRC	Atlanta and Anchorage Hotel Portfolio	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x, (iii) bankruptcy or insolvency of Borrower, Guarantor or Manager, (iv) the occurrence of the PIP Reserve Cash Management Trigger Event Date, (v) the occurrence of a Quality Assurance Trigger Event
14.01	Property				Hilton Anchorage
14.02	Property				Renaissance Concourse Atlanta Airport Hotel
15	Loan	63, 64, 65, 66	CGMRC	CGMRC	901 Wilshire Boulevard	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period
16	Loan		PCC	PCC	Goodlett Farms Business Campus	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x or (iii) the occurrence of a Regions Bank Escrow Event
17	Loan	67, 68	Natixis	Natixis	Cahuenga West Office Building	Hard	In Place	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x at end of calendar quarter, (iii) the occurrence of a Primary Tenant Sweep Period
18	Loan	69, 70, 71	Natixis	Natixis	SAP Building	Hard	In Place	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x at end of calendar quarter, (iii) the occurrence of an SAP Cash Trap Trigger Event
19	Loan	25, 72, 73, 74	Natixis	Natixis	Urban Union - Amazon	Hard	In Place	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.05x at end of calendar quarter, (iii) the occurrence of a Primary Tenant Sweep Period
20	Loan	75	CGMRC	CGMRC	1875-1925 Nostrand Avenue	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period
21	Loan	76	Natixis	Natixis	QLIC	Commercial (Hard); Residential (Soft)	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.08x at end of calendar quarter
22	Loan	77, 78, 79, 80, 81	Natixis	Natixis	Broadway Portfolio	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x at end of calendar quarter, (iii) the occurrence of an Earnout Trigger Event
22.01	Property				1214- 1216 Broadway
22.02	Property				1204 Broadway
22.03	Property				1212 Broadway
23	Loan	82	CGMRC	CGMRC	The Tower at OPOP	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x, (iii) the termination, cancellation or surrender of the Parking Lease without the prior written consent of Lender
24	Loan		CREFI	CREFI	DeKalb Tech Center	Hard	Springing	(i) the occurrence of an Event of Default; (ii) DSCR is less than 1.15x, (iii) the occurrence of any Bankruptcy Action of any Specified Tenant, (iv) the occurrence of any termination or cancellation of any Specified Tenant Lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant Lease failing to otherwise be in full force and effect, (v) the occurrence of any default by any Specified Tenant under its Specified Tenant Lease beyond any applicable notice and cure periods, (vi) the occurrence of any Specified Tenant failing to be in actual, physical possession of the Specified Tenant Space (or applicable portion thereof), failing to be open to the public for business during customary hours and/or “going dark” in the Specified Tenant Space (or applicable portion thereof); (vii) the occurrence of any Specified Tenant giving notice that it is terminating its Lease for all or any portion of the Specified Tenant Space or (viii) the occurrence of any Specified Tenant failing to extend or renew the applicable Specified Tenant Lease on or prior the applicable Specified Tenant Extension Deadline in accordance with the applicable terms and conditions thereof and hereof for a minimum renewal term of five (5) years.
25	Loan		CGMRC	CGMRC	BJ’s Farmingdale	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period
26	Loan	83	CREFI	CREFI	Walden Brook Apartments	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
27	Loan	84, 85, 86, 87, 88	Natixis	Natixis	Novo Nordisk	Hard	In Place	(i) the occurrence of an Event of Default, (ii) the occurrence of a Novo Cash Sweep Trigger Event, (iii) DSCR is less than 1.15x at end of calendar quarter, (iv) the failure by Borrower to repay the Loan in full at least one month prior to the Anticipated Repayment Date
28	Loan	89	CGMRC	CGMRC	East Park Tower	Springing	Springing	(i) the occurrence of an Event of Default
29	Loan	90	PCC	PCC	El Camino Shopping Center	Springing	Springing	(i) the occurrence of a Event of Default or (ii) failure to deliver evidence of completed Seismic Retrofit within 18 months from closing date
30	Loan	91, 92	CREFI	CREFI	Regul Walgreens Portfolio	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period, (iv) the existence of a Limited Trigger Event
30.01	Property				Walgreens Holland - MI
30.02	Property				Walgreens Grandview - MO
30.03	Property				Walgreens Memphis TN
31	Loan	93, 94	Natixis	Natixis	Rentar Plaza	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x at end of calendar quarter
32	Loan	95, 96, 97	CGMRC	CGMRC	Residence Inn Orlando East UCF	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) the occurrence of a Franchise Renewal Trigger Event, (v) the occurrence of a Manager taking any Material Action
33	Loan	98, 99	CREFI	CREFI	Amsdell Cold Spring & Montgomery	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
33.01	Property				AA Self Storage
33.02	Property				Mini Flex Storage - Troy Highway
33.03	Property				Mini Flex Storage - Troy Annex
34	Loan		Natixis	Natixis	Pacific Place	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x at end of calendar quarter
35	Loan	100, 101, 102	CGMRC	CGMRC	Parts Consolidation Center	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period
36	Loan		PCC	PCC	400 Manley	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x or (iii) the occurrence of a Designated Tenant Trigger Event
37	Loan	103	Natixis	Natixis	Home Center Village	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x at end of calendar quarter, (iii) the occurrence of a Primary Tenant Sweep Period
38	Loan	104, 105	Natixis	Natixis	West Lafayette Four Points	Hard	In Place	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x at end of calendar quarter, (iii) the date hereof until such time as the Required Capital Improvements have been completed
39	Loan		CGMRC	CGMRC	Mill Creek Self Storage	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
40	Loan	106	CREFI	CREFI	Walgreens - Minnesota and Louisiana	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.40x, (iii) the occurrence of a Specified Tenant Trigger Period
40.01	Property				Walgreens Moorhead - MN
40.02	Property				Walgreens Thibodaux - LA
41	Loan	107	Natixis	Natixis	Days Inn Raleigh Betline	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x at end of calendar quarter
42	Loan	108, 109	Natixis	Natixis	Shilo Inn Idaho Falls	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x at end of calendar quarter
43	Loan	110, 111, 112, 113	Natixis	Natixis	Comfort Inn Birch Run	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x at end of calendar quarter, (iii) the occurrence of a Franchise Expiration Trigger Event
44	Loan	114, 115, 116	CREFI	CREFI	Baillie MHC Portfolio	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
44.01	Property				Twin Wells MHC
44.02	Property				Carey Estates
44.03	Property				Colonial Estates
45	Loan	117, 118	Natixis	Natixis	Best Western Vermont	Hard	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x at end of calendar quarter, (iii) the occurrence of a Franchise Expiration Trigger Event
46	Loan		CREFI	CREFI	Storage Center - Colorado Springs	Springing	Springing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x

CGCMT 2017-P7 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
1	Loan	8, 9, 10, 11	CREFI	CREFI, GSMC	Mack-Cali Short Hills Office Portfolio				49,800,000.00					Yes	1
1.01	Property				51 JFK Parkway	No								Yes	1.01
1.02	Property				101 JFK Parkway	No								Yes	1.02
1.03	Property				103 JFK Parkway	No								Yes	1.03
2	Loan	12, 13	CREFI	CREFI	50 Broadway	No								Yes	2
3	Loan	14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25	CREFI	CREFI, DBNY, BANA	Key Center Cleveland	Yes	12/31/2059	60,000	170,000,000.00			42,500,000	12.7500%	Yes	3
4	Loan	25, 26, 27, 28, 29	PCC	PCC	Scripps Center	No			22,000,000.00					Yes	4
5	Loan	30	PCC	PCC	Cascade Village	No								Yes	5
6	Loan		CGMRC	CGMRC	19000 Homestead Road	No								Yes	6
7	Loan	31	PCC	PCC	Veteran’s Plaza	No								Yes	7
8	Loan	32, 33	Natixis	Natixis	Sterling Jewelers Corporate Headquarters I & II	No								Yes	8
9	Loan	25, 34, 35, 36, 37	CGMRC	CGMRC	Hamilton Crossing	No			19,948,362.97					Yes	9
10	Loan	38, 39, 40, 41, 42, 43	CGMRC	DBNY	229 West 43rd Street Retail Condo	No			255,000,000.00			85,000,000	7.9200%	Yes	10
11	Loan	44, 45	PCC	PCC	Plaza de Hacienda	No								Yes	11
12	Loan	46, 47, 48, 49, 50, 51	Natixis	Natixis	Greenwich Office Park	Yes	Various	212,385	58,000,000.00			10,000,000	9.0000%	Yes	12
13	Loan	52, 53, 54, 55	CGMRC	CGMRC, DBNY	111 Livingston Street	No			91,000,000.00					Yes	13
14	Loan	56, 57, 58, 59, 60, 61, 62	CGMRC	Barclays Bank PLC, RMF, CGMRC	Atlanta and Anchorage Hotel Portfolio				86,883,000.94					Yes	14
14.01	Property				Hilton Anchorage	No								Yes	14.01
14.02	Property				Renaissance Concourse Atlanta Airport Hotel	Yes	6/28/2078	148,248						Yes	14.02
15	Loan	63, 64, 65, 66	CGMRC	CGMRC	901 Wilshire Boulevard	No								Yes	15
16	Loan		PCC	PCC	Goodlett Farms Business Campus	No								Yes	16
17	Loan	67, 68	Natixis	Natixis	Cahuenga West Office Building	No								Yes	17
18	Loan	69, 70, 71	Natixis	Natixis	SAP Building	Yes	12/31/2037	0				5,795,276	9.1387%	Yes	18
19	Loan	25, 72, 73, 74	Natixis	Natixis	Urban Union - Amazon	No			38,231,428.00	86,975,933.00	4.2000%	79,392,011	6.7500%	Yes	19
20	Loan	75	CGMRC	CGMRC	1875-1925 Nostrand Avenue	No								Yes	20
21	Loan	76	Natixis	Natixis	QLIC	No			125,000,000.00	20,000,000.00	6.2500%			Yes	21
22	Loan	77, 78, 79, 80, 81	Natixis	Natixis	Broadway Portfolio				38,000,000.00					Yes	22
22.01	Property				1214- 1216 Broadway	No								Yes	22.01
22.02	Property				1204 Broadway	No								Yes	22.02
22.03	Property				1212 Broadway	No								Yes	22.03
23	Loan	82	CGMRC	CGMRC	The Tower at OPOP	No								Yes	23
24	Loan		CREFI	CREFI	DeKalb Tech Center	No								Yes	24
25	Loan		CGMRC	CGMRC	BJ’s Farmingdale	No								Yes	25
26	Loan	83	CREFI	CREFI	Walden Brook Apartments	No								Yes	26
27	Loan	84, 85, 86, 87, 88	Natixis	Natixis	Novo Nordisk	No			153,300,000.00					Yes	27
28	Loan	89	CGMRC	CGMRC	East Park Tower	No								Yes	28
29	Loan	90	PCC	PCC	El Camino Shopping Center	No								Yes	29
30	Loan	91, 92	CREFI	CREFI	Regul Walgreens Portfolio									Yes	30
30.01	Property				Walgreens Holland - MI	No								Yes	30.01
30.02	Property				Walgreens Grandview - MO	No								Yes	30.02
30.03	Property				Walgreens Memphis TN	No								Yes	30.03
31	Loan	93, 94	Natixis	Natixis	Rentar Plaza	No			120,000,000.00					Yes	31
32	Loan	95, 96, 97	CGMRC	CGMRC	Residence Inn Orlando East UCF	No								Yes	32
33	Loan	98, 99	CREFI	CREFI	Amsdell Cold Spring & Montgomery									Yes	33
33.01	Property				AA Self Storage	No								Yes	33.01
33.02	Property				Mini Flex Storage - Troy Highway	No								Yes	33.02
33.03	Property				Mini Flex Storage - Troy Annex	No								Yes	33.03
34	Loan		Natixis	Natixis	Pacific Place	No								Yes	34
35	Loan	100, 101, 102	CGMRC	CGMRC	Parts Consolidation Center	No			12,750,000.00					Yes	35
36	Loan		PCC	PCC	400 Manley	No								Yes	36
37	Loan	103	Natixis	Natixis	Home Center Village	No								Yes	37
38	Loan	104, 105	Natixis	Natixis	West Lafayette Four Points	No								Yes	38
39	Loan		CGMRC	CGMRC	Mill Creek Self Storage	No								Yes	39
40	Loan	106	CREFI	CREFI	Walgreens - Minnesota and Louisiana									Yes	40
40.01	Property				Walgreens Moorhead - MN	No								Yes	40.01
40.02	Property				Walgreens Thibodaux - LA	No								Yes	40.02
41	Loan	107	Natixis	Natixis	Days Inn Raleigh Betline	No								Yes	41
42	Loan	108, 109	Natixis	Natixis	Shilo Inn Idaho Falls	No								Yes	42
43	Loan	110, 111, 112, 113	Natixis	Natixis	Comfort Inn Birch Run	No								Yes	43
44	Loan	114, 115, 116	CREFI	CREFI	Baillie MHC Portfolio									Yes	44
44.01	Property				Twin Wells MHC	No								Yes	44.01
44.02	Property				Carey Estates	No								Yes	44.02
44.03	Property				Colonial Estates	No								Yes	44.03
45	Loan	117, 118	Natixis	Natixis	Best Western Vermont	No								Yes	45
46	Loan		CREFI	CREFI	Storage Center - Colorado Springs	No								Yes	46

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The monthly debt service shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date / ARD.

(4)	Underwritten NCF DSCR is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Occupancy reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown, either unilaterally or based on a trigger event. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease. For more information on material lease expirations, termination options and other issues affecting certain single tenants, the five largest tenants or other major tenants at the Mortgaged Properties securing the fifteen largest Mortgage Loans, see “Description of the Mortgage Pool—Tenant Issues” in the Prospectus.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	Beginning with the monthly payment date in May 2019, the borrower may release from the lien of the mortgage (x) the 51 JFK Parkway Property or (y) both the 101 JFK Parkway Property and 103 JFK Parkway Property through a partial defeasance provided that certain conditions under the loan documents are satisfied, including, among other requirements: (a) the 51 JFK Parkway Property cannot be released prior to the renewal of Dun & Bradstreet’s lease for an additional term that expires no less than five years after the Maturity Date, (b) the borrower defeases the loan in an amount equal to 115% of the allocated loan amount for the applicable property(ies) being released, (c) delivery of a REMIC opinion and rating agency confirmation, (d) a debt yield of greater than the greater of (i) the debt yield of the Mack-Cali Short Hills Office Portfolio Properties immediately prior to such release and (ii) 13.5%; (e) a debt service coverage ratio of greater than the greater of (i) the debt service coverage ratio of the Mack-Cali Short Hills Office Portfolio Properties immediately prior to such release and (ii) 3.39x; (f) a maximum loan to value ratio of no greater than the lesser of (i) the loan to value ratio that existed prior to such release and (ii) 45.1%; and (g) all legal requirements are satisfied for the remaining properties.

(9)	The Cut-off Date Balance ($) of $74,700,000 represents the controlling note A-1 and non-controlling note A-2 of a $124,500,000 Loan Combination evidenced by four pari passu notes. The non-controlling notes A-3 and A-4 have an outstanding principal balance as of the Cut-off Date of $49,800,000, are currently held by Goldman Sachs Mortgage Company, and are expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $124,500,000.

(10)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of May 1, 2017. For the purposes of the Prospectus, the assumed lockout period of 24 months is based on the expected CGCMT 2017-P7 securitization closing date in April 2017. The actual lockout period may be longer.

(11)	Mack-Cali Realty, L.P. is the Carve-out Guarantor for the environmental indemnity only.

(12)	Historical cash flows for the years 2013, 2014 and 2015 are based on a fiscal year end of July 31 for each respective year.

(13)	United Federation of Teachers, the Largest Tenant at the Mortgaged Property, occupying 93,942 SF with a lease that expires on August 31, 2034, is an affiliate of the sponsor.

(14)	The Mortgaged Property consists of a 1,369,980 SF office building which was 92.9% occupied as of October 19, 2016, a 400-room full service hotel which was 66.2% occupied for the trailing 12-month period ending December 31, 2016 and a 985-space, 319,590 SF parking garage.

(15)	Other Sources ($) include $5,608,359 transferred to the borrower sponsor from the seller at loan origination which was related to outstanding tenant improvements for the Fourth Largest Tenant, Thompson Hine LLP.

(16)	The Third Largest Tenant, Forest City, has executed a lease for 147,795 SF resulting in an increase to the underwritten base rent of $3,990,465 and the Millennia tenant has executed a lease for 45,360 SF resulting in an increase to the underwritten base rent of $1,247,400. Both the Forest City and Millennia tenants are not yet in occupancy and have rent commencement dates of no later than April 1, 2018 and July 1, 2017, respectively. The tenant improvement costs, leasing commission costs, and gap rent associated with these tenants were escrowed at loan origination.

(17)	The Mortgaged Property’s Appraised Value ($) represents the combined “as complete” appraised value as of December 1, 2017, which assumes all planned capital improvements will be completed. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgaged Property’s Appraised Value ($) of $362,000,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the combined “as-is” appraised value of $304,100,000 are 72.3% and 59.0%, respectively.

(18)	The Cut-off Date Balance ($) of $50,000,000 represents the controlling note A-1 of a $220,000,000 Loan Combination, which is evidenced by six pari passu notes. The companion loans are evidenced by (i) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $40,000,000, is currently held by Bank of America, N.A. and is expected to be contributed to the BANK 2017-BNK4 securitization transaction, (ii) the non-controlling note A-5, which has an outstanding principal balance as of the Cut-off Date of $40,000,000, is currently held by Bank of America, N.A. and is expected to be contributed to one or more future securitization transactions, (iii) the non-controlling notes A-3 and A-6, which have an aggregate outstanding principal balance as of the Cut-off Date of $60,000,000 and were contributed to the JPMDB 2017-C5 securitization transaction and (iv) the non-controlling note A-4, which has an outstanding principal balance as of the Cut-off Date of $30,000,000, is currently held by Citi Real Estate Funding Inc. and is expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $220,000,000.

(19)	The borrower is required to fund a monthly FF&E reserve unless (a) Marriott Corporation or an affiliate thereof is the hotel manager, (b) the borrower is required to reserve with the hotel manager an amount not less than the FF&E payment required under the Mortgage Loan documents, and (c) no event of default is continuing.

(20)	The City of Cleveland, Ohio owns the land beneath the parking lot and leases it to the borrower sponsor through 2059 with one 34-year extension through 2093. The parking ground lease requires that at least 45.0% of the parking spaces be reserved for transient parking and hotel guests and the remainder of the parking spaces may be leased on a monthly basis. Minimum base rent paid to the city under the parking ground lease is $60,000 per year provided that if the revenue exceeds certain breakpoints (based on the percentage of parking space leased on a monthly basis), percentage rent will also be payable. SP Plus Corporation manages the Mortgaged Property’s parking garage component for a 3.0% fee of net revenue. The term of the parking management agreement is month-to-month with automatic renewals.

(21)	Beginning on the first monthly payment date, the new lease letter of credit may be reduced to an amount calculated as the product of (i) with respect to the new lease letter of credit delivered to lender in connection with the Forest City lease (a) $332,539 and (b) the number of full calendar months from the closing date to the date of calculation and excluding any calendar month for which a new lease letter of credit trigger event was in effect for all or any portion of such month and (ii) with respect to the new lease letter of credit delivered to lender in connection with the Millennia lease (a) $103,950 and (b) the number of full calendar months from the closing date to the date of calculation and excluding any calendar month for which a new lease letter of credit trigger event was in effect for all or any portion of such month.

(22)	The Replacement Reserve Caps ($) of $1,757,065 excludes the Upfront Replacement Reserve ($) deposit. The Upfront Replacement Reserve ($) of $20,262,985 is for performing planned capital improvements at the Mortgaged Property. $1,991,429 of the $20,262,985 of the Upfront Replacement Reserve ($) is currently held in an FF&E account with Marriott Hotel Services, Inc. (“Marriott”) as the hotel manager for hospitality portion of the Mortgaged Property. Upon completion of the planned capital improvements, any remaining funds excluding the $1,991,429 currently held by Marriott, may be (i) credited against the obligation of the borrower to make Ongoing Replacement Reserve ($) deposits or (ii) at the option of the borrower, either (a) retained in the replacement reserve account to be applied to the cost of future replacements (in which case these remaining funds would then be included for calculation of the Replacement Reserve Caps ($) amount), (b) transferred to the FF&E reserve account to be applied toward the cost of FF&E or (c) transferred to the PIP reserve account.

(23)	The office portion of the Mortgaged Property is managed by Millennia Housing Management, Ltd. and sub-managed by Jacobs Real Estate Services LLC, the hotel portion of the Mortgaged Property is managed by Marriott Hotel Services, Inc. and the parking garage portion of the Mortgaged Property is managed by SP Plus Corporation.

(24)	The Occupancy (%) for the office portion of the Mortgaged Property is 92.9% as of the rent roll dated October 19, 2016 which includes the tenants Forest City and Millennia, which have not yet taken occupancy and (ii) 66.2% occupied for the Marriott Cleveland Downtown for TTM December 31, 2016.

(25)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of March 6, 2017. For the purposes of the Prospectus, the assumed lockout period of 26 months is based on the expected CGCMT 2017-P7 securitization closing date in April 2017. The actual lockout period may be longer.

(26)	On the origination date, the borrower deposited $3,700,000 in the Upfront TI/LC Reserve ($) for TI/LC expenses associated with future leasing. The borrower is not required to make an Ongoing TI/LC Reserve ($) deposit unless the TI/LC reserve account balance falls below the TI/LC Caps ($) of $1,620,000, after which, on each monthly payment date, the borrower must make an Ongoing TI/LC Reserve ($) deposit equal to $45,000 until the TI/LC reserve equals or exceeds the TI/LC Caps ($) (which cap is subject to an increase to $2,600,000 during the continuance of certain trigger events related to the tenant E.W. Scripps Company).

(27)	On the origination date, the borrower also deposited $1,300,000 in the Upfront Replacement Reserve ($) for future capital improvements. The borrower is not required to make an Ongoing Replacement Reserve ($) deposit unless the replacement reserve account balance falls below the Replacement Reserve Caps ($) of $324,000, after which, on each monthly payment date, the borrower must make an Ongoing Replacement Reserve ($) deposit equal to $9,000 until the replacement reserve equals or exceeds the Replacement Reserve Caps ($). Provided no event of default exists and the balance of the replacement reserve exceeds the Replacement Reserve Caps ($), the borrower has the right to transfer funds in excess of the Replacement Reserve Caps ($) to the TI/LC reserve (but not vice versa).

(28)	The Cut-off Date Balance ($) of $50,000,000 represents the controlling note A-1 of a $72,000,000 Loan Combination evidenced by two pari passu notes. The companion loan consists of the non-controlling note A-2, has an outstanding principal balance of $22,000,000 as of the Cut-Off Date and is expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the aggregate Cut-off Date principal balance of the Loan Combination of $72,000,000.

(29)	The E.W. Scripps Company lease includes 9,044 SF of buy-out space (the “Scripps Buy-Out Space”) on the 26th floor and 74,115 SF of standard office space (the “Scripps Standard Office Space”) on the 26th through 29th floors. The Scripps Buy-Out Space was surrendered by E.W. Scripps Company in 2013; however, E.W. Scripps Company continued to occupy the Scripps Buy-Out Space at a lower rent. E.W. Scripps Company currently pays $6.80 per SF for the Scripps Buy-Out Space and $14.51 per SF for the Scripps Standard Office Space. E.W. Scripps Company must give notice by June 30, 2017 if E.W. Scripps Company wants to reincorporate the Scripps Buy-Out Space into the standard office lease and if elected, the rent is required to be the same per SF as that of the Scripps Standard Office Space, subject to certain free rent periods and offsets, and the term will expire concurrently with the Scripps Standard Office Space on January 31, 2024. E.W. Scripps Company is currently utilizing all of the Scripps Buy-Out Space. If E.W. Scripps Company does not elect to reincorporate the Scripps Buy-Out Space, its lease of the Scripps Buy-Out Space will terminate on January 1, 2018.

(30)	J.C. Penney Company (“JCP”) occupies 51,257 SF (13.9% of the NRA and 4.9% of the underwritten base rent) at the Mortgaged Property. On February 24, 2017, JCP announced that it expects to close two distribution facilities and approximately 130 to 140 JC Penney department stores over the following months. Although the JC Penney store at the Cascade Village was not identified as one of the stores planned for closure, we cannot assure you that such store will not be closed as a result of JC Penney’s store closure announcement or otherwise.

(31)	The Mortgage Loan refinanced a loan (the “Prior Mortgage Loan”) in the amount of $40,000,000 originally made by Macquarie Investments US Inc. to the borrower on December 21, 2016. The Prior Mortgage Loan was used to pay off existing debt comprised of a $29,650,246 mortgage originated by JP Morgan Chase & Co. (JPMCC 2006-CB15) pay defeasance costs, return equity to the borrower ($5,432,984), fund reserves ($1,009,440) and pay closing costs ($1,073,605). The Prior Mortgage Loan was refinanced with the current Mortgage Loan on March 13, 2017 by Macquarie US Trading LLC.

(32)	From and after the anticipated repayment date (December 5, 2026), the Mortgage Loan will accrue interest at a per annum rate equal to the sum of (i) the initial interest rate of 4.79000%, plus (ii) 3.00000% plus the amount (if any) by which the 10-year treasury rate exceeds 2.00000%. The payment of the additional interest will be deferred until the entire principal balance of the Mortgage Loan is paid in full.

(33)	The borrower is entitled to release of a certain parcel of the Mortgaged Property provided among other conditions: (i) there is no event of default; (ii) at the time of the partial release the borrower (a) delivers $300,000 or (b) deposits $300,000 with the lender (x) as a partial defeasance or (y) to establish a reserve as additional collateral for the debt; (iii) the loan-to-value ratio immediately following the partial release does not exceed the lesser of (a) 62.2% or (b) the loan-to-value ratio immediately preceding the partial release; and (iv) the remaining parcel will satisfy all legal requirements and the requirements of all leases affecting the remaining parcel and will not be in violation of any applicable legal requirements and all necessary variances have been obtained. The portion of the Mortgaged Property that may be released contains only parking spaces and a maintenance garage and was given no value in underwriting.

(34)	The Occupancy Date for buildings I, II, III, IV and VI is as of the rent roll dated January 1, 2017 and the Occupancy Date for building V is as of the rent roll dated December 15, 2016.

(35)	The Environmental Phase I Report Date for buildings I, II and III is November 30, 2016 and December 1, 2016 for buildings IV, V and VI.

(36)	The Cut-off Date Balance ($) of $35,034,012 represents the controlling note A-1 of a $55,125,000 Loan Combination evidenced by two pari passu notes. The non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $19,948,363, is expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $54,982,675.

(37)	The historical financial information is not available for Hamilton Crossing building V due to the current vacancy and recent acquisition of the building.

(38)	The Mortgaged Property’s Appraised Value ($) represents the “hypothetical as is” appraised value, which assumes the remaining contractual obligations consisting of free rent, leasing commissions, tenant improvements and capital improvements, totaling approximately $24.2 million, as of October 1, 2016, have been expended. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgaged Property’s Appraised Value ($) of $470,000,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $445,000,000 are 64.0% and 64.0%, respectively.

(39)	The Second Largest Tenant, National Geographic, has signed a lease, took possession of its space in October 2016, and has not yet begun paying rent. At origination, the borrower deposited $11,517,808 for free rent, tenant improvement allowances and leasing commissions related to National Geographic.

(40)	The Third Largest Tenant, Gulliver’s Gate, has signed a lease but has not yet taken occupancy of its leased space. At origination, the borrower deposited $5,518,113 for free rent, tenant improvement allowances and leasing commissions related to Gulliver’s Gate.

(41)	The Cut-off Date Balance ($) of $30,000,000 represents the non-controlling note A-4-A of a $285,000,000 Loan Combination evidenced by nine pari passu notes. The controlling note A-1 and non-controlling note A-6, which have an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000, were contributed to the CD 2016-CD2 securitization transaction. The non-controlling notes A-4-B, A-5, A-7 and A-8, which have an aggregate outstanding principal balance as of the Cut-off Date of $100,000,000, were contributed to the CD 2017-CD3 securitization transaction. The non-controlling notes A-2 and A-3, which have an aggregate outstanding principal balance as of the Cut-off Date of $80,000,000, were contributed to the JPMDB 2017-C5 securitization transaction. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $285,000,000.

(42)	The 2016 cash flows represent actual operations for November 2015 through August 2016 and have been annualized. The borrower sponsor acquired the retail condominium portion of the Mortgaged Property in October 2015.

(43)	See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Prospectus for more information regarding the sponsor of the Mortgage Loan.

(44)	The Largest Tenant, Smith’s Food & Drug dba Food 4 Less, occupying approximately 52.9% of the net rentable SF at the Mortgaged Property, includes a sublease between Smith’s Food & Drug Centers, Inc. and Food 4 Less of California, Inc. for 100% of the space. Both tenants are owned by the Kroger Company. Rent and lease term are the same in each lease.

(45)	The Ongoing TI/LC Reserve ($) deposits are for the cost of tenant improvements and leasing commissions associated with the portion of the Mortgaged Property currently occupied by Food 4 Less (the “Food 4 Less Space”) and are capped at $500,000 with replenishment obligations.

Notwithstanding the foregoing, upon renewal of the Food 4 Less lease, the borrower may obtain release of TI/LC reserve funds in excess of $350,000 and TI/LC reserve funds may be used in respect of any tenant at the Mortgaged Property; provided that if TI/LC reserve funds are reduced below $250,000, the obligation to make monthly deposits into the TI/LC reserve fund will resume (but will be capped at $350,000). Further notwithstanding the foregoing, 24 months prior to the Maturity Date, the capped amount increases to $500,000 and the TI/LC reserve funds are once again solely available for use in connection with tenant improvements and leasing commissions associated with the Food 4 Less Space.

(46)	The Third Largest Tenant, Starwood Capital Operations, LLC (28,764 SF), representing approximately 7.6% of net rentable space, has multiple leases that expire as follows: 24,027 SF expire on February 28, 2023 and 4,737 SF expire on July 31, 2019.

(47)	If the balance of TI/LC reserve falls below $1,424,479, the monthly deposits into the TI/LC reserve will recommence until the amount on deposit in the TI/LC reserve once again reaches the reserve cap of $2,848,958.

(48)	The Cut-off Date Balance ($) of $29,500,000 represents the non-controlling note A-3 comprising a portion of an $87,500,000 Loan Combination evidenced by three pari passu notes. The controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $25,000,000, was contributed to the CSMC 2016-NXSR securitization transaction. The non-controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $33,000,000, was contributed to the MSC 2016-UBS12 securitization transaction. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $87,500,000.

(49)	Two of the related buildings are subject to a ground lease; Building 8 is subject to a 99-year ground lease expiring on May 31, 2076. Currently, the annual ground lease payment is $178,000. At the end of every 20-year period, the annual base rent will increase by an amount equal to 25% of any increase in rental income payable to the lessee from its tenants in the new building to be erected on the premises over that amount of rental income payable 3 years after the date upon which the certificate of occupancy was issued (with the next increase scheduled to occur on December 14, 2018). Building 9 is subject to a 99-year ground lease expiring in September 8, 2076. Currently, the annual ground lease payment is $34,385. Commencing on the 56th year of the lease term, rent will be as determined by agreement by and between the ground lessor and lessee. Disagreements will be handled by arbitration.

(50)	The borrower has the right to release portions of the Mortgaged Property as requested by the borrower (the “Free Release Parcel”) as approved by the lender in its sole and absolute discretion, provided the conditions in the loan documents are met including, among others: (i) no event of default has occurred and is continuing; (ii) following the release, the remaining Mortgaged Property will be in compliance with applicable legal requirements and all provisions of any leases of any portion of the Mortgaged Property that are then in effect (including, without limitation, as to required parking spaces, restrictions on development, access and similar matters), and the Free Release Parcel will be subject to a restrictive covenant prohibiting the use or development thereof in any manner that violates any provision of any then-existing lease of the remaining Mortgaged Property; (iii) the remaining portion of the Mortgaged Property maintains a minimum combined debt service coverage ratio equal of the greater of (a) a combined debt service coverage ratio of 1.58x or (b) the combined debt service coverage ratio for the twelve full calendar months immediately prior to the release; (iv) the remaining portion of the Mortgaged Property maintains a maximum combined loan to value ratio equal to the lesser of (a) the combined loan to value ratio of 72.8% or (b) the combined loan to value ratio immediately prior to the release; and (v) compliance with REMIC requirements, and the ratio of the unpaid principal balance of the loan to the value of the remaining Mortgaged Property is greater than 125%. No value was attributed to the Free Release Parcel in the appraisal. The borrower is only permitted to construct multi-family improvements with ancillary retail on the Free Release Parcel.

(51)	The Ground Lease Expiration Date is May 31, 2076 with respect to building 8 and September 8, 2076 with respect to building 9 at the Greenwich Office Park Mortgaged Property. The Annual Ground Lease Payment ($) is $178,000 for building 8 and $34,385 for building 9.

(52)	The Cut-off Date Balance ($) of $29,000,000 represents the non-controlling note A-2 of a $120,000,000 Loan Combination evidenced by four pari passu notes. The controlling note A-1 and non-controlling note A-3, which have an aggregate outstanding principal balance as of the Cut-off Date of $67,000,000, were contributed to the CD 2017-CD3 securitization transaction. The non-controlling note A-4 with an outstanding principal balance as of the Cut-off Date of $24,000,000, is currently held by Deutsche Bank AG, New York Branch and is expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $120,000,000.

(53)	The lockout period will be at least 27 payment dates beginning with and including the first payment date on February 6, 2017. For the purposes of the Prospectus, the assumed lockout period of 27 payment dates is based on the expected CGCMT 2017-P7 securitization closing date in April 2017. The actual lockout period may be longer.

(54)	At the origination of the Mortgage Loan, the borrower funded an economic holdback reserve in the amount of $29,490,000. The economic holdback reserve disbursement conditions were dependent upon (i) the borrower submitting to lender a request for disbursement, (ii) the borrower delivering the NYS Workers Comp lease extension, (iii) no event of default is continuing on the date the disbursement was requested or made and (iv) the debt yield on underwritten net cash flow is equal to or greater than 7.0% on both the date that borrower requests disbursement and the date on which the disbursement is made. The borrower satisfied all of the conditions and the reserve has been released to the borrower in the amount of $27,990,000, with the remaining $1,500,000 deposited into a NYS Workers Comp TI/LC reserve account to be used solely for tenant improvement and leasing commission costs associated with any further renewal of the NYS Workers Comp lease or re-leasing the NYS Workers Comp space.

(55)	The borrower has the right to release a portion of the Mortgaged Property in connection with the imposition of a leasehold condominium at any time other than the sixty (60) days prior to and following any secondary market transaction provided that certain conditions are satisfied. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the Prospectus.

(56)	On each monthly payment date occurring in the months of May, June, July and August, to the extent the balance of the seasonality reserve account is less than $1,000,000, the borrower shall pay to lender (i) if a cash management period is continuing, an amount equal to the greater of (x) $250,000 and (y) all amounts then remaining after payment of items defined in the Mortgage Loan documents or (ii) if no cash management period is then continuing, $250,000. If on any monthly payment date occurring in the months of November, December and January, the Hilton Anchorage Property produces insufficient net cash flow to make payments as set forth in the Mortgage Loan documents, then lender must disburse funds to the extent necessary to make such payments, so long as, (a) if the disbursement is less than $100,000 for the month of November, $750,000 for the month of December, or $150,000 for the month of January, then borrower must deliver an officer’s certificate which certifies that borrower is entitled to draw the funds and (b) if the disbursement amount is greater than $100,000 for the month of November, $750,000 for the month of December, or $150,000 for the month of January, then borrower must deliver to lender documents which establish, to lender’s reasonable satisfaction, the existence and amount of the operating deficit for such period.

(57)	On each monthly payment date occurring in 2017, borrower must deposit the amount of $190,214 into the Ongoing Replacement Reserve ($) account, $113,516 of which is allocated to the Renaissance Concourse Atlanta Airport Hotel Property and $76,703 of which is allocated to the Hilton Anchorage Property. On each monthly payment date beginning with the payment date in January 2018 through the end of the loan term, borrower must deposit with lender an amount equal to the greater of (a) an amount equal to (i) one-twelfth (1/12) of five percent (5%) of gross income from operations of the

Renaissance Concourse Atlanta Airport Hotel Property during the calendar year immediately preceding the calendar year in which such monthly payment date occurs and (ii) one-twelfth (1/12) of four percent (4%) of gross income from operations of the Hilton Anchorage Property during the calendar year immediately preceding the calendar year in which such monthly payment date occurs and (b) the aggregate amount, if any, required to be reserved under the Management Agreement and the Franchise Agreement.

(58)	The Hilton Anchorage Property leases 150 parking spaces under a ground lease that expires on January 31, 2065. The annual rent is $121,806 and increases by compounded CPI adjustments every five years.

(59)	On each monthly payment date occurring from and after the occurrence of the PIP Reserve Trigger Event Date through and including the monthly payment date upon which a Cash Sweep Event Cure occurs, the borrower shall deposit with the lender all available excess cash flow. In addition, (i) if, on or before April 6, 2025, (a) the Anchorage Franchise Agreement has not been renewed or replaced with a Replacement Franchise Agreement and (b) the Anchorage PIP Deposit Conditions have not been satisfied, the borrower shall deposit with the lender the Anchorage PIP Deposit Amount and (ii) if, at any time, following April 6, 2025, the lender determines that amounts on deposit in the PIP Reserve Account together with any amounts in the Anchorage Capital Expenditure Account will be insufficient to pay the then estimated costs for any PIP work, the borrower shall make a True Up Payment.

(60)	The Allocated Cut-off Date Loan Amount ($) for the Hilton Anchorage and Renaissance Concourse Atlanta Airport Hotel Properties is allocated based on the weighted average of the Atlanta and Anchorage Hotel Portfolio Loan Combination Cut-off Date Balance of $114,845,346 and the respective property’s appraisal value.

(61)	The Cut-off Date Balance ($) of $27,962,345 represents the non-controlling note A-2 of a $115,000,000 Loan Combination evidenced by five pari passu notes. The controlling note A-1-A and non-controlling note A-1-B have an aggregate outstanding principal balance as of the Cut-off Date of $52,429,397, are currently held by Rialto Mortgage Finance, LLC, and are expected to be contributed to one or more future securitization transactions. The non-controlling notes A-3-A and A-3-B have an aggregate outstanding principal balance as of the Cut-off Date of $34,453,604, are currently held by Barclays Bank PLC, and are expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $114,845,346.

(62)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of April 6, 2017. For the purposes of the Prospectus, the assumed lockout period of 25 months is based on the expected CGCMT 2017-P7 securitization closing date in April 2017. The actual lockout period may be longer.

(63)	Other Sources ($) consists of a $1,246,929 credit for escrows received at closing from the payoff of the borrower’s prior loan.

(64)	The Mortgaged Property’s Appraised Value ($) represents the combined “as-stabilized” appraised value as of May 1, 2017, which assumes 100.0% stabilized occupancy concurrent with the Providence Health lease commencement date and the completion of the current renovation. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgaged Property’s Appraised Value ($) of $40,700,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the combined “as-is” appraised value of $36,100,000 are 72.0% and 72.0%, respectively.

(65)	The Occupancy Date of May 1, 2017 reflects the lease commencement date for the sole tenant, Providence Health, at the Mortgaged Property. An unfunded obligations reserve of $1,189,980 and a free rent reserve of $1,011,184 were funded at closing to cover all outstanding liabilities until the tenant takes occupancy of its space.

(66)	Historical cash flows are unavailable for the Mortgaged Property due to the sponsors’ acquisition of the Mortgaged Property in 2015, which, at the time of acquisition, was occupied by the previous owner.

(67)	The Third Largest Tenant, Panasonic Broadcast & Television (18,136 SF), representing approximately 17.7% of net rentable space, has multiple leases that expire as follows: 11,380 SF expire on April 30, 2020 and 6,756 SF expire on February 29, 2020.

(68)	If the balance of TI/LC reserve falls below $230,947, the monthly deposits into the TI/LC reserve will recommence until the amount on deposit in the TI/LC reserve once again reaches the reserve cap of $461,894.

(69)	The Mortgaged Property is subject to a ground lease expiring on December 31, 2037. Ground rent has been paid in full through the related ground lease expiration date.

(70)	The Mortgage Loan Rate (%) shown is the interest rate on April 5, 2017. The Underwritten NCF DSCR (x) are calculated based on the average debt service of the first 12 payments dates starting with April 5, 2017.

(71)	The Mortgage Loan follows the special interest and amortization payment schedule. The Original Balance ($), Cut-off Date Balance ($), Allocated Cut-off Date Loan Amount ($), Balloon Balance ($) and Underwritten NCF DSCR (x) were calculated based on a non-standard amortization schedule attached to the Prospectus as Annex G. The rate shown is the interest rate on April 5, 2017. The Underwritten NCF DSCR (x) is calculated based on the average debt service of the first 12 payments dates starting with April 5, 2017.

(72)	The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgaged Property’s “as-stabilized” value. The “as-stabilized” value includes seller credits to the buyer as of January 11, 2017 for bridge rent for the transient parking, storage income, and for retail tenants until their leases commence in June and August 2017, respectively. The appraiser concluded to an “as-is” Appraised Value ($) of $255,000,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgage Property’s “as-is” value are 24.4% and 24.4%.

(73)	The Second Largest Tenant, Restaurants Unlimited Inc dba Henry’s Tavern (5,282 SF), representing approximately 1.8% of net rentable space, will take occupancy in August 2017. At origination, the amount of $71,313 was escrowed for the tenant in an upfront retail tenant reserve and the amount of $574,500 was escrowed for the tenant in an upfront tenant improvement reserve for the build out of the related space. The Third Largest Tenant, Sprout Good Greens, Inc. dba SPROUT (1,977 SF), representing approximately 0.7% of net rentable space, will also take occupancy in August 2017. At origination, the amount of $28,831.25 was escrowed for this tenant in an upfront retail tenant reserve and the amount of $237,240 was escrowed for this tenant in an upfront tenant improvement reserve for the build out of the related space.

(74)	The Cut-off Date Balance ($) of $24,000,000 represents the non-controlling note A-2 comprising a portion of a $149,207,361 Loan Combination evidenced by (i) two senior pari passu notes (notes A-1 and A-2) with an aggregate outstanding principal balance as of the Cut-off Date of $62,231,428, and (ii) one junior note (note B) with an outstanding principal balance as of the Cut-off Date of $86,975,933, which is subordinate to the two senior pari passu notes. Note A-1, which has an outstanding principal balance as of the Cut-off Date of $38,231,428, and will be the controlling note if and when note B is not, is currently held by Natixis Real Estate Capital LLC or an affiliate and is expected to be contributed to one or more future securitization transactions. Note B is currently held by an unaffiliated third party investor and will be the controlling note unless an “AB Control Appraisal Period” is in effect. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the aggregate outstanding principal balance as of the Cut-off Date for the two senior pari passu notes of $62,231,428.

(75)	The Fourth Largest Tenant, JS Nostrand Market, has a lease commencement date of June 1, 2017. At closing, the borrower deposited $20,600 into a free rent reserve to cover outstanding rent obligations associated with the tenant.

(76)	The Cut-off Date Balance ($) of $20,000,000 represents the non-controlling notes A-4 and A-5 comprising a portion of a $165,000,000 Loan Combination evidenced by (i) six senior pari passu notes (notes A-1, A-2, A-3, A-4, A-5 and A-6) with an aggregate outstanding principal balance as of the Cut-off Date of $145,000,000, and (ii) one junior note (note B) with an outstanding principal balance as of the Cut-off Date of $20,000,000, which is subordinate to the six senior pari passu notes. The non-controlling notes A-1 and A-6, which have an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000, were contributed to the CSMC 2016-NXSR securitization transaction. Note A-2, which has an outstanding principal balance as of the Cut-off Date of $50,000,000 and will be the controlling note if and when note B is not, was contributed to the WFCM 2016-NXS6 securitization transaction. The non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $25,000,000, was contributed to the WFCM 2016-NXS6 securitization transaction. Note B is currently held by SM Core Credit Finance LLC and will be the controlling note unless an “AB Control Appraisal Period” is in effect. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the aggregate outstanding principal balance as of the Cut-off Date for the six senior pari passu notes of $145,000,000.

(77)	The Largest Tenant, District Cowork Nomad LLC (14,400 SF) at the Mortgaged Property identified as 1204 Broadway, representing approximately 18.6% of net rentable space of portfolio has multiple leases that expire as follows: 13,500 SF expire in November 1, 2019 and 900 SF expire in December 31, 2026. The Second Largest Tenant, PRYM 1216, LLC (6,000 SF) at the Mortgaged Property identified as 1214- 1216 Broadway, representing approximately 7.8% of net rentable space of portfolio has multiple leases that expire as follows: 3,500 SF expire in April 1, 2030 and 2,500 SF expire in December 1, 2029.

(78)	The Largest Tenant, District Cowork Nomad LLC (14,400 SF) at the Mortgaged Property identified as 1204 Broadway, representing approximately 18.6% of net rentable space of portfolio, has not taken occupancy of 900 SF of its space, but is paying rent for this space and has not taken occupancy for another 3,000 SF of its space, and will pay rent for this space starting February, 2018. For the Second Largest Tenant, PRYM 1216, LLC (6,000 SF) at the Mortgaged Property identified as 1214-1216 Broadway, representing approximately 7.8% of net rentable space of the portfolio, has not taken occupancy of 3,500 SF of its space, and will pay rent for this space starting May, 2017.

(79)	The Cut-off Date Balance ($) of $20,000,000 represents the non-controlling note A-2 comprising a portion of a $58,000,000 Loan Combination evidenced by two pari passu notes. The controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $38,000,000, is currently held by Natixis Real Estate Capital LLC or an affiliate and is expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $58,000,000.

(80)	The lockout period will be at least 28 payment dates beginning with and including the first payment date of January 5, 2017. For the purposes of the Prospectus, the assumed lockout period of 28 months is based on the expected CGCMT 2017-P7 securitization closing date in April 2017. The actual lockout period may be longer.

(81)	No allocated property loan balance was provided in loan agreement, and the allocated property loan balance was calculated based on the size of each property.

(82)	The Mortgaged Property consists of 128 multifamily units and 3,910 SF of retail space. The retail portion is comprised of a restaurant tenant, Sauce on the Side, and a 20-year lease agreement with Magnolia Hotel to use a portion of the lobby and second floor for events such as banquets, meetings, conferences, weddings, and other events. The retail portion generates annual underwritten base rent of $157,000.

(83)	The Cut-off Date LTV Ratio (%), the Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) are calculated net of a $700,000 debt yield holdback reserve. The debt yield holdback reserve shall be disbursed to the borrower upon satisfaction of certain requirements including, but not limited to, (i) no event of default exists under the Mortgage Loan documents, (ii) the borrower delivers to lender concurrently with such disbursement request updated operating statements and an updated rent roll for the Mortgaged Property, (iii) lender has determined that the debt yield, based on the trailing 12-months is equal to or greater than 8.0%. The Cut-off Date LTV Ratio (%), the Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) calculated based upon the fully funded aggregate Mortgage Loan amount of $16,000,000 are 65.8%, 8.3% and 7.9%, respectively.

(84)	The Largest Tenant and sole tenant, Novo Nordisk Inc., currently occupies 69.4% of the net rentable area at the Mortgaged Property, but Occupancy ($) reflects 78.0% which is the total amount of space the tenant has leased and currently pays rent on, as a result of the tenant’s most recent expansion at the Mortgaged Property.

(85)	The Cut-off Date Balance ($) of $15,000,000 represents the non-controlling notes A-10 and A-13 comprising a portion of a $168,300,000 Loan Combination evidenced by thirteen pari passu notes. The controlling note A-1 and non-controlling notes A-7, A-8 and A-9, which have an aggregate outstanding principal balance as of the Cut-off Date of $60,000,000, were contributed to the CSMC 2016-NXSR securitization transaction. The non-controlling notes A-3, A-4, A-5, A-11 and A-12, which have an aggregate outstanding principal balance as of the Cut-off Date of $73,300,000, were contributed to the WFCM 2016-NXS6 securitization transaction. The non-controlling note A-6, which has an outstanding principal balance as of Cut-off Date of $20,000,000, was contributed to the MSC 2016-UBS12 securitization transaction. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $168,300,000.

(86)	From and after the anticipated repayment date (September 5, 2021), the Mortgage Loan will accrue interest at a per annum rate equal to the sum of (i) 3.48200% and (ii) 3.00000% plus the amount (if any) by which the five-year treasury rate exceeds 2.50000%. The payment of the additional interest will be deferred until the entire principal balance of the loan is paid in full.

(87)	The Mortgage Loan has a maximum principal balance of $207,880,000 and an original principal balance of $168,300,000. Note A-2 is currently unfunded; however, the holder of Note A-2 is required to make advances available for (i) approved tenant improvements and leasing commissions, which are estimated to be $16,580,000, in connection with the exercise of Novo Nordisk Inc.’s right under its lease to take expansion space at the Novo Nordisk Property and (ii) earnout funds which are estimated to be $23,000,000.

(88)	All statistical financial information are based on the funded outstanding principal balance of the Loan Combination as of the Cut-off Date. Based on the maximum principal balance of the Loan Combination, the “as-expanded” appraised value, assuming the Mortgaged Property is 100% occupied by January 1, 2018, and the fully funded Underwritten Net Cash Flow ($), the Loan Per Unit ($), Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%) and Debt Yield on Underwritten Net Cash Flow (%) would be $272.87, 60.7%, 60.7% and 10.6%, respectively. The fully funded Underwritten NCF DSCR (x) (calculated at the maximum potential interest rate) is 2.71x.

(89)	The Mortgaged Property consists of 135 multifamily units and 8,802 SF of retail space. The retail portion is comprised of five tenants that contribute annual underwritten base rent of $185,850.

(90)	The Second Largest Tenant, Conoco Phillips, occupying approximately 16.6% of the net rentable SF, assigned its right, title and interest under its ground-leased portion of the Mortgaged Property to

Western Dealer Holding Company, LLC (Northwest Dealerco Holdings, LLC), which has a sublease with Tai Phat Nguyen and Vivian Anna Hoang for 100.0% of the space. Rent and lease term are the same in each lease.

(91)	The historical financial information is not available due to the recent acquisition of the Mortgaged Properties.

(92)	At any time following two years after the Closing Date, the borrower may voluntarily defease a portion of the Mortgage Loan and obtain a release of an individual Mortgaged Property provided that certain conditions are satisfied, including (i) delivery of a rating agency confirmation, (ii) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (1) the debt service coverage ratio of all Mortgaged Properties immediately prior to the release and (2) 1.35x; (iii) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (1) the debt yield of all Mortgaged Properties immediately prior to the release and (2) 8.74%; and (iv) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (1) the 64.6% and (2) the loan-to-value ratio of all Mortgaged Properties immediately prior to the release.

(93)	The Second Largest Tenant, Middle Village Associates, L.L.C., representing 265,000 SF and 16.9% of the net rentable area, subleases 88.1% of its space to 15 tenants for a total annual base rent of $4,400,639 ($16.61 PSF). The terms of the three largest subtenants are as follows: (i) BJ’s Wholesale Club, Inc., representing 135,254 SF of space for a total annual base rent of $2,583,351 ($19.10 per SF expiring on September 30, 2024); (ii) Alfa Management Group Inc., representing 27,378 SF of space for a total annual base rent of $492,000 ($17.97 per SF expiring on October 31, 2023); and (iii) Jennifer Convertibles, Inc., representing 11,700 SF of space for a total annual base rent of $269,100 ($23.00 per SF expiring on June 30, 2025).

(94)	The Cut-off Date Balance ($) of $12,000,000 represents the non-controlling note A-5 comprising a portion of a $132,000,000 Loan Combination evidenced by five pari passu notes. The controlling note A-1 and non-controlling note A-4, which have an aggregate outstanding principal balance as of the Cut-off Date of $60,000,000, were contributed to the CSMC 2016-NXSR securitization transaction. The non-controlling notes A-2 and A-3, which have an aggregate outstanding principal balance as of the Cut-off Date of $60,000,000, were contributed to the WFCM 2016-NXS6 securitization transaction. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $132,000,000.

(95)	The Cut-off Date LTV Ratio (%) is calculated using the “as-is” Appraised Value ($) of $15,800,000 plus the $2,000,000 PIP reserve that the borrower deposited at closing. The franchise agreement is up for renewal in January 2020 and the upfront PIP reserve of $2,000,000 represents the estimated cost of the required property improvement plan.

(96)	Beginning on the first monthly payment date up to and including the payment date in February, 2018, the borrower must fund a monthly FF&E reserve in an amount equal to one-twelfth of 1.0%, from the monthly payment date in March, 2018 through February, 2019, an amount equal to one-twelfth of 2.0%, from the monthly payment date in March, 2019 through February, 2020 an amount equal to 3.0%, and from the monthly payment date in March, 2020 through the remaining term of the loan, an amount equal to 4.0% of the greater of (x) the annual gross revenues for the hotel related operations at the Mortgaged Property for the immediately preceding calendar year as reasonably determined by lender and (y) the projected annual gross revenues for the hotel related operations at the Mortgaged Property for the calendar year in which such monthly payment date occurs.

(97)	Closing Costs ($) include a $2,758,008 payment to buy out a partner’s interest in the borrower’s limited partnership structure.

(98)	The Cut-off Date LTV Ratio (%), the Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) are calculated net of a $300,000 property costs holdback reserve. The property costs holdback reserve of $300,000 shall be disbursed to the borrower upon satisfaction of certain requirements including, but not limited to, (i) the borrower provides evidence that funds will be used for property costs as defined in the Mortgage Loan documents, (ii) the debt yield is not less than the greater of (a) the closing date debt yield and (b) 8.75%, (iii) on the date of disbursement, the ratio of the principal amount of the Mortgage Loan to the acquisition costs incurred by or on behalf of the borrower is not greater than 75.0% and (iv) lender shall not disburse any funds until the immediate repairs, as defined in the Mortgage Loan documents, are completed. The Cut-off Date LTV Ratio (%), the Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) calculated based upon the fully funded aggregate Mortgage Loan amount of $11,600,000 are 71.6%, 8.6% and 8.4%, respectively.

(99)	The purpose of the Mortgage Loan was to provide proceeds for the recapitalization of the AA Self Storage Property located in Cold Spring, Kentucky, which was acquired at a purchase price of $6,175,000 in June 2016, and the acquisition of the Mini Flex Storage - Troy Highway and Mini Flex Storage - Troy Annex Properties for a combined purchase price of $9,175,000. The total purchase price for the Amsdell Cold Spring & Montgomery Portfolio is $15,350,000.

(100)	If the Upfront TI/LC Reserve ($) is drawn upon such that the balance is below the cap of $1,500,000, on each monthly payment date the borrower is required deposit the sum of $25,000 as an Ongoing TI/LC Reserve ($) until such time as the TI/LC reserve account balance reaches $1,500,000.

(101)	Historical cash flows for the years 2014 and 2015 use the reporting period of February 1, 2014 through January 31, 2015 and February 1, 2015 through January 31, 2016, respectively.

(102)	The Cut-off Date Balance ($) of $10,000,000 represents the non-controlling note A-2 of a $22,750,000 Loan Combination evidenced by two pari passu notes. The controlling note A-1 has an outstanding principal balance as of the Cut-off Date of $12,750,000 and was contributed to the CD 2017-CD3 securitization transaction. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations are based on the Loan Combination Cut-off Date Balance of $22,750,000.

(103)	If the Upfront TI/LC Reserve ($) is drawn upon such that the balance is below $90,000, on each monthly payment date the borrower is required to deposited an amount of $7,274 for the Ongoing TI/LC Reserve ($) until such time as the TI/LC reserve account balance reaches the reserve cap of $261,876.

(104)	The Ongoing Replacement Reserve ($) will be adjusted based on monthly operating statements and will be 4% of gross rents for the immediately preceding calendar month. The current Ongoing Replacement Reserve ($) constant is $14,780.

(105)	On each payment date occurring in September, October and November each year during the loan term, the borrower is required to deposit an amount equal to $33,333 to the seasonal reserve account.

(106)	At any time after the second anniversary of the closing date, and before the maturity date, the borrower may release from the lien of the mortgage one or more Mortgaged Properties through a partial defeasance provided that certain conditions under the Mortgage Loan documents are satisfied, including, among other requirements: (a) the borrower defeases the Mortgage Loan in an amount equal to the greater of (i) 115% of the allocated loan amount and (ii) 100% of the net proceeds applicable to the released Mortgaged Property, (b) delivery of an opinion of counsel for the borrower, a REMIC opinion, and rating agency confirmation, (c) a debt yield of greater than the greater of (i) the debt yield of the Mortgaged Properties immediately prior to such release and (ii) 9.25%; (d) a debt service coverage ratio of greater than the greater of (i) the debt service coverage ratio of the Mortgaged Properties immediately prior to such release and (ii) 1.75x; (e) a maximum loan to value ratio of the lesser of (i) the loan to value ratio that existed prior to such release and (ii) 60.0%; and (f) all legal requirements are satisfied for the remaining properties.

(107)	The Ongoing Replacement Reserve ($) will be adjusted based on monthly operating statements and will be 4% of gross rents for the immediately preceding calendar month. The current Ongoing Replacement Reserve ($) constant is $7,449.

(108)	The Ongoing Replacement Reserve ($) will be adjusted based on annual operating statements and will be 1/12 of 4% of gross revenues for the immediately preceding year. The current Ongoing Replacement Reserve ($) constant is $9,150.

(109)	On each payment date occurring in July, August, September and October each year during the loan term, the borrower is required to deposit an amount equal to $90,000, $80,000, $55,000 and $15,000, respectively to the seasonality reserve account.

(110)	The Ongoing Replacement Reserve ($) will be adjusted based on monthly operating statements and will be 4% of gross rents for the immediately preceding calendar month. The current Ongoing Replacement Reserve ($) constant is $6,001.

(111)	On each payment date occurring in July through, and including, December each year during the loan term, the borrower shall deposit an amount equal to $17,500 to the seasonal reserve account.

(112)	On each payment date beginning on January 5, 2019 through December 5, 2019, inclusive, the borrower is required to deposit an amount equal to $7,818, for use in connection with the performance of Required Capital Improvements pursuant to, and in accordance with the terms of the Property Improvement Plan, PIP reserve account.

(113)	If the balance of Upfront Replacement Reserve ($) falls below $350,000, the monthly deposits into the Ongoing Replacement Reserve ($) will recommence until the amount on deposit in the replacement reserve once again reaches the reserve cap of $500,000.

(114)	The Occupancy (%) for Baillie MHC Portfolio and the Colonial Estates Property exclude from the calculation two units located at the Colonial Estates Property that are administrative units. One unit is used as office space and one unit is used as a mail area, neither of which are available for rent at the Colonial Estates Property.

(115)	The historical cash flows for the years 2013 and 2014 are not available for all Baillie MHC Portfolio Properties due to the timing of acquisitions of the individual Mortgaged Properties. The Carey Estates Property was purchased in December 2014 and the Colonial Estates Property was purchased in 2013.

(116)	At any time after the second anniversary of the closing date, and before the maturity date, the borrower may release from the lien of the mortgage one or more Mortgaged Properties through a partial defeasance provided that certain conditions under the Mortgage Loan documents are satisfied, including, among other requirements: (a) the borrower defeases the Mortgage Loan in an amount equal to the greater of (i) 120% of the allocated loan amount and (ii) 85% of the net proceeds applicable to the released Mortgaged Property, (b) delivery of an opinion of counsel for the borrower, a REMIC opinion, and rating agency confirmation, (c) a debt yield of greater than the greater of (i) the debt yield of the Mortgaged Properties immediately prior to such release and (ii) 10.66%; (d) a debt service coverage ratio of greater than the greater of (i) the debt service coverage ratio of the Mortgaged Properties immediately prior to such release and (ii) 1.61x; (e) a maximum loan to value ratio of the lesser of (i) the loan to value ratio that existed prior to such release and (ii) 66.0%; and (f) all legal requirements are satisfied for the remaining properties.

(117)	The Ongoing Replacement Reserve ($) will be adjusted based on monthly operating statements and will be 4% of gross rents for the immediately preceding calendar month. The current Ongoing Replacement Reserve ($) constant is $4,361.

(118)	On each payment date occurring in July, August, September, October and November each year during the loan term, the borrower is required to deposit an amount equal to $14,000, $50,000, $50,000, $50,000 and $50,000, respectively to the seasonal reserve account.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

SIGNIFICANT LOAN SUMMARIES

LOAN #1: Mack-cali short hills office portfolio

LOAN #1: Mack-cali short hills office portfolio

LOAN #1: Mack-cali short hills office portfolio

101 JFK Parkway

6
The Dun & Bradstreet Corporation
34,636 SF
Exp. 3/2023
5
The Dun & Bradstreet Corporation
34,644 SF
Exp. 3/2023
4
Citibank
15,279 SF
Exp. 7/2019
Dentons US LLP
18,950 SF
Exp. 10/2020
3
Franklin Mutual Advisors
30,202 SF
Exp. 9/2020
Investors Bank
3,161 SF
Exp. 11/2019
2
Investors Bank
33,725 SF
Exp. 11/2019
1
Investors Bank
19,474 SF
Exp. 11/2019
Lobby
BUILDING
2016 – 2017
2018 – 2019
2020 – 2021
2022+

103 JFK Parkway

4
The Dun & Bradstreet Corporation
30,751 SF
Exp. 3/2023
3
The Dun & Bradstreet Corporation
30,750 SF
Exp. 3/2023
2
The Dun & Bradstreet Corporation
30,750 SF
Exp. 3/2023
1
The Dun & Bradstreet Corporation
30,750 SF
Exp. 3/2023
2023

LOAN #1: Mack-cali short hills office portfolio

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
MORRISTOWN MUNICIPAL AIRPORT
Florham Park
Madison
Chatham
Summit
New Providence
The Mall at Short Hills
Hilton Hotel Short Hills
JOHN F KENNEDY PARKWAY
Canoe Brook Country Club
Summit Golf Course
190 River
Livingston Mall
Commonwealth Water Co Reservoir
Drew University
College of St Elizabeth
Great Swamp National Wildlife Refuge
South Mountain Reservation

Mack-Cali Short Hills Office Portfolio

1	51 JFK Parkway	51 John F. Kennedy Parkway	Short Hills, NJ 07078
2	101 JFK Parkway	101 John F. Kennedy Parkway	Short Hills, NJ 07078
3	103 JFK Parkway	103 John F. Kennedy Parkway	Short Hills, NJ 07078

LOAN #1: Mack-cali short hills office portfolio

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	3	Loan Seller		CREFI
Location (City/State)	Short Hills, New Jersey	Cut-off Date Balance(3)		$74,700,000
Property Type	Office	Cut-off Date Balance per SF(2)		$217.59
Size (SF)	572,168	Percentage of Initial Pool Balance		7.3%
Total Occupancy as of 10/27/2016	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 10/27/2016	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation(1)	Various / Various	Mortgage Rate		4.06000%
Appraised Value	$276,000,000	Original Term to Maturity (Months)		120
Appraisal Date	2/2/2017	Original Amortization Term (Months)		NAP
Borrower Sponsor	Mack-Cali Realty Corporation	Original Interest Only Period (Months)		120
Property Management	Mack-Cali Realty, L.P.	First Payment Date		5/1/2017
		Maturity Date		4/1/2027

Underwritten Revenues	$25,918,065
Underwritten Expenses	$7,994,593	Escrows
Underwritten Net Operating Income (NOI)	$17,923,472		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$16,809,470	Taxes	$0	$0(4)
Cut-off Date LTV Ratio(2)	45.1%	Insurance	$0	$0(4)
Maturity Date LTV Ratio(2)	45.1%	Replacement Reserve	$0	$0(4)
DSCR Based on Underwritten NOI / NCF(2)	3.50x / 3.28x	TI/LC	$0	$0(4)
Debt Yield Based on Underwritten NOI / NCF(2)	14.4% / 13.5%	Other(5)	$4,373,922	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$124,500,000	48.9%	Purchase Price	$245,000,000	96.3%
Principal’s New Cash Contribution	124,031,334	48.8	Closing Costs	$4,971,107	2.0
Other Sources(6)	5,813,695	2.3	Reserves	$4,373,922	1.7

Total Sources	$254,345,029	100.0%	Total Uses	$254,345,029	100.0%

(1)	See chart below under “—The Mortgaged Properties”.

(2)	Calculated based on the aggregate outstanding principal balance of the Mack-Cali Short Hills Office Portfolio Loan Combination (as defined below).

(3)	The Mack-Cali Short Hills Office Portfolio Loan (as defined below) has a Cut-off Date Balance of $74,700,000 and represents the controlling note A-1 and the non-controlling note A-2 of the $124,500,000 Mack-Cali Short Hills Office Portfolio Loan Combination, which is evidenced by four pari passu notes and was co-originated by Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company. The related companion loans are evidenced by the non-controlling note A-3 and note A-4, which have an aggregate outstanding principal balance as of the Cut-off Date of $49,800,000, are currently held by Goldman Sachs Mortgage Company and are expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.

(4)	The borrowers will be required to fund a reserve in the event a Mack-Cali Short Hills Office Portfolio Trigger Period (as defined below) is continuing or the debt yield is less than 10.5%. See “–Escrows” below.

(5)	Upfront Other reserve represents: (i) $3,520,668 for the unfunded obligations reserve, (ii) $513,838 related to common area maintenance overcharges to Dun & Bradstreet at the 103 JFK Parkway building that occurred in 2015 and 2016, (iii) $326,011 for capital expenses to repair the parking garage at the 101 JFK Parkway and 103 JFK Parkway buildings and (iv) $13,405 for deferred maintenance. See “–Escrows” below.

(6)	Other Sources consists primarily of $3,520,668 of seller funds contributed to the outstanding landlord obligations reserve and other miscellaneous seller credits and rent related account transfers.

■	The Mortgage Loan. The mortgage loan (the “Mack-Cali Short Hills Office Portfolio Loan”) is part of a loan combination (the “Mack-Cali Short Hills Office Portfolio Loan Combination”) evidenced by four pari passu notes that are together secured by a first mortgage encumbering the borrowers’ fee simple interest in three office buildings, totaling 572,168 SF located in Short Hills, New Jersey (the “Mack-Cali Short Hills Office Portfolio Properties”). The Mack-Cali Short Hills Office Portfolio Loan, which is evidenced by the controlling note A-1 and the non-controlling note A-2, had an aggregate original principal balance of $74,700,000, has an aggregate outstanding principal balance as of the Cut-off Date of $74,700,000 and represents approximately 7.3% of the Initial Pool Balance. The related companion loans, which are evidenced by the non-controlling note A-3 and note A-4, had an aggregate original principal balance of $49,800,000, have an aggregate outstanding principal balance as of the Cut-off Date of $49,800,000, are currently held by Goldman Sachs Mortgage Company and are expected to be contributed to one or more future commercial mortgage securitization transactions. The Mack-Cali Short Hills Office Portfolio Loan Combination, which accrues interest at an interest rate of 4.06000% per annum, was co-originated by Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company on March 6, 2017, had an original principal balance of $124,500,000 and has an outstanding principal balance as of the Cut-off Date of $124,500,000. The proceeds of the Mack-Cali Short Hills Office Portfolio Loan Combination were primarily used to acquire the Mack-Cali Short Hills Office Portfolio Properties, fund reserves and pay origination costs.

LOAN #1: Mack-cali short hills office portfolio

The Mack-Cali Short Hills Office Portfolio Loan Combination had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Mack-Cali Short Hills Office Portfolio Loan Combination requires monthly payments of interest only for the term of the Mack-Cali Short Hills Office Portfolio Loan Combination. The scheduled maturity date of the Mack-Cali Short Hills Office Portfolio Loan Combination is the due date in April 2027. At any time after the earlier of the fourth anniversary of the origination of the Mack-Cali Short Hills Office Portfolio Loan Combination and the second anniversary of the securitization of the last portion of the Mack-Cali Short Hills Office Portfolio Loan Combination, the Mack-Cali Short Hills Office Portfolio Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Mack-Cali Short Hills Office Portfolio Loan documents. Voluntary prepayment of the Mack-Cali Short Hills Office Portfolio Loan Combination is permitted on or after the due date occurring in January 2027 without payment of any prepayment premium. In the event of a casualty or condemnation for which application of proceeds do not pay off the entire debt, the borrowers can prepay the full debt without payment of any prepayment premium.

■	The Mortgaged Properties. The Mack-Cali Short Hills Office Portfolio Properties are three Class A office buildings totaling 572,168 SF, located in Short Hills, New Jersey. The Mack-Cali Short Hills Office Portfolio Properties consist of three separate buildings on two parcels ranging in size from 123,001 SF to 259,096 SF. The building located at 51 John F. Kennedy Parkway (“51 JFK Parkway”) consists of five floors, the building located at 101 John F. Kennedy Parkway (“101 JFK Parkway”) consists of six floors and the building located at 103 John F. Kennedy Parkway (“103 JFK Parkway”) consists of four floors. The Mack-Cali Short Hills Office Portfolio Properties were constructed between 1980 and 1988 and are 100.0% occupied as of October 27, 2016. The Mack-Cali Short Hills Office Portfolio Properties have an overall weighted-average occupancy rate of 96.1% since 2006. Each of the Mack-Cali Short Hills Office Portfolio Properties features on-site management, a glass atrium lobby, conferencing facilities, dry cleaning, a fitness center and a food court.

The following table presents certain information relating to the Mack-Cali Short Hills Office Portfolio Properties:

Portfolio Summary

Property Name	Year Built / Renovated	Building GLA	Parking Spaces	Occupancy(1)	Allocated Cut-off Date Loan Amount	% Allocated Cut-off Date Loan Amount	Appraised Value	UW Gross Rent $ per SF	UW NCF
51 JFK Parkway	1988 / NAP	259,096	995	100.0%	$70,000,000	56.2%	$150,000,000	$53.55	$8,964,662
101 JFK Parkway	1980 / 2003	190,071	760	100.0%	33,500,000	26.9	76,000,000	$39.28	4,559,847
103 JFK Parkway	1980 / 2003	123,001	533	100.0%	21,000,000	16.9	50,000,000	$40.18	3,284,961
Total / Wtd. Avg.		572,168	2,288	100.0%	$124,500,000	100.0%	$276,000,000	$45.93	$16,809,470

(1)	Underwritten occupancy as of October 27, 2016.

The largest tenant at the Mack-Cali Short Hills Office Portfolio Properties is Dun & Bradstreet which occupies 192,281 SF of space between the 101 JFK Parkway and 103 JFK Parkway buildings through March 2023. Dun & Bradstreet is a business services company, headquartered at the Mack-Cali Short Hills Office Portfolio Properties that transforms commercial data into insight and analytics for their customers to rely on in order to make business decisions. Dun & Bradstreet initially executed a 10-year lease to occupy 100% of the 103 JFK Parkway building in October 2002 through September 2012. Since executing its initial lease at the 103 JFK Parkway building, Dun & Bradstreet has extended that lease twice through March 2023 and executed an additional lease for 69,280 SF at the 101 JFK Parkway building, also through March 2023.

The second largest tenant at the Mack-Cali Short Hills Office Portfolio Properties is KPMG which occupies 66,606 SF of space in the 51 JFK Parkway building through March 2024. KPMG is a professional services firm and one of the “Big Four” accounting firms, employing more than 189,000 people in 152 countries across their three service lines of audit, tax and advisory. The third largest tenant at the Mack-Cali Short Hills Office Portfolio Properties is Investors Bank which occupies 56,360 SF of space in the 101 JFK Parkway building through November 2019. Investors Bank is a full-service community bank with over $23 billion in assets and a network of over 150 retail branches. Two investment grade tenants, Merrill Lynch and Wells Fargo Advisors, make up the remainder of the five largest tenants based on underwritten base rent, occupying 33,363 SF through October 2021 and 32,108 SF through July 2024, respectively. See the table below for Merrill Lynch and Wells Fargo Advisors credit ratings.

LOAN #1: Mack-cali short hills office portfolio

The following table presents certain information relating to the major tenants at the Mack-Cali Short Hills Office Portfolio Properties:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extensions Options
Dun & Bradstreet	NR / NR / NR	192,281	33.6%	$7,412,320	29.4%	$38.55	3/31/2023	2, 5-year options
KPMG(2)	NR / NR / NR	66,606	11.6	3,243,304	12.9	$48.69	3/31/2024	2, 5-year options
Investors Bank	NR / NR / NR	56,360	9.9	1,895,307	7.5	$33.63	11/30/2019	2, 5-year options
Merrill Lynch	A / Baa1 / BBB+	33,363	5.8	1,878,741	7.4	$56.31	10/31/2021	2, 5-year options
Wells Fargo Advisors(3)	AA- / A2 / A	32,108	5.6	1,660,701	6.6	$51.72	7/31/2024	2, 5-year options
Franklin Mutual Advisors	NR / NR / NR	30,202	5.3	1,238,282	4.9	$41.00	9/30/2020	1, 5-year option
RGN Short Hills LLC	NR / NR / NR	20,395	3.6	1,121,725	4.4	$55.00	8/31/2026	1, 5-year option
DLA Piper(4)	NR / NR / NR	21,164	3.7	1,058,200	4.2	$50.00	8/31/2024	1, 5-year option
Energy Capital	NR / NR / NR	19,791	3.5	1,019,237	4.0	$51.50	4/30/2021	1, 5-year option
Dentons US LLP	NR / NR / NR	18,950	3.3	739,050	2.9	$39.00	10/31/2020	1, 5-year option
Ten Largest Owned Tenants		491,220	85.9%	$21,266,867	84.3%	$43.29
Remaining Owned Tenants		80,948	14.1	3,962,591	15.7	$48.95
Vacant Spaces (Owned Space)		0	0.0	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		572,168	100.0%	$25,229,458	100.0%	$44.09

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	KPMG has the right to reduce up to 20.0% of their space any time after September 30, 2018 upon 12 months’ notice.

(3)	Wells Fargo Advisors has a one-time right on July 31, 2023 to terminate their lease.

(4)	DLA Piper has a one-time right on June 9, 2020 to terminate their lease.

The following table presents certain information relating to the lease rollover schedule at the Mack-Cali Short Hills Office Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	7,942	1.4	1.4%	433,589	1.7	$54.59	3
2019	73,230	12.8	14.2%	2,587,535	10.3	$35.33	3
2020	63,363	11.1	25.3%	2,704,939	10.7	$42.69	4
2021	71,064	12.4	37.7%	3,802,166	15.1	$53.50	4
2022	13,934	2.4	40.1%	695,889	2.8	$49.94	1
2023	192,281	33.6	73.7%	7,412,320	29.4	$38.55	1
2024	129,959	22.7	96.4%	6,471,296	25.6	$49.79	4
2025	0	0.0	96.4%	0	0.0	$0.00	0
2026	20,395	3.6	100.0%	1,121,725	4.4	$55.00	1
2027	0	0.0	100.0%	0	0.0	$0.00	0
2028 & Thereafter	0	0.0	100.0%	0	0.0	$0.00	0
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	572,168	100.0%		$25,229,458	100.0%	$44.09	21

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Underwritten Base Rent includes contractual rent increases through January 1, 2018 and the present value of scheduled rent increases through the end of the lease term for credit tenants.

The following table presents certain information relating to historical leasing at the Mack-Cali Short Hills Office Portfolio Properties:

Historical Leased %(1)

Owned Space	2013	2014	2015	As of 10/27/2016(2)
51 JFK Parkway	97.7%	100.0%	100.0%	100.0%
101 JFK Parkway	100.0%	100.0%	100.0%	100.0%
103 JFK Parkway	100.0%	100.0%	100.0%	100.0%
Wtd. Avg.	99.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrowers and which represents occupancy as of December 31 for the indicated year unless otherwise specified.
(2)	Based on the underwritten rent roll dated October 27, 2016.

LOAN #1: Mack-cali short hills office portfolio

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Mack-Cali Short Hills Office Portfolio Properties:

Cash Flow Analysis(1)

	2013	2014	2015	2016	Underwritten(2)	Underwritten $ per SF(2)
Base Rent(2)(3)	$17,759,035	$19,611,859	$21,031,088	$22,110,079	$24,359,928	$42.57
Contractual Rent Steps(4)	0	0	0	0	869,530	1.52
Gross Up Vacancy	0	0	0	0	0	0.00
Reimbursements	931,150	1,190,005	1,068,338	1,192,973	1,052,986	1.84
Other Income	821,456	1,001,738	1,010,542	965,470	915,097	1.60
Gross Revenue	$19,511,641	$21,803,602	$23,109,968	$24,268,522	$27,197,541	$47.53

Vacancy & Credit Loss	(315)	(61,571)	(91,111)	0	(1,279,476)	(2.24)
Effective Gross Income	$19,511,326	$21,742,031	$23,018,857	$24,268,522	$25,918,065	$45.30

Real Estate Taxes	$2,035,750	$2,076,666	$2,158,121	$2,185,167	$2,213,474	$3.87
Insurance	155,934	165,678	167,553	152,109	246,156	0.43
Management Fee	621,482	662,436	750,174	752,117	777,542	1.36
Other Operating Expenses	4,342,007	4,827,305	4,864,277	4,638,448	4,757,421	8.31
Total Operating Expenses	$7,155,173	$7,732,085	$7,940,125	$7,727,841	$7,994,593	$13.97

Net Operating Income	$12,356,153	$14,009,946	$15,078,732	$16,540,681	$17,923,472	$31.33
TI/LC	0	0	0	0	999,568	1.75
Capital Expenditures	0	0	0	0	114,434	0.20
Net Cash Flow	$12,356,153	$14,009,946	$15,078,732	$16,540,681	$16,809,470	$29.38

Occupancy	99.0%	100.0%	100.0%	100.0%	100.0%
NOI Debt Yield	9.9%	11.3%	12.1%	13.3%	14.4%
NCF DSCR	2.41x	2.73x	2.94x	3.23x	3.28x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The increase in Underwritten Base Rent from 2016 is primarily due to (i) $1,093,081 of free rent related to KPMG and RGN Short Hills LLC not being included in 2016 collections, (ii) $837,133 of free rent related to Dun & Bradstreet not being included in 2016 collections and (iii) various tenants’ annual rent increases taking effect during 2016.

(3)	The increase in UW Base Rent is related to the expiration of free rent at the 101 JFK Parkway and 51 JFK Parkway buildings.

(4)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases (totaling $627,382) through January 1, 2018 and the present value of scheduled rent increases (totaling $242,148) through the end of the lease term for credit tenants.

■	Appraisal. According to the appraisal dated as of February 2, 2017, the Mack-Cali Short Hills Office Portfolio Properties had an aggregate “as is” appraised value of $276,000,000.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$282,700,000	N/A	6.25% - 6.50%(1)
Discounted Cash Flow Approach	$274,800,000	7.50%	6.75%(2)

(1)	The Direct Capitalization Approach used a 6.25% capitalization rate for the 51 JFK Parkway building and a 6.50% capitalization rate for the 101 JFK Parkway and 103 JFK Parkway buildings.

(2)	Represents the terminal capitalization rate.

LOAN #1: Mack-cali short hills office portfolio

■	Environmental Matters. According to three separate Phase I environmental reports, dated December 29, 2016, there are no recognized environmental conditions or recommendations for further action for the Mack-Cali Short Hills Office Portfolio Properties except for the continued implementation of an asbestos operations and maintenance plan.

■	Market Overview and Competition. The Mack-Cali Short Hills Office Portfolio Properties are located within the Short Hills community of Millburn Township, New Jersey in Essex County, which is approximately 25 miles west of midtown Manhattan. Short Hills is known for its affluent demographic base, having been named the “Richest Town in America” in 2014 by Time Magazine and as of year-end 2016 having an average annual household income within a 1-, 3- and 5-mile radius of the Mack-Cali Short Hills Office Portfolio Properties of $207,696, $186,704 and $172,628, respectively. Short Hills is home to many senior executives from some of the largest corporations in the United States, who benefit from the Short Hills train station having direct access into New York Penn Station. In addition, many local residents are senior executives for businesses located at the Mack-Cali Short Hills Office Portfolio Properties such as Dun & Bradstreet. Other major economic drivers for the Short Hills area include the Short Hills Mall, a 1.4 million SF mall that is 100% occupied, which sits across the street from the Mack-Cali Short Hills Office Portfolio Properties and includes anchor tenants such as Bloomingdales, Neiman Marcus, Macy’s and Nordstrom. As of year-end 2016, the population within a 1-, 3- and 5-mile radius of the Mack-Cali Short Hills Office Portfolio Properties was 5,223, 73,258 and 192,051, respectively.

The Mack-Cali Short Hills Office Portfolio Properties are located in the West Essex submarket. As of the fourth quarter of 2016, the West Essex office submarket had a total office inventory of approximately 2.1 million SF, with a 2.5% vacancy rate and asking rents of $41.02 per SF. The West Essex submarket has experienced positive net absorption of 3.1% over the last 10 years. Average asking rents in the West Essex submarket have also increased by 43.4% over the last 10 years, during which time the submarket add 673,375 SF of new supply and had a net absorption of 661,357 SF. There was no new office inventory added to the West Essex submarket during 2016 and there are currently no new office projects under development.

The appraiser identified five comparable properties for the 51 JFK Parkway building and three comparable properties for the 101 JFK Parkway and 103 JFK Parkway buildings. The following tables present certain information relating to the primary competition for the Mack-Cali Short Hills Office Portfolio Properties:

51 JFK Parkway Competitive Set(1)

	51 JFK Parkway (Subject)	Waterfront Corporate Center II	Waterfront Corporate Center III	1 DeForest Avenue	25 Deforest Avenue	Summit Executive Center
Location	Short Hills, NJ	Hoboken, NJ	Hoboken, NJ	Summit, NJ	Summit, NJ	Summit, NJ
Year Built	1988	2003	2014	2012	1958	2012
SF	259,096(2)	579,341	507,781	65,670	125,000	256,009
% Occupied	100.0%(2)	93.0%	98.0%	100.0%	100.0%	100.0%
Asking Rent	$42.00 – $57.72(2)	$42.00 – $45.00	$45.00 – $50.00	$46.00 – $48.00	$46.00 – $48.00	$46.00 – $48.00

(1)	Source: Appraisal.

(2)	Per the underwritten rent roll dated October 27, 2016.

101 JFK Parkway and 103 JFK Parkway Competitive Set(1)

	101 JFK Parkway(Subject)	103 JFK Parkway (Subject)	150 JFK Parkway	7 Giralda Farms	25 Deforest Avenue
Location	Short Hills, NJ	Short Hills, NJ	Short Hills, NJ	Morristown, NJ	Summit, NJ
Year Built	1980	1980	1985	2000	1958
SF	190,071(2)	123,001(2)	247,476	203,000	125,000
% Occupied	100.0%(2)	100.0%(2)	96.9%	53.0%	100.0%
Asking Rent	$35.60 – $43.35(2)	$40.18(2)	$42.00	$34.00 – $38.00	$46.00 – $48.00

(1)	Source: Appraisal.
(2)	Per the underwritten rent roll dated October 27, 2016.

LOAN #1: Mack-cali short hills office portfolio

■	The Borrowers. The borrowers, 51 JFK Unit L.L.C. (“51 Borrower”) and 101-103 JFK Realty, L.L.C, are single purpose Delaware limited liability companies. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Mack-Cali Short Hills Office Portfolio Loan. The borrower sponsor is Mack-Cali Realty Corporation. Mack-Cali Realty Corporation is a real estate management company with a primary focus on the northeast and assets of over $4.3 billion as of December 31, 2016. As of December 31, 2016 Mack-Cali Realty Corporation owned or had an interest in 248 properties, consisting of 119 office and 110 flex properties totaling approximately 26.6 million SF and 19 multifamily properties containing 5,614 residential units. Mack-Cali Realty Corporation has a history in real estate dating back to the 1940s and initially went public under the name Cali Realty Corporation (NYSE: CLI) in 1994.

■	Escrows. On the origination date of the Mack-Cali Short Hills Office Portfolio Loan Combination, the borrowers funded reserves of (i) $3,520,668 for an unfunded obligations reserve at the Mack-Cali Short Hills Office Portfolio Properties, (ii) $513,838 related to common area maintenance overcharges to Dun & Bradstreet at the 103 JFK Parkway building that occurred in 2015 and 2016, (iii) $326,011 for capital expenses to repair the parking garage at the 101 JFK Parkway and 103 JFK Parkway buildings and (iv) $13,405 for deferred maintenance.

The borrowers will not be required to fund monthly reserves to the extent (i) a Mack-Cali Short Hills Office Portfolio Trigger Period is not in effect and (ii) the debt yield is equal to or greater than 10.5%. To the extent either (i) a Mack-Cali Short Hills Office Portfolio Trigger Period is in effect or (ii) the debt yield is less than 10.5%, on each due date, the borrowers will be required to fund (a) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then ensuing twelve-month period, (b) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve-month period, (c) a replacement reserve in an amount of $9,536, and (d) a tenant improvement and leasing commission reserve in an amount of $125,000.

In the event General Assessments (as defined below under “—The Condominium”) are adopted and assessed against the Office Unit (as defined below under “—The Condominium”), the borrowers will deposit with the lender an amount equal to six months of any anticipated ongoing assessments pursuant to the condominium’s governing documents, to be held in reserve by the lender.

■	Lockbox and Cash Management. The Mack-Cali Short Hills Office Portfolio Loan Combination requires a lender-controlled hard lockbox account, which is already in place, and into which the borrowers and property manager direct all tenants to directly pay rents. The Mack-Cali Short Hills Office Portfolio Loan Combination also requires the borrowers or property manager to deposit into the lockbox account immediately after receipt all rents and other revenue of any kind from the Mack-Cali Short Hills Office Portfolio Properties received by the borrowers or the property manager. Each borrower opened a separate lockbox for its respective property. Upon the occurrence and during the continuance of a Mack-Cali Short Hills Office Portfolio Trigger Period (as defined below), all funds in the lockbox accounts are to be swept daily to a cash management account under the control of the lender and disbursed to pay debt service, fund reserves and pay operating expenses, after which (x) to the extent a Mack-Cali Short Hills Office Portfolio Trigger Period has occurred and is ongoing, all excess cash flow will be held as additional collateral for the Mack-Cali Short Hills Office Portfolio Loan Combination, and (y) to the extent no Mack-Cali Short Hills Office Portfolio Trigger Period is continuing, all excess cash flow will be disbursed to the borrowers. Prior to the occurrence of a Mack-Cali Short Hills Office Portfolio Trigger Period, all funds in the lockbox account are to be disbursed pursuant to the borrowers’ instructions. Upon an event of default under the Mack-Cali Short Hills Office Portfolio Loan documents, the lender may apply funds to amounts payable under the Mack-Cali Short Hills Office Portfolio Loan Combination in the order of priority it determines.

A “Mack-Cali Short Hills Office Portfolio Trigger Period” means a period: (a) commencing upon the earlier of (i) the occurrence of an event of default under the Mack-Cali Short Hills Office Portfolio Loan documents; (ii) the debt yield (as calculated in accordance with the Mack-Cali Short Hills Office Portfolio Loan documents) being less than 8.25%, or (iii) the occurrence of a Mack-Cali Short Hills Office Portfolio Specified Tenant Trigger Period (as defined below); and (b) expiring with regard to clause (a)(i), upon the cure of such event of default, if applicable; with regard to clause (a)(ii), upon the debt yield equaling or exceeding 8.5% for two consecutive calendar quarters; and with respect to clause (a)(iii), upon the Mack-Cali Short Hills Office Portfolio Specified Tenant Trigger Period ceasing to exist in accordance with the terms of the Mack-Cali Short Hills Office Portfolio Loan documents.

LOAN #1: Mack-cali short hills office portfolio

A “Mack-Cali Short Hills Office Portfolio Specified Tenant Trigger Period” means a period: (a) commencing upon the first to occur of (i) Dun & Bradstreet, any future tenant of the Dun & Bradstreet premises comprising more than 15.0% of the total SF of the Mack-Cali Short Hills Office Portfolio Properties, or any tenant with a lease that contains an option, offer, or right of first refusal to acquire or encumber all or any portion of the Mack-Cali Short Hills Office Portfolio Properties (collectively, a “Mack Specified Tenant”) being in monetary default of the payment of base rent, material monetary default in the payment of any additional rent and/or material non-monetary default under its lease beyond applicable notice and cure periods, (ii) unless the Mack Specified Tenant maintains a long-term unsecured debt rating of at least “BBB-” from S&P and an equivalent rating from each of the other national statistical rating agencies which rate such entity, a Mack Specified Tenant failing to be in actual, physical possession of their space, failing to be open to the public for business during customary hours, and/or “going dark”, (iii) the Mack Specified Tenant providing notice that it is terminating its lease for all or any portion of its premises, (iv) any termination, cancellation or failure to be in full force and effect (including rejection in a bankruptcy or insolvency proceeding) of the Mack Specified Tenant lease, (v) any bankruptcy or similar insolvency of the Mack Specified Tenant and (vi) the Mack Specified Tenant failing to extend or renew the applicable lease for the Mack Specified Tenant space on or prior to the date that is twelve months before expiration of its lease; and (b) expiring upon the first to occur of the lender’s receipt of reasonably acceptable evidence (including an estoppel certificate) of (1) the matter giving rise to the Mack-Cali Short Hills Office Portfolio Specified Tenant Trigger Period has been cured or corrected in accordance with the terms of the Mack-Cali Short Hills Office Portfolio Loan documents or (2) the borrowers re-leasing of the space that was demised pursuant to the applicable tenant’s lease to a new tenant pursuant to a lease entered into in accordance with the applicable terms and conditions under the Mack-Cali Short Hills Office Portfolio Loan documents and such replacement tenant is in physical occupancy of the applicable premises, open for business, and paying full, unabated rent under its lease.

■	Property Management. The Mack-Cali Short Hills Office Portfolio Properties are managed by Mack-Cali Realty, L.P., which is 89.7% owned by Mack-Cali Realty Corporation (and 10.3% owned by certain limited partners). The lender has the right to, or to direct the borrowers to, terminate the property management agreement and replace the property manager if: (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy action or proceeding that is not dismissed within 90 days or any voluntary bankruptcy proceeding; (ii) a Mack-Cali Short Hills Office Portfolio Trigger Period has occurred and is continuing under the Mack-Cali Short Hills Office Portfolio Loan documents; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager has occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods. The borrowers have the right to replace the property manager, provided no event of default is continuing under the Mack-Cali Short Hills Office Portfolio Loan documents, with a property manager approved by the lender in writing (which may be conditioned upon receipt of a rating agency confirmation) upon notice to the lender and provided that the replacement does not cause any termination or purchase option or similar right or material adverse effect under certain property documents to occur.

■	The Condominium. The 51 JFK Parkway building is the office unit in a two-unit condominium regime. The condominium is comprised of two separate buildings (the office unit which is part of the collateral (the “Office Unit”), and a hotel unit which is not part of the collateral (the “Hotel Unit”)) that are connected by a parking garage and plaza area, which are general common elements. Each unit owns a 50% interest in the general common elements. There are four members on the condominium board, two of which are appointed by 51 Borrower.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. The Mack-Cali Short Hills Office Portfolio Loan documents permit, after the expiration of the lockout period, the release from the lien of the mortgage of the 51 JFK Parkway building itself or the 101 JFK Parkway and 103 JFK Parkway buildings together through a partial defeasance provided that conditions under the Mack-Cali Short Hills Office Portfolio Loan documents are satisfied, including, among other requirements: (a) the 51 JFK Parkway building cannot be released prior to the renewal of Dun & Bradstreet’s lease for additional term that expires no less than five years after the Mack-Cali Short Hills Office Portfolio Loan maturity; (b) the borrowers defease the loan in an amount equal to 115% of the allocated loan amount for the applicable property(s) being released; (c) delivery of a REMIC opinion and rating agency confirmation; (d) a debt yield of the greater of (i) the debt yield of the Mack-Cali Short Hills Office Portfolio Properties immediately prior to such release and (ii) 13.5%; (e) a debt service coverage ratio of the greater of (i) the debt service coverage ratio of the Mack-Cali Short Hills Office Portfolio Properties immediately prior to such release and (ii) 3.39x; (f) a maximum loan to value ratio of the lesser of (i) the loan to value ratio that existed prior to such release and (ii) 45.1%; and (g) all legal requirements are satisfied for the remaining Mack-Cali Short Hills Office Portfolio Properties.

LOAN #1: Mack-cali short hills office portfolio

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the Mack-Cali Short Hills Office Portfolio Properties, plus a business interruption insurance policy that provides 18 months of business interruption coverage with an additional 12 month extended period of indemnity, with no deductible in excess of $100,000 (provided, however, that higher deductibles for damage caused by earthquake and windstorm/named storm are permitted so long as such higher deductibles do not exceed 5% of the total insurable value of the applicable individual property with respect to earthquake and windstorm/named storm). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #2: 50 broadway

PRET A MANGER

CLOTHING BARGAINS FOR MILLIONAIRES

1 WTC
WOOLWORTH BUILDING
50 BROADWAY
FINANCIAL DISTRICT
BROOKFIELD PLACE
BATTERY PARK
Hudson River

LOAN #2: 50 broadway

LOAN #2: 50 broadway

TRIBECA
CHINATOWN
CIVIC CENTER
TWO BRIDGES
FINANCIAL DISTRICT
BATTERY PARK CITY
Hudson River
East River
WEST STREET
BROADWAY
CHURCH STREET
FDR / SOUTH STREET VIADUCT
BROOKLYN BATTERY TUNNEL
50 Broadway
50 Broadway
New York, NY 10004
Upper West Side
Upper East Side
Metropolitan Museum of Art
Natural History Museum
Astoria
West New York
Central Park
Carnegie Hall
Long Island City
Midtown
Times Square
United Nations
Madison Square Garden
Empire State Building
New York
MANHATTAN
Hoboken
NYU
SoHo
Jersey City
BROOKLYN
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #2: 50 broadway

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	New York, New York	Cut-off Date Principal Balance		$62,000,000
Property Type	Office	Cut-off Date Principal Balance per SF		$176.14
Size (SF)	351,999	Percentage of Initial Pool Balance		6.0%
Total Occupancy as of 3/1/2017	89.6%	Number of Related Mortgage Loans		None
Owned Occupancy as of 3/1/2017	89.6%	Type of Security		Fee Simple
Year Built / Latest Renovation	1927 / NAP	Mortgage Rate		4.13000%
Appraised Value	$150,000,000	Original Term to Maturity (Months)		120
Appraisal Date	2/2/2017	Original Amortization Term (Months)		NAP
Borrower Sponsor	United Federation of Teachers, Local 2	Original Interest Only Period (Months)	120
	American Federation of Teachers, AFL-CIO	First Payment Date	5/1/2017
Property Management	Cushman & Wakefield U.S., Inc.	Maturity Date		4/1/2027

Underwritten Revenues	$15,330,310
Underwritten Expenses	$8,656,674	Escrows
Underwritten Net Operating Income (NOI)	$6,673,636		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$6,092,748	Taxes	$0	$0
Cut-off Date LTV Ratio	41.3%	Insurance	$0	$0
Maturity Date LTV Ratio	41.3%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF	2.57x / 2.35x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	10.8% / 9.8%	Other(1)	$739,726	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$62,000,000	100.0%	Loan Payoff	$43,030,479	69.4%
			Principal Equity Distribution	15,874,723	25.6
			Closing Costs	2,355,072	3.8
			Reserves	739,726	1.2
Total Sources	$62,000,000	100.0%	Total Uses	$62,000,000	100.0%

(1)	The Upfront Other reserve is comprised of a $739,726 leasing reserve for free rent associated with the Seaport-Tees, Inc. lease. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “50 Broadway Loan”) is evidenced by a note in the original principal amount of $62,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a multi-tenant office building located in New York, New York (the “50 Broadway Property”). The 50 Broadway Loan was originated by Citi Real Estate Funding Inc. on March 14, 2017 and represents approximately 6.0% of the Initial Pool Balance. The note evidencing the 50 Broadway Loan has an outstanding principal balance as of the Cut-off Date of $62,000,000 and an interest rate of 4.13000% per annum. The proceeds of the 50 Broadway Loan were primarily used to refinance prior debt secured by the 50 Broadway Property, fund reserves, pay origination costs and return equity to the sponsor.

The 50 Broadway Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The 50 Broadway Loan requires monthly payments of interest only on each due date. The scheduled maturity date of the 50 Broadway Loan is the due date in April 2027. At any time after the second anniversary of the securitization Closing Date, the 50 Broadway Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 50 Broadway Loan documents. Voluntary prepayment of the 50 Broadway Loan is permitted on or after the due date occurring in January 2027 without payment of any prepayment premium.

■	The Mortgaged Property. The 50 Broadway Property is comprised of a 351,999 SF, 37-story, multi-tenant office building located in the Financial District office submarket of New York, New York. The 50 Broadway Property is located on the northwest corner of New Street and Exchange Place in lower Manhattan, commonly referred to as downtown Manhattan’s Financial District, the area at the southern tip of Manhattan south of Chambers Street. The 50 Broadway Property has frontage along Broadway and is interconnected, on the second and third floors, with 52 Broadway. Tenants at the 50 Broadway Property have access to amenities, such as a 1,000 person auditorium, a conference center and a full-service cafeteria, in the neighboring 52 Broadway building.

The 50 Broadway Property is currently 89.6% occupied as of March 1, 2017. The 50 Broadway Property has a total of 35 tenants consisting of 32 office tenants and 3 retail tenants. In terms of its space utilization, the 50 Broadway Property has 334,554 SF of office space, 13,361 of retail space and 4,400 SF of storage space. The largest tenants at the 50 Broadway Property are the United Federation of Teachers, Local 2, American Federation of Teachers, AFL-CIO (“United Federation of Teachers”), Center for Employment Opportunities, Inc. and the Mental Health Association of NYC. The remaining tenancy is granular with no other tenant accounting for more than 4.8% of the net rentable area.

LOAN #2: 50 broadway

The following table presents certain information relating to the major tenants at the 50 Broadway Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
United Federation of Teachers(3)	NR / NR / NR	93,942	26.7%	$4,087,543	30.0%	$43.51	8/31/2034	NA
Seaport-Tees, Inc.	NR / NR / NR	8,666	2.5	1,500,000	10.9	173.09	8/31/2032	NA
Center for Employment Opportunities, Inc.	NR / NR / NR	25,807	7.3	889,995	6.5	34.49	7/31/2029	NA
Mental Health Association of NYC	NR / NR / NR	18,821	5.3	669,238	4.9	35.56	4/30/2021	NA
Regency International Business	NR / NR / NR	16,981	4.8	583,085	4.2	34.34	2/28/2026	1, 5-year option
Center for Hearing and Communication	NR / NR / NR	15,029	4.3	522,474	3.8	34.76	12/31/2023	NA
Pret A Manger	NR / NR / NR	2,134	0.6	513,042	3.7	240.41	4/30/2024	NA
New York City Department of Education(4)	NR / NR / NR	12,752	3.6	468,381	3.4	36.73	12/31/2022	NA
YWCA of New York	NR / NR / NR	9,673	2.7	441,531	3.2	45.65	5/31/2022	NA
Doctors Council SEIU	NR / NR / NR	7,852	2.2	358,980	2.6	45.72	7/31/2023	NA
Ten Largest Owned Tenants		211,657	60.1%	$10,034,270	73.0%	$47.41
Remaining Tenants		103,579	29.4	3,708,725	27.0	35.81
Vacant		36,763	10.4	0	0.0	0.00
Total / Wtd. Avg. All Tenants		351,999	100.0%	$13,742,995	100.0%	$43.60

(1)	Based on the underwritten rent roll dated March 1, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)

United Federation of Teachers has the right to downsize its lease at the 50 Broadway Property by a maximum of 11,664 SF if United Federation of Teachers enters into an acceptable third party replacement lease. United Federation of Teachers may vacate only upon the new tenant taking possession of its space.

(4)	New York City Department of Education has an option to terminate its lease any time after December 31, 2018 with 180 days’ prior written notice.

The following table presents the lease rollover schedule at the 50 Broadway Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	8,859	2.5	2.5%	333,954	2.4	$37.70	3
2018	16,675	4.7	7.3%	605,415	4.4	$36.31	4
2019	6,105	1.7	9.0%	233,297	1.7	$38.21	3
2020	0	0.0	9.0%	0	0.0	$0.00	0
2021	26,285	7.5	16.5%	967,212	7.0	$36.80	3
2022	34,080	9.7	26.1%	1,347,607	9.8	$39.54	5
2023	36,202	10.3	36.4%	1,443,998	10.5	$39.89	6
2024	18,980	5.4	41.8%	1,063,636	7.7	$56.04	3
2025	5,361	1.5	43.3%	122,871	0.9	$22.92	1
2026	20,735	5.9	49.2%	733,151	5.3	$35.36	2
2027	9,785	2.8	52.0%	279,564	2.0	$28.57	1
2028 & Thereafter	132,169	37.5	89.6%	6,612,291	48.1	$50.03	4
Vacant	36,763	10.4	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	351,999	100.0%		$13,742,995	100.0%	$43.60	35

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

The following table presents certain information relating to historical leasing at the 50 Broadway Property:

Historical Leased %(1)

	2013	2014	2015	2016	As of 3/1/2017(2)
Owned Space	89.1%	86.9%	92.3%	88.2%	89.6%

(1)	As provided by the borrower and which represents occupancy as of July 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated March 1, 2017.

LOAN #2: 50 broadway

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 50 Broadway Property:

Cash Flow Analysis(1)(2)

	2013	2014	2015	2016	CY 12/31/2016	Underwritten	Underwritten $ per SF(2)
Base Rent(3)	$10,474,186	$11,094,965	$11,484,030	$11,623,787	$11,928,067	$13,589,484	$38.61
Contractual Rent Steps(4)	0	0	0	0	0	153,511	0.44
Gross Up Vacancy	0	0	0	0	0	1,723,056	4.90
Reimbursements	1,355,433	1,398,316	1,478,665	1,161,819	1,431,568	1,033,454	2.94
Other Income(5)	732,251	863,552	791,559	643,465	589,494	553,861	1.57
Gross Revenue	$12,561,870	$13,356,833	$13,754,254	$13,429,071	$13,949,129	$17,053,366	$48.45

Vacancy & Credit Loss	(196,762)	(234,185)	0	0	0	(1,723,056)	(4.90)
Effective Gross Income	$12,365,108	$13,122,648	$13,754,254	$13,429,071	$13,949,129	$15,330,310	$43.55

Real Estate Taxes	$2,402,411	$2,370,185	$2,508,319	$2,612,613	$2,557,719	$2,625,760	$7.46
Insurance	178,689	189,191	206,092	189,191	192,503	194,868	0.55
Management Fee	386,944	398,434	423,175	441,504	457,654	459,909	1.31
Other Operating Expenses	4,571,247	4,916,608	5,066,332	4,600,645	5,285,507	5,376,137	15.27
Total Operating Expenses	$7,539,291	$7,874,418	$8,203,918	$7,843,953	$8,493,383	$8,656,674	$24.59

Net Operating Income	$4,825,817	$5,248,230	$5,550,336	$5,585,118	$5,455,746	$6,673,636	$18.96
TI/LC	0	0	0	0	0	510,488	1.45
Capital Expenditures	0	0	0	0	0	70,400	0.20
Net Cash Flow	$4,825,817	$5,248,230	$5,550,336	$5,585,118	$5,455,746	$6,092,748	$17.31

Occupancy	89.1%	86.9%	92.3%	88.2%	89.3%	89.6%
NOI Debt Yield	7.8%	8.5%	9.0%	9.0%	8.8%	10.8%
NCF DSCR	1.86x	2.02x	2.14x	2.15x	2.10x	2.35x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Represents a fiscal year-end of July 31 for the indicated year unless otherwise specified.

(3)	The increase in Underwritten Base Rent is due to a new retail lease that commenced on March 1, 2017 for a tenant, Seaport-Tees, Inc. with an annual rent of $1,500,000.

(4)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases through September 1, 2017.

(5)	Other Income includes sub-metered electric income, janitorial service revenue, labor/repair revenue, HVAC revenues and miscellaneous other tenant revenue.

■	Appraisal. According to the appraisal, the 50 Broadway Property had an “as-is” appraised value of $150,000,000 as of February 2, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$150,000,000	N/A	4.50%
Discounted Cash Flow Approach	$150,000,000	6.25%	5.00%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated February 10 2017, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the 50 Broadway Property other than the recommendation for the development and implementation of the existing asbestos O&M plan.

■	Market Overview and Competition. The 50 Broadway Property is located in lower Manhattan within the Financial District office submarket. According to the appraisal, the downtown office market has experienced a flurry of activity with renewed interest in investment in both new and existing developments. Additionally, the Financial District has seen significant growth in recent years due to the completion of the new World Trade Center tower as well as the World Trade Center Transportation Hub. The 50 Broadway Property is well-located along Broadway which is the premier commercial corridor in the Financial District. Primary access to the 50 Broadway Property is provided by the city’s subway system while vehicular access is accommodated by FDR Drive, the West Side Highway, the Brooklyn Bridge and the Manhattan Bridge. As of year-end 2016, the population within a one-, three- and five-mile radius, of the 50 Broadway Property, was 81,257, 812,938 and 2,205,790, respectively. For the same period, the average household income was within a one-, three- and five-mile radius was $188,801, $143,566 and $120,502, respectively. The 50 Broadway Property is part of the Downtown Office market which, as of the fourth quarter of 2016, reported average asking rents of $58.26 per SF with a vacancy rate of 9.5%. The 50 Broadway Property is also part of the Financial District submarket which, as of the fourth quarter of 2016, had average asking rents of $55.62 per SF and a vacancy rate of 9.5%. The appraiser also cited eight office lease comparables in the Downtown Manhattan submarket with a rental range of $42.00 to $56.00 per SF, with an average of $48.18 per SF. Weighted average gross office

LOAN #2: 50 broadway

rents at the 50 Broadway Property are $43.60 per SF with the appraiser concluding a weighted average rent of $47.85 per SF. Additionally, the appraiser cited nine retail lease comparables in the 50 Broadway Property’s submarket with a rental range of $82.89 to $360.00 per SF. According to the appraisal, the market rent for the grade Broadway retail space, at the 50 Broadway Property, is $250 per SF. Additionally, the appraiser’s concluded market rent for multi-floor Broadway retail space is $140 per SF and $80 per SF for retail space that is not on Broadway (on New Street).

The following table presents certain information relating to lease comparables for the 50 Broadway Property:

Office Lease Comparables(1)

	50 Broadway (Subject)	100 Broadway	50 Broad Street	26 Broadway	40 Exchange Place
Distance of subject	--	0.2 miles	0.2 miles	315 feet	0.1 miles
Year Built / Renovated	1927 / NAP	1897 / 1998	1913 / NAP	1923 / NAP	1893 / 2016
Building SF	351,999(2)	400,000	272,260	860,889	300,000
Total Occupancy	89.6%(2)	86.1%	72.7%	94.4%	83.4%
Tenant	--	NHK Cosmomedia America, Inc.	Worldwide Finances	Eckersley O’Callaghan & Partners LLC	Kaufman, Dolowich & Voluck LLP
Lease SF	8,229(3)	17,426	6,667	7,171	14,200
Base Rent	$37.37(3)	$56.00	$47.21	$46.86	$47.94

	90 Broad Street	5 Hanover Square	80 Broad Street	150 Broadway
Distance of subject	0.3 miles	0.3 miles	0.2 miles	0.3 miles
Year Built / Renovated	1930 / 2006	1962 / 2006	1930 / 2013	1924 / 1986
Building SF	417,068	338,049	423,403	279,669
Total Occupancy	87.4%	82.0%	100.0%	98.9%
Tenant	Sher Tremonte LLP	Oxford Economics Ltd	Robert Allen Group	Studio Daniel Libeskind
Lease SF	12,223	10,025	25,730	12,500
Base Rent	$47.25	$49.00	$47.29	$52.43

(1)	Source: Appraisal.

(2)	Per underwritten rent roll dated March 1, 2017.

(3)	Represents a weighted average based on leases that were signed by two new office tenants.

■

The Borrower. The borrower is 50 Broadway Realty Corp., a single-purpose, single-asset New York corporation. 50 Broadway Realty Corp. is 100% owned by 50-52 Broadway Realty LLC, which is 100% owned by the United Federation of Teachers. The sponsor and non-recourse carveout guarantor for the 50 Broadway Loan is the United Federation of Teachers. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 50 Broadway Loan. United Federation of Teachers was founded in 1960 as the Local 2 of the now 1.4 million-member American Federation of Teachers. United Federation of Teachers is the sole bargaining agent for most of the non-supervisory educators who work in New York City public schools. United Federation of Teachers represents approximately 200,000 members including 100,000 teachers and 25,000 classroom paraprofessionals, along with school secretaries, attendance teachers, guidance counselors, social workers, nurses, speech therapists and over 60,000 retired members.

■	Escrows. In connection with the origination of the 50 Broadway Loan, the borrower funded a leasing reserve of $739,726 for free rent associated with the Seaport-Tees, Inc. lease.

Additionally, on each due date, during a Reserve Trigger Period (as defined below), the borrower is required to fund the following reserves with respect to the 50 Broadway Property: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period, (ii) at the option of the lender, if the liability or casualty policy maintained by the borrower does not constitute an approved blanket or umbrella insurance policy under the 50 Broadway Loan documents, an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period, (iii) a replacement reserve in the amount of $5,867 and (iv) a tenant improvements and leasing commissions reserve in the amount of $29,333, subject to an initial cap of $1,759,995 which amount excludes the upfront reserve for the Seaport-Tees, Inc. lease.

A “Reserve Trigger Period” means a period commencing upon the debt yield falling below 7.5% and expiring upon the date that debt yield is equal to or greater than 7.75% for two consecutive calendar quarters.

LOAN #2: 50 broadway

■	Lockbox and Cash Management. The 50 Broadway Loan documents require a hard lockbox with springing cash management. The 50 Broadway Loan documents require the borrower to deliver tenant direction letters at closing, which will, at such time, direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower with respect to the 50 Broadway Property be promptly deposited into such lockbox account during the term of the 50 Broadway Loan. During the continuance of a 50 Broadway Trigger Period (as defined below) and/or a Reserve Trigger Period, all amounts in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis and, provided no event of default under the 50 Broadway Loan documents is continuing, applied to payment of debt service and funding of required reserves, with the remainder (i) to the extent a 50 Broadway Trigger Period (and not merely a Reserve Trigger Period) is continuing, first applied to pay monthly operating expenses and then deposited into an excess cash flow reserve and held by the lender as additional collateral for the 50 Broadway Loan and (ii) to the extent no 50 Broadway Trigger Period is continuing, to be swept into the borrower’s operating account. After the occurrence and during the continuance of an event of default under the 50 Broadway Loan documents, the lender may apply any funds in the cash management account to amounts payable under the 50 Broadway Loan (and/or toward the payment of expenses of the 50 Broadway Property), in such order of priority as the lender may determine.

A “50 Broadway Trigger Period” means a period commencing upon the earliest of (i) the occurrence and continuance of an event of default under the 50 Broadway Loan documents, (ii) the debt yield being less than 6.50%, (iii) the occurrence of a 50 Broadway Specified Tenant Trigger Period (as defined below) and (iv) the borrower failing to cause each of the building code violations to be cured within the time period set forth in the 50 Broadway Loan agreement and expiring upon (w) with regard to any 50 Broadway Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (x) with regard to any 50 Broadway Trigger Period commenced in connection with clause (ii) above, the date that the debt yield is equal to or greater than 6.75% for two consecutive calendar quarters, (y) with regard to any 50 Broadway Trigger Period commenced in connection with clause (iii) above, a 50 Broadway Specified Tenant Trigger Period ceasing to exist and (z) with regard to any 50 Broadway Trigger Period commenced in connection with clause (iv) above, the borrower causing each of the building code violations to be cured in accordance with the 50 Broadway Loan agreement.

A “50 Broadway Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) United Federation of Teachers (or any subsequent lessee of the United Federation of Teachers space) being in default under its lease beyond applicable notice and cure periods, (ii) United Federation of Teachers (or any subsequent lessee of the United Federation of Teachers space) failing to be in actual, physical possession of at least 50,162 SF of its space for any reason other than a renovation or restoration, (iii) United Federation of Teachers (or any subsequent lessee of the United Federation of Teachers space) giving notice that it is terminating its lease for all or any portion of its space in excess of 11,664 SF, (iv) any termination, cancellation or failure to be in full force and effect of the United Federation of Teachers (or any subsequent lessee of the United Federation of Teachers space) lease and (v) any bankruptcy or similar insolvency of United Federation of Teachers (or any subsequent lessee of the United Federation of Teachers space), including any bankruptcy or insolvency proceeding pursuant to which the United Federation of Teachers (or any subsequent lessee of the United Federation of Teachers space) lease is rejected; and (B) expiring upon (1) the satisfaction of cure conditions in accordance with the 50 Broadway Loan documents or (2) the borrower re-leasing the entire space that was demised pursuant to the United Federation of Teachers lease (or applicable portion thereof) to one or more new tenants in accordance with the 50 Broadway Loan documents and the applicable new tenant under such lease being in actual, physical occupancy of the space demised under its lease, and paying the full amount of the rent then due under its lease.

■	Property Management. The 50 Broadway Property is managed by Cushman & Wakefield U.S., Inc., a third-party manager. The lender has the right to direct the borrower to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or any voluntary bankruptcy or insolvency proceeding; (ii) an event of default under the 50 Broadway Loan documents has occurred and is continuing; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. The borrower has the right to replace the property manager, provided no event of default is continuing under the 50 Broadway Loan documents and upon 60 days’ prior notice to the lender, with a property manager approved by the lender in writing (which may be conditioned upon receipt of a rating agency confirmation).

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

LOAN #2: 50 broadway

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the 50 Broadway Property with no deductible in excess of $100,000 (except with respect to earthquake and windstorm coverage), plus a business interruption insurance policy that provides 18 months of business interruption coverage with an additional extended period of indemnity for up to six months after the physical loss has been repaired. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

(THIS PAGE INTENTIONALLY LEFT BLANK)

LOAN #3: KEY CENTER CLEVELAND

LOAN #3: KEY CENTER CLEVELAND

LOAN #3: KEY CENTER CLEVELAND

LOAN #3: KEY CENTER CLEVELAND

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
BURKE LAKEFRONT AIRPORT
Lake Erie
Key Center Cleveland
127 Public Square
Cleveland, OH 44114
AMTRAK
TROLLEY
W HURON RD
CANAL RD
ONTARIO ST
CARNEGIE AVE
CARTER RD
Cuyahoga River
Progressive Field
Quicken Loans Arena
FirstEnergy Stadium
Lake Erie
Euclid
Wickliffe
East Cleveland
Mayfield Heights
Cleveland Heights
Lyndhurst
Bay Village
Lakewood
Cleveland
Shaker Heights
Rocky River
Westlake
Warrensville Heights
Chagrin Falls
Fairview Park
Brooklyn
Garfield Heights
North Olmsted
Parma Heights
Parma
CLEVELAND HOPKINS INTERNATIONAL AIRPORT
Seven Hills
Solon
Middleburg Heights
Strongsville
North Royalton
Broadview Heights
Brecksville
Twinsburg
Richfield
Brunswick
Hudson

LOAN #3: KEY CENTER CLEVELAND

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	Cleveland, Ohio	Cut-off Date Balance(6)		$50,000,000
Property Type(1)	Mixed Use	Cut-off Date Balance per SF(5)		$92.07
Property Size (SF)(1)	2,389,441	Percentage of Initial Pool Balance		4.9%
Total Occupancy(2)	Various	Number of Related Mortgage Loans		None
Owned Occupancy(2)	Various	Type of Security(7)		Fee Simple / Leasehold
Year Built / Latest Renovation	1991 / 2015	Mortgage Rate		5.31000%
Appraised Value(3)	$362,000,000	Original Term to Maturity (Months)		120
Appraisal Date	12/1/2017	Original Amortization Term (Months)		300
Borrower Sponsor	Frank T. Sinito	Original Interest Only Term (Months)		24
Property Management(4)	Various	First Payment Date		3/6/2017
		Maturity Date		2/6/2027
Underwritten Revenues	$67,329,103
Underwritten Expenses	$39,219,781	Escrows
Underwritten Net Operating Income (NOI)	$28,109,322		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$25,327,136	Taxes	$1,540,363	$770,181
Cut-off Date LTV Ratio(3)(5)	60.8%	Insurance	$55,406	$27,703
Maturity Date LTV Ratio(3)(5)	49.6%	Replacement Reserve(8)	$20,262,985	$29,284
DSCR Based on Underwritten NOI / NCF(5)	1.77x / 1.59x	TI/LC	$0	$110,513
Debt Yield Based on Underwritten NOI / NCF(5)	12.8% / 11.5%	Other	$28,786,799(9)	$5,000(10)

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$220,000,000	66.7%	Purchase Price	$267,500,000	81.1%
Principal’s Equity Contribution(11)	60,845,008	18.5	Reserves	50,645,552	15.4
Mezzanine Loan	42,500,000	12.9	Closing Costs	11,588,828	3.5
Other Sources(12)	6,389,372	1.9
Total Sources	$329,734,380	100.0%	Total Uses	$329,734,380	100.0%

(1)	The Key Center Cleveland Property (as defined below) consists of a 1,369,980 SF office building (“Key Tower”), 400-room, 699,871 SF, full service hotel (“Marriott Cleveland Downtown”), and 985-space, 319,590 SF, parking garage (“Key Center Parking Garage Component”).
(2)	Total Occupancy and Owned Occupancy at the Key Center Cleveland Property are both (i) 92.9% occupied for Key Tower as of October 19, 2016 which includes the tenants Forest City and Millennia, which are expected to take occupancy at a later date and (ii) 66.2% occupied for the Marriott Cleveland Downtown for TTM December 31, 2016, respectively.
(3)	The Appraised Value of $362,000,000 represents the Key Center Cleveland Property’s combined “As Complete” as of December 1, 2017, which is the date upon which all capital improvement is expected to be completed at the Key Center Cleveland Property. The Appraised Value of $362,000,000 consists of (i) $253,800,000 for Key Tower, (ii) $77,000,000 for Marriott Cleveland Downtown, and (iii) $31,200,000 for the Key Center Parking Garage Component. The combined “As-Is” appraised value of $304,100,000 as of December 1, 2016 results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 72.3% and 59.0%, respectively. See “—Appraisal” below.
(4)	Key Tower is managed by Millennia Housing Management, Ltd. and Jacobs Real Estate Services LLC. Marriott Cleveland Downtown is managed by Marriott Hotel Services, Inc. The Key Center Parking Garage Component is managed by SP Plus Corporation.
(5)	Calculated based on the aggregate outstanding principal balance of the Key Center Cleveland Loan Combination (as defined below).
(6)	The Cut-off Date Balance of $50,000,000 represents the controlling note A-1 of a $220,000,000 Key Center Cleveland Loan Combination, which is evidenced by six pari passu notes. The related companion loans are evidenced by (i) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $40,000,000, is currently held by Bank of America, N.A. and is expected to be contributed to the BANK 2017-BNK4 securitization transaction, (ii) the non-controlling A-5, which has an outstanding principal balance as of the Cut-off Date of $40,000,000, is currently held by Bank of America, N.A. and is expected to be contributed to one or more future securitization transactions, (iii) the non-controlling notes A-3 and A-6, which have an aggregate outstanding principal balance as of the Cut-off Date of $60,000,000, and were contributed to the JPMDB 2017-C5 securitization transaction and (iv) the non-controlling note A-4, which has an outstanding principal balance as of the Cut-off Date of $30,000,000, is currently held by Citi Real Estate Funding Inc. and is expected to be contributed to one or more future securitization transactions.
(7)	The collateral for the Key Center Cleveland Loan (as defined below) includes the borrower’s fee simple interests in Key Tower and Marriott Cleveland Downtown as well as leasehold interest in the Key Center Parking Garage Component. See “—The Mortgaged Property, Market Overview and Competition” below.
(8)	The Upfront Replacement Reserve includes $13,542,750 in planned capital improvements for the Marriott Cleveland Downtown with the remainder in planned capital improvements to Key Tower and other related costs. $1,991,429 of the $20,262,985 in Replacement Reserves is currently held in an FF&E reserve account with Marriott Hotel Services as the hotel manager for Marriott Cleveland Downtown. The Replacement Reserve (excluding the portion controlled by Marriott Hotel Services) is capped at $1,757,065 after the Upfront Replacement Reserve. See “—Escrows” below.
(9)	Other Upfront escrow of $28,786,799 consists of (i) $18,461,400 for outstanding tenant improvements related to the Forest City and Millennia tenants, (ii) $5,608,359 for outstanding tenant improvements related to the Thompson Hine LLP tenant, (iii) $4,652,415 for estimated property improvement costs in connection with the anticipated renewal of Marriott Cleveland Downtown’s management agreement with Marriott Hotel Services, Inc. in 2021, and (iv) $64,625 for deferred maintenance.
(10)	The Other Monthly escrow represents collections for ground rent payable under the Key Center Parking Garage Component’s ground lease.
(11)	On the origination date, the borrower provided two letters of credit in the aggregate amount of $5,175,296 associated with gap rent for the Forest City and Millennia tenants which was not included in the calculation of the Principal’s Equity Contribution. See “—Escrows” below.
(12)	Other Sources include $5,608,359 transferred to the borrower sponsor from the seller at loan origination which was related to outstanding tenant improvements for the Thompson Hine LLP tenant.

■	The Mortgage Loan. The mortgage loan (the “Key Center Cleveland Loan”) is part of a loan combination (the “Key Center Cleveland Loan Combination”) evidenced by six pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 1,369,980 SF office building and a 400-room full service hotel and leasehold interest in an adjacent, subterranean 985 space parking garage, located in Cleveland, Ohio (the “Key Center Cleveland Property”). The Key Center Cleveland Loan, which is evidenced by note A-1 and represents a controlling interest in the Key Center Cleveland Loan Combination, had an original principal balance of $50,000,000, has an outstanding principal balance as of the Cut-off Date of $50,000,000 and represents 4.9% of the Initial Pool Balance. The related companion loans (the “Key Center Cleveland Companion Loans”), which are evidenced by the following five pari passu notes: (i) non-controlling note A-2, which had an original principal balance of $40,000,000, has an outstanding principal balance as of the Cut-off Date of $40,000,000, is currently held by Bank of America, N.A. and is expected to be contributed to the BANK 2017-BNK4 securitization transaction, (ii) non-controlling note A-5, which had an original principal balance of $40,000,000, has an outstanding principal balance as of the Cut-off Date of $40,000,000, is currently held by Bank of America, N.A. and is expected to be contributed to one or more future securitization transactions; (iii) non-controlling notes A-3 and A-6, which had an aggregate original principal balance of $60,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $60,000,000, and were contributed to the JPMDB 2017-C5 securitization transaction; and (iv) non-controlling note A-

LOAN #3: KEY CENTER CLEVELAND

4, which had an original principal balance of $30,000,000, has an outstanding principal balance as of the Cut-off Date of $30,000,000, is currently held by Citi Real Estate Funding Inc., and is expected to be contributed to one or more future securitization transactions. The Key Center Cleveland Loan Combination, which has an interest rate of 5.31000% per annum, was co-originated by Deutsche Bank AG, New York Branch, Bank of America, N.A. and Citi Real Estate Funding Inc. on January 31, 2017. The proceeds of the Key Center Cleveland Loan Combination were primarily used to acquire the Key Center Cleveland Property and pay loan origination costs and fund upfront reserves. The Key Center Cleveland Loan Combination will be serviced under the CGCMT 2017-P7 Pooling and Servicing Agreement. See “Description of the Mortgage Pool – The Loan Combinations” in the Prospectus for more information regarding the co-lender agreement that governs the relative rights of the holders of the Key Center Cleveland Loan and the Key Center Cleveland Companion Loans.

The Key Center Cleveland Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Key Center Cleveland Loan Combination requires payment of interest only until the due date in March 2019 and thereafter, payments of principal and interest based on a 25-year amortization schedule. The scheduled maturity date of the Key Center Cleveland Loan Combination is the due date in February 2027. Voluntary prepayment of the Key Center Cleveland Loan Combination without payment of any prepayment premium is permitted on or after the due date in November 2026. Defeasance, in full, but not in part, of the Key Center Cleveland Loan Combination with direct, non-callable obligations of the United States of America or other obligations which are “government securities” is permitted under the Key Center Cleveland Loan documents at any time after the earlier of 42 months following origination of the Key Center Cleveland Loan Combination and the second anniversary of the securitization of the last portion of the Key Center Cleveland Loan Combination.

■	The Mortgaged Property, Market Overview and Competition. The Key Center Cleveland Property is located in downtown Cleveland, Ohio, within Cuyahoga County and consists of a 1,369,980 SF office building (“Key Tower”), a 400-room full service hotel (“Marriott Cleveland Downtown”), and a 985 space subterranean parking garage (“Key Center Parking Garage Component”). The Key Center Cleveland Property is located on three separate parcels over a 2.14-acre site at 127 Public Square in Cleveland, Ohio. The Key Center Cleveland Property takes up a full city block and is located between 2 arteries and 2 commercial corridors. The immediate area is urban in nature and has a mix of commercial uses, including retail, office and multifamily developments. Local transportation is provided by the Greater Cleveland Regional Transit Authority (“RTA”). There are several stops in the immediate vicinity located along East 9th Street and St. Clair Avenue. The Key Center Cleveland Property is located approximately 13.5 miles northeast of the Cleveland Hopkins International Airport.

Cleveland has a diversified economy with a large presence in education, technology, finance, biotechnology, and healthcare. The top five employers in the Cleveland area are Cleveland Clinic (34,000 employees), US Office of Personnel Management (15,095), University Hospitals (13,726), Giant Eagle (10,311), and Progressive Corporation (8,612). According to a third party report, the 2016 population within a 1-, 3-, and 5-mile radius of the Key Center Cleveland Property was 11,685, 75,091, and 239,627, respectively. According to a third party report, the 2016 average household income within a 1-, 3-, and 5-mile radius of the Key Center Cleveland Property was $65,299, $41,254, $39,712, respectively.

Key Tower

Key Tower was built in 1991 and contains 1,369,980 SF over 57 stories. Key Tower was designed by architect Cesar Pelli and is currently the tallest building in Ohio. The building provides views of Lake Erie, FirstEnergy Stadium, City Hall, and the Cleveland Skyline. Key Tower features a spacious and ornate lobby with four separate street entrances and access to the underground parking facilities between Key Tower and the Marriott Cleveland Downtown lobbies.

Key Tower is currently 92.9% leased to approximately 36 tenants and historical occupancy has averaged 90% since 2006. The largest tenant at Key Tower is KeyBank National Association (NYSE: KEY, Fitch / Moody’s / S&P: A- / Aa3 / A-) (“KeyBank”) who has been operating its headquarters there since 1992 and currently occupies 34.9% of the net rentable area (“NRA”). KeyBank is one of the largest bank-based financial services companies in the United States, with $136.5 billion in total assets as of year-end 2016.

KeyBank has reportedly invested approximately $24 million in its space since 2013. KeyBank’s lease expires in June 2030 and provides for three, five-year renewal options remaining as well as an option to contract its space up to 103,000 SF in three installments over a six-year period beginning in July 2020. KeyBank may elect to contract its premise by 44,000 SF any time after July 2020. Then, after three-year lockout periods, they may elect to contract its premise by another 44,000 SF and 15,000 SF, respectively. KeyBank must give 12 months’ notice prior to exercising

LOAN #3: KEY CENTER CLEVELAND

each contraction option and pay a termination fee which will consist of unamortized tenant improvement and leasing commission costs as well as rent penalty.

Other large tenants in the building include law firms such as Squire Patton Boggs, Thompson Hine LLP and Baker Hostetler LLP as well as accounting and consulting firms such as Deloitte LLP and PricewaterhouseCoopers. The top five tenants by NRA have been at Key Tower on average approximately 18.3 years and have a weighted average remaining lease term of 12.6 years.

The following table presents certain information relating to historical leasing at Key Tower:

Historical Leased %(1)

	2013	2014	2015	As of 10/19/2016(2)
Owned Space	89.7%	86.4%	80.3%	92.9%

(1)	As provided by the borrower and which reflects average occupancy for the specified year as of December 31, unless otherwise indicated.

(2)	Based on underwritten rent roll dated October 19, 2016.

The following table presents certain information relating to the ten largest tenants at Key Tower:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
KeyBank	A- / Aa3 / A-	477,781	34.9%	$15,097,040	40.1%	$31.60	6/30/2030(4)	3, 5-year options
Squire Patton Boggs	NR / NR / NR	150,890	11.0	4,987,280	13.2	$33.05	4/30/2022(5)	2, 5-year options(6)
Forest City(7)	BB- / NR / NR	147,795	10.8	3,990,465	10.6	$27.00	3/31/2033	3, 5-year options
Thompson Hine LLP	NR / NR / NR	125,120	9.1	3,447,532	9.2	$27.55	9/30/2029(8)	(9)
Baker Hostetler LLP	NR / NR / NR	115,615	8.4	3,308,369	8.8	$28.62	10/31/2031	3, 5-year options
Millennia(10)	NR / NR / NR	45,360	3.3	1,247,400	3.3	$27.50	6/30/2032	2, 5-year options
Deloitte LLP	NR / NR / NR	41,718	3.0	1,220,252	3.2	$29.25	7/31/2024(11)	2, 5-year options
PricewaterhouseCoopers	NR / NR / NR	16,385	1.2	552,175	1.5	$33.70	3/31/2019	1, 5-year option
Amin, Turocy & Watson	NR / NR / NR	13,887	1.0	475,859	1.3	$34.27	11/30/2018	2, 5-year options
Ogletree	NR / NR / NR	14,589	1.1	417,778	1.1	$28.64	6/30/2025	2, 5-year options
Ten Largest Owned Tenants		1,149,140	83.9%	$34,744,149	92.3%	$30.23
Remaining Owned Tenants		123,595	9.0	2,912,016	7.7	$23.56
Vacant Spaces (Owned Space)		97,245	7.1	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		1,369,980	100.0%	$37,656,164	100.0%	$29.59

(1)	Based on the underwritten rent roll dated October 19, 2016.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent and UW Base Rent $ per SF include contractual rent increases through May 1, 2017 and the present value of rent steps for KeyBank and Jones Lang LaSalle GR.

(4)	KeyBank has an option to contract its space by 44,000 SF any time after July 2020. Then, after three-year lockout periods, they may contract its space by another 44,000 SF and 15,000 SF, respectively. KeyBank must provide 12 months’ notice for each contraction option as well as pay a termination fee which consists of unamortized tenant improvement and leasing commission costs as well as rent penalty.

(5)	Squire Patton Boggs has the option to reduce the size of its premises to no less than six full floors in Key Tower without a penalty at the time Squire Patton Boggs exercises the first renewal option, the second renewal option or the ten year renewal option. The six full floors must be contiguous and located either at the top or bottom of the stack of floors leased by Squire Patton Boggs at the time the tenant makes such election.

(6)	In lieu of 2, 5-year options, Squire Patton Boggs is permitted to exercise 1, 10-year extension option.

(7)	Forest City is not yet in occupancy or paying rent. Forest City is expected to commence paying rent no later than April 1, 2018. At the origination date, the borrower provided the lender a letter of credit in the amount of $4,655,546, in respect of gap rent for Forest City. Forest City has the one-time option to contract its space by no less than one-half and not more than one full floor on March 31, 2023 upon 12 months prior notice.

(8)	Thompson Hine LLP has a one-time right with 12-months’ notice to reduce a contiguous portion of its premises by at least one-half and not more than a full floor of either (i) any single, non-contiguous floor of the premises or (ii) the lower or highest full floor of any contiguous block of floors within Key Tower, as designed by Thompson Hine LLP, provided if such contraction is for less than a full floor, such contraction space has elevator lobby exposure and a marketable configuration as reasonably determined by the landlord, effective upon either October 1, 2023 or October 1, 2025.

(9)	Thompson Hine LLP has the option to extend the term of its lease for either one year until September 30, 2030 or five years until September 30, 2034. If Thompson Hine LLP exercises its option to extend for five years until September 30, 2034, Thompson Hine LLP will have an additional option to extend the term of its lease for one additional year until either September 30, 2035 or for five additional years until September 30, 2039.

(10)	Millennia is an affiliate of the borrower. Millennia is not yet in occupancy or paying rent and is expected to commence paying rent no later than July 1, 2017. At the origination date, the borrower provided the lender a letter of credit in the amount of $519,750, in respect of gap rent for Millennia.

(11)	Deloitte LLP has a one-time right, exercisable no later than April 30, 2018, to reduce a contiguous portion of its premises located on the lowest or highest of the contiguous portion of its premises including the 33rd and 34th floors of the building, effective on April 30, 2019.

LOAN #3: KEY CENTER CLEVELAND

The following table presents certain information relating to the lease rollover schedule at Key Tower, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	3,353	0.2%	0.2%	$97,237	0.3%	$29.00	1
2017	14,240	1.0	1.3%	574,472	1.5	$40.34	7
2018	35,869	2.6	3.9%	1,152,639	3.1	$32.13	6
2019	24,251	1.8	5.7%	784,222	2.1	$32.34	2
2020	356	0.0	5.7%	79,602	0.2	$223.59	2
2021	10,705	0.8	6.5%	292,071	0.8	$27.28	2
2022	167,787	12.2	18.7%	5,454,978	14.5	$32.51	3
2023	0	0.0	18.7%	0	0.0	$0.00	0
2024	46,451	3.4	22.1%	1,359,875	3.6	$29.28	2
2025	14,589	1.1	23.2%	417,778	1.1	$28.64	1
2026	0	0.0	23.2%	0	0.0	$0.00	0
2027	37,044	2.7	25.9%	349,785	0.9	$9.44	2
2028 & Thereafter	918,090	67.0	92.9%	27,093,506	71.9	$29.51	8
Vacant	97,245	7.1	100.0%	0	0.0	$$0.00	0
Total / Wtd. Avg.	1,369,980	100.0%		$37,656,164	100.0%	$29.59	36

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

Key Tower is located within the Cleveland CBD office submarket which has a total Class A office inventory of 10.9 million SF and a vacancy rate of 14.9% as of the third quarter of 2016. Over the past four quarters, the CBD Class A office market has experienced no growth of supply. There was also positive net absorption, decrease in vacancy rates and increase of asking rent in the marketplace. The appraiser identified five Class A properties located within the submarket that are the primary competitors of Key Tower. The properties range from 321,311 SF to 1,270,204 SF with occupancies ranging from 89.0% to 93.6% with a weighted average of 90.8%. Average asking rents range from $17.00 per SF to $35.00 per SF with a weighted average of $25.00 per SF on a modified gross basis. The appraiser concluded to a general vacancy rate of 7.0% for Key Tower.

The following table presents certain information relating to certain residential lease comparables provided in the appraisal for Key Tower:

Office Competitive Set(1)

	Key Tower	Ernst & Young Tower	200 Public Square	Fifth Third Center	One Cleveland Center	Skylight Office Center
Location	Cleveland, OH	Cleveland, OH	Cleveland, OH	Cleveland, OH	Cleveland, OH	Cleveland, OH
Distance from Subject	—	0.5 miles	0.1 miles	0.2 miles	0.4 miles	0.2 miles
Year Built	1991	2013	1985	1991	1983	1990
SF	1,369,980(2)	550,000	1,270,204	508,400	545,028	321,311
Occupancy %	92.9%(2)	93.6%	91.0%	89.7%	89.0%	90.0%
Average Asking Rent $/SF	$29.59(2)	$35.00	$20.00 – $27.00	$19.00 - $23.00	$22.00	$17.00 - $25.00

(1)	Source: Appraisal unless otherwise noted.

(2)	Based on underwritten rent roll dated October 19, 2016.

Key Center Parking Garage Component

The Key Center Parking Garage Component contains 985 spaces and is connected to the Key Tower lobby through a separate double elevator bank. The garage features security lighting, video surveillance, and security patrols throughout the day. Valet service is offered at the Marriott Cleveland Downtown entrance. The City of Cleveland owns the land beneath the parking lot and leases it to the borrower sponsor through 2059 with one 34-year extension through 2093 (“Parking Ground Lease”). The Parking Ground Lease requires that at least 45% of the parking spaces be reserved for transient parking and hotel guests, and the remainder of the parking spaces may be leased on a monthly basis. Minimum base rent paid to the city under the Parking Ground Lease is $60,000 per year provided that if the revenue exceeds certain breakpoints (based on the percentage of parking space leased on a monthly basis), percentage rent will also be payable. SP Plus Corporation manages the Key Center Parking Garage Component for a 3.0% fee of net revenue. The term of the parking management agreement is month-to-month with automatic renewals.

LOAN #3: KEY CENTER CLEVELAND

Marriott Cleveland Downtown

Marriott Cleveland Downtown is a 24-story, 400-room, full service lodging facility built in 1991. Amenities at the Marriott Cleveland Downtown include a sports bar (“Jake’s Lounge”) and a modern American restaurant (“David’s Restaurant”) and a 23,000 SF private health club which is for use by hotel guests as well as tenants at Key Tower (“Key Club”). Key Club features an indoor pool, sauna, and fitness room. The Marriott Cleveland Downtown also contains approximately 17,000 SF of meeting space, a ballroom, and a contemporary lobby lounge with TVs. Since 2010 the prior ownership has invested $6.3 million ($15,782/key) in capital expenditures, including over $4.6 million in guestroom upgrades. The Marriott Cleveland Downtown is slated to undergo $13.5 million in capital improvements which includes $3.2 million to update Key Club, $2.6 million to modernize the meeting rooms, $2.0 million to gut renovate David’s Restaurant and $1.4 million to upgrade the hotel lobby.

The Key Center Cleveland Property is within close proximity to the Gateway District and local sports venues, Progressive Field (home to Major League Baseball’s Cleveland Indians) and Quicken Loans Arena (home to the National Basketball Association’s Cleveland Cavaliers), both of which are less than one mile away. Playhouse Square, a not-for-profit performing arts center is located 0.7 miles away and is the largest performing arts center outside of New York and features over 1,000 annual events including Broadway shows, dance, concerts, and speakers. Cleveland State University (over 17,000 students) is located 1.0 miles from the Marriott Cleveland Downtown.

The approximate distribution of demand of the Marriott Cleveland Downtown is 41% group, 28% leisure, 27% commercial, and 4% extended-stay which generally mirrors that of the market. As of July 2016, top accounts at the Marriott Cleveland Downtown included KeyBank (4.2% of room nights), Greater Cleveland Sports Commissions (2.4%), Association of Healthcare Journal (1.3%), Ernst & Young (1.2%), and Deloitte LLP (1.1%).

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Marriott Cleveland Downtown and its competitive set, as provided in a third-party industry travel research report for the Marriott Cleveland Downtown:

Marriott Cleveland Downtown Historical Statistics(1)

	Marriott Cleveland Downtown			Competitive Set			Penetration

Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	65.8%	$159.58	$104.99	67.9%	$161.07	$109.31	96.9%	99.1%	96.0%
2015	70.2%	$159.52	$111.95	70.4%	$162.80	$114.68	99.6%	98.0%	97.6%
2016	66.2%	$162.44	$107.51	69.8%	$161.00	$112.33	94.9%	100.9%	95.7%

(1)	Source: industry travel research report.

Marriott Cleveland Downtown Competitive Set(1)

Property	Number of Rooms	Year Built
Marriott Cleveland Downtown	400	1991
Wyndham Cleveland at Playhouse Square	205	1995
Hyatt Regency Cleveland at The Arcade	293	2001
InterContinental Hotel Cleveland	295	2003
Total(2)	793

(1)	Source: industry travel research report.

(2)	Total excludes the Marriott Cleveland Downtown.

LOAN #3: key center CLEVELAND

The following table presents certain information relating to the 2015 demand analysis with respect to the Marriott Cleveland Downtown based on market segmentation, as provided in the appraisal for the Marriott Cleveland Downtown:

2015 Accommodated Room Night Demand(1)

Property	Commercial	Group	Leisure	Extended-Stay
Marriott Cleveland Downtown	27%	41%	28%	4%

(1)	Source: Appraisal.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Marriott Cleveland Downtown:

Marriott Cleveland Downtown Cash Flow Analysis(1)

	2013	2014	2015	2016	Underwritten	Underwritten $ per Room
Room Revenue	$16,240,749	$15,328,051	$16,344,286	$15,738,880	$15,511,405	$38,779
Food & Beverage Revenue	6,570,035	6,684,994	6,900,689	6,359,302	5,996,176	14,990
Other Revenue(2)	944,523	880,565	807,358	825,681	584,993	1,462
Total Revenue	$23,755,307	$22,893,610	$24,052,333	$22,923,863	$22,092,574	$55,231

Room Expense	$4,304,027	$4,127,235	$4,491,676	$4,060,110	$4,032,965	$10,082
Food & Beverage Expense	4,861,458	4,876,676	5,101,971	4,744,258	4,437,170	11,093
Other Expense	955,052	809,103	818,316	736,237	584,993	1,462
Total Departmental Expense	$10,120,537	$9,813,014	$10,411,963	$9,540,605	$9,055,128	$22,638
Total Undistributed Expense	6,890,609	6,965,054	7,394,903	7,407,458	7,437,569	18,594
Total Fixed Charges	1,205,091	1,487,694	1,264,250	1,312,263	1,433,240	3,583
Total Operating Expenses	$18,216,237	$18,265,762	$19,071,116	$18,260,326	$17,925,937	$44,815

Net Operating Income	$5,539,070	$4,627,848	$4,981,217	$4,663,537	$4,166,637	$10,417
FF&E	1,181,285	1,138,580	1,197,413	1,141,811	1,104,629	2,762
Net Cash Flow	$4,357,785	$3,489,268	$3,783,804	$3,521,726	$3,062,008	$7,655

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Revenue consists primarily of vending commissions, guest services, miscellaneous commissions, sales tax discounts, cancellation fees, and attrition fees.

LOAN #3: key center CLEVELAND

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Key Center Cleveland Property:

Key Center Cleveland Property Cash Flow Analysis(1)

	2013	2014	2015	2016	Underwritten	Underwritten $ per SF / Room
Base Rent(2)	$32,510,214	$31,608,409	$29,936,738	$28,060,735	$35,952,962	$26.24	(3)
Contractual Rent Steps(4)	0	0	0	0	1,703,202	1.24	(3)
Gross Up Vacancy	0	0	0	0	2,745,589	2.00	(3)
Total Reimbursement Revenue	2,348,968	2,690,336	1,319,674	691,479	597,315	0.44	(3)
Hotel Revenue	23,755,307	22,893,610	24,052,333	22,923,863	22,092,574	55,231.44	(5)
Parking Revenue	4,208,945	3,784,318	3,804,773	4,014,186	3,953,056	12.37	(6)
Other Income	3,122,262	3,226,533	4,133,442	3,550,145	3,375,221	2.46	(3)
Vacancy & Credit Loss	0	0	0	0	(3,090,816)	(2.26	)(3)
Effective Gross Income	$65,945,696	$64,203,206	$63,246,960	$59,240,408	$67,329,103	$28.18	(7)

Real Estate Taxes	$7,328,456	$7,479,510	$7,521,235	$7,917,113	$7,557,705	$5.52	(3)
Insurance	222,847	213,688	203,536	178,137	205,793	0.15	(3)
Management Fee	1,175,941	1,116,060	1,066,322	967,260	1,357,096	0.99	(3)
Hotel Expenses	18,216,237	18,265,762	19,071,116	18,260,326	17,925,937	44,814.84	(5)
Parking Expenses	1,790,147	1,750,452	1,660,359	1,634,547	1,634,547	5.11	(6)
Parking Ground Rent	60,000	60,000	60,000	60,000	60,000	0.19	(6)
Other Operating Expenses	9,096,558	9,323,332	10,213,368	10,023,488	10,478,703	7.65	(3)
Total Operating Expenses	$37,890,186	$38,208,804	$39,795,936	$39,040,871	$39,219,781	$16.41	(7)

Net Operating Income	$28,055,510	$25,994,402	$23,451,024	$20,199,537	$28,109,322	$11.76	(7)
TI/LC	0	0	0	0	$1,326,153	0.97	(3)
Capital Expenditures	0	0	0	0	$351,405	0.26	(3)
Hotel FF&E	1,181,285	1,138,580	1,197,413	1,141,811	1,104,629	2,761.57	(5)
Net Cash Flow	$26,874,225	$24,855,822	$22,253,611	$19,057,726	$25,327,136	$10.60	(7)

Key Tower Occupancy(8)	89.7%	86.4%	80.3%	81.0%	92.9%
Marriott Cleveland Downtown Occupancy	71.6%	66.5%	70.9%	66.2%	65.0%
NOI Debt Yield	12.8%	11.8%	10.7%	9.2%	12.8%
NCF DSCR	1.69x	1.56x	1.40x	1.20x	1.59x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The decline in historical Base Rent was primarily due to KeyBank downsizing its space at Key Tower in an effort to reconfigure employee workspaces. The increase in Base Rent between Underwritten and 2016 was primarily due to newly executed leases with the Forest City and Millennia tenants. Forest City executed a lease for 147,795 SF resulting in an increase to the Underwritten Base Rent of $3,990,465 and Millennia executed a lease for 45,360 SF resulting in an increase to the Underwritten Base Rent of $1,247,400. Both the Forest City and Millennia tenants are not yet in occupancy and have rent commencement dates of no later than April 1, 2018 and July 1, 2017, respectively. The tenant improvement cost, leasing commission cost, and gap rent associated with these tenants were escrowed at loan origination.

(3)	Calculated based on the total square footage of Key Tower.

(4)	Includes contractual rent increases through May 1, 2017 and the present value of rent steps for investment grade tenants, Jones Lang LaSalle GR and KeyBank.

(5)	Calculated based on total rooms at the Marriott Downtown Cleveland.

(6)	Calculated based on the total square footage of the Key Center Parking Garage Component.

(7)	Calculated based on total square footage of the Key Center Cleveland Property.

(8)	Key Tower Occupancy is presented as of December 31 for the specified year unless otherwise noted. Underwritten Key Tower Occupancy is based on underwritten rent roll dated October 19, 2016. 2013 to 2016 figures represent the physical occupancy while the underwritten occupancy represents the economic occupancy.

■	Appraisal. According to the appraisal, the Key Center Cleveland Property has a “prospective value upon completion” of $362,000,000 as of December 1, 2017. The “prospective value upon completion” assumes completion of planned capital improvements to Key Tower and Marriott Cleveland Downtown. The “as is” value for the Key Center Cleveland Property is $304,100,000.

■	Environmental Matters. According to a Phase I environmental report, dated August 11, 2016, there are no recognized environmental conditions or recommendations for further action at the Key Center Cleveland Property other than a recommendation for an asbestos operations and maintenance plan, which is already in place and continual weekly monitoring of the UST.

LOAN #3: key center CLEVELAND

■	The Borrower. The borrower is 127 PS Fee Owner LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Key Center Cleveland Loan Combination. The non-recourse carve-out guarantors are Frank T. Sinito and his wife, Malisse J. Sinito, jointly and severally. Frank T. Sinito is the CEO and President of Millennia Companies which he founded in 1995. Millennia Companies own and manage over 200 multifamily communities totaling over 23,000 residential units across 22 states. The sponsorship includes a joint venture between Frank T. Sinito and Lubert Adler, an institutional real estate fund that has raised over 7 billion of capital and invested in over $17 billion of real estate assets. Frank T. Sinito and Lubert Adler own 38.6% controlling interest and 24.4% non-controlling, limited interest in the borrower, respectively.

■	Escrows. On the origination date of the Key Center Cleveland Loan Combination, the borrower funded escrow reserves of $1,540,363 for real estate taxes, $55,406 for insurance premiums, $20,262,985 for replacement reserve (1,991,429 of which is held by Marriott as property manager for the Marriott Cleveland Downtown), $64,625 for an immediate repair reserve, $24,069,759 for leasing reserve funds and new lease upfront deposits (of which $5,608,358 is held by a third party escrow agent and for which the borrower is not required to fund a reserve provided that certain conditions of the Key Center Cleveland Loan documents are satisfied) and $4,652,415 for estimated property improvement costs related to Marriott Cleveland Downtown. On the origination date, the borrower also provided two letters of credit in the aggregate amount of $5,175,296 to cover free rent associated with the Forest City and Millennia tenants. Provided that no event of default has occurred and subject to certain conditions being satisfied under the Key Center Cleveland Loan documents, the letters of credit may be reduced to reflect the burn-off of the respective tenant’s free rent period.

On each due date, the borrower is required to fund the following reserves with respect to the Key Center Cleveland Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then ensuing twelve month period, initially estimated to be $770,181; (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve month period, initially estimated to be $27,703; (iii) a replacement reserve in an amount of $29,284 which amount is capped at $1,757,065, (iv) a tenant improvement and leasing commission reserve in an amount of $110,513, and (v) a ground rent reserve in an amount of $5,000. The borrower is required to fund a monthly FF&E reserve unless (a) Marriott Corporation or an affiliate thereof is the hotel manager, (b) the borrower is required to reserve with the hotel manager an amount not less than the FF&E payment required under the Key Center Cleveland Loan documents, and (c) no event of default is continuing.

■	Lockbox and Cash Management. The Key Center Cleveland Loan Combination is structured with a hard lockbox which is already in place and require all tenants to pay their rents and all credit card companies under merchant agreements to pay receipts directly into such lockbox account. All checks and cash received from the hotel manager by the borrower or the property manager are required to be deposited into the lockbox account immediately upon receipt; provided that, so long as Marriott Corporation or its affiliate is the hotel manager, Marriott Corporation is only required to deposit net proceeds payable to the borrower into the lockbox. The funds on deposit in the lockbox account are required to be transferred daily to the cash management account under the control of the lender. On each due date, the Key Center Cleveland Loan documents require that all amounts on deposit in the cash management account will be applied to fund reserves and pay debt service (and mezzanine debt service), and (i) to the extent that a Key Center Cleveland Trigger Period (as defined below) has occurred and is continuing, remaining funds are transferred first, if a PIP reserve is then required under the Key Center Cleveland Loan documents, to the PIP reserve, and then into an excess cash flow account to be held by the lender as additional collateral and (ii) to the extent that no Key Center Cleveland Trigger Period exists, be disbursed to the borrower in accordance with related loan documents. Upon an event of default under the Key Center Cleveland Loan documents, the lender may apply the funds in the cash management account in such priority as it may determine.

A “Key Center Cleveland Trigger Period” shall mean a period (A) commencing upon the earliest of: (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio when including Key Center Cleveland Mezzanine Loan (as defined below) being less than (a) 1.05x through January 31, 2019 or (b) 1.10x at any time thereafter, (iii) the occurrence of a Key Center Cleveland Specified Tenant Trigger Period (as defined below) or (iv) the occurrence of a Hotel Management Trigger Period (as defined below), and (B) expiring upon: (i) with regard to any Key Center Cleveland Trigger Period commenced in connection with clause (A)(i) above, the cure (if applicable) of such event of default, (ii) with regard to any Key Center Cleveland Trigger Period commenced in connection with clause (A)(ii) above, the date that the debt service coverage ratio is equal to or greater (a) 1.10x for one calendar quarter through January 31, 2019 and (b) 1.15x for one calendar quarter thereafter, (iii) with regard to any Key Center Cleveland Trigger Period commenced in connection with clause (A)(iii) above, a Key Center Cleveland Specified Tenant Trigger Period ceasing to exist and (iv) with regard to any Key Center Cleveland Trigger Period commenced in connection with clause (A)(iv) above, a Hotel Management Trigger Period ceasing to exist.

LOAN #3: key center CLEVELAND

A “Key Center Cleveland Specified Tenant” means, as applicable, (i) KeyBank, (ii) any other lessee(s) of more than 20,000 SF of the space occupied by KeyBank at origination (or any portion thereof), and (iii) any guarantor(s) of such lease.

A “Key Center Cleveland Specified Tenant Trigger Period” means a period: (A) commencing upon the first to occur of: (i) any Key Center Cleveland Specified Tenant being in default under its lease beyond applicable grace and cure periods set forth therein, (ii) any Key Center Cleveland Specified Tenant failing to be in actual, physical possession of any portion of the applicable space in excess of 20,000 SF (except as a result of a qualified casualty event), (iii) any Key Center Cleveland Specified Tenant giving notice that it is terminating its lease for all or any portion of the space (or applicable portion thereof) (other than as a result of an exercise of a contraction option set forth in the lease at origination), (iv) any termination or cancellation of any Key Center Cleveland Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Key Center Cleveland Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of any Key Center Cleveland Specified Tenant, (vi) any Key Center Cleveland Specified Tenant failing to extend or renew its lease on or prior to the earlier to occur of (a) the date occurring one year prior to the expiration of the then applicable term of the applicable Key Center Cleveland Specified Tenant lease or (b) the renewal notice date (if any) set forth in the applicable Key Center Cleveland Specified Tenant lease for a term of at least five years, (vii) any Key Center Cleveland Specified Tenant ceasing to maintain for at least one calendar quarter a long-term unsecured debt rating of at least “BBB-” from S&P and an equivalent rating from each of the other rating agencies which rate such entity, and (viii) any termination or cancellation of the Key Center Cleveland Specified Tenant lease to any portion (but less than all) of the Key Center Cleveland Specified Tenant space; and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence includes a duly executed estoppel certificate from the applicable Key Center Cleveland Specified Tenant in form and substance acceptable to the lender) of: (i) the satisfaction of the Key Center Cleveland Specified Tenant Cure Conditions (as defined below) or (ii) the borrower leasing the entire Key Center Cleveland Specified Tenant space (or applicable portion thereof that was partially terminated) in accordance with the applicable terms and conditions of the Key Center Cleveland Loan documents, the applicable tenant under such lease being in actual, physical occupancy of the space demised under its lease and paying the full amount of the rent due under its lease and the borrower depositing into the leasing reserve account funds (which, to the extent that the excess cash flow account contains sufficient funds therefor, shall be transferred from the excess cash flow account to the leasing reserve account) sufficient to pay any leasing costs as reasonably expected to be incurred by the borrower in connection with re-leasing the applicable Key Center Cleveland Specified Tenant space applicable to the Key Center Cleveland Specified Tenant space.

“Key Center Cleveland Specified Tenant Cure Conditions” means the receipt by the lender of evidence reasonably satisfactory to the lender of the following, as applicable: (i) the applicable Key Center Cleveland Specified Tenant has cured all defaults under the applicable Key Center Cleveland Specified Tenant lease, (ii) the applicable Key Center Cleveland Specified Tenant is in actual, physical possession of the Key Center Cleveland Specified Tenant space (or applicable portion thereof) and the applicable Key Center Cleveland Specified Tenant is paying full, unabated rent under the applicable Key Center Cleveland Specified Tenant lease, (iii) the applicable Key Center Cleveland Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Key Center Cleveland Specified Tenant lease and has re-affirmed the applicable Key Center Cleveland Specified Tenant lease as being in full force and effect, (iv) in the event the Key Center Cleveland Specified Tenant Trigger Period is due to the applicable Key Center Cleveland Specified Tenant’s failure to extend or renew the applicable Key Center Cleveland Specified Tenant lease in accordance with clause (A)(vi) of the definition of Key Center Cleveland Specified Tenant Trigger Period, the applicable Key Center Cleveland Specified Tenant has renewed or extended the applicable Key Center Cleveland Specified Tenant lease in accordance with the terms of the Key Center Cleveland Loan documents for a term of at least five years, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Key Center Cleveland Specified Tenant and/or the applicable Key Center Cleveland Specified Tenant lease, the applicable Key Center Cleveland Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Key Center Cleveland Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction, (vi) in the event the Key Center Cleveland Specified Tenant Trigger Period is due to clause (vii) of Key Center Cleveland Specified Tenant Trigger Period, the applicable Key Center Cleveland Specified Tenant with respect to which such trigger occurred satisfies the credit requirements, and (vii) in the event the Key Center Cleveland Specified Tenant Trigger Period is due to the borrower having deposited or cause to be deposited into the reserve account, an amount equal to $50 per SF terminated.

A “Hotel Management Trigger Period” shall mean a period: (A) commencing upon the first to occur of: (i) the occurrence of a default by the borrower or hotel manager under the hotel management agreement, which default continues beyond any applicable grace or cure period, (ii) the borrower or hotel manager giving notice that it is terminating the hotel management agreement or hotel manager failing to renew the hotel management agreement not

LOAN #3: key center CLEVELAND

later than December 31, 2020, (iii) a Property Improvement Plan (“PIP”) being required in connection with any hotel management agreement (including, but not limited to, as a result of the exercise of hotel manager’s rights pursuant to the hotel management agreement to require, from time to time, a PIP), (iv) any notice of termination, non-renewal or cancellation of the hotel management agreement (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or the hotel management agreement failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of hotel manager, (vi) the hotel failing to be operated, “flagged” and/or branded pursuant to the hotel management agreement, and (vii) any permits required pursuant to the hotel management agreement ceasing to be in full force in effect; and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence includes, without limitation, a duly executed estoppel certificate from the hotel manager in form and substance reasonably acceptable to the lender) of: (1) the satisfaction of the Hotel Management Cure Conditions (as defined below), and (2) the branding, “flagging” and operation of the hotel pursuant to a hotel management agreement entered into in accordance with the terms of the Key Center Cleveland Loan documents (which agreement is in full force and effect with no defaults thereunder) and the deposit into a PIP reserve account of an amount equal to any required PIP deposit (if any).

“Hotel Management Cure Conditions” shall mean each of the following, as applicable: (i) all defaults have been cured under the hotel management agreement to the satisfaction of the non-defaulting party, (ii) the borrower and the applicable hotel manager have re-affirmed in writing the hotel management agreement as being in full force and effect, (iii) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable hotel manager and/or hotel management agreement, such hotel manager is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed such hotel management agreement pursuant to a final, non-appealable order of a court of competent jurisdiction, (iv) the hotel continues to be operated, “flagged” and branded pursuant to the hotel management agreement, (v) all permits applicable to the related hotel management agreement are in full force and effect, and (vi) any required PIP reserve has been deposited.

■	Property Management. The portion of the Key Center Cleveland Property identified as Key Tower is currently managed by Millennia Housing Management, Ltd. and Jacobs Real Estate Services LLC, an affiliate of the borrower, pursuant to a management agreement. The Key Center Parking Garage Component is managed by SP Plus Corporation pursuant to a management agreement. The Key Center Cleveland Loan documents provide that the lender may, or may require the borrower to, replace the property manager with a property manager which is not an affiliate of the borrower, but may be chosen by the borrower and approved by the lender (i) upon the occurrence of an event of default; (ii) if the property manager is in default under the management agreement beyond any applicable notice and cure period; (iii) if property manager becomes involved in any voluntary insolvency or bankruptcy proceeding or any involuntary insolvency or bankruptcy action not dismissed within 90 days and/or (iv) if at any time the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds. The borrower is permitted to replace the manager provided that (a) no event of default is continuing, (b) the lender receives 30 days’ notice, (c) the replacement does not result in any termination right, right of first refusal, or similar right or fee, (d) the replacement manager is an affiliate of Lubert Adler (so long as Lubert Adler owns an interest in the borrower or is approved by the lender in writing (which approval may be conditioned upon receipt of a ratings agency confirmation) and (e) if the replacement manager is affiliated, delivery of a new non-consolidation opinion.

The Marriott Cleveland Downtown is brand-managed by Marriott Hotel Services, Inc. under an agreement which will be expiring in 2021 with three, 10-year renewal periods. The hotel management agreement may be terminated by the borrower if the average operating profit does not equal or exceed $3.3 million for any three consecutive fiscal years.

■	Mezzanine or Secured Subordinate Indebtedness. Concurrently with the funding of the Key Center Cleveland Loan Combination, ACREFI Mortgage Lending, LLC funded a mezzanine loan in the amount of $42,500,000 (the “Key Center Cleveland Mezzanine Loan”) to 127 PS MEZZ BORROWER LLC, as mezzanine borrower, which is the direct owner of 100.0% of the limited liability company interests in the borrower. The Key Center Cleveland Mezzanine Loan is secured by a pledge of the mezzanine borrower’s 100% limited liability company interests in the borrower. The Key Center Cleveland Mezzanine Loan carries an interest rate of 12.75000% per annum and is co-terminus with the Key Center Cleveland Loan Combination. The Key Center Cleveland Mezzanine Loan is subject to an intercreditor agreement.

LOAN #3: key center CLEVELAND

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Key Center Cleveland Property, plus 18 months of business interruption coverage in an amount equal to 100% of the projected gross income from the Key Center Cleveland Property for a period continuing until the restoration of the Key Center Cleveland Property is completed and containing an extended period endorsement which provides for up to 12 months of additional coverage. The terrorism insurance is required to contain a deductible that is no larger than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

(THIS PAGE INTENTIONALLY LEFT BLANK)

LOAN #4: SCRIPPS CENTER

LOAN #4: SCRIPPS CENTER

LOAN #4: SCRIPPS CENTER

OVER-THE-RHINE
W LIBERTY ST
W 15TH ST
W 14TH ST
Laurel Recreation Area
Cincinnati Music Hall
Washington Park
GRANT ST
W 12TH ST
W CENTRAL PKWY
W CENTRAL PKWY
E CENTRAL PKWY
W COURT ST
Cincinnati
W 9TH ST
W 8TH ST
W 7TH ST
W 6TH ST
W 5TH ST
W 4TH ST
W 3RD ST
E 9TH ST
E 8TH ST
E 7TH ST
E 6TH ST
E 5TH ST
E 4TH ST
E 3RD ST
The Public Library
CENTRAL AVE
PLUM ST
ELM ST
RACE ST
VINE ST
WALNUT ST
MAIN ST
SYCAMORE ST
BROADWAY ST
Center for the Arts
The Cincinnatian Hotel
Contemporary Arts Center
Millennium Hotel
Duke Energy Convention Center
CENTRAL BUSINESS DISTRICT
Fountain Square
Procter & Gamble
Hyatt Regency
Hilton
Taft Theatre
400 Broadway
Scripps Center
312 Walnut Street
Cincinnati, OH 45202
Great American Insurance Group
312 Elm
Jack Cincinnati Casino
PENDLETON
75
71
471
50
SECOND ST W
W FREEDOM WAY
National Underground Railroad Freedom Center
Paul Brown Stadium
Great American Ball Park
U.S. Bank Arena
Smale Riverfront Park
TAYLOR SOUTHGATE BRIDGE
Ohio River
C W BAILEY BRIDGE
JOHN A. ROEBLING BRIDGE
CSXI-BUCKEYE RAIL TERMINAL
West Chester
Sharonville
Loveland
Kenwood
OHIO
Norwood
Cincinnati
CSXI-CINCINNATI RAIL TERMINAL
NS-CINCINNATI RAIL TERMINAL
CINCINNATI MUNICIPAL AIRPORT
CINCINNATI NORTHERN KY INTERNATIONAL AIRPORT
Florence
KENTUCKY
MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #4: SCRIPPS CENTER

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	PCC
Location (City/State)	Cincinnati, Ohio	Cut-off Date Balance(2)	$50,000,000
Property Type	Office	Cut-off Date Balance per SF(1)	$133.77
Size (SF)	538,243	Percentage of Initial Pool Balance	4.9%
Total Occupancy as of 2/1/2017	93.1%	Number of Related Mortgage Loans	None
Owned Occupancy as of 2/1/2017	93.1%	Type of Security	Fee Simple
Year Built / Latest Renovation	1989 / 2013-2015	Mortgage Rate	4.66000%
Appraised Value	$98,000,000	Original Term to Maturity (Months)	120
Appraisal Date	12/15/2016	Original Amortization Term (Months)	360
Borrower Sponsor	Neal H. Mayerson	Original Interest Only Term (Months)	24
Property Management	The Mayerson Company	First Payment Date	3/1/2017
Maturity Date	2/1/2027

Underwritten Revenues	$13,210,971
Underwritten Expenses	$6,471,316	Escrows
Underwritten Net Operating Income (NOI)	$6,739,655	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$6,297,729	Taxes	$392,500	$196,250
Cut-off Date LTV Ratio(1)	73.5%	Insurance	$93,351	$9,736
Maturity Date LTV Ratio(1)	63.0%	Replacement Reserve(3)	$1,300,000	$0
DSCR Based on Underwritten NOI / NCF(1)	1.51x / 1.41x	TI/LC(4)	$3,700,000	$0
Debt Yield Based on Underwritten NOI / NCF(1)	9.4% /8.7%	Other(5)	$1,633,783	$0

Sources and Uses(6)
Sources	$	%	Uses	$	%
Loan Combination Amount	$72,000,000	100.0%	Loan Payoff	$58,673,555	81.5%
Reserves	7,119,634	9.9
Closing Costs	564,517	0.8
Principal Equity Distribution	5,642,295	7.8
Total Sources	$72,000,000	100.0%	Total Uses	$72,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Scripps Center Loan Combination (as defined below).

(2)	The Scripps Center Loan (as defined below) has a Cut-off Date Balance of $50,000,000 and represents the controlling note A-1 of the $72,000,000 Scripps Center Loan Combination, which is evidenced by two pari passu notes. The related companion loan is evidenced by the non-controlling note A-2, which has an outstanding principal balance as of the Cut-Off Date of $22,000,000, is currently held by Principal Commercial Capital, and is expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.

(3)	The Replacement Reserve is for future capital improvements. If the Replacement Reserve balance falls below the replacement reserve cap of $324,000 (the “Replacement Reserve Cap”), the borrower is required to deposit $9,000 monthly until the funds on deposit in the Replacement Reserve account are equal to or greater than the Replacement Reserve Cap. Provided no event of default exists and the balance exceeds the Replacement Reserve Cap, the borrower has the right to transfer funds in excess of the Replacement Reserve Cap to the TI/LC reserve. See “—Escrows” below.

(4)	If the TI/LC reserve falls below the TI/LC reserve cap of $1,620,000 (the “TI/LC Reserve Cap”) the borrower is required to deposit $45,000 monthly until the funds on deposit in the TI/LC account are equal to or greater than the TI/LC Reserve Cap (which cap is subject to increase to $2,600,000 upon an E.W. Scripps Cash Sweep Trigger Event (as defined below)). See “—Escrows” below.

(5)	The Upfront Other reserve includes $1,292,241 in outstanding tenant improvements and leasing commissions and $341,542 in outstanding free rent. See “—Escrows” below.

(6)	Based on the aggregate original principal balance of the Scripps Center Loan Combination.

■	The Mortgage Loan. The mortgage loan (the “Scripps Center Loan”) is part of a loan combination (the “Scripps Center Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 538,243 SF office building located in Cincinnati, Ohio (the “Scripps Center Property”). The Scripps Center Loan, which is evidenced by the controlling note A-1, has an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000 and represents approximately 4.9% of the Initial Pool Balance. The related companion loan is evidenced by the non-controlling note A-2, which has an original principal balance of $22,000,000, has an outstanding principal balance as of the Cut-off Date of $22,000,000, is currently held by Principal Commercial Capital, and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Scripps Center Loan Combination, which accrues interest at an interest rate of 4.66000% per annum, was originated by Principal Commercial Capital on February 1, 2017, had an original principal balance of $72,000,000 and has an outstanding principal balance as of the Cut-off Date of $72,000,000. The proceeds of the Scripps Center Loan Combination were primarily used to refinance the Scripps Center Property, fund reserves, pay origination costs and return a portion of equity to the borrower.

The Scripps Center Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Scripps Center Loan Combination requires monthly payments of interest only through the due date in February 2019, after which it requires monthly payments of interest and principal sufficient to amortize the Scripps Center Loan Combination over a 30-year amortization schedule. The scheduled maturity date of the Scripps Center Loan Combination is the due date in February 2027. At any time after the earlier of 48 months following the first due date under the Scripps Center Loan Combination and the 25th due date following the securitization of the last portion of the Scripps Center Loan Combination, the Scripps Center Loan Combination may either be (i) provided no event of default has occurred and is continuing under the Scripps Center Loan documents, defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Scripps Center Loan documents or (ii) prepaid in full, provided the applicable prepayment is accompanied by payment of the greater of 1.0% of the amount prepaid or a yield maintenance premium (as described in the Scripps Center Loan documents). Voluntary prepayment of the Scripps Center Loan

LOAN #4: SCRIPPS CENTER

Combination in full without payment of any yield maintenance or any other prepayment premium is permitted on or after the due date in November 2026.

■	The Mortgaged Property. The Scripps Center Property is comprised of a 538,243 SF, Class A office building located in the Cincinnati, Ohio central business district (“CBD”). The Scripps Center Property, which is set on a 0.72 acre site, was constructed in 1989. The Scripps Center Property includes a 35-story office building that was the first Class A building on the Cincinnati riverfront. The floor plates of the office building range from 17,000 SF to 24,000 SF. The improvements include a 618-space parking garage that is on eight levels in the lower portion of the building and is leased to a parking operator, Central Parking System of Ohio, Inc., through December 2020. Building amenities include on-site parking, conference center, fitness center, full-service hair salon, day care center, 24/7 building access and security, on-site management and a full service concierge offering travel reservations, errand running, and vehicle, entertainment, retail and dining services. From 2013-2015, the borrower spent approximately $1,600,000 on capital improvements to the Scripps Center Property.

As of February 1, 2017, the Scripps Center Property was approximately 93.1% leased by 46 tenants. The Scripps Center Property serves as the headquarters of E.W. Scripps Company, which is the largest tenant, occupying 15.5% of the net rentable area, and has been located at the Scripps Center Property since 1992. E.W. Scripps Company (NYSE: SSP) was founded in 1878 and serves audiences and businesses through a portfolio of television, radio, and digital media brands. No other tenant represents more than 10.0% of the net rentable area.

The following table presents certain information relating to the major tenants at the Scripps Center Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA(3)	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
E.W. Scripps Company(4) (5)	NR / Ba2 / BB	83,159	15.5%	$1,137,247	15.9%	$13.68	1/31/2024	2, 5-year options
Thompson Hine LLP(6)	NR / NR / NR	53,066	9.9	928,655	13.0	$17.50	12/31/2020	2, 5-year options
Ernst & Young U.S. LLP	NR / NR / NR	32,638	6.1	539,364	7.6	$16.53	8/31/2019	2, 5-year options
Graydon Head & Ritchey(7)	NR / NR / NR	38,508	7.2	494,443	6.9	$12.84	6/30/2032	2, 5-year options
Office Key(8)	NR / NR / NR	23,939	4.4	347,115	4.9	$14.50	12/31/2021	1, 5-year option
Baker & Hostetler, LLP	NR / NR / NR	19,104	3.5	292,352	4.1	$15.30	11/30/2024	NA
UBS Financial Services	NR / NR / NR	15,266	2.8	219,220	3.1	$14.36	1/31/2024	2, 5-year option
JJB Hilliard WLL Lyons Trust(5)	NR / NR / NR	9,636	1.8	209,487	2.9	$21.74	2/05/2021	1, 5-year option
Merrill Lynch, Pierce, Fenner	A+ / NR / A+	14,707	2.7	193,103	2.7	$13.13	1/31/2020	1, 5-year option
Chubb Insurance Company	NR / Aa3 / AA	12,684	2.4	187,343	2.6	$14.77	7/31/2019	NA
Ten Largest Owned Tenants		302,707	56.2%	$4,548,328	63.7%	$15.03
Remaining Owned Tenants(9)		198,255	36.8	2,589,809	36.3	$13.06
Vacant Spaces (Owned Space)		37,281	6.9	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		538,243	100.0%	$7,138,137	100.0%	$14.25

(1)	Based on the underwritten rent roll dated February 1, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	There is a parking structure totaling 241,362 SF on floors two through nine of the Scripps Center Property. This SF is not included in the Tenant GLA.

(4)	The E.W. Scripps Company lease includes 9,044 SF of buy-out space (the “Scripps Buy-Out Space”) on the 26th floor and 74,115 SF of standard office space (the “Scripps Standard Office Space”) on the 26th through 29th floors. The Scripps Buy-Out Space was surrendered by E.W. Scripps Company in 2013; however, E.W. Scripps Company continued to occupy the Scripps Buy-Out Space at a lower rent. E.W. Scripps Company currently pays $6.80 per SF for the Scripps Buy-Out Space and $14.51 per SF for the Scripps Standard Office Space. E.W. Scripps Company must give notice by June 30, 2017 if E.W. Scripps Company wants to reincorporate the Scripps Buy-Out Space into the standard office lease and if elected, the rent is required to be the same per SF as that of the Scripps Standard Office Space, subject to certain free rent periods and offsets, and the term will expire concurrently with the Scripps Standard Office Space on January 31, 2024. E.W. Scripps Company is currently utilizing all of the Scripps Buy-Out Space. If E.W. Scripps Company does not elect to reincorporate the Scripps Buy-Out Space, its lease of the Scripps Buy-Out Space will terminate on January 1, 2018.

(5)	The UW Base Rent and UW Base Rent $ per SF for JJB Hilliard WLL Lyons Trust and the Scripps Buy-Out Space is on a gross basis and the remaining nine largest tenants are on a net basis.

(6)	Thompson Hine LLP has the option to terminate its lease effective December 31, 2018 if Thompson Hine LLP has or will cease operation of its business in the Cincinnati, Ohio area provided Thompson Hine LLP provides twelve months’ notice and pays a termination fee equal to $710,771.

(7)	Graydon Head & Ritchey is in full occupancy of its space but is not required to commence paying rent until July 1, 2017.

(8)	Office Key has the one-time option to reduce its space from 23,939 SF to 17,412 SF effective on April 30, 2018 by giving notice before July 30, 2017 without payment of a termination fee.

(9)	The Remaining Owned Tenants category includes, among other tenants, 312 Fitness LLC totaling 5,079 SF and the 10th Floor Conference Center totaling 3,611 SF. While these are amenities for the building only with no attributable lease income, the SF is included as part of the % of Owned GLA calculation.

LOAN #4: SCRIPPS CENTER

The following table presents certain information relating to the lease rollover schedule at the Scripps Center Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	17,995	3.3	3.3%	242,999	3.4	$13.50	2
2018	17,736	3.3	6.6%	282,144	4.0	$15.91	5
2019	79,790	14.8	21.5%	1,214,846	17.0	$15.23	11
2020	77,490	14.4	35.9%	1,258,926	17.6	$16.25	4
2021	49,960	9.3	45.1%	728,655	10.2	$14.58	7
2022	19,847	3.7	48.8%	246,745	3.5	$12.43	5
2023	13,618	2.5	51.4%	203,493	2.9	$14.94	2
2024	117,529	21.8	73.2%	1,648,818	23.1	$14.03	3
2025	25,499	4.7	77.9%	334,504	4.7	$13.12	2
2026	39,379	7.3	85.2%	482,565	6.8	$12.25	3
2027	0	0.0	85.2%	0	0.0	$0.00	0
2028 & Thereafter	42,119	7.8	93.1%	494,443	6.9	$11.74	2
Vacant	37,281	6.9	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	538,243	100.0%		$7,138,137	100.0%	$14.25	46

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

(2)	Certain tenants have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and which are not reflected in the Lease Expiration Schedule.

(3)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the Scripps Center Property:

Historical Leased %(1)

	2013	2014	2015	2016	As of 2/1/2017(2)
Owned Space	83.7%	85.7%	87.7%	92.2%	93.1%

(1)	As provided by the borrower which reflects average occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated February 1, 2017.

LOAN #4: SCRIPPS CENTER

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Scripps Center Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 12/31/2016	Underwritten	Underwritten $ per SF
Base Rent(2)	$6,554,600	$5,825,098	$6,762,041	$5,979,262	$7,061,729	$13.12
Contractual Rent Steps(3)	0	0	0	0	76,408	0.14
Potential Income from Vacant Space	0	0	0	0	540,575	1.00
Total Rent	$6,554,600	$5,825,098	$6,762,041	$5,979,262	$7,678,711	$14.27
Reimbursements	4,191,030	4,448,055	4,430,718	4,437,361	5,280,698	9.81
Other Income(4)	1,499,834	1,512,288	1,494,799	1,526,112	1,547,503	2.88
Vacancy, Credit Loss & Concessions	0	0	0	0	(1,295,941)	(2.41)
Effective Gross Income	$12,245,464	$11,785,441	$12,687,558	$11,942,735	$13,210,971	$24.54

Real Estate Taxes(5)	$2,132,566	$2,087,851	$2,085,682	$2,080,379	$2,229,385	$4.14
Insurance	103,551	104,897	105,044	104,941	106,211	0.20
Management Fee	421,705	423,319	447,929	488,678	528,439	0.98
Other Expenses	3,529,955	3,618,986	3,603,170	3,495,815	3,607,281	6.70
Total Operating Expenses	$6,187,777	$6,235,053	$6,241,825	$6,169,813	$6,471,316	$12.02

Net Operating Income	$6,057,687	$5,550,388	$6,445,733	$5,772,922	$6,739,655	$12.52
TI/LC(6)	0	0	0	0	437,365	0.81
Replacement Reserves(7)	0	0	0	0	4,561	0.01
Net Cash Flow	$6,057,687	$5,550,388	$6,445,733	$5,772,922	$6,297,729	$11.70

Occupancy	83.7%	85.7%	87.7%	92.2%	93.1%
NOI Debt Yield	8.4%	7.7%	9.0%	8.0%	9.4%
NCF DSCR	1.36x	1.24x	1.45x	1.29x	1.41x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent is higher than historical base rent including TTM 12/31/2016 due to seven new leases or lease extensions that are currently in a free rent period or were in a free rent period during all or a portion of the TTM period. The largest of these is the new lease with Graydon Head & Ritchey, the third largest tenant based on net rentable area, which is not required to commence paying rent until July 1, 2017. The lender escrowed for all currently effective contractual lease abatements at origination.

(3)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases through October 1, 2017.

(4)	Other Income includes conference room rental, garage elevator income, storage income, ATM income, communications income and parking garage income. The parking garage income accounts for $1,497,816 of the other income which includes $1,400,000 of rental income plus percentage rents (60% of sales over $1,650,000 per year) pursuant to the lease with Central Parking System of Ohio, Inc.

(5)	The Scripps Center Property is part of a designated tax increment financing (“TIF”) district. The TIF agreement for the Scripps Center Property was part of a development agreement that commenced in January 1990 and expires in January 2020. The borrower is required to pay semiannual service payments to the City of Cincinnati which are equal to the real estate taxes that the borrower would otherwise be required to pay to the county. Upon expiration, there is no expected increase to the real estate taxes solely as a result of the expiration. The primary difference is anticipated to be that real estate taxes will be paid to the county rather than the city.

(6)	Underwritten TI/LC takes into account the $3,700,000 upfront escrow for future TI/LC obligations.

(7)	Underwritten Replacement Reserves take into account the $1,300,000 upfront escrow for future capital improvements.

■	Appraisal. According to the appraisal, the Scripps Center Property had an “as-is” appraised value of $98,000,000 as of December 15, 2016. The appraiser valued the property based on the two approaches below and gave equal weight to both approaches to determine the “as-is” appraised value of the Scripps Center Property.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$97,900,000	NA	7.25%
Discounted Cash Flow Approach	$98,100,000	8.50%	7.75%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on the Phase I environmental report dated December 16, 2016, there were no recognized environmental conditions related to the Scripps Center Property.

■	Market Overview and Competition. The Scripps Center Property is located on the northeast quadrant of Walnut Street and 3rd Street within the Cincinnati CBD. This location is less than one mile west of the I-71/US 50 interchange. The Scripps Center Property is located just north of the mixed use development known as The Banks and two blocks southeast of Fountain Square. It is also located on the new StreetCar line. It is within walking distance of Great American Ballpark (Cincinnati Reds), Paul Brown Stadium (Cincinnati Bengals), U.S. Bank Arena, Fountain Square, The Banks development, and some of the area’s Fortune 500 companies’ headquarters.

Per the appraisal, the Scripps Center Property is part of the Cincinnati Office Market and the Cincinnati City office submarket. As of the third quarter of 2016, the Cincinnati Office Market consisted of approximately 97.6 million SF with a 10.1% vacancy rate and triple net asking rents of $16.08 per SF. The Cincinnati City office submarket consists of approximately 39.6 million SF with a 10.1% vacancy rate and triple net asking rents of $17.16 per SF.

LOAN #4: SCRIPPS CENTER

The following table presents certain information relating to the primary competition for the Scripps Center Property:

Scripps Center Property Competitive Set(1)

	Scripps Center Property	Atrium Two	First Financial Center	Omnicare Center
Year Built	1989	1984	1991	1981
SF	538,243(2)	653,604	525,036	568,052
Total Occupancy	93.1%(2)	94.0%	87.8%	87.5%
Asking Rent	$6.80-$24.67(2)(3)	$10.50-$15.50	$10.00-$17.00	$5.31-$34.66

	PNC Center	US Bank Building
Year Built	1979	1981
SF	501,024	562,000
Total Occupancy	82.2%	88.9%
Asking Rent	$11.50-$13.50	$18.00-$21.50

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated February 1, 2017.

(3)	The $6.80 per SF asking rent at the Scripps Center Property represents a temporary rent reduction for the Scripps Buy-Out Space (1.7% of the net rentable area). Average in-place rent at the Scripps Center Property is $14.25 per SF.

■	The Borrower. The borrower is 312 Walnut, LLC, a newly formed special purpose Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Scripps Center Loan Combination. The non-recourse carveout guarantor for the Scripps Center Loan Combination is Neal H. Mayerson. Mr. Mayerson is president of the Mayerson Company which was founded in 1949 by Mr. Mayerson’s late father, Manuel D. Mayerson.

■	Escrows. In connection with the origination of the Scripps Center Loan Combination, the borrower funded reserves of (i) $392,500 for real estate taxes; (ii) $93,351 for insurance; (iii) $1,300,000 for replacement reserves; (iv) $3,700,000 for tenant improvements and leasing commissions; (v) $1,292,241 for outstanding tenant improvements and leasing commissions obligations with respect to eleven tenants and (vi) $341,542 for outstanding free rent with respect to six tenants.

Additionally, on each due date, the borrower is required to fund the following reserves with respect to the Scripps Center Property: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially $196,250), (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period (initially $9,736), provided that the monthly insurance reserve deposit is waived if the borrower is maintaining blanket insurance policies in accordance with the Scripps Center Loan documents, (iii) a $9,000 monthly replacement reserve if the replacement reserve falls below the Replacement Reserve Cap; and (iv) a $45,000 monthly tenant improvements and leasing commissions reserve if the tenant improvements and leasing commissions reserve falls below the TI/LC Reserve Cap, which said cap increases to $2,600,000 upon the occurrence of an E.W. Scripps Cash Sweep Trigger Event (as defined below) and continues until an E.W. Scripps Cash Sweep Cure (as defined below) occurs. Provided no event of default exists under the Scripps Center Loan Combination and the balance of the replacement reserve exceeds the Replacement Reserve Cap, the borrower has the right to transfer funds in excess of the Replacement Reserve Cap to the tenant improvements and leasing commissions reserve (but not vice versa).

■	Lockbox and Cash Management. The Scripps Center Loan Combination is structured with a hard lockbox with springing cash management. The Scripps Center Loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower with respect to the Scripps Center Property be deposited into such lockbox account within two business days following receipt. Prior to the occurrence of a Scripps Center Cash Sweep Trigger Event (as defined below) and after the occurrence of a Scripps Center Cash Sweep Cure (as defined below), all funds in the lockbox account are swept into the borrower’s operating account. Following the occurrence of a Scripps Center Cash Sweep Trigger Event and until the occurrence of a Scripps Center Cash Sweep Cure, all cash flow is required to be swept from the lockbox account into a lender-controlled cash management account and applied in accordance with the Scripps Center Loan documents, and excess cash is required to be swept and held as additional collateral for the Scripps Center Loan Combination.

A “Scripps Center Cash Sweep Trigger Event” means the occurrence of any one or more of the following as determined by the lender in its sole discretion: (a) an event of default under the Scripps Center Loan documents; (b) the debt service coverage ratio being less than 1.15x based upon amortizing debt service; (c) an E.W. Scripps Cash

LOAN #4: SCRIPPS CENTER

Sweep Trigger Event (as defined below); or (d) if a mezzanine loan is made, an event of default under any of the mezzanine loan documents.

A “Scripps Center Cash Sweep Cure” means the following, as determined by the lender in its sole discretion: (i) with respect to a Scripps Center Cash Sweep Trigger Event described in clause (a) above, upon the waiver by the lender of, or cure accepted by the lender of, such event of default; (ii) with respect to a Scripps Center Cash Sweep Trigger Event described in clause (b) of the definition thereof, the Scripps Center Property maintaining an amortizing debt service coverage ratio of greater than 1.20x for two consecutive calendar quarters determined by the lender as of the last day of each calendar quarter for such quarter; (iii) with respect to a Scripps Center Cash Sweep Trigger Event described in clause (c) of the definition thereof, the occurrence of an E.W. Scripps Cash Sweep Cure (as defined below); or (iv) with respect to a Scripps Center Cash Sweep Trigger Event described in clause (d) of the definition thereof, the specific waiver in writing by the mezzanine lender of the related event of default under the mezzanine loan documents (or if applicable, confirmation in writing from the mezzanine lender that such event of default has been cured to its satisfaction).

An “E.W. Scripps Cash Sweep Trigger Event” means, as determined by lender in its sole discretion; (1) funds in the general TI/LC reserve equal less than $2,600,000 and (2) the occurrence of any one or more of the following: (a) E.W. Scripps Company ceases to operate its business in all or a majority of the space under the E.W. Scripps Company lease, excluding the Scripps Buy-Out Space; (b) E.W. Scripps Company files voluntary or involuntary bankruptcy or insolvency proceedings or any person (other than the lender) files an involuntary bankruptcy or insolvency proceeding against E.W. Scripps Company; (c) E.W. Scripps Company provides notice to the borrower of its intent to implement an early termination of the E.W. Scripps Company lease; (d) a default by E.W. Scripps Company occurs under the E.W. Scripps Company lease, beyond any applicable notice and cure periods; or (e) E.W. Scripps Company has not renewed the E.W. Scripps Company lease (excluding the Scripps Buy-Out Space) at market terms acceptable to the lender at least 12 months prior to the then-current expiration date of the E.W. Scripps Company lease.

An “E.W. Scripps Cash Sweep Cure” means the following, as determined by the lender in its sole discretion either (1) funds in the general TI/LC reserve equal or exceed $2,600,000 or (2) the occurrence of the applicable cure event as follows: (i) with respect to an E.W. Scripps Cash Sweep Trigger Event described in clause (a) above, then the earlier of the following: (A) E.W. Scripps Company has notified the borrower in writing that E.W. Scripps Company has rescinded its notice to “go dark,” and (B) E.W. Scripps Company has resumed operations in the space occupied by E.W. Scripps Company and has continuously remained in occupancy and open for no less than 60 consecutive days; (ii) with respect to an E.W. Scripps Cash Sweep Trigger Event described in clause (b) above, E.W. Scripps Company has (A) obtained the applicable bankruptcy court’s approval of its affirmation of the E.W. Scripps Company lease, and (B) delivered to the lender a new estoppel certificate reasonably acceptable to the lender, certifying that (1) the E.W. Scripps Company lease has been validly affirmed in the bankruptcy proceeding and remains in full force and effect on the same terms and conditions as in effect as of the loan closing date, unless approved by the lender in writing, (2) there is no default existing under the E.W. Scripps Company lease, (3) E.W. Scripps Company is in occupancy and open for business to the general public, (4) E.W. Scripps Company is paying full, unabated rent, and (5) the E.W. Scripps Company lease has not been amended or modified without the lender’s prior written consent; (iii) with respect to an E.W. Scripps Cash Sweep Trigger Event described in clause (c) above, E.W. Scripps Company has rescinded its early termination notice; (iv) with respect to an E.W. Scripps Cash Sweep Trigger Event described in clause (d) above, the curing of the applicable lease default; and (v) with respect to an E.W. Scripps Cash Sweep Trigger Event described in clause (e)above, E.W. Scripps Company has renewed the E.W. Scripps Company lease (excluding the Scripps Buy-Out Space) at market terms. In addition, a cure of an E.W. Scripps Cash Sweep Trigger Event described in clauses (a), (b), (c), (d) or (e) above will be deemed to occur if the borrower has re-let the entire space leased to E.W. Scripps Company to one or more replacement tenants reasonably acceptable to the lender pursuant to executed leases reasonably acceptable to the lender and (A) such replacement tenant’s lease is in full force and effect, and (B) such replacement tenant has commenced paying full, unabated rent under its lease.

LOAN #4: SCRIPPS CENTER

■	Property Management. The Scripps Center Property is managed by The Mayerson Company, pursuant to the terms of the management agreement. The borrower sponsor is affiliated with The Mayerson Company. If (a) an event of default under the Scripps Center Loan Combination has occurred and is continuing, (b) the property manager becomes bankrupt or insolvent, or (c) a default beyond any applicable notice and cure period by the property manager occurs under the related management agreement, then the lender, at its option, may require the borrower to engage a replacement management agent and terminate the property manager without fee or obligation to the lender. Provided no event of default under the Scripps Center Loan Combination is continuing, the borrower may replace the manager with a manager that is either reasonably acceptable to the lender or is a reputable management company with at least seven years’ experience in the management of commercial properties with similar uses and quality as the Scripps Center Property and in the jurisdiction in which the Scripps Center Property is located.

■	Mezzanine or Secured Subordinate Indebtedness. So long as no event of default has occurred and is continuing, the borrower is permitted to obtain mezzanine financing secured by direct or indirect ownership interests in the borrower, subject to the conditions set forth in the Scripps Center Loan documents, which include, but are not limited to (i) the lender’s approval of the mezzanine loan documents, which must require the term of the mezzanine loan to expire on or after the maturity date of the Scripps Center Loan Combination, (ii) execution of an intercreditor agreement acceptable to the lender, (iii) that the debt service coverage ratio (including the new mezzanine loan) must be equal to or greater than 1.40x, (iv) that the loan-to-value ratio (including the new mezzanine loan) must be no greater than 73.0%, (v) lease rollover for the Scripps Center Property in any given year of the remainder of the term of the Scripps Center Loan Combination shall not be greater than 20.0%, and (vi) at lender’s option, and if required by the procedures promulgated by any rating agencies rating any securities representing an interest in the Scripps Center Loan Combination, delivery of a rating agency confirmation. The Scripps Center Loan documents require that an affiliate of the lender or an affiliate of Principal Real Estate Investors, LLC have the first opportunity to provide the mezzanine financing.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy (with a deductible that is acceptable to the lender and is no larger than $50,000) that provides coverage for terrorism in an amount equal to 100.0% of the full replacement cost of the Scripps Center Property, plus a business interruption insurance policy that provides 18 months of business interruption coverage with an additional six-month extended period of indemnity; provided that if the policies contain an exclusion for loss or damage incurred as a result of an act of terrorism or similar acts of sabotage, the borrower is required to maintain separate insurance against such loss or damage provided such insurance is commercially available. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #5: CASCADE VILLAGE

LOAN #5: CASCADE VILLAGE

SISTERS
ROBAL ROAD TO 20
PETSMART
BED BATH & BEYOND
BEST BUY
jcpenney
WORLD MARKET
Carino's
REDMOND
MAIN ENTRANCE
ROSS
DRESS FOR LESS
ASHLEY
DICK'S
FOOD 4 LESS
97
TRADER JOE'S
SISTERS
20
Anchor
Non-Anchor / Inline
Dining
Available
N
CASCADE VILLAGE
SHOPPING CENTER

LOAN #5: CASCADE VILLAGE

MAP © 2017 CARTIFACT
Cascade Village
63455 North U.S. Highway 97
Bend, OR 97703
Cascade Village Shopping Center
Bend River Promenade
Wagner Mall
St Charles Medical Center-Bend
Central Oregon Community College
Forum Shopping Center
NW PORTLAND AVE
NW NEWPORT AVE
Bend
Yakima
WASHINGTON
Kennewick
Portland
Salem
OREGON
Eugene
Bend
Springfield
Pacific ocean
Medford
Klamath Falls
CALIFORNIA
NEVADA
Eureka

LOAN #5: CASCADE VILLAGE

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		PCC
Location (City/State)	Bend, Oregon	Cut-off Date Balance		$50,000,000
Property Type	Retail	Cut-off Date Balance per SF		$135.92
Size (SF)	367,856	Percentage of Initial Pool Balance		4.9%
Total Occupancy as of 2/14/2017	96.9%	Number of Related Mortgage Loans		None
Owned Occupancy as of 2/14/2017	96.9%	Type of Security		Fee Simple
Year Built / Latest Renovation	1979, 1988, 2005, 2007/ 2005	Mortgage Rate		4.65000%
Appraised Value	$76,500,000	Original Term to Maturity (Months)		120
Appraisal Date	1/6/2017	Original Amortization Term (Months)		360
Borrower Sponsors(1)	Various	Original Interest Only Period (Months)		36
Property Management	SIMA Management Corporation	First Payment Date		4/1/2017
		Maturity Date		3/1/2027

Underwritten Revenues	$6,394,513
Underwritten Expenses	$1,704,790	Escrows
Underwritten Net Operating Income (NOI)	$4,689,723		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,384,403	Taxes	$151,459	$51,842
Cut-off Date LTV Ratio	65.4%	Insurance	$20,864	$6,955
Maturity Date LTV Ratio	57.4%	Replacement Reserve(2)(3)	$336,591	$10,116
DSCR Based on Underwritten NOI / NCF	1.52x / 1.42x	TI/LC(4)	$0	$13,065
Debt Yield Based on Underwritten NOI / NCF	9.4% / 8.8%	Other(5)	$1,500,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$50,000,000	99.2%	Loan Payoff(6)	$47,388,005	94.1%
Principal’s New Cash Contribution	380,429	0.8	Reserves	2,008,914	4.0
			Closing Costs	983,510	2.0
Total Sources	$50,380,429	100.0%	Total Uses	$50,380,429	100.0%

(1)	Borrower Sponsors: James P. Knell, Theresa A. Knell, The James And Theresa Knell Family Trust, Dated May 20, 1997.

(2)	The upfront replacement reserve of $336,591 includes 100.0% of the estimated roof replacement costs and parking lot resurfacing costs during the second year of the loan term.

(3)	The borrower’s obligation to make monthly deposits into the replacement reserve is temporarily suspended at any time the amount in such reserve equals or exceeds $364,176.

(4)	The required TI/LC monthly reserve deposits are $13,065 per month provided that the borrower’s obligation to make deposits into the TI/LC reserve is temporarily suspended at any time the amount in such reserve equals or exceeds $470,331.

(5)	Upfront Other reserve includes $1,500,000 for future tenant improvements and leasing commissions associated with J.C. Penney’s ongoing termination option and lease rollover on November 30, 2018. See “—Escrows” below.

(6)	Loan Payoff represents existing debt comprised of (i) a $46,860,471 mortgage originated by Bank of America (BACM 2007-3) and (ii) defeasance costs.

■	The Mortgage Loan. The mortgage loan (the “Cascade Village Loan”) is evidenced by a note in the original principal amount of $50,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 367,856 SF anchored retail center located in Bend, Oregon (the “Cascade Village Property”). The Cascade Village Loan was originated by Principal Commercial Capital on February 14, 2017 and represents approximately 4.9% of the Initial Pool Balance. The Cascade Village Loan has an outstanding principal balance as of the Cut-off Date of $50,000,000 and accrues interest at an interest rate of 4.65000% per annum. The proceeds of the Cascade Village Loan were primarily used to refinance existing debt secured by the Cascade Village Property, fund reserves and pay closing costs.

The Cascade Village Loan had an initial term of 120 months and has a remaining term as of the Cut-off Date of 119 months. The Cascade Village Loan requires monthly payments of interest only for the initial 36 months, followed by monthly payments of interest and principal sufficient to amortize the Cascade Village Loan over a 30-year amortization schedule. The scheduled maturity date of the Cascade Village Loan is March 1, 2027. Provided no event of default under the Cascade Village Loan documents has occurred and is continuing, at any time from and after the 25th payment date following the securitization Closing Date, the Cascade Village Loan may be defeased in whole with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Cascade Village Loan documents. In addition, the Cascade Village Loan is prepayable without penalty on or after the due date occurring in September 2026. The Cascade Village Loan is also prepayable in part, at any time, together with any then applicable prepayment premium, in connection with the release of a specified release parcel, as described below under “Release of Collateral.”

LOAN #5: CASCADE VILLAGE

■	The Mortgaged Property. The Cascade Village Property comprises a 367,856 SF anchored retail center at the intersection of U.S. Route 97 and U.S. Route 20 in Bend, Deschutes County, Oregon, which is approximately 158 miles southeast of Portland, approximately 128 miles southeast of Salem and approximately 125 miles east of Eugene. The Cascade Village Property is anchored by J.C. Penney Company (“JCP”), Bend Food 4 Less, Dicks Sporting Goods, Best Buy Co, Inc, Ross Stores Inc, Bed, Bath & Beyond, Pet Smart, Inc, Cost Plus, Inc (World Market), Ashley Furniture Homestore, and Trader Joe’s Company. Formerly known as Mountain View Mall, portions of the improvements currently being occupied by JCP, Bend Food 4 Less, Dicks Sporting Goods, and Ross Stores Inc, were originally constructed in 1979. The sponsors acquired the Cascade Village Property in 1998 and redeveloped it to its present hybrid lifestyle center/power center configuration in 2005. The Cascade Village Property consists of nine buildings situated on a 34.35 acre site. The Cascade Village Property provides for parking for 1,616 vehicles, which represents a parking ratio of 4.43 spaces per 1,000 SF of net rentable square footage.

As of February 14, 2017, the Cascade Village Property is approximately 96.9% leased to 36 tenants, including a mix of national and regional tenants. The five largest tenants by in place rental income are Dicks Sporting Goods, Best Buy Co, Inc, Ross Stores Inc, Pet Smart, Inc, and Bend Food 4 Less. Since 2008, the Cascade Village Property has consistently maintained an above 90.0% occupancy rate, except in 2009 when the former tenant G.I. Joe’s went bankrupt and was replaced with Dicks Sporting Goods within nine months.

The following table presents certain information relating to the major tenants (as to which certain tenants may have co-tenancy provisions) at the Cascade Village Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	2016 Tenant Sales $ per SF	Occupancy Cost(4)	Renewal / Extension Options
Dicks Sporting Goods(6)	NR / NR / NR	35,806	9.7%	$465,478	9.4%	$13.00	1/31/2025	NA(5)	NA	3, 5-year options
Best Buy Co, Inc(7)	BBB- / Baa1 / BBB-	30,443	8.3	418,591	8.5	$13.75	3/31/2021	NA(5)	NA	2, 5-year options
Ross Stores Inc(8)	NR / A3 / A-	30,236	8.2	377,950	7.7	$12.50	1/31/2021	$251(5)	6.0%	2, 5-year options
Pet Smart, Inc	NR / B3 / B+	21,955	6.0	351,280	7.1	$16.00	8/31/2020	NA(5)	NA	3, 5-year options
Bend Food 4 Less(9)	NR / NR / NR	37,226	10.1	335,034	6.8	$9.00	5/31/2025	$466	2.8%	2, 5-year options
Trader Joe’s Company	NR / NR / NR	13,049	3.5	305,436	6.2	$23.41	4/30/2018	NA(5)	NA	3, 5-year options
Bed, Bath & Beyond(10)	NR / Baa1 / BBB+	22,859	6.2	302,882	6.1	$13.25	1/31/2026	NA(5)	NA	3, 5-year options
Cost Plus, Inc (World Market)(11)	NR / NR / NR	17,993	4.9	287,888	5.8	$16.00	1/31/2026	NA(5)	NA	3, 5-year options
JCP(12)	B+ / B1 / B	51,257	13.9	243,625	4.9	$4.75	11/30/2018	$89	5.8%	6, 5-year options
Sleep Country USA, Inc	NR / NR / NR	8,000	2.2	184,000	3.7	$23.00	4/30/2026	$527	5.5%	2, 5-year options
Ten Largest Owned Tenants		268,824	73.1%	$3,272,164	66.3%	$12.17
Remaining Owned Tenants		87,539	23.8	1,660,301	33.7	$18.97
Vacant Spaces (Owned Space)		11,493	3.1	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		367,856	100.0%	$4,932,465	100.0%	$13.84

(1)	Based on the underwritten rent roll dated February 14, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	U/W Base Rent and U/W Base Rent $ per SF include contractual rent steps through September 1, 2017.

(4)	Occupancy Cost calculations are based on underwritten base rent plus underwritten reimbursements.

(5)	Dicks Sporting Goods, Best Buy Co, Inc, Pet Smart, Inc, Trader Joe’s Company, Bed, Bath & Beyond, and Cost Plus, Inc (World Market) are not required to report sales. Sales for Ross Stores Inc are through December 31, 2015.

(6)	Dicks Sporting Goods has the one time right to terminate its lease on January 31, 2020 provided notice is given by July 31, 2019. In addition, Dicks Sporting Goods has the right to (i) reduce its rent following the conclusion of a 120 day period, and (ii) terminate its lease with 120 days’ notice following the conclusion of a one-year period, in which less than four of seven specified anchor tenants (JCP, Bed, Bath & Beyond, Best Buy, Trader Joe’s, Bend Food 4 Less, Ross Stores Inc, and PetsMart (or an acceptable replacement)) are open and operating.

(7)	Best Buy Co, Inc has the right to abate its rent or terminate its lease following the conclusion of a one-year period in which less than 50.0% of the gross leasable area of the Cascade Village Property is open for business.

(8)	Ross Stores Inc has the right to has the right to reduce its rent or terminate its lease following the conclusion of a two-year period in which (i) less than four of the following anchor tenants; Dicks Sporting Goods, Bend Food 4 Less, PetsMart, JCP, Bed Bath & Beyond, or Best Buy are open and operating and/or (ii) less than 70.0% of the gross leasable area of the Cascade Village Property is open for business.

(9)	Bend Food 4 Less at the Cascade Village Property is independently owned and operated.

(10)	Bed, Bath & Beyond has the right to terminate its lease following the conclusion of a one-year period in which less than 50.0% of the gross leasable area of the Cascade Village Property is open for business.

(11)	Cost Plus, Inc (World Market) has the right to terminate its lease following the conclusion of a one-year period in which less than 50.0% of the gross leasable area of the Cascade Village Property is open for business.

(12)	JCP has the right to terminate its lease at any time with 360 days’ notice.

LOAN #5: CASCADE VILLAGE

The following table presents certain information relating to the lease rollover schedule at the Cascade Village Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	2,614	0.7%	0.7%	$15,300	0.3%	$5.85	1
2017	0	0.0	0.7%	0	0.0	$0.00	0
2018	81,775	22.2	22.9%	1,050,136	21.3	$12.84	9
2019	3,870	1.1	24.0%	121,308	2.5	$31.35	2
2020	38,715	10.5	34.5%	705,887	14.3	$18.23	5
2021	65,293	17.7	52.3%	889,943	18.0	$13.63	4
2022	3,720	1.0	53.3%	79,395	1.6	$21.34	2
2023	4,531	1.2	54.5%	113,691	2.3	$25.09	2
2024	15,505	4.2	58.7%	124,040	2.5	$8.00	1
2025	79,754	21.7	80.4%	938,496	19.0	$11.77	3
2026	57,541	15.6	96.0%	894,269	18.1	$15.54	6
2027	0	0.0	96.0%	0	0.0	$0.00	0
2028 & Thereafter	3,045	0.8	96.9%	0	0.0	$0.00	1
Vacant	11,493	3.1	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	367,856	100.0%		$4,932,465	100.0%	$13.84	36

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted average annual UW Base Rent and UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the Cascade Village Property:

Historical Leased %(1)

	2012	2013	2014	2015	2016	As of 2/14/2017(2)
Owned Space	90.5%	90.5%	91.3%	95.5%	97.8%	96.9%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Occupancy is based on the underwritten rent roll dated February 14, 2017.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Cascade Village Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 11/30/2016	Underwritten(2)	Underwritten $ per SF
Base Rent	$4,478,823	$4,520,891	$4,815,991	$4,980,614	$4,923,922	$13.39
Contractual Rent Steps(2)	0	0	0	0	8,543	0.02
Gross Up Vacancy	0	0	0	0	302,100	0.82
Total Rent	$4,478,823	$4,520,891	$4,815,991	$4,980,614	5,234,565	14.23
Total Reimbursement Revenue	1,149,152	1,211,987	1,342,933	1,373,864	1,431,486	3.89
Other Income(3)(4)	43,521	32,239	109,534	58,037	61,765	0.17
Gross Revenue	$5,671,496	$5,765,117	$6,268,458	$6,412,515	$6,727,816	$32.52
Vacancy & Credit Loss	0	0	0	0	(333,303)	(0.91)
Effective Gross Income	$5,671,496	$5,765,117	$6,268,458	$6,412,515	$6,394,513	$17.38

Total Operating Expenses	$1,498,060	$1,566,028	$1,623,515	$1,667,366	$1,704,790	$4.63

Net Operating Income	$4,173,436	$4,199,089	$4,644,943	$4,745,149	$4,689,723	$12.75
TI/LC	0	0	0	0	183,928	0.50
Capital Expenditures	0	0	0	0	121,392	0.33
Net Cash Flow	$4,173,436	$4,199,089	$4,644,943	$4,745,149	$4,384,403	$11.92

Occupancy	90.5%	91.3%	95.5%	97.3%	96.9%
NOI Debt Yield	8.3%	8.4%	9.3%	9.5%	9.4%
NCF DSCR	1.35x	1.36x	1.50x	1.53x	1.42x

(1)	Certain items such as interest expense, interest income, amortization expense, depreciation expense and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent includes contractual rent increases through September 1, 2017.

(3)	Other Income includes specialty license and temporary tenant income as well as percentage rent.

(4)	Other Income in 2015 is higher due to percentage rent collected during that year.

LOAN #5: CASCADE VILLAGE

■	Appraisal. According to the appraisal, the Cascade Village Property had an “as-is” appraised value of $76,500,000 as of January 6, 2017. The appraiser valued the property based on the two approaches below and gave more weight to the Discounted Cash Flow Approach to determine the “as-is” appraised value of the Cascade Village Property.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$76,800,000	N/A	6.25%
Discounted Cash Flow Approach	$76,400,000	8.00%	6.75%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated January 10, 2017, there are no recognized environmental conditions or recommendations for further action at the Cascade Village Property.

■	Market Overview and Competition. The Cascade Village Property is located in Bend, Deschutes County, Oregon, the largest city east of the Cascade Mountain Range. Bend, Oregon is part of the Bend-Redmond Metropolitan Statistical Area. Bend, Oregon serves as a prominent retail district within central Oregon, serving a trade area of approximately 200,000. The Cascade Village Property is located along Highway 97 and US Route 20, the two major thoroughfares that connect Bend with the western part of the state in the “Golden Triangle.”

Tourism is one of Bend’s largest sectors with approximately 2.5 to 3 million visitors in 2015. The Mount Bachelor ski resort brings in tourists from Oregon, Washington, and California. The nearby Cascade Lakes, Sunriver Resort, and Deschutes Brewery are also a draw for tourists.

According to the appraisal, a demographic profile of the surrounding area, including population, households and income data is as follows: within a three- and five-mile radius, the 2016 estimated population is 33,623 and 74,323, respectively and the average household income is $74,368 and $73,592, respectively. Per the appraisal, the Cascade Village Property is part of the North 97 submarket reporting a 4.4% vacancy rate as of the fourth quarter in 2016.

The following table presents certain information relating to the primary competition for the Cascade Village Property:

Competitive Set(1)

	Cascade Village Property (Subject)	Golden Triangle Retail	Bend River Plaza	Bend River Promenade	The Shops at the Old Mill	The Forum
Location	Bend, OR	Bend, OR	Bend, OR	Bend, OR	Bend, OR	Bend, OR
Property Type	Anchored Retail	Anchored Retail	Anchored Retail	Anchored Retail	Anchored Retail	Anchored Retail
Total GLA	367,856(2)	350,000	138,858	320,991	268,000	374,679
Total Occupancy	96.9%(2)	100.0%	96.0%	95.0%	95.0%	96.0%
Anchors	Various(2)(3)	Lowe’s, Home Depot, Target, Sportsman’s Warehouse	ShopKo, Dollar Tree	Macy’s, Hobby Lobby, TJ Maxx, Natural Grocers	Regal Cinemas, REI	Costco, Safeway, Whole Foods, Barnes & Noble

(1)	Source: Appraisal.

(2)	Per underwritten rent roll dated February 14, 2017.

(3)	The Cascade Village Property is anchored by JCP, Bend Food 4 Less, Dicks Sporting Goods, Best Buy Co, Inc, Ross Stores Inc, Bed, Bath & Beyond, Pet Smart, Inc, Cost Plus, Inc (World Market), Ashley Furniture Homestore, and Trader Joe’s Company.

■	The Borrower. The borrower is CVSC, LLC, a Delaware limited liability company and a special purpose entity, with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Cascade Village Loan.

The guarantors of the non-recourse carveouts under the Cascade Village Loan are James P. Knell and Theresa A. Knell. James P. Knell is the chairman of the SIMA group of companies and owns 100% of the common stock of SIMA Corporation and its affiliated entities. SIMA Corporation, founded in 1984, acquires and manages real estate. The SIMA group of companies consists of SIMA Corporation (real estate acquisitions), SIMA Management Corporation (asset management, property management, and leasing), Swell Athletic Clubs (full service athletic clubs) and SIMA Hospitality.

In addition, The James And Theresa Knell Family Trust, Dated May 20, 1997 is a guarantor of the non-recourse carveouts under the Cascade Village Loan.

■	Expansion. The borrower has the right to expand the improvements on the Cascade Village Property by constructing a building so that the total building area at the Cascade Village Property does not exceed a total of 391,656 SF; provided that the following conditions, among others are satisfied: (i) delivery, no later than 60 days prior to the estimated date construction is to begin, of plans and specifications in form and substance customarily required by an institutional commercial real estate lender, (ii) delivery of a new appraisal that includes the pro forma value of the expansion, (iii) endorsements or other assurances from the title insurance company insuring the continued first lien

LOAN #5: CASCADE VILLAGE

priority of the Cascade Village Loan documents, (iv) compliance with laws, leases and any reciprocal easement agreement, including delivery of a final certificate of occupancy for the expansion, (v) at the lender’s request and if required by the procedures of any rating agency rating the certificates, a REMIC opinion and/or a rating confirmation and (vi) no default exists under the Cascade Village Loan documents.

■	Release of Collateral. The borrower has the right, at any time following the loan closing date, to obtain a partial release of a currently vacant 1.44 acre parcel from the lien of the Cascade Village Loan, upon satisfaction of the following conditions, among others: (i) prepayment of a portion of the unpaid principal balance equal to 115% of the value of the release parcel (which is currently approximately $1,250,000 or $19.88 per SF), together with a prepayment premium equal to the greater of 1.0% of the amount prepaid and a yield maintenance premium, (ii) following such release, the loan-to-value ratio of the remaining property is not more than 65%, (iii) following such release, the debt service coverage ratio of the remaining property is at least 1.40x, (iv) the remaining property is in compliance with all applicable zoning, building and parking restrictions and any requirements of any leases or reciprocal easement agreements, (v) the lender receives evidence that the release parcel is separately assessed or separate assessment procedures have been initiated, (vi) the borrower executes a covenant not to solicit or induce any major tenants under leases on the remaining premises to relocate to the release parcel, (vii) at the lender’s option, the borrower provides a REMIC opinion and/or a rating agency confirmation and (viii) no default exists under the Cascade Village Loan documents.

■	Escrows. In connection with the origination of the Cascade Village Loan, the borrower funded upfront reserves of (i) $151,459 for real estate taxes, (ii) $20,864 for insurance, (iii) $336,591 for the replacement reserve, and (iv) $1,500,000 to reimburse the borrower for the cost to complete any future tenant improvements and pay leasing commissions associated with the JCP space (the “JCP Escrow”).

Additionally, on each due date, the borrower is required to fund the following reserves with respect to the Cascade Village Property: (i) a tax reserve in a monthly amount equal to one-twelfth of the amount the lender estimates necessary to pay taxes over the then-succeeding 12-month period, which currently equates to $51,842; (ii) an insurance reserve in a monthly amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, which currently equates to $6,955; (iii) a tenant improvements and leasing commissions reserve (other than for the JCP space) in the monthly amount of $13,065, provided that so long as no event of default is continuing under the Cascade Village Loan documents, the borrower’s obligation to make deposits into the tenant improvements and leasing commissions reserve is temporarily suspended at any time the amount in such reserve from the foregoing monthly deposits equals or exceeds $470,331; and (iv) a replacement reserve in the monthly amount of $10,116, provided that so long as no event of default is continuing under the Cascade Village Loan documents, the borrower’s obligation to make deposits into the replacement reserve is temporarily suspended at any time the amount in such reserve from the foregoing monthly deposits equals or exceeds $364,176.

The initial $1,500,000 deposit in the JCP Escrow may be used to pay for future tenant improvements and leasing commissions incurred in re-letting the space currently leased by JCP (which disbursement is required to be made pro rata based on the portion of space that is relet, and is also subject to pro rata reduction if the replacement lease term is less than five years). Such deposit may also be used to provide tenant improvements and leasing commissions to JCP in the event JCP elects to exercise a renewal option. JCP’s current lease expiration is in 2018, and it has six five-year renewal options, including in 2018 and 2023.

If 12 months prior to the December 1, 2023 scheduled expiration of the JCP lease (i.e. if JCP has exercised its 2018 renewal option and therefore its lease has a December 1, 2023 scheduled expiration), or the expiration of the lease of any replacement tenant acceptable to the lender, JCP has not renewed the JCP lease (or the lease of any such replacement tenant) at market terms reasonably acceptable to the lender (which base rent upon renewal must be $4.00 per SF per annum or higher), then commencing on November 30, 2022 and on each payment date thereafter, the borrower is required to deposit monthly $42,714 into the JCP Escrow; provided, however, that so long as no event of default is continuing under the Cascade Village Loan documents, the borrower’s obligation to make such deposits is temporarily suspended at any time the amount in the JCP Escrow from the foregoing monthly deposits equals or exceeds $512,570.

If JCP exercises its 2023 renewal option after December 1, 2021 and before December 1, 2023, then upon written request by the borrower and so long as no event of default has occurred and is continuing under the Cascade Village Loan documents, all of the remaining funds in the JCP Escrow are required to be released to the borrower. In the event the JCP lease (as renewed or amended) contains a lease termination option, the borrower is required to maintain a minimum balance of $750,000 in the JCP Escrow.

LOAN #5: CASCADE VILLAGE

If all or a portion of the current JCP space is renewed or relet and the amount of tenant improvements and leasing commissions required in connection with such renewal is less than the amount borrower would be entitled to receive from the JCP Escrow, the borrower is entitled to receive a release of a pro rata portion of the remaining funds.

■	Lockbox and Cash Management. The Cascade Village Loan documents require a hard lockbox with springing cash management. The Cascade Village Loan documents require the borrower to direct all tenants to pay rent directly to the lockbox account and require that all other money received by the borrower with respect to the Cascade Village Property be deposited into such lockbox account within two business days following receipt. Following the occurrence of a Cascade Village Cash Sweep Trigger Event (as defined below) and until the occurrence of a Cascade Village Cash Sweep Cure (as defined below), all cash flow is required to be swept from the lockbox account into a lender-controlled cash management account and applied in accordance with the Cascade Village Loan documents, and excess cash is required to be swept and held in a lender controlled account (the “Cascade Village Sweep Account”) as additional collateral for the Cascade Village Loan. Prior to the occurrence of a Cascade Village Cash Sweep Trigger Event, and upon a Cascade Village Cash Sweep Cure, all funds in the lockbox account and Cascade Village Sweep Account are required to be swept to the borrower’s operating account.

A “Cascade Village Cash Sweep Trigger Event” means the occurrence of any one or more of the following as determined by the lender in its sole discretion: (a) an event of default under the Cascade Village Loan documents, (b) a Debt Service Trigger Event, (c) a Major Tenant Trigger Event (as defined below), or (d) a JCP Trigger Event (as defined below).

A “Cascade Village Cash Sweep Cure” means the following, as determined by the lender in its sole discretion: (i) with respect to a Cascade Village Cash Sweep Trigger Event described in clause (a) of the definition thereof, the specific waiver in writing by the lender of the related event of default or written notice from the lender of the cure thereof, (ii) with respect to a Cascade Village Cash Sweep Trigger Event described in clause (b) of the definition thereof, the debt service coverage ratio (calculated as described in the definition of Debt Service Trigger Event) being at least 1.15x for two consecutive calendar quarters determined by the lender as of the last day of each calendar quarter, (iii) with respect to a Cascade Village Cash Sweep Trigger Event described in clause (c) of the definition thereof, a Major Tenant Cure Event (as defined below), or (iv) with respect to a Cascade Village Cash Sweep Trigger Event described in clause (d) of the definition thereof, a JCP Cure Event (as defined below).

A “Debt Service Trigger Event” means the debt service coverage ratio for the Cascade Village Property being less than 1.10x calculated by using the unpaid principal balance of the Cascade Village Loan, the regular interest rate, and a 30-year amortization schedule as of the last day of each calendar quarter for such quarter.

A “JCP Trigger Event” means (a) JCP goes “dark” (i.e., vacates or ceases to do business in the majority of its leased space, but not including closures in connection with casualty, force majeure or temporary closures in connection with tenant alterations) or notifies the borrower of its intent to “go dark”, (b) JCP files voluntary bankruptcy or insolvency proceedings, or any person (other than the lender) files an involuntary bankruptcy or insolvency proceeding against JCP, (c) JCP provides notice of early termination of the JCP lease, or (d) a default exists under the JCP lease after the expiration of any applicable notice and cure periods.

A “JCP Cure Event” means the following, as determined by the lender in its sole discretion: (i) with respect to a JCP Trigger Event described in clause (a) of the definition thereof, (A) JCP has notified the borrower in writing that JCP has rescinded its notice to “go dark,” or (B) JCP (or an approved subtenant) has resumed operations in the space occupied by JCP and has continuously remained in occupancy, and open, for no less than 60 consecutive calendar days; (ii) with respect to a JCP Trigger Event described in clause (b) of the definition thereof, JCP has (A) obtained the applicable bankruptcy court’s approval of its affirmation of the JCP lease, and (B) delivered to the lender a new estoppel certificate reasonably acceptable to the lender, certifying that (1) the JCP lease has been validly affirmed in the bankruptcy proceeding and remains in full force and effect on the same terms and conditions as in effect as of the loan closing date, unless otherwise approved by the lender in writing, (2) there is no default existing under the JCP lease, (3) JCP is in occupancy and open for business to the general public, (4) JCP is paying full, unabated rent, and (5) the JCP lease has not been amended or modified without the lender’s prior written consent; (iii) with respect to a JCP Trigger Event described in clause (c) of the definition thereof, the borrower has re-let the entire JCP space to JCP or to one or more replacement tenants reasonably acceptable to the lender pursuant to executed leases containing prevailing market terms reasonably acceptable to the lender, and (A) such replacement tenant’s lease is in full force and effect, and (B) such replacement tenant has commenced paying full, unabated rent; (iv) with respect to a JCP Trigger Event described in clause (d) of the definition thereof, the curing of the applicable lease default; and (v) with respect to any JCP Trigger Event, the sum of $20.00 per SF of the applicable JCP space for which the JCP Trigger Event has occurred has been deposited into the JCP Escrow as described above under “Escrows” (which

LOAN #5: CASCADE VILLAGE

deposits are required to be made only after December 31, 2022, if JCP (i) has renewed its lease on the current expiration date of November 30, 2018 and (ii) has not renewed its renewal lease by December 31, 2022, and are required to be made only in the specified monthly amount and to the extent, and subject to the cap, described above under “Escrows”). Failure of JCP to renew its lease upon the current expiration date of November 30, 2018 is not a JCP Trigger Event or a Cascade Village Cash Sweep Trigger Event, and will not trigger cash management or an excess cash flow sweep.

A “Major Tenant” means individually and/or collectively, Dicks Sporting Goods, Best Buy Co, Inc, Ross Stores Inc, and Bend Food 4 Less.

A “Major Tenant Trigger Event” means (a) a Major Tenant goes “dark” (i.e., vacates or ceases to do business in the majority of its leased space, but not including closures in connection with casualty, force majeure or temporary closures in connection with tenant alterations) or notifies the borrower of its intent to “go dark”, (b) a Major Tenant files voluntary bankruptcy or insolvency proceedings, or any person (other than the lender) files an involuntary bankruptcy or insolvency proceeding against a Major Tenant, (c) a Major Tenant provides notice of early termination of the applicable Major Tenant lease, (d) a default exists under a Major Tenant lease after the expiration of any applicable notice and cure periods or (e) a Major Tenant fails to renew its lease at the terms stated therein or at market terms reasonably acceptable to the lender, at least six months prior to the then current expiration date of any such Major Tenant lease.

A “Major Tenant Cure Event” means the following: (i) with respect to a Major Tenant Trigger Event described in clause (a) of the definition thereof, as to the applicable Major Tenant(s), (A) the Major Tenant has notified the borrower in writing that such Major Tenant has rescinded its notice to “go dark,” or (B) the Major Tenant (or an approved subtenant) has resumed operations in the space occupied by such Major Tenant and has remained in occupancy and open, for no less than 60 consecutive days; (ii) with respect to a Major Tenant Trigger Event described in clause (b) of the definition thereof, the Major Tenant has (A) obtained the applicable bankruptcy court’s approval of its affirmation of the Major Tenant lease, and (B) delivered to the lender a new estoppel certificate reasonably acceptable to the lender, certifying that (1) the Major Tenant lease has been validly affirmed in the bankruptcy proceeding and remains in full force and effect on the same terms and conditions as the Major Tenant lease in effect as of the loan closing date, unless otherwise approved by the lender in writing, (2) there is no default existing under the Major Tenant lease, (3) the Major Tenant is in occupancy, and open for business to the general public, (4) the Major Tenant is paying full, unabated rent, and (5) the Major Tenant lease has not been amended or modified without the lender’s prior written consent; (iii) with respect to a Major Tenant Trigger Event described in clause (c) of the definition thereof, the borrower has re-let the entire applicable Major Tenant space to the Major Tenant or to one or more replacement tenant(s), which tenants and the related leases are reasonably acceptable to the lender and such replacement lease is in full force and effect, and such replacement tenant has commenced paying full, unabated rent; (iv) with respect to a Major Tenant Trigger Event described in clause (d) of the definition thereof, the curing of the applicable lease default; (v) with respect to a Major Tenant Trigger Event described in clause (e) of the definition thereof, (A) any Major Tenant, as applicable, has executed a new lease or lease extension at the terms stated in such Major Tenant lease or at market terms reasonably acceptable to the lender, or (B) the borrower has re-let the entire space leased to the applicable Major Tenant to one or more replacement tenants acceptable to the lender pursuant to executed leases acceptable to the lender in its sole discretion; and (vi) with respect to any Major Tenant Trigger Event, the sum of $20.00 per SF of the applicable Major Tenant space for which the Major Tenant Trigger Event has occurred has been deposited into the tenant improvement and leasing commission account as described above under “Escrows” (which deposits are required to be made only in the specified monthly amount and to the extent, and subject to the cap, described above under “Escrows”).

■	Property Management. The Cascade Village Property is managed by SIMA Management Corporation, pursuant to the terms of the management agreement. The borrower sponsors are affiliated with SIMA Management Corporation. If (a) an event of default under the Cascade Village Loan has occurred and is continuing, (b) the property manager becomes bankrupt or insolvent, or (c) a default beyond any applicable notice and cure period by the property manager occurs under the related management agreement, then the lender, at its option, may require the borrower to engage a replacement management agent and terminate the property manager without fee or obligation to the lender. Provided no event of default under the Cascade Village Loan is continuing, the borrower may replace the manager with a manager that is either reasonably acceptable to the lender or is a reputable management company with at least seven years’ experience in the management of commercial properties with similar uses and quality as the Cascade Village Property and in the jurisdiction in which the Cascade Village Property is located.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

LOAN #5: CASCADE VILLAGE

■	Terrorism Insurance. The Cascade Village Loan documents require that the borrower maintain an “all risk” insurance policy (with a deductible that is acceptable to the lender and is no larger than $50,000) that provides coverage for terrorism in an amount equal to the full replacement cost of the Cascade Village Property. The Cascade Village Loan documents also require business interruption insurance covering no less than 18 months; provided that if the policies contain an exclusion for loss or damage incurred as a result of an act of terrorism or similar acts of sabotage, the borrower is required to maintain separate insurance against such loss or damage provided such insurance is commercially available. See “Risk Factors–Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

(THIS PAGE INTENTIONALLY LEFT BLANK)

LOAN #6: 19000 HOMESTEAD ROAD

LOAN #6: 19000 HOMESTEAD ROAD

MAP © 2017 CARTIFACT
San Francisco Bay
MOFFETT FEDERAL AIRFIELD
MOFFETT PARK
SOUTHBAY FREEWAY
BAYSHORE FREEWAY
Levi's Stadium
GOLDEN TRIANGLE
Sunnyvale
Santa Clara
SAN JOSE INTERNATIONAL AIRPORT (SJC)
CALTRAIN
19000 Homestead Road
19000 Homestead Road
Cupertino, CA 95014
JUNIPERO SERRA FREEWAY
Cupertino
Apple HQ
KOREATOWN
WEST SAN JOSE
Campbell
Oakland
San Francisco
San Leandro
Hayward
Pleasanton
Fremont
Redwood City
Palo Alto
Mountain View
Sunnyvale
San Jose
Santa Clara
Cupertino
Pacific Ocean

LOAN #6: 19000 HOMESTEAD ROAD

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC
Location (City/State)	Cupertino, California	Cut-off Date Balance		$41,000,000
Property Type	Office	Cut-off Date Balance per SF		$408.56
Size (SF)	100,352	Percentage of Initial Pool Balance		4.0%
Total Occupancy as of 4/6/2017	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 4/6/2017	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1968 / 2007	Mortgage Rate		4.49000%
Appraised Value	$71,240,000	Original Term to Maturity (Months)		120
Appraisal Date	12/14/2016	Original Amortization Term (Months)		NAP
Borrower Sponsors	HGGP Capital VIII, LLC; HGGP Capital IX, LLC and HGGP Capital XI, LLC	Original Interest Only Period (Months)		120
Property Management	Harbor Group Management Co., LLC	First Payment Date		2/6/2017
		Maturity Date		1/6/2027

Underwritten Revenues	$4,338,364
Underwritten Expenses	$135,151	Escrows(1)
Underwritten Net Operating Income (NOI)	$4,203,213		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,075,396	Taxes	$0	$0
Cut-off Date LTV Ratio	57.6%	Insurance	$12,315	$2,463
Maturity Date LTV Ratio	57.6%	Replacement Reserve	$0	$1,673
DSCR Based on Underwritten NOI / NCF	2.25x / 2.18x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	10.3% / 9.9%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$41,000,000	60.3%	Purchase Price(2)	$66,865,000	98.3%
Principal’s New Cash Contribution	26,912,375	39.6	Closing Costs	1,146,833	1.7
Other Sources	111,774	0.2	Reserves	12,315	0.0

Total Sources	$68,024,148	100.0%	Total Uses	$68,024,148	100.0%

(1)	See “—Escrows” below.
(2)	Thor Equities was under contract with the seller to purchase the 19000 Homestead Road Property for $66,865,000 but subsequently assigned the purchase contract to the borrower sponsor, Harbor Group Management Co., LLC (the “Harbor Group”), and received 14.53% equity interest in the 19000 Homestead Road Property in return as an assignment fee.

■	The Mortgage Loan. The mortgage loan (the “19000 Homestead Road Loan”) is evidenced by a note in the original principal amount of $41,000,000 and is secured by a first mortgage encumbering the borrowers’ fee simple interest in a two-story office building located in Cupertino, California (the “19000 Homestead Road Property”). The 19000 Homestead Road Loan was originated by Citigroup Global Markets Realty Corp. on December 30, 2016 and represents approximately 4.0% of the Initial Pool Balance. The note evidencing the 19000 Homestead Road Loan has an outstanding principal balance as of the Cut-off Date of $41,000,000 and an interest rate of 4.49000% per annum. The proceeds of the 19000 Homestead Road Loan were primarily used to acquire the 19000 Homestead Road Property, fund reserves and pay origination costs.

The 19000 Homestead Road Loan had an initial term of 120 months and has a remaining term of 117 months as of the Cut-off Date. The 19000 Homestead Road Loan requires monthly payments of interest only for the entire term of the loan. The scheduled maturity date of the 19000 Homestead Road Loan is the due date in January 2027. At any time after the second anniversary of the securitization Closing Date, the 19000 Homestead Road Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 19000 Homestead Road Loan documents. Voluntary prepayment of the 19000 Homestead Road Loan is permitted on or after the due date occurring in November 2026 without payment of any prepayment premium.

■	The Mortgaged Property. The 19000 Homestead Road Property consists of a two-story building over 100,352 SF located on a 6.6-acre site at 19000 Homestead Road in Cupertino, California. The 19000 Homestead Road Property was built in 1968, and renovated in 2007. The building has a functional design and layout, feature typical floor plates for office or tech users and are suitable for single or multiple tenant occupancy. Two elevators provide vertical access.

The 19000 Homestead Road Property is 100.0% leased to Kaiser Foundation Hospitals, Inc. (“Kaiser”) under a lease that commenced February 20, 2003 for a 20-year term with obligations for 100% of tax, insurance, and common area maintenance. Kaiser’s current rent of $41.88 per SF increases approximately 0.82% each October 20th through the expiration of its lease term. Kaiser has the right to renew the lease term for two periods of five years with written notice not less than 12 months at fair market rent. The lease does not provide a tenant termination option, the right to contract, or the right to assign the lease without the landlord’s consent. Kaiser currently uses the premises for a Chemical Dependency Recovery Program, Child & Adolescent Psychiatry, Continuing Care, and Worksite Wellness.

Kaiser operates as a subsidiary of Kaiser Permanente Inc. Founded in 1945, Kaiser Permanente Inc. is one of the nation’s largest not-for-profit health plans, serving more than 10.6 million members in eight states and the District of

LOAN #6: 19000 HOMESTEAD ROAD

Columbia with headquarters in Oakland, California. The company’s structure includes Kaiser and their subsidiaries, Kaiser Foundation Health Plan, Inc., and The Permanente Medical Groups. Kaiser Permanente’s 2012 through 2015 revenues were $50.6 billion, $53.6 billion, $56.4 billion, and $60.7 billion, respectively.

The following table presents certain information relating to the sole tenant at the 19000 Homestead Road Property:

Largest Owned Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Kaiser Foundation Hospitals, Inc.	A+ / NR / AA-	100,352	100.0%	$4,365,563	100.0%	$43.50	2/19/2023	2, 5-year options
Largest Owned Tenant		100,352	100.0%	$4,365,563	100.0%	$43.50
Vacant Spaces (Owned Space)		0	0.0	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenant		100,352	100.0%	$4,365,563	100.0%	$43.50

(1)	Based on the underwritten rent roll dated April 6, 2017.

(2)	UW Base Rent and UW Base Rent $ per SF include present value of contractual rent steps through the lease expiration date.

The following table presents certain information relating to the lease rollover schedule at the 19000 Homestead Road Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	100,352	100.0	100.0%	4,365,563	100.0	$43.50	1
2024	0	0.0	100.0%	0	0.0	$0.00	0
2025	0	0.0	100.0%	0	0.0	$0.00	0
2026	0	0.0	100.0%	0	0.0	$0.00	0
2027	0	0.0	100.0%	0	0.0	$0.00	0
2028 & Thereafter	0	0.0	100.0%	0	0.0	$0.00	0
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	100,352	100.0%		$4,365,563	100.0%	$43.50	1

(1)       Calculated based on the approximate square footage occupied by each collateral tenant.

The following table presents certain information relating to historical leasing at the 19000 Homestead Road Property:

Historical Leased %(1)

	2014	2015	2016	As of 4/6/2017(2)
Owned Space	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrowers and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated April 6, 2017.

LOAN #6: 19000 HOMESTEAD ROAD

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 19000 Homestead Road Property:

Cash Flow Analysis(1)

	2014	2015	2016	Underwritten	Underwritten $ per SF
Base Rent	$4,108,992	$4,142,850	$4,176,981	$4,202,748	$41.88
Contractual Rent Steps(2)	0	0	0	162,815	1.62
Gross Up Vacancy	0	0	0	0	0.00
Total Reimbursement Revenue(3)	0	0	0	130,151	1.30
Other Income	0	0	0	0	0.00
Vacancy & Credit Loss	0	0	0	(157,350)	(1.57)
Effective Gross Income	$4,108,992	$4,142,850	$4,176,981	$4,338,364	$43.23

Real Estate Taxes	$0	$0	$0	$0	$0.00
Insurance	0	0	0	0	0.00
Management Fee(3)	0	0	0	130,151	1.30
Other Operating Expenses(4)	0	0	0	5,000	0.05
Total Operating Expenses	$0	$0	$0	$135,151	$1.35

Net Operating Income	$4,108,992	$4,142,850	$4,176,981	$4,203,213	$41.88
TI/LC	0	0	0	107,747	1.07
Capital Expenditures	0	0	0	20,070	0.20
Net Cash Flow	$4,108,992	$4,142,850	$4,176,981	$4,075,396	$40.61

Occupancy	100.0%	100.0%	100.0%	100.0%
NOI Debt Yield	10.0%	10.1%	10.2%	10.3%
NCF DSCR	2.20x	2.22x	2.24x	2.18x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Includes the present value of contractual rent increases through the Kaiser lease expiration date.

(3)	Due to the Kaiser’s absolute net lease, the underwritten cash flow excluded historical, budgeted, and underwritten expenses except for an underwritten 3% management fee. The 19000 Homestead Road Property is managed by an affiliate of the borrowers without an agreement or fee. Kaiser is obligated for 100.0% of real estate taxes and the reimbursement of the landlord’s insurance and common area maintenance fees.

(4)	Represents estimated non-reimbursable landlord expenses.

■	Appraisal. According to the appraisal, the 19000 Homestead Road Property had an “as is” and a “go dark” appraised value of $71,240,000 for each as of December 14, 2016.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$71,240,000	NA	5.50%
Go Dark	$71,240,000(1)	NA	NA

(1)	The appraiser concluded a “go dark” value of $71,240,000 based on a market rental rate of $3.50 per SF per month and minimal lease up costs considering the overall location and the most probable use of the site (owner operator).

■	Environmental Matters. According to a Phase I environmental report, dated November 11, 2016, the continued implementation of an asbestos O&M plan was recommended. Furthermore, the 19000 Homestead Road Property is currently registered as an active Superfund site by the Environmental Protection Agency (“EPA”). The Phase I environment report also recommends the continuation of remedial activities and groundwater monitoring on site and within the site vicinity, in accordance with regulatory oversight until regulatory closure is granted.

■	Market Overview and Competition. The 19000 Homestead Road Property is located in Cupertino, California within the San Jose-Sunnyvale-Santa Clara MSA approximately 10 miles west of San Jose and 45 miles south of San Francisco. The 19000 Homestead Road Property is located less than two miles north of Interstate 280 and less than two miles south of State Highway 82. The immediate area surrounding the 19000 Homestead Road Property primarily consists of multifamily uses (49.0%), retail (35.0%), industrial (10.0%) and office (6.0%). According to a third party report, the 2016 population within a 1-, 3-, and 5-mile radius of the 19000 Homestead Road Property was 32,464, 229,456, and 481,781, respectively. According to the same report, the 2016 average household income within a 1-, 3-, and 5-mile radius of the 19000 Homestead Road Property was $157,936, $155,559, and $149,085, respectively.

Apple’s headquarters, which consists of six main buildings with over 15,000 employees, is located two miles west of the 19000 Homestead Road Property in an area known as the Infinite Loop. In addition to the facilities located at the Infinite Loop, Apple also occupies an additional thirty buildings scattered throughout Cupertino. Other companies with headquarters located in Cupertino include Trend Micro, Seagate Technology, SugarCRM, and Packeteer. Numerous other companies which are not headquartered in Cupertino but have facilities within the city limits include Olivetti, Oracle, and IBM. Kaiser Permanente Santa Clara Medical Center, a research, teaching and trauma-care hospital which serves the Silicon Valley and Southern Peninsula, is located 0.5 miles east of the 19000 Homestead Road Property. The 19000 Homestead Road Property’s location adjacent to the Apple campus and proximate to the

LOAN #6: 19000 HOMESTEAD ROAD

Medical Center provides potential demand from technology and medical users should the current tenant vacate the premises.

The appraiser analyzed five single tenant office leases which indicated a range of $39.00 per SF ($3.25 per SF per month) to $41.40 per SF ($3.45 per SF per month) triple net with an average of $39.96 per SF ($3.33 per SF per month). Based on the office comparables, the appraiser concluded to a $42.00 per SF ($3.50 per SF per month) triple net for the 19000 Homestead Road Property.

The following table presents certain information relating to the primary competition for the 19000 Homestead Road Property:

Office Lease Comparables(1)

	19000 Homestead Road Property	Main Street Cupertino	Main Street Cupertino	433 N Mathilda Ave	Magic Leap	Moffett Gateway
Total NRA	100,352(2)	137,713	136,575	121,871	61,921	298,924
% Occupied (Total)	100.0%(2)	100.0%	100.0%	100.0%	100.0%	100.0%
Year Built/Renovated	1968 / 2007	2014 / NAP	2016 / NAP	2016 / NAP	1998 / NAP	2016 / NAP
Tenant Name	Kaiser Foundation Hospitals	Apple	Apple	Apple	Magic Leap	Google
Lease Commencement Date	2/20/2003	10/1/2015	2/1/2016	4/1/2016	4/12/2016	8/3/2016
Rent ($ per SF per Month)	$3.49(3)	$3.33	$3.33	$3.25	$3.30	$3.45

(1)	Source: Appraisal.

(2)	Based on underwritten rent roll dated April 6, 2017.

(3)	Excludes present value of contractual rent steps through the Kaiser lease expiration date.

■	The Borrowers. The borrowers are Firewish 19000, LLC and 19000 Homestead Associates, LLC, each of which is a Delaware limited liability company and single purpose entity with two independent directors. The borrowers are set up as two tenants-in-common. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 19000 Homestead Road Loan. The carveout guarantors for the 19000 Homestead Road Loan are HGGP Capital VIII, LLC, HGGP Capital IX, LLC and HGGP Capital XI, LLC which are all subsidiaries of the Harbor Group International.

Founded in 1985, Harbor Group International is headquartered in Norfolk, Virginia and controls approximately $4.7 billion of investment properties across North America and Europe. Harbor Group International provides real estate investment opportunities in the worldwide market to accredited individuals and institutional investors. Harbor Group International currently owns more than 5.1 million SF of commercial properties and in excess of 25,000 apartment units. The Harbor Group International portfolio currently consists of two hotels, 23 office properties, 52 multifamily properties, 15 retail shopping centers, one industrial property and various land development sites.

■	Escrows. On the origination date of the 19000 Homestead Road Loan, the borrowers funded a reserve of $12,315 for insurance premiums.

On each due date, the borrowers will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period, initially estimated to be $67,154, provided that the tax escrow will be waived so long as the Reserve Waiver Conditions (as defined below) are satisfied, (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, initially estimated to be $2,463, provided that insurance is not covered under an acceptable blanket or umbrella policy, and (iii) a replacement reserve in the amount of $1,673.

The borrowers are party to a remediation agreement relating to the 19000 Homestead Road Property. If any party to the remediation agreement is in default under the remediation agreement beyond all notice and cure periods, the borrowers are required to, among other requirements, deposit an amount equal to 110% of the aggregate costs of the remediation obligations into a remediation reserve fund to be held with the lender.

The “Reserve Waiver Conditions” are satisfied if (i) no event of default, 19000 Homestead Road Trigger Period (as defined below) or 19000 Homestead Road Specified Tenant Trigger Period (as defined below) has occurred and is continuing, (ii) the lease of the 19000 Homestead Road Specified Tenant (as defined below) is in full force and effect with no defaults thereunder, (iii) the 19000 Homestead Road Specified Tenant continues to make the payments and perform the obligations required under its lease, in each case, relating to the obligations and liabilities for which the applicable reserve account was established, (iv) without limitation of the foregoing, with respect to the tax account, the

LOAN #6: 19000 HOMESTEAD ROAD

19000 Homestead Road Specified Tenant pays (and is obliged pursuant to its lease to pay) all applicable taxes directly to the applicable imposing governmental authority prior to the date the same become delinquent and evidence of the same is delivered to the lender by no later than five days after the same were due, (v) the 19000 Homestead Road Specified Tenant is not bankrupt or insolvent and (vi) the 19000 Homestead Road Specified Tenant has not expressed its intention in writing to terminate, cancel or default under its lease (including, without limitation, in connection with any rejection in any bankruptcy or similar insolvency proceeding).

■	Lockbox and Cash Management. The 19000 Homestead Road Loan documents require a hard lockbox with in place cash management. The 19000 Homestead Road Loan documents require tenants, pursuant to tenant direction letters, to pay rent directly to the lockbox account and require that all other money received by the borrowers with respect to the 19000 Homestead Road Property be immediately deposited into such lockbox account. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account on each business day and, provided no event of default under the 19000 Homestead Road Loan documents is continuing, applied to payment of debt service, payment of operating expenses, and funding of required reserves, with the remainder (i) if a 19000 Homestead Road Trigger Period is continuing, to be held by the lender in an excess cash reserve account and (ii) if no 19000 Homestead Road Trigger Period is continuing, to be disbursed into the borrowers’ operating account. Upon the occurrence and during the continuance of an event of default under the 19000 Homestead Road Loan documents, the lender may apply any funds in the cash management account to amounts payable under the 19000 Homestead Road Loan (and/or toward the payment of expenses of the 19000 Homestead Road Property), in such order of priority as the lender may determine.

A “19000 Homestead Road Trigger Period” means a period commencing upon the earliest of (i) the occurrence of an event of default under the 19000 Homestead Road Loan documents, (ii) the debt yield being less than 7.0%, and (iii) the occurrence of a 19000 Homestead Road Specified Tenant Trigger Period, and expiring upon (x) with regard to any 19000 Homestead Road Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any 19000 Homestead Road Trigger Period commenced in connection with clause (ii) above, the date that the debt yield is equal to or greater than 7.25% for two consecutive calendar quarters, and (z) with regard to any 19000 Homestead Road Trigger Period commenced in connection with clause (iii) above, the applicable 19000 Homestead Road Specified Tenant Trigger Period ceasing to exist.

A “19000 Homestead Road Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of: (i) any 19000 Homestead Road Specified Tenant being in continuing default under its applicable lease; (ii) any 19000 Homestead Road Specified Tenant failing to be in actual, physical possession of its leased space (or applicable portion thereof), failing to be open to the public for business during customary hours and/or “going dark” in the leased space; (iii) any 19000 Homestead Road Specified Tenant giving notice that it is terminating the applicable lease for all or any portion of the leased space; (iv) any termination or cancellation of any applicable 19000 Homestead Road Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any applicable 19000 Homestead Road Specified Tenant lease failing to otherwise be in full force and effect; (v) any bankruptcy or similar insolvency of a 19000 Homestead Road Specified Tenant; (vi) the failure of the 19000 Homestead Road Specified Tenant to provide written notice to the borrowers of renewal of the applicable 19000 Homestead Road Specified Tenant’s lease for a minimum term of five years upon the earlier to occur of (A) the date one year prior to its then-current lease expiration or (B) the date required to exercise a renewal under such 19000 Homestead Road Specified Tenant’s lease or (vii) the 19000 Homestead Road Specified Tenant (x) ceasing to be an affiliate of the tenant or (y) the senior unsecured credit rating (or equivalent thereof) of the 19000 Homestead Road Specified Tenant falling to below “BBB-“ from S&P and an equivalent rating from each of the rating agencies; and (B) expiring upon the first to occur of the lender’s receipt of reasonably acceptable evidence demonstrating (i) the cure of the applicable event giving rise to the 19000 Homestead Road Specified Tenant Trigger Period in accordance with the 19000 Homestead Road Loan documents, or (ii) the borrowers leasing the entire space that was demised to the 19000 Homestead Road Specified Tenant (or such portion that was terminated) in accordance with the 19000 Homestead Road Loan documents and the applicable new tenant (or series of tenants) under such lease being in actual, physical occupancy of the space, open to the public for business and paying the full amount of rent.

A “19000 Homestead Road Specified Tenant” means Kaiser or any replacement tenant in accordance with the 19000 Homestead Road Loan documents (and an affiliate of either providing credit support or a guaranty under its respective lease).

LOAN #6: 19000 HOMESTEAD ROAD

■	Property Management. The 19000 Homestead Road Property is currently managed by Harbor Group Management Co., LLC, an affiliate of the borrowers’ sponsor. The borrowers may replace the property manager or consent to the assignment of the property manager’s rights under the management agreement, so long as (i) no event of default has occurred and is continuing under the 19000 Homestead Road Loan documents, (ii) the lender receives at least 45 days’ prior written notice and (iii) the applicable replacement property manager is reasonably approved by the lender in writing (which approval may be conditioned upon the lender’s receipt of rating agency confirmation). The lender has the right to require that the borrowers terminate the management agreement and replace the property manager if (a) the property manager becomes insolvent or a debtor in (i) any involuntary bankruptcy or insolvency proceeding that is not dismissed within 90 days of the filing thereof, or (ii) any voluntary bankruptcy or insolvency proceeding; (b) there exists a 19000 Homestead Road Trigger Period; (c) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (d) there exists a default by the property manager beyond all applicable notice and cure periods under the management agreement.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy with no deductible in excess of $25,000 that provides coverage for terrorism in an amount equal to the full replacement cost of the 19000 Homestead Road Property (plus 18 months of rental loss and/or business interruption coverage plus an additional period of indemnity covering up to the earlier of (i) the 6 months following restoration or (ii) the period of time until such income returns to the same level it was prior to the loss, whichever occurs first). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #7: VETERAN’S PLAZA

LOAN #7: VETERAN’S PLAZA

LOAN #7: VETERAN’S PLAZA

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
San Francisco Bay
Veteran's Plaza
1400 Veterans Boulevard
Redwood City, CA 94063
BAYSHORE FREEWAY
SAN CARLOS AIRPORT
EL CAMINO REAL
Notre Dame de Namur University
Twin Pines Park
Belmont
Arguello Park
SAN CARLOS AVE
Britton Station Shopping Center
San Carlos
BRITTAN AVE
Redwood High School
Creekside Plaza Shopping Center
Kaiser Permanente Redwood City
Fox Theatre
Hoover School Park
Eaton Park
ALAMEDA DE LAS PULGAS
WHIPPLE AVE
Sequoia Hospital
Redwood City
EDGEWOOD RD
Red Morton Community Park
Union Cemetery
JEFFERSON AVE
MIDDLEFIELD RD
Bedwell Bayfront Park
Facebook
Flood Park
Atherton
VA Palo Alto Health Care Menlo Park
Menlo-Atherton High School
Menlo Park
Edgewood County Park
WOODSIDE RD
SELBY LN
Emerald Hills Golf Course
FARM HILL BLVD
Stulsaft Park
Canada College
Menlo Country Club
ATHERTON AVE
DOWNTOWN MENLO PARK
Sacred Heart School
SANTA CRUZ AVE
Arbor Rd Park
DOWNTOWN PALO ALTO
Stanford Shopping Center
Nordstrom Stanford Shopping Center
Town and Country Village
Stanford Stadium
OLD PALO ALTO
WEST MENLO PARK
Stanford Medical Center
Stanford University
Palo Alto
Palo Alto Square
Sharon Heights Shopping Center
Sharon Heights Golf & Country Club
SAND HILL RD
STANFORD HILLS
Morgan Stanley
SLAC National Accelerator Laboratory
Stanford University Golf Course
COLLEGE TERRACE
JUNIPERO SERRA FREEWAY
Hewlett Packard
FOOTHILL EXPY
ALPINE RD
PAGE MILL RD
SAP
Tesla
ARASTRADERO RD
Oakland
Alamo
Danville
San Francisco
Alameda
San Leandro
Dublin
Daly City
Hayward
Pleasanton
San Francisco Bay
Pacifica
Millbrae
Union City
Sunol
San Mateo
Fremont
Montara
Belmont
Newark
Redwood City
Palo Alto
Milpitas
Pacific Ocean
Mountain View
Sunnyvale
San Jose
San Gregorio
Santa Clara
Cupertino
Campbell
Saratoga
Pescadero
Los Gatos

LOAN #7: VETERAN’S PLAZA

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties		1	Loan Seller		PCC
Location (City/State)		Redwood City, California	Cut-off Date Balance		$40,000,000
Property Type		Office	Cut-off Date Balance per SF		$640.00
Size (SF)		62,500	Percentage of Initial Pool Balance		3.9%
Total Occupancy as of 4/1/2017		100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 4/1/2017		100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation		2001 / 2014	Mortgage Rate		4.52000%
Appraised Value		$69,000,000	Original Term to Maturity (Months)		118
Appraisal Date		12/7/2016	Original Amortization Term (Months)		360
Borrower Sponsors(1)		Various	Original Interest Only Term (Months)		58
Property Management		Hunter Properties, Inc.	First Payment Date		4/1/2017
			Maturity Date		1/1/2027

Underwritten Revenues(2)		$4,543,772
Underwritten Expenses		$735,880
Underwritten Net Operating Income (NOI)(2)		$3,807,892		Escrows
Underwritten Net Cash Flow (NCF)(2)		$3,670,392		Upfront	Monthly
Cut-off Date LTV Ratio		58.0%	Taxes	$79,230	$16,324
Maturity Date LTV Ratio		53.1%	Insurance	$27,143	$7,054
DSCR Based on Underwritten NOI / NCF(2)		1.56x / 1.51x	Replacement Reserve(3)	$2,083	$1,042
Debt Yield Based on Underwritten NOI / NCF(2)		9.5% / 9.2%	Other(4)	$950,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$40,000,000(5)	100.0%	Loan Payoff(5)	$40,000,000	100.0%

Total Sources	$40,000,000	100.0%	Total Uses	$40,000,000	100.0%

(1)	Borrower Sponsors include Derek K. Hunter, Jr., Edward D. Storm, The Hunter 1988 Revocable Trust U/A/D August 4, 1988, as amended and restated on November 9, 1995, and The Edward D. Storm 2001 Revocable Trust, dated February 15, 2001, as amended and restated on October 30, 2014.
(2)	Underwritten Revenues are based on the average rent over the 10 year term of $63.20 per SF for the sole tenant, Kaiser Foundation Hospitals, occupying 100.0% of the NRA, which executed an early 10 year renewal on December 15, 2016. Using the in-place annual rent of $56.40 per SF, DSCR based on Underwritten NOI, DSCR based on Underwritten NCF, Debt Yield Based on Underwritten NOI and Debt Yield based on Underwritten NCF would be 1.39x, 1.34x, 8.5% and 8.1%, respectively.
(3)	The borrower’s obligation to make monthly deposits into the Replacement Reserve is temporarily suspended at any time the amount in such reserve equals or exceeds $25,000.
(4)	The other upfront escrow, the Kaiser lease escrow, represents a tenant allowance to Kaiser Foundation Hospitals as part of their 10 year lease extension pursuant to the third amendment to the office building lease dated December 15, 2016. See “—Escrows” below.
(5)	The Veteran’s Plaza Loan refinanced a loan (the “Prior Veteran’s Plaza Loan”) in the amount of $40,000,000 originally made by Macquarie Investments US Inc. to the borrower on December 21, 2016. The Prior Veteran’s Plaza Loan was used to pay off existing debt comprised of a $29,650,246 mortgage originated by JP Morgan Chase & Co. (JPMCC 2006-CB15) pay defeasance costs, return equity to the borrower ($5,432,984), fund reserves ($1,009,440) and pay closing costs ($1,073,605). The Prior Veteran’s Plaza Loan was refinanced with the current Veteran’s Plaza Loan on March 13, 2017 by Macquarie US Trading LLC.

■	The Mortgage Loan. The mortgage loan (the “Veteran’s Plaza Loan”) is evidenced by a note in the original principal amount of $40,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 62,500 SF medical office and four-story parking structure building located in Redwood City, San Mateo County, California (the “Veteran’s Plaza Property”). The Veteran’s Plaza Loan was originated by Principal Commercial Capital on March 13, 2017 and represents approximately 3.9% of the Initial Pool Balance. The Veteran’s Plaza Loan has an outstanding principal balance as of the Cut-off Date of $40,000,000 and accrues interest at an interest rate of 4.52000% per annum. The proceeds of the Veteran’s Plaza Loan were used to refinance the Prior Veteran’s Plaza Loan, which in turn was primarily used to refinance existing debt secured by the Veteran’s Plaza Property, return equity to the borrower, fund reserves and pay origination costs.

The Veteran’s Plaza Loan had an initial term of 118 months and has a remaining term as of the Cut-off Date of 117 months. The Veteran’s Plaza Loan requires monthly payments of interest only for the initial 58 months, followed by monthly payments of interest and principal sufficient to amortize the Veteran’s Plaza Loan over a 30-year amortization schedule. The scheduled maturity date of the Veteran’s Plaza Loan is the due date in January 2027. Provided no event of default under the Veteran’s Plaza Loan documents has occurred and is continuing, at any time from and after the 25th payment date following the securitization Closing Date, the Veteran’s Plaza Loan may be defeased in whole with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Veteran’s Plaza Loan documents. In addition, the Veteran’s Plaza Loan is prepayable without penalty on or after the due date occurring in September 2026.

LOAN #7: VETERAN’S PLAZA

■	The Mortgaged Property. The Veteran’s Plaza Property is a 62,500 SF, Class A medical office and four-story parking structure located in Redwood City, California. The Veteran’s Plaza Property is located approximately 8.3 miles northwest of Stanford University, 7.2 miles northwest of Palo Alto, and 27.1 miles southeast of San Francisco. The Veteran’s Plaza Property is located less than a mile from the Downtown Redwood City Caltrain station that features Baby Bullet Express train services between San Jose and San Francisco. The Veteran’s Plaza Property has direct access to Highway 101 and California State Route 84 (El Camino Real). Built in 2001, and renovated in 2014 by the sponsor, the Veteran’s Plaza Property is situated on a 1.8 acre parcel. The Veteran’s Plaza Property contains 177 parking spaces via attached four-story parking structure and 38 surface parking spaces. The 215 total parking spaces result in a parking ratio of 3.44 spaces per 1,000 SF of rentable area.

As of April 1, 2017, the Veteran’s Plaza Property is 100.0% leased to Kaiser Foundation Hospitals (“Kaiser”), a California nonprofit public benefit corporation. The Veteran’s Plaza Property was a build to suit for Kaiser in 2001. Kaiser executed an early 10 year renewal agreement dated December 15, 2016 with a lease expiration of December 31, 2026. Kaiser has two, seven-year renewal options remaining that require at least 240 days’ notice. The Kaiser lease provides for contractual rent increases of 2.5% per year over the 10 year term. Kaiser utilizes the office space for departments and services including occupational medicine, orthopedic medicine, chronic pain management, physical therapy, physical medicine and rehabilitation and psychiatry. The Veteran’s Plaza Property is part of the Kaiser Permanente Medical Campus, which includes 12 medical office buildings and a recently constructed 149-bed hospital, occupied by Kaiser Permanente (“KP”) or its subsidiaries.

Kaiser is a regional operating subsidiary of KP. KP is an integrated managed care consortium, headquartered in Oakland, California, and is one of the largest health care providers and not-for-profit health plans in the United States. KP is made up of three interdependent groups of entities: the Kaiser Foundation Health Plan, Inc. and its regional operating subsidiaries; Kaiser and their subsidiaries (sole tenant at the Veteran’s Plaza Property); and the regional Permanente Medical Groups. As of September 30, 2016, KP has 38 hospitals, 651 medical offices, 19,749 physicians, 52,214 nurses and approximately 201,024 employees operating in California, Washington, Oregon, Colorado, Georgia, Hawaii, Maryland, District of Columbia and Virginia. In Northern California, KP has 21 hospitals and 238 medical offices. KP or its subsidiaries occupies space in eight other buildings in Redwood City.

The following table presents certain information relating to the sole tenant at the Veteran’s Plaza Property:

Largest Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Kaiser Foundation Hospitals(2)	A+ / NR / AA-	62,500	100.0%	$3,950,000(3)	100.0%	$63.20	12/31/2026	2, 7-year options
Largest Tenant		62,500	100.0%	$3,950,000	100.0%	$63.20
Vacant Space		0	0.0	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenant		62,500	100.0%	$3,950,000	100.0%	$63.20

(1)	Ratings are those of the tenant.

(2)	Kaiser has an option to purchase the Veteran’s Plaza Property during the option term (January 1, 2025 - December 31, 2025), and a right of first offer with respect to the Veteran’s Plaza Property. See “Purchase Option and Right of First Offer” below.

(3)	UW Base Rent is based on the average rent over the 10-year term of $63.20 per SF for the sole tenant, Kaiser, occupying 100.0% of the NRA which executed an early 10 year renewal on December 15, 2016. The in-place annual rent is $56.40 per SF.

LOAN #7: VETERAN’S PLAZA

The following table presents the lease rollover schedule at the Veteran’s Plaza Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	62,500	100.0	100.0%	3,950,000	100.0	$63.20	1
2027	0	0.0	100.0%	0	0.0	$0.00	0
2028 & Thereafter	0	0.0	100.0%	0	0.0	$0.00	0
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	62,500	100.0%		$3,950,000	100.0%	$63.20	1

(1)	Calculated based on approximate square footage occupied by each collateral tenant.

The following table presents certain information relating to historical leasing at the Veteran’s Plaza Property:

Historical Leased %(1)

	2014	2015	2016	As of 4/1/2017(2)
Owned Space	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which reflects average occupancy for the specified year unless otherwise indicated.

(2)	Based on underwritten rent roll dated April 1, 2017.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Veteran’s Plaza Property:

Cash Flow Analysis(1)

	2013	2014	2015	2016	Underwritten	Underwritten $ per SF
Base Rent(2)	$3,416,875	$3,518,750	$3,628,125	$3,736,250	$3,950,000	$63.20
Total Rent	$3,416,875	$3,518,750	$3,628,125	$3,736,250	$3,950,000	$63.20
Total Reimbursables	431,500	384,946	479,702	438,289	734,301	11.75
Other Income	0	0	0	0	0	0.00
Vacancy & Credit Loss	0	0	0	0	(140,529)	(2.25)
Effective Gross Income	$3,848,375	$3,903,696	$4,107,827	$4,174,539	$4,543,772	$72.70

Real Estate Taxes(3)	$184,559	$179,104	$197,918	$187,514	$460,000	$7.36
Insurance	78,447	65,598	70,913	70,130	70,130	1.12
Management Fee	115,177	106,796	132,908	114,467	136,313	2.18
Other Operating Expenses	53,085	52,143	42,616	69,437	69,437	1.11
Total Operating Expenses	$431,268	$403,641	$444,355	$441,548	$735,880	$11.77

Net Operating Income	$3,417,107	$3,500,055	$3,663,472	$3,732,991	$3,807,892	$60.93
TI/LC	0	0	0	0	125,000	2.00
Replacement Reserves	0	0	0	0	12,500	0.20
Net Cash Flow	$3,417,107	$3,500,055	$3,663,472	$3,732,991	$3,670,392	$58.73

Occupancy	100.0%	100.0%	100.0%	100.0%	100.0%
NOI Debt Yield	8.5%	8.8%	9.2%	9.3%	9.5%
NCF DSCR	1.40x	1.44x	1.50x	1.53x	1.51x

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Base Rent is based on the average rent over the 10-year term of $63.20 per SF for the sole tenant, Kaiser, occupying 100.0% of the NRA which executed an early 10-year renewal on December 15, 2016. The in-place annual rent is $56.40 per SF.

(3)	Real Estate Taxes have been underwritten to the loan amount multiplied by the millage rate (1.1105%).

LOAN #7: VETERAN’S PLAZA

■	Appraisal. According to the appraisal, the Veteran’s Plaza Property had an “as-is” appraised value of $69,000,000 as of December 7, 2016. The appraiser valued the Veteran’s Plaza Property based on the two approaches below and gave more weight to the Discounted Cash Flow Approach to determine the “as-is” appraised value of the Veteran’s Plaza Property.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$70,100,000	N/A	5.50%
Discounted Cash Flow Approach	$71,100,000	6.50%	6.00%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Pursuant to the Phase I environmental site assessment dated December 6, 2016, the environmental consultants reported that groundwater contamination in the area of the Veteran’s Plaza Property by volatile organic compounds appears to originate from upgradient source areas which are currently under environmental regulatory oversight by the Regional Water Quality Control Board – San Francisco Region (“RWQCB”) for investigation and remediation, which was identified as a recognized environmental condition (REC). The Phase I concluded that, based on the records on file, the groundwater contamination at the Veteran’s Plaza Property is being addressed by the responsible parties under regulatory oversight by the RWQCB. The environmental consultants also reported a deed restriction requiring adherence to a risk management plan to restrict use of the Veteran’s Plaza site so as to not allow residential development, or use of the groundwater for any purpose aside from monitoring. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.

■	Market Overview and Competition. According to the appraisal, the Veteran’s Plaza Property is located in the Greater Silicon Valley office market which consists of Silicon Valley, reporting 77.7 million SF of office space, and the San Francisco Peninsula, reporting 32.8 million SF of office space. The Greater Silicon Valley region remains a strong job market, with unemployment of 3.9% and over one million employed as of the third quarter of 2016. Silicon Valley is considered the hub of the high-tech industry in the United States, and continues to be a major research and development center. Silicon Valley is home to 14 of the Fortune 500 corporations including Apple Inc., Hewlett-Packard Company, Intel Corporation, Google, Cisco Systems, Oracle Corporation, Ebay, Synnex, Applied Materials, Agilent Technologies, Symantec, NetApp, Sanmina-SCI Corporation and Advanced Micro Devices. Google and Apple are the two largest employers in Silicon Valley employing 20,000 and 19,000 employees, respectively. In the third quarter of 2016, Google completed expansion of 612,000 SF at Moffett Gateway in Sunnyvale, AMD took 220,000 SF at Santa Clara Square, Nutanix renewed 210,000 SF at the San Jose Airport, and Ford expanded Stanford Research Park (Palo Alto) with 150,000 SF. Under development is Apple’s new 2.8 million SF campus in Cupertino.

According to the appraisal, the Veteran’s Plaza Property is part of the San Francisco Peninsula, South County, Redwood City submarket, consisting of 3.6 million SF of office inventory. Redwood City benefits from its midpoint location between San Francisco and San Jose and its proximity to the Caltrain, the commuter rail system serving San Francisco, San Mateo and Santa Clara counties that spans 77.4 miles and includes 32 stations and had approximately 62,416 passenger weekday ridership in 2016. Proximity to transit is an increasingly important attribute for tenants, employees, and investors. The Caltrain takes less than 40 minutes to travel north to downtown San Francisco or south to San Jose, compared to upwards of an hour to reach these destinations via car due to traffic. Major employers in Redwood City are Box, Inc., and Google, both of which recently leased blocks of space, and other employers include Evernote, Oracle, Electronic Arts, Informatica, PDI/Dreamworks, Shutterfly and Stanford Hospitals & Clinics.

According to a third party market research report, the Redwood City Class A office submarket reported inventory of 3.6 million SF with a 4.7% vacancy rate and asking rents for Class A space of $51.12 per SF, triple-net as of the third quarter of 2016. According to Redwood City’s Downtown Precise Plan which was adopted by the city council on January 24, 2011, new office development could not exceed 500,000 SF. Pursuant to a February 13, 2017 report from a local government official, there is not enough square footage left under the 500,000 SF cap for another office project to be undertaken. The three projects currently under construction total 249,653 SF and have been 59.5% preleased.

LOAN #7: VETERAN’S PLAZA

The following table presents certain information relating to sales comparables for the Veteran’s Plaza Property:

Office Building Sales Comparables(1)

Property Name	Property Location	Rentable Area (SF)	Sale Date	Sale Price (in millions)	Sale Price (per SF)
19000 Homestead Road	Cupertino, CA	100,352	Dec. 2016	$68.1	$679
De Anza Plaza I and II	Cupertino, CA	83,959	Aug. 2016	$52.3	$622
100 View Street	Mountain View, CA	42,876	April 2016	$55.0	$1,283
Sunnyvale Town Center	Sunnyvale, CA	313,920	Dec. 2015	$270	$860
Campus @ 3333, Phase I	Santa Clara, CA	459,655	Dec. 2015	$305	$664
700-900 Concar Drive	San Mateo, CA	208,738	Feb. 2015	$134	$642

(1)	Source: Appraisal.

Office Lease Comparables(1)

Property Name	Property Location	Tenant Name	Lease Date	Leased Area (SF)	Lease Term (months)	Monthly Base Rent per SF	Lease Type
Veteran’s Plaza Property	Redwood City, CA	Kaiser Foundation Hospitals	Jan. 2017(2)	62,500(2)	120(2)	$4.70(2)	Net(2)
Pacific Shores Center	Redwood City, CA	RocketFuel	Dec. 2016	38,875	36	$4.00	Net
Crossing 900	Redwood City, CA	Wealthfront, Inc.	Dec. 2015	27,003	18	$5.00	Net
1001 Marshall	Redwood City, CA	IMVU, Inc.	Nov. 2015	11,984	60	$5.75	Net
400/450 Concar	San Mateo, CA	Medallia, Inc.	March 2016	208,994	156	$4.66	Net
Bay Meadows	San Mateo, CA	Open Text, Inc.	Oct. 2016	108,015	120	$4.75	Net
601 Marshall Street(3)	Redwood City, CA	Goodwin Procter LLP	Jan. 2017	99,750	150	$6.25	Net
815 Hamilton Street(3)	Redwood City, CA	McKinsey & Company, Inc.	Nov. 2016	37,814	144	$6.35	Net
815 Hamilton Street(3)	Redwood City, CA	Balsam Brands, Inc.	March 2015	29,519	145	$6.00	Net

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated April 1, 2017.

(3)	Based on recent executed leases in the market and were not included in the appraisal.

■	The Borrower. The borrower is Vet Plaza, LLC, a California limited liability company and a single purpose entity, with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Veteran’s Plaza Loan.

The guarantors of the non-recourse carveouts under the Veteran’s Plaza Loan are Derek K. Hunter, Jr. and Edward D. Storm. In addition, The Hunter 1988 Revocable Trust U/A/D August 4, 1988, as amended and restated on November 9, 1995, and The Edward D. Storm 2001 Revocable Trust, dated February 15, 2001, as amended and restated on October 30, 2014, serve as guarantors of the non-recourse carveouts under the Veteran’s Plaza Loan documents.

■	Escrows. On the origination date of the Veteran’s Plaza Loan, the borrower deposited (i) $79,230 into a tax reserve account, (ii) $27,143 into an insurance reserve account, (iii) $2,083 into a replacement reserve account and (iv) $950,000 for the Kaiser lease escrow in respect of a tenant improvement allowance which may also be applied by the tenant as a rent credit.

On each due date, the borrower is required to deposit reserves of (i) one-twelfth of the estimated annual real estate taxes, which currently equates to $16,324, into a tax reserve account, (ii) one-twelfth of the annual insurance premiums, which currently equates to $7,054 and (iii) $1,042 into a replacement reserve account, provided that the borrower’s obligation to make monthly deposits into the replacement reserve account is temporarily suspended at any time the amount in such reserve equals or exceeds $25,000.

LOAN #7: VETERAN’S PLAZA

■	Lockbox and Cash Management. The Veteran’s Plaza Loan documents require a springing hard lockbox with springing cash management. Following the occurrence of a Veteran’s Plaza Cash Sweep Trigger Event (as defined below), the Veteran’s Plaza Loan documents require the borrower to establish a lender-controlled lockbox account and to direct all tenants to pay rent directly to such lockbox account and require that all other money received by the borrower with respect to the Veteran’s Plaza Property be deposited into such lockbox account within two business days following receipt. Following the occurrence of a Veteran’s Plaza Cash Sweep Trigger Event and until the occurrence of a Veteran’s Plaza Cash Sweep Cure (as defined below), all cash flow is required to be swept from the lockbox account into a lender-controlled cash management account and applied in accordance with the Veteran’s Plaza Loan documents, and excess cash is required to be swept and held in a lender controlled account (the “Veteran’s Plaza Sweep Account”) as additional collateral for the Veteran’s Plaza Loan. Upon a Veteran’s Plaza Cash Sweep Cure, all funds in the lockbox account and Veteran’s Plaza Sweep Account are required to be swept to the borrower’s operating account.

A “Veteran’s Plaza Cash Sweep Trigger Event” means the occurrence of any one or more of the following as determined by the lender in its reasonable discretion: (a) an event of default under the Veteran’s Plaza Loan, or (b) a Kaiser Cash Sweep Trigger Event (as defined below).

A “Veteran’s Plaza Cash Sweep Cure” means the following, as determined by the lender in its reasonable discretion: (i) with respect to a Veteran’s Plaza Cash Sweep Trigger Event described in clause (a) of the definition thereof, the cure of the related event of default, as determined by the lender in its reasonable discretion or the specific waiver in writing by the lender of the related event of default under the Veteran’s Plaza Loan; (ii) with respect to a Veteran’s Plaza Cash Sweep Trigger Event described in clause (b) of the definition thereof, a Kaiser Cash Sweep Cure (as defined below).

A “Kaiser Cash Sweep Trigger Event” means the occurrence of any one or more of the following as determined by the lender in its reasonable discretion: (a) Kaiser ceases to operate 75% or any greater portion of the Veteran’s Plaza Property leased under the Kaiser lease, or 75% or any greater portion of the Veteran’s Plaza Property leased under the Kaiser lease are deserted, vacated or not used in accordance with the terms of the Kaiser lease for a period of at least 12 months; (b) Kaiser files any petition for debt relief under any section or chapter of the federal Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or other similar laws or any petition is filed against Kaiser under any bankruptcy laws; (c) Kaiser provides notice to the borrower of its intent to terminate the Kaiser lease; (d) an event of default by Kaiser occurs under the Kaiser lease, beyond all applicable notice and cure periods; or (e) Kaiser has not renewed the Kaiser lease at market terms acceptable to the lender at least 12 months prior to the scheduled expiration date of the Kaiser lease and any future expiration date (or the expiration of the lease of any replacement tenant acceptable to the lender).

A “Kaiser Cash Sweep Cure” means the following, as determined by the lender in its reasonable discretion: (i) with respect to a Kaiser Cash Sweep Trigger Event described in clause (a) of the definition thereof, then the earlier of the following: (A) Kaiser has notified the borrower in writing that Kaiser has rescinded its notice to “go dark,” (B) Kaiser (or an approved subtenant) has resumed operations in the space occupied by Kaiser and has continuously remained in occupancy of, and open, for no less than 60 consecutive days, or (C) the date when the balance of the Veteran’s Plaza Sweep Account equals $3,125,000 or more as determined by the lender in its reasonable discretion; (ii) with respect to a Kaiser Cash Sweep Trigger Event described in clause (b) of the definition thereof, Kaiser has (A) obtained the applicable bankruptcy court’s approval of its affirmation of the Kaiser lease, and (B) delivered to the lender a new estoppel certificate reasonably acceptable to the lender, certifying that (1) the Kaiser lease has been validly affirmed in the bankruptcy proceeding and remains in full force and effect on the same terms and conditions as in effect as of the loan closing date, unless approved by the lender in writing, (2) there is no default existing under the Kaiser lease, (3) Kaiser is in occupancy, and open for business to the general public, (4) Kaiser is paying full, unabated rent under the Kaiser lease, and (5) the Kaiser lease has not been amended or modified without the lender’s prior written consent; (iii) with respect to a Kaiser Cash Sweep Trigger Event described in clause (c) of the definition thereof, borrower has re-let the entire Kaiser space to one or more replacement tenants reasonably acceptable to the lender pursuant to executed leases reasonably acceptable to the lender, and (A) such replacement tenant’s lease is in full force and effect, and (B) such replacement tenant has commenced paying full, unabated rent; (iv) with respect to a Kaiser Cash Sweep Trigger Event described in clause (d) of the definition thereof, the curing of the applicable lease default; and (v) with respect to a Kaiser Cash Sweep Trigger Event described in clause (e) of the definition thereof, (A) Kaiser has executed a new lease or lease extension at the terms stated in the Kaiser lease or otherwise reasonably acceptable to the lender, or (B) the borrower has re-let the entire space leased to Kaiser to one or more replacement tenants acceptable to the lender pursuant to executed leases reasonably acceptable to the lender.

LOAN #7: VETERAN’S PLAZA

■	Property Management. The Veteran’s Plaza Property is managed by Hunter Properties, Inc., pursuant to the terms of the management agreement. The borrower sponsors are affiliated with Hunter Properties, Inc. If (a) an event of default under the Veteran’s Plaza Loan has occurred and is continuing, (b) the property manager becomes bankrupt or insolvent, or (c) a default beyond any applicable notice and cure period by the property manager occurs under the related management agreement, then the lender, at its option, may require the borrower to engage a replacement management agent and terminate the property manager without fee or obligation to the lender. Provided no event of default under the Veteran’s Plaza Loan is continuing, the borrower may replace the manager with a manager that is either reasonably acceptable to the lender or is a reputable management company with at least seven years’ experience in the management of commercial properties with similar uses and quality as the Veteran’s Plaza Property and in the jurisdiction in which the Veteran’s Plaza Property is located.

■	Purchase Option and Right of First Offer. Kaiser, which leases 100.0% of the net rentable area at the Veteran’s Plaza Property, has a purchase option with respect to the Veteran’s Plaza Property (“Purchase Option”). The Purchase Option is exercisable during the period commencing on January 1, 2025 and expiring on December 31, 2025. The tenant may exercise the Purchase Option by written notice on or before 180 days before the Purchase Option term expires. If the tenant exercises its Purchase Option, the purchase price will be the greater of (i) the fair market value of the Veteran’s Plaza Property, determined pursuant to an appraisal process or (ii) the minimum purchase price ($60,000,000); provided, that if the Purchase Option is exercised in connection with the landlord providing written notice to Kaiser that it wishes to sell the Veteran’s Plaza Property or has received an offer to sell the Veteran’s Plaza Property that it wishes to accept, the minimum purchase price will not apply. Kaiser also has a right of first offer (“ROFO”) to purchase the Veteran’s Plaza Property at a price equal to the fair market value as determined pursuant to an appraisal process, which ROFO commenced upon execution of its current lease and expires on the earlier of (a) the date Kaiser does not accept a ROFO that is offered to it, (b) the date that Kaiser exercises its ROFO and (c) December 31, 2024. Kaiser has agreed that it shall not be permitted to acquire title to the Veteran’s Plaza Property pursuant to its Purchase Option or ROFO at any time prior to the date that the lender acquires title to the Veteran’s Plaza Property, unless and until the lender has confirmed in writing that all terms and conditions for such sale and release of the Veteran’s Plaza Property from the lien of the mortgage have been strictly complied with, as determined in the lender’s commercially reasonable discretion, including but not limited to, satisfaction in full of any loan assumption requirements, defeasance requirements and/or prepayment requirements, all as more particularly set forth in the Veteran’s Plaza Loan documents. Kaiser has also agreed that neither the Purchase Option nor the ROFO is exercisable in connection with any foreclosure sale or deed in lieu of foreclosure; however, the Purchase Option and ROFO continue in full force and effect from and after any foreclosure or deed in lieu of foreclosure. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” in the Prospectus.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Veteran’s Plaza Loan documents require that the borrower maintain an “all-risk” insurance policy (with a deductible that is acceptable to the lender and is no larger than $50,000) that provides coverage for terrorism in an amount equal to the full replacement cost of the Veteran’s Plaza Property. The Veteran’s Plaza Loan documents also require business interruption insurance covering no less than 12 months; provided that if the policies contain an exclusion for loss or damage incurred as a result of an act of terrorism or similar acts of sabotage, the borrower is required to maintain separate insurance against such loss or damage provided such insurance is commercially available. See “Risk Factors–Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #8: STERLING JEWELERS CORPORATE HEADQUARTERS I & II

LOAN #8: STERLING JEWELERS CORPORATE HEADQUARTERS I & II

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
Sterling Jewelers Corporate Headquarters I & II
375 Ghent Road
Akron, OH 44333
Montrose-Ghent
Fairlawn
Pigeon Creek
Norton
Akron
Cuyahoga Falls
Stow
Silver Lake
Tallmadge
Portage Lakes
New Franklin
Green
AKRON FULTON INTERNATIONAL AIRPORT
Summit Mall
West Market Plaza
Chapel Hill Mall
Rolling Acres Mall
University of Akron
Canal Park
Cuyahoga Valley Nat'l Rec Area
W MARKET ST
GHENT RD
AKRON MEDINA RD
W BATH RD
W PORTAGE TRL
BROAD BLVD
GARMAN RD
MEMORIAL PKWY
COPLEY RD
WADSWORTH RD
W WATERLOO RD
NORTON AVE
E WATERLOO RD
E TURKEYFOOT LAKE RD
KILLIAN RD
E CASTON RD
Lake Erie
Cleveland
Painesville
Willowick
Euclid
Elyria
CLE
Solon
Aurora
Strongsville
Medina
Warren
Kent
Akron
Youngstown
Alliance
Salem
Canton
OHIO
PENN.
Meadville
New Castle
Butler
Beaver Falls
Cranberry
East Liverpool
Coraopolis
PIT
Weirton
Steubenville
Pittsburgh
Bethel Park
Dover
Coshocton

LOAN #8: STERLING JEWELERS CORPORATE HEADQUARTERS I & II

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	Natixis
Location (City/State)	Akron, Ohio	Cut-off Date Balance	$38,500,000
Property Type	Office	Cut-off Date Balance per SF	$141.71
Size (SF)	271,675	Percentage of Initial Pool Balance	3.8%
Total Occupancy as of 4/5/2017	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 4/5/2017	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	1988 / 2014, 2017	Mortgage Rate	4.79000%
Appraised Value	$61,900,000	Original Term to Maturity (Months)(2)	120
Appraisal Date	8/8/2016	Original Amortization Term (Months)	NAP
Borrower Sponsor	Lenora J. Petrarca	Original Interest Only Term (Months)(2)	120
Property Management	Riverview Management Company	First Payment Date	1/5/2017
ARD/Maturity Date(2)	12/5/2026 / 12/5/2036

Underwritten Revenues(1)	$3,628,755
Underwritten Expenses	$133,608	Escrows(3)
Underwritten Net Operating Income (NOI)	$3,495,147	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,440,827	Taxes	$204,309	$0
Cut-off Date LTV Ratio	62.2%	Insurance	$31,973	$0
Maturity Date / ARD LTV Ratio(2)	62.2%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF	1.87x / 1.84x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	9.1% / 8.9%	Other Reserve	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$38,500,000	100.0%	Loan Payoff	$36,249,277	94.2%
			Principal Equity Distribution	1,679,767	4.4
			Closing Costs	334,674	0.9
			Reserves	236,282	0.6
Total Sources	$38,500,000	100.0%	Total Uses	$38,500,000	100.0%

(1)	The Underwritten Revenues include averaged rents during the loan term through the ARD (as defined below) for Sterling Jewelers (as defined below). See “—Operating History and Underwritten Net Cash Flow” below.

(2)	Calculated as of the ARD. The ARD is December 5, 2026 and the final maturity date is December 5, 2036.

(3)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Sterling Jewelers Corporate Headquarters I & II Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in a 271,675 SF office building located at 375 Ghent Road in Akron, Ohio (the “Sterling Jewelers Corporate Headquarters I & II Property”). The Sterling Jewelers Corporate Headquarters I & II Property is part of a larger office complex which consists of three interconnected buildings (the “The Sterling Jewelers Headquarters Campus”). The Sterling Jewelers Corporate Headquarters I & II Loan has an outstanding principal balance as of the Cut-off Date of $38,500,000 and represents approximately 3.8% of the Initial Pool Balance. The Sterling Jewelers Corporate Headquarters I & II Loan, which accrues interest at an interest rate of 4.79000% per annum (the “Initial Interest Rate”) through the anticipated repayment date (the “ARD”), was originated by Natixis on November 10, 2016, had an original principal balance of $38,500,000 and has an outstanding principal balance as of the Cut-off Date of $38,500,000. The proceeds of the Sterling Jewelers Corporate Headquarters I & II Loan were primarily used to refinance the Sterling Jewelers Corporate Headquarters I & II Property, return equity to the borrower, pay origination costs and fund reserves.

The Sterling Jewelers Corporate Headquarters I & II Loan had an initial term of 120 months until the ARD and has a remaining term of 116 months as of the Cut-off Date until the ARD. The Sterling Jewelers Corporate Headquarters I & II Loan requires interest only payments through the ARD. The ARD is the due date in December 2026 and the final maturity date is the due date in December 2036. If the Sterling Jewelers Corporate Headquarters I & II Loan has not been paid down in full by the ARD, the Sterling Jewelers Corporate Headquarters I & II Loan will enter a ten-year hyper-amortization period in which all excess cash flow, after payments of reserves and operating expenses, will be used to pay down the loan, and the Adjusted Interest Rate (as defined below) per annum will be equal to the sum of (i) the Initial Interest Rate, plus (ii) 3.00000% plus the amount (if any) by which the 10-year treasury rate exceeds 2.00000% (the “Adjusted Interest Rate”). The payment of the additional interest (which will be the difference between the interest accrued at the Adjusted Interest Rate and the Initial Interest Rate) will be deferred until the entire principal balance of the loan is paid in full. Provided that no event of default has occurred and is continuing under the Sterling Jewelers Corporate Headquarters I & II Loan documents, the Sterling Jewelers Corporate Headquarters I & II Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Sterling Jewelers Corporate Headquarters I & II Loan documents on or after May 5, 2019. Provided that no event of default has occurred and is continuing under the Sterling Jewelers Corporate Headquarters I & II Loan documents, voluntary prepayment of the Sterling Jewelers Corporate Headquarters I & II Loan without a prepayment premium is permitted on or after the due date in September 2026.

LOAN #8: STERLING JEWELERS CORPORATE HEADQUARTERS I & II

■	The Mortgaged Property. The Sterling Jewelers Corporate Headquarters I & II Property is comprised of a 271,675 SF office building located in the Akron, Ohio. The Sterling Jewelers Corporate Headquarters I & II Property consists of three interconnected buildings (“Phase I”, “Phase II” and “Phase II Addition”) and is set on a 29.1 acre site. Phase I and Phase II were constructed in 1988. Phase I is an 118,047 SF four-story office building which includes a basement with industrial and distribution space, and Phase II is an 115,846 SF four-story office building which includes a basement with industrial and distribution space. Built in 2014, Phase II Addition is a 37,782 SF four-story office building which includes a basement with industrial and distribution space. The Sterling Jewelers Corporate Headquarters I & II Property features an “L” shaped configuration with Phase I being the southernmost building while Phase II and the Phase II Addition extend off of the northeastern side of Phase I. Amenities at the Sterling Jewelers Corporate Headquarters I & II Property include a cafe, a fitness center, and a model functioning store open to employee purchases. Parking at the Sterling Jewelers Corporate Headquarters I & II Property is provided by a 1,256-space surface parking garage, resulting in a parking ratio of 4.62 spaces per 1,000 SF of net rentable area.

The Sterling Jewelers Corporate Headquarters I & II Property is part of the Sterling Jewelers Headquarters Campus, totaling 458,251 SF with an extension of Phase I and Phase II (not part of the collateral) of 86,000 SF currently under construction, scheduled to be delivered in November 2017. The Sterling Jewelers Corporate Headquarters I & II Property has been 100.0% leased to Sterling Inc. (“Sterling Jewelers”) since its completion. Sterling Jewelers occupies space under three leases at the Sterling Jewelers Corporate Headquarters I & II Property that extend through January 31, 2048 to run coterminous with the leases of the other buildings of the Sterling Jewelers Headquarters Campus. Founded in 1910, Sterling Jewelers is an American specialty jewelry company wholly owned by UK-based Signet Jewelers Limited (“Signet Jewelers”). Signet Jewelers is rated BB+ and BBB- by Fitch and S&P respectively and is the guarantor on the Sterling Jewelers leases. Sterling Jewelers is the largest specialty fine jewelry company in the United States by sales and number of stores, with 1,573 stores in all 50 states as of October 29, 2016. Its stores operate nationally in malls and off-mall locations as Kay Jewelers, regionally under a number of mall-based brands, nationwide under brands such as Jared The Galleria Of Jewelry and also under the recently-converted Kay Jewelers brand. Signet Jewelers is the largest specialty retail jeweler by sales in the US, Canada and UK, and operates approximately 3,668 stores and kiosks across approximately five million SF of retail space, primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H. Samuel, Ernest Jones, Peoples and Piercing Pagoda. As of January 28, 2017, the Signet Jewelers’ annual sales of approximately $6.4 billion derive from the retailing of jewelry, watches and associated services. Signet Jewelers has over 29,000 employees. Signet Jewelers’ sales, operating income, and adjusted EBITDA have increased year over year between 2012 and 2016. Signet Jewelers’ sales over the five past consecutive years has increased year over year, from $3,749.2 million in FY 2012 to $6,550.2 million in FY 2016 representing a 15.0% CAGR over the period 2012-2016. Sales decreased to $6,408.4 million in FY 2017, representing a 2.2% drop and net income increased from $467.9 million in FY 2016 to $543.2 million in FY 2017, representing a 16.1% increase. The operating margin and adjusted EBITDA margin decreased in 2015 following the acquisition of Zales and Ultra Stores Inc., with operating margins lower than those of Signet Jewelers. As of March 7, 2017, Signet Jewelers has a market capitalization of approximately $4.37 billion.

LOAN #8: STERLING JEWELERS CORPORATE HEADQUARTERS I & II

The following table presents certain information relating to historical leasing at the Sterling Jewelers Corporate Headquarters I & II Property:

Historical Leased %(1)

	2013	2014	2015	2016	As of 4/5/2017(2)
Leased Space	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the specified year unless otherwise specified.

(2)	Based on the underwritten rent roll dated April 5, 2017.

The following table presents certain information relating to the sole occupied tenant at the Sterling Jewelers Corporate Headquarters I & II Property:

Largest Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Moody’s/S&P/Fitch)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration(3)	Renewal / Extension Options
Sterling Jewelers	NR / BBB- / BB+	271,675	100.0%	$3,740,985	100.0%	$13.77	1/31/2048	NAP
Largest Tenant		271,675	100.0%	$3,740,985	100.0%	$13.77
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenant		271,675	100.0%	$3,740,985	100.0%	$13.77

(1)	Based on the underwritten rent roll dated April 5, 2017. UW Base Rent $ per SF and UW Base Rent include rent averaging through the ARD.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant Name” field. The parent company guarantees the lease.

(3)	Sterling Jewelers occupies space under three leases at the Sterling Jewelers Corporate Headquarters I & II Property: the Phase I space, which totals 118,047 SF at an annual underwritten rental rate of $13.51 PSF, the Phase II space, which totals 115,846 SF at an annual underwritten rental rate of $12.65 PSF, and the Phase II Addition space, which totals 37,782 SF at an annual underwritten rental rate of $18.04 PSF.

The following table presents certain information relating to the lease rollover schedule at the Sterling Jewelers Corporate Headquarters I & II Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring GLA	% of GLA	Cumulative % of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027 & Thereafter	271,675	100.0	100.0%	3,740,985	100.0	$13.77	1
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	271,675	100.0%		$3,740,985	100.0%	$13.77	1

(1)	Calculated based on the underwritten rent roll dated April 5, 2017.

LOAN #8: STERLING JEWELERS CORPORATE HEADQUARTERS I & II

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Sterling Jewelers Corporate Headquarters I & II Property:

Cash Flow Analysis

	2013	2014	2015(1)	TTM 8/31/2016	Underwritten(2)	Underwritten $ per SF(2)
Base Rent	$2,570,967	$2,679,590	$3,222,706	$3,222,708	$3,740,985	$13.77
Potential Income from Vacant Space	0	0	0	0	0	0.00
Total Rent	$2,570,967	$2,679,590	$3,222,706	$3,222,708	$3,740,985	$13.77
Reimbursements	0	0	0	0	0	0.00
Other Income	0	0	0	0	0	0.00
Vacancy, Credit Loss & Concessions	0	0	0	0	(112,230)	(0.41)
Effective Gross Income	$2,570,967	$2,679,590	$3,222,706	$3,222,708	$3,628,755	$13.36

Real Estate Taxes	$0	$0	$0	$0	$0	$0.00
Insurance	0	0	2,396	4,340	13,946	0.05
Management Fee	51,424	53,592	64,452	63,366	108,863	0.40
Other Expenses(3)	5,485	6,635	14,895	10,799	10,799	0.04
Total Operating Expenses	$56,909	$60,227	$81,743	$78,505	$133,608	$0.49

Net Operating Income	$2,514,058	$2,619,363	$3,140,963	$3,144,203	$3,495,147	$12.87
Capital Expenditures	0	0	0	0	54,320	0.20
Net Cash Flow	$2,514,058	$2,619,363	$3,140,963	$3,144,203	$3,440,827	$12.67

Occupancy	100.0%	100.0%	100.0%	100.0%	100.0%
NOI Debt Yield	6.5%	6.8%	8.2%	8.2%	9.1%
NCF DSCR	1.34x	1.40x	1.68x	1.68x	1.84x

(1)	2015 Base Rent increased due to leasing of the 37,782 SF Phase II Addition, resulting in an additional $651,739 ($2.40 PSF) of income.

(2)	Annual Underwritten Base Rent and Underwritten Base Rent $ per SF for Sterling Jewelers include $518,277 ($1.91 PSF) of underwritten rent steps, which represents the straight line rent increases in the Sterling Jewelers leases through the ARD.

(3)	Other Expenses consist of professional fees.

■	Appraisal. According to the appraisal, the Sterling Jewelers Corporate Headquarters I & II Property had an “as-is” appraised value of $61,900,000 as of August 8, 2016. The appraiser valued the Sterling Jewelers Corporate Headquarters I & II Property based on the two approaches below and gave more weight to the Direct Capitalization Approach to determine the “as-is” appraised value of the Sterling Jewelers Corporate Headquarters I & II Property.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$60,500,000	N/A	5.75%
Discounted Cash Flow Approach	$63,150,000	6.75%	6.00%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated August 25, 2016, the environmental consultant did not identify any recognized environmental conditions or recommend any further action.

■	Market Overview and Competition. The Sterling Jewelers Corporate Headquarters I & II Property is located in the Fairlawn area of the City of Akron, approximately 25.0 miles south of Cleveland and 6.5 miles northwest of Akron. The Sterling Jewelers Corporate Headquarters I & II Property is part of Summit County which is located in the Akron, Ohio metropolitan statistical area (“MSA”). According to the appraisal, Summit County had an estimated 2015 population of 541,797. The Sterling Jewelers Corporate Headquarters I & II Property is located within 2.0 miles of three entrances to Interstate 77 that provide access to the Akron MSA and Cleveland MSA. The Cleveland and Akron MSAs have a large employment concentration in the education & health services sector, the trade, transportation & utilities sector, the professional & business services sector, the government sector and the manufacturing sector. Local landmarks include Summit Mall located a quarter of a mile to the south, Blossom Music Center located 4.5 miles to the northeast and the University of Akron located 6.5 miles to the southeast. Most of the immediate area is of newer construction, which has been built up over the past 20 to 30 years, and contains several Class A office parks.

According to a third party report, the Sterling Jewelers Corporate Headquarters I & II Property is located in the Fairlawn/Montrose office submarket, which contained 172 buildings with 4.1 million SF of office space, and is part of the greater Summit County office market, which included 1,693 office buildings with 31.0 million SF of office space, as of the fourth quarter of 2016. According to a third party report, as of the fourth quarter of 2016, the Fairlawn/Montrose office submarket exhibited a vacancy rate of 7.3% with asking rents of $16.89 PSF on a triple net basis, compared to a

LOAN #8: STERLING JEWELERS CORPORATE HEADQUARTERS I & II

vacancy rate of 10.3% and asking rents of $15.97 PSF on a triple net basis for the Summit County office market as a whole.

The following table presents certain information relating to the primary competition for the Sterling Jewelers Corporate Headquarters I & II Property:

Sterling Jewelers Corporate Headquarters I & II Property Competitive Set(1)

	Sterling Jewelers Corporate Headquarters I & II Subject Property	Confidential	10500 Antenucci Boulevard	2500 East Enterprise Parkway
Year Built	1988	1970	2001	1996
Floors	4	6	4	2
SF	271,675(2)	212,179	93,277	26,716
Total Occupancy	100.0%(2)	100.0%	69.0%	100.0%
Asking Rent PSF	$13.77(2)	$15.00	NAV	$14.59

	6700 Euclid Avenue	190 Montrose West Avenue	4743 Richmond Road
Year Built	2011	1989	2012
Floors	2	2	2
SF	128,000	27,000	40,000
Total Occupancy	NAV	100.0%	100.0%
Asking Rent PSF	NAV	$15.25	$24.00

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated April 5, 2017.

The following table presents certain information relating to sales comparables for the Sterling Jewelers Corporate Headquarters I & II Property:

Office Building Sales Comparables(1)

Property Name	Property Location	Rentable Area (SF)	Sale Date	Sale Price (in millions)
Sterling Jewelers Corporate Headquarters I & II Property	Akron, OH	271,675(2)	-	-
Confidential	Columbus, OH	325,000	Aug. 2016	$66.8
MetLife Office Building	Maimisburg, OH	216,466	Jan. 2016	$31.1
GE Aviation Campus	West Chester, OH	409,798	Feb. 2015	$66.0
Mason I	Cincinnati, OH	213,000	Nov. 2014	$22.5
State Farm New Albany Operations	New Albany, OH	148,782	Nov. 2013	$25.1

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated April 5, 2017.

Office Lease Comparables(1)

Property Name	Property Location	Tenant Name	Lease Date(s)	GLA	Lease Term (months)	Base Rent per SF	Lease Type
Sterling Jewelers Corporate Headquarters I & II Property	Akron, OH	Sterling Jewelers	Jan 2014; Jan. 2016(2)	271,675(2)	384-408(2)	$13.77(2)(3)	Net
Confidential	Akron, OH	Confidential	Jan. 2016	212,179	240	$15.00	Net
10500 Antenucci Boulevard	Garfield Heights, OH	Confidential	May 2015	7,720	144	$22.00	Modified
2500 East Enterprise Parkway	Twinsburg, OH	Experient, Inc.	July. 2014	26,716	84	$14.59	Net
6700 Euclid Avenue	Cleveland, OH	DeVry – Chamberlin College of Nursing	Mar. 2012	30,933	132	$16.75	Net
190 Montrose West Avenue	Copley Township, OH	Bryant and Stratton	May 2012	27,000	144	$15.25	Net
4743 Richmond Road	Warrensville Heights, OH	South University	Jan 2012	40,000	120	$24.00	Net

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated April 5, 2017.

(3)	Represents weighted average underwritten office rent at the Sterling Jewelers Corporate Headquarters I & II Property.

LOAN #8: STERLING JEWELERS CORPORATE HEADQUARTERS I & II

■	The Borrower. The borrower is SJHQ Main Associates, L.L.C., an Ohio limited liability company and special purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Sterling Jewelers Corporate Headquarters I & II Loan. The non-recourse carveout guarantor for the Sterling Jewelers Corporate Headquarters I & II Loan is Lenora J. Petrarca. Lenora J. Petrarca is the wife of Anthony A. Petrarca, who is the CEO of the Cedarwood Companies (“Cedarwood”). Cedarwood is comprised of four separate divisions: development (“Cedarwood Development”), architecture (“Cedarwood Architectural”), construction (“Tri-C Construction”), and property management (“Riverview Management”). Cedarwood has developed properties including retail centers, free-standing retail properties, office buildings and hotels throughout the United States. Cedarwood has developed over 20.0 million SF of commercial and retail projects in over 40 states.

■	Escrows. In connection with the origination of the Sterling Jewelers Corporate Headquarters I & II Loan, the borrower funded reserves of (i) $204,309 for real estate taxes and (ii) $31,973 for insurance.

Additionally, on each due date: (A) the monthly tax reserve is waived so long as (i) there is no event of default; (ii) the Primary Tenant (as defined below) pays all taxes directly; (iii) the borrower delivers to the lender copies of all bills for taxes as they are received; (iv) the lender has received evidence reasonably satisfactory that taxes have been paid as and when required pursuant to the terms and provisions of the Sterling Jewelers Corporate Headquarters I & II Loan agreement; (v) the Primary Tenant lease is in full force and effect; and (vi) unless the Primary Tenant is a subsidiary of Signet Jewelers and Signet Jewelers has a rating of “BBB-” or higher by S&P and Fitch (or equivalent), an amount equal or greater to the initial tax escrow amount is on deposit in the tax escrow accounts. If monthly payments for tax escrows are no longer suspended, then on a monthly basis, the borrower is required to escrow an amount equal to one-twelfth of the annual estimated tax payments; (B) the monthly insurance reserve is waived so long as (i) there is no event of default; (ii) the Primary Tenant pays all insurance premiums directly; (iii) the Primary Tenant maintains policies at all times that comply with requirements of the loan agreement; (iv) the borrower delivers to the lender copies of insurance certificates as soon as they are received; (v) the lender has received evidence reasonably satisfactory that insurance premiums have been paid as and when required pursuant to the terms and provisions of the loan agreement; (vi) the Primary Tenant lease is in full force and effect; and (vii) unless the Primary Tenant is a subsidiary of Signet Jewelers and Signet Jewelers has a rating of “BBB-” or higher by S&P and Fitch (or equivalent), an amount equal or greater to the initial insurance escrow amount is on deposit in the insurance escrow accounts. If monthly payments for insurance escrows are no longer suspended, then on a monthly basis, the borrower is required to escrow an amount equal to one-twelfth of the annual estimated insurance premium; (C) the monthly replacement reserve is currently waived. In the event that the Sterling Jewelers lease is terminated, the borrower is required to pay an amount equal to $4,527 on a monthly basis for replacement reserves; (D) the monthly TI/LC reserve is currently waived. In the event a Sterling Jewelers lease is terminated, the borrower is required to pay an amount equal to $22,634 on a monthly basis for tenant improvements and leasing cost reserves.

During the continuance of a Cash Management Period (as defined below) that was caused and exists solely due to a Primary Tenant Sweep Period (as defined below), the borrower is required to deposit all excess cash flow generated by the Sterling Jewelers Corporate Headquarters I & II Property, after the payment of debt service, required reserves and operating expenses, among other things, for the immediately preceding interest period into a primary tenant reserve subaccount.

■	Lockbox and Cash Management. The Sterling Jewelers Corporate Headquarters I & II Loan documents require a hard lockbox with springing cash management. The Sterling Jewelers Corporate Headquarters I & II Loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower with respect to the Sterling Jewelers Corporate Headquarters I & II Property be promptly deposited within one business day into such lockbox account following receipt. During the continuance of a Cash Management Period, all funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender and disbursed during each interest period of the term of the Sterling Jewelers Corporate Headquarters I & II Loan in accordance with the Sterling Jewelers Corporate Headquarters I & II Loan documents.

A “Cash Management Period” will commence upon the lender giving notice to borrower of the occurrence of (i) an event of default; (ii) the debt service coverage ratio being less than 1.10x at the end of any calendar quarter; (iii) the occurrence of a Primary Tenant Sweep Period; (iv) the occurrence of the ARD Trigger Event (as defined below); or (v) the Lobby Addition Trigger Event (as defined below). A Cash Management Period will end with respect to clause (ii) above, if for six consecutive months since the commencement of the existing Cash Management Period (A) no default or event of default has occurred, (B) no event that would trigger another Cash Management Period has occurred, and (C) the debt service coverage ratio is at least equal to 1.15x; with respect to clause (iii) above, a Primary Tenant Sweep Period is cured and no event that would trigger another Cash Management Period has occurred; or with

LOAN #8: STERLING JEWELERS CORPORATE HEADQUARTERS I & II

respect to clause (v) above, the Lobby Addition Trigger Event has been satisfied and no event that would trigger another Cash Management Period has occurred. In no event shall a Cash Management Period that was caused by the occurrence of the ARD Trigger Event end until the Sterling Jewelers Corporate Headquarters I & II Loan and all other obligations under the Sterling Jewelers Corporate Headquarters I & II Loan documents are repaid in full.

A “Primary Tenant Sweep Period” will commence upon (i) any termination of, or receipt by borrower of a notice to terminate, the Primary Tenant lease; (ii) the Primary Tenant becoming the subject of a bankruptcy action; (iii) the Primary Tenant “going dark” in a majority of the Primary Tenant’s premises for a continuous period of not less than 120 days; provided, however, if such Primary Tenant “goes dark” for the purpose of remodeling or restoring its space, such period may be extended with the prior written approval of the lender in its reasonable discretion; (iv) the occurrence of any monetary or material non-monetary default under the Primary Tenant lease; or (v) a downgrade of the credit rating of Signet Jewelers below “B+” by S&P or Fitch (or the equivalent by any other rating agency). The Primary Tenant Sweep Period will end if (a) a Primary Tenant Replacement Event (as defined below) has occurred or (b) with respect to clause (ii), the bankruptcy action has been dismissed and the Primary Tenant lease is affirmed; with respect to clause (iii), the Primary Tenant or another tenant re-opens business for a continuous period of not less than three months; with respect to clause (iv), the monetary or material non-monetary default is cured and no other monetary or non-monetary default exists.

A “Primary Tenant Replacement Event” means the termination of any Primary Tenant’s lease and the borrower entering into one or more new leases for all or substantially all of such Primary Tenant’s premises with acceptable replacement tenants and upon such terms and conditions as are reasonably acceptable to the lender in all material respects.

A “Primary Tenant” means the Sterling Jewelers tenant or any acceptable replacement tenant thereafter occupying the Primary Tenant premises.

An “ARD Trigger Event” means the failure to repay the debt in full on or prior to the payment date immediately prior to the ARD.

A “Lobby Addition Trigger Event” means the failure to issue a certificate of occupancy for the lobby addition on or prior to September 30, 2018.

■	Property Management. The Sterling Jewelers Corporate Headquarters I & II Property is managed by Riverview Management Company, an affiliate of the borrower. The lender has the right to direct the borrower to terminate the property management agreement and replace the property manager if (i) the borrower fails to maintain a debt service coverage ratio of at least 1.10x and the borrower is unable to prove to the lender that such drop in the debt service coverage ratio is due to a decline in prevailing market conditions and not sub-par management by the property manager, (ii) a bankruptcy action occurs with respect to the property manager, (iii) an event of default is continuing, or (iv) the property manager is in default under the management agreement.

■	Release of Collateral. The borrower is entitled to obtain the one-time release of a certain parcel of real property of the Sterling Jewelers Corporate Headquarters I & II Property; provided that, among other conditions in the Sterling Jewelers Corporate Headquarters I & II Loan agreement: (i) there is no event of default; (ii) the borrower delivers $300,000 as a (a) partial defeasance or (b) deposit with the lender to be held as additional collateral for the debt; (iii) the loan to value ratio immediately following the partial release does not exceed the lesser of (a) 62.2% and (b) the loan to value ratio immediately preceding the partial release; and (iv) the remaining parcel will satisfy all legal requirements and the requirements of all leases affecting the remaining parcel and will not be in violation of any applicable legal requirements and all necessary variances have been obtained and delivered to the lender. The portion of the Sterling Jewelers Corporate Headquarters I & II Property that may be released contains only parking spaces and a maintenance garage and was given no value in underwriting.

LOAN #8: STERLING JEWELERS CORPORATE HEADQUARTERS I & II

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain or cause to be maintained an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the Sterling Jewelers Corporate Headquarters I & II Property, plus a business interruption insurance policy that provides 18 months of business interruption coverage with an additional 6 month extended period of indemnity, with no deductible in excess of $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #9: HAMILTON CROSSING

LOAN #9: HAMILTON CROSSING

LOAN #9: HAMILTON CROSSING

Hamilton Crossing
Building III

4
Blue & Co., LLC
29,671 SF
Exp. 7/2028
3
Krieg DeVault
18,991 SF
Exp. 11/2025
American Specialty Health Inc.
21,717 SF
Exp. 12/2024
2
American Specialty Health Inc.
44,012 SF
Exp. 12/2024
1
Raymond James & Associates
7,268 SF
Exp. 6/2019
Ultra Athlete, LLC
3,026 SF
Exp. 5/2021
Marketplace Events LLC
2,808 SF
Exp. 5/2024
American Specialty Health Inc.
16,272 SF
Exp. 12/2024
Mid America Mortgage, Inc.
3,415 SF
Exp. 4/2018

Hamilton Crossing
Building IV

3
GSA
12,973 SF
Exp. 6/2020
Vacant
15,680 SF
2
Baker Hill Solutions LLC
29,989 SF
Exp. 7/2018
1
Stonegate Mortgage Corporation
3,141 SF
Exp. 5/2019
Gradex, Inc.
4,547 SF
Exp. 1/2020
Slattery & Holman, P.C.
7,929 SF
Exp. 6/2018
General Employment Enterprises
1,462 SF
Exp. 3/2017
Texas Instruments Incorporated
3,127 SF
Exp. 12/2017
Lehigh Cement Company, LLC
1,996 SF
Exp. 6/2020
Vacant
1,231 SF

Hamilton Crossing
Building VI

2
ADESA Corporation
36,457 SF
Exp. 7/2019
1
ADESA Corporation
141,385 SF
Exp. 7/2019
Broccoli Bill's, Inc.
499 SF
Exp. 7/2019
Duke Fitness Centers, LLC
3,086 SF
Exp. 3/2017

Vacant | 2017 – 2018 | 2019 – 2020 | 2021 – 2022 | 2023+

LOAN #9: HAMILTON CROSSING

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
Hamilton Crossing
112650, 12722-12802, 13085 Hamilton Crossing
Boulevard and 12800, 12900 and 13000
North Meridian Street
Carmel, IN 46032
Carmel
Merchants Square Mall
Fishers
Zionsville
INDIANAPOLIS METROPOLITAN AIRPORT
Fashion Mall at Keystone
Castleton Square
Glendale Town Center
Wynnedale
Butler University
Lafayette Square
Marian College
Lawrence
Clermont
Speedway Shopping Center
Cumberland
Indianapolis
Warren Park
Washington Square Shopping Center
Indiana University Purdue Univ
Avon
Wayne
CSXI TERMINAL PLAINFIELD
Lynhurst
Beech Grove
INDIANAPOLIS INTERNATIONAL AIRPORT
Metropolis Mall
FEDEX HUB
University of Indianapolis
Southern Plaza Shopping Center
Plainfield
Perry Township
Southport
Greenwood Place
Greenwood Park Mall
MICHIGAN
South Bend
INDIANA
Fort Wayne
FWA
OHIO
Carmel
Indianapolis
IND
Dayton

LOAN #9: HAMILTON CROSSING

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		CGMRC
Location (City/State)	Carmel, Indiana		Cut-off Date Balance(4)		$35,034,312
Property Type	Office		Cut-off Date Balance per SF(3)		$93.05
Size (SF)	590,917		Percentage of Initial Pool Balance		3.4%
Total Occupancy(1)	88.8%		Number of Related Mortgage Loans		None
Owned Occupancy(1)	88.8%		Type of Security		Fee Simple
Year Built / Latest Renovation	Various(2)		Mortgage Rate		4.92000%
Appraised Value	$76,100,000		Original Term to Maturity (Months)		120
Appraisal Date	12/2/2016		Original Amortization Term (Months)		360
Borrower Sponsor	Raymond Massa		Original Interest Only Period (Months)		NAP
Property Management	Cushman & Wakefield U.S., Inc.		First Payment Date		3/6/2017
			Maturity Date		2/6/2027

Underwritten Revenues	$10,973,297
Underwritten Expenses	$4,339,847		Escrows(5)
Underwritten Net Operating Income (NOI)	$6,633,451			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,903,080		Taxes	$366,426	$91,607
Cut-off Date LTV Ratio(3)	72.3%		Insurance	$65,414	$7,268
Maturity Date LTV Ratio(3)	59.4%		Replacement Reserve	$0	$10,341
DSCR Based on Underwritten NOI / NCF(3)	1.89x / 1.68x		TI/LC(6)	$500,000	$49,243
Debt Yield Based on Underwritten NOI / NCF(3)	12.1% / 10.7%		Other(7)	$2,453,009	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$55,125,000	70.6%	Purchase Price	$73,500,000	94.1%
Principal’s New Cash Contribution	20,664,753	26.5	Reserves	3,384,849	4.3
Other Sources(8)	2,319,001	3.0	Closing Costs	1,223,905	1.6

Total Sources	$78,108,754	100.0%	Total Uses	$78,108,754	100.0%

(1)	Based on the underwritten rent roll dated January 1, 2017 for five out of the six buildings comprising the Hamilton Crossing Property (as defined below). The occupancy for the Hamilton Crossing V building is based on the December 15, 2016 underwritten rent roll.

(2)	The Hamilton Crossing I building was built in 1989 and renovated in 2000. The Hamilton Crossing II building was built in 1997. The Hamilton Crossing III building was built in 2000. The Hamilton Crossing IV building was built in 1999. The Hamilton Crossing V building was built in 2003. The Hamilton Crossing VI building was built in 2002.

(3)	Calculated based on the aggregate outstanding principal balance of the Hamilton Crossing Loan Combination (as defined below).

(4)	The Hamilton Crossing Loan (as defined below) has a Cut-off Date Balance of $35,034,312 and represents the controlling note A-1 of the $54,982,675 Hamilton Crossing Loan Combination as of the Cut-off Date, which is evidenced by two pari passu notes and was originated by Citigroup Global Markets Realty Corp. The related companion loan is evidenced by the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $19,948,363, is currently held by Citigroup Global Markets Realty Corp., and is expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.

(5)	See “—Escrows” below.

(6)	The tenant improvements and leasing commissions reserve has a cap of $2,000,000.
(7)	Upfront Other reserves include a reserve for ADESA, Inc. (“ADESA Corporation”) ($1,500,000), unfunded tenant obligations ($805,224) and deferred maintenance ($147,785).
(8)	Other Sources consist of various prorations for rent, taxes and security deposits that the seller had collected from tenants prior to closing, as well as outstanding tenant improvement costs for Byrider Franchising, LLC and Raymond James & Associates.

■	The Mortgage Loan. The mortgage loan (the “Hamilton Crossing Loan”) is part of a loan combination (the “Hamilton Crossing Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in six office buildings, located in an office complex, totaling 590,917 SF located in Carmel, Indiana (the “Hamilton Crossing Property”). The Hamilton Crossing Loan, which is evidenced by the controlling note A-1, had an original principal balance of $35,125,000, has a Cut-off Date Balance of $35,034,312 and represents approximately 3.4% of the Initial Pool Balance. The related companion loan (the “Hamilton Crossing Companion Loan”)is evidenced by the non-controlling note A-2, which had an original principal balance of $20,000,000, has an outstanding principal balance as of the Cut-off Date of $19,948,363, is currently held by Citigroup Global Markets Realty Corp. and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Hamilton Crossing Loan Combination, which accrues interest at an interest rate of 4.92000% per annum, was originated by Citigroup Global Markets Realty Corp. on January 25, 2017, had an original principal balance of $55,125,000 and has an outstanding principal balance as of the Cut-off Date of $54,982,675. The proceeds of the Hamilton Crossing Loan Combination were primarily used to acquire the Hamilton Crossing Property, fund reserves and pay origination costs.

The Hamilton Crossing Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Hamilton Crossing Loan Combination requires monthly payments of principal and interest for the term of the Hamilton Crossing Loan Combination. The scheduled maturity date of the Hamilton Crossing Loan Combination is the due date in February 2027. At any time after the earlier of the third anniversary of the origination of the Hamilton Crossing Loan Combination and the second anniversary of the securitization of the last portion of the Hamilton Crossing Loan Combination, the Hamilton Crossing Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Hamilton Crossing Loan documents. Voluntary prepayment of the Hamilton Crossing Loan Combination is permitted on or after the due date occurring in November 2026 without payment of any prepayment premium. In the event the lender applies casualty or condemnation proceeds as a mandatory prepayment in accordance with the Hamilton Crossing Loan documents with respect to an individual property securing the Hamilton Crossing Loan Combination, provided that (i) no event of default is continuing under the Hamilton Crossing Loan

LOAN #9: HAMILTON CROSSING

documents, (ii) the release of the applicable individual property complies with all applicable REMIC requirements and (iii) the borrower delivers to the lender a REMIC opinion, the borrower may release the applicable individual property from the lien of the mortgage through prepayment of the release price for the individual property (reduced by the amount of proceeds applied).

■	The Mortgaged Property. The Hamilton Crossing Property is a 590,917 SF, Class B office complex located in Carmel, Indiana. The Hamilton Crossing Property consists of six separate buildings ranging in size from 32,694 SF to 181,427 SF. The buildings were constructed between 1989 and 2003 and have an average occupancy rate of 95.1% from 2006 through October 2016. The sponsor acquired five of the six office buildings from Duke Realty Limited Partnership and one building, Hamilton Crossing V, which is vacant, from the bankruptcy estate of ITT Educational Services, Inc. (“ITT”). The current occupancy for the Hamilton Crossing Property, excluding and including the Hamilton Crossing V building, is 95.8% and 88.8%, respectively.

The largest tenant at the Hamilton Crossing Property is ADESA Corporation which occupied a total of 172,210 SF in the Hamilton Crossing VI building until September 2016 when it leased an additional 5,632 SF in the Hamilton Crossing I building. ADESA Corporation is a wholly-owned subsidiary of KAR Auction Services, Inc., a Fortune 1000 company, and is headquartered at the Hamilton Crossing VI building. ADESA Corporation provides car auction services to car dealerships and institutional customers across North America. The second largest tenant at the Hamilton Crossing Property is American Specialty Health Inc. which occupies 82,001 SF in the Hamilton Crossing III building. American Specialty Health Inc. is a specialty healthcare provider that employs approximately 30,000 health practitioners and services approximately 30 million health plan members nationwide. The third largest tenant at the Hamilton Crossing Property is Byrider Franchising, LLC which occupies 70,320 SF in the Hamilton Crossing I building. Byrider Franchising, LLC is a financing company that provides franchisee opportunities for vehicle sales and financing. The remainder of the tenancy is granular with no tenant comprising more than 5.5% of the total GLA and 6.0% of total gross rent.

The following table presents certain information relating to the buildings at the Hamilton Crossing Property:

Building Summary

Building Name	Year Built / Renovated	Building GLA	Parking Spaces	Occupancy(1)	Allocated Cut-off Date Loan Amount	% Allocated Cut-off Date Loan Amount	Appraised Value	UW Gross Rent $ per SF	UW NCF
Hamilton Crossing I	1989 / 2000	102,464	366	94.0%	$7,979,345	14.5%	$11,068,599	$16.31	$869,067
Hamilton Crossing II	1997	32,694	167	100.0%	2,244,191	4.1%	3,113,043	$15.23	216,846
Hamilton Crossing III	2000	147,210	632	100.0%	15,210,627	27.7%	21,099,517	$20.13	1,625,230
Hamilton Crossing IV	1999	84,122	397	79.9%	7,729,991	14.1%	10,722,705	$21.01	632,449
Hamilton Crossing V	2003	43,000	330	0.0%(2)	3,366,286	6.1%	4,500,000(3)	$22.20	(124,663)
Hamilton Crossing VI	2002	181,427	672	100.0%	18,452,236	33.6%	25,596,135	$24.87	2,684,152
Total / Wtd. Avg.		590,917	2,564	88.8%	$35,034,312	100.0%	$76,100,000	$20.91	$5,903,080

(1)	Underwritten occupancy as of January 1, 2017 for all buildings except the Hamilton Crossing V building. Underwritten occupancy as of December 15, 2016 for the Hamilton Crossing V building.

(2)	The Hamilton Crossing V building was constructed for ITT in 2003. ITT occupied the space until it filed for bankruptcy in September 2016.

(3)	According to the appraisal, the as-stabilized appraised value of the Hamilton Crossing V building is $6,800,000 as of December 1, 2017.

LOAN #9: HAMILTON CROSSING

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Hamilton Crossing Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extensions Options
ADESA Corporation	BB+ / B1 / BB-	177,842	30.1%	$3,997,909	38.1%	$22.48	7/31/2019	1, 5-year option
American Specialty Health Inc.	NR / NR / NR	82,001	13.9	1,619,520	15.4	$19.75	12/31/2024	1, 5-year option
Byrider Franchising, LLC	NR / NR / NR	70,320	11.9	1,163,796	11.1	$16.55	2/29/2024	1, 5-year option
Baker Hill Solutions LLC	NR / NR / NR	29,989	5.1	629,769	6.0	$21.00	7/31/2018	NA
Blue & Co., LLC	NR / NR / NR	29,671	5.0	586,078	5.6	$19.75	7/31/2028	1, 5-year option
Middle Star	NR / NR / NR	32,694	5.5	497,379	4.7	$15.21	12/31/2023	1, 5-year option
Krieg DeVault	NR / NR / NR	18,991	3.2	384,568	3.7	$20.25	11/14/2025	NA
General Services Administration (GSA)	AAA / Aaa / AA+	12,973	2.2	265,947	2.5	$20.50	6/11/2020	NA
Bacompt Systems Inc.	NR / NR / NR	14,729	2.5	181,903	1.7	$12.35	4/30/2020	1, 5-year option
Slattery & Holman, P.C.	NR / NR / NR	7,929	1.3	173,249	1.7	$21.85	6/30/2018	2, 5-year options
Ten Largest Owned Tenants		477,139	80.7%	$9,500,118	90.6%	$19.91
Remaining Owned Tenants		47,730	8.1	982,995	9.4	$20.59
Vacant Spaces (Owned Space)		66,048	11.2	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		590,917	100.0%	$10,483,113	100.0%	$19.97

(1)	Based on the underwritten rent roll dated January 1, 2017 for five out of the six buildings comprising the Hamilton Crossing Property. The occupancy for the Hamilton Crossing V building is based on the December 15, 2016 underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents certain information relating to the lease rollover schedule at the Hamilton Crossing Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	4,548	0.8%	0.8%	$69,210	0.7%	$15.22	4
2017	8,812	1.5	2.3%	167,465	1.6	$19.00	5
2018	41,333	7.0	9.3%	868,642	8.3	$21.02	5
2019	194,382	32.9	42.2%	4,349,253	41.5	$22.37	6
2020	34,245	5.8	47.9%	569,812	5.4	$16.64	4
2021	3,026	0.5	48.5%	109,320	1.0	$36.13	2
2022	0	0.0	48.5%	0	0.0	$0.00	0
2023	32,694	5.5	54.0%	497,379	4.7	$15.21	1
2024	155,129	26.3	80.2%	2,837,791	27.1	$18.29	3
2025	18,991	3.2	83.5%	384,568	3.7	$20.25	1
2026	0	0.0	83.5%	0	0.0	$0.00	0
2027	2,038	0.3	83.8%	41,594	0.4	$20.41	1
2028 & Thereafter	29,671	5.0	88.8%	588,078	5.6	$19.82	3
Vacant	66,048	11.2	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	590,917	100.0%		$10,483,113	100.0%	$19.97	35

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Wtd. Avg. annual UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the Hamilton Crossing Property:

Historical Leased %(1)

	2013(2)	2014(2)	2015(2)	10/31/2016(2)	As of 1/1/2017(3)
Owned Space	93.9%	99.0%	98.7%	95.8%	88.8%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Historical occupancy excludes the Hamilton Crossing V building.
(3)	Based on the underwritten rent roll dated January 1, 2017 for five out of the six buildings comprising the Hamilton Crossing Property. The occupancy for the Hamilton Crossing V building is based on the December 15, 2016 underwritten rent roll. The underwritten occupancy excluding the Hamilton Crossing V building is 95.8%.

LOAN #9: HAMILTON CROSSING

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Hamilton Crossing Property:

Cash Flow Analysis

	2013	2014	2015	2016	Underwritten(1)	Underwritten $ per SF(2)
Base Rent	$9,497,362	$9,788,301	$10,017,527	$10,124,807	$10,384,313	$17.57
Contractual Rent Steps	0	0	0	0	98,800	0.17
Gross Up Vacancy	0	0	0	0	1,407,117	2.38
Reimbursements(3)	699,581	1,073,062	552,398	833,254	490,184	0.83
Other Income	13,400	7,352	3,590	2,409	0	0.00
Gross Revenue	$10,210,343	$10,868,715	$10,573,515	$10,960,470	$12,380,414	$20.95
Vacancy & Credit Loss	(8)	(251)	0	0	(1,407,117)	(2.38)
Effective Gross Income	$10,210,335	$10,868,464	$10,573,515	$10,960,470	$10,973,297	$18.57

Real Estate Taxes	$883,300	$1,024,942	$955,740	$1,123,510	$1,164,340	$1.97
Insurance	108,051	98,886	81,853	74,222	83,065	0.14
Management Fee	319,663	362,293	343,831	329,883	329,199	0.56
Other Operating Expenses	2,538,386	2,995,231	2,634,077	2,788,134	2,763,242	4.68
Total Operating Expenses	$3,849,400	$4,481,352	$4,015,500	$4,315,749	$4,339,847	$7.34

Net Operating Income	$6,360,935	$6,387,112	$6,558,015	$6,644,721	$6,633,451	$11.23
TI/LC	0	0	0	0	606,278	1.03
Capital Expenditures	0	0	0	0	124,093	0.21
Net Cash Flow	$6,360,935	$6,387,112	$6,558,015	$6,644,721	$5,903,080	$9.99

Occupancy(4)	93.9%	99.0%	98.7%	95.8%	88.8%
NOI Debt Yield	11.6%	11.6%	11.9%	12.1%	12.1%
NCF DSCR	1.81x	1.82x	1.86x	1.89x	1.68x

(1)	Underwritten Base Rent includes contractual rent increases through November 1, 2017.

(2)	Based on the owned space at the Hamilton Crossing Property.

(3)	Underwritten Reimbursements are lower due to the amortization of historical capital expenditures reimbursements that were non-recurring and base year resets.

(4)	Historical Occupancy excludes the Hamilton V building.

■	Appraisal. The appraiser’s combined “as-is” appraised value for five out of the six buildings (Hamilton Crossing I, II, III, IV, and VI buildings) was $71,600,000 and the appraiser’s “as-is” appraised value for one building, the Hamilton Crossing V building, was $4,500,000. The appraiser concluded an “as-stabilized” appraised value of $6,800,000 for the Hamilton Crossing V building. Overall, based on the aforementioned values, the appraiser’s “as-is” appraised value for the Hamilton Crossing Property was $76,100,000 as of December 2, 2016 and the “as-stabilized” appraised value is $78,400,000 as of December 1, 2017.

Appraisal Approach	As-Is Value	As-Stabilized Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$79,100,000	$81,600,000	N/A	8.50%
Discounted Cash Flow Approach	$76,100,000	$78,400,000	9.50-10.25%(1)	8.50-8.75%(2)

(1)	Represents the internal rate of return (cash flow). The “as-is” value for five out of the six buildings comprising the Hamilton Crossing Property was calculated using a 9.50% rate and the “as-is” value for the Hamilton Crossing V building was calculated using a 10.25% rate. The “as-stabilized value for the Hamilton Crossing V building was calculated using a 9.75% rate.

(2)	Represents the terminal capitalization rate. The “as-is” value for five out of the six buildings comprising the Hamilton Crossing Property was calculated using an 8.50% rate and the “as-is” value for the Hamilton Crossing V building was calculated using an 8.75% rate. The “as-stabilized” value for the Hamilton Crossing V building was calculated using an 8.75% rate.

■	Environmental Matters. According to three separate Phase I environmental reports, dated November 30, 2016, there are no recognized environmental conditions or recommendations for further action for the Hamilton Crossing I, II and III buildings. According to three separate Phase I environmental reports, dated December 1, 2016, there are no recognized environmental conditions or recommendations for further action for the Hamilton Crossing IV, V and VI buildings.

■	Market Overview and Competition. The Hamilton Crossing Property is located in the Meridian Corporate Corridor of Carmel, Indiana which is approximately 15 miles north of downtown Indianapolis. As the largest employment center in the suburbs of Indianapolis, the Meridian Corporate Corridor is home to more than 40 national and regional headquarters and it is the only location in metropolitan Indianapolis where there are facilities for all four, major hospital systems in the area. Carmel is the fifth largest city in Indiana and has been in the top two-percent of counties, nationwide, in job growth since 2010. Major employers in the Indianapolis Metropolitan Statistical Area (MSA) include: Wal-Mart, the US Government, Indiana University Health, the State of Indiana and Indiana University. According to the appraisal, in 2012, Carmel was selected the “Best Place to Live” in the United States by CNN Money Magazine.

As of year-end 2016, the population within a 1-, 3- and 5-mile radius of the Hamilton Crossing Property was 6,058, 59,624 and 144,101, respectively. For year-end 2016, the average annual household income within a 1-, 3- and 5-

LOAN #9: HAMILTON CROSSING

mile radius of the Hamilton Crossing Property was $123,679, $130,598 and $125,778, respectively. As of the third quarter of 2016, the Carmel office submarket had a total office inventory of approximately 6.3 million SF, with 7.0% vacancy and asking rents of $19.80 per SF. Net absorption in the submarket has been positive since 2010. The appraiser identified eight comparable properties within approximately four miles of the Hamilton Crossing Property with sizes ranging from 9,703 SF to 202,068 SF and averaging 84,467 SF. The comparable properties were built between 1983 and 2017 with a weighted average occupancy of 93.3%.

The following table presents certain information relating to the primary competition for the Hamilton Crossing Property:

Competitive Set(1)

	Hamilton Crossing Property (Subject)	11939 N. Meridian Street(2)	Meridian Mark I(2)	Meridian Mark II(2)	550 Congressional Boulevard(2)
Year Built	1989, 1997, 1999, 2000, 2002, 2003	2017	1983	1984	1987
NRA	590,917(3)	50,000	180,199	202,068	106,433
Total Occupancy	88.8%(3)	58.6%	94.8%	98.6%	93.6%
Tenant	--	Blue Horseshoe Solutions Inc.	State Auto Insurance Co.	The Blunk Financial Group	Nelson & Frankenberger
Base Rent	$12.05 – $22.90(3)	$25.00	$22.00	$22.00	$18.50

	Hamilton Crossing Property (Subject)	Pennwood Offices(4)	1980 E. 116th Street(4)	11711 N. College Avenue(4)	3105 E. 98th Street(4)
Year Built	1989, 1997, 1999, 2000, 2002, 2003	1990	1988	1986	2003
NRA	590,917(3)	35,204	9,703	74,395	17,736
Total Occupancy	88.8%(3)	91.3%	95.6%	100.0%	87.4%
Tenant	--	Oxford Biosignals US Inc.	Priority Rehab & Wellness	Prism	Pondurance
Base Rent	$12.05 – $22.90(3)	$17.75	$15.00	$14.25	$18.00

(1)	Source: Appraisal.

(2)	Per the appraisal, these are comparable properties for the Hamilton Crossing III, IV, V and VI buildings.

(3)	Per the underwritten rent roll dated January 1, 2017 for five out of the six buildings comprising the Hamilton Crossing Property. Per the December 15, 2016 underwritten rent roll for the Hamilton Crossing V building.

(4)	Per the appraisal, these are comparable properties for the Hamilton Crossing I and II buildings.

■	The Borrower. The borrower, Hamilton Crossing Indianapolis Realty LP, is a single-purpose Delaware limited partnership. The borrower is 0.5% owned by its general partner, Hamilton Crossing Indianapolis Realty Management LLC, with the remaining 99.5% interest held by Hamilton Crossing Indianapolis LP. Hamilton Crossing Indianapolis LP is 99.5% owned by limited partners with no control rights and 0.5% owned by Hamilton Crossing Indianapolis Management LLC, its general partner. Hamilton Crossing Indianapolis Realty Management LLC and Hamilton Crossing Indianapolis Management LLC are 100% owned by Group RMC Corporation, which is 50% directly owned by Massa Management U.S. Corp. and 50% directly owned by LNKS Investments Ltd. Group RMC Corporation is indirectly owned by Raymond Massa, Alexander Massa, Maher Cherfan, Hicham Cherfan and George Cherfan. Control of the Group RMC Corporation is shared equally by Raymond Massa and Maher Cherfan as the sole directors of the Group RMC Corporation board of directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Hamilton Crossing Loan. The borrower sponsor and carveout guarantor is Raymond Massa. Group RMC Corporation is a real estate management company headquartered in New York City.

■	Escrows. On the origination date of the Hamilton Crossing Loan, the borrower funded reserves of (i) $366,426 for real estate taxes, (ii) $65,414 for insurance, (iii) $500,000 for tenant improvements and leasing commissions, (iv) $147,785 for a deferred maintenance, (v) $1,500,000 for an ADESA tenant reserve and (vi) $805,224 for unfunded tenant obligations.

On each due date, the borrower will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period, initially estimated to be $91,607, (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, provided that insurance is not covered under an acceptable blanket policy, initially estimated to be $7,268, (iii) $10,341 for replacement reserves and (iv) $49,243 for tenant improvements and leasing commissions reserve subject to a $2,000,000 cap. The borrower is required to replenish the tenant improvements and leasing commissions reserve in the event it falls below $2,000,000, provided that, in the event the borrower has delivered to the lender a renewal or replacement of the ADESA lease in compliance with the Hamilton Crossing Loan documents, the borrower is only required to replenish the tenant improvements and leasing commissions reserve upon reaching the $2,000,000 cap once the balance of that reserve falls below $1,000,000.

LOAN #9: HAMILTON CROSSING

■	Lockbox and Cash Management. The Hamilton Crossing Loan Combination requires a lender-controlled hard lockbox account, which is already in place, and into which the borrower and property manager direct all tenants to directly pay rents. The Hamilton Crossing Loan Combination also requires the borrower or property manager to deposit into the lockbox account no later than two business days after receipt all rents and other revenue of any kind from the Hamilton Crossing Property received by the borrower or the property manager. Upon the occurrence and during the continuance of a Hamilton Crossing Trigger Period (as defined below), all funds in the lockbox account are to be swept daily to a cash management account under the control of the lender and disbursed to pay debt service and fund reserves, after which (x) to the extent a Hamilton Crossing Trigger Period has occurred and is ongoing, all excess cash flow will be held as additional collateral for the Hamilton Crossing Loan Combination, and (y) to the extent no Hamilton Crossing Trigger Period is continuing, all excess cash flow will be disbursed to the borrower. Prior to the occurrence of a Hamilton Crossing Trigger Period, all funds in the lockbox account are to be swept daily to the borrower’s operating account. Upon an event of default under the Hamilton Crossing Loan documents, the lender may apply funds to amounts payable under the Hamilton Crossing Loan Combination in the order of priority it determines.

A “Hamilton Crossing Trigger Period” will commence upon the earlier of (i) the occurrence of an event of default under the Hamilton Crossing Loan documents; (ii) the debt service coverage ratio (as calculated in accordance with the Hamilton Crossing Loan documents) being less than 1.20x for one calendar quarter; or (iii) the occurrence of a Hamilton Crossing Specified Tenant Trigger Period (as defined below). A Hamilton Crossing Trigger Period will expire: with regard to clause (i), upon the cure of such event of default, if applicable; with regard to clause (ii), upon the debt service coverage ratio equaling or exceeding 1.25x for two consecutive calendar quarters; and with respect to clause (iii), upon the Hamilton Crossing Specified Tenant Trigger Period ceasing to exist in accordance with the terms of the Hamilton Crossing Loan documents. However, no Hamilton Crossing Trigger Period will be deemed to exist solely with respect to clause (ii) above during any period that the Hamilton Crossing Collateral Cure Conditions (defined below) are satisfied.

“Hamilton Crossing Collateral Cure Conditions” means satisfaction of the following by the borrower: (i) the borrower deposits cash into an account with the lender or delivers to the lender a letter of credit which, in either case, serves as additional collateral for the Hamilton Crossing Loan Combination, in an amount equal to an amount which, assuming the debt service coverage ratio is 1.00x, if added to underwritable cash flow, would be sufficient to achieve a 1.30x debt service coverage ratio (the “Collateral Deposit Amount”) and thereafter, on each one year anniversary date of the date that the borrower made said deposit (or delivered said letter of credit), (ii) the borrower deposits additional cash collateral in the amount of the Collateral Deposit Amount or increases the amount of the letter of credit by an amount equal to the Collateral Deposit Amount (as applicable). Notwithstanding the foregoing, the lender acknowledges that the collateral referenced in this definition will be returned to the borrower, provided no event of default is ongoing, at such time as the Hamilton Crossing Trigger Period to which the Hamilton Crossing Collateral Cure Conditions relate would have expired even if the borrower not satisfied the Hamilton Crossing Collateral Cure Conditions (i.e. at such time as the debt service coverage ratio (without taking into account the cash deposit and/or letter of credit) equals or is greater than 1.30x for two consecutive quarters).

A “Hamilton Crossing Specified Tenant Trigger Period” means a period: (a) commencing upon the first to occur of (i) ADESA Corporation, any future tenant of ADESA Corporation’s premises, any tenant leasing more than 20% of the Hamilton Crossing Property or comprising more than 20% of rental income, Allete, Inc., and any parent, affiliate or guarantor of the foregoing (collectively, “ADESA”) being in default under its lease beyond applicable notice and cure periods, (ii) ADESA failing to be in actual, physical possession of at least eighty percent of the ADESA space and utilizing all of that portion of the ADESA space to be open to the public for business during customary hours, and/or “going dark” in at least 20% of the ADESA space, (iii) ADESA providing notice that it is terminating its lease for all or any portion of its premises such that the remaining space following such termination will be less than 90% of the square footage demised to the applicable tenant as of the origination date of the Hamilton Crossing Loan Combination, (iv) any termination, cancellation or failure to be in full force and effect (including rejection in a bankruptcy or insolvency proceeding) of the ADESA lease, (v) any bankruptcy or similar insolvency of ADESA and (vi) ADESA failing to extend or renew the applicable lease for the ADESA space on or prior to the earlier of (x) twelve months before expiration of its lease and (y) the date on which notice must be given to the lessor to exercise the applicable extension option; and (b) expiring upon the first to occur of the lender’s receipt of reasonably acceptable evidence (including an estoppel certificate) of (1) the matter giving rise to the Hamilton Crossing Specified Tenant Trigger Period has been cured or corrected in accordance with the terms of the Hamilton Crossing Loan documents (which may include, if the Hamilton Crossing Specified Tenant Trigger Period arose under clause (a)(vi) above, re-tenanting 80% or more of the applicable space in accordance with the requirements of the Hamilton Crossing Loan documents), or (2) the borrower re-leasing of the space that was demised pursuant to the applicable tenant’s lease to a new tenant pursuant to a lease entered into in accordance with the applicable terms and conditions under the Hamilton Crossing Loan documents and such replacement tenant is in physical occupancy of the applicable premises, open for business, and paying full, unabated rent under its lease.

LOAN #9: HAMILTON CROSSING

■	Property Management. The Hamilton Crossing Property is managed by Cushman & Wakefield U.S., Inc., an independent third-party manager. The lender has the right to, or to direct the borrower to, terminate the property management agreement and replace the property manager if: (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy action or proceeding that is not dismissed within 90 days or any voluntary bankruptcy proceeding; (ii) a Hamilton Crossing Trigger Period has occurred and is continuing under the Hamilton Crossing Loan documents; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager has occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods. The borrower has the right to replace the property manager, provided no event of default is continuing under the Hamilton Crossing Loan documents, with a property manager approved by the lender in writing (which may be conditioned upon receipt of a rating agency confirmation).

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the Hamilton Crossing Property, plus a business interruption insurance policy that provides 18 months of business interruption coverage with an additional 6-month extended period of indemnity, with no deductible in excess of $10,000 (provided, however, that higher deductibles for damage caused by flood, earth movement, wind or terrorism shall be permitted so long as such higher deductibles are commercially reasonable but not to exceed $100,000 with respect to terrorism and 5% of the total insurable value of the applicable individual property with respect to flood, earth movement or wind). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

(THIS PAGE INTENTIONALLY LEFT BLANK)

LOAN #10: 229 WEST 43RD STREET RETAIL CONDO

LOAN #10: 229 WEST 43RD STREET RETAIL CONDO

43RD STREET
4TH FLOOR
3RD FLOOR
2ND FLOOR
GROUND FLOOR
CELLAR FLOOR
SUB CELLAR FLOOR
44TH STREET
BOWLMOR LANES
Guitar Center
GUY'S AMERICAN
KITCHEN + BAR
Gulliver's Gate
OHM (American Market
by Todd English)
LOS TACOS No. 1
OFFICE CONDO

LOAN #10: 229 WEST 43RD STREET RETAIL CONDO

MAP © 2017 CARTIFACT
229 West 43rd Street
Retail Condo
229 West 43rd Street
New York, NY 10036
ROCKEFELLER CENTER
MIDTOWN
THEATER DISTRICT
MIDTOWN SOUTH
GARMENT DISTRICT
Port Authority Bus Terminal
New York Times Building
Bank of America Tower
Bryant Park
New York Public Library
Macy's Herald Square
New York
MANHATTAN
Harlem
Upper West Side
Upper East Side
Midtown
Hoboken
Jersey City
Financial District
BROOKLYN

LOAN #10: 229 WEST 43RD STREET RETAIL CONDO

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CGMRC
Location (City/State)	New York, New York	Cut-off Date Balance(5)	$30,000,000
Property Type	Retail	Cut-off Date Balance per SF(4)	$1,147.08
Size (SF)	248,457	Percentage of Initial Pool Balance	2.9%
Total Occupancy as of 10/1/2016(1)	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 10/1/2016(1)	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	1913-1947 / 2009	Mortgage Rate	4.00550%
Appraised Value(2)	$470,000,000	Original Term to Maturity (Months)	120
Appraisal Date	10/1/2016	Original Amortization Term (Months)	NAP
Borrower Sponsor(3)	Jared Kushner	Original Interest Only Period (Months)	120
Property Management	Westminster Management, LLC	First Payment Date	12/6/2016
Maturity Date	11/6/2026

Underwritten Revenues	$25,397,158
Underwritten Expenses	$3,895,157	Escrows(6)
Underwritten Net Operating Income (NOI)	$21,502,001	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$20,207,655	Taxes	$651,564	$126,690
Cut-off Date LTV Ratio(2)(4)	60.6%	Insurance	$18,983	$0
Maturity Date LTV Ratio(2)(4)	60.6%	Replacement Reserve	$0	$6,211
DSCR Based on Underwritten NOI / NCF(4)	1.86x / 1.75x	TI/LC	$14,492,159	$0
Debt Yield Based on Underwritten NOI / NCF(4)	7.5% / 7.1%	Other(7)	$11,133,080	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$285,000,000	77.0%	Loan Payoff	$276,954,279	74.9%
Mezzanine Loan	85,000,000	23.0	Principal Equity Distribution	59,327,520	16.0
Reserves	26,295,786	7.1
Closing Costs	7,422,416	2.0
Total Sources	$370,000,000	100.0%	Total Uses	$370,000,000	100.0%

(1)	Includes four tenants (49.0% of NRA) that have signed leases but have not yet taken occupancy at the 229 West 43rd Street Retail Condo Property, each of which is in a free rent period for which $11,061,751 was reserved with the lender at loan origination.

(2)	Represents the appraiser’s “Hypothetical As-Is” appraised value, which applies a credit for the approximately $24.2 million of contractual free rent, capital improvements and TI/LC obligations for which approximately $25.6 million was ultimately reserved at loan origination. Based on the as-is appraised value of $445.0 million as of October 1, 2016, the Cut-off Date LTV Ratio for the Mortgage Loan and Total Debt are 64.0% and 83.1%, respectively.

(3)	See “—The Borrowers” below.

(4)	Calculated based on the aggregate outstanding principal balance of the 229 West 43rd Street Retail Condo Loan Combination.

(5)	The Cut-off Date Balance of $30,000,000 represents the non-controlling note A-4-A of a loan combination evidenced by nine pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $285,000,000. The related companion loans are evidenced by (i) the controlling note A-1 and non-controlling note A-6, which have an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000 and were contributed to the CD 2016-CD2 securitization transaction, (ii) the non-controlling notes A-4-B, A-5, A-7 and A-8, which have an aggregate outstanding principal balance as of the Cut-off Date of $100,000,000 and were contributed to the CD 2017-CD3 securitization transaction and (iii) the non-controlling notes A-2 and A-3, which have an aggregate outstanding principal balance as of the Cut-off Date of $80,000,000 and were contributed to the JPMDB 2017-C5 securitization transaction.

(6)	See “—Escrows” below.

(7)	Other Upfront reserves include $11,061,751 for free rent, $48,329 for bridge rent and $23,000 for deferred maintenance. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “229 West 43rd Street Retail Condo Loan”) is part of a loan combination (the “229 West 43rd Street Retail Condo Loan Combination”) evidenced by nine pari passu notes that are collectively secured by a first mortgage encumbering the borrowers’ fee simple interest in a 248,457 SF retail condominium located in New York, New York (the “229 West 43rd Street Retail Condo Property”). The 229 West 43rd Street Retail Condo Loan, which is evidenced by note A-4-A and represents a non-controlling interest in the 229 West 43rd Street Retail Condo Loan Combination, had an aggregate original principal balance of $30,000,000, has an outstanding principal balance as of the Cut-off Date of $30,000,000 and represents approximately 2.9% of the Initial Pool Balance. The related companion loans had an aggregate original principal balance of $255,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $255,000,000 and are evidenced by (i) the controlling note A-1 and non-controlling note A-6, which have an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000 and were contributed to the CD 2016-CD2 securitization transaction, (ii) the non-controlling notes A-4-B, A-5, A-7 and A-8, which have an aggregate outstanding principal balance as of the Cut-off Date of $100,000,000 and were contributed to the CD 2017-CD3 securitization transaction and (iii) the non-controlling notes A-2 and A-3, which have an aggregate outstanding principal balance as of the Cut-off Date of $80,000,000 and were contributed to the JPMDB 2017-C5 securitization transaction. The 229 West 43rd Street Retail Condo Loan Combination was originated by DBNY on October 13, 2016, had an original principal balance of $285,000,000, has an outstanding principal balance as of the Cut-off Date of $285,000,000 and accrues interest at an interest rate of 4.00550% per annum. The proceeds of the 229 West 43rd Street Retail Condo Loan Combination were primarily used to retire the existing debt of the 229 West 43rd Street Retail Condo Property, return equity to the borrower sponsor, fund reserves and pay origination costs.

The 229 West 43rd Street Retail Condo Loan Combination had an initial term of 120 months and has a remaining term of 115 months as of the Cut-off Date. The 229 West 43rd Street Retail Condo Loan requires interest only payments on each due date. The scheduled maturity date of the 229 West 43rd Street Retail Condo Loan Combination is the due date in November 2026. Provided that no event of default has occurred and is continuing under the 229 West 43rd Street Retail Condo Loan documents, at any time after the earlier of October 13, 2019 and the second anniversary of the securitization of the last portion of the 229 West 43rd Street Retail Condo Loan Combination, the

LOAN #10: 229 WEST 43RD STREET RETAIL CONDO

229 West 43rd Street Retail Condo Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 229 West 43rd Street Retail Condo Loan documents. Voluntary prepayment of the 229 West 43rd Street Retail Condo Loan Combination is permitted (in whole, but not in part) without penalty on or after the due date in May 2026.

■	The Mortgaged Property. The 229 West 43rd Street Retail Condo Property is a 248,457 SF retail condominium located at 229 West 43rd Street, formerly known as The New York Times Building. The 229 West 43rd Street Retail Condo Property is a landmarked building located mid-block with frontage on both 43rd and 44th streets, across from the famous Shubert Alley, a 300-foot long pedestrian alley at the heart of the New York City theater district.

The 229 West 43rd Street Retail Condo Property consists of six floors, two below-grade and four above-grade (the “Retail Condominium Unit”) that is the base of an 18-story, 729,566 SF building that also includes an office condominium (the “Office Condominium Unit,” and together with the Retail Condominium Unit, the “229 West 43rd Street Condominium”) on floors 5 – 16. The Office Condominium Unit is not collateral for the 229 West 43rd Street Retail Condo Loan Combination. The related condominium board of directors has five board members, two of which are appointed by the borrowers. For additional information regarding the 229 West 43rd Street Condominium see “—The Condominium” herein. The borrowers acquired the 229 West 43rd Street Retail Condo Property in October 2015 for approximately $295.0 million ($1,187 per SF) from Africa-Israel USA and Five Mile Capital in an off market transaction.

The 229 West 43rd Street Retail Condo Property is currently 100.0% leased as of October 1, 2016 to 8 tenants in the retail, entertainment and restaurant sectors, all of which have lease terms that extend beyond the term of the 229 West 43rd Street Retail Condo Loan. Top tenants include Bowlmor Times Square, LLC, National Geographic, Gulliver’s Gate, Guitar Center Stores, Inc. and Guy’s American Kitchen. The 229 West 43rd Street Retail Condo Property’s combined weighted average lease term and remaining lease term are 18.4 and 15.7 years, respectively, and the current weighted average in-place gross rent for the 229 West 43rd Street Retail Condo Property is $102.14 per SF.

Prior to the borrowers’ acquisition in 2015, the 229 West 43rd Street Retail Condo Property was 75.1% occupied. Since the acquisition, the borrower sponsor fully leased up the 229 West 43rd Street Retail Condo Property, signing leases for 121,832 SF of space. New leases include National Geographic, Gulliver’s Gate, Los Tacos No.1 and OHM (American Market by Todd English). As part of its lease up efforts, the borrower sponsor was able to buyout Discovery TSX’s below market lease and subsequently release the space to National Geographic at $101.46 per SF. In connection with the new leases, the borrower sponsor has budgeted approximately $16.2 million in tenant improvements, leasing commissions and landlord work, the outstanding balance of which was reserved for at loan origination. The subsequent chart details the recent leasing at the 229 West 43rd Street Retail Condo Property and the borrowers’ budgeted tenant improvements, leasing commissions and landlord work associated with each lease.

Recent Leasing

Tenant	Lease Commencement	Free Rent Period (Months)	Rent Commencement	Tenant Possession Date	Projected Opening Date	Tenant Improvements	Leasing Commissions	LL Work / Budgeted CapEx
National Geographic	10/4/2016	12	10/8/2017	Oct-16	Aug-17	$4,000,000	$2,400,000	$0
Gulliver’s Gate	1/4/2016	12	1/4/2017	Jan-16	May-17	$2,500,000	$2,571,226	$0
OHM (American Market by Todd English)	8/1/2016	15(1)	11/1/2017	Mar-17	Apr-17	$1,100,000	$1,000,000	$2,100,000
Los Tacos No.1	12/1/2016	9	9/1/2017	Dec-16	Jul-17	$0	$164,000	$400,000
Totals						$7,600,000	$6,135,226	$2,500,000

(1)	Includes partial free rent starting in month 16. The free rent schedule is as follows: 100% abatement for months 1-15; 50% abatement for months 16-23; 25% abatement for months 24-31; full rent thereafter.

LOAN #10: 229 WEST 43RD STREET RETAIL CONDO

Located adjacent to Times Square, the 229 West 43rd Street Retail Condo Property benefits from access to numerous local and regional transportation options. The 229 West 43rd Street Retail Condo Property is located one block from 11 subway lines at the Times Square subway station, two blocks to the west of the Bryant Park subway station and 10 blocks north of Penn Station, providing access to and from New Jersey and Long Island, as well as inter-city access through Amtrak. Grand Central Station and the Port Authority Bus Terminal are also within walking distance of the 229 West 43rd Street Retail Condo Property.

The 229 West 43rd Street Retail Condo Property benefits from an existing Industrial Commercial Incentive Program (“ICIP”) tax exemption, granted to the prior owner in connection with certain capital improvements made to the 229 West 43rd Street Retail Condo Property which qualified for such ICIP benefits. The ICIP program provided exemptions from real estate tax increases resulting from capital improvements installed in qualifying industrial and commercial properties. To be eligible, industrial and commercial buildings must be modernized, expanded, or otherwise physically improved as required by the ICIP rules, and the benefits could last for up to 25 tax years. The 229 West 43rd Street Retail Condo Property qualified for a twelve tax year exemption (total and partial exemption) period. The annual exemption totals $55,838,279; that exemption amount is multiplied by the current tax rate, to yield the annual reduction of real estate taxes. During the 2016 tax year, the dollar value of the exemption applied to taxes due totaled $5,950,127 (based on the tax rate of 10.656%) and that exemption was deducted from the $7,390,842 annual taxes before ICIP exemption (resulting in an annual $1,440,715 tax bill for the 229 West 43rd Street Retail Condo Property). For the first eight tax years beginning July 1, 2009 through June 30, 2017, 100% of the $55,838,279 ICIP exemption will be applied to the tax bills. In the 2017/2018 tax year, 80% of the exemption will be applied, and the exemption will continue to decrease at a rate of 20% per year, until it is entirely phased out after the 12th exemption year, in 2020/2021. Full taxes without any exemption will be owed effective the tax year beginning July 1, 2021. Real estate taxes were underwritten to half of the payable taxes for the 2016/2017 fiscal year and half of the payable taxes for the 2017/2018 fiscal year.

The following table presents certain information relating to the major tenants at the 229 West 43rd Street Retail Condo Property:

Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
National Geographic(2)	NR/NR/NR	59,137	23.8%	$6,000,000	24.9%	$101.46	10/31/2032	2, 5-year options
Gulliver’s Gate(3)	NR/NR/NR	49,000	19.7	5,750,000	23.8	$117.35	1/31/2031	1, 5-year option
Bowlmor Times Square, LLC	NR/NR/NR	77,536	31.2	4,949,898	20.5	$63.84	7/31/2034	3, 5-year options
OHM (American Market by Todd English)(4)	NR/NR/NR	11,970	4.8	2,300,036	9.5	$192.15	7/31/2031	1, 5-year option
Guy’s American Kitchen	NR/NR/NR	15,670	6.3	1,852,978	7.7	$118.25	11/30/2032	1, 10-year option
Guitar Center Stores, Inc.	NR/NR/NR	28,119	11.3	1,730,000	7.2	$61.52	1/31/2029	3, 5-year options
Haru Broadway Corp.	NR/NR/NR	5,300	2.1	1,192,500	4.9	$225.00	12/31/2028	2, 5-year options
Los Tacos No.1(5)	NR/NR/NR	1,725	0.7	360,008	1.5	$208.70	11/30/2031	NA
Largest Owned Tenants		248,457	100.0%	$24,135,419	100.0%	$97.14
Vacant Spaces (Owned Space)		0	0.0	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		248,457	100.0%	$24,135,419	100.0%	$97.14

(1)	Based on the underwritten rent roll dated October 1, 2016.

(2)	National Geographic signed a 16-year lease for its space on June 14, 2016. The tenant took possession of its space in October 2016 and is expected to open for business in August 2017. The tenant is in a free rent period until October 8, 2017, and the related rent was reserved with lender at loan origination.

(3)	Gulliver’s Gate signed a 15-year lease for its space on November 9, 2015. The tenant took possession of its space in January 2016 and is expected to open for business in May 2017. The tenant was in a free rent period until January 4, 2017, and the related rent was reserved with lender at loan origination.

(4)	OHM (American Market by Todd English) signed a 15-year lease for its space on August 1, 2016. The tenant is expected to take possession of its space in March 2017 and is expected to open for business in April 2017. The tenant is in a free rent period until November 1, 2017, and the related rent was reserved with lender at loan origination.

(5)	Los Tacos No.1 signed a 15-year lease for its space on June 8, 2016. The tenant took possession of its space in December 2016 and is expected to open for business in July 2017. The tenant is in a free rent period until September 1, 2017, and the related rent was reserved with lender at loan origination.

LOAN #10: 229 WEST 43RD STREET RETAIL CONDO

The following table presents certain information relating to the lease rollover schedule at the 229 West 43rd Street Retail Condo Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028 & Thereafter	248,457	100.0	100.0%	24,135,419	100.0	$97.14	8
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	248,457	100.0%		$24,135,419	100.0%	$97.14	8

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the 229 West 43rd Street Retail Condo Property:

Historical Leased %(1)

	2014	2015	As of 10/1/2016(2)
Owned Space	75.1%	75.1%	100.0%

(1)	As provided by the borrowers and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Includes four tenants (49.0% of NRA) that have signed leases but have not yet taken occupancy at the 229 West 43rd Street Retail Condo Property, each of which is in a free rent period for which $11,061,751 was reserved with lender at loan origination.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 229 West 43rd Street Retail Condo Property:

Cash Flow Analysis(1)

	2013(2)	2014(2)	T-10 8/31/2016 Ann.	Underwritten(3)	Underwritten $ per SF
Base Rent	$14,741,197	$16,019,885	$16,863,101	$24,135,419	$97.14
Total Recoveries	2,670,754	2,443,708	782,785	1,261,739	5.08
Vacancy & Credit Loss	(739,044)	(1,070,219)	0	0	0.00
Effective Gross Income	$16,672,907	$17,393,374	$17,645,886	$25,397,158	$102.22

Total Operating Expenses	$7,051,784	$5,444,159	$3,870,185	$3,895,157	$15.68

Net Operating Income	$9,621,123	$11,949,215	$13,775,701	$21,502,001	$86.54
TI/LC	0	0	0	1,219,809	4.91
Capital Expenditures	0	0	0	74,537	0.30
Net Cash Flow	$9,621,123	$11,949,215	$13,775,701	$20,207,655	$81.33

Occupancy	NA	75.1%	92.7%	100.0%
NOI Debt Yield	3.4%	4.2%	4.8%	7.5%
NCF DSCR	0.83x	1.03x	1.19x	1.75x

(1)	2015 figures are not available due to the borrowers’ acquisition of the 229 West 43rd Street Retail Condo Property in October 2015.

(2)	2013 and 2014 financials were provided to the borrowers by the prior owner of the 229 West 43rd Street Retail Condo Property.

(3)	The increase in Underwritten Net Cash Flow is due to 121,832 SF of recent leasing at the 229 West 43rd Street Retail Condo Property (49.0% of NRA and 59.7% of Underwritten Base Rent).

LOAN #10: 229 WEST 43RD STREET RETAIL CONDO

■	Appraisal. According to the appraisal, the 229 West 43rd Street Retail Condo Property had a “Hypothetical As-Is” appraised value of $470,000,000 as of October 1, 2016. The “Hypothetical As-Is” value applies a credit for the approximately $24.2 million of contractual free rent and TI/LC obligations for which approximately $25.6 million was ultimately reserved at loan origination.

Appraisal Approach	Value	Discount Rate	Terminal Capitalization Rate
Discounted Cash Flow Approach	$445,000,000	6.25%	4.75%

■	Environmental Matters. The Phase I environmental report dated September 15, 2016 recommended a Phase II investigation be performed in connection with the 229 West 43rd Street Retail Condo Property’s historic use as a printing facility. A Phase II investigation dated October 6, 2016 was completed, and it was concluded that the former printing operations did not impact the subsurface at the 229 West 43rd Street Retail Condo Property, and no further action was required.

■	Market Overview and Competition. The 229 West 43rd Street Retail Condo Property is located in the Times Square retail submarket of New York City, which is defined as Broadway between West 42nd and West 47th Streets. The 229 West 43rd Street Retail Condo Property is located across from the famous Shubert Alley and adjacent to the Times Square “bowtie”. Times Square is a highly visited tourist attraction, with an average of 350,000 people passing through the “bowtie” every day, according to the appraiser. The neighborhood is home to numerous retail and entertainment companies such as ABC/Disney, Forever21, Clear Channel Entertainment, MTV and Oakley Sunglasses as well as a number of high profile office tenants including Morgan Stanley, Thomson Reuters, the New York Times, NASDAQ, Microsoft and Ernst & Young.

The submarket also benefits from numerous transportation options. These include the Times Square subway station (the largest in New York City), MTA Buses, the Port Authority Bus Terminal and quick access to Grand Central Terminal and Penn Station. The Times Square/42nd Street/Eighth Avenue interlinked subway stations offer access to 11 different subway lines (A, C, E, N, Q, R, 1, 2, 3, 7 and Shuttle to Grand Central Terminal).

According to the appraisal, the Times Square submarket contains 169 buildings and 2,482,831 SF of total rentable area. As of mid-year 2016, there was 258,718 SF of directly vacant space available, which equates to a direct vacancy rate of 10.4%. Retail asking rents in the submarket were $2,109 per SF as of second quarter of 2016, a decrease of 8.1% over the quarter and a decrease of 15.9% year-over-year. Despite this recent decline, the Times Square submarket continued to experience the greatest long term increase in asking rents tracked by the appraiser. Five years ago, asking rents in the submarket were $691 per SF, which equates to a 238.0% increase.

The appraiser identified the following six properties as sales comparables for the 229 West 43rd Street Retail Condo Property. The adjusted comparables range from $1,574 per SF to $2,045 per SF with an average of approximately $1,982 per SF.

Summary of Comparable Sales(1)

Property	NRA	Year Built	No. Stories	Sales Date	Sales Price	Price per SF	Appraiser’s Adjusted Price per SF	Occupancy
229 West 43rd Street Retail Condo Property	248,457(2)	1913-1947 / 2009	6	NAP	$470,000,000(3)	$1,892	NAP	100%(2)(4)
432-440 Park Avenue	133,600	2016	6	Jun-16	$411,125,625	$3,077	$1,877	0%
The Shops at Columbus Circle	461,080	2004	6	Jun-15	$1,040,000,000	$2,256	$2,045	99%
150 West 34th Street	77,760	1998	4	Jun-15	$355,500,000	$4,572	$1,951	100%
530 Fifth Avenue	56,039	1957	3	Sep-14	$295,000,000	$5,264	$2,034	47%
697-699 Fifth Avenue	24,737	1903 / 2000	5	Jul-14	$700,000,000	$28,298	$1,574	100%
1107 Broadway	20,609	1915 / 2013	2	Feb-14	$56,500,000	$2,742	$1,709	21%

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated October 1, 2016.

(3)	Represents the appraised value based on a “Hypothetical As-Is” for the 229 West 43rd Street Retail Condo Property.

(4)	Includes four tenants (49.0% of NRA) that have signed leases but have not yet taken occupancy at the 229 West 43rd Street Retail Condo Property.

LOAN #10: 229 WEST 43RD STREET RETAIL CONDO

The appraiser identified lease comparables ranging from $239.48 per SF - $350.28 per SF, on an adjusted basis, for grade space and $130.59 per SF - $392.08 per SF, on an adjusted basis, for multi-level space. The appraiser’s market rent conclusions for the 229 West 43rd Street Retail Condo Property, broken out by floor and frontage, are summarized in the subsequent chart.

Retail Market Rent Summary(1)

Space Type	Rent per SF
Grade 44th Street	$350.00
Grade 43rd Street	$250.00
2nd Floor / Mezzanine	$100.00
3rd Floor	$80.00
4th Floor	$70.00
Lower Level	$75.00
Sub-Lower Level	$75.00

(1)	Source: Appraisal.

■	The Borrowers. The borrowers, Elmwood NYT Owner, LLC, Oakwood NYT Owner, LLC, Wallkill NYT Owner, LLC and Landings NYT Owner, LLC, are tenants-in-common, and are each a Delaware limited liability company structured to be bankruptcy remote, each with two independent directors in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 229 West 43rd Street Retail Condo Loan. The sponsor of the borrowers and non-recourse carve-out guarantor is Jared Kushner. On January 3, 2017, the borrowers sent a notice to the lender stating that subject to the terms of the related 229 West 43rd Street Retail Condo Loan documents, and to the extent required, the consent of the lender, Jared Kushner intends to tender his resignation as manager of the borrowers and will be replaced in such capacity by Joshua Kushner, effective as of January 19, 2017. Following such notice, the borrower proposed that Jared Kushner be replaced by Joshua Kushner as the non-recourse carveout guarantor. Such notice and proposal are currently under review by the servicer and special servicer in the CD 2016-CD2 securitization under which the 229 West 43rd Street Retail Condo Loan Combination is being serviced. The borrower anticipates that Jared Kushner will be replaced by Joshua Kushner as the manager of the indirect owner of the borrower, and the 229 West 43rd Street Retail Condo Loan documents will be amended to provide that both Jared Kushner and Joshua Kushner will be guarantors under the non-recourse carveout guaranty and will individually and collectively constitute key principals for purposes of such documents. However, such proposal is not final and may be subject to further change. Jared Kushner has been appointed as a senior White House advisor in the Trump administration.

According to management at Kushner Companies, Jared Kushner has tendered his resignation as CEO of Kushner Companies, a third generation real estate organization headquartered in New York City and founded in 1964 by Charles Kushner, Jared’s father. The company’s national reach consists of more than 20,000 multifamily apartments and approximately 13.0 million SF of office, hotel, industrial and retail space throughout the Northeast and Mid-Atlantic regions. In 2015 alone, Kushner Companies completed more than $1.5 billion of transactions. See “Description of Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings—Borrowers, Principals or Affiliated Entities Were Parties to Defaults, Bankruptcy Proceedings, Criminal Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts” and “Description of the Mortgage Pool-Non-Recourse Carveout Limitations” in the Prospectus.

In addition to his former role at Kushner Companies, Jared, alongside his brother, Joshua, co-founded Cadre, a company that utilizes technology to connect institutional investors with potential real estate investments. Mr. Kushner has been an active investor in technology companies and has been a member on the boards of several start-ups including Urban Compass, Honest Buildings and 42 Floors.

LOAN #10: 229 WEST 43RD STREET RETAIL CONDO

■	Escrows. At origination, the borrowers deposited (i) $651,564 into a tax reserve account, (ii) $18,983 into an insurance reserve account, (iii) $14,492,159 into a TI/LC reserve account for tenant improvements, leasing commissions and landlord work in connection with the National Geographic, Gulliver’s Gate, OHM (American Market by Todd English) and Los Tacos No. 1 leases, (iv) $23,000 into a deferred maintenance account, which represents 115% of the estimated costs, (v) $11,061,751 into a free rent reserve account in connection with free rent periods under the National Geographic, Gulliver’s Gate, OHM (American Market by Todd English) and Los Tacos No. 1 leases and (vi) $48,329 into a bridge rent reserve account in connection with the Los Tacos No. 1 lease.

On a monthly basis, the borrowers are required to deposit reserves of (i) one-twelfth of the estimated annual real estate taxes, which currently equates to $126,690, into a tax reserve account, (ii) unless an acceptable blanket insurance policy is in place, one-twelfth of the estimated annual insurance premiums into an insurance account and (iii) $6,211 into a replacement reserve account.

■	Lockbox and Cash Management. The 229 West 43rd Street Retail Condo Loan Combination is structured with a hard lockbox and in-place cash management. The borrowers were required to send tenant direction letters to all tenants instructing them to deposit all rents and other payments into the clearing account controlled by the lender. All funds in the clearing account are required to be transferred on a daily basis into a deposit account established and maintained by the lender, and applied to all required payments and reserves as set forth in the 229 West 43rd Street Retail Condo Loan documents. Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account is required to be disbursed to the borrowers in accordance with the 229 West 43rd Street Retail Condo Loan documents.

A “Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) the debt service coverage ratio, as of any calculation date, falling below 1.75x based on the loan combination balance or 1.10x based on the total debt (including the mezzanine loan balance), respectively, (iii) a mezzanine loan default, (iv) a Lease Sweep Period (as defined below) or (v) receipt by the lender of a mezzanine loan trigger period commencement notice and will end upon (a) with respect to clause (i), the date on which such event of default is cured, (b) with respect to clause (ii), the debt service coverage ratio is at least 1.75x based on the loan combination balance or 1.10x based on the total debt (including the mezzanine loan balance), in each case, for two consecutive calendar quarters, (c) with respect to clause (iii), the receipt by lender of a mezzanine loan default revocation notice, (d) with respect to clause (iv), such Lease Sweep Period has ended or (e) with respect to clause (v), provided no other Trigger Period is continuing, receipt by lender of a mezzanine loan trigger period termination notice.

A “Lease Sweep Period” will commence, with respect to any lease for space at the 229 West 43rd Street Retail Condo Property, upon the first monthly payment following (i) the day following the latest date under the lease by which the related tenant is required to give notice of its exercise of a renewal option (and such option has not been exercised), (ii) the date that the lease is surrendered, cancelled or terminated (or borrowers receive notice of such) prior to its then current expiration date, (iii) the date on which a tenant discontinues its business for 30 continuous days (other than for repair, maintenance or renovations or a sublease or assignment of the lease permitted by the 229 West 43rd Street Retail Condo Loan documents), (iv) a tenant being in default, for two consecutive calendar months, in the payment of base rent under its lease, beyond any applicable notice and cure period (other than as a result of approved lease modifications or good faith disputes regarding expense reimbursements) or the occurrence of any other material default under the lease that remains uncured for 60 days after notice and (v) a bankruptcy or insolvency proceeding of the tenant, its parent or lease guarantor.

A Lease Sweep Period will end, upon the earlier to occur of the date that: (a) with respect to clauses (i) through (v) above, (1) the entire space demised under the subject lease has been re-tenanted pursuant to one or more leases entered into in accordance with the 229 West 43rd Street Retail Condo Loan documents and, in lender’s reasonable judgment, sufficient funds have been accumulated in the lease sweep reserve to cover all anticipated tenant improvement and leasing commissions and other landlord obligations, including free and/or abated rent, (2) the funds in the lease sweep reserve with respect to the subject lease are equal to the sum of (x) $100 per SF of the leased space, plus (y) an amount equal to lender’s reasonable estimate of the amount likely to be incurred in connection with leasing the related space (including free rent related to the new lease or leases), if any (such amounts, “Re-Leasing Expenses”), (3) in the case of a tenant space that has been partially re-tenanted, all of the conditions of clause (1) above have been met with respect to the leased portion and all of the conditions of clause (2) above have been met with respect to the remaining space, or (4) the lender has waived the Lease Sweep Period; (b) in the case of clause (i) above, the date on which the subject tenant either (x) irrevocably extends or renews its lease after a waiver by the borrowers or (y)  enters into a lease extension or renewal with borrowers that is acceptable to the lender in the lender’s reasonable discretion with respect to all or substantially all of its space, and in the lender’s judgment, sufficient funds have been accumulated in the lease sweep reserve to cover all Re-Leasing Expenses  in connection with such renewal or extension; (c) in the case of clause (ii) above based on a tenant’s delivery of notice of its intention to terminate, cancel or surrender its lease, if such option is not exercised by the related tenant by the latest

LOAN #10: 229 WEST 43RD STREET RETAIL CONDO

exercise date specified in the related lease or is otherwise validly waived or revoked in writing by the applicable tenant; (d) in the case of clause (iii) above, the date on which the subject tenant re-opens for business in all of its leased space and continually operates for three months; (e) in the case of clause (iv) above, the date on which the subject default has been cured, and no other monetary or material non-monetary default under such lease occurs for a period of three consecutive months following such cure; and (f) in the case of clause (v) above, the applicable bankruptcy or insolvency proceeding has terminated in accordance with the terms of the 229 West 43rd Street Retail Condo Loan documents.

■	Property Management. The 229 West 43rd Street Retail Condo Property is managed by Westminster Management, LLC, a borrower affiliate. Lender consent (which may be conditioned upon receipt of a rating agency confirmation) is required for replacement of the property manager, except that, provided that no event of default is continuing under the 229 West 43rd Street Retail Condo Loan documents, the borrowers may replace the property manager without lender consent with an Unaffiliated Property Manager (as defined below). The lender has the right to require the borrowers to replace the property manager with an Unaffiliated Property Manager selected by the borrowers or another property manager chosen by the borrowers and reasonably approved by the lender (which may be subject to receipt of a rating agency confirmation) (i) at any time following an event of default under the 229 West 43rd Street Retail Condo Loan documents, (ii) if the property manager is in material default under the management agreement beyond any applicable notice and cure period, (iii) if the property manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) if at any time the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.

An “Unaffiliated Property Manager” means an unaffiliated property manager that is (A) a reputable, nationally or regionally recognized management company having at least five years’ experience in the management of similar properties similar to the 229 West 43rd Street Retail Condo Property, (B) at the time of its engagement as property manager is managing (exclusive of the 229 West 43rd Street Retail Condo Property) not less than four similar properties (or otherwise prime retail real estate properties within New York City or in another major city in the United States) that contain, in the aggregate, not less than 1,500,000 SF (which properties can include the retail portion of an office building, provided that, only the retail portion is counted towards the foregoing calculation of square footage) and (C) is not the subject of a bankruptcy or similar insolvency proceeding.

■	Mezzanine or Secured Subordinate Indebtedness. Two mezzanine loans, with an aggregate original principal balance of $85,000,000 were funded concurrently with the funding of the 229 West 43rd Street Retail Condo Loan Combination. The Mezzanine A loan has an original principal balance of $55,000,000, accrues interest at a rate of 7.00000% and is senior to the Mezzanine B Loan. The Mezzanine B loan has an original principal balance of $30,000,000 and accrues interest at a rate of 9.60670%. Both the Mezzanine A and Mezzanine B loans are coterminous with the 229 West 43rd Street Retail Condo Loan Combination and are interest only for their terms. The Mezzanine A loan and a 50% participation interest in the Mezzanine B loan is currently held by Paramount Group, Inc. and the remainder of the Mezzanine B loan is currently held by SL Green Realty Corp. No future mezzanine or secured indebtedness is permitted.

■	The Condominium. The 229 West 43rd Street Condominium board of directors has five board members, two of which are appointed by the borrowers. Pursuant to the related 229 West 43rd Street Condominium documents, (i) the borrowers have the right to make decisions that relate solely to the Retail Condominium Unit, (ii) the borrowers have the right to vote major decisions, including amendments to quorum requirements for voting, decisions that affect insurance or decisions that adversely affect the use, operation or leasing of the Retail Condominium Unit, (iii) if 75% or more of the building is damaged by a casualty, a 75% vote of the board is required for a decision not to proceed with restoration, and (iv) any amendment to the declaration or by-laws requires unanimous written consent and consent of lender (as a registered mortgagee).

■	Release of Collateral. Not permitted.

LOAN #10: 229 WEST 43RD STREET RETAIL CONDO

■	Terrorism Insurance. The 229 West 43rd Street Retail Condo Loan documents require that the “all risks” insurance policy required to be maintained by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the 229 West 43rd Street Retail Condo Property, provided that if TRIPRA is no longer in effect, the borrowers will not be required to pay annual insurance premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (as defined below), provided that if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, the lender may, at its option (a) purchase such standalone terrorism policy, with the borrowers paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap or (b) modify the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism policy to the Terrorism Premium Cap.

The “Terrorism Premium Cap” means an amount equal to 200% of the amount of the then annual premiums paid by the borrowers for the all-risk coverage and loss of rents/business interruption coverage required under the loan documents at the time terrorism coverage is excluded from the applicable insurance policy (without giving effect to the terrorism and earthquake components of such policy).

LOAN #11: plaza de hacienda

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		PCC
Location (City/State)	La Puente, California	Cut-off Date Balance		$29,750,000
Property Type	Retail	Cut-off Date Balance per SF		$192.60
Size (SF)	154,462	Percentage of Initial Pool Balance		2.9%
Total Occupancy as of 3/1/2017	100.00%	Number of Related Mortgage Loans		None
Owned Occupancy as of 3/1/2017	100.00%	Type of Security		Fee Simple
Year Built / Latest Renovation	1992,1995 / 2005	Mortgage Rate		4.91000%
Appraised Value	$47,000,000	Original Term to Maturity (Months)		120
Appraisal Date	2/4/2017	Original Amortization Term (Months)		360
Borrower Sponsor(1)	K. Joseph Shabani; Kamyar Shabani	Original Interest Only Term (Months)	60
Property Management	Optimus Property Management, LLC	First Payment Date	4/5/2017
		Maturity Date	3/5/2027

Underwritten Revenues	$3,214,854
Underwritten Expenses	$801,643	Escrows
Underwritten Net Operating Income (NOI)	$2,413,211		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,332,891	Taxes	$34,218	$34,218
Cut-off Date LTV Ratio	63.3%	Insurance	$3,987	$1,993
Maturity Date LTV Ratio	58.3%	Replacement Reserve(2)	$0	$3,475
DSCR Based on Underwritten NOI / NCF	1.27x / 1.23x	TI/LC(3)	$0	$9,601
Debt Yield Based on Underwritten NOI / NCF	8.1% / 7.8%	Other(4)	$55,800	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$29,750,000	100.0%	Loan Payoff	$27,000,000	90.8%
			Reserves	94,085	0.3
			Closing Costs	618,692	2.1
			Return of Equity	2,037,223	6.8
Total Sources	$29,750,000	100.0%	Total Uses	$29,750,000	100.0%

(1)	K. Joseph Shabani and Kamyar Shabani are the non-recourse carveout guarantors under the Plaza de Hacienda Loan. The borrower is comprised of three single-purpose tenant in common entities that are owned or controlled by K. Joseph Shabani and Kamyar Shabani.
(2)	The replacement reserve deposits are capped at $125,115 with replenishment obligations.
(3)	The TI/LC reserve deposits are for the cost of tenant improvements and leasing commissions associated with the portion of the Plaza de Hacienda Property currently occupied by Food 4 Less (the “Food 4 Less Space”) and are capped at $500,000 with replenishment obligations. Notwithstanding the foregoing, upon renewal of the Food 4 Less lease, the borrower may obtain release of TI/LC reserve funds in excess of $350,000 and TI/LC reserve funds may be used in respect of any tenant at the Plaza de Hacienda Property; provided that if TI/LC reserve funds are reduced below $250,000, the obligation to make monthly deposits into the TI/LC reserve fund will resume (but will be capped at $350,000). Further notwithstanding the foregoing, 24 months prior to the Maturity Date, the capped amount increases to $500,000 and the TI/LC reserve funds are once again solely available for use in connection with tenant improvements and leasing commissions associated with the Food 4 Less Space. Additionally, in the event Food 4 Less fails to renew its lease twelve months prior to expiration (and any subsequent expirations), the borrower is required to deposit $140,000 into the TI/LC reserve for the Food 4 Less Space. If the borrower does not deposit said funds, a trigger event will exist and a cash flow sweep will be required to commence. Further, if Food 4 Less still has not renewed nine months prior to its lease expiration (and any subsequent expirations), even if the borrower has made the foregoing $140,000 deposit, a trigger event will exist and a cash flow sweep will be required to commence. However, any such cash flow sweep will terminate if the borrower relets the Food 4 Less Space to an acceptable replacement tenant.
(4)	The Other reserve is comprised of a $55,800 deferred maintenance reserve, primarily for parking lot repairs.

LOAN #11: plaza de hacienda

The following table presents certain information relating to the major tenants at the Plaza de Hacienda Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA(2)	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Tenant Sales $ per SF(3)	Occupancy Cost(3) (4)	Renewal / Extension Options
Smith’s Food & Drug dba Food 4 Less(5)	BBB / Baa1 / BBB	81,736	52.9%	$1,135,375	44.4%	$13.89	5/31/2022	$334	5.7%	4, 5-year options
Ross Dress for Less(6)	NR / A3 / A-	25,198	16.3	332,614	13.0	$13.20	1/31/2024	NA	NA	4, 5-year options
Big 5 Sports(7)	NR / NR/ NR	15,000	9.7	186,038	7.3	$12.40	1/31/2021	NA	NA	2, 5-year options
Jack in the Box	NR / NR/ NR	2,824	1.8	120,000	4.7	$42.49	8/31/2021	$768	6.2%	3, 5-year options
Kaiser Foundation Health Plan Inc.	A+ / NR / AA-	4,000	2.6	88,320	3.5	$22.08	6/30/2021	NA	NA	2, 3-year options
Rent-A-Center(8)	NR / B2 / B-	4,565	3.0	75,322	2.9	$16.50	6/30/2020	NA	NA	1, 5-year option
Taco Bell	NR / NR/ NR	2,121	1.4	73,205	2.9	$34.51	8/31/2019	NA	NA	2, 5-year options
Titlemax(9)	NR / NR / NR	1,500	1.0	68,177	2.7	$45.45	2/28/2021	NA	NA	2, 5-year options
Leslie’s Pool Supply	NR / B2 / B	3,000	1.9	66,420	2.6	$22.14	10/31/2020	NA	NA	1, 5-year option
Wienerschnitzel	NR / NR / NR	1,530	1.0	51,258	2.0	$33.50	8/31/2025	NA	NA	2, 5-year options
Ten Largest Tenants		141,474	91.6%	$2,196,729	85.9%	$15.53
Remaining Tenants		12,988	8.4	361,915	14.1	$27.87
Vacant		0	0.0	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		154,462	100.0%	$2,558,644	100.0%	$16.56

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Tenant GLA includes two ground leased pad sites totaling 3,651 SF (Taco Bell and Wienerschnitzel). Tenant GLA excluding the ground lease outparcels is 150,811 SF.
(3)	Certain tenants at the Plaza de Hacienda Property are not required to report sales and, in such cases, Tenant Sales $ per SF and Occupancy Cost are not available.
(4)	Occupancy Cost calculations are based on underwritten base rent plus underwritten reimbursements.
(5)	Smith’s Food & Drug dba Food 4 Less (“Food 4 Less”) includes a lease between the borrower and Smith’s Food & Drug Centers, Inc. (the “Smith’s Lease”) and a sublease between Smith’s Food & Drug Centers, Inc. and Food 4 Less California, Inc. (the “Food 4 Less Sublease”) (collectively, the “Food 4 Less Lease”). The Food 4 Lease Sublease rent and term mirror the Smith’s Lease. Both tenants are owned by the Kroger Company. Smith’s Food & Drug Centers, Inc. (“Smith’s”) is not required to continuously operate; however the borrower may terminate the lease if Smith’s goes dark, which termination takes effect on the last day of the fourth full month following the tenant’s notice of going dark.
(6)	Ross Dress for Less is not required to continuously operate. The borrower does not have the right to terminate the lease in the event Ross Dress for Less goes dark. In addition, Ross Dress for Less has the right to (i) reduce its rent following the conclusion of a 180 day period, and (ii) terminate its lease following the conclusion of a one-year period after such 180-day period, if for the applicable period either (a) Food 4 Less is not open and operating in at least 60,000 square feet or Big 5 Sports is not open and operating in at least 12,000 square feet or (b) retail tenants with lease terms of at least three years are not open and operating in at least 70% of the leasable area of the Plaza de Hacienda Property (excluding the area occupied by Ross Dress for Less and any outparcels).
(7)	Big 5 Sports has the right to reduce its rent following the conclusion of a 180-day period in which either Food 4 Less or Ross Dress for Less ceases to operate its store.
(8)	Rent-A-Center, has the right, if Food 4 Less vacates or ceases conducting business, (i) to cease operation upon 30 days’ notice, prior to a substitute anchor tenant commencing to conduct business in the vacated space and (ii) receive a rent abatement, until a substitute anchor tenant commences to conduct business in the vacated space.
(9)	Titlemax has the right to terminate with 240 days’ notice and payment of a termination fee in the event that applicable laws, legislative acts, ordinances or other governmental restrictions are enacted or become effective that have a material, negative effect on Titlemax’s ability to perform its permitted use.

The following table presents the lease rollover schedule at the Plaza de Hacienda Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	1,660	1.1%	1.1%	$10,884	0.4%	$6.56	1
2017	1,000	0.6	1.7%	37,817	1.5	$37.82	1
2018	2,685	1.7	3.5%	92,109	3.6	$34.31	3
2019	5,104	3.3	6.8%	143,540	5.6	$28.12	3
2020	9,225	6.0	12.7%	189,351	7.4	$20.53	3
2021	26,324	17.0	29.8%	565,696	22.1	$21.49	7
2022	81,736	52.9	82.7%	1,135,375	44.4	$13.89	1
2023	0	0.0	82.7%	0	0.0	$0.00	0
2024	25,198	16.3	99.0%	332,614	13.0	$13.20	1
2025	1,530	1.0	100.0%	51,258	2.0	$33.50	1
2026	0	0.0	100.0%	0	0.0	$0.00	0
2027	0	0.0	100.0%	0	0.0	$0.00	0
2028 & Thereafter	0	0.0	100.0%	0	0.0	$0.00	0
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	154,462	100.0%		$2,558,644	100.0%	$16.56	21

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not reflected in the Lease Expiration Schedule.

LOAN #11: plaza de hacienda

The following table presents certain information relating to historical leasing at the Plaza de Hacienda Property:

Historical Leased %(1)(2)

	2014	2014	2015	2016	As of 3/1/2017
Owned Space	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the specified year unless otherwise indicated.
(2)	The Plaza de Hacienda Property has averaged 98.3% occupancy since 2007.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Plaza de Hacienda Property:

Cash Flow Analysis(1)

	2013	2014	2015	TTM 12/31/2016	Underwritten	Underwritten $ per SF
Base Rent	$2,370,670	$2,392,294	$2,451,946	$2,530,060	$2,554,517	$16.54
Contractual Rent Steps(2)	0	0	0	0	4,127	0.03
Gross Up Vacancy	0	0	0	0	0	0.00
Total Rent	$2,370,670	$2,392,294	$2,451,946	$2,530,060	$2,558,644	$16.56
Total Reimbursements(3)	717,047	533,723	742,732	667,183	801,643	5.19
Other Income(4)	0	0	0	0	22,581	0.15
Vacancy & Credit Loss	0	0	0	0	(168,014)	(1.09)
Effective Gross Income	$3,087,717	$2,926,017	$3,194,678	$3,197,243	$3,214,854	$20.81

Total Operating Expenses	$757,852	$750,740	$669,887	$755,791	$801,643	$5.19

Net Operating Income	$2,329,865	$2,175,277	$2,524,791	$2,441,452	$2,413,211	$15.62
TI/LC	0	0	0	0	38,615	0.25
Replacement Reserves	0	0	0	0	41,705	0.27
Net Cash Flow	$2,329,865	$2,175,277	$2,524,791	$2,441,452	$2,332,891	$15.10

Occupancy	100.0%	100.0%	100.0%	100.0%	100.0%
NOI Debt Yield	7.8%	7.3%	8.5%	8.2%	8.1%
NCF DSCR	1.23x	1.15x	1.33x	1.29x	1.23x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Underwritten Contractual Rent Steps includes contractual rent steps through October 1, 2017.
(3)	Total Reimbursements have fluctuated historically due to timing of collection. A portion of the tenant reimbursement for the tax bill for 2014 was actually reimbursed in 2015. Additionally, in 2015, the borrower filed for reduction of the prior year (2014) tax bill and was successful. As a result, the borrower received a refund from the tax collector in 2015.
(4)	Underwritten Other Income includes revenue from a seasonal fireworks tenant and a recycling tenant and was based on the license/lease agreements in place. This income is historically included in Base Rent.

 (THIS PAGE INTENTIONALLY LEFT BLANK)

LOAN #12: Greenwich office park

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		Natixis
Location (City/State)	Greenwich, Connecticut	Cut-off Date Balance(3)		$29,500,000
Property Type	Office	Cut-off Date Balance per SF(2)(8)		$230.11
Size (SF)	380,245	Percentage of Initial Pool Balance		2.9%
Total Occupancy as of 3/1/2017	79.6%	Number of Related Mortgage Loans		None
Owned Occupancy as of 3/1/2017	79.6%	Type of Security(4)	Fee Simple/Leasehold
Year Built / Latest Renovation	1970-1978 / 2010-2016	Mortgage Rate		4.55400%
Appraised Value	$134,000,000	Original Term to Maturity (Months)		60
Appraisal Date	9/6/2016	Original Amortization Term (Months)		0
Borrower Sponsor(1)	John J. Fareri	Original Interest Only Term (Months)	60
Property Management	Greenwich Premier Services Inc.	First Payment Date	12/5/2016
		Maturity Date	11/5/2021

Underwritten Revenues	$14,572,808
Underwritten Expenses	$6,554,110	Escrows
Underwritten Net Operating Income (NOI)	$8,018,698		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,386,696	Taxes	$611,180	$126,663
Cut-off Date LTV Ratio(2)(8)	65.3%	Insurance	$116,110	$12,901
Maturity Date LTV Ratio(2)(8)	65.3%	Replacement Reserve	$0	$5,130
DSCR Based on Underwritten NOI / NCF(2)(8)	1.98x / 1.83x	TI/LC(5)	$0	$47,483
Debt Yield Based on Underwritten NOI / NCF(2)(8)	9.2% / 8.4%	Other(6)(7)	$735,288	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$87,500,000	66.1%	Purchase Price	$130,000,000	98.3%
Principal’s New Cash Contribution	34,808,906	26.3	Reserves	1,462,578	1.1
Mezzanine Loan(8)	10,000,000	7.6	Closing Costs	846,328	0.6
Total Sources	$132,308,906	100.0%	Total Uses	$132,308,906	100.0%

(1)	John J. Fareri is the non-recourse carveout guarantor under the Greenwich Office Park Loan Combination (as defined below).
(2)	Calculated based on the aggregate outstanding principal balance of the three pari passu notes of the Greenwich Office Park Loan Combination.
(3)	The Cut-off Date Balance of $29,500,000 is evidenced by the non-controlling note A-3, which is part of a loan combination (the “Greenwich Office Park Loan Combination”) evidenced by three pari passu notes totaling $87,500,000. The related companion loans are evidenced by (i) the non-controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $33,000,000 and was contributed to the MSC 2016-UBS12 securitization transaction, (ii) the controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $25,000,000 and was contributed to the CSMC 2016-NXSR securitization transaction.
(4)	The borrower holds a leasehold interest in the Building 8 and Building 9 pursuant to two separate 99-year ground leases that expire in 2076.
(5)	Tenant improvements and leasing commissions are capped at $2,848,958.
(6)	Other upfront reserves are comprised of (i) $342,500 for deferred maintenance, (ii) $17,699 for ground rent, and (iii) $375,089 for free rent for Performance Equity Management LLC and Platinum Equity Advisors, LLC.
(7)	The borrower will be required to deposit monthly an amount equal to the ground rent that will be payable under the ground lease for the month immediately following the month in which such payment date occurs if (i) an event of default and/or cash trap period has occurred and is continuing, or (ii) the borrower has not paid all ground rent directly to the appropriate ground lessor.
(8)	Concurrently with the origination of the Greenwich Office Park Loan Combination, Natixis Real Estate Capital LLC made a $10,000,000 mezzanine loan (the “Greenwich Office Park Mezzanine Loan”) to Greenwich Park Mezz LLC (the “Mezzanine Borrower”), a Delaware limited liability company, secured by a pledge of 100.0% of the Mezzanine Borrower’s equity interest in the borrower. The Greenwich Office Park Mezzanine Loan carries an interest rate of 9.00000% per annum and is coterminous with the Greenwich Office Park Loan Combination. Natixis sold the whole $10,000,000 Greenwich Office Park Mezzanine Loan to the unaffiliated third party investor (the “Mezzanine Lender”). The lender entered into an intercreditor agreement with the Mezzanine Lender.

LOAN #12: Greenwich office park

The following table presents certain information relating to the major tenants at the Greenwich Office Park Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
IBG LLC(2)	NR / NR / BBB+	42,196	11.1%	$1,973,893	15.3%	$46.78	1/31/2019	2, 5-year options
Orthopaedic & Neurological Surgery Specialists, P.C.	NR / NR/ NR	31,305	8.2	1,593,888	12.4	$50.91	7/31/2019	1, 5-year option
Starwood Capital Operations, LLC(3)(4)	NR / NR/ NR	28,764	7.6	819,290	6.4	$28.48	2/28/2023	1, 5-year option
Stark Office Suites of Greenwich LLC	NR / NR/ NR	14,752	3.9	715,472	5.5	$48.50	9/30/2024	1, 1-year; 1, 5-year options
Performance Equity Management LLC(5)	NR / NR/ NR	12,988	3.4	467,568	3.6	$36.00	3/31/2027	1, 5-year option
XPO Logistics, Inc.(6)(7)	NR / NR/ NR	11,843	3.1	588,975	4.6	$49.73	10/31/2022	1, 5-year option
Platinum Equity Advisors, LLC(8)	NR / NR/ NR	10,731	2.8	547,281	4.2	$51.00	3/31/2027	1, 5-year option
Winklevoss Consultants, Inc.	NR / NR / NR	10,664	2.8	447,888	3.5	$42.00	7/31/2024	1, 5-year option
BBT Capital Management Advisors, LLC	NR / NR / NR	10,211	2.7	408,440	3.2	$40.00	1/31/2018	NA
Southpaw Asset Management LP	NR / NR / NR	9,432	2.5	400,860	3.1	$42.50	2/29/2020	1, 3-year option
Ten Largest Tenants		182,886	48.1%	$7,963,555	61.7%	$43.54
Remaining Tenants		119,890	31.5	4,935,107	38.3	$41.16
Vacant		77,469	20.4	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		380,245	100.0%	$12,898,662	100.0%	$42.60

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	IBG LLC may terminate its lease at any time with at least eight months prior written notice. The tenant is required to pay a termination fee that decreases by approximately $26,000 each month. The current termination fee, for a termination effective date of August 1, 2017, is $1,626,919. The last termination option, for a termination effective date of December 1, 2018, requires a termination fee of $1,205,743. IBG LLC pays an annual base rent of $48.00 PSF on 30,311 SF of its space, $41.25 PSF on 7,093 SF of its space, and $30.00 PSF on 4,792 of its space.
(3)	Starwood Capital Operations, LLC’s space includes 18,814 SF of space subleased from Freepoint Commodities LLC.
(4)	Starwood Capital Operations, LLC has 4,737 SF expiring on July 31, 2019 with the remaining 24,027 SF expiring on February 28, 2023. The lease requires an annual blended base rent of $37.00 PSF on 9,950 SF of its space and $27.00 on 14,077 SF of its space.
(5)	Performance Equity Management LLC is currently in a free rent period through March 2017. At origination approximately $375,089 was escrowed for the free rent period. Performance Equity Management LLC has a one-time right to terminate its lease in March 2023 with at least 12 months prior written notice and a termination fee equal to the unamortized portion of the construction allowance, free rent, and leasing commissions with 8% annual interest.
(6)	XPO Logistics, Inc. leases 9,424 SF at $51.00 PSF and leases 2,419 SF at $35.00 PSF. The leases are coterminous and expire on October 31, 2022.
(7)	XPO Logistics, Inc. may terminate its lease on 1/31/2020 upon written notice on the date that is 12 months prior to the early termination date.
(8)	Platinum Equity Advisors, LLC has a one-time right to terminate its lease on June 1, 2023, with payment of a termination fee of $700,297.

The following table presents the lease rollover schedule at the Greenwich Office Park Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants(1)(2)
MTM	2,390	0.6%	0.6%	$100,380	0.8%	$42.00	1
2017	12,251	3.2	3.9%	491,742	3.8	$40.14	2
2018	26,782	7.0	10.9%	1,170,918	9.1	$43.72	4
2019	92,665	24.4	35.3%	4,297,141	33.3	$46.37	7
2020	20,760	5.5	40.7%	967,052	7.5	$46.58	3
2021	17,486	4.6	45.3%	703,112	5.5	$40.21	5
2022	26,363	6.9	52.3%	1,236,452	9.6	$46.90	5
2023	29,916	7.9	60.1%	1,060,352	8.2	$35.44	2
2024	25,416	6.7	66.8%	1,163,360	9.0	$45.77	2
2025	0	0.0	66.8%	0	0.0	$0.00	0
2026	14,086	3.7	70.5%	693,304	5.4	$49.22	2
2027	23,719	6.2	76.7%	1,014,849	7.9	$42.79	2
2028 & Thereafter	10,942(3)	2.9	79.6%	0	0.0	$0.00	3
Vacant	77,469	20.4	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	380,245	100.0%		$12,898,662	100.0%	$42.60	38

(1)	Calculated based on approximate square footage occupied by each Owned Tenant. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not reflected in the Lease Expiration Schedule.
(2)	The property is occupied by 38 tenants but some tenants have multiple leases.
(3)	10,942 SF that expires in 2030 represents the cafeteria, the fitness center and the manager suites.

LOAN #12: Greenwich office park

The following table presents certain information relating to historical leasing at the Greenwich Office Park Property:

Historical Leased %(1)

	2012	2013(2)	2014(2)	2015	2016	As of 3/1/2017(3)(4)
Owned Space	85.6%	78.6%	76.1%	74.1%	83.9%	79.6%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the specified year unless otherwise indicated.
(2)	2013 and 2014 occupancy figures exclude Building 1, totaling 40,826 SF, as it was offline due to a gut renovation spanning 2010 to 2016. The building was offline starting at the end of 2012 and was completely offline from 2013-2014.
(3)	Based on the March 1, 2017 certified rent roll.
(4)	Since June 2015, 21 leases have been signed at the property, accounting for 33.7% or the total square footage and 41.7% of total base rent. Among the new leases are four renewals and two expansions, including IBG LLC, which increased its presence at the building by 12.8% from 37,404 SF to 42,196 SF.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Greenwich Office Park Property:

Cash Flow Analysis

	2013	2014	2015	2016	Underwritten(1)	Underwritten $ per SF
Base Rent(2)	$13,666,070	$11,929,425	$12,071,078	$14,048,993	$12,636,602	$33.23
Contractual Rent Steps(3)	0	0	0	0	262,060	0.69
Gross Up Vacancy	0	0	0	0	3,336,642	8.77
Total Rent	$13,666,070	$11,929,425	$12,071,078	$14,048,993	$16,235,304	$42.70
Total Reimbursements	2,104,447	1,816,167	2,110,133	2,169,915	1,674,146	4.40
Other Income	69,844	36,607	102,196	0	0	0.00
Vacancy & Free Rent(4)	(856,633)	(1,546,640)	(999,677)	0	(3,336,642)	(8.77)
Effective Gross Income	$14,983,728	$12,235,559	$13,283,730	$16,218,908	$14,572,808	$38.32

Total Operating Expenses	$5,914,718	$5,917,082	$6,628,147	$6,473,544	$6,554,110	$17.24

Net Operating Income	$9,069,010	$6,318,478	$6,655,583	$9,745,364	$8,018,698	$21.09
TI/LC	0	0	0	0	570,368	1.50
Replacement Reserves	0	0	0	0	61,635	0.16
Net Cash Flow	$9,069,010	$6,318,478	$6,655,583	$9,745,364	$7,386,696	$19.43

Occupancy(5)	78.6%	76.1%	74.1%	83.9%	79.6%
NOI Debt Yield(6)	10.4%	7.2%	7.6%	11.1%	9.2%
NCF DSCR(6)	2.24x	1.56x	1.65x	2.41x	1.83x

(1)	Base Rent is based on the underwritten rent roll as of March 1, 2017.
(2)	Historical base rent figures are net of vacancy. The underwritten base rent decline in 2014 is due to United Rentals, which occupied 42,000 SF, vacating the property. Additionally, Building 1 was offline during 2013 and 2014 due to a renovation.
(3)	Underwritten Contractual Rent Steps include contractual rent steps through March 2018.
(4)	Free rent totaled $793,789 from eleven tenants with eleven leases in 2013, $1,546,640 from seven tenants with nine leases in 2014, and $999,677 from 11 tenants with 12 leases in 2015. Free rent has continued to decrease since 2015, as total outstanding free rent is $375,089 from two tenants. Outstanding free rent is not included in the Underwritten Vacancy, as all free rent was reserved at closing.
(5)	2013 and 2014 occupancy figures exclude Building 1, totaling 40,826 SF, as it was offline due to a gut renovation spanning 2010 to 2016. The building was offline starting at the end of 2012 and was completely offline from 2013-2014.
(6)	Calculated based on the aggregate outstanding principal balance of the three pari passu notes of the Greenwich Office Park Loan Combination.

 (THIS PAGE INTENTIONALLY LEFT BLANK)

LOAN #13: 111 LIVINGSTON STREET

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC
Location (City/State)	Brooklyn, New York	Cut-off Date Balance(2)		$29,000,000
Property Type	Office	Cut-off Date Balance per SF(1)		$276.50
Size (SF)	434,000	Percentage of Initial Pool Balance		2.8%
Total Occupancy as of 11/1/2016	97.6%	Number of Related Mortgage Loans		None
Owned Occupancy as of 11/1/2016	97.6%	Type of Security		Fee Simple
Year Built / Latest Renovation	1969 / 2001	Mortgage Rate		4.73000%
Appraised Value	$219,000,000	Original Term to Maturity (Months)		120
Appraisal Date	10/26/2016	Original Amortization Term (Months)		NAP
Borrower Sponsors	Abraham Leser; Harry Gold; Robert Schachter and Edith Leser	Original Interest Only Period (Months) First Payment Date		120 2/6/2017
Property Management	111 Property Manager LLC	Maturity Date		1/6/2027

Underwritten Revenues	$18,801,753
Underwritten Expenses	$9,038,441	Escrows
Underwritten Net Operating Income (NOI)	$9,763,312		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$8,966,501	Taxes	$296,183	$296,183
Cut-off Date LTV Ratio(1)	54.8%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	54.8%	Replacement Reserve	$0	$7,233
DSCR Based on Underwritten NOI / NCF(1)	1.70x / 1.56x	TI/LC(3)	$0	$36,167
Debt Yield Based on Underwritten NOI / NCF(1)	8.1% / 7.5%	Other(4)	$36,457,097	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$120,000,000	99.9%	Loan Payoff	$80,506,976	67.0%
Other Sources	125,000	0.1	Reserves	36,753,280	30.6
			Closing Costs	2,800,863	2.3
			Principal Equity Distribution	63,881	0.1
Total Sources	$120,125,000	100.0%	Total Uses	$120,125,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the 111 Livingston Street loan combination.
(2)	The 111 Livingston Street Loan has a Cut-off Date Balance of $29,000,000 and represents the non-controlling note A-2 of the $120,000,000 111 Livingston Street loan combination, which is evidenced by four pari passu notes and was co-originated by Citigroup Global Markets Realty Corp. and Deutsche Bank AG, New York Branch. The related companion loans are evidenced by the controlling note A-1 ($38,000,000) and non-controlling note A-3 ($29,000,000), which were contributed to the CD 2017-CD3 securitization transaction and the non-controlling note A-4 ($24,000,000) which is currently held by Deutsche Bank AG, New York Branch and is expected to be contributed to a future commercial mortgage securitization transaction.
(3)	The tenant improvements and leasing commissions reserve has a cap of $2,000,000.
(4)	Upfront Other reserves include reserves for an economic holdback ($29,490,000), unfunded obligations ($4,705,472), CUNY renewal reserve ($2,250,000) and deferred maintenance ($11,625). All disbursement requirements have been satisfied and the reserve has been released to the borrower in the amount of $27,990,000, with the remaining $1,500,000 deposited into a NYS Workers Comp TI/LC reserve account to be used solely for tenant improvement and leasing commission costs associated with any further renewal of the NYS Workers Comp lease.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the 111 Livingston Street Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extensions Options
The Legal Aid Society	NR / NR / NR	111,900	25.8%	$4,140,300	24.6%	$37.00	10/31/2037	1, 5-year option
NYS Office of Assistance	NR / Aa1 / AA+	121,545	28.0	3,821,877	22.7	$31.44	5/31/2020	1, 5-year option
NYS Workers Comp	NR / Aa1 / AA+	50,225	11.6	2,260,125	13.4	$45.00	1/31/2019(3)	NA
Brooklyn Law School	NR / Baa1 / BBB	41,000	9.4	2,091,000	12.4	$51.00	1/31/2032	1, 15-year option
City University of NY	NR / Aa1 / AA+	45,000	10.4	1,828,452	10.9	$40.63	8/31/2017	NA
Livingston Street Parking(4)	NR / NR / NR	0	0.0	1,018,267	6.0	$0.00	1/31/2032	NA
Northrop Grumman	BBB+ / Baa2 / BBB+	20,500	4.7	999,375	5.9	$48.75	7/31/2021	1, 5-year option
Pasternack Law Firm	NR / NR / NR	3,391	0.8	243,453	1.4	$71.79	5/31/2019	NA
Theracare	NR / NR / NR	4,300	1.0	147,879	0.9	$34.39	5/31/2017	NA
Berkman Law	NR / NR / NR	4,125	1.0	138,476	0.8	$33.57	10/31/2018	NA
Ten Largest Owned Tenants		401,986	92.6%	$16,689,205	99.1%	$41.52
Remaining Owned Tenants		21,744	5.0	159,252	0.9	$7.32
Vacant Spaces (Owned Space)		10,270	2.4	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		434,000	100.0%	$16,848,456	100.0%	$39.76

(1)	Based on the underwritten rent roll dated November 1, 2016.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	NYS Workers Comp has an option, following one year after lease commencement, to terminate its lease at any time upon 90 days’ notice.
(4)	Livingston Street Parking operates a public parking garage and a rental car facility in the basement of the 111 Livingston Street Property. There is 0 SF attributed to the Livingston Street Parking tenant but it is currently responsible for annual rent of $1,300,000 comprised of $1,018,267 of UW base rent plus a contractual rent step of $281,733 that went into effect on February 1, 2017.

LOAN #13: 111 LIVINGSTON STREET

The following table presents certain information relating to the lease rollover schedule at the 111 Livingston Street Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM(4)	16,869	3.9%	3.9%	$0	0.0%	$0.00	2
2017	49,300	11.4	15.2%	1,976,332	11.7	$40.09	2
2018	4,125	1.0	16.2%	138,476	0.8	$33.57	1
2019	56,116	12.9	29.1%	2,586,786	15.4	$46.10	3
2020	121,545	28.0	57.1%	3,821,877	22.7	$31.44	1
2021	22,875	5.3	62.4%	1,075,419	6.4	$47.01	2
2022	0	0.0	62.4%	0	0.0	$0.00	0
2023	0	0.0	62.4%	0	0.0	$0.00	0
2024	0	0.0	62.4%	0	0.0	$0.00	0
2025	0	0.0	62.4%	0	0.0	$0.00	0
2026	0	0.0	62.4%	0	0.0	$0.00	0
2027	0	0.0	62.4%	0	0.0	$0.00	0
2028 & Thereafter	152,900	35.2	97.6%	7,249,567	43.0	$47.41	3
Vacant	10,270	2.4	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	434,000	100.0%		$16,848,456	100.0%	$39.76	14

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.
(4)	MTM space has no UW Base Rent because it is comprised of a management office, lobby area and mechanical room.

The following table presents certain information relating to historical leasing at the 111 Livingston Street Property:

Historical Leased %(1)

	2013	2014	2015	As of 11/1/2016(2)
Owned Space	100.0%	100.0%	100.0%	97.6%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.
(2)	Based on the underwritten rent roll dated November 1, 2016.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 111 Livingston Street Property:

Cash Flow Analysis

	2013	2014	2015	TTM 9/30/2016	Underwritten(1)	Underwritten $ per SF(2)
Base Rent	$13,920,390	$14,121,372	$14,328,989	$15,141,153	$16,848,456	$38.82
Contractual Rent Steps	0	0	0	0	590,764	1.36
Gross Up Vacancy	0	0	0	0	513,500	1.18
Reimbursements	1,977,212	2,044,084	3,178,069	2,619,737	1,779,361	4.10
Other Income	0	0	0	0	59,237	0.14
Gross Revenue	$15,897,602	$16,165,456	$17,507,058	$17,760,890	$19,791,319	$45.60
Vacancy & Credit Loss	0	0	0	0	(989,566)	(2.28)
Effective Gross Income	$15,897,602	$16,165,456	$17,507,058	$17,760,890	$18,801,753	$43.32

Real Estate Taxes	$2,594,011	$2,807,786	$3,234,800	$3,239,480	$3,384,953	$7.80
Insurance	192,127	168,689	247,840	199,784	201,535	0.46
Management Fee	372,476	418,639	469,992	420,379	564,053	1.30
Other Operating Expenses	4,153,157	4,649,695	4,491,871	4,606,068	4,887,900	11.26
Total Operating Expenses	$7,311,771	$8,044,809	$8,444,503	$8,465,711	$9,038,441	$20.83

Net Operating Income	$8,585,831	$8,120,648	$9,062,555	$9,295,180	$9,763,312	$22.50
TI/LC	0	0	0	0	710,011	1.64
Capital Expenditures	0	0	0	0	86,800	0.20
Net Cash Flow	$8,585,831	$8,120,648	$9,062,555	$9,295,180	$8,966,501	$20.66

Occupancy	100.0%	100.0%	100.0%	97.6%	95.0%
NOI Debt Yield	7.2%	6.8%	7.6%	7.7%	8.1%
NCF DSCR	1.49x	1.41x	1.57x	1.62x	1.56x

(1)	Underwritten Base Rent includes contractual rent increases (totaling $290,140 and $281,733 of which is attributable to the Livingston Street Parking 15-year lease extension which commenced on February 1, 2017) through August 1, 2017 and the present value of scheduled rent increases (totaling $300,624) through the end of the lease terms for credit tenants.
(2)	Based on the owned space at the 111 Livingston Street Property.

LOAN #14: ATLANTA AND ANCHORAGE HOTEL PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	2	Loan Seller		CGMRC
Location (City/State)	Various	Cut-off Date Principal Balance(6)		$27,962,345
Property Type	Hospitality	Cut-off Date Principal Balance per Room(5)		$115,654.93
Size (Rooms)	993	Percentage of Initial Pool Balance		2.7%
Total TTM Occupancy as of 1/31/2017(1)	64.9%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 1/31/2017(1)	64.9%	Type of Security(7)		Various
Year Built / Latest Renovation(2)	Various / Various	Mortgage Rate		5.73000%
Appraised Value(3)	$182,000,000	Original Term to Maturity (Months)		120
Appraisal Date(3)	Various	Original Amortization Term (Months)		300
Borrower Sponsor(4)	Columbia Sussex Corporation	Original Interest Only Period (Months)		NAP
Property Management	Columbia Sussex Management, LLC	First Payment Date		4/6/2017
		Maturity Date		3/6/2027

Underwritten Revenues	$50,254,774
Underwritten Expenses	$32,299,375	Escrows
Underwritten Net Operating Income (NOI)	$17,955,398
Underwritten Net Cash Flow (NCF)	$15,672,769		Upfront	Monthly
Cut-off Date LTV Ratio(5)	63.1%	Taxes	$1,033,595	$129,199
Maturity Date LTV Ratio(5)	48.5%	Insurance	$339,972	$32,378
DSCR Based on Underwritten NOI / NCF(5)	2.07x / 1.81x	FF&E	$0	$190,219
Debt Yield Based on Underwritten NOI / NCF(5)	15.6% / 13.6%	Other(8)	$5,089,582	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$115,000,000	95.1%	Loan Payoff	$113,455,857	93.8%
Principal’s New Cash Contribution	5,955,088	4.9	Reserves	6,463,149	5.3
			Closing Costs	1,036,082	0.9
Total Sources	$120,955,088	100.0%	Total Uses	$120,955,088	100.0%

(1)	Occupancy for the trailing 12-month period ending January 31, 2017 was 57.6% at the Hilton Anchorage Property and 76.4% at the Renaissance Concourse Atlanta Airport Hotel Property.
(2)	The Hilton Anchorage Property was built from 1958 to 1984. The Renaissance Concourse Atlanta Airport Hotel Property was built in 1992 and renovated in 2013.
(3)	The “as-is” Appraised Values for the Hilton Anchorage and Renaissance Concourse Atlanta Airport Hotel Properties are $103,600,000 with an “as-is” date of valuation of December 12, 2016 and $78,400,000 with an “as-is” date of valuation of December 30, 2016, respectively.
(4)	Columbia Sussex Corporation and CSC Holdings, LLC are the guarantors of the non-recourse carveouts under the Atlanta and Anchorage Hotel Portfolio Loan Combination.
(5)	Calculated based on the aggregate outstanding principal balance of the Atlanta and Anchorage Hotel Portfolio Loan Combination.
(6)	The Atlanta and Anchorage Hotel Portfolio Loan has an outstanding principal balance as of the Cut-off Date of $27,962,345 represents the non-controlling note A-2 of a $115,000,000 loan combination evidenced by five pari passu notes. The controlling note A-1-A and non-controlling note A-1-B have an aggregate outstanding principal balance as of the Cut-off Date of $52,429,397, are currently held by Rialto Mortgage Finance, LLC, and are expected to be contributed to one or more future securitization transactions. The non-controlling notes A-3-A and A-3-B have an aggregate outstanding principal balance as of the Cut-off Date of $34,453,604, are currently held by Barclays Bank PLC, and are expected to be contributed to one or more future securitization transactions.
(7)	The Renaissance Concourse Atlanta Airport Hotel Property is subject to a ground lease that expires on June 28, 2078. The borrower has a fee simple ownership interest in the hotel at the Hilton Anchorage Property and a leasehold interest in a 150-space adjacent parking garage.
(8)	Other upfront reserves represent a PIP reserve of $5,000,000, of which $2,500,000 was allocated to each of the Hilton Anchorage and Renaissance Concourse Atlanta Airport Hotel Properties and an $89,582 upfront deposit for ground rent due in connection with the Renaissance Concourse Atlanta Airport Hotel ground lease.

The following table presents certain information relating to the 2016 demand analysis with respect to the Hilton Anchorage Property based on market segmentation, as provided in the appraisal for the Hilton Anchorage Property:

2016 Accommodated Room Night Demand(1)

Property	Commercial	Meeting and Group	Leisure	Crew
Hilton Anchorage	20%	25%	30%	25%

(1)	Source: Appraisal.

The following table presents certain information relating to the 2016 demand analysis with respect to the Renaissance Concourse Atlanta Airport Hotel Property based on market segmentation, as provided in the appraisal for the Renaissance Concourse Atlanta Airport Property:

2016 Accommodated Room Night Demand(1)

Property	Commercial	Meeting and Group	Leisure	Discount
Renaissance Concourse Atlanta Airport Hotel	27%	43%	10%	20%

(1)	Source: Appraisal.

LOAN #14: ATLANTA AND ANCHORAGE HOTEL PORTFOLIO

The following tables present certain information relating to historical occupancy, ADR and RevPAR at the Atlanta and Anchorage Hotel Portfolio Properties and their competitive sets, as provided in a market report for each individual property:

Historical Statistics(1)

	Hilton Anchorage			Competitive Set			Penetration

	TTM 1/31/2015	TTM 1/31/2016	TTM 1/31/2017	TTM 1/31/2015	TTM 1/31/2016	TTM 1/31/2017	TTM 1/31/2015	TTM 1/31/2016	TTM 1/31/2017
Occupancy	61.8%	57.4%	55.9%	69.8%	68.2%	67.2%	88.6%	84.2%	83.2%
ADR	$144.07	$152.94	$146.99	$146.57	$153.54	$152.16	98.3%	99.6%	96.6%
RevPAR	$89.04	$87.77	$82.13	$102.29	$104.65	$102.18	87.0%	83.9%	80.4%

(1)	Source: January 2017 travel research report.

Historical Statistics(1)

	Renaissance Concourse Atlanta Airport Hotel			Competitive Set			Penetration
	TTM 1/31/2015	TTM 1/31/2016	TTM 1/31/2017	TTM 1/31/2015	TTM 1/31/2016	TTM 1/31/2017	TTM 1/31/2015	TTM 1/31/2016	TTM 1/31/2017
Occupancy	80.2%	80.2%	76.4%	79.6%	82.7%	76.7%	100.8%	97.0%	99.7%
ADR	$108.57	$120.52	$133.59	$94.77	$100.32	$107.46	114.6%	120.1%	124.3%
RevPAR	$87.07	$96.63	$102.12	$75.40	$82.95	$82.41	115.5%	116.5%	123.9%

(1)	Source: January 2017 travel research report.

■	Operating History and Underwritten Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Atlanta and Anchorage Hotel Portfolio Properties:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 1/31/2017	Underwritten(2)	Underwritten $ per Room
Room Revenue	$31,579,397	$32,832,069	$32,161,660	$32,251,917	$32,080,546	$32,307
Food & Beverage Revenue	16,106,079	16,983,217	16,637,412	16,473,273	16,358,711	16,474
Other Revenue(3)	1,993,295	1,711,094	1,771,659	1,827,370	1,815,516	1,828
Total Revenue	$49,678,771	$51,526,380	$50,570,731	$50,552,560	$50,254,774	$50,609

Room Expense	$7,715,767	$8,311,024	$7,688,690	$7,983,743	$7,937,580	$7,994
Food & Beverage Expense	9,461,278	9,514,376	8,341,022	8,703,098	8,644,514	8,705
Other Expense	200,141	189,121	211,582	219,802	218,545	220
Total Departmental Expense	$17,377,186	$18,014,521	$16,241,293	$16,906,643	$16,800,639	$16,919
Total Undistributed Expense	14,367,846	14,237,721	13,446,811	12,681,263	12,693,626	12,783
Total Fixed Charges	2,331,084	2,679,974	2,790,803	2,791,979	2,805,111	2,825
Total Operating Expenses	$34,076,116	$34,932,216	$32,478,907	$32,379,885	$32,299,376	$32,527

Net Operating Income	$15,602,655	$16,594,165	$18,091,824	$18,172,675	$17,955,398	$18,082
FF&E	2,233,214	2,060,247	2,019,625	2,018,894	2,282,630	2,299
Net Cash Flow	$13,369,441	$14,533,918	$16,072,198	$16,153,782	$15,672,769	$15,783

Occupancy	69.9%	67.1%	64.8%	64.9%	64.8%
NOI Debt Yield	13.6%	14.4%	15.7%	15.8%	15.6%
NCF DSCR	1.54x	1.68x	1.85x	1.86x	1.81x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Underwritten Net Cash Flow consists of $7,655,403 from the Hilton Anchorage Property and $8,017,366 attributable to the Renaissance Concourse Atlanta Airport Hotel Property.
(3)	Other Revenue consists of vending sales, gift shop, club dues, business center income, telephone, internet access fee, office & building rental, movie commissions, cancellation fees, antenna rent and miscellaneous revenue.

LOAN #15: 901 wilshire boulevard

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CGMRC
Location (City/State)	Santa Monica, California	Cut-off Date Balance		$26,000,000
Property Type	Office	Cut-off Date Balance per SF		$1,201.70
Size (SF)	21,636	Percentage of Initial Pool Balance		2.5%
Total Occupancy as of 5/1/2017(1)	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 5/1/2017(1)	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1982 / 2017	Mortgage Rate		4.91000%
Appraised Value(2)	$40,700,000	Original Term to Maturity (Months)		120
Appraisal Date	5/1/2017	Original Amortization Term (Months)		NAP
Borrower Sponsor	Andrew A. Brooks and Bradley Brooks	Original Interest Only Period (Months)		120
Property Management	Self Managed	First Payment Date		2/6/2017
		Maturity Date		1/6/2027

Underwritten Revenues	$2,289,905
Underwritten Expenses	$368,931	Escrows(3)
Underwritten Net Operating Income (NOI)	$1,920,974		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,898,052	Taxes	$65,285	$16,321
Cut-off Date LTV Ratio	63.9%	Insurance	$10,740	$5,370
Maturity Date LTV Ratio	63.9%	Replacement Reserve	$0	$361
DSCR Based on Underwritten NOI / NCF	1.48x / 1.47x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	7.4% / 7.3%	Other(3)	$2,204,914	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$26,000,000	95.4%	Loan Payoff	$14,294,075	52.5%
Other Sources(4)	1,246,929	4.6	Principal Equity Distribution	10,137,464	37.2
			Reserves	2,280,939	8.4
			Closing Costs	534,450	2.0
Total Sources	$27,246,929	100.0%	Total Uses	$27,246,929	100.0%

(1)	The sole tenant at the 901 Wilshire Boulevard Property, Providence Health, has executed a 15-year lease which commences on May 1, 2017. A free rent reserve was established at closing to cover rent until the tenant begins paying under the terms of the lease.

(2)	Calculated using the “As Stabilized” appraised value as of May 1, 2017 which assumes Providence Health has taken occupancy and completion of the current renovation.

(3)	Upfront Other reserves include $1,189,980 for an unfunded obligations reserve, $1,011,184 for a free rent reserve and $3,750 for upfront deferred maintenance.

(4)	Other Sources consists of a $1,246,929 credit for escrows received at closing from the payoff of the borrower’s prior loan.

The following table presents certain information relating to the sole tenant at the 901 Wilshire Boulevard Property:

Largest Owned Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extensions Options
Providence Health	AA- / Aa3 / AA-	21,636	100.0%	$1,427,976	100.0%	$66.00	4/30/2032	2, 5-year options
Largest Owned Tenant		21,636	100.0%	$1,427,976	100.0%	$66.00
Vacant Spaces (Owned Space)		0	0.0	0	0.0	$0.00
Total/Wtd. Avg Owned Tenant		21,636	100.0%	$1,427,976	100.0%	$66.00

(1)	Based on the underwritten rent roll dated April 6, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

LOAN #15: 901 wilshire boulevard

The following table presents certain information relating to the lease rollover schedule at the 901 Wilshire Boulevard Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028 & Thereafter	21,636	100.0	100.0%	1,427,976	100.0	$66.00	1
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	21,636	100.0%		$1,427,976	100.0%	$66.00	1

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the 901 Wilshire Boulevard Property:

Historical Leased %(1)

As of 5/1/2017(2)
Owned Space	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated May 1, 2017.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 901 Wilshire Boulevard Property:

Cash Flow Analysis

	Underwritten(1)	Underwritten $ per SF(2)
Base Rent	$1,427,976	$66.00
Contractual Rent Steps	347,565	16.06
Reimbursements	368,931	17.05
Parking(3)	177,600	2,400.00
Gross Revenue	$2,322,072	$107.32
Vacancy & Credit Loss	(32,167)	(1.49)
Effective Gross Income	$2,289,905	$105.84

Real Estate Taxes	$186,530	$8.62
Insurance	61,372	2.84
Management Fee	68,697	3.18
Other Operating Expenses	52,332	2.42
Total Operating Expenses	$368,931	$17.05

Net Operating Income	$1,920,974	$88.79
TI/LC	18,594	0.86
Capital Expenditures	4,327	0.20
Net Cash Flow	$1,898,052	$87.73

Occupancy	100.0%
NOI Debt Yield	7.4%
NCF DSCR	1.47x

(1)	Underwritten Base Rent includes contractual rent increases calculated using the present value of scheduled rent increases ($347,565) through the end of the lease terms for the credit tenant.

(2)	Based on the owned space at the 901 Wilshire Boulevard Property.

(3)	Parking Underwritten $ per SF is calculated based on the 74 parking spaces on site.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Refinance	26	$596,256,690	58.2%	$22,932,950	1.66	x	4.762%	117	59.2%	54.0%
Acquisition	18	405,490,828	39.5	$22,527,268	2.32	x	4.545%	104	58.1%	53.9%
Refinance/Recapitalization	1	11,970,451	1.2	$11,970,451	1.81	x	5.210%	118	67.2%	55.8%
Acquisition/Recapitalization	1	11,600,000	1.1	$11,600,000	1.29	x	5.120%	119	69.8%	63.5%
Total/Avg./Wtd.Avg.	46	$1,025,317,969	100.0%	$22,289,521	1.92	x	4.686%	112	58.9%	54.1%

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	16	$440,370,000	42.9%	$27,523,125	2.42	x	4.304%	107	51.7%	51.7%
Interest Only, Then Amortizing(2)	15	370,956,276	36.2	$24,730,418	1.42	x	4.915%	118	63.8%	56.0%
Amortizing (30 Years)	8	108,357,958	10.6	$13,544,745	1.52	x	5.029%	118	70.2%	57.9%
Interest Only - ARD	2	53,500,000	5.2	$26,750,000	2.16	x	4.423%	98	59.5%	59.5%
Amortizing (25 Years)	5	52,133,735	5.1	$10,426,747	1.80	x	5.833%	117	61.6%	47.6%
Total/Avg./Wtd.Avg.	46	$1,025,317,969	100.0%	$22,289,521	1.92	x	4.686%	112	58.9%	54.1%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

(2) Original partial interest only months range from 24 to 64 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
2,450,000 - 4,999,999	2	$5,088,052	0.5%	$2,544,026	1.90	x	5.115%	116	68.3%	58.0%
5,000,000 - 9,999,999	9	60,613,854	5.9	$6,734,873	1.68	x	5.320%	117	64.9%	54.0%
10,000,000 - 19,999,999	12	166,389,130	16.2	$13,865,761	1.80	x	4.668%	112	60.7%	55.3%
20,000,000 - 29,999,999	13	321,992,621	31.4	$24,768,663	1.91	x	4.805%	102	58.1%	54.3%
30,000,000 - 39,999,999	3	103,534,312	10.1	$34,511,437	1.76	x	4.607%	116	65.2%	60.8%
40,000,000 - 49,999,999	2	81,000,000	7.9	$40,500,000	1.85	x	4.505%	117	57.8%	55.4%
50,000,000 - 59,999,999	3	150,000,000	14.6	$50,000,000	1.47	x	4.873%	118	66.6%	56.7%
60,000,000 - 74,700,000	2	136,700,000	13.3	$68,350,000	2.86	x	4.092%	120	43.4%	43.4%
Total/Avg./Wtd.Avg.	46	$1,025,317,969	100.0%	$22,289,521	1.92	x	4.686%	112	58.9%	54.1%

Min	$2,450,000
Max	$74,700,000
Average	$22,289,521

C-1

Distribution of Underwritten Debt Service Coverage Ratios(1)

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1.20 - 1.35	11	$172,692,928	16.8%	$15,699,357	1.26	x	5.160%	119	63.5%	55.6%
1.36 - 1.50	4	145,478,490	14.2	$36,369,622	1.42	x	4.725%	118	68.4%	60.4%
1.51 - 1.65	8	181,119,184	17.7	$22,639,898	1.56	x	4.933%	117	60.3%	54.1%
1.66 - 1.80	4	86,034,312	8.4	$21,508,578	1.70	x	4.566%	117	66.1%	60.0%
1.81 - 2.00	8	154,575,451	15.1	$19,321,931	1.84	x	4.913%	104	62.0%	58.2%
2.01 - 3.00	9	186,717,604	18.2	$20,746,400	2.44	x	4.262%	105	50.3%	49.2%
3.01 - 5.44	2	98,700,000	9.6	$49,350,000	3.81	x	3.895%	105	39.8%	39.8%
Total/Avg./Wtd.Avg.	46	$1,025,317,969	100.0%	$22,289,521	1.92	x	4.686%	112	58.9%	54.1%

(1) Unless otherwise indicated, the Underwritten NCF DSCR for each mortgage loan is generally calculated by dividing the Underwritten NCF for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of (i) mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due. With respect to the Novo Nordisk mortgage loan, the Underwritten NCF DSCR is calculated using a zero balance for an unfunded pari passu companion loan. With respect to the SAP Building mortgage loan, the Underwritten NCF DSCR is calculated based on the annual debt service equal to the aggregate of the first 12 amortizing payments, based on a fixed amortization schedule, following the initial interest only period on the respective mortgage loan.

Min	1.20x
Max	5.44x
Weighted Avg.	1.92x

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
3.381 - 4.000	3	$51,000,000	5.0%	$17,000,000	4.04	x	3.435%	69	36.7%	36.7%
4.001 - 4.500	9	290,050,000	28.3	$32,227,778	2.49	x	4.233%	112	50.8%	50.5%
4.501 - 5.000	18	452,210,203	44.1	$25,122,789	1.54	x	4.741%	114	65.4%	60.0%
5.001 - 6.100	16	232,057,766	22.6	$14,503,610	1.49	x	5.420%	118	61.5%	50.9%
Total/Avg./Wtd.Avg.	46	$1,025,317,969	100.0%	$22,289,521	1.92	x	4.686%	112	58.9%	54.1%

Min	3.381%
Max	6.100%
Average	4.686%

C-2

Distribution of Cut-off Date LTV Ratios(1)

Range of Cut-off Date LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
23.1 - 50.0	7	$216,502,931	21.1%	$30,928,990	2.92	x	4.261%	112	40.9%	39.2%
50.1 - 55.0	2	44,000,000	4.3	$22,000,000	2.04	x	4.305%	95	54.1%	54.1%
55.1 - 60.0	6	152,820,000	14.9	$25,470,000	1.96	x	4.517%	106	58.2%	56.9%
60.1 - 65.0	15	307,587,080	30.0	$20,505,805	1.58	x	5.004%	118	62.5%	56.8%
65.1 - 74.0	16	304,407,958	29.7	$19,025,497	1.51	x	4.806%	112	69.3%	60.6%
Total/Avg./Wtd.Avg.	46	$1,025,317,969	100.0%	$22,289,521	1.92	x	4.686%	112	58.9%	54.1%

(1) Unless otherwise indicated, the Cut-off Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to 7 mortgage loans, representing approximately 16.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date Loan-to-Value Ratio was calculated using either (i) the cut-off date principal balance of a mortgage loan less a reserve taken at origination, (ii) the “as complete” appraised value which assumes the completion of capital improvements which were reserved for at origination, (iii) the "as is" appraised value plus a PIP reserve, (iv) the "hypothetical as is" appraised value or (v) the "as stabilized" appraised value. The weighted average Cut-off Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 60.0%.

Min	23.1%
Max	74.0%
Weighted Avg.	58.9%

Distribution of Maturity Date/ARD LTV Ratios(1)

Range of Maturity Date/ARD LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
23.1 - 50.0	12	$313,464,011	30.6%	$26,122,001	2.54	x	4.661%	114	47.4%	42.3%
50.1 - 55.0	4	89,000,000	8.7	$22,250,000	1.78	x	4.455%	106	56.5%	53.7%
55.1 - 60.0	18	354,264,609	34.6	$19,681,367	1.65	x	4.776%	113	63.7%	57.8%
60.1 - 65.0	10	219,089,348	21.4	$21,908,935	1.59	x	4.679%	117	66.5%	62.5%
65.1 - 67.4	2	49,500,000	4.8	$24,750,000	1.62	x	4.649%	81	68.5%	66.1%
Total/Avg./Wtd.Avg.	46	$1,025,317,969	100.0%	$22,289,521	1.92	x	4.686%	112	58.9%	54.1%

(1) Unless otherwise indicated, the Maturity Date/ARD Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to 5 mortgage loans, representing approximately 13.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD Loan-to-Value Ratio was calculated using either (i) the “as complete” appraised value which assumes the completion of capital improvements which were reserved for at origination, (ii) the "hypothetical as is" appraised value, (iii) the "as is" appraised value plus a PIP reserve or (iv) the "as stabilized" appraised value. The weighted average Maturity Date/ARD Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 54.9%.

Min	23.1%
Max	67.4%
Weighted Avg.	54.1%

C-3

Distribution of Original Terms to Maturity/ARD

Original Term to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
60 - 60	4	$93,700,000	9.1%	$23,425,000	3.18	x	4.062%	56	50.7%	50.7%
118 - 118	1	40,000,000	3.9	$40,000,000	1.51	x	4.520%	117	58.0%	53.1%
120 - 120	41	891,617,969	87.0	$21,746,780	1.81	x	4.759%	118	59.9%	54.5%
Total/Avg./Wtd.Avg.	46	$1,025,317,969	100.0%	$22,289,521	1.92	x	4.686%	112	58.9%	54.1%

Min	60	months
Max	120	months
Weighted Avg.	114	months

Distribution of Remaining Terms to Maturity/ARD

Range of Remaining Terms to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
53 - 58	4	$93,700,000	9.1%	$23,425,000	3.18	x	4.062%	56	50.7%	50.7%
103 - 105	2	25,172,655	2.5	$12,586,328	1.88	x	4.739%	105	54.5%	52.6%
113 - 120	40	906,445,314	88.4	$22,661,133	1.79	x	4.749%	118	59.9%	54.5%
Total/Avg./Wtd.Avg.	46	$1,025,317,969	100.0%	$22,289,521	1.92	x	4.686%	112	58.9%	54.1%

Min	53	months
Max	120	months
Weighted Avg.	112	months

Distribution of Original Amortization Terms(1)

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	18	$493,870,000	48.2%	$27,437,222	2.40	x	4.317%	106	52.5%	52.5%
204 - 204	1	24,130,276	2.4	$24,130,276	1.29	x	5.995%	119	44.4%	31.0%
300 - 300	6	102,133,735	10.0	$17,022,289	1.70	x	5.577%	118	61.2%	48.6%
360 - 360	21	405,183,958	39.5	$19,294,474	1.43	x	4.833%	118	67.1%	58.8%
Total/Avg./Wtd.Avg.	46	$1,025,317,969	100.0%	$22,289,521	1.92	x	4.686%	112	58.9%	54.1%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	204	months
Max	360	months
Weighted Avg.	341	months

C-4

Distribution of Remaining Amortization Terms(1)

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	18	$493,870,000	48.2%	$27,437,222	2.40	x	4.317%	106	52.5%	52.5%
204 - 204	1	24,130,276	2.4	$24,130,276	1.29	x	5.995%	119	44.4%	31.0%
283 - 300	6	102,133,735	10.0	$17,022,289	1.70	x	5.577%	118	61.2%	48.6%
353 - 360	21	405,183,958	39.5	$19,294,474	1.43	x	4.833%	118	67.1%	58.8%
Total/Avg./Wtd.Avg.	46	$1,025,317,969	100.0%	$22,289,521	1.92	x	4.686%	112	58.9%	54.1%

(1)	All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	204	months
Max	360	months
Weighted Avg.	341	months

Mortgage Loans with Original Partial Interest Only Periods

Original Partial Interest Only Periods (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
24	4	$118,450,000	11.6%	$29,612,500	1.46	x	5.011%	118	66.6%	56.5%
36	4	$79,400,000	7.7	$19,850,000	1.50	x	4.673%	118	66.0%	58.2%
48	1	$12,776,000	1.2	$12,776,000	1.35	x	5.040%	119	64.6%	58.5%
58	1	$40,000,000	3.9	$40,000,000	1.51	x	4.520%	117	58.0%	53.1%
60	4	$96,200,000	9.4	$24,050,000	1.32	x	4.874%	119	65.9%	60.6%
64	1	$24,130,276	2.4	$24,130,276	1.29	x	5.995%	119	44.4%	31.0%

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Defeasance	40	$909,401,427	88.7%	$22,735,036	1.86	x	4.738%	113	59.0%	54.4%
Defeasance or Yield Maintenance	5	96,438,052	9.4	$19,287,610	2.64	x	4.163%	102	56.7%	50.2%
Yield Maintenance	1	19,478,490	1.9	$19,478,490	1.39	x	4.840%	119	69.3%	56.8%
Total/Avg./Wtd.Avg.	46	$1,025,317,969	100.0%	$22,289,521	1.92	x	4.686%	112	58.9%	54.1%

C-5

Distribution of Debt Yields on Underwritten Net Operating Income(1)

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
7.4 - 7.9	3	$76,000,000	7.4%	$25,333,333	1.60	x	4.474%	116	61.5%	61.5%
8.0 - 8.9	13	213,423,304	20.8	$16,417,177	1.41	x	4.881%	117	63.4%	59.1%
9.0 - 9.9	8	236,609,348	23.1	$29,576,169	1.62	x	4.602%	110	64.4%	59.1%
10.0 - 10.9	6	172,178,490	16.8	$28,696,415	2.10	x	4.363%	113	54.3%	51.7%
11.0 - 11.9	1	5,000,000	0.5	$5,000,000	1.61	x	5.260%	120	66.0%	54.7%
12.0 - 12.9	2	85,034,312	8.3	$42,517,156	1.63	x	5.149%	118	65.5%	53.6%
13.0 - 18.7	13	237,072,514	23.1	$18,236,347	2.76	x	4.717%	106	49.5%	44.1%
Total/Avg./Wtd.Avg.	46	$1,025,317,969	100.0%	$22,289,521	1.92	x	4.686%	112	58.9%	54.1%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Operating Income for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Operating Income divided by the Cut-off Date Balance of such mortgage loan; provided, with respect to 2 mortgage loans, representing approximately 2.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Debt Yield on Underwritten Net Operating Income was calculated based on the Cut-off Date Balance net of a related earnout or holdback reserve.

Min	7.4%
Max	18.7%
Weighted Avg.	10.8%

Distribution of Debt Yields on Underwritten Net Cash Flow(1)

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
7.1 - 7.9	7	$173,714,189	16.9%	$24,816,313	1.44	x	4.728%	117	61.3%	58.7%
8.0 - 8.9	15	313,176,954	30.5	$20,878,464	1.53	x	4.754%	111	66.8%	61.2%
9.0 - 9.9	6	186,320,000	18.2	$31,053,333	2.03	x	4.362%	118	52.7%	50.9%
10.0 - 10.9	4	65,034,312	6.3	$16,258,578	1.97	x	4.578%	103	65.9%	56.9%
11.0 - 11.9	1	50,000,000	4.9	$50,000,000	1.59	x	5.310%	118	60.8%	49.6%
12.0 - 12.9	6	71,889,634	7.0	$11,981,606	2.31	x	4.809%	97	57.6%	52.2%
13.0 - 18.6	7	165,182,880	16.1	$23,597,554	2.95	x	4.678%	110	46.0%	40.5%
Total/Avg./Wtd.Avg.	46	$1,025,317,969	100.0%	$22,289,521	1.92	x	4.686%	112	58.9%	54.1%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Cash Flow for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Cash Flow divided by the Cut-off Date Balance of such mortgage loan; provided, with respect to 2 mortgage loans, representing approximately 2.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Debt Yield on Underwritten Net Cash Flow was calculated based on the Cut-off Date Balance net of a related earnout or holdback reserve.

Min	7.1%
Max	18.6%
Weighted Avg.	10.1%

C-6

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	28	$770,000,770	75.1%
Springing	17	235,317,199	23.0
Soft for Multifamily; Hard for Retail	1	20,000,000	2.0
Total	46	$1,025,317,969	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Replacement Reserves(1)	39	$781,627,780	76.2%
Real Estate Tax	40	$811,007,780	79.1%
TI/LC(2)	20	$504,052,151	57.5%
Insurance	35	$719,355,290	70.2%

(1)	Includes mortgage loans with FF&E reserves.

(2)	Percentage of the portion of the Initial Pool Balance secured by office, retail, mixed-use, industrial and one multifamily property with retail tenants.

C-7

Distribution of Property Types

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)		Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
Office	18	$549,764,588	53.6%	$30,542,477	2.20	x	4.503%	108	55.8%	52.8%
Suburban	10	266,764,588	26.0%	26,676,459	2.29	x	4.581%	102	57.1%	53.7%
CBD	4	165,000,000	16.1%	41,250,000	2.38	x	4.287%	110	50.8%	47.6%
Medical Office	4	118,000,000	11.5%	29,500,000	1.75	x	4.627%	117	59.7%	58.1%
Retail	13	$190,972,067	18.6%	$14,690,159	1.54	x	4.675%	118	61.7%	56.5%
Anchored	6	146,561,878	14.3%	24,426,980	1.55	x	4.605%	118	60.5%	56.1%
Single Tenant Retail	6	36,610,189	3.6%	6,101,698	1.38	x	5.066%	118	65.1%	57.6%
Shadow Anchored	1	7,800,000	0.8%	7,800,000	2.06	x	4.150%	116	67.8%	58.9%
Mixed Use	4	$81,438,122	7.9%	$20,359,531	1.73	x	4.874%	117	58.1%	51.2%
Office/Hospitality	1	50,000,000	4.9%	50,000,000	1.59	x	5.310%	118	60.8%	49.6%
Office/Retail	2	19,438,122	1.9%	9,719,061	1.54	x	4.610%	116	59.8%	59.8%
Office/Retail/Warehouse	1	12,000,000	1.2%	12,000,000	2.59	x	3.482%	113	44.0%	44.0%
Multifamily	4	$70,850,000	6.9%	$17,712,500	1.56	x	4.694%	115	64.2%	61.3%
High-Rise with Retail	2	34,850,000	3.4%	17,425,000	1.55	x	4.658%	119	69.0%	65.6%
High-Rise	1	20,000,000	2.0%	20,000,000	1.87	x	4.400%	105	56.9%	56.9%
Garden	1	16,000,000	1.6%	16,000,000	1.20	x	5.140%	118	63.0%	57.2%
Hospitality	8	$66,742,238	6.5%	$8,342,780	1.83	x	5.688%	117	62.8%	49.4%
Full Service	4	40,385,000	3.9%	10,096,250	1.78	x	5.837%	117	60.8%	47.0%
Limited Service	3	14,386,787	1.4%	4,795,596	2.00	x	5.667%	116	64.9%	50.8%
Extended Stay	1	11,970,451	1.2%	11,970,451	1.81	x	5.210%	118	67.2%	55.8%
Industrial	3	$39,467,838	3.8%	$13,155,946	1.44	x	4.837%	118	68.9%	57.5%
Warehouse/Distribution	2	19,989,348	1.9%	9,994,674	1.49	x	4.835%	118	68.6%	58.2%
Flex	1	19,478,490	1.9%	19,478,490	1.39	x	4.840%	119	69.3%	56.8%
Self Storage	5	$21,083,115	2.1%	$4,216,623	1.28	x	5.222%	119	70.2%	61.8%
Manufactured Housing	3	$5,000,000	0.5%	$1,666,667	1.61	x	5.260%	120	66.0%	54.7%
Total/Avg./Wtd. Avg.	58	$1,025,317,969	100%	$17,677,896	1.92	x	4.686%	112	58.9%	54.1%

(1)	Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2)	Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

C-8

Geographic Distribution

Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)		Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
New York	10	$211,964,189	20.7%	$21,196,419	1.84	x	4.403%	116	53.4%	52.0%
California	8	211,080,276	20.6	$26,385,034	1.67	x	4.827%	118	57.8%	54.0%
Ohio	5	142,110,000	13.9	$28,422,000	1.59	x	4.939%	118	65.8%	57.9%
New Jersey	4	89,700,000	8.7	$22,425,000	3.23	x	3.963%	109	46.4%	46.4%
Georgia	4	55,323,808	5.4	$13,830,952	1.52	x	5.023%	118	65.9%	55.4%
Oregon	1	50,000,000	4.9	$50,000,000	1.42	x	4.650%	119	65.4%	57.4%
Indiana	3	49,317,428	4.8	$16,439,143	1.60	x	5.159%	118	70.8%	57.9%
Connecticut	1	29,500,000	2.9	$29,500,000	1.83	x	4.554%	55	65.3%	65.3%
Tennessee	2	28,710,000	2.8	$14,355,000	2.57	x	4.548%	65	59.6%	58.9%
Missouri	2	24,489,000	2.4	$12,244,500	1.31	x	4.836%	119	71.7%	65.8%
Washington	1	24,000,000	2.3	$24,000,000	5.44	x	3.381%	58	23.1%	23.1%
Alabama	3	16,350,000	1.6	$5,450,000	1.53	x	4.851%	118	65.8%	58.6%
Alaska	1	15,917,027	1.6	$15,917,027	1.81	x	5.730%	119	63.1%	48.5%
Illinois	1	14,850,000	1.4	$14,850,000	1.89	x	4.480%	119	63.2%	63.2%
Florida	1	11,970,451	1.2	$11,970,451	1.81	x	5.210%	118	67.2%	55.8%
Michigan	3	11,336,184	1.1	$3,778,728	1.50	x	5.368%	118	64.6%	54.0%
Massachusetts	1	9,989,348	1.0	$9,989,348	1.30	x	4.990%	119	74.0%	60.9%
North Carolina	1	6,579,552	0.6	$6,579,552	2.14	x	5.913%	118	64.3%	49.7%
Kentucky	1	5,250,000	0.5	$5,250,000	1.29	x	5.120%	119	69.8%	63.5%
Idaho	1	5,172,655	0.5	$5,172,655	1.94	x	6.050%	103	45.4%	36.1%
Minnesota	1	3,490,000	0.3	$3,490,000	1.90	x	4.870%	120	58.8%	58.8%
Louisiana	1	3,130,000	0.3	$3,130,000	1.90	x	4.870%	120	58.8%	58.8%
Vermont	1	2,638,052	0.3	$2,638,052	2.45	x	4.990%	113	67.6%	56.0%
Colorado	1	2,450,000	0.2	$2,450,000	1.31	x	5.250%	119	69.0%	60.1%
Total/Avg./Wtd. Avg.	58	$1,025,317,969	100.0%	$17,677,896	1.92	x	4.686%	112	58.9%	54.1%

(1)	Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2)	Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

C-9

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-P7 Commercial Mortgage Pass-Through Certificates Series 2017-P7

CONTACT INFORMATION		CONTENTS

Depositor	Citigroup Commercial Mortgage Securities Inc.	Distribution Summary	2

		Distribution Summary (Factors)	3

		Interest Distribution Detail	4

Master Servicer	Wells Fargo Bank, National Association	Principal Distribution Detail	5

		Reconciliation Detail	6

		Stratification Detail	7

Operating Advisor / Asset	Park Bridge Lender Services LLC	Mortgage Loan Detail	11
Representations Reviewer
		NOI Detail	12

		Delinquency Loan Detail	13
Trustee / Custodian	Deutsche Bank Trust Company Americas
		Appraisal Reduction Detail	15

		Loan Modification Detail	17
Special Servicer	Rialto Capital Advisors, LLC
		Specially Serviced Loan Detail	19

Certificate Administrator	Citibank, N.A.	Unscheduled Principal Detail	21

		Liquidated Loan Detail	23

Deal Contact:	John Hannon	Citibank, N.A.
	john.hannon@citi.com	Agency and Trust
	Tel: (212) 816-5693	388 Greenwich Street, 14th Floor
	Fax: (212) 816-5527	New York, NY 10013

Reports Available at sf.citidirect.com	D-1	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-P7 Commercial Mortgage Pass-Through Certificates Series 2017-P7

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-2	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-P7 Commercial Mortgage Pass-Through Certificates Series 2017-P7

PER $1,000 OF ORIGINAL BALANCE
Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at sf.citidirect.com	D-3	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-P7 Commercial Mortgage Pass-Through Certificates Series 2017-P7

Interest Distribution Detail

DISTRIBUTION IN DOLLARS
	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)	(13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-4	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-P7 Commercial Mortgage Pass-Through Certificates Series 2017-P7

Principal Distribution Detail

DISTRIBUTION IN DOLLARS
		Prior	Scheduled	Unscheduled		Current	Current	Current	Cumulative	Original	Current	Original	Current
	Original	Principal	Principal	Principal	Accreted	Realized	Principal	Principal	Realized	Class	Class	Credit	Credit
Class	Balance	Balance	Distribution	Distribution	Principal	Loss	Recoveries	Balance	Loss	(%)	(%)	Support	Support
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)=(3)-(4)-(5)+(6)-(7)+(8)	(10)	(11)	(12)	(13)	(14)

Reports Available at sf.citidirect.com	D-5	© Copyright 2016 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-P7 Commercial Mortgage Pass-Through Certificates Series 2017-P7

Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees
Scheduled Interest	Servicing Fee / Sub-Servicing Fee
Prepayment Interest Shortfall	CREFC® Intellectual Property Royalty License Fee
Interest Adjustments	Trustee Fee / Certificate Administrator Fee
Realized Loss in Excess of Principal Balance	Operating Advisor Fee
Total Interest Funds Available:	Total Scheduled Fees:
Additional Fees, Expenses, etc.
Principal Funds Available	Special Servicing Fee
Scheduled Principal	Workout Fee
Curtailments	Liquidation Fee
Principal Prepayments	Additional Trust Fund Expenses
Net Liquidation Proceeds	Reimbursement for Interest on Advances
Repurchased Principal	Additional Servicing Fee
Substitution Principal	Total Additional Fees, Expenses, etc.:
Other Principal	Distribution to Certificateholders
Total Principal Funds Available:	Interest Distribution
Other Funds Available	Principal Distribution
Yield Maintenance Charges	Yield Maintenance Charges Distribution
Prepayment Premiums	Prepayment Premiums Distribution
Other Charges	Total Distribution to Certificateholders:
Total Other Funds Available:	Total Funds Allocated
Total Funds Available

Reports Available at sf.citidirect.com	D-6	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-P7
Stratification Detail

Ending Scheduled Balance							State
Ending Scheduled Balance	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	State	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals								Totals

Reports Available at sf.citidirect.com	D-7	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-P7
Stratification Detail

Seasoning							Property Type
Seasoning	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Property Type	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-8	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-P7
Stratification Detail

Debt Service Coverage Ratio							Loan Rate
Debt Service Coverage Ratio	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Loan Rate	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-9	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-P7
Stratification Detail

Anticipated Remaining Term							Remaining Amortization Term
Anticipated Remaining Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Remaining Amortization Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-10	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-P7

Mortgage Loan Detail

Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)			Mod. Code (3)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer		3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure		4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff		5. Temporary Rate Reduction
		6. DPO	12. Reps and Warranties		6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-11	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-P7

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

Reports Available at sf.citidirect.com	D-12	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-P7

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals

Payment Status of Loan (1)		Workout Strategy (2)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-13	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-P7

Historical Delinquency Information

Distribution	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
Date
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

Reports Available at sf.citidirect.com	D-14	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-P7

Appraisal Reduction Detail

			Appraisal	Appraisal	Most Recent	Cumulative
Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-15	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-P7

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount
There is no historical Appraisal Reduction activity.

Totals

Reports Available at sf.citidirect.com	D-16	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-P7

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-17	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-P7

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description
There is no historical Loan Modification activity.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-18	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-P7 Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-19	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-P7 Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART

There is no historical Specially Serviced Loan activity.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-20	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-P7 Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

There is no unscheduled principal activity for the current distribution period.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-21	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-P7 Historical Unscheduled Principal Detail

Distribution Date	Loan Number OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalty	Yield Maintenance Premium

There is no historical unscheduled principal activity.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-22	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-P7 Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-23	© Copyright 2016 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-P7
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-P7 Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

Reports Available at sf.citidirect.com	D-24	© Copyright 2016 Citigroup

ANNEX E-1

SPONSOR REPRESENTATIONS AND WARRANTIES

Each Sponsor will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties, serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Sponsor), participation or pledge, and the Sponsor had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement, any Outside Servicing Agreement with respect to an Outside Serviced Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. The Sponsor has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Sponsor in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged

E-1-1

Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Issuing Entity constitutes a legal, valid and binding assignment to the Issuing Entity. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the loan schedule attached as an exhibit to the applicable Mortgage Loan Purchase Agreement, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Sponsor’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Sponsor’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related Mortgage Loan constitutes a Cross-Collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Cross-Collateralized Group; and (g) if the related Mortgage Loan is part of a Loan Combination, the rights of the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the

E-1-2

Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Sponsor thereunder and no claims have been paid thereunder. Neither the Sponsor, nor to the Sponsor’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement, the Sponsor has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Sponsor has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Sponsor or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than 13 months prior to the Cut-off Date. To the Sponsor’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the

E-1-3

Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. As of the date of origination and to the Sponsor’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Sponsor’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Sponsor’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each Mortgage Loan are in the possession, or under the control, of the Sponsor or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Loan Documents are being conveyed by the Sponsor to Depositor or its servicer.

(15)	No Holdbacks. The principal amount of the Mortgage Loan stated on the loan schedule attached as an exhibit to the applicable Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Sponsor to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an

E-1-4

amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or related Loan Combination), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Sponsor.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an

E-1-5

application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To the Sponsor’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Sponsor (except that any ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to its related Anticipated Repayment Date).

(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related

E-1-6

Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Sponsor’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)	Local Law Compliance. To the Sponsor’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey or other affirmative investigation of local law compliance consistent with the investigation conducted by the Sponsor for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan (or related Loan Combination, as applicable) or as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Sponsor’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Sponsor for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in (32) below, (d) releases of out-parcels that are

E-1-7

unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or related Loan Combination) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

With respect to any partial release under the preceding clause (e), for all Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (or related Loan Combination) in an amount not less than the amount required by the REMIC Provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or related Loan Combination).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. The Mortgage Loan documents for each Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, and as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Sponsor’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that

E-1-8

terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) of this Annex E-1 or the exceptions thereto set forth on Annex E-2, or (vii) as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

E-1-9

(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above; (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and in situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Sponsor, its successors and assigns, the Sponsor represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

E-1-10

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or ten years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an Actual/360 Basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)	The Sponsor has not received any written notice of material default under or notice of termination of such Ground Lease. To the Sponsor’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Sponsor’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

E-1-11

(35)	Servicing. The servicing and collection practices used by the Sponsor with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)	Origination and Underwriting. The origination practices of the Sponsor (or the related originator if the Sponsor was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan (or the related Loan Combination, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination and, as of the Cut-off Date, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Sponsor’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Sponsor in this Annex E-1 (including, but not limited to, the prior sentence). No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Sponsor’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in a state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan (or related Loan Combination, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, no Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another Mortgage Loan.

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the

E-1-12

applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Sponsor’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within six months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Sponsor’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.

(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(43)	Cross-Collateralization. Except with respect to a Mortgage Loan that is part of a Loan Combination, no Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan that is outside the Mortgage Pool, except as set forth on Annex E-2.

(44)	Advance of Funds by the Sponsor. After origination, no advance of funds has been made by the Sponsor to the related Mortgagor other than in accordance with the Loan Documents, and, to the Sponsor’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Sponsor nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. The Sponsor has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Sponsor’s knowledge” or “the Sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-1-13

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-2

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES
(Citigroup Global Markets Realty Corp.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	111 Livingston Street (Loan No. 13)	The tenant Brooklyn Law School (“BLS”) has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower under the related Mortgage Loan will ground lease its fee interest of the related Mortgaged Property to a newly formed special purpose subsidiary of the Mortgagor (“Declarant”) for a term of between 30 and 31 years and Declarant will impose a condominium regime upon its leasehold interest in the Property and assign its lease to the condominium board for the condominium. Declarant will own all of the leasehold condominium units upon the consummation of the conversion of its leasehold interest into a leasehold condominium. The leasehold condominium unit covering the premises granted to BLS pursuant to its lease (the “BLS Unit”) will be purchased by BLS pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (as reduced on account of the component of base rent applicable to base year real estate taxes except that BLS’s obligation to reimburse landlord for its share of real estate taxes will be abated due to BLS’s real estate tax exemption with respect to the BLS Unit), and the BLS lease would terminate and the BLS Unit will be released from the lien of the related mortgage securing the Mortgage Loan. The lender has agreed that it will not unreasonably withhold its consent to the foregoing actions (collectively, the “Leasehold Condominium Conversion”) provided certain conditions set forth in the Mortgage Loan documents are satisfied, which include, among other requirements, (i) delivery of rating agency confirmations, (ii) the leasehold condominium conversion and related documents and transactions comply with REMIC requirements and the related Mortgagor delivers a REMIC opinion confirming the same and (iii) all is in form and substance reasonably acceptable to the lender.
(6) Permitted Liens; Title Insurance	111 Livingston Street (Loan No. 13)	BLS has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the borrower under the related Mortgage Loan will ground lease its fee interest of the related Mortgaged Property to a newly formed special purpose subsidiary of the Mortgagor for a term of between 30 and 31 years and Declarant will impose a condominium regime upon its leasehold interest in the Property and assign its lease to the condominium board for the condominium. Declarant will own all of the leasehold condominium units upon the consummation of the conversion of its leasehold interest into a leasehold condominium. The BLS Unit will be purchased by BLS pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (as reduced on account of the component of base rent applicable to base year real estate taxes except that BLS’s obligation to reimburse landlord for its share of real estate taxes will be abated due to BLS’s real estate tax exemption with respect to the BLS Unit), and the BLS lease would terminate and the BLS Unit will be released from the lien of the related mortgage securing the Mortgage Loan. The lender has agreed that it will not unreasonably withhold its consent to the Leasehold Condominium Conversion provided certain conditions set forth in the Mortgage Loan documents are satisfied, which include, among other

E-2-1

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
requirements, (i) delivery of rating agency confirmations, (ii) the leasehold condominium conversion and related documents and transactions comply with REMIC requirements and the related Mortgagor delivers a REMIC opinion confirming the same and (iii) all is in form and substance reasonably acceptable to the lender.
(6) Permitted Liens; Title Insurance	Atlanta and Anchorage Hotel Portfolio (Loan No. 14)	The ground lessee may assign its interest in the Ground Lease to the holder of the Mortgage Loan; however the ground lessor has the right to approve the assignee of the leasehold interest at a foreclosure sale (the holder of the Mortgage Loan is not carved out as a purchaser at such foreclosure sale). Such approval will not be withheld if (i) the proposed assignee has net worth of at least $50,000 and (ii) a credit report for the proposed assignee discloses a satisfactory business reputation and no criminal convictions involving moral turpitude.
(6) Permitted Liens; Title Insurance	Atlanta and Anchorage Hotel Portfolio (Loan No. 14)	The franchisor at one Mortgaged Property has a right of first refusal if there is a proposed transfer of the applicable Mortgaged Property to a competitor of that franchisor. The franchisor subordinated this right of first refusal to the lender’s exercise of its rights under the Mortgage Loan documents per a comfort letter.
(6) Permitted Liens; Title Insurance	901 Wilshire Boulevard (Loan No. 15)	The sole tenant has the right, during the initial lease term, to purchase the Mortgaged Property if the Mortgagor should at any time during the term intend to list the Mortgaged Property for sale or to entertain offers to purchase the Mortgaged Property or receives an unsolicited third party offer which the Mortgagor intends to entertain. This purchase right is not exercisable in connection with the transfer of the premises via foreclosure or by the lender following foreclosure.
(16) Insurance	229 West 43rd Street Retail Condo (Loan No. 10)	To the extent the condominium documents require that all or any portion of the insurance proceeds be held or controlled by the condominium or to the related board of directors (which, pursuant to the condominium documents, would occur in the case of a casualty that impacts the core or shell of the building in which the Mortgaged Property condominium unit is included), then such insurance proceeds may be held and disbursed by the condominium or the board of directors of the condominium (or a trustee appointed by it) provided that the Loan Documents require that (a) Borrower exercises its rights in the condominium documents to cause the board of directors to comply with its obligations regarding restoration, (b) Borrower applies the insurance proceeds in accordance with the Loan Documents (unless there is a conflict with the condominium documents, in which case the condominium documents will control) and completes the restoration of any portions of the Mortgaged Property that the condominium or the board of directors is not required to restore, and (c) Borrower complies with any requirements under the condominium documents in order to enable Lender to obtain all rights to which mortgagees of commercial units in the condominium are entitled under the condominium documents with respect to insurance proceeds.
(16) Insurance	BJ’s Farmingdale (Loan No. 25)	The sole tenant at the Mortgaged Property maintains the insurance at the Mortgaged Property and has a $500,000 self-insured retention on its general liability policy.
(16) Insurance	All CGMRC Mortgage Loans (Loan Nos. 6, 9, 10, 13, 14, 15, 20, 23, 25, 28, 32, 35 and 39)	The Mortgage Loan documents may permit the Mortgagor to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.
(24) Local Law Compliance	19000 Homestead Road (Loan No. 6)	The zoning code requires the Mortgaged Property to have 505 parking spaces, but the Mortgaged Property has only 369 parking spaces. In 2005, the use of the Mortgaged Property changed from office to medical office, which increased required parking beyond what was, and is currently, provided at the Mortgaged Property. In the permit that approved this change in use, the City of Cupertino (the “City”) temporarily authorized the parking deficiency through January 2006, with valet parking as mitigation,

E-2-2

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
and required the owner to deliver a parking demand study in 2006 to assess whether the existing parking was sufficient or whether valet parking or other mitigation would be necessary. However, the City cannot verify that it received the mandated parking demand study, and the City has not granted a variance approving the existing number of parking spaces.
(26) Recourse Obligations	229 West 43rd Street Retail Condo (Loan No. 10)	The Mortgage Loan is fully recourse to the Mortgagor and the related guarantor in the event the Mortgagor fails to obtain the lender’s prior consent to any transfer of the Mortgaged Property or any transfer of any direct or indirect interest in the Mortgagor if such consent is required under the Mortgage Loan documents, unless the failure relates solely to the failure to timely deliver a notice required in connection with a permitted transfer and the Mortgagors cure the failure within twelve business days of notice from the lender.
(26) Recourse Obligations	Atlanta and Anchorage Hotel Portfolio (Loan No. 14)	It is not a full recourse event for the Mortgagor to solicit creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor. However, it is a full recourse event for any guarantor or affiliate, officer, director, or representative which controls the Mortgagor directly or indirectly to solicit creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor.
(26) Recourse Obligations	901 Wilshire Boulevard (Loan No. 15)	Full recourse for the voluntary transfer of either the Mortgaged Property or equity interests in the Mortgagor is limited to transfers that involve (i) a transfer or pledge, by the Mortgagor or any affiliate of fee simple title to all or any portion of the Mortgaged Property, (ii) a change in control of the Mortgagor or any SPE component entity, or (iii) the incurrence, by any Mortgagor or affiliate of any additional financing secured by a pledge of, or other lien on, the Mortgaged Property.
(27) Mortgage Releases	111 Livingston Street (Loan No. 13)

BLS has the right under the BLS lease to impose a leasehold condominium structure onto the Mortgaged Property in order to take advantage of a potential real estate tax exemption. Upon the request of BLS, which must be made during the first 5 years of its lease, the Mortgagor under the related Mortgage Loan will ground lease its fee interest of the property to Declarant for a term of between 30 and 31 years and Declarant will impose a condominium regime upon its leasehold interest in the Property and assign its lease to the condominium board for the condominium. Declarant will own all of the leasehold condominium units (including the BLS Unit) upon the consummation of the conversion of its leasehold interest into a leasehold condominium. The BLS Unit will be purchased by BLS from Declarant pursuant to a purchase and sale agreement providing for a deferred purchase price, the cash flow of which would mirror the lease payments contemplated by the BLS lease (as reduced on account of the component of base rent applicable to base year real estate taxes and except that BLS’s obligation to reimburse landlord for its share of real estate taxes will be abated due to BLS’s real estate tax exemption with respect to the BLS Unit), and the BLS lease would terminate and the BLS Unit will be released from the lien of the related mortgage securing the Mortgage Loan. The obligation of BLS to make the deferred purchase price payments will be secured by a purchase money mortgage in favor of Declarant that will be collaterally assigned to the lender under the Mortgage Loan by Declarant (which the lender under the Mortgage Loan may require to become a co-Mortgagor under the Mortgage Loan documents). The lender has agreed that it will not unreasonably withhold its consent to the Leasehold Condominium Conversion provided certain conditions set forth in the Mortgage Loan documents are satisfied, which include, among other requirements, (i) delivery of rating agency confirmations, (ii) the leasehold condominium conversion and related documents and transactions comply with REMIC requirements and the related Mortgagor delivers a REMIC opinion confirming the same and (iii) all documentation (including, without limitation, the ground lease, the documentation creating the leasehold condominium regime, the purchase and sale agreement, the purchase-money mortgage and the purchase-money note) is in form and substance reasonably acceptable to the lender.

E-2-3

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(31) Single-Purpose Entity	111 Livingston Street (Loan No. 13)	In connection with the Leasehold Condominium Conversion, the related Mortgagor will form a subsidiary to be the ground lessee under the ground lease and declarant under the leasehold condominium. The subsidiary will be a newly formed single purpose entity subject to the related lender’s approval and the same organizational requirements under the Mortgage Loan documents as the related Mortgagor. The subsidiary will hold the leasehold condominium units under the condominium, convey the BLS Unit to BLS, receive installment payments of the purchase price of the BLS Unit and hold the purchase-money mortgage securing said installment payments. The subsidiary will, at the related lender’s option, become a co-borrower under the related Mortgage Loan and the lien of the related Mortgage will be spread to include the leasehold condominium units.
(34) Ground Leases	Atlanta and Anchorage Hotel Portfolio (Loan No. 14)

(e) The ground lessee may assign its interest in the Ground Lease to the holder of the Mortgage Loan; however, the ground lessor has the right to approve the assignee of the leasehold interest at the foreclosure sale (the holder of the Mortgage Loan is not carved out as a purchaser at such foreclosure sale). Such approval will not be withheld if (i) the proposed assignee has net worth of at least $50,000 and (ii) a credit report for the proposed assignee discloses a satisfactory business reputation and no criminal convictions involving moral turpitude.

(h) The ground lessor is required to forbear terminating the Ground Lease due to a ground lessee default if the holder of the Mortgage Loan serves a notice upon the ground lessor, within the applicable cure period, of its intent to (i) acquire the ground lessee’s interest in the Mortgaged Property, (ii) secure possession of the ground leased portion of the Mortgaged Property, (iii) remove the ground lessee from the ground leased portion of the Mortgaged Property, and (iv) cure any default susceptible to cure. Such notice must include (i) cash payment to the ground lessor of all amounts then due and with respect to the ground lessee’s default and (ii) an assumption by the holder of the Mortgage Loan of all the ground lessee’s obligations under the Ground Lease (including all rental payments due during such forbearance period).

(i) The Ground Lease specifically provides that the ground lessee may not sublease substantially all of the ground leased portion of Mortgaged Property without the prior written consent of the Mayor of Atlanta.

(l) The “new lease” provision does not address rejection in bankruptcy. Additionally, as a condition precedent to obtaining the new lease, the holder of the Mortgage Loan is required to pay to the ground lessor (i) all charges and payments payable by the ground lessee under the Ground Lease which accrued as of the termination date and would have accrued under the Ground Lease if it had not been terminated, plus (ii) all expenses (including attorney’s fees) incurred in connection with the new ground lease, less (iii) all net amounts received by the ground lessor from subtenants up to the commencement date of such new ground lease.

E-2-4

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Citi Real Estate Funding Inc.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	Key Center Cleveland (Loan No. 3)	The franchisor at the Mortgaged Property has a right of first refusal to purchase the Mortgaged Property if the Mortgagor receives a bona fide written offer to enter into a sale of the Mortgaged Property. The right of first refusal is not exercisable in connection with the transfer of the premises via foreclosure or deed in lieu of foreclosure or by the lender following foreclosure.
(6) Permitted Liens; Title Insurance	Regul Walgreens Portfolio (Loan No. 30)	The tenant at each Mortgaged Property has a right of first refusal to purchase the applicable Mortgaged Property if the Mortgagor receives a bona fide written offer to enter into a sale of the applicable Mortgaged Property it intends to accept. Each right of first refusal is not exercisable in connection with the transfer of the Mortgaged Property via foreclosure, deed in lieu of foreclosure, or any other enforcement action under the Mortgage Loan documents.
(6) Permitted Liens; Title Insurance	Walgreens - Minnesota and Louisiana (Loan No. 40)	The tenant at each Mortgaged Property has a right of first refusal to purchase the applicable Mortgaged Property if the Mortgagor receives a bona fide written offer to enter into a sale of the applicable Mortgaged Property it intends to accept. Each right of first refusal is not exercisable in connection with the transfer of the premises via foreclosure or deed in lieu of foreclosure.
(16) Insurance	Mack-Cali Short Hills Office Portfolio (Loan No. 1)	The Mortgagor’s interest in a specific parcel of the Mortgaged Property is the “Office Unit” in a two-unit condominium. The other unit is referred to as the “Hotel Unit” and the Hotel Unit is currently being operated as a Hilton brand hotel and is not part of the collateral. Pursuant to the condominium documents, in the event a casualty or condemnation occurs that affects both a unit and the general common elements, all proceeds are required to be deposited with an insurance trustee appointed by the condominium association and the proceeds will be pooled and paid: (i) first, to repair the general common elements and (ii) second, to repair the applicable unit. If a casualty or condemnation occurs which affects both units and the general common elements (and the total proceeds are insufficient to achieve a full restoration), the proceeds are required to be pooled and distributed as follows: (i) first, to restore the general common elements and (ii) second, to each owner on a pari passu basis based on the cost of restoration of each unit.
(16) Insurance	Regul Walgreens Portfolio (Loan No. 30) Walgreens - Minnesota and Louisiana (Loan No. 40)	The insurance requirements under the Mortgage Loan documents are deemed satisfied provided that the sole tenant at each Mortgaged Property, subject to the terms and conditions of the Mortgage Loan documents, maintains, either through self-insurance or otherwise, the insurance required to be maintained under such tenant’s lease.
(16) Insurance	All CREFI Mortgage Loans (Loan Nos. 1, 2, 3, 24, 26, 30, 33, 40, 44 and 46)	The Mortgage Loan documents may permit the Mortgagor to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.

E-2-5

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(26) Recourse Obligations	Mack-Cali Short Hills Office Portfolio (Loan No. 1)	The liability of the guarantor of the Mortgage Loan is limited to the following: (i) execution of an environmental indemnity and (ii) until such time as the Mortgagor delivers an agreement addressing the distribution of insurance proceeds in the event a casualty or condemnation affecting both a specific parcel of the Mortgaged Property and a general common element is delivered (see exception (16), above), any losses incurred by the lender in the event any portion of the casualty or condemnation proceeds applicable to the Mortgagor’s interest in such parcel of the Mortgaged Property are applied for any purpose other than payment of the Mortgage Loan or restoration of the Mortgagor’s interest in the Mortgaged Property.
(26) Recourse Obligations	DeKalb Tech Center (Loan No. 24)	To the extent the Mortgagor obtains environmental insurance acceptable to the lender and in compliance with the Mortgage Loan documents, the environmental indemnity agreement requires the lender and the other indemnified parties to refrain from exercising any rights and remedies under the environmental indemnity agreement until the earlier of: (i) six months after the lender or any other indemnified party makes a written claim under the environmental insurance policy without payment by the environmental insurer and (ii) the environmental insurer has refused in writing the defense of any claim or the coverage.

E-2-6

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Natixis Real Estate Capital LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(5) Lien; Valid Assignment	Greenwich Office Park (Loan No. 12)	Building 9 is subject to a right of first refusal by Ground Lessor, subject to the Ground Lease being in full force and effect. Such purchase right is subject to the Loan Documents.
(6) Permitted Liens; Title Insurance	Greenwich Office Park (Loan No. 12)	See exception to (5).
(7) Junior Liens	Novo Nordisk (Loan No. 27)	The Mortgagor’s parent (the “Pledgor”) agreed to make certain earn-out payments in the maximum amount of $23,000,000 to the prior owner of the property (the “Pledgee”) as certain expansion options are exercised under the Novo Nordisk lease. The Pledgor entered into a pledge agreement in which it pledged its equity interest in the Mortgagor as collateral for its obligation to make such earn-out payments to the Pledgee.
(15) No Holdbacks	Novo Nordisk (Loan No. 27)	A portion of the whole loan is represented by an unfunded pari passu companion note in the maximum principal amount of $39,580,000.
(16) Insurance	Sterling Jewelers Corporate Headquarters I & II (Loan No. 8)	The Mortgage Loan documents allow the Mortgagor to maintain the required insurance or cause such insurance to be maintained by Sterling Inc., the sole tenant at the Mortgaged Property, provided such insurance complies with the requirements of the Mortgage Loan documents (which otherwise comply with this representation).
(16) Insurance	Novo Nordisk (Loan No. 27)	The Mortgage Loan documents allow the Mortgagor to maintain the required insurance, cause such insurance to be maintained by Novo Nordisk Inc., the sole tenant at the Mortgaged Property, or for Novo Nordisk Inc. to provide self-insurance.
(24) Local Law Compliance	Comfort Inn Birch Run (Loan No. 43)	The Mortgaged Property is legal non-conforming as to use as a zoning no longer permits a hotel without a special use permit. If the related structure is destroyed or damaged in excess of 50% of its replacement value (exclusive of foundations), such structure may be restored to its prior use provided that the Mortgagor completes restoration in excess of 50% of the construction cost within 18 months.
(24) Local Law Compliance	Best Western Vermont (Loan No. 45)	The Mortgaged Property is legal non-conforming as to use as zoning no longer permits a hotel. If a legal non-conforming use is (i) abandoned or discontinued for 6 or 12 months, respectively (unless, within 12 months of such discontinuance, an extension of the time is granted) or (ii) abandoned or discontinued due to damage from any cause (unless the nonconforming use is carried on uninterrupted in the undamaged portion of the structure or reinstatement of the use is granted within 12 months of such discontinuance), the related structure may only be restored in accordance with the current zoning code.
(26) Recourse Obligations	Urban Union - Amazon (Loan No. 19)	The Mortgage Loan is not recourse to the Mortgagor or the guarantor for misappropriation of rents after the occurrence on an event of default under the Mortgage Loan.
(26) Recourse Obligations	Novo Nordisk (Loan No. 27)	In lieu of any guarantor distinct from the Mortgagor, the Mortgagor obtained a $15,000,000 environmental insurance policy for a term of five years with an option for a three year extended reporting period, which is three years after the anticipated repayment date.

E-2-7

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(26) Recourse Obligations	All NREC Mortgage Loans (Loan Nos. 8, 12, 17, 18, 19, 21, 22, 27, 31, 34, 37, 38, 41, 42, 43 and 45)	The carveout for section (ii)(A) is for misapplication or conversion and does not specifically state misappropriation.

(27) Mortgage Releases	Greenwich Office Park (Loan No. 12)	The Greenwich Office Park Loan Agreement allows for (i) partial defeasance (the release price is equal to the greatest of (a) one hundred percent (100%) of the net sale proceeds received from the sale of the released property, (b) one hundred twenty five percent (125%) of the allocated loan amount with respect to such release property, and (c) an amount such that, after giving effect to such partial release, (I) the post-defeasance debt service coverage ratio for the undefeased Note, based on income from the remaining property, will not be less than the greater of (x) 1.58x and (y) the pre-defeasance debt service coverage ratio for the note, based on income from both the release property and the remaining property, and (II) the post-defeasance loan-to-value ratio for the remaining property will not exceed the lesser of (x) 72.8% and (y) the pre-defeasance loan-to-value ratio for both the release property and the remaining property) and (ii) free release for portions of the Mortgaged Property to be approved in Mortgagee’s sole discretion, in each case if certain REMIC requirements are met.

(31) Single Purpose Entity	Greenwich Office Park (Loan No. 12)	The guarantor has provided a recourse guaranty with a maximum liability of approximately $13,115,587, which maximum liability is reduced upon the partial defeasance of the parcels of the Mortgaged Property that are subject to a Ground Lease. The maximum liability under the guaranty at origination was approximately 15% of the initial principal balance of the Greenwich Office Park Loan Combination, and we cannot assure you that such guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the Mortgagor with those of the guarantor.

(33) Fixed Interest Rates	SAP Building (Loan No. 18)	The Mortgage Loan bears interest at a rate that (a) increases until and including the payment date in July 2022 and (b) decreases from the payment date in August 2022 until maturity in accordance with the schedule set forth in the related Mortgage Loan documents and in Annex G to this prospectus.

(34) Ground Leases	Greenwich Office Park (Loan No. 12)

(b) Subject to the Ground Lease being in full force and effect, Mortgagee consent is required. In addition, such provisions are only applicable provided that the Ground Lease is in full force and effect.

The portion of the Mortgage Loan attributable to the Ground Leases is fully recourse to the related guarantor.

(d) Senior liens are subject to the lien of the loan.

(e) With respect to Building 8, such provisions are only applicable provided that the Ground Lease is in full force and effect. The portion of the Mortgage Loan attributable to the Ground Leases is fully recourse to the related guarantor. With respect to Building 9, provided that the first assignment is subject to the ground lessor’s purchase option. In addition, such provisions are only applicable provided that the Ground Lease is in full force and effect.

The portion of the Mortgage Loan that attributable to the Ground Leases is fully recourse to the related guarantor.

(h) The Mortgagee has the same cure period as the tenant.

(j) The Building 9 Ground Lease provides that insurance proceeds will be applied to restoration, but does not address who holds such funds. The lessee may, at its option, elect to terminate the Ground Lease in the event of a casualty during the last 15 years of the Ground Lease term, rendering the principal building on the premises untenantable to the extent of 50% of more of its insurable value. In such event, the insurance proceeds will belong to the lessor. In the event of a taking, the lessor will be entitled to

E-2-8

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

the award for the land taken, considered as vacant. If such taking occurs during the first 30 years of the lease term, the lessee will receive the value of the improvements on the land. Commencing in the 31st lease year, the lessor’s entitlement to the award allocable to the improvement will be 31%, increased by 1% in each successive lease year, with the entirety of such award belonging to the lessor if the taking occurs in the last 9 years of the Ground Lease.

(j) The Building 8 Ground Lease provides that insurance proceeds in excess of $100,000.00 will be applied to restoration and disbursed by a Connecticut bank or trust company selected by the Mortgagee.

(k) The Ground Leases do not provide for such payments.

(l) Mortgagee only has the right to a new lease so long as the lease is in full force and effect.

The portion of the Mortgage Loan that is allocable to the portion of the Mortgaged Property subject to the Ground Lease (approximately $13 million as of the Cut-off Date) is fully recourse to the guarantor.

(34) Ground Leases	SAP Building (Loan No. 18)

(c) The related ground lease has an expiration date of December 31, 2037 which is less than 20 years beyond the stated maturity date of the Mortgage Loan.

(e) The ground lessor’s consent is not required in the event of foreclosure or assignment-in-lieu of foreclosure; however, such consent is required for any subsequent assignment (which consent cannot be unreasonably withheld, conditioned or delayed).

E-2-9

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Principal Commercial Capital)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(6) Permitted Liens; Title Insurance	Scripps Center (Loan No. 4)	The title insurance policy does not insure against (i) oil and gas leases, pipeline agreements, or any other instruments related to the production or sale of oil or natural gas which arise subsequent to the policy date or (ii) that certain Development Agreement dated as of October 31, 1990 between the City of Cincinnati and Mortgagor (as successor to 312 Walnut Limited Partnership) (the “Development Agreement”). Pursuant to the Mortgage Loan documents, there is recourse to the Mortgagor and non-recourse carveout guarantor for actual losses caused by (i) the items identified in clause (i) of the preceding sentence and (ii) Mortgagor’s failure to comply with the Development Agreement.

(6) Permitted Liens; Title Insurance	Veteran’s Plaza (Loan No. 7)

Kaiser Foundation Hospitals, a California nonprofit public benefit corporation (“Kaiser”), which leases 100% of the net rentable area at the Mortgaged Property, has a purchase option with respect to the Mortgaged Property (the “Purchase Option”). The Purchase Option is exercisable during the period commencing on January 1, 2025 and expiring on December 31, 2025. Closing of sale of the Mortgaged Property pursuant to exercise of the Purchase Option is required to occur on or before December 31, 2026, subject to either the landlord or Kaiser’s option to extend the closing date by up to 120 days, in each case, except as described below with respect to a Sale Notice Exercise (as defined below). The purchase price of the Mortgaged Property in connection with an exercise of the Purchase Option is the higher of (i) the fair market value of the Mortgaged Property as determined by an appraisal process and (ii) a minimum price of $60,000,000 (the “Minimum Price”), except as described below with respect to a Sale Notice Exercise. In the event that during the period when the Purchase Option is exercisable, the landlord provides written notice to the tenant that it wishes to sell the Mortgaged Property or has received an offer to sell the Mortgaged Property that it wishes to accept, then (i) Kaiser is required to exercise the Purchase Option (a “Sale Notice Exercise”), if at all, by no later than the date which is 30 days after the date of Kaiser’s receipt of landlord’s notice, (ii) the purchase price shall be the fair market value of the Mortgaged Property as determined by an appraisal process, and shall not be subject to the Minimum Price, and (iii) closing of the sale of the Mortgaged Property is required to take place within 120 days after the purchase price is established. The Kaiser lease provides that a sale of the Mortgaged Property pursuant to the Purchase Option shall not be subject to encumbrances relating to loans secured by the Mortgaged Property.

Kaiser also has a right of first offer (the “ROFO”) to purchase the Mortgagor’s interest in the Mortgaged Property at a price equal to the fair market value as determined pursuant to an appraisal process, which ROFO commenced upon execution of its current lease and expires on the earlier of (a) the date Kaiser does not accept a ROFO that is offered to it, (b) the date that Kaiser exercises its ROFO and (c) December 31, 2024.

Pursuant to a subordination, non-disturbance and attornment agreement with the lender (the “SNDA”), Kaiser has agreed that it shall not be permitted to acquire title to the Mortgaged Property pursuant to an exercise by it of its Purchase Option or ROFO at any time prior to the date that the lender acquires title to the Mortgaged Property through a foreclosure or deed-in-lieu of foreclosure, unless and until the lender has confirmed in writing that all the terms and conditions for such sale of the Mortgaged Property and release of the Mortgaged Property from the lien of the Mortgage have been strictly complied with, as determined by the lender in its commercially reasonable discretion, including but not limited to,

E-2-10

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

satisfaction in full of any loan assumption requirements, defeasance requirements and/or prepayment requirements, all as more particularly set forth in the Mortgage Loan Documents. The SNDA further provides that neither the Purchase Option nor the ROFO shall be exercisable in connection with any foreclosure sale or deed in lieu of foreclosure of the Mortgaged Property; however, the Purchase Option and ROFO shall continue in full force and effect as provided in the Kaiser lease from and after the effective date of any foreclosure of the Mortgaged Property by the lender or acquisition of title to the Mortgaged Property by the lender pursuant to a deed in lieu of foreclosure. Accordingly the Purchase Option and the ROFO would apply by their terms following acquisition of the Mortgaged Property by the lender.

In addition, the Mortgaged Property is subject to a recorded environmental restriction and covenant that (i) requires the owner of the Mortgaged Property to comply with a risk management plan relating to contaminants at the Mortgaged Property, (ii) prohibits the Mortgaged Property from use for residential dwellings without adhering to the procedures specified for such use in the risk management plan, and (iii) prohibits groundwater from the Mortgaged Property from being used for drinking water, irrigation or any other purposes without the prior written approval of the California Regional Water Quality Control Board, San Francisco Bay Region.

(6) Permitted Liens; Title Insurance	Plaza de Hacienda (Loan No. 11)	Jack in the Box, Inc., which leases 1.8% of the net rentable area at the Mortgaged Property, has a right of first refusal to purchase its demised premises at the Mortgaged Property. This right does not extend to any offer to purchase such demised premises together with all or any other portion of the Mortgaged Property.

(6) Permitted Liens; Title Insurance	El Camino Shopping Center (Loan No. 29)

Conoco Phillips, and/or Northwest DealerCo Holdings, LLC, as its assignee, which leases 16.65% the net rentable area at the Mortgaged Property, has a right of first refusal to purchase its leased premises at the Mortgaged Property during the term of its lease. If the leased premises are being sold as a part of a larger parcel of property, the tenant’s right of first refusal shall extend only to the purchase of the larger parcel of property, including the leased premises.

Pursuant to a subordination, non-disturbance and attornment agreement with the lender (the “SNDA”), the tenant’s right of first refusal is at all times subordinate to the lien of the mortgage. The SNDA further provides that the right of first refusal shall not be exercisable in connection with any foreclosure sale or deed in lieu of foreclosure of the Mortgaged Property; however, it shall continue in full force and effect as provided in the related lease from and after the effective date of any foreclosure of the Mortgaged Property by the lender or acquisition of title to the Mortgaged Property by the lender pursuant to a deed in lieu of foreclosure. Accordingly the right of first refusal would apply by its terms following acquisition of the Mortgaged Property by the lender.

The Mortgaged Property is also subject to a recorded access agreement that requires the Mortgaged Property owner to allow ConocoPhillips Company and its successors and assigns, and their agents, employees, representatives, contractors, subcontractors, designees and assignees, to enter the Mortgaged Property from time to time for the purpose of performing necessary tests, assessment and remediation of environmental contamination at the Mortgaged Property.  Such access agreement provides that the foregoing rights are to be exercised by the grantee with due regard to the grantor’s use of the Mortgaged Property and without any unreasonable disruption of such use.

(16) Insurance	Plaza de Hacienda (Loan No. 11)	Ross Dress for Less, Inc., a lessee of a portion of the Mortgaged Property, has the right to self-insure in satisfaction of the insurance requirements contained in the loan agreement insofar as such insurance requirements relate to the portion of the Mortgaged Property leased by such lessee; provided that certain conditions are satisfied pursuant to the loan documents, including a net worth requirement of $50,000,000, in lieu of the Mortgagor or lessor obtaining third party insurance.

E-2-11

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(26) Recourse Obligations	All PCC Mortgage Loans (Loan Nos. 4, 5, 7, 11, 16, 29 and 36)	The related Mortgage Loan documents provide for recourse for non-permitted transfers of interests in the related Mortgagor only if such transfers result in a change of control.

(28) Financial Reporting and Rent Rolls	Plaza de Hacienda (Loan No. 11)	The Mortgage Loan has more than one Mortgagor and the Mortgage Loan documents do not require an annual combined balance sheet of the Mortgagor entities (and no other entities).

(28) Financial Reporting and Rent Rolls	Goodlett Farms Business Campus (Loan No. 16)	The Mortgage Loan has more than one Mortgagor and the Mortgage Loan documents do not require an annual combined balance sheet of the Mortgagor entities (and no other entities).

(31) Single-Purpose Entity	Goodlett Farms Business Campus (Loan No. 16)	A non-consolidation opinion was not provided for the related Mortgage Loan and the Cut-off Date principal balance of the Mortgage Loan is above $20 million.

E-2-12

ANNEX F

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
5/14/2017	$49,088,000.00	1/14/2022	$49,088,000.00
6/14/2017	$49,088,000.00	2/14/2022	$49,087,713.05
7/14/2017	$49,088,000.00	3/14/2022	$48,289,524.23
8/14/2017	$49,088,000.00	4/14/2022	$47,611,560.98
9/14/2017	$49,088,000.00	5/14/2022	$46,865,265.74
10/14/2017	$49,088,000.00	6/14/2022	$46,181,134.66
11/14/2017	$49,088,000.00	7/14/2022	$45,428,844.53
12/14/2017	$49,088,000.00	8/14/2022	$44,632,592.56
1/14/2018	$49,088,000.00	9/14/2022	$43,832,747.17
2/14/2018	$49,088,000.00	10/14/2022	$42,960,114.03
3/14/2018	$49,088,000.00	11/14/2022	$42,152,728.34
4/14/2018	$49,088,000.00	12/14/2022	$41,272,764.72
5/14/2018	$49,088,000.00	1/14/2023	$40,457,770.62
6/14/2018	$49,088,000.00	2/14/2023	$39,639,097.24
7/14/2018	$49,088,000.00	3/14/2023	$38,611,024.60
8/14/2018	$49,088,000.00	4/14/2023	$37,784,038.49
9/14/2018	$49,088,000.00	5/14/2023	$36,885,019.91
10/14/2018	$49,088,000.00	6/14/2023	$36,050,248.43
11/14/2018	$49,088,000.00	7/14/2023	$35,143,661.10
12/14/2018	$49,088,000.00	8/14/2023	$34,301,033.91
1/14/2019	$49,088,000.00	9/14/2023	$33,454,600.88
2/14/2019	$49,088,000.00	10/14/2023	$32,536,676.43
3/14/2019	$49,088,000.00	11/14/2023	$31,682,282.24
4/14/2019	$49,088,000.00	12/14/2023	$30,756,618.12
5/14/2019	$49,088,000.00	1/14/2024	$29,894,190.78
6/14/2019	$49,088,000.00	2/14/2024	$29,027,866.83
7/14/2019	$49,088,000.00	3/14/2024	$28,023,581.29
8/14/2019	$49,088,000.00	4/14/2024	$27,148,822.20
9/14/2019	$49,088,000.00	5/14/2024	$26,203,359.77
10/14/2019	$49,088,000.00	6/14/2024	$25,320,383.43
11/14/2019	$49,088,000.00	7/14/2024	$24,366,932.36
12/14/2019	$49,088,000.00	8/14/2024	$23,475,664.43
1/14/2020	$49,088,000.00	9/14/2024	$22,580,367.64
2/14/2020	$49,088,000.00	10/14/2024	$21,614,938.83
3/14/2020	$49,088,000.00	11/14/2024	$20,711,238.95
4/14/2020	$49,088,000.00	12/14/2024	$19,737,640.81
5/14/2020	$49,088,000.00	1/14/2025	$18,825,461.80
6/14/2020	$49,088,000.00	2/14/2025	$17,909,157.96
7/14/2020	$49,088,000.00	3/14/2025	$16,792,498.66
8/14/2020	$49,088,000.00	4/14/2025	$15,867,028.29
9/14/2020	$49,088,000.00	5/14/2025	$14,872,265.31
10/14/2020	$49,088,000.00	6/14/2025	$13,938,118.88
11/14/2020	$49,088,000.00	7/14/2025	$12,934,921.19
12/14/2020	$49,088,000.00	8/14/2025	$11,992,020.17
1/14/2021	$49,088,000.00	9/14/2025	$11,044,853.37
2/14/2021	$49,088,000.00	10/14/2025	$10,028,997.44
3/14/2021	$49,088,000.00	11/14/2025	$9,071,130.35
4/14/2021	$49,088,000.00	12/14/2025	$8,059,933.02
5/14/2021	$49,088,000.00	1/14/2026	$7,107,618.53
6/14/2021	$49,088,000.00	2/14/2026	$6,151,002.83
7/14/2021	$49,088,000.00	3/14/2026	$5,001,020.43
8/14/2021	$49,088,000.00	4/14/2026	$4,034,917.19
9/14/2021	$49,088,000.00	5/14/2026	$3,001,741.82
10/14/2021	$49,088,000.00	6/14/2026	$2,026,615.98
11/14/2021	$49,088,000.00	7/14/2026	$984,669.01
12/14/2021	$49,088,000.00	8/14/2026	$438.99
		9/14/2026	0.00
		and thereafter

F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX G

SAP Building MORTGAGE LOAN AMORTIZATION SCHEDULE

#	Payment Date	Initial Balance	Total Payment	Interest Payment	Principal Payment	End Balance
1	4/5/2017	$24,130,275.84	$124,566.91	$124,566.91	$0.00	$24,130,275.84
2	5/5/2017	$24,130,275.84	$120,138.54	$120,138.54	$0.00	$24,130,275.84
3	6/5/2017	$24,130,275.84	$124,318.15	$124,318.15	$0.00	$24,130,275.84
4	7/5/2017	$24,130,275.84	$120,466.63	$120,466.63	$0.00	$24,130,275.84
5	8/5/2017	$24,130,275.84	$124,659.05	$124,659.05	$0.00	$24,130,275.84
6	9/5/2017	$24,130,275.84	$124,825.02	$124,825.02	$0.00	$24,130,275.84
7	10/5/2017	$24,130,275.84	$120,959.94	$120,959.94	$0.00	$24,130,275.84
8	11/5/2017	$24,130,275.84	$125,171.61	$125,171.61	$0.00	$24,130,275.84
9	12/5/2017	$24,130,275.84	$121,297.26	$121,297.26	$0.00	$24,130,275.84
10	1/5/2018	$24,130,275.84	$125,522.09	$125,522.09	$0.00	$24,130,275.84
11	2/5/2018	$24,130,275.84	$125,692.97	$125,692.97	$0.00	$24,130,275.84
12	3/5/2018	$24,130,275.84	$113,684.36	$113,684.36	$0.00	$24,130,275.84
13	4/5/2018	$24,130,275.84	$126,072.60	$126,072.60	$0.00	$24,130,275.84
14	5/5/2018	$24,130,275.84	$122,174.15	$122,174.15	$0.00	$24,130,275.84
15	6/5/2018	$24,130,275.84	$126,433.21	$126,433.21	$0.00	$24,130,275.84
16	7/5/2018	$24,130,275.84	$122,525.10	$122,525.10	$0.00	$24,130,275.84
17	8/5/2018	$24,130,275.84	$126,797.85	$126,797.85	$0.00	$24,130,275.84
18	9/5/2018	$24,130,275.84	$126,976.00	$126,976.00	$0.00	$24,130,275.84
19	10/5/2018	$24,130,275.84	$123,053.37	$123,053.37	$0.00	$24,130,275.84
20	11/5/2018	$24,130,275.84	$127,346.75	$127,346.75	$0.00	$24,130,275.84
21	12/5/2018	$24,130,275.84	$123,414.21	$123,414.21	$0.00	$24,130,275.84
22	1/5/2019	$24,130,275.84	$127,721.65	$127,721.65	$0.00	$24,130,275.84
23	2/5/2019	$24,130,275.84	$127,905.06	$127,905.06	$0.00	$24,130,275.84
24	3/5/2019	$24,130,275.84	$115,693.75	$115,693.75	$0.00	$24,130,275.84
25	4/5/2019	$24,130,275.84	$128,308.72	$128,308.72	$0.00	$24,130,275.84
26	5/5/2019	$24,130,275.84	$124,350.45	$124,350.45	$0.00	$24,130,275.84
27	6/5/2019	$24,130,275.84	$128,694.44	$128,694.44	$0.00	$24,130,275.84
28	7/5/2019	$24,130,275.84	$124,725.84	$124,725.84	$0.00	$24,130,275.84
29	8/5/2019	$24,130,275.84	$129,084.49	$129,084.49	$0.00	$24,130,275.84
30	9/5/2019	$24,130,275.84	$129,275.64	$129,275.64	$0.00	$24,130,275.84
31	10/5/2019	$24,130,275.84	$125,291.50	$125,291.50	$0.00	$24,130,275.84
32	11/5/2019	$24,130,275.84	$129,672.22	$129,672.22	$0.00	$24,130,275.84
33	12/5/2019	$24,130,275.84	$125,677.47	$125,677.47	$0.00	$24,130,275.84
34	1/5/2020	$24,130,275.84	$130,073.24	$130,073.24	$0.00	$24,130,275.84
35	2/5/2020	$24,130,275.84	$130,270.03	$130,270.03	$0.00	$24,130,275.84
36	3/5/2020	$24,130,275.84	$122,050.66	$122,050.66	$0.00	$24,130,275.84
37	4/5/2020	$24,130,275.84	$130,688.58	$130,688.58	$0.00	$24,130,275.84
38	5/5/2020	$24,130,275.84	$126,666.65	$126,666.65	$0.00	$24,130,275.84
39	6/5/2020	$24,130,275.84	$131,101.03	$131,101.03	$0.00	$24,130,275.84
40	7/5/2020	$24,130,275.84	$127,068.06	$127,068.06	$0.00	$24,130,275.84
41	8/5/2020	$24,130,275.84	$131,518.11	$131,518.11	$0.00	$24,130,275.84

#	Payment Date	Initial Balance	Total Payment	Interest Payment	Principal Payment	End Balance
42	9/5/2020	$24,130,275.84	$131,723.11	$131,723.11	$0.00	$24,130,275.84
43	10/5/2020	$24,130,275.84	$127,673.52	$127,673.52	$0.00	$24,130,275.84
44	11/5/2020	$24,130,275.84	$132,147.18	$132,147.18	$0.00	$24,130,275.84
45	12/5/2020	$24,130,275.84	$128,086.24	$128,086.24	$0.00	$24,130,275.84
46	1/5/2021	$24,130,275.84	$132,576.01	$132,576.01	$0.00	$24,130,275.84
47	2/5/2021	$24,130,275.84	$132,787.04	$132,787.04	$0.00	$24,130,275.84
48	3/5/2021	$24,130,275.84	$120,128.38	$120,128.38	$0.00	$24,130,275.84
49	4/5/2021	$24,130,275.84	$133,243.73	$133,243.73	$0.00	$24,130,275.84
50	5/5/2021	$24,130,275.84	$129,153.45	$129,153.45	$0.00	$24,130,275.84
51	6/5/2021	$24,130,275.84	$133,684.88	$133,684.88	$0.00	$24,130,275.84
52	7/5/2021	$24,130,275.84	$129,582.79	$129,582.79	$0.00	$24,130,275.84
53	8/5/2021	$24,130,275.84	$134,130.97	$134,130.97	$0.00	$24,130,275.84
54	9/5/2021	$24,130,275.84	$134,350.86	$134,350.86	$0.00	$24,130,275.84
55	10/5/2021	$24,130,275.84	$130,230.96	$130,230.96	$0.00	$24,130,275.84
56	11/5/2021	$24,130,275.84	$134,804.44	$134,804.44	$0.00	$24,130,275.84
57	12/5/2021	$24,130,275.84	$130,672.41	$130,672.41	$0.00	$24,130,275.84
58	1/5/2022	$24,130,275.84	$135,263.11	$135,263.11	$0.00	$24,130,275.84
59	2/5/2022	$24,130,275.84	$135,489.44	$135,489.44	$0.00	$24,130,275.84
60	3/5/2022	$24,130,275.84	$122,583.15	$122,583.15	$0.00	$24,130,275.84
61	4/5/2022	$24,130,275.84	$135,975.48	$135,975.48	$0.00	$24,130,275.84
62	5/5/2022	$24,130,275.84	$131,812.13	$131,812.13	$0.00	$24,130,275.84
63	6/5/2022	$24,130,275.84	$136,447.30	$136,447.30	$0.00	$24,130,275.84
64	7/5/2022	$24,130,275.84	$132,271.33	$132,271.33	$0.00	$24,130,275.84
65	8/5/2022	$24,130,275.84	$245,206.68	$136,924.43	$108,282.25	$24,021,993.59
66	9/5/2022	$24,021,993.59	$245,206.68	$136,308.10	$108,898.58	$23,913,095.01
67	10/5/2022	$23,913,095.01	$245,206.68	$131,311.21	$113,895.47	$23,799,199.54
68	11/5/2022	$23,799,199.54	$245,206.68	$135,039.97	$110,166.71	$23,689,032.83
69	12/5/2022	$23,689,032.83	$245,206.68	$130,077.00	$115,129.68	$23,573,903.15
70	1/5/2023	$23,573,903.15	$245,206.68	$133,757.59	$111,449.09	$23,462,454.06
71	2/5/2023	$23,462,454.06	$245,206.68	$133,123.23	$112,083.45	$23,350,370.61
72	3/5/2023	$23,350,370.61	$245,206.68	$119,664.10	$125,542.58	$23,224,828.03
73	4/5/2023	$23,224,828.03	$245,206.68	$131,770.68	$113,436.00	$23,111,392.03
74	5/5/2023	$23,111,392.03	$245,206.68	$126,895.16	$118,311.52	$22,993,080.51
75	6/5/2023	$22,993,080.51	$245,206.68	$130,451.58	$114,755.10	$22,878,325.41
76	7/5/2023	$22,878,325.41	$245,206.68	$125,611.36	$119,595.32	$22,758,730.09
77	8/5/2023	$22,758,730.09	$245,206.68	$129,117.67	$116,089.01	$22,642,641.08
78	9/5/2023	$22,642,641.08	$245,206.68	$128,456.90	$116,749.78	$22,525,891.30
79	10/5/2023	$22,525,891.30	$245,206.68	$123,670.03	$121,536.65	$22,404,354.65
80	11/5/2023	$22,404,354.65	$245,206.68	$127,100.59	$118,106.09	$22,286,248.56
81	12/5/2023	$22,286,248.56	$245,206.68	$122,350.00	$122,856.68	$22,163,391.88
82	1/5/2024	$22,163,391.88	$245,206.68	$125,729.04	$119,477.64	$22,043,914.24
83	2/5/2024	$22,043,914.24	$245,206.68	$125,048.98	$120,157.70	$21,923,756.54
84	3/5/2024	$21,923,756.54	$245,206.68	$116,341.50	$128,865.18	$21,794,891.36
85	4/5/2024	$21,794,891.36	$245,206.68	$123,631.55	$121,575.13	$21,673,316.23

#	Payment Date	Initial Balance	Total Payment	Interest Payment	Principal Payment	End Balance
86	5/5/2024	$21,673,316.23	$245,206.68	$118,973.76	$126,232.92	$21,547,083.31
87	6/5/2024	$21,547,083.31	$245,206.68	$122,221.05	$122,985.63	$21,424,097.68
88	7/5/2024	$21,424,097.68	$245,206.68	$117,600.99	$127,605.69	$21,296,491.99
89	8/5/2024	$21,296,491.99	$245,206.68	$120,794.69	$124,411.99	$21,172,080.00
90	9/5/2024	$21,172,080.00	$245,206.68	$120,086.55	$125,120.13	$21,046,959.87
91	10/5/2024	$21,046,959.87	$245,206.68	$115,523.58	$129,683.10	$20,917,276.77
92	11/5/2024	$20,917,276.77	$245,206.68	$118,636.22	$126,570.46	$20,790,706.31
93	12/5/2024	$20,790,706.31	$245,206.68	$114,112.05	$131,094.63	$20,659,611.68
94	1/5/2025	$20,659,611.68	$245,206.68	$117,169.61	$128,037.07	$20,531,574.61
95	2/5/2025	$20,531,574.61	$245,206.68	$116,440.83	$128,765.85	$20,402,808.76
96	3/5/2025	$20,402,808.76	$245,206.68	$104,510.36	$140,696.32	$20,262,112.44
97	4/5/2025	$20,262,112.44	$245,206.68	$114,907.06	$130,299.62	$20,131,812.82
98	5/5/2025	$20,131,812.82	$245,206.68	$110,482.65	$134,724.03	$19,997,088.79
99	6/5/2025	$19,997,088.79	$245,206.68	$113,398.56	$131,808.12	$19,865,280.67
100	7/5/2025	$19,865,280.67	$245,206.68	$109,014.50	$136,192.18	$19,729,088.49
101	8/5/2025	$19,729,088.49	$245,206.68	$111,873.12	$133,333.56	$19,595,754.93
102	9/5/2025	$19,595,754.93	$245,206.68	$111,114.19	$134,092.49	$19,461,662.44
103	10/5/2025	$19,461,662.44	$245,206.68	$106,791.24	$138,415.44	$19,323,247.00
104	11/5/2025	$19,323,247.00	$245,206.68	$109,563.09	$135,643.59	$19,187,603.41
105	12/5/2025	$19,187,603.41	$245,206.68	$105,281.63	$139,925.05	$19,047,678.36
106	1/5/2026	$19,047,678.36	$245,206.68	$107,994.57	$137,212.11	$18,910,466.25
107	2/5/2026	$18,910,466.25	$245,206.68	$107,213.57	$137,993.11	$18,772,473.14
108	3/5/2026	$18,772,473.14	$245,206.68	$96,128.62	$149,078.06	$18,623,395.08
109	4/5/2026	$18,623,395.08	$245,206.68	$105,579.57	$139,627.11	$18,483,767.97
110	5/5/2026	$18,483,767.97	$245,206.68	$101,404.67	$143,802.01	$18,339,965.96
111	6/5/2026	$18,339,965.96	$245,206.68	$103,966.31	$141,240.37	$18,198,725.59
112	7/5/2026	$18,198,725.59	$245,206.68	$99,834.56	$145,372.12	$18,053,353.47
113	8/5/2026	$18,053,353.47	$245,206.68	$102,334.93	$142,871.75	$17,910,481.72
114	9/5/2026	$17,910,481.72	$245,206.68	$101,521.71	$143,684.97	$17,766,796.75
115	10/5/2026	$17,766,796.75	$245,206.68	$97,455.35	$147,751.33	$17,619,045.42
116	11/5/2026	$17,619,045.42	$245,206.68	$99,862.87	$145,343.81	$17,473,701.61
117	12/5/2026	$17,473,701.61	$245,206.68	$95,840.89	$149,365.79	$17,324,335.82
118	1/5/2027	$17,324,335.82	$245,206.68	$98,185.40	$147,021.28	$17,177,314.54
119	2/5/2027	$17,177,314.54	$245,206.68	$97,348.56	$147,858.12	$17,029,456.42
120	3/5/2027	$17,029,456.42	$245,206.68	$87,167.58	$158,039.10	$16,871,417.32

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Summary of Terms	17
Risk Factors	63
Description of the Mortgage Pool	154
Transaction Parties	278
Credit Risk Retention	324
Description of the Certificates	331
The Mortgage Loan Purchase Agreements	363
The Pooling and Servicing Agreement	372
Use of Proceeds	472
Yield, Prepayment and Maturity Considerations	472
Material Federal Income Tax Consequences	484
Certain State, Local and Other Tax Considerations	496
ERISA Considerations	496
Legal Investment	504
Certain Legal Aspects of the Mortgage Loans	505
Ratings	527
Plan of Distribution (Underwriter Conflicts of Interest)	529
Incorporation of Certain Information by Reference	530
Where You Can Find More Information	531
Financial Information	531
Legal Matters	531
Index of Certain Defined Terms	532

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$866,134,000
(Approximate)

Citigroup Commercial
Mortgage Trust 2017-P7
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2017-P7

Class A-1	$18,129,000
Class A-2	$94,881,000
Class A-3	$250,000,000
Class A-4	$289,834,000
Class A-AB	$49,088,000
Class X-A	$773,379,000
Class X-B	$45,124,000
Class X-C	$47,631,000
Class A-S	$71,447,000
Class B	$45,124,000
Class C	$47,631,000

PROSPECTUS

Lead Manager and Sole Bookrunner

Citigroup

Co-Managers

Drexel Hamilton	Natixis Securities Americas LLC

March 31, 2017